As filed with the Securities and Exchange Commission on May 24, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

The Securities Act of 1933

DISCOVERY PARTNERS INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	8731	33-0655706
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9640 Towne Centre Drive

San Diego, California 92121

(858) 455-8600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael C. Venuti, Ph.D.

Acting Chief Executive Officer

Discovery Partners International, Inc.

9640 Towne Centre Drive

San Diego, California 92121

Tel: (858) 455-8600

Fax: (858) 546-3081

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
L. Kay Chandler, Esq. Matthew T. Browne, Esq. Cooley Godward LLP 4401 Eastgate Mall San Diego, CA 92121 Tel: (858) 550-6000 Fax: (858) 550-6420	Steven H. Holtzman Chief Executive Officer Infinity Pharmaceuticals, Inc. 780 Memorial Drive Cambridge, MA 02139 Tel: (617) 453-1000 Fax: (617) 453-1001	Steven D. Singer, Esq. Michael J. LaCascia, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Tel: (617) 526-6000 Fax: (617) 526-5000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common stock, $0.001 par value per share, including related rights to purchase series A junior participating preferred stock	73,738,875	N/A	$33,695,953	$3,606

(1)	This registration statement relates to common stock, $0.001 par value per share, of Discovery Partners International, Inc. (“Discovery Partners”) issuable to holders of common stock, $0.0001 par value per share, preferred stock, $0.0001 par value per share, and warrants of Infinity Pharmaceuticals, Inc., a Delaware corporation (“Infinity”), in the proposed merger of Darwin Corp., a Delaware corporation and a wholly owned subsidiary of Discovery Partners, with and into Infinity. The amount of Discovery Partners common stock to be registered is based on the estimated number of shares of Discovery Partners common stock that are expected to be issued pursuant to the merger, assuming that the number of Discovery Partners’ total fully diluted shares immediately prior to the closing of the proposed merger is 27,231,938. Discovery Partners anticipates that prior to the completion of the distribution of the securities covered by this registration statement, all of Discovery Partners common stock, including the securities covered by this registration statement, will be combined by a reverse split into a lesser amount of Discovery Partners common stock, and the amount of undistributed common stock deemed to be covered by this registration statement shall be proportionately reduced.
(2)	Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended, based upon the aggregate book value of Infinity securities that may be cancelled in the merger computed as of April 30, 2006, the latest practicable date prior to the date of filing of this registration statement. Infinity is a private company and no market exists for its securities.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Discovery Partners may not sell its securities pursuant to the proposed transactions until the Registration Statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 24, 2006

SPECIAL MEETINGS OF STOCKHOLDERS

YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Discovery Partners International, Inc. and Infinity Pharmaceuticals, Inc.:

Discovery Partners International, Inc., which we refer to as Discovery Partners, and Infinity Pharmaceuticals, Inc., which we refer to as Infinity, have entered into a merger agreement pursuant to which a wholly owned subsidiary of Discovery Partners will merge with and into Infinity such that Infinity will continue as the surviving company. If the merger is consummated, Infinity will become a wholly owned subsidiary of Discovery Partners and outstanding shares of Infinity common stock and Infinity preferred stock will automatically be converted into the right to receive shares of Discovery Partners common stock. The shares of Discovery Partners common stock Infinity securityholders will be entitled to receive pursuant to the merger are expected to represent approximately 69% of the fully-diluted shares of the combined company immediately following the consummation of the merger. This percentage assumes:

•	the exercise of all outstanding Infinity options and warrants,

•	the vesting of shares of Discovery Partners restricted common stock and the exercise of Discovery Partners options exercisable on or before June 15, 2006 with an exercise price equal to or less than $6.00 per share, calculated using the treasury method,

•	that the amount of Infinity options and warrants does not change between the date hereof and the closing of the merger, and

•	that Discovery Partners’ net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger is greater than or equal to $70 million and less than or equal to $75 million.

The actual number of shares of Discovery Partners common stock that Infinity securityholders will be entitled to receive pursuant to the merger is subject to upward or downward adjustment based on Discovery Partners’ net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger.

If Discovery Partners’ net cash balance at closing is greater than or equal to $70 million and less than or equal to $75 million, the total number of shares of Discovery Partners common stock to be issued pursuant to the merger, and the applicable exchange ratios for each class, series and tranche of Infinity capital stock, will remain fixed. Such amounts will be adjusted:

•	upward, if Discovery Partners’ net cash balance at closing is below $70 million; and

•	downward, if Discovery Partners’ net cash balance at closing is above $75 million.

If Discovery Partners’ net cash balance at closing is below $60 million, Infinity could elect to terminate the merger agreement.

Each outstanding option to purchase shares of Infinity common stock that is not exercised prior to the consummation of the merger will be assumed by Discovery Partners at the effective time of the merger and will become an option to purchase shares of Discovery Partners common stock. Each outstanding warrant to purchase shares of Infinity Series A preferred stock or Series B preferred stock that is not exercised prior to the consummation of the merger will be assumed by Discovery Partners at the effective time of the merger and will become a warrant to purchase shares of Discovery Partners common stock. The number of shares of Discovery Partners common stock subject to each assumed option and warrant will be determined by multiplying the number of shares of Infinity common stock or Infinity preferred stock that were subject to each option or warrant, as applicable, prior to the effective time of the merger by an exchange ratio determined pursuant to the merger agreement, and rounding that result down to the nearest whole number of shares of Discovery Partners common stock. The per share exercise price for the assumed options and warrants will be determined by dividing the per share exercise price of the Infinity common stock or Infinity preferred stock subject to each option or warrant, as applicable, as in effect immediately prior to the effective time of the merger by the exchange ratio and rounding that result up to the nearest whole cent.

Shares of Discovery Partners common stock are currently listed on the NASDAQ National Market under the symbol “DPII.” After completion of the merger, Discovery Partners expects to be renamed “Infinity Pharmaceuticals, Inc.” and expects to trade on the NASDAQ National Market under the symbol “INFI.” On [                    ], 2006, the last trading day before the date of this joint proxy statement/prospectus, the closing sale price of Discovery Partners common stock was $[            ] per share.

Discovery Partners and Infinity are each holding a special meeting of stockholders in order to obtain the stockholder approvals necessary to complete the merger. At the Discovery Partners special meeting, which will be held at [            ] a.m., local time, on [                    ], 2006 at [                    ], unless postponed or adjourned to a later date, Discovery Partners will ask its stockholders to (i) approve the issuance of Discovery Partners common stock pursuant to the merger agreement, (ii) approve an amendment to Discovery Partners’ certificate of incorporation effecting a reverse stock split of Discovery Partners common stock, which is referred to herein as the reverse stock split, as described below, (iii) approve an amendment to Discovery Partners’ certificate of incorporation to change the name of “Discovery Partners International, Inc.” to “Infinity Pharmaceuticals, Inc.”, (iv) approve an amendment to Discovery Partners’ bylaws to increase the maximum number of directors that may constitute the entire board of directors of Discovery Partners from 10 directors to 12 directors, (v) approve an amendment to the Discovery Partners 2000 Stock Incentive Plan increasing the number of shares authorized for issuance thereunder and amending the provisions thereof regarding the number of shares by which the share reserve automatically increases each year, the maximum number of shares one person may receive per calendar year under the plan and the purchase price, if any, to be paid by a recipient for common stock under the plan, as described in this joint proxy statement/prospectus, and (vi) approve an adjournment of the Discovery Partners special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of proposals (i) and (ii) above. Upon the effectiveness of the amendment to Discovery Partners’ certificate of incorporation effecting the reverse stock split, or the split effective time, the issued shares of common stock of Discovery Partners immediately prior to the split effective time will be reclassified into a smaller number of shares such that a Discovery Partners stockholder will own one new share of Discovery Partners common stock for each 2 to 6 shares of issued common stock held by that stockholder immediately prior to the split effective time, the exact split ratio within the 2:1 to 6:1 range to be determined by the Discovery Partners board of directors prior to the split effective time and to be publicly announced by Discovery Partners. At the Infinity special meeting, which will be held at [            ] a.m., local time, on [                    ], 2006 at [                    ], unless postponed or adjourned to a later date, Infinity will ask its stockholders to adopt the merger agreement and, if necessary, to approve a proposal to adjourn the Infinity special meeting to solicit additional proxies in favor of the adoption of the merger agreement.

After careful consideration, the Discovery Partners and Infinity boards of directors have approved the merger agreement and the respective proposals referred to above, and each of the Discovery Partners and Infinity boards of directors has determined that it is advisable to enter into the merger. Accordingly, the Discovery Partners board of directors recommends that the Discovery Partners stockholders vote FOR the issuance of Discovery Partners common stock pursuant to the merger agreement, FOR the amendment to Discovery Partners’ certificate of incorporation effecting the reverse stock split, FOR the amendment to Discovery Partners’ certificate of incorporation to change the name of “Discovery Partners International, Inc.” to “Infinity Pharmaceuticals, Inc.”, FOR the amendment to Discovery Partners’ bylaws to increase the maximum number of directors that may constitute the entire board of directors of Discovery Partners from 10 directors to 12 directors, FOR the proposal to amend the Discovery Partners 2000 Stock Incentive Plan and FOR the proposal to adjourn the Discovery Partners’ special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Discovery Partners Proposal Nos. 1 and 2. The Infinity board of directors recommends that the Infinity stockholders vote FOR the adoption of the merger agreement and FOR the proposal to adjourn the Infinity special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

More information about Discovery Partners, Infinity and the proposed transaction is contained in this joint proxy statement/prospectus. Discovery Partners and Infinity urge you to read this joint proxy statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “ RISK FACTORS” BEGINNING ON PAGE 27.

Your vote is important. Whether or not you expect to attend the Discovery Partners special meeting or the Infinity special meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be voted at the Discovery Partners special meeting or the Infinity special meeting.

Discovery Partners and Infinity are very excited about the opportunities the merger brings to both Discovery Partners and Infinity stockholders, and we thank you for your consideration and continued support.

Michael Venuti	Steven Holtzman

Acting Chief Executive Officer	Chief Executive Officer

DISCOVERY PARTNERS INTERNATIONAL, INC.	INFINITY PHARMACEUTICALS, INC.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [                    ], 2006, and is first being mailed to Discovery Partners and Infinity stockholders on or about [                    ], 2006.

Discovery Partners International, Inc.

9640 Towne Centre Drive

San Diego, California 92121

(858) 455-8600

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                    ], 2006

Dear Stockholders of Discovery Partners:

On behalf of the board of directors of Discovery Partners International, Inc., a Delaware corporation, we are pleased to deliver this joint proxy statement/prospectus for the proposed merger between Discovery Partners and Infinity Pharmaceuticals, Inc., a Delaware corporation, pursuant to which a wholly owned subsidiary of Discovery Partners will merge with and into Infinity, which will survive as a wholly owned subsidiary of Discovery Partners. A special meeting of stockholders of Discovery Partners will be held on [                    ], 2006 at [            ] a.m., local time, at [                    ], for the following purposes:

1. To consider and vote upon a proposal to approve the issuance of Discovery Partners common stock pursuant to the Agreement and Plan of Merger and Reorganization, dated as of April 11, 2006, by and among Discovery Partners, Darwin Corp., a wholly owned subsidiary of Discovery Partners, and Infinity Pharmaceuticals, Inc., a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.

2. To approve an amendment to Discovery Partners’ certificate of incorporation effecting the reverse stock split, as described in the accompanying joint proxy statement/prospectus.

3. To approve an amendment to Discovery Partners’ certificate of incorporation to change the name of “Discovery Partners International, Inc.” to “Infinity Pharmaceuticals, Inc.”

4. To approve an amendment to Discovery Partners’ bylaws to increase the maximum number of directors that may constitute the entire board of directors of Discovery Partners from 10 directors to 12 directors, as described in the accompanying joint proxy statement/prospectus.

5. To approve an amendment, effective as of immediately following the effective time of the closing of the merger, to the Discovery Partners 2000 Stock Incentive Plan increasing the number of shares authorized for issuance thereunder and amending the provisions thereof regarding the number of shares by which the share reserve automatically increases each year, the maximum number of shares one person may receive per calendar year under the plan and the purchase price, if any, to be paid by a recipient for common stock under the plan, as described in the accompanying joint proxy statement/prospectus.

6. To consider and vote upon an adjournment of the Discovery Partners special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Discovery Partners Proposal Nos. 1 and 2.

7. To transact such other business as may properly come before the Discovery Partners special meeting or any adjournment or postponement thereof.

The board of directors of Discovery Partners has fixed [                    ], 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Discovery Partners special meeting and any adjournment or postponement thereof. Only holders of record of shares of Discovery Partners common stock at the close of business on the record date are entitled to notice of, and to vote at, the Discovery Partners special meeting. At the close of business on the record date, Discovery Partners had [                    ] shares of common stock outstanding and entitled to vote.

Your vote is important. The affirmative vote of holders of a majority of the Discovery Partners common stock having voting power present in person or represented by proxy at the Discovery Partners special meeting is required for approval of Discovery Partners Proposal Nos. 1, 5 and 6 above. The affirmative vote of holders of a majority of the Discovery Partners common stock having voting power outstanding on the record date for the Discovery Partners special meeting is required for approval of Discovery Partners Proposal Nos. 2 and 3. The affirmative vote of holders of 66 2/3% of the Discovery Partners common stock having voting power outstanding on the record date for the Discovery Partners special meeting is required for approval of Discovery Partners Proposal No. 4.

Even if you plan to attend the Discovery Partners special meeting in person, Discovery Partners requests that you sign and return the enclosed proxy and thus ensure that your shares will be represented at the Discovery Partners special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of Discovery Partners Proposal Nos. 1 through 6. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Discovery Partners special meeting and will count as a vote against Discovery Partners Proposal Nos. 2, 3 and 4. If you do attend the Discovery Partners special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of Discovery Partners’ Board of Directors,

Michael Venuti

Acting Chief Executive Officer

San Diego, California

[                    ], 2006

THE DISCOVERY PARTNERS BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, DISCOVERY PARTNERS AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE DISCOVERY PARTNERS BOARD OF DIRECTORS RECOMMENDS THAT DISCOVERY PARTNERS STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

INFINITY PHARMACEUTICALS, INC.

780 Memorial Drive

Cambridge, MA 02139

(617) 453-1000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                    ], 2006

To the Stockholders of Infinity Pharmaceuticals, Inc.:

A special meeting of stockholders of Infinity Pharmaceuticals, Inc. will be held at [            ] a.m., local time, on [                    ], 2006 at [                    ], for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger and Reorganization, dated as of April 11, 2006, by and among Discovery Partners International, Inc., Darwin Corp., a wholly owned subsidiary of Discovery Partners, and Infinity, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.

2. To approve a proposal to adjourn the Infinity special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

3. To transact such other business as may properly be brought before the Infinity special meeting and any adjournment or postponement thereof.

The Infinity board of directors, acting through its meeting committee, has fixed [                    ], 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Infinity special meeting and any adjournment or postponement thereof. Only holders of record of shares of Infinity common stock and holders of record of shares of Infinity preferred stock at the close of business on the record date are entitled to notice of, and to vote at, the Infinity special meeting. At the close of business on the record date, Infinity had (a) [                    ] shares of common stock outstanding and entitled to vote and (b) 39,719,447 shares of preferred stock outstanding and entitled to vote, including 8,134,999 shares of Series A preferred stock outstanding and entitled to vote, 19,473,336 shares of Series B preferred stock outstanding and entitled to vote, 11,111,112 shares of Series C preferred stock outstanding and entitled to vote and 1,000,000 shares of Series D preferred stock outstanding and entitled to vote.

The Infinity board of directors has reviewed and considered the terms and conditions of the proposed merger. Based on its review, the Infinity board of directors has unanimously approved the merger and the merger agreement and determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, Infinity and its stockholders. Accordingly, the Infinity board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement. In addition, the Infinity board of directors unanimously recommends that you vote “FOR” the adjournment of the Infinity special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

Infinity cannot complete the merger unless the merger agreement is adopted by the affirmative vote of (a) the holders of a majority of the shares of Infinity common stock and Infinity preferred stock outstanding on the record date and entitled to vote at the Infinity special meeting, voting as a single class and on an as-converted basis, and (b) the holders of a majority of the shares of Infinity preferred stock outstanding on the record date and entitled to vote at the Infinity special meeting, voting as a single class and on an as-converted basis. The accompanying joint proxy statement/prospectus describes the proposed merger and the actions to be taken in connection with the merger and provides additional information about the parties involved. Please give this information your careful attention.

Under the Delaware General Corporation Law, which is referred to herein as the DGCL, holders of Infinity’s capital stock who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and they comply with the other procedures under the DGCL explained in the accompanying joint proxy statement/prospectus. See “The Merger—Appraisal Rights” beginning on page 100 of the accompanying joint proxy statement/prospectus.

Whether or not you plan to attend the Infinity special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope. You may revoke the proxy at any time prior to its exercise in the manner described in the accompanying joint proxy statement/prospectus. Any stockholder present at the Infinity special meeting, including any adjournment or postponement of the meeting, may revoke such stockholder’s proxy and vote personally on the matters to be considered at the Infinity special meeting. Executed proxies with no instructions indicated thereon will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment of the Infinity special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

Please do not send any Infinity stock certificates at this time. After the merger is completed, you will receive written instructions for exchanging your stock certificates.

By Order of Infinity’s Board of Directors,

Steven Holtzman

Chief Executive Officer

Cambridge, Massachusetts

[                    ], 2006

Record Date; Shares of Common Stock and Preferred Stock Outstanding and Entitled to Vote	64
Quorum and Vote of Infinity Stockholders Required	65
Voting of Proxies	65
Revocation of Proxies	66

THE MERGER	67
Background of the Merger	67
Reasons for the Merger	72
Opinion of Discovery Partners’ Financial Advisor	77
Interests of Discovery Partners’ Directors and Executive Officers in the Merger	85
Interests of Infinity’s Directors and Executive Officers in the Merger	88
Stock Options and Warrants	91
Form of the Merger	92
Merger Consideration	93
Effective Time of the Merger	96
Regulatory Approvals	96
Material United States Federal Income Tax Consequences of the Merger	97
NASDAQ National Market Listing	99
Anticipated Accounting Treatment	100
Appraisal Rights	100

THE MERGER AGREEMENT	103
General	103
Merger Consideration and Adjustment	103
Amendment to Discovery Partners’ Certificate of Incorporation	106
Amendment to Discovery Partners’ Bylaws	106
Conditions to the Completion of the Merger	106
No Solicitation	107
Meetings of Stockholders	109
Covenants; Conduct of Business Pending the Merger	110
Other Agreements	112
Termination	112
Termination Fee	114
Representations and Warranties	114
Amendment	115

AGREEMENTS RELATED TO THE MERGER	116
Voting Agreements	116
Lock-up Agreements	117

MATTERS BEING SUBMITTED TO A VOTE OF DISCOVERY PARTNERS STOCKHOLDERS	118
Discovery Partners Proposal No. 1: Approval of the Issuance of Common Stock in the Merger	118
Discovery Partners Proposal No. 2: Approval of Amendment to Discovery Partners’ Certificate of Incorporation Effecting the Reverse Stock Split	118
Discovery Partners Proposal No. 3: Approval of Name Change	123
Discovery Partners Proposal No. 4: Approval of Amendment to Discovery Partners’ Bylaws to Increase the Maximum Size of the Board from 10 Directors to 12 Directors	124
Discovery Partners Proposal No. 5: Approval of Amendment to the Discovery Partners 2000 Stock Incentive Plan	125
Discovery Partners Proposal No. 6: Approval of Possible Adjournment of the Discovery Partners Special Meeting	132

MATTERS BEING SUBMITTED TO A VOTE OF INFINITY STOCKHOLDERS	133
Infinity Proposal No. 1: Adoption of the Merger Agreement	133

QUESTIONS AND ANSWERS ABOUT THE MERGER

Except where specifically noted, the following information and all other information contained in this joint proxy statement/prospectus do not give effect to the reverse stock split described in Discovery Partners Proposal No. 2.

The following section provides answers to frequently asked questions about the merger and the effect of the merger on holders of Discovery Partners common stock and Infinity common stock, preferred stock, warrants and options. This section, however, only provides summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced pages for applicable questions.

Q:	What is the merger?

A:	Discovery Partners and Infinity have entered into an Agreement and Plan of Merger and Reorganization, dated as of April 11, 2006, which is referred to in this joint proxy statement/prospectus as the merger agreement, that contains the terms and conditions of the proposed business combination of Discovery Partners and Infinity. Under the merger agreement, Infinity and Darwin Corp., a wholly owned subsidiary of Discovery Partners, which is referred to in this joint proxy statement/prospectus as the merger sub, will merge, with Infinity surviving as a wholly owned subsidiary of Discovery Partners, which transaction is referred to as the merger. The shares of Discovery Partners common stock issued to Infinity securityholders pursuant to the merger are expected to represent approximately 69% of the fully-diluted shares of the combined company immediately following the consummation of the merger. This percentage assumes:

•	the exercise of all outstanding Infinity options and warrants,

•	the vesting of shares of Discovery Partners restricted common stock and the exercise of Discovery Partners options exercisable on or before June 15, 2006 with an exercise price equal to or less than $6.00 per share, calculated using the treasury method,

•	that the amount of Infinity options and warrants does not change between the date hereof and the closing of the merger, and

•	that Discovery Partners’ net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger is greater than or equal to $70 million and less than or equal to $75 million.

The actual number of shares of Discovery Partners common stock that Infinity securityholders will be entitled to receive pursuant to the merger is subject to upward or downward adjustment based on the net cash balance of Discovery Partners at the closing of the merger. For a more detailed discussion of the different exchange ratios at different net cash balances of Discovery Partners at the closing of the merger for the different classes, series and tranches of Infinity capital stock, see “The Merger Agreement – Merger Consideration and Adjustment” on page 103 of this joint proxy statement/prospectus. The items that will constitute Discovery Partners’ net cash balance at the closing of the merger are subject to many factors, many of which are outside of Discovery Partners’ control. Among the conditions to the closing of the merger is a requirement that Discovery Partners’ net cash balance at the closing of the merger be at least $60 million. For a more detailed discussion of the calculation of Discovery Partners’ net cash at the closing of the merger, see “The Merger Agreement—Merger Consideration and Adjustment” on page 103 of this joint proxy statement/prospectus. For a more complete description of the merger, please see the section entitled “The Merger Agreement” beginning on page 103 of this joint proxy statement/prospectus.

Q:	How is Discovery Partners’ net cash balance at the closing of the merger calculated?

A:

Discovery Partners’ net cash balance at the closing of the merger will generally be equal to the amount of cash, cash equivalents, short-term investments, net accounts receivable and restricted cash as of the date of the closing and determined in a manner substantially consistent with the manner in which each such item was determined for Discovery Partners’ then most recent consolidated balance sheets filed with the

Securities and Exchange Commission, or SEC, plus the contingent receivable due to Discovery Partners under Discovery Partners’ agreement with the National Institute of Mental Health of the National Institutes of Health, or NIH, minus Discovery Partners’ accounts payable and accrued expenses, contractual obligations, restructuring accruals, change of control payments, severance payments and certain other similar payments arising as a result of the merger, unpaid taxes, payments to its advisors in connection with the merger and the liquidation costs attributable to Discovery Partners’ operating assets in Basel, Heidelberg, South San Francisco and San Diego, to the extent such assets have not been sold or disposed of prior to the closing of the merger.

Q:	Is Discovery Partners contemplating any strategic transactions other than the merger with Infinity?

A:	In addition to the merger with Infinity, Discovery Partners is actively seeking to sell or otherwise dispose of, through one or more strategic transactions, its various operating assets, including key personnel and key service agreements, to one or more organizations. Discovery Partners currently intends to close any such transactions prior to the closing of the merger. The merger agreement contemplates that Discovery Partners may engage in discussions, execute agreements and complete dispositions related to such strategic transactions prior to the closing of the merger. Discovery Partners may not be successful in selling, or otherwise disposing of, all or part of its operating assets on terms or within timeframes that are favorable to Discovery Partners and its stockholders. If Discovery Partners does not complete the sale, or other disposition of, all or part of its operating assets prior to the closing of the merger with Infinity, its net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger will be adversely affected and may result in the further dilution of Discovery Partners’ current stockholders upon the closing of the merger. If Discovery Partners’ net cash at closing is below $60 million, as calculated pursuant to the merger agreement, Discovery Partners would be unable to satisfy a closing condition for the merger, and Infinity could elect to terminate the merger agreement. The items that will constitute Discovery Partners’ net cash balance at the closing of the merger are subject to many factors, many of which are outside of Discovery Partners’ control. For a more detailed discussion of the calculation of Discovery Partners’ net cash at the closing of the merger, see “The Merger Agreement—Merger Consideration and Adjustment” on page 103 of this joint proxy statement/prospectus. If Discovery Partners completes the sale, or other disposition of, part or all of its operating assets prior to the closing of the merger, most, if not all, of its business immediately following the merger will be the business conducted by Infinity immediately prior to the merger, and most, if not all, of the descriptions of its business in this joint proxy statement/prospectus, as well as the trends and risks that apply to Discovery Partners’ business, will change from those described herein based on Discovery Partners’ business to date and otherwise may no longer be applicable to Discovery Partners and may not be indicative of future results.

Q:	What will happen to Discovery Partners if, for any reason, the merger with Infinity does not close?

A:	If, for any reason, the merger with Infinity does not close, the Discovery Partners board of directors may elect to, among other things, continue to attempt to sell or otherwise dispose of Discovery Partners’ various operating assets, to the extent it has not already done so, attempt to complete another strategic transaction like the merger or take the steps necessary to liquidate all of Discovery Partners’ operating assets.

Q:	Why are the two companies proposing to merge?

A:	Discovery Partners has significant financial resources. Infinity has substantial development expertise and three products in various stages of development, including one product candidate in Phase I clinical trials, an additional product candidate expected to start Phase I clinical trials by early 2007 and another product candidate in lead optimization. The combined company will have a seasoned management team, three products in development and significant financial resources. The companies believe that together they will be better able to achieve the goals of providing new medicines for patients and returns for stockholders. For a discussion of Discovery Partners’ and Infinity’s reasons for the merger, please read the information under “The Merger—Reasons for the Merger” on page 72 of this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	You are receiving this joint proxy statement/prospectus because you have been identified as a stockholder of either Discovery Partners or Infinity as of the applicable record date, and thus you are entitled to vote at such company’s special meeting. This document serves as both a joint proxy statement of Discovery Partners and Infinity, used to solicit proxies for the special meetings, and as a prospectus of Discovery Partners, used to offer shares of Discovery Partners common stock in exchange for shares of Infinity common stock and preferred stock and warrants for Infinity preferred stock pursuant to the terms of the merger agreement. This document contains important information about the merger and the special meetings of Discovery Partners and Infinity, and you should read it carefully.

Q:	What is required to consummate the merger?

A:	To consummate the merger, Discovery Partners stockholders must approve (a) the issuance of shares of Discovery Partners common stock pursuant to the merger, which requires the affirmative vote of the holders of a majority of the Discovery Partners common stock having voting power present in person or by proxy at the Discovery Partners special meeting, and (b) the amendment to Discovery Partners’ certificate of incorporation effecting a reverse stock split of Discovery Partners common stock, at a ratio within the range of 2:1 to 6:1, as described below, which requires the affirmative vote of holders of a majority of the outstanding common stock on the Discovery Partners record date for the Discovery Partners special meeting. Upon the effectiveness of the amendment to Discovery Partners’ certificate of incorporation effecting the reverse stock split, or the split effective time, the issued shares of common stock of Discovery Partners immediately prior to the split effective time will be reclassified into a smaller number of shares such that a Discovery Partners stockholder will own one new share of Discovery Partners common stock for each 2 to 6 shares of issued common stock held by that stockholder immediately prior to the split effective time, the exact split ratio within the 2:1 to 6:1 range to be determined by the Discovery Partners board of directors prior to the split effective time and to be publicly announced by Discovery Partners. As the listing standards of the NASDAQ National Market will require Discovery Partners to have, among other things, a $5.00 per share minimum bid price, the reverse stock split may be necessary in order to consummate the merger. In addition, Infinity stockholders must adopt the merger agreement, which requires the affirmative vote of the holders of (a) the holders of a majority of the shares of Infinity common stock and Infinity preferred stock outstanding on the record date for the Infinity special meeting and entitled to vote thereon, voting as a single class and on an as-converted basis, and (b) the holders of a majority of the shares of Infinity preferred stock outstanding on the record date for the Infinity special meeting and entitled to vote thereon, voting as a single class and on an as-converted basis. In addition to obtaining stockholder approval and appropriate regulatory approvals, each of the other closing conditions set forth in the merger agreement must be satisfied or waived. Among the closing conditions is the requirement that Discovery Partners’ net cash, as calculated pursuant to merger agreement, be at least $60 million at the closing of the merger. The items that will constitute Discovery Partners’ net cash balance at the closing of the merger are subject to many factors, many of which are outside of Discovery Partners’ control. For a more detailed discussion of the calculation of Discovery Partners’ net cash at the closing of the merger, see “The Merger Agreement—Merger Consideration and Adjustment” on page 103 of this joint proxy statement/prospectus. As part of the execution of the merger agreement, several Infinity stockholders, who collectively owned 6,023,553 shares of common stock of Infinity and 23,352,247 shares of preferred stock of Infinity, representing approximately 47.9% of the outstanding capital stock and 48.19% of the outstanding preferred stock of Infinity, as of April 30, 2006, entered into voting agreements and irrevocable proxies pursuant to which, among other things, each of these stockholders agreed, solely in his, her or its capacity as a stockholder, to vote all of his, her or its shares of Infinity capital stock in favor of the adoption of the merger agreement. For a more complete description of the closing conditions under the merger agreement, Discovery Partners and Infinity urge you to read the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” on page 106 of this joint proxy statement/prospectus.

Q:	Are there any federal or state regulatory requirements that must be complied with or federal or state regulatory approvals or clearances that must be obtained in connection with the merger?

A:	As of the date of this joint proxy statement/prospectus, neither Discovery Partners nor Infinity is required to make filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. In the United States, Discovery Partners must comply with applicable federal and state securities laws and the rules and regulations of the NASDAQ National Market in connection with the issuance of shares of Discovery Partners common stock pursuant to the merger and the filing of this joint proxy statement/prospectus with the SEC. As of the date hereof, the registration statement of which this joint proxy statement/prospectus is a part has not become effective. Prior to consummation of the merger, Discovery Partners intends to file an initial listing application with the NASDAQ National Market pursuant to NASDAQ’s “reverse merger” rules. If such application is accepted, Discovery Partners anticipates that its common stock will be listed on the NASDAQ National Market following the closing of the merger under the trading symbol “INFI.”

Q:	What will Infinity securityholders be entitled to receive pursuant to the merger?

A:	The number of shares of Discovery Partners common stock Infinity securityholders will be entitled to receive pursuant to the merger are expected to represent approximately 69% of the fully-diluted shares of the combined company immediately following the consummation of the merger. This percentage assumes:

•	the exercise of all outstanding Infinity options and warrants,

•	the vesting of shares of Discovery Partners restricted common stock and the exercise of Discovery Partners options exercisable on or before June 15, 2006 with an exercise price equal to or less than $6.00 per share, calculated using the treasury method,

•	that the amount of Infinity options and warrants does not change between the date hereof and the closing of the merger, and

•	that Discovery Partners’ net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger is greater than or equal to $70 million and less than or equal to $75 million.

The actual number of shares of Discovery Partners common stock Infinity securityholders will be entitled to receive pursuant to the merger is subject to upward or downward adjustment based on Discovery Partners’ net cash balance at the closing of the merger. For a more detailed discussion of the different exchange ratios at different net cash balances of Discovery Partners at the closing of the merger for the different classes, series and tranches of Infinity capital stock, see “The Merger Agreement—Merger Consideration and Adjustment” on page 103 of this joint proxy statement/prospectus. The items that will constitute Discovery Partners’ actual net cash balance at the closing of the merger are subject to many factors, many of which are outside of Discovery Partners’ control. For a more detailed discussion of the calculation of Discovery Partners’ net cash at the closing of the merger, see “The Merger Agreement—Merger Consideration and Adjustment” on page 103 of this joint proxy statement/prospectus. Assuming that Discovery Partners’ net cash balance, as calculated pursuant to the merger agreement, is greater than or equal to $70 million and less than or equal to $75 million at the closing of the merger, the exchange ratios for the different classes, series and tranches of Infinity capital stock will be as follows, subject to adjustment to account for the reverse stock split: (i) each share of Infinity common stock will entitle the holder to receive 0.95118 shares of Discovery Partners common stock; (ii) each share of Infinity Series A preferred stock will entitle the holder to receive 0.84509 shares of Discovery Partners common stock; (iii) each share of Infinity Series B preferred stock held by Prospect Ventures Partners and Venrock Associates and their affiliates will entitle the holder to receive 1.07472 shares of Discovery Partners common stock; (iv) each share of Infinity Series B preferred stock held by stockholders other than Prospect Ventures Partners and Venrock Associates and their affiliates will entitle the holder to receive 1.20900 shares of Discovery Partners common stock; (v) each share of Infinity Series C preferred stock will entitle the holder to receive 1.12126 shares of Discovery Partners common stock; and (vi) each share of Infinity Series D preferred stock will entitle the holder to receive 1.14607 shares of Discovery Partners common stock. Infinity stockholders are encouraged to obtain current market quotations of Discovery Partners common stock. For a more complete description of what Infinity securityholders will be entitled to receive pursuant to the merger, please see the sections entitled “Market Price and Dividend Information” on page 25 and “The Merger Agreement—Merger Consideration and Adjustment” on page 103 of this joint proxy statement/prospectus.

Q:	Who will be the directors of Discovery Partners following the merger?

A:	Following the merger, if the proposal to amend Discovery Partners’ bylaws to increase the maximum number of directors that may constitute the entire board of directors of Discovery Partners from 10 directors to 12 directors is approved at the Discovery Partners special meeting, the board of directors of Discovery Partners will be as follows:

CLASS I (term expiring at the 2007 Discovery Partners annual stockholders’ meeting): Herm Rosenman, Eric Lander, Franklin Moss and James Tananbaum

CLASS II (term expiring at the 2008 Discovery Partners annual stockholders’ meeting): D. Ronald Daniel, Arnold Levine, Patrick Lee and Michael Venuti

CLASS III (term expiring at the 2009 Discovery Partners annual stockholders’ meeting): Anthony Evnin, Harry Hixson, Steven Holtzman and Vicki Sato

If the proposal to amend Discovery Partners’ bylaws described above is not approved at the Discovery Partners special meeting, the board of directors of Discovery Partners following the merger will be as follows:

CLASS I (term expiring at the 2007 Discovery Partners annual stockholders’ meeting): Arnold Levine, Herm Rosenman and James Tananbaum

CLASS II (term expiring at the 2008 Discovery Partners annual stockholders’ meeting): D. Ronald Daniel, Patrick Lee and Michael Venuti

CLASS III (term expiring at the 2009 Discovery Partners annual stockholders’ meeting): Anthony Evnin, Harry Hixson, Steven Holtzman and Vicki Sato

Please see “Matters Being Submitted to A Vote of Discovery Partners Stockholders—Discovery Partners Proposal No. 4” on page 124 of this joint proxy statement/prospectus.

Q:	Who will be the management of Discovery Partners following the merger?

A:	Following the merger, the management team of the combined company is expected to be composed of the management team of Infinity, including the following individuals:

Steven Holtzman

Chairman and Chief Executive Officer

Julian Adams

President and Chief Scientific Officer

Adelene Perkins

Executive Vice President and Chief Business Officer

Jeffrey Tong

Vice President, Corporate and Product Development

David Grayzel

Vice President, Clinical Development and Medical Affairs

James Wright

Vice President, Pharmaceutical Development

Michael Foley

Vice President, Chemistry

Vito Palombella

Vice President, Biology

Q:	What are the material United States federal income tax consequences of the merger to me?

A:	The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and it is a closing condition to the merger that Discovery Partners and Infinity receive opinions of their respective counsel regarding such qualification. As a result of the merger’s qualification as a reorganization, Infinity stockholders will not recognize gain or loss for United States federal income tax purposes upon the exchange of shares of Infinity common stock or preferred stock for shares of Discovery Partners common stock, except with respect to cash received in lieu of fractional shares of Discovery Partners common stock.

Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend in part on such stockholder’s circumstances. Accordingly, you are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

For more information, please see the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” on page 97 of this joint proxy statement/prospectus.

Q:	How does the Discovery Partners board of directors recommend that stockholders of Discovery Partners vote?

A:	After careful consideration, the Discovery Partners board of directors recommends that Discovery Partners stockholders vote:

•	FOR Discovery Partners Proposal No. 1 to approve the issuance of Discovery Partners common stock pursuant to the merger agreement;

•	FOR Discovery Partners Proposal No. 2 to approve an amendment to Discovery Partners’ certificate of incorporation effecting the reverse stock split;

•	FOR Discovery Partners Proposal No. 3 to approve an amendment to Discovery Partners’ certificate of incorporation to change the name of “Discovery Partners International, Inc.” to “Infinity Pharmaceuticals, Inc.”;

•	FOR Discovery Partners Proposal No. 4 to approve an amendment to Discovery Partners’ bylaws to increase the maximum number of directors that may constitute the entire board of directors of Discovery Partners from 10 directors to 12 directors;

•	FOR Discovery Partners Proposal No. 5 to approve an amendment, effective as of immediately following the effective time of the closing of the merger, to the Discovery Partners 2000 Stock Incentive Plan increasing the number of shares authorized for issuance thereunder and amending the provisions thereof regarding the number of shares by which the share reserve automatically increases each year, the maximum number of shares one person may receive per calendar year under the plan and the purchase price, if any, to be paid by a recipient for common stock under the plan, as described in this joint proxy statement/prospectus; and

•	FOR Discovery Partners Proposal No. 6 to approve an adjournment of the Discovery Partners special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 or 2.

Q:	How does the Infinity board of directors recommend that stockholders of Infinity vote?

A:	After careful consideration, the Infinity board of directors recommends that the Infinity stockholders vote:

•	FOR Infinity Proposal No. 1 to adopt the merger agreement; and

•	FOR Infinity Proposal No. 2 to adjourn the Infinity special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement.

Q:	What risks should Discovery Partners stockholders consider in deciding whether to vote in favor of the share issuance or reverse stock split and what risks should Infinity stockholders consider in deciding whether to vote in favor of the adoption of the merger agreement?

A:	Stockholders of Discovery Partners and Infinity should carefully review the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 27, which sets forth certain risks and uncertainties related to the merger, risks and uncertainties to which the combined company’s business will be subject and risks and uncertainties to which each of Discovery Partners and Infinity, as an independent company, is subject.

Q:	When do you expect the merger to be consummated?

A:	Discovery Partners and Infinity anticipate that the consummation of the merger will occur sometime in the third quarter of 2006, but cannot predict the exact timing. For more information, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” on page 106 of this joint proxy statement/prospectus.

Q:	How will the merger affect stock options for Infinity common stock?

A:	At the effective time of the merger, each outstanding stock option to purchase Infinity common stock not exercised prior to the merger will be assumed by Discovery Partners and become exercisable (i) for such number of shares of common stock of Discovery Partners as is determined by multiplying the number of shares of Infinity common stock subject to the option by the common stock exchange ratio determined pursuant to the merger agreement, and rounding that result down to the nearest whole number of shares of Discovery Partners common stock, and (ii) at a per share exercise price as is determined by dividing the existing exercise price of the option by the common stock exchange ratio determined pursuant to the merger agreement, and rounding that result up to the nearest whole cent. For more information, please see the section entitled “The Merger Agreement—Merger Consideration and Adjustment” on page 103 of this joint proxy statement/prospectus.

Q:	What do I need to do now?

A:	Discovery Partners and Infinity urge you to read this joint proxy statement/prospectus carefully, including its annexes, and to consider how the merger affects you.

If you are a Discovery Partners stockholder, you may provide your proxy instructions in one of three different ways. First, you can mail your signed proxy card in the enclosed return envelope. Alternatively, you can provide your proxy instructions via touch-tone telephone by dialing the toll-free telephone number on your proxy card or voting instruction form. You may also provide your proxy instructions via the Internet by following the instructions on your proxy card or voting instruction form.

If you are an Infinity stockholder, you may only provide your proxy instructions by mailing your signed proxy card in the enclosed return envelope.

Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the special meeting of Discovery Partners stockholders or the special meeting of Infinity stockholders, as applicable.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions?

A:	If you are a Discovery Partners stockholder, the failure to return your proxy card or otherwise provide proxy instructions will have the same effect as voting against Discovery Partners Proposal Nos. 2, 3 and 4 and your shares will not be counted for purposes of determining whether a quorum is present at the Discovery Partners special meeting. If you are an Infinity stockholder, the failure to return your proxy card will have the same effect as voting against the adoption of the merger agreement and your shares will not be counted for purposes of determining whether a quorum is present at the Infinity special meeting.

Q:	May I vote in person?

A:	If you are a stockholder of Discovery Partners and your shares of Discovery Partners common stock are registered directly in your name with Discovery Partners’ transfer agent, you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you by Discovery Partners. If you are a Discovery Partners stockholder of record, you may attend the special meeting of Discovery Partners stockholders to be held on [ ], 2006 and vote your shares in person, rather than signing and returning your proxy.

If you are a stockholder of Infinity and your shares of Infinity capital stock are registered directly in your name, you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you by Infinity. If you are an Infinity stockholder of record, you may attend the special meeting of Infinity stockholders to be held on [            ], 2006 and vote your shares in person, rather than signing and returning your proxy card.

If your shares of Discovery Partners common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the special meeting of Discovery Partners stockholders. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Discovery Partners special meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	If my Discovery Partners shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares of Discovery Partners common stock without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker.

Q:	May I change my vote after I have submitted a proxy or provided proxy instructions?

A:	Discovery Partners stockholders of record, other than those Discovery Partners stockholders who have executed a voting agreement and irrevocable proxy, may change their vote at any time before their proxy is voted at the Discovery Partners special meeting. Discovery Partners stockholders of record, other than Discovery Partners stockholders who have executed a voting agreement and irrevocable proxy, can do this in one of three ways. First, a stockholder of record of Discovery Partners can send a written notice stating that it would like to revoke its proxy. Second, a stockholder of record of Discovery Partners can submit new proxy instructions either on a new proxy card, by telephone or via the Internet. Third, a stockholder of record of Discovery Partners can attend the Discovery Partners special meeting and vote in person. Attendance alone will not revoke a proxy. If a stockholder of record of Discovery Partners has instructed a broker to vote its shares of Discovery Partners common stock, the stockholder must follow directions received from its broker to change those instructions.

Infinity stockholders of record, other than those Infinity stockholders who have executed a voting agreement and irrevocable proxy, may change their vote at any time before their proxy is voted at the Infinity special meeting. Infinity stockholders of record, other than those who have executed a voting agreement and irrevocable proxy, may revoke their proxies at any time prior to use by delivering to the Secretary of Infinity a signed notice of revocation or a later-dated signed proxy, or by attending the Infinity special meeting and voting in person. Attendance at the Infinity special meeting does not in itself constitute the revocation of a proxy.

Q:	Should I send in my stock certificates now?

A:

No. If you are an Infinity stockholder, after the merger is consummated, you will receive written instructions from the exchange agent for exchanging your certificates representing shares of Infinity capital stock for certificates representing shares of Discovery Partners common stock. You will also receive a cash payment for any fractional share. If Discovery Partners Proposal No. 2 is approved and effected, Discovery Partners stockholders will also exchange their stock certificates and will receive written instructions from Discovery Partners’ transfer agent for exchanging their shares of Discovery Partners common stock.

Q:	Am I entitled to appraisal rights?

A:	Under Delaware law, Infinity stockholders are entitled to appraisal rights in connection with the merger. Please see the section entitled “The Merger—Appraisal Rights” on page 100 of this joint proxy statement/prospectus for more information. Discovery Partners stockholders will not be entitled to appraisal rights.

Q:	Have any Infinity stockholders agreed to vote to adopt the merger agreement?

A:	In connection with the execution of the merger agreement, several Infinity stockholders entered into voting agreements and irrevocable proxies pursuant to which, among other things, each of these stockholders agreed, solely in his, her or its capacity as a stockholder, to vote all of his, her or its shares of Infinity capital stock in favor of the adoption of the merger agreement, against any matter that would result in a breach of the merger agreement by Infinity, and against any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement.

As of April 30, 2006, the stockholders of Infinity that entered into voting agreements collectively owned 6,023,553 shares of common stock of Infinity and 23,352,247 shares of preferred stock of Infinity, representing approximately 47.9% of the outstanding capital stock of Infinity and approximately 48.19% of the outstanding preferred stock of Infinity. All of these stockholders are executive officers, directors, or entities controlled by such persons, or 5% stockholders, of Infinity.

Q:	Have any Discovery Partners stockholders agreed to vote in favor of the issuance of the shares pursuant to the merger and the amendment to Discovery Partners’ certificate of incorporation effecting the reverse stock split?

A:	In connection with the execution of the merger agreement, several Discovery Partners stockholders entered into voting agreements with Infinity pursuant to which, among other things, each of these stockholders agreed, solely in his, her or its capacity as a stockholder, to vote all of his, her or its shares of Discovery Partners common stock in favor of the approval of the issuance of the shares pursuant to the merger and the amendment to Discovery Partners’ certificate of incorporation effecting the reverse stock split, and against any matter that would result in a breach of the merger agreement by Discovery Partners and any other action, which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement.

The Discovery Partners stockholders that entered into voting agreements are Discovery Partners officers and directors. As of April 30, 2006, these stockholders collectively beneficially owned shares representing approximately 2.5% of the outstanding common stock of Discovery Partners.

Q:	Have any Infinity stockholders entered into lock-up agreements?

A:	As of April 30, 2006, Discovery Partners has obtained lock-up agreements from certain officers and directors of Infinity and their affiliates. These agreements prohibit the sale, transfer, hedging or similar transactions with respect to Discovery Partners common stock for 180 days following the consummation of the merger, except in limited circumstances; provided however that the restrictions on the sale, transfer, hedging or similar transactions with respect to such shares of Discovery Partners common stock lapse as to 1/26th of such shares on the 7th day after the closing date and as to an additional 1/26th of such shares each week thereafter, until the 180th day after the closing date, at which time the restrictions lapse as to all such shares.

Q:	Who is paying for this proxy solicitation?

A:	Discovery Partners and Infinity will share equally the cost of soliciting proxies, including the printing, mailing and filing of this joint proxy statement/prospectus, the proxy card and any additional information furnished to stockholders. Discovery Partners has engaged Georgeson Shareholder Communications Inc., a proxy solicitation firm, to solicit proxies from Discovery Partners’ stockholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Discovery Partners common stock for the forwarding of solicitation materials to the beneficial owners of Discovery Partners common stock. Discovery Partners will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Q:	Who can help answer my questions?

A:	If you are a Discovery Partners stockholder and would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact either:

Georgeson Shareholder Communications Inc.	Discovery Partners International, Inc.
17 State Street, 10th Floor	9640 Towne Centre Drive
New York, NY 10004	San Diego, California 92121
(866) 767-8867	(858) 455-8600
Attn: Investor Relations

If you are an Infinity stockholder, and would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Infinity Pharmaceuticals, Inc.

780 Memorial Drive Cambridge, MA 02139

(617) 453-1000

Attn: Investor Relations

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger and the other proposals being considered at the special meetings, you should read this entire joint proxy statement/prospectus carefully, including the merger agreement, attached as Annex A, the opinion of Molecular Securities, attached as Annex B, and the other documents to which you are referred herein. See “Where You Can Find More Information” on page 237 of this joint proxy statement/prospectus. Page references are included in parentheses to direct you to a more detailed description of the topics presented in this summary.

The Companies

Discovery Partners International, Inc.

9640 Towne Centre Drive,

San Diego, California 92121

(858) 455-8600

Discovery Partners collaborates with pharmaceutical and biopharmaceutical companies to advance their drug discovery process through Discovery Partners’ integrated collection of drug discovery technologies, products and services focused from the point immediately following identification of a drug target through when a drug candidate is ready for preclinical studies. Discovery Partners offers an integrated platform of drug discovery technologies, including assay development, high throughput screening, design and synthesis of proprietary libraries of compounds for screening and primary hit-to-lead expansion, lead compound optimization, drug discovery informatics and in vitro toxicology profiling. These products and services can be provided individually or as an integrated solution, depending on Discovery Partners’ customers’ requirements.

In addition to the merger with Infinity, Discovery Partners is actively seeking to sell or otherwise dispose of, through one or more strategic transactions, its various operating assets. Discovery Partners currently intends to close any such transactions prior to the closing of the merger. If Discovery Partners does not complete the sale or other disposition of all of its operating assets prior to the closing of the merger with Infinity, its net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger will be adversely affected and may result in the further dilution of Discovery Partners’ current stockholders upon the closing of the merger. The items that will constitute Discovery Partners’ net cash balance at the closing of the merger are subject to many factors, many of which are outside of Discovery Partners’ control. For a more detailed discussion of the calculation of Discovery Partners’ net cash at the closing of the merger, see “The Merger Agreement – Merger Consideration and Adjustment” on page 103 of this joint proxy statement/prospectus. If Discovery Partners’ net cash at closing is below $60 million, as calculated pursuant to the merger agreement, Discovery Partners would be unable to satisfy a closing condition of the merger, and Infinity could elect to terminate the merger agreement. If Discovery Partners completes the sale or other disposition of part or all of its operating assets prior to the closing of the merger, most, if not all, of its business immediately following the merger will be the business conducted by Infinity immediately prior to the merger, and most, if not all, of the descriptions of its business in this joint proxy statement/prospectus, as well as the trends and risks that apply to Discovery Partners’ business, will change from those described herein based on Discovery Partners’ business to date and may no longer be applicable to Discovery Partners. In addition, because of the pending merger with Infinity and the other strategic transactions Discovery Partners is pursuing, as described above, Discovery Partners believes its historical operating results are not indicative of future results. If the merger with Infinity does not close, Discovery Partners may, among other things, continue to attempt to sell or otherwise dispose of Discovery Partners’ various operating assets, attempt to complete another strategic transaction like the merger or liquidate all of Discovery Partners’ operating assets.

Infinity Pharmaceuticals, Inc.

780 Memorial Drive

Cambridge, MA 02139

(617) 453-1000

Infinity’s mission is to discover, develop and deliver to patients first-in-class or best-in-class medicines for the treatment of cancer and related conditions. Infinity has built a pipeline of innovative product candidates for multiple cancer indications, all of which represent proprietary applications of Infinity’s expertise in small molecule drug technologies. All of Infinity’s product candidates were discovered in-house by its scientists. Infinity believes that its proprietary small molecule technologies, team of highly experienced management and scientists, and its corporate culture form the basis of its long-term competitive advantage. Infinity’s lead product candidate is in two Phase I clinical trials and its second most advanced product candidate is scheduled to enter the clinic by early 2007.

Summary of the Merger (see page 67)

If the merger is completed, Infinity and merger sub will merge, with Infinity surviving as a wholly owned subsidiary of Discovery Partners. The number of shares of Discovery Partners common stock Infinity securityholders will be entitled to receive pursuant to the merger are expected to represent approximately 69% of the fully-diluted shares of the combined company immediately following the consummation of the merger. This percentage assumes:

•	the exercise of all outstanding Infinity options and warrants,

•	the vesting of shares of Discovery Partners restricted common stock and the exercise of Discovery Partners options exercisable on or before June 15, 2006 with an exercise price equal to or less than $6.00 per share, calculated using the treasury method,

•	that the amount of Infinity options and warrants does not change between the date hereof and the closing of the merger, and

•	that Discovery Partners’ net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger is greater than or equal to $70 million and less than or equal to $75 million.

The actual number of shares of Discovery Partners’ common stock Infinity securityholders will be entitled to receive pursuant to the merger will be adjusted:

•	upward, if Discovery Partners’ net cash balance at closing is below $70 million; and

•	downward, if Discovery Partners’ net cash balance at closing is above $75 million.

After completion of the merger, assuming approval of Discovery Partners Proposal No. 3, Discovery Partners will be renamed “Infinity Pharmaceuticals, Inc.”

Reasons for the Merger (see page 72)

•	Pipeline. The product candidate pipeline for the combined company is composed of at least three product candidates in various stages of development, including one product candidate in two Phase I clinical trials, one product candidate in IND-enabling preclinical studies and a research program partnered with a major pharmaceutical company.

•	Markets. The markets to be addressed by the clinical stage and preclinical product candidates of the combined company represent sizable and underserved or unmet medical needs. The product candidates may provide significant medical benefits for patients and returns for investors.

•	Financial Resources. The financial resources of the combined company will allow it to focus on execution with respect to its product candidate portfolio.

•	Management Team. It is expected that the combined company will be led by experienced senior management from Infinity and a board of directors with representation from each of Infinity and Discovery Partners.

Each of the board of directors of Discovery Partners and Infinity also considered other reasons for the merger, as described herein.

Opinion of Discovery Partners’ Financial Advisor (see page 77)

In connection with the merger, the Discovery Partners board of directors received a written opinion of Molecular Securities, Discovery Partners’ financial advisor, as to the fairness, from a financial point of view, of the merger consideration to be paid by Discovery Partners pursuant to the merger agreement as of April 11, 2006. The full text of the Molecular Securities opinion, dated April 11, 2006, is attached to this joint proxy statement/ prospectus as Annex B. You are encouraged to read this opinion carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Molecular Securities’ opinion is addressed to the Discovery Partners board of directors and relates only to the fairness of the merger consideration from a financial point of view. The opinion does not address any other aspect of the merger and does not constitute any opinion or recommendation to any stockholder as to how any stockholder should vote at the Discovery Partners special meeting.

Overview of the Merger Agreement

Merger Consideration and Adjustment (see page 103)

The number of shares of Discovery Partners common stock Infinity securityholders will be entitled to receive pursuant to the merger are expected to represent approximately 69% of the fully-diluted shares of the combined company immediately following the consummation of the merger, as described in “—Summary of the Merger” above. The actual number of shares of Discovery Partners common stock that Infinity securityholders will be entitled to receive pursuant to the merger is subject to upward or downward adjustment based on Discovery Partners’ net cash balance at the closing of the merger. For a more detailed discussion of the different exchange ratios at different net cash balances of Discovery Partners at the closing of the merger for the different classes, series and tranches of Infinity capital stock, see “The Merger Agreement – Merger Consideration and Adjustment” on page 103 of this joint proxy statement/prospectus. Discovery Partners’ net cash balance at the closing of the merger will generally be equal to the amount of cash, cash equivalents, short-term investments, net accounts receivable and restricted cash as of the date of the closing and determined in a manner substantially consistent with the manner in which each such item was determined for Discovery Partners’ then most recent consolidated balance sheets filed with the SEC, plus the contingent receivable due to Discovery Partners under Discovery Partners’ agreement with the NIH, minus Discovery Partners’ accounts payable and accrued expenses, contractual obligations, restructuring accruals, change of control payments, severance payments and certain other similar payments arising as a result of the merger, unpaid taxes, payments to its advisors in connection with the merger, and the liquidation costs attributable to Discovery Partners’ operating assets in Basel, Heidelberg, South San Francisco and San Diego, to the extent such assets have not been sold or disposed of prior to the closing of the merger. The items that will constitute Discovery Partners’ net cash balance at the closing of the merger are subject to many factors, many of which are outside of Discovery Partners’ control.

Assuming that Discovery Partners’ net cash balance, as calculated pursuant to the merger agreement, is greater than or equal to $70 million and less than or equal to $75 million at the closing of the merger, the exchange ratios for the different classes, series and tranches of Infinity capital stock will be as follows, subject to adjustment to account for the reverse stock split: (i) each share of Infinity common stock will entitle the holder to receive 0.95118 shares of Discovery Partners common stock; (ii) each share of Infinity Series A preferred stock will entitle the holder to receive 0.84509 shares of Discovery Partners common stock; (iii) each share of Infinity Series B preferred stock held by Prospect Ventures Partners and Venrock Associates and their affiliates will entitle the holder to receive 1.07472 shares of Discovery Partners common stock; (iv) each share of Infinity Series B preferred stock held by stockholders other than Prospect Ventures Partners and Venrock Associates and their affiliates will entitle the holder to receive 1.20900 shares of Discovery Partners common stock; (v) each share of Infinity Series C preferred stock will entitle the holder to receive 1.12126 shares of Discovery Partners common stock; and (vi) each share of Infinity Series D preferred stock will entitle the holder to receive 1.14607 shares of Discovery Partners common stock. Infinity stockholders are encouraged to obtain current market quotations of Discovery Partners common stock.

Conditions to Completion of the Merger (see page 107)

The respective obligations of Discovery Partners and Infinity to consummate the merger are subject to the satisfaction of certain conditions. Among the conditions to the closing of the merger is a requirement that Discovery Partners’ net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger be at least $60 million.

No Solicitation (see page 107)

Each of Infinity and Discovery Partners agreed that, with certain exceptions, Infinity and Discovery Partners and any of their respective subsidiaries will not, nor will either party authorize or permit any of the officers, directors, investment bankers, attorneys or accountants retained by it or any of its subsidiaries, and it will use its commercially reasonable efforts to cause its and its subsidiaries’ non-officer employees and other agents not to, and will not authorize any of them to, directly or indirectly:

•	solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of, any “acquisition proposal,” as defined in the merger agreement, or inquiry, indication of interest or request for information that could reasonably be expected to lead to an acquisition proposal;

•	furnish to any person any information with respect to it in connection with or in response to an acquisition proposal or inquiry, indication of interest or request for information that could reasonably be expected to lead to an acquisition proposal;

•	engage in discussions or negotiations with respect to any acquisition proposal or inquiry, indication of interest or request for information that could reasonably be expected to lead to an acquisition proposal;

•	approve, endorse or recommend an acquisition proposal; or

•	execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to an acquisition proposal.

Termination of the Merger Agreement (see page 112)

Either Discovery Partners or Infinity can terminate the merger agreement under certain circumstances, which would prevent the merger from being consummated.

Termination Fee (see page 114)

If the merger agreement is terminated under certain circumstances, Discovery Partners or Infinity will be required to pay the other party a termination fee of $6 million.

Voting Agreements (see page 116)

In connection with the execution of the merger agreement, several Infinity stockholders entered into voting agreements and irrevocable proxies pursuant to which, among other things, each of these stockholders agreed, solely in his, her or its capacity as a stockholder, to vote all of his, her or its shares of Infinity capital stock in favor of the adoption of the merger agreement, against any matter that would result in a breach of the merger agreement by Infinity and against any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement.

In connection with the execution of the merger agreement, several Discovery Partners stockholders entered into voting agreements with Infinity pursuant to which, among other things, each of these stockholders agreed, solely in his, her or its capacity as a stockholder, to vote all of his, her or its shares of Discovery Partners common stock in favor of the approval of the issuance of the shares pursuant to the merger and the approval of the amendment to Discovery Partners’ certificate of incorporation effecting the reverse stock split, and against any matter that would result in a breach of the merger agreement by Discovery Partners and any other action, which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement.

Lock-up Agreements (see page 117)

As of April 30, 2006, Discovery Partners has obtained lock-up agreements from certain officers and directors of Infinity and their affiliates. These agreements prohibit the sale, transfer, hedging or similar transactions with respect to Discovery Partners common stock for 180 days following the consummation of the merger, except in limited circumstances; provided however that the restrictions on the sale, transfer, hedging or similar transactions with respect to such shares of Discovery Partners common stock lapse as to 1/26th of such shares on the 7th day after the closing date and as to an additional 1/26th of such shares each week thereafter, until the 180th day after the closing date, at which time the restrictions lapse as to all such shares.

Management Following the Merger (see page 196)

Following the merger, the management team of the combined company is expected to be composed of the management team of Infinity, including the following individuals:

Steven Holtzman

Chairman and Chief Executive Officer

Julian Adams

President and Chief Scientific Officer

Adelene Perkins

Executive Vice President and Chief Business Officer

Jeffrey Tong

Vice President, Corporate and Product Development

David Grayzel

Vice President, Clinical Development and Medical Affairs

James Wright

Vice President, Pharmaceutical Development

Michael Foley

Vice President, Chemistry

Vito Palombella

Vice President, Biology

The merger agreement provides that, if Discovery Partners Proposal No. 4 is approved by Discovery Partners’ stockholders, Discovery Partners’ bylaws will be amended to increase the maximum number of directors that may constitute the entire board of directors of Discovery Partners from 10 directors to 12 directors and the board of directors of Discovery Partners as of the effective time of the merger will be as follows:

•	Class I: Herm Rosenman, Eric Lander, Franklin Moss and James Tananbaum;

•	Class II: D. Ronald Daniel, Arnold Levine, Patrick Lee and Michael Venuti; and

•	Class III: Anthony Evnin, Harry Hixson, Steven Holtzman and Vicki Sato.

If Discovery Partners’ Proposal No. 4 is not approved by Discovery Partners’ stockholders, Discovery Partners will fix the maximum number of members of its board of directors at 10 and the board of directors of Discovery Partners as of the effective time of the merger will be as follows:

•	Class I: Arnold Levine, Herm Rosenman and James Tananbaum;

•	Class II: D. Ronald Daniel, Patrick Lee and Michael Venuti; and

•	Class III: Anthony Evnin, Harry Hixson, Steven Holtzman and Vicki Sato.

In either case, Harry Hixson, Michael Venuti and Herm Rosenman will continue in their positions on the board of directors of Discovery Partners and will serve as a Class III, Class II and Class I director, respectively, and Colin Dollery and Alan Lewis will resign as of the effective time of the merger.

Interests of Certain Directors, Officers and Affiliates of Discovery Partners and Infinity (see pages 85 and 88)

In considering the recommendation of the Discovery Partners board of directors with respect to issuing shares of Discovery Partners common stock pursuant to the merger agreement and the other matters to be acted upon by Discovery Partners stockholders at the Discovery Partners special meeting, Discovery Partners stockholders should be aware that certain members of the board of directors and executive officers of Discovery Partners have interests in the merger that may be different from, or in addition to, interests they may have as Discovery Partners stockholders. For example, Discovery Partners’ executive officers are each a party to change in control agreements with Discovery Partners that may result in cash payments to those officers and the acceleration of certain stock options held by those officers assuming the merger closes and the officers are terminated by the combined company “without cause” or by the executive officer for “good reason”, as those terms are defined in the change in control agreements. Discovery Partners has also adopted executive retention and severance plans for its executive officers that provide for the payment of cash bonuses for the achievement of certain milestones if the officers remain employed with Discovery Partners through December 31, 2006 or are terminated by Discovery Partners, or its successor in a change in control, on or prior to December 31, 2006, and for certain executive officers, the accelerated vesting of shares of restricted stock. In addition, the closing of the merger will result in the acceleration of vesting of the stock options held by Discovery Partners’ non-employee directors, and certain Discovery Partners directors will continue to serve on the board of directors of the combined company following the consummation of the merger.

As of April 30, 2006, all directors and executive officers of Discovery Partners, together with their affiliates, beneficially owned 3.5% of the shares of Discovery Partners common stock. The affirmative vote of the holders of a majority of the Discovery Partners common stock having voting power present in person or represented by proxy at the Discovery Partners special meeting is required for approval of Discovery Partners Proposal Nos. 1, 5 and 6. The affirmative vote of holders of a majority of the Discovery Partners common stock having voting power outstanding on the record date for the Discovery Partners special meeting is required for approval of Discovery Partners Proposal Nos. 2 and 3. The affirmative vote of holders of 66 2/3% of the Discovery Partners common stock having voting power outstanding on the record date for the Discovery Partners special meeting is required for approval of Discovery Partners Proposal No. 4. Certain Discovery Partners officers and directors, and their affiliates, have also entered into voting agreements in connection with the merger. The voting agreements are discussed in greater detail under the caption “Agreements Related to the Merger—Voting Agreements” beginning on page 116 of this joint proxy statement/prospectus.

In considering the recommendation of the Infinity board of directors with respect to adopting the merger agreement, Infinity stockholders should be aware that certain members of the board of directors and executive officers of Infinity have interests in the merger that may be different from, or in addition to, interests they may have as Infinity stockholders. For example, following the consummation of the merger, certain of Infinity’s directors will continue to serve on the board of directors of the combined company and the management team of the combined company is expected to be composed of the management team of Infinity. In addition, certain of Infinity’s directors and all of Infinity’s executive officers hold options to purchase shares of Infinity common stock, which options will be assumed by Discovery Partners and become options to purchase shares of Discovery Partners common stock following the consummation of the merger.

As of April 30, 2006, all directors and executive officers of Infinity, together with their affiliates, beneficially owned approximately 38.8% of the shares of Infinity capital stock. The adoption of the merger agreement requires the affirmative vote of (a) the holders of a majority of the shares of Infinity common stock and Infinity preferred stock outstanding on the record date and entitled to vote at the Infinity special meeting, voting as a single class and on an as-converted basis, and (b) the holders of a majority of the shares of Infinity preferred stock outstanding on the record date and entitled to vote at the Infinity special meeting, voting as a single class and on an as-converted basis. Certain Infinity officers and directors, and their affiliates, have also entered into voting agreements in connection with the merger. The voting agreements are discussed in greater detail under the caption “Agreements Related to the Merger – Voting Agreements” beginning on page 116 of this joint proxy statement/prospectus.

Stock Options and Warrants (see page 91)

Each outstanding option to purchase shares of Infinity common stock that is not exercised prior to the consummation of the merger will be assumed by Discovery Partners at the effective time of the merger and will become an option to purchase shares of Discovery Partners common stock. Each outstanding warrant to purchase shares of Infinity Series A preferred stock and Series B preferred stock that is not exercised prior to the consummation of the merger will be assumed by Discovery Partners at the effective time of the merger and will become a warrant to purchase shares of Discovery Partners common stock. The number of shares of Discovery Partners common stock subject to each assumed option and warrant will be determined by multiplying the number of shares of Infinity common stock or Infinity preferred stock that were subject to each option or warrant, as applicable, prior to the effective time of the merger by an exchange ratio determined pursuant to the merger agreement, and rounding that result down to the nearest whole number of shares of Discovery Partners common stock. The per share exercise price for the assumed options and warrants will be determined by dividing the per share exercise price of the Infinity common stock or Infinity preferred stock subject to each option or warrant, as applicable, as in effect immediately prior to the effective time of the merger by the applicable exchange ratio and rounding that result up to the nearest whole cent. Each actual exchange ratio will be determined in accordance with the merger agreement by reference to Discovery Partners’ net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger.

Material United States Federal Income Tax Consequences of the Merger (see page 97)

The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and it is a closing condition to the merger that Discovery Partners and Infinity receive opinions of their respective counsel regarding such qualification. As a result of the merger’s qualification as a reorganization, Infinity stockholders will not recognize gain or loss for United States federal income tax purposes upon the exchange of shares of Infinity common stock or preferred stock for shares of Discovery Partners common stock, except with respect to cash received in lieu of fractional shares of Discovery Partners common stock.

Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend in part on such stockholder’s circumstances. Accordingly, you are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Risk Factors (see page 27)

The merger, including the possibility that the merger may not be completed, poses a number of risks to each company and its respective stockholders. In addition, both Discovery Partners and Infinity are subject to various risks associated with their businesses and their industries. The risks are discussed in greater detail under the caption “Risk Factors” beginning on page 27 of this joint proxy statement/prospectus. Discovery Partners and Infinity both encourage you to read and consider all of these risks carefully.

Regulatory Approvals (see page 96)

As of the date of this joint proxy statement/prospectus, neither Discovery Partners nor Infinity is required to make filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. In the United States, Discovery Partners must comply with applicable federal and state securities laws and the rules and regulations of the NASDAQ National Market in connection with the issuance of shares of Discovery Partners common stock pursuant to the merger and the filing of this joint proxy statement/prospectus with the SEC.

NASDAQ National Market Listing (see page 99)

Prior to consummation of the merger, Discovery Partners intends to file an initial listing application with the NASDAQ National Market pursuant to NASDAQ’s “reverse merger” rules. If such application is accepted, Discovery Partners anticipates that its common stock will be listed on the NASDAQ National Market following the closing of the merger under the trading symbol “INFI.”

Anticipated Accounting Treatment (see page 100)

The merger will be treated by Discovery Partners as a reverse merger under the purchase method of accounting in accordance with U.S. generally accepted accounting principles. For accounting purposes, Infinity is considered to be acquiring Discovery Partners in the merger.

Appraisal Rights (see page 100)

Under Delaware law, Infinity stockholders are entitled to appraisal rights in connection with the merger. Holders of Discovery Partners common stock are not entitled to appraisal rights in connection with the merger. For more information about appraisal rights, see the provisions of Section 262 of the Delaware General Corporation Law attached to this joint proxy statement/prospectus as Annex C, and “The Merger – Appraisal Rights” beginning on page 100 of this joint proxy statement/prospectus.

Comparison of Stockholder Rights (see page 222)

Both Discovery Partners and Infinity are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the Delaware General Corporation Law. If the merger is completed, Infinity stockholders will become stockholders of Discovery Partners, and their rights will be governed by the Delaware General Corporation Law, the certificate of incorporation of Discovery Partners and the bylaws of Discovery Partners. The rights of Discovery Partners contained in the certificate of incorporation and bylaws of Discovery Partners differ from the rights of Infinity stockholders under the certificate of incorporation and bylaws of Infinity, as more fully described under the section entitled “Comparison of Rights of Holders of Discovery Partners Stock and Infinity Stock” beginning on page 222 of this joint proxy statement/prospectus.

Amendment to the Discovery Partners 2000 Stock Incentive Plan (see page 125)

Discovery Partners stockholders are being asked to approve an amendment, effective as of immediately following the effective time of the closing of the merger, to the Discovery Partners 2000 Stock Incentive Plan increasing the number of shares authorized for issuance thereunder and amending the provisions thereof regarding the number of shares by which the share reserve automatically increases each year, the maximum number of shares one person may receive per calendar year under the plan and the purchase price, if any, to be paid by a recipient for common stock under the plan. The affirmative vote of the holders of a majority of the Discovery Partners common stock having voting power present in person or represented by proxy at the Discovery Partners special meeting is required for approval of Discovery Partners Proposal No. 5. See “Matters Being Submitted To A Vote Of Discovery Partners Stockholders - Discovery Partners Proposal No. 5: Approval of Amendment to the Discovery Partners 2000 Stock Incentive Plan” on page 125 of this joint proxy statement/prospectus for detailed information regarding Discovery Partners Proposal No. 5.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following tables present summary historical financial data for Discovery Partners and Infinity, summary unaudited pro forma condensed combined financial data for Discovery Partners and Infinity, and comparative historical and unaudited pro forma per share data for Discovery Partners and Infinity.

In addition to the merger with Infinity, Discovery Partners is actively seeking to sell or otherwise dispose of, through one or more strategic transactions, its various operating assets, including key personnel and key service agreements, to one or more organizations as permitted under the merger agreement. Discovery Partners intends to close any such transactions prior to the closing of the merger. Discovery Partners may not be successful in selling or otherwise disposing of all or part of its operating assets on terms or within timeframes that are favorable to Discovery Partners and its stockholders. If Discovery Partners does not complete the sale or other disposition of all of its operating assets prior to the closing of the merger with Infinity, its net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger will be adversely affected and may result in the further dilution of Discovery Partners’ current stockholders upon the closing of the merger. If Discovery Partners’ net cash at closing is below $60 million, as calculated pursuant to the merger agreement, Discovery Partners would be unable to satisfy a closing condition for the merger, and Infinity could elect to terminate the merger agreement. The items that will constitute Discovery Partners’ net cash balance at the closing of the merger are subject to many factors, many of which are outside of Discovery Partners’ control. For a more detailed discussion of the calculation of Discovery Partners’ net cash at the closing of the merger, see “The Merger Agreement—Merger Consideration and Adjustment” on page 103 of this joint proxy statement/prospectus.

If Discovery Partners completes the sale or other disposition of part or all of its operating assets prior to the closing of the merger, most, if not all, of its business immediately following the merger will be the business conducted by Infinity immediately prior to the merger, and most, if not all, of Discovery Partners’ historical financial data in this joint proxy statement/prospectus, including to the extent such data underly the unaudited pro forma condensed combined financial data in this joint proxy statement/prospectus, may no longer be applicable to Discovery Partners and may not be indicative of future results.

Selected Historical Consolidated Financial Data of Discovery Partners

The selected financial data as of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005, are derived from Discovery Partners’ U.S. GAAP financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm, and are included in this joint proxy statement/prospectus beginning on page F-3. The selected financial data as of December 31, 2001, 2002 and 2003 and for the years ended December 31, 2001 and 2002, are derived from Discovery Partners’ U.S. GAAP financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm, not included in this joint proxy statement/prospectus. The statement of operations data for the three months ended March 31, 2005 and 2006, as well as the balance sheet data as of March 31, 2006 are derived from Discovery Partners’ unaudited U.S. GAAP financial statements included in this joint proxy statement/prospectus beginning on page F-30. The financial data below has been recast to exclude the results of operations and financial positions of Discovery Partners’ instrumentation product lines from continuing operations. The financial data should be read in conjunction with “Discovery Partners’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Discovery Partners’ financial statements and related notes appearing elsewhere in this joint proxy statement/prospectus. The historical results are not necessarily indicative of results to be expected in any future period.

	Years Ended December 31,					Three Months Ended March 31,
	2005	2004	2003	2002	2001	2006	2005
	(In thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues	$34,837	$44,268	$45,209	$36,407	$35,221	$4,339	$6,734
Total operating expenses	25,765	16,925	16,121	67,238	27,837	9,386	6,061
Net income (loss) from continuing operations	(13,721)	3,385	3,278	(61,755)	(11,052)	(9,204)	(3,961)
Net income (loss)	(14,165)	3,903	1,059	(62,113)	(11,148)	(9,039)	(4,548)
Net income (loss) per share for continuing operations, basic and diluted	$(0.53)	$0.13	$0.13	$(2.54)	$(0.46)	$(0.35)	$(0.16)
Net income (loss) per share, basic and diluted	$(0.55)	$0.15	$0.04	$(2.55)	$(0.46)	$(0.35)	$(0.18)
Shares used in calculating net income (loss) per share, basic	25,919	25,319	24,344	24,315	24,016	26,112	25,843
Shares used in calculating net income (loss) per share, diluted	25,919	26,272	25,077	24,315	24,016	26,112	25,843

	As of December 31,					As of March 31, 2006
	2005	2004	2003	2002	2001
	(In thousands)
Selected Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$83,486	$80,019	$72,574	$69,636	$77,265	$80,128
Working capital	85,757	93,368	77,540	75,788	85,659	80,315
Total assets	102,280	115,643	105,194	101,609	162,223	92,771
Long-term obligations, less current portion	528	155	98	411	1,177	864
Total stockholders’ equity	95,074	108,407	98,247	96,532	157,042	86,275

Selected Historical Financial Data of Infinity

(In thousands, except per share amounts)

The selected financial data as of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005, are derived from Infinity’s U.S. GAAP financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm, and are included in this joint proxy statement/prospectus beginning on page F-48. The selected financial data as of December 31, 2001, 2002 and 2003 and for the years ended December 31, 2001 and 2002, are derived from Infinity’s U.S. GAAP financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm, not included in this joint proxy statement/prospectus. The statement of operations and cash flow data for the three months ended March 31, 2005 and 2006, as well as the balance sheet data as of March 31, 2006 are derived from Infinity’s unaudited U.S. GAAP financial statements included in this joint proxy statement/prospectus beginning on page F-48. The financial data should be read in conjunction with “Infinity Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Infinity’s financial statements and related notes appearing elsewhere in this joint proxy statement/prospectus. The historical results are not necessarily indicative of results to be expected in any future period.

	Year Ended December 31,					For the Three Months Ended March 31, (Unaudited)
	2001	2002	2003	2004	2005	2005	2006
Statement of Operations Data:
Revenue	—	—	$152	—	$522	—	$719
Operating expenses:
Research and development	$1,347	$14,095	24,405	$28,396	31,460	$7,032	9,678
General and administrative	1,722	5,706	7,777	5,290	5,530	1,400	1,973
Restructuring expenses	—	—	1,296	—	—	—	—
Total costs and expenses	(3,069)	(19,801)	(33,478)	(33,686)	(36,990)	(8,432)	(11,651)
Loss from operations	(3,069)	(19,801)	(33,326)	(33,686)	(36,468)	(8,432)	(10,932)
Interest income (expense), net	145	175	(524)	(402)	99	33	52
Net loss	$(2,924)	$(19,626)	$(33,850)	$(34,088)	$(36,369)	$(8,399)	$(10,880)

	As of December 31,					As of March 31, 2006 (Unaudited)
	2001	2002	2003	2004	2005	2006
Selected Balance Sheet Data:
Cash, cash equivalents and available-for-sale securities	$8,715	$31,937	$52,517	$44,548	$10,946	$23,862
Working capital	8,350	26,825	46,352	36,626	775	11,205
Total assets	11,248	44,034	67,756	61,966	24,451	37,651
Long-term debt and capital leases	559	4,032	5,763	4,047	2,041	6,070
Convertible preferred stock	12,289	55,640	109,642	134,704	134,730	139,730
Accumulated deficit	(2,924)	(22,550)	(56,400)	(90,488)	(126,857)	(139,737)
Total stockholders’ equity	$9,881	$33,878	$54,458	$45,831	$10,174	$4,848
Other Data:
Net cash provided by (used in) operating activities	$(2,502)	$(14,874)	$(30,831)	$(29,472)	$(27,889)	$4,164
Net cash provided by (used in) investing activities	(9,031)	(395)	(35,164)	5,586	16,129	(294)
Net cash provided by (used in) financing activities	$12,470	$46,269	$57,652	$24,925	$(3,431)	$8,795

Selected Unaudited Pro Forma Condensed Combined Financial Data of Discovery Partners and Infinity

(In thousands, except per share amounts)

The following selected unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting. For accounting purposes, Infinity is considered to be acquiring Discovery Partners in the merger. Infinity’s and Discovery Partners’ unaudited pro forma condensed combined balance sheet data assume that the merger took place on March 31, 2006 and combine Infinity’s historical balance sheet at March 31, 2006 with Discovery Partners’ historical balance sheet at March 31, 2006. Infinity’s and Discovery Partners’ unaudited pro forma condensed combined statement of operations data assume that the merger took place as of January 1, 2005. The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2005 combine Infinity’s historical statement of operations for the year then ended with Discovery Partners’ statement of operations for the year ended December 31, 2005. The unaudited pro forma condensed combined statement of operations data for the three months ended March 31, 2006 combine Infinity’s historical statement of operations for the three months then ended with Discovery Partners’ historical statement of operations for the three months ended March 31, 2006.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data as of and for the three months ended March 31, 2006 and for the year ended December 31, 2005 are derived from the unaudited pro forma condensed combined financial information commencing at page 208 and should be read in conjunction with that information. See “Unaudited Pro Forma Condensed Combined Financial Information.”

	For the Three Months Ended March 31, 2006	For the Year Ended December 31, 2005
Unaudited Pro Forma Condensed Combined Statement of Operations Data:
Revenues	$719	$522
Operating expenses:
Research and development	9,678	31,460
Selling, general and administrative	1,973	5,530

Total operating expenses	11,651	36,990
Interest income, net	906	2,118

Net loss from continuing operations	$(10,026)	$(34,350)

As of March 31, 2006
Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Cash, cash equivalents and short-term investments	$103,990
Working capital	76,472
Total assets	120,200
Long-term obligations, less current portion	6,545
Stockholders’ equity	71,176

Comparative Historical and Unaudited Pro Forma Per Share Data

The following information does not give effect to the reverse stock split of Discovery Partners common stock described in Discovery Partners Proposal No. 2.

The information below reflects:

•	the historical net loss and book value per share of Infinity common stock and the historical net loss and book value per share of Discovery Partners common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed merger of Discovery Partners with Infinity on a purchase basis; and

•	the equivalent historical net loss per share attributable to shares of Discovery Partners common stock which will be issued in the merger.

You should read the tables below in conjunction with the audited and unaudited financial statements of Discovery Partners commencing at page F-3 of this joint proxy statement/prospectus and audited and unaudited financial statements of Infinity commencing at page F-48 of this joint proxy statement/prospectus and the related notes and the unaudited pro forma condensed financial information and notes related to such financial statements included elsewhere in this joint proxy statement/prospectus.

DISCOVERY PARTNERS

	Year Ended December 31, 2005	Three Months Ended March 31, 2006
Historical Per Common Share Data:
Net loss per common share—basic and diluted	$(0.55)	$(0.35)
Book value per share	$3.64	$3.26

INFINITY AND DISCOVERY PARTNERS

	Year Ended December 31, 2005	Three Months Ended March 31, 2006
Combined Unaudited Pro Forma Per Share Data:
Net loss per combined share—basic and diluted	$(0.12)	$(0.42)
Book value per combined share	$0.87	$1.00

MARKET PRICE AND DIVIDEND INFORMATION

Discovery Partners common stock is listed on the NASDAQ National Market under the symbol “DPII.” The following table presents, for the periods indicated, the range of high and low per share sales prices for Discovery Partners common stock as reported on the NASDAQ National Market for each of the periods set forth below. Infinity is a private company and its common stock and preferred stock are not publicly traded.

Discovery Partners Common Stock

	High	Low
Year Ended December 31, 2004
First Quarter	$6.50	$5.48
Second Quarter	$6.40	$4.54
Third Quarter	$5.91	$4.08
Fourth Quarter	$5.47	$4.11
Year Ended December 31, 2005
First Quarter	$4.76	$3.10
Second Quarter	$3.54	$2.79
Third Quarter	$3.50	$2.80
Fourth Quarter	$3.46	$2.24
Year Ending December 31, 2006
First Quarter	$2.74	$2.34
Second Quarter (through May 19, 2006)	$2.84	$2.34

On April 11, 2006, the last trading day prior to announcement of the merger, the closing price of Discovery Partners common stock was $2.41, for an aggregate value of Discovery Partners of approximately $64.5 million. Accordingly, if the merger had been consummated on that day, the value attributable to the Infinity capital stock and Infinity’s outstanding options and warrants in the aggregate, or to approximately 69% of the fully-diluted shares of the combined company, would have equaled $147.1 million. This percentage assumes:

•	the exercise of all outstanding Infinity options and warrants,

•	the vesting of shares of Discovery Partners restricted common stock and the exercise of Discovery Partners options exercisable on or before June 15, 2006 with an exercise price equal to or less than $6.00 per share, calculated using the treasury method,

•	that the amount of Infinity options and warrants does not change between the date hereof and the closing of the merger, and

•	that Discovery Partners’ net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger is greater than or equal to $70 million and less than or equal to $75 million.

Because the market price of Discovery Partners common stock is subject to fluctuation, the market value of the shares of Discovery Partners common stock that holders of Infinity capital stock and Infinity’s outstanding options and warrants will be entitled to receive in the merger may increase or decrease.

Assuming approval of Discovery Partners Proposal No. 3 and successful application for initial listing with the NASDAQ National Market following the consummation of the merger, Discovery Partners common stock will continue to be listed on the NASDAQ National Market, but will trade under the combined company’s new name, “Infinity Pharmaceuticals, Inc.” and the new trading symbol, “INFI”. Following the consummation of the merger, there will be no market for the former Infinity common stock and preferred stock.

As of April 30, 2006, Discovery Partners had approximately 102 holders of record of its common stock. As of April 30, 2006, Infinity had approximately 165 holders of record of its common stock and approximately 34 holders of record of its preferred stock. For detailed information regarding the beneficial ownership of certain stockholders of the combined company upon consummation of the merger, see “Principal Stockholders of Combined Company” on page 234 of this joint proxy statement/prospectus.

Dividends

Discovery Partners has never declared or paid any cash dividends on its capital stock nor does it intend to do so in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of Discovery Partners’ board of directors and will depend upon its financial condition, operating results, capital requirements, deployment of resources and ability to engage in strategic transactions or sell or otherwise dispose of its various operating assets, whether or not the merger is consummated, and such other factors as Discovery Partners’ board of directors deems relevant.

Infinity has never declared or paid any cash dividends on its capital stock nor does it intend to do so in the foreseeable future.

RISK FACTORS

In addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the material risks described below. In addition to the merger with Infinity, Discovery Partners is actively seeking to sell or otherwise dispose of, through one or more strategic transactions, its various operating assets, including key personnel and key service agreements, to one or more organizations. Discovery Partners currently intends to close any such transactions prior to the closing of the merger. Discovery Partners may not be successful in selling or otherwise disposing of all or part of its operating assets on terms or within timeframes that are favorable to Discovery Partners and its stockholders. If Discovery Partners completes the sale or other disposition of part or all of its operating assets prior to the closing of the merger, most, if not all, of Discovery Partners’ business immediately following the merger will be the business conducted by Infinity immediately prior to the merger, and most, if not all, of the risks described below under “—Risks Related to Discovery Partners” will not be relevant to the combined company.

Risks Related to the Merger

If the net cash balance of Discovery Partners at the closing of the merger is below $70 million, the exchange ratios will be adjusted upward to increase the number of shares former Infinity securityholders will be entitled to receive pursuant to the merger; and, if the net cash balance of Discovery Partners at the closing of the merger is below $60 million, Infinity may elect not to consummate the merger.

The merger agreement provides that the exchange ratios are subject to upward and downward adjustment based on the net cash balance of Discovery Partners at the closing of the merger. If the net cash balance of Discovery Partners at the closing of the merger is below $70 million, the merger agreement provides for adjusting the exchange ratios to increase the number of shares of Discovery Partners common stock former Infinity securityholders will be entitled to receive pursuant to the merger. If the net cash balance of Discovery Partners at the closing of the merger is below $60 million, Discovery Partners would be unable to satisfy a closing condition for the merger, and Infinity may elect not to consummate the merger. The items that will constitute Discovery Partners’ net cash balance at the closing of the merger are subject to many factors, many of which are outside of Discovery Partners’ control. For a more detailed discussion of the calculation of Discovery Partners’ net cash at the closing of the merger, see “The Merger Agreement—Merger Consideration and Adjustment” on page 103 of this joint proxy statement/prospectus.

The exchange ratio is not adjustable based on the market price of the Discovery Partners common stock and if the market price of the Discovery Partners common stock declines, the value of the shares of Discovery Partners common stock Infinity stockholders will be entitled to receive pursuant to the merger could be significantly lower.

The merger agreement has set the exchange ratios for the various classes, series and tranches of Infinity capital stock and such exchange ratios are only adjustable upward or downward depending upon Discovery Partners’ net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger, not the market price of the Discovery Partners common stock. Any changes in the market price of the Discovery Partners common stock will not affect the number of shares Infinity securityholders will be entitled to receive pursuant to the merger. Therefore, if the market price of the Discovery Partners common stock declines from the market price on the date of the merger agreement prior to the closing of the merger, Infinity securityholders could receive merger consideration with considerably less value.

Some of Discovery Partners’ and Infinity’s officers and directors have conflicts of interest that may influence them to support or approve the merger.

Certain officers and directors of Discovery Partners and Infinity participate in arrangements that provide them with interests in the merger that may be different from yours, including, among others, the continued service as an officer or director of the combined company, retention and severance benefits, the acceleration of stock and stock option vesting and continued indemnification. These interests, among others, may influence the officers and directors of Discovery Partners and Infinity to support or approve the merger. For a more detailed discussion see “The Merger—Interests of Discovery Partners’ Directors and Executive Officers in the Merger” and “The Merger—Interests of Infinity’s Directors and Executive Officers in the Merger” on pages 85 and 88 of this joint proxy statement/prospectus.

Failure to complete the merger may result in Discovery Partners or Infinity paying a termination fee to the other and could harm Discovery Partners’ or Infinity’s common stock price and future business and operations.

If the merger is not completed, Discovery Partners or Infinity may be subject to the following risks:

•	if the merger agreement is terminated under certain circumstances, Discovery Partners or Infinity will be required to pay the other party a termination fee of $6 million;

•	the price of Discovery Partners stock may decline; and

•	costs related to the merger, such as legal, accounting and certain financial advisory fees, must be paid even if the merger is not completed.

In addition, if the merger agreement is terminated and Discovery Partners’ or Infinity’s board of directors determines to seek another business combination, there can be no assurance that it will be able to find a partner willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the merger. In such circumstances, Discovery Partners’ board of directors may elect to, among other things, sell or otherwise dispose of Discovery Partners’ various operating assets, to the extent it has not already done so, or take the steps necessary to liquidate all of Discovery Partners’ operating assets, and in such cases, the consideration that Discovery Partners receives for its operating assets may be less attractive than the consideration to be received by Discovery Partners’ stockholders pursuant to the merger agreement.

The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes and other causes.

In general, either Discovery Partners or Infinity can refuse to complete the merger if there is a material adverse change affecting the other party between April 11, 2006, the date of the merger agreement, and the closing. However, certain types of changes do not permit either party to refuse to complete the merger, even if such change would have a material adverse effect on Discovery Partners or Infinity, including:

•	with respect to Discovery Partners, changes resulting from general economic conditions or conditions generally affecting the industry in which the company operates;

•	any failure to meet internal forecasts or projections;

•	changes due to the announcement or pendency of the merger or the completion of the transactions contemplated by the merger agreement;

•	changes resulting from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; or

•	with respect to Discovery Partners, changes resulting from a change in the stock price or trading volume of Discovery Partners, excluding any underlying effect that may have caused such change.

If adverse changes occur but Discovery Partners and Infinity must still complete the merger, the combined company’s stock price may suffer. This in turn may reduce the value of the merger to the stockholders of Infinity.

The market price of the combined company’s common stock may decline as a result of the merger.

The market price of the combined company’s common stock may decline as a result of the merger for a number of reasons including if:

•	the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

•	the effect of the merger on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•	investors react negatively to the effect on the combined company’s business and prospects from the merger.

Discovery Partners and Infinity stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

If the combined company is unable to realize the strategic and financial benefits currently anticipated from the merger, Discovery Partners and Infinity stockholders will have experienced substantial dilution of their ownership interest without receiving any commensurate benefit.

During the pendency of the merger, Discovery Partners and Infinity may not be able to enter into a business combination with another party at a favorable price because of restrictions in the merger agreement.

Covenants in the merger agreement impede the ability of Discovery Partners and Infinity to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the merger. As a result, if the merger is not completed, the parties may be at a disadvantage to their competitors. In addition, while the merger agreement is in effect and subject to very narrowly defined exceptions, each party is prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party. Any such transactions could be favorable to such party’s stockholders.

Because the lack of a public market for the Infinity shares makes it difficult to evaluate the fairness of the merger, the stockholders of Infinity may receive consideration in the merger that is greater than or less than the fair market value of the Infinity shares.

The outstanding capital stock of Infinity is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Infinity. Since the percentage of Discovery Partners equity to be issued to Infinity stockholders was determined based on negotiations between the parties, it is possible that the value of the Discovery Partners common stock to be issued in connection with the merger will be greater than the fair market value of Infinity. Alternatively, it is possible that the value of the shares of Discovery Partners common stock to be issued in connection with the merger will be less than the fair market value of Infinity.

Because Infinity’s business is expected to constitute most, if not all, of the business of the combined company after the closing of the merger, if any of the events described in “—Risks Related to Infinity” occur, those events could cause the potential benefits of the merger not to be realized.

In addition to the merger with Infinity, Discovery Partners is actively seeking to sell or otherwise dispose of, through one or more strategic transactions, its various operating assets, including key personnel and key service agreements, to one or more organizations. Discovery Partners currently intends to close any such transactions prior to the closing of the merger. If Discovery Partners completes the sale or other disposition of part or all of its current operating assets prior to the closing of the merger, most, if not all, of Discovery Partners’ business immediately following the merger will be the business conducted by Infinity immediately prior to the merger, and the risks described below under “—Risks Related to Discovery Partners” will not be relevant to the combined company. As a result, the risks described below under “—Risks Related to Infinity” are among the most significant risks to the combined company if the merger is completed. To the extent any of the events in the risks described below under “—Risks Related to Infinity” occur, those events could cause the potential benefits of the merger not to be realized and the market price of the combined company’s common stock to decline.

If Discovery Partners does not sell or otherwise dispose of its operating assets prior to the closing of the merger, Discovery Partners’ net cash will be adversely affected and the combined company may incur substantial costs and devote a substantial amount of time to selling or otherwise disposing of such operating assets following the merger.

In the event that Discovery Partners does not sell or otherwise dispose of all of its operating assets prior to the closing of the merger, Discovery Partners’ net cash at the closing of the merger, as calculated pursuant to the merger agreement, may be below $60 million. In such event, Discovery Partners would not meet one of the closing conditions to the merger and Infinity could elect to terminate the merger agreement. If the merger is completed under such circumstances, the combined company’s management and other personnel may devote a substantial amount of time and incur substantial costs and expenses in completing the sale or other disposition of those operating assets, which could distract the combined company’s management from the operation of its normal business.

Risks Related to Discovery Partners

In addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the material risks described below. As discussed above, Discovery Partners has entered into the merger agreement with merger sub and Infinity pursuant to which merger sub will merge with and into Infinity, with Infinity as the surviving corporation becoming a wholly owned subsidiary of Discovery Partners.

In addition to the merger with Infinity, Discovery Partners is actively seeking to sell or otherwise dispose of, through one or more strategic transactions, its various operating assets, including key personnel and key service agreements, to one or more organizations. Discovery Partners currently intends to close any such transactions prior to the closing of the merger. Discovery Partners may not be successful in selling or otherwise disposing of all or part of its current operating assets on terms or within timeframes that are favorable to Discovery Partners and its stockholders. If Discovery Partners completes the sale or other disposition of part or all of its operating assets prior to the closing of the merger, most, if not all, of Discovery Partners’ business immediately following the merger will be the business conducted by Infinity immediately prior to the merger, and many of the risks described below may no longer be applicable to Discovery Partners.

Discovery Partners may not be able to complete the merger or any of its strategic initiatives, and the pursuit of any strategic transaction could adversely affect its business.

Discovery Partners cannot assure you that it will close the pending merger with Infinity or that it will close any strategic transactions for any of its operating assets on favorable terms, in a timely manner or at all. Discovery Partners’ consideration and completion of any strategic transaction for any of its operating assets is subject to a variety of risks that could materially and adversely affect its business and financial results, including risks that Discovery Partners will forego business opportunities while any transaction is being considered or is pending; that Discovery Partners’ business, including its ability to maintain key contracts and retain key employees, may suffer due to uncertainty; and risks inherent in negotiating and completing any transaction. If Discovery Partners does not close the pending merger with Infinity, Discovery Partners’ board of directors may elect to, among other things, sell or otherwise dispose of Discovery Partners’ various operating assets, to the extent it has not already done so, attempt to complete another strategic transaction like the merger or take the steps necessary to liquidate all of Discovery Partners’ operating assets. In the event that Discovery Partners elects to take the steps necessary to liquidate all of its assets, the value realized by Discovery Partners’ stockholders would be significantly less than the $86.3 million of stockholders’ equity recorded on Discovery Partners’ consolidated financial statements as of March 31, 2006.

Discovery Partners’ recently adopted severance and retention bonus plan may require material payments to key employees in connection with their continued service with Discovery Partners during 2006 or otherwise in connection with the merger.

The compensation committee of Discovery Partners’ board of directors recently approved a severance and retention bonus plan for Discovery Partners’ key employees, including certain key executive officers. That plan, together with existing Discovery Partners change in control agreements, would be triggered by the closing of the pending merger with Infinity or the employees’ continuation of employment with Discovery Partners, or its successor following a change in control, through December 31, 2006 and the achievement of certain milestones on or before such date. If all eligible employees were awarded payments under the plan and under existing change of control agreements as a result of the closing of the merger followed by termination of such employee, the value of total awards would aggregate approximately $4.7 million, with approximately $3.6 million in cash payments and 463,250 shares of Discovery Partners common stock from the acceleration of vesting. If all eligible employees were awarded payments under the plan resulting from the employees’ continuation of employment with Discovery Partners, or its successor following a change in control, and the achievement of certain milestones through December 31, 2006, the value of total awards would aggregate approximately $3.9 million, with approximately $2.8 million in cash payments and 463,250 shares of Discovery Partners common stock from the acceleration of vesting. These payments due to change in control or severance arrangements arising in connection with the merger or otherwise owed to Discovery Partners’ employees in connection with the merger will reduce Discovery Partners’ net cash at the closing of the merger.

Discovery Partners may incur write-downs or write-offs in connection with potential exit costs, losses and liabilities in connection with potential future business divestitures or shutdowns.

In the event that Discovery Partners is successful in divesting its various operating assets, it is possible that it may not successfully recover the $5.8 million of total long-lived assets (excluding restricted cash) that are reflected on its consolidated balance sheet at March 31, 2006, which may result in future impairment charges up to this amount. On May 2, 2006, in connection with the financial statement close process, Discovery Partners determined that an impairment charge was required, and recorded a non-cash impairment charge of $3.2 million, representing long-lived assets, consisting primarily of property, plant and equipment, of certain operating assets. The inherent risk in maintaining ongoing operations with Discovery Partners’ employee and customer base and the reduced probability of entering into drug discovery collaborations while concurrently pursuing various strategic transactions, including the merger with Infinity, required the evaluation of impairment of Discovery Partners’ long-lived assets. Discovery Partners considered all available evidence and developed estimates of the future cash generating capacity and future expenditures associated with the various operating asset groups. The results indicated that more than one operating asset group is expected to generate negative cash flows and would not recover its carrying value. Therefore, the fair value of these long-lived assets was deemed to be zero. Discovery Partners believes there are currently one or more viable alternatives that would not lead to a loss on the recoverability of the remaining long-lived assets at March 31, 2006. Lastly, in the event that Discovery Partners is unable to successfully conclude the proposed merger with Infinity or is unsuccessful with the divestiture of its assets, its board of directors may decide to have it take the steps necessary to liquidate all of its assets, in which event the value realized by Discovery Partners’ stockholders would be significantly less than the $86.3 million of shareholders’ equity recorded on Discovery Partners’ consolidated financial statements as of March 31, 2006.

Discovery Partners incurred $4.7 million in impairment charges in 2005 related to long-lived assets. Approximately $3.7 million of the impairment charges related to its prepaid royalty to Abbott Laboratories related to the µARCS screening technology. In connection with the restructuring of its chemistry operations Discovery Partners decided to discontinue the commercialization of the µARCS screening technology. Discovery Partners incurred an additional $1.0 million of impairment charges related to its gene profiling technology. Discovery Partners also incurred a $50.9 million goodwill impairment charge during the fourth quarter of 2002, which represented the write-off of goodwill that it had accumulated in connection with several acquisitions.

Discovery Partners’ public announcement of the merger may result in some or all of Discovery Partners’ existing customers terminating their contracts with Discovery Partners.

Discovery Partners’ announcement of the merger and its intent to sell or otherwise dispose of its existing operating assets may result in some or all of Discovery Partners’ existing customers electing to terminate their agreements with Discovery Partners, and Discovery Partners’ revenues and operating results may suffer as a result of those terminations. A number of Discovery Partners’ customer contracts contain provisions allowing for termination of those agreements by Discovery Partners’ customers upon 90 days prior written notice. To date, two of Discovery Partners’ customers, Ono Pharmaceutical Co., Ltd. and Sepracor Inc., have sent notice to Discovery Partners of their intent to terminate their existing agreements with Discovery Partners, which will result in lost future revenues to Discovery Partners of approximately $300,000.

Discovery Partners’ strategy of placing a high degree of emphasis on integrated drug discovery collaborations is untested, involves higher risk and complexity, requires significant upfront funding, and will likely result in continued operating losses for the foreseeable future.

Discovery Partners has a limited history of offering its integrated drug discovery platform in the form of a collaborative model to the pharmaceutical and biopharmaceutical industries. Based on discussions with current and prospective customers and other market-based analyses of competitors’ cost and pricing structures, it is uncertain whether its current service-based customers will migrate to this new business offering or whether new collaborators will enter into collaborations with Discovery Partners. In order to be successful, Discovery Partners’ drug discovery technology platform must meet the requirements of the pharmaceutical and biopharmaceutical industries, and it must convince potential customers to collaborate with it instead of either performing these services internally or utilizing other companies with competing drug discovery technology platforms. Because of these and other factors, some of which are beyond its control, its integrated drug discovery collaboration offering may not gain sufficient market acceptance.

In addition, Discovery Partners’ strategy of focusing on more significant value added integrated drug discovery collaborations with biotechnology companies relies upon a relatively complex form of customer engagement to generate revenue. As a result of the inherent complexity of such collaborations, Discovery Partners has an increased risk of being unable to reach agreement or delays in reaching agreement with the prospective customer for such collaborations or of structuring sub-optimal arrangements that fail to adequately compensate it for the risks inherent in such collaborations. If Discovery Partners is unable to enter into these collaborations or experiences delays in entering into these collaborations, it will not be able to generate revenues when expected or at all, which would adversely affect its business. In 2005 and in early 2006, Discovery Partners focused on offering long-term collaborations and experienced longer lead times for entering into these collaborations and a lower percentage of completed agreements than previously experienced in fee-for-service arrangements.

As it is unlikely that Discovery Partners will be able to enter into integrated drug discovery collaborations using its previous fee-for-service pricing structure, it will need to invest, at its own cost, in the feasibility phase of various projects in exchange for higher downstream rewards in the form of access fees and milestone payments that could be received during or at the conclusion of such projects. As such, its risk profile is increased as it will likely generate losses into the foreseeable future and its future success will depend on its ability to enter into collaborations where the cumulative payments received from its partners exceed its initial investment. Later-

stage milestone payments and success fees dependent on confirmation of biological or pharmacological activity by compounds generated as part of such collaborations are particularly at risk for being achieved, as compounds may either lack the desired effects in preclinical studies or in clinical trials, or possess additional activities manifested as side effects that limit or preclude the advancement of such compounds in preclinical and clinical development. Additionally, even if such compounds advance through clinical development, there is no guarantee that compounds eligible for royalty payments will either be approved by the Food and Drug Administration, or similar agencies worldwide, for marketing.

Discovery Partners has incurred significant operating and net losses since its inception. As of March 31, 2006, Discovery Partners had an accumulated deficit of $122.9 million. Although it generated net income during 2004 and 2003 of $3.9 million and $1.1 million, respectively, it had net losses of $9.0 million for the three months ended March 31, 2006 and $14.2 million and $62.1 million for the years ended December 31, 2005 and 2002, respectively. Discovery Partners also expects in the future to incur operating and net losses and negative cash flow from operations. Discovery Partners expects an operating loss for the year ending 2006. Based on the major changes in Discovery Partners’ business sector and the pending merger and divestitures described elsewhere in this joint proxy statement/prospectus, Discovery Partners does not expect to achieve profitability in the future.

Discovery Partners’ collaborations and services involve significant scientific risk of fulfillment.

Discovery Partners’ ability to achieve future success-based revenues from integrated drug discovery collaborations will rely upon its scientific success. Discovery Partners’ drug discovery collaborations may fail to meet its or its collaborators’ drug discovery objectives on a timely basis or at all. In this event, it would not achieve the success-based milestone payments necessary to recover its upfront investment in a given project.

In addition, a large portion of Discovery Partners’ revenues rely upon its customers’ scientific success. Discovery Partners’ services and technologies may fail to assist its customers in achieving their drug discovery objectives, on a timely basis or at all. For example, when its customers deliver proteins to it for assay development or chemistry library design ideas for chemical compound development and production, it relies on its customers for timely delivery of those deliverables, and its customers rely on Discovery Partners for timely and effective assay design or compound library development and production that fulfills Discovery Partners’ scientific obligations to them. To the extent that either Discovery Partners experiences delays or failures in receiving specific deliverables required for it to complete its objectives or it encounters delays in its ability to meet, or is unable to meet, its scientific obligations, it may be unable to receive and recognize revenues in accordance with its expectations.

Discovery Partners derives a significant percentage of its revenues from a single customer. If this customer relationship terminated, it would incur a larger net loss from operations.

A significant portion of Discovery Partners’ actual first quarter of 2006 and anticipated annual 2006 revenues were and will be, as the case may be, derived from the compound procurement and management contract that it entered into with the National Institute of Mental Health of the National Institutes of Health, or NIH, in September 2004. The agreement expires by its terms on November 30, 2008, but may be renewed through two extensions by the NIH up to November 30, 2013; however the agreement is subject to continued government funding. During the three months ended March 31, 2006, revenue from the NIH represented 21% of Discovery Partners’ total revenue. Revenues under the NIH contract are earned as costs are incurred to procure, inspect and ship compounds to NIH designated screening centers. In addition, revenues are earned as compounds are purchased on behalf of the NIH at such time that the compounds pass certain quality standards as specified by the NIH and payment is made to the compound vendors. Timing of revenues earned is partially dependent on the timing of the NIH selection of compounds, the timing of procurement and processing of acquired compounds and the volume of screening activity at the NIH designated screening centers. In the event the NIH is delayed in the selection process of acquiring compounds, as it was in 2005 and early 2006, or such acquired compounds fail to meet the NIH specified standards, or if there are delays in the ramp up in the demand of the NIH designated screening centers, revenues recognized under this contract may be deferred to future periods. It is uncertain at this time whether the NIH will renew this agreement or whether Discovery Partners will be successful in entering into new agreements with this customer. Discovery Partners’ agreement with the NIH is also subject to the risk that the U.S. government will not continue to provide the funding to support the activities pursuant to this agreement.

A significant portion of Discovery Partners’ actual revenues over the past three years resulted from the agreement it entered into with Pfizer Inc., or Pfizer. In 2005, 2004 and 2003, 54%, 62% and 68%, respectively, of its revenue from continuing operations came from its chemistry contracts with Pfizer. Discovery Partners’ contract with Pfizer ended by its terms on January 6, 2006, and, in the fourth quarter of 2005, discussions with Pfizer to renew the contract were ended. The loss of this customer relationship will result in a larger net loss from operations for 2006 than in previous years.

If Discovery Partners’ revenues decline, it will not be able to correspondingly reduce its operating expenses.

A large portion of Discovery Partners’ expenses, including expenses for facilities, equipment and personnel, is relatively fixed. A significant percentage of Discovery Partners’ fixed costs is directly related to the cost of operating as a public company in maintaining compliance with the regulatory requirements. Accordingly, if revenues continue to decline, Discovery Partners expects it will not be able to correspondingly reduce its operating expenses. Failure to achieve anticipated levels of revenues could therefore significantly harm its operating results for a particular fiscal period.

The drug discovery industry is highly competitive and subject to technological changes, and Discovery Partners may not have the resources necessary to compete successfully.

Discovery Partners competes with companies in the United States and abroad that engage in the provision of drug discovery technology to the pharmaceutical and biotechnology industry. These competitors include companies engaged in the following areas of drug discovery:

•	Assay development and screening;

•	Synthetic compound libraries and lead optimization;

•	Natural products libraries and chemistry;

•	Informatics; and

•	Gene expression profiling.

Academic institutions, governmental agencies and other research organizations also conduct research in areas in which Discovery Partners provides services, either on their own or through collaborative efforts. Also, substantially all of Discovery Partners’ pharmaceutical and biopharmaceutical company customers have internal departments that provide some or all of the products and services it sells, so these customers may have limited needs for Discovery Partners products and services. Many of Discovery Partners’ competitors have more experience and have access to greater financial, technical, research, marketing, sales, distribution, service and other resources than it does. Discovery Partners may not yet be large enough to achieve satisfactory market recognition or operating efficiencies, particularly in comparison to some competitors.

Moreover, the pharmaceutical and biopharmaceutical industries are characterized by continuous technological innovation. Discovery Partners has faced and will continue to face increased competition as new companies enter the market and its competitors make advanced technologies available. Technological advances or entirely different approaches that Discovery Partners or one or more of its competitors develop may render its products, services and expertise obsolete or uneconomical. For example, advances in informatics and virtual screening may render some of its technologies, such as its large compound libraries, obsolete. Additionally, the existing approaches of its competitors or new approaches or technologies that its competitors develop may be more effective than those Discovery Partners develops. Discovery Partners may not be able to compete successfully with existing or future competitors.

Discovery Partners’ financial performance will depend on the prospects of the pharmaceutical and biopharmaceutical industries and the extent to which these industries engage outside parties to perform one or more aspects of their drug discovery process.

Discovery Partners’ revenues depend almost exclusively, with the exception of the NIH contract, on research and development expenditures by the pharmaceutical and biopharmaceutical industries and companies in these industries outsourcing research and development projects. These expenditures are based on a wide variety of factors, including the resources available for purchasing research equipment, the spending priorities among various types of research and policies regarding expenditures during recessionary periods. In recent years, pharmaceutical companies have been attempting to contain spending on drug discovery and many biotechnology companies have found it difficult to raise capital to fund drug discovery activities. Geopolitical uncertainty or general economic downturns in Discovery Partners’ customers’ industries or any decrease in research and development expenditures could harm its operations, as could increased acceptance of management theories that counsel against outsourcing of critical business functions. Any decrease in drug discovery spending by pharmaceutical and biopharmaceutical companies would cause Discovery Partners’ revenues to decline and require it to further increase its net cash burn if it continues to pursue its current strategy.

In addition, due to improvements in global communications, combined with the supply of significantly lower cost Ph.D.-level scientific talent, Discovery Partners faces the existing and growing threat of real and direct price-based competition for its chemistry, computational chemistry, and high-throughput screening services from low-cost offshore locations such as China, India and Eastern Europe. New guarantees of protection of intellectual property in these locations offered the necessary assurances to the biotech and pharmaceutical industry that the decision to outsource basic drug discovery offshore has become driven by low price. This shift has essentially resulted in the loss of Discovery Partners’ ability to consummate synthetic chemistry library contracts, the principal basis of its business in preceding years. Discovery Partners also believes that offshore pricing pressure on biology services, similar to those already noted in chemistry services, has and will continue to force it to reduce its reliance on fee-for-service work as the primary basis of its business.

The concentration of the pharmaceutical industry and the current trend toward increasing consolidation could hurt Discovery Partners’ business prospects.

The pharmaceutical customer segment of the market for Discovery Partners’ services is highly concentrated, with approximately 50 large pharmaceutical companies conducting drug discovery research. Discovery Partners has lost customers due to consolidation of pharmaceutical companies and the continuation of this trend may reduce the number of its current and potential customers even further. As a result, a small number of customers could account for a substantial portion of its revenues.

Additional risks associated with a concentrated customer base include:

•	larger companies may develop and utilize in-house technology and expertise rather than using Discovery Partners’ products and services; and

•	larger customers may negotiate price discounts or other terms for Discovery Partners’ products and services that are unfavorable to Discovery Partners.

Discovery Partners may fail to expand customer relationships through the integration of services.

Discovery Partners may not be able to use existing relationships with customers in individual areas of its business to sell services in multiple areas of drug discovery. Discovery Partners may not be successful in selling its offerings in combination across the range of drug discovery disciplines it serves because integrated combinations of its services may not achieve time and cost efficiencies for its customers, especially its large pharmaceutical company customers. Biotechnology companies may desire Discovery Partners’ integrated offerings but are often not sufficiently capitalized to pay for these services. In addition, Discovery Partners may not succeed in further integrating its offerings. If Discovery Partners does not achieve integration of its services, it may not be able to take advantage of potential revenue opportunities and differentiate itself from competitors. Moreover, such integrated offerings may require Discovery Partners to expend at-risk capital as part of the co-investment in potential future value of the compounds resulting from such work.

Discovery Partners’ services and technologies may never help discover drugs that receive U.S. Food and Drug Administration approval, which may make it difficult for it to gain new business.

To date, Discovery Partners is not aware of any of its customers having used any of its drug discovery products, services or technologies to develop a drug that ultimately has been approved by the U.S. Food and Drug Administration, or FDA, and its customers may never do so. Whether its customers use its drug discovery services and technologies to develop any drugs that ultimately receive FDA approval will depend heavily on its scientific success and its customers’ scientific success, as well as on its customers’ ability to meet applicable FDA regulatory requirements. Discovery Partners’ products, services and technologies may fail to assist its customers in achieving their drug discovery objectives, either on a timely basis or at all. For example, when its customers deliver proteins to it for assay development or chemistry library design ideas for chemical compound development and production, it may design assays or develop chemical compound libraries that fail to fully characterize the applicable protein’s or compound’s therapeutic potential, which could cause its further development to be delayed or abandoned. Additionally, Discovery Partners’ customers may not deliver to it proteins for assay development or chemistry library design ideas for chemical compound development and production that yield promising lead compounds for further development. Discovery Partners’ customers may also lack the resources or experience or be otherwise unable to comply with the FDA’s clinical trial requirements. Certain of Discovery Partners’ competitors are able to claim that their drug discovery services have been used in developing drugs that received FDA approval. To the extent that potential customers consider demonstrated therapeutic success an important factor in selecting between Discovery Partners and its competitors, Discovery Partners may be competitively disadvantaged, which would negatively impact its ability to generate new business.

Discovery Partners’ financial performance will depend on improved market conditions in the segments of the drug discovery and development process in which it participates.

The drug discovery and development process can be broadly separated into the following stages: target identification; target validation; lead discovery; lead optimization; preclinical development; investigational new drug application, or IND, filing; clinical trials, Phases I to III; new drug application, or NDA; and post market surveillance. Discovery Partners currently participates in the areas of lead discovery and lead optimization. Based on current industry averages, the cost of acquiring a validated target plus the costs of lead discovery and lead optimization are greater than the expected proceeds of out-licensing a potential drug candidate during the preclinical phase of drug development. This is primarily due to the negative imbalance between the relatively high cost of obtaining preclinical drug candidates, the high failure rate of such preclinical candidates, and the relatively low demand for such preclinical candidates that exists at present. It is estimated that a positive expected return on investment is not obtained until a drug candidate has passed through Phase II clinical trials, which requires a significant commitment of resources to attain. Therefore, many drug companies may be deterred from engaging in drug discovery unless they have the substantial financial resources necessary to fund the drug discovery process all the way through Phase II clinical trials. Unless advances are made to either reduce the cost or improve the success rate of preclinical drug candidates, or unless the market demand for such preclinical drug candidates improves, Discovery Partners may continue to face difficult market conditions for its services which may inhibit its growth.

Many of Discovery Partners’ collaboration and services offerings have lengthy sales cycles, which could cause its operating results to fluctuate significantly from quarter to quarter.

Business development activities related to the marketing of Discovery Partners’ collaboration and service offerings typically involve significant technical evaluation and commitment of expense or capital by its customers. Accordingly, the sales cycles, or the time from finding a prospective customer through closing the collaboration or sale, associated with these collaborations or sale typically range from six to eighteen months. Sales of these services and the formation of these collaborations are subject to a number of significant risks, including customers’ budgetary constraints and internal acceptance reviews that are beyond Discovery Partners’ control. Due to these lengthy and unpredictable sales cycles, Discovery Partners’ operating results could fluctuate significantly from quarter to quarter. Discovery Partners expects to continue to experience significant fluctuations in quarterly operating results due to a variety of factors, such as general and industry specific economic conditions, that may affect the research and development expenditures of pharmaceutical and biopharmaceutical companies.

The intellectual property rights on which Discovery Partners relies to protect the technology underlying its techniques may not be adequate, which could enable third parties to use Discovery Partners’ technology or very similar technology and could reduce its ability to compete in the market.

Discovery Partners’ success will depend, in part, on its ability to obtain, protect and enforce patents on its technology and to protect its trade secrets. Discovery Partners also depends, in part, on patent rights that third parties license to Discovery Partners. Any patents Discovery Partners owns or licenses may not afford meaningful protection for its technology and products. Others may challenge Discovery Partners’ patents or the patents of its licensors and, as a result, these patents could be narrowed, invalidated or rendered unenforceable. In addition, current and future patent applications on which Discovery Partners depends may not result in the issuance of patents in the United States or foreign countries. Competitors may develop products similar to Discovery Partners that are not covered by Discovery Partners’ patents. Further, since there is a substantial backlog of patent applications at the United States Patent and Trademark Office, the approval or rejection of Discovery Partners or its competitors’ patent applications may take several years.

Discovery Partners’ European eukaryotic gene profiling patent was opposed by various companies. Oral proceedings were held before the Opposition Division of the European Patent Office in January 2003. At the conclusion of the hearing, the Opposition Division maintained Discovery Partners’ patent in amended form. The period during which an appeal of the Opposition Division decision could be made has expired. As amended, the patent claims kits and methods for identifying and characterizing the potential toxicity of a compound using expression profiles of four categories of stress.

In addition to patent protection, Discovery Partners also relies on copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities. In an effort to maintain the confidentiality and ownership of its trade secrets and proprietary information, Discovery Partners requires its employees, consultants and advisors to execute confidentiality and proprietary information agreements. However, these agreements may not provide Discovery Partners with adequate protection against improper use or disclosure of confidential information, and there may not be adequate remedies in the event of unauthorized use or disclosure. Furthermore, like many technology companies, Discovery Partners may from time to time hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities conducted by Discovery Partners. In some situations, Discovery Partners’ confidentiality and proprietary information agreements may conflict with, or be subject to, the rights of third parties with whom its employees, consultants or advisors have prior employment or consulting relationships.

Although Discovery Partners requires its employees and consultants to maintain the confidentiality of all confidential information of previous employers, their prior affiliations may subject Discovery Partners or these individuals to allegations of trade secret misappropriation or other similar claims. Finally, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to Discovery Partners’ trade secrets. Discovery Partners’ failure to protect its proprietary information and techniques may inhibit or limit its ability to exclude certain competitors from the market.

The drug discovery industry has a history of intellectual property litigation and Discovery Partners may be involved in intellectual property lawsuits, which may be lengthy and expensive.

In order to protect or enforce its patent rights, Discovery Partners may have to initiate legal or administrative proceedings against third parties. In addition, others may sue Discovery Partners or initiate interference proceedings against Discovery Partners for infringing their intellectual property rights, or Discovery Partners may find it necessary to initiate a lawsuit seeking a declaration from a court that it is not infringing the proprietary rights of others. The patent positions of pharmaceutical, biopharmaceutical and drug discovery companies are generally uncertain. A number of pharmaceutical companies, biopharmaceutical companies, independent researchers, universities and research institutions may have filed patent applications or may have been granted patents that cover technologies similar to the technologies owned by, or licensed to, Discovery Partners or its collaborators. A number of patents may have been issued or may be issued in the future that could cover certain aspects of Discovery Partners’ technology and that could prevent Discovery Partners from using technology that Discovery Partners uses or expects to use. In addition, Discovery Partners is unable to determine all of the patents or patent applications that may materially affect its ability to make use or sell any potential products. Legal or administrative proceedings relating to intellectual property would be expensive, take significant time and divert management’s attention from other business concerns, no matter whether Discovery Partners wins or loses. The cost of such litigation, interference or administrative proceedings could hurt Discovery Partners’ profitability.

Further, an unfavorable judgment in an administrative proceeding, interference or infringement lawsuit brought against Discovery Partners, in addition to any damages it might have to pay, could prevent Discovery Partners from obtaining intellectual property protection for its technology, require it to stop the infringing activity or obtain a license. Any required license may not be available to Discovery Partners on acceptable terms, or at all. In addition, some licenses may be nonexclusive, and therefore, Discovery Partners’ competitors may have access to the same technology that is licensed to Discovery Partners. If Discovery Partners fails to obtain a required license or it is unable to design around a patent, it may be unable to sell some of its products or services.

Discovery Partners’ stock price will likely be volatile.

The trading price of Discovery Partners’ common stock has been and will likely continue to be volatile and could be subject to fluctuations in price in response to various factors, many of which are beyond its control, including:

•	announcements related to developments involving the merger with Infinity or any of the other divestitures or strategic transactions that Discovery Partners may engage in;

•	actual or anticipated variations in quarterly operating results;

•	announcements of technological innovations by Discovery Partners or its competitors;

•	announcements by Discovery Partners of terminations by customers of their contracts with Discovery Partners;

•	new products or services introduced or announced by Discovery Partners or its competitors;

•	changes in financial estimates by, or the beginning or cessation of research coverage by, securities analysts;

•	the announcements by Discovery Partners or its competitors of financial results that do not meet or exceed the results anticipated by the public markets;

•	conditions or trends in the pharmaceutical and biopharmaceutical industries or in the drug discovery services industry;

•	announcements by Discovery Partners or its competitors of significant acquisitions, divestitures or other strategic transactions, collaborations, joint ventures or capital commitments, or terminations of collaborations or joint ventures in addition to those referred to above;

•	additions or departures of key personnel;

•	economic and political factors; and

•	sales of Discovery Partners common stock, including sales by any of its stockholders who beneficially own more than 5% of Discovery Partners common stock and who could potentially sell large amounts of Discovery Partners common stock at any one time.

In addition, price and volume fluctuations in the stock market in general, and the NASDAQ National Market and the market for technology companies in particular, have often been unrelated or disproportionate to the operating performance of those companies. Further, the market prices of securities of life sciences companies have been particularly volatile. Conditions or trends in the pharmaceutical and biopharmaceutical industries generally may cause further volatility in the trading price of Discovery Partners common stock, because the market may incorrectly perceive it as a pharmaceutical or biopharmaceutical company and its customers are pharmaceutical and biopharmaceutical companies. These broad market and industry factors may harm the market price of Discovery Partners common stock, regardless of its operating performance. In the past, plaintiffs have often instituted securities class action litigation following instances of volatility in the market price of a company’s securities. A securities class action suit against Discovery Partners could result in potential liabilities, substantial costs and the diversion of management’s attention and resources, regardless of whether Discovery Partners wins or loses.

Discovery Partners’ customers may restrict its use of scientific information, which could prevent it from using this information for additional revenue.

Discovery Partners plans to generate and use information that is not proprietary to its customers and which it derives from performing drug discovery services for its customers. However, Discovery Partners’ customers may not allow it to use information such as the general interaction between types of chemistries and types of drug targets that it generates when performing drug discovery services for them. Discovery Partners’ current contracts typically restrict its use of certain scientific information it generates for its customers, such as the biological activity of chemical compounds with respect to drug targets, and future contracts also may restrict its use of additional scientific information. To the extent that Discovery Partners’ use of information is restricted, it may not be able to collect and aggregate scientific data and take advantage of potential revenue opportunities.

Discovery Partners’ ability to maintain the current infrastructure will depend on attracting and retaining key executives, experienced scientists and business development personnel.

Discovery Partners’ future success will depend to a significant extent on its ability to attract, retain and motivate highly skilled scientists and business development personnel. In addition, Discovery Partners’ business would be significantly harmed if it lost the services of Michael Venuti, its Acting Chief Executive Officer. Additionally, it is difficult for Discovery Partners to find qualified business development personnel that are experienced in its business model. Discovery Partners does not maintain life insurance on any of its officers. Discovery Partners’ ability to maintain, expand or renew existing collaborations with its customers, enter into new collaborations and provide additional services to its existing customers depends, in large part, on its ability to hire and retain scientists with the skills necessary to keep pace with continuing changes in drug discovery technologies personnel who are highly motivated. Discovery Partners’ U.S. employees are at will employees, which means that they may resign at any time, and Discovery Partners may dismiss them at any time (subject, in some cases, to severance and similar payment obligations). Discovery Partners believes that there is a shortage of, and significant competition for, scientists with the skills and experience in the sciences necessary to perform the services Discovery Partners offers. Discovery Partners competes with pharmaceutical companies, biopharmaceutical companies, combinatorial chemistry companies, contract research companies and academic institutions for new personnel. If Discovery Partners does not attract new scientists or retain or motivate its existing personnel, it may not be able to maintain the current infrastructure.

Discovery Partners’ operations could be interrupted by damage to its facilities.

Discovery Partners’ results of operations are dependent upon the continued use of its highly specialized laboratories and equipment. Discovery Partners’ operations are primarily concentrated in facilities in San Diego, California, South San Francisco, California, Heidelberg, Germany and Allschwil, Switzerland. Natural disasters, such as earthquakes or fires, or terrorist acts could damage its laboratories or equipment and these events may materially interrupt its business. Discovery Partners maintains business interruption insurance to cover lost revenues caused by such occurrences. However, this insurance would not compensate Discovery Partners for the loss of opportunity and potential adverse impact on relations with existing customers created by an inability to meet its customers’ needs in a timely manner, and may not compensate Discovery Partners for the physical damage to its facilities.

Discovery Partners is subject to foreign currency risk related to conducting business in multiple currencies.

Currency fluctuations between the U.S. dollar and the currencies in which Discovery Partners does business, including the Japanese yen, the Swiss franc, and the Euro, will cause foreign currency translation gains and losses. Discovery Partners cannot predict the effects of exchange rate fluctuations on its future operating results because of the number of currencies involved, changes in the percentage of its revenue that will be invoiced in foreign currencies, the variability of currency exposure and the potential volatility of currency exchange rates. Because Discovery Partners conducts business in multiple currencies it is subjected to economic and earnings risk. Discovery Partners does not currently engage in foreign exchange hedging transactions to manage its foreign currency exposure; however, it may begin to hedge certain transactions between the Swiss franc and other currencies that are invoiced from its Swiss affiliate in order to minimize foreign exchange transaction gains and losses.

Discovery Partners may be subject to liability regarding hazardous materials.

Discovery Partners’ products and services as well as its research and development processes involve the controlled use of hazardous materials. For example, Discovery Partners often uses dangerous acids, bases, oxidants, radio isotopic and flammable materials. Discovery Partners is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Discovery Partners cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, Discovery Partners could be held liable for any damages that result, and any such liability could exceed its resources and disrupt its business. In addition, Discovery Partners may have to incur significant costs to comply with environmental laws and regulations related to the handling or disposal of such materials or waste products in the future, which would require it to spend substantial amounts of money.

Because it is unlikely that Discovery Partners will pay dividends, its stockholders will only be able to benefit from holding its stock if the stock price appreciates.

Discovery Partners has never paid cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future.

Anti-takeover provisions in Discovery Partners’ stockholder rights plan and in its charter and bylaws could make a third-party acquisition of Discovery Partners difficult.

In 2003, Discovery Partners adopted a stockholder rights plan, also referred to as a poison pill. Also, Discovery Partners’ certificate of incorporation and bylaws contain provisions that could make it more difficult for a third party to acquire it, even if doing so would be beneficial to its stockholders. These provisions could limit the price that investors might be willing to pay in the future for shares of Discovery Partners common stock.

Risks Related to Infinity

In determining whether to approve the merger, you should carefully read the following risk factors. Discovery Partners and Infinity anticipate that immediately following the merger most, if not all, of the business of the combined company will be the business conducted by Infinity immediately prior to the merger. As a result, the following risks, and the risks factors set forth under the heading “—Risks Related to the Combined Company,” are among the most significant that you will face if the merger is completed.

Risks Related to Infinity’s Business

Infinity’s business is at an early stage of development and Infinity does not have, and may never have, any products that generate revenues.

Infinity is at an early stage of development as a company and has a limited operating history on which to evaluate its business and prospects. Since beginning operations in 2001, Infinity has not generated any revenue from the sale of drugs. Infinity currently has no drugs for sale and Infinity cannot guarantee that it will ever have any marketable drugs. Before Infinity can successfully sell any drugs, it must demonstrate to the FDA and other regulatory authorities in the United States, the European Union and elsewhere that its drug candidates satisfy rigorous standards of safety and efficacy for their intended uses. Significant additional research, preclinical testing and clinical testing is required before Infinity can file applications with the FDA or these other regulatory authorities for premarket approval of its drug candidates. In addition, to compete effectively, its marketed drugs, if any, must have a combined profile of safety, efficacy, ease of administration and cost-effectiveness such that they offer advantages over alternative treatment options. Infinity may not achieve this objective. IPI-504, Infinity’s most advanced drug candidate, is in two Phase I clinical trials and is currently Infinity’s only drug candidate in clinical trials. Infinity cannot be certain that the clinical development of this or any other drug candidates in preclinical testing will be successful, that they will receive the regulatory approvals required to commercialize them or that any of its other research and drug discovery programs will yield a drug candidate suitable for investigation through clinical trials. Accordingly, commercial revenues, if any, will be derived from sales of drugs that Infinity does not expect will become marketable for several years, if at all.

Infinity has a limited operating history and has incurred a cumulative loss since inception. If Infinity does not generate significant revenues, it will not be profitable.

Infinity has incurred significant losses since its inception in February 2001. At March 31, 2006, Infinity’s accumulated deficit was approximately $138 million. Infinity has not generated any revenues from the sale of drugs to date and does not expect to generate revenues from the sale of any drugs, or achieve profitability, for several years, if ever. Infinity expects that its annual operating losses will increase substantially over the next several years as Infinity seeks to:

•	complete Phase I clinical trials for IPI-504 and, if supported by the Phase I results, initiate larger scale Phase II clinical trials, as well as additional clinical trials for IPI-504, including combination studies;

•	advance its preclinical IPI-609 Hedgehog inhibitor program, as well as other preclinical programs, into clinical trials, if supported by positive preclinical data;

•	discover and develop additional drug candidates;

•	obtain regulatory approval for any drug candidates it successfully develops;

•	commercialize any product candidates for which regulatory approval is obtained;

•	prosecute and maintain its intellectual property rights relating to its product candidates and future products, if any;

•	hire additional clinical, scientific and management personnel and upgrade its operational, financial and management information systems and facilities; and

•	identify and acquire rights from third parties to additional compounds, drug candidates or drugs.

To become profitable, Infinity must successfully develop and obtain regulatory approval for its drug candidates and effectively manufacture, market and sell any drug candidates it develops. Accordingly, Infinity may never generate significant revenues and, even if it does generate significant revenues, it may never achieve profitability.

Infinity’s operating history may make it difficult for you to evaluate the success of its business to date and to assess its future viability.

Infinity commenced operations in February 2001. Infinity’s operations to date have been limited to organizing and staffing the company, developing, and securing its technology and undertaking preclinical studies and initial clinical trials of its drug candidates. Infinity has not yet demonstrated its ability to obtain regulatory approval, formulate and manufacture a commercial-scale product, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, any predictions you make about Infinity’s future success or viability may not be as accurate as they could be if Infinity had a longer operating history.

Infinity will need substantial additional capital to fund its operations, including planned drug candidate development, manufacturing and commercialization. If Infinity does not have or cannot raise additional capital when needed, it will be unable to develop and commercialize its drug candidates successfully.

Assuming the merger closes and Discovery Partners’ net cash at closing is approximately $70 million, Infinity believes that it would have sufficient funds to support its current operating plan through at least December 31, 2007. However, Infinity’s operating plan after the merger may change as a result of many factors, including:

•	the progress and results of clinical trials of IPI-504;

•	the results of preclinical studies of IPI-609, lead optimization results for Bcl-2 inhibitor compounds and other discovery stage and preclinical programs, and its decision to initiate clinical trials if supported by preclinical results;

•	Infinity’s ability to meet current compound delivery obligations to Novartis and Johnson & Johnson;

•	Infinity’s needs for office and laboratory facilities;

•	Infinity’s ability to continue to sublease excess space;

•	the timing of, and the costs involved in, obtaining regulatory approvals for its product candidates;

•	the cost of acquiring raw materials for, and of manufacturing, its product candidates;

•	the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including litigation costs;

•	the costs of establishing sales and marketing functions and of establishing commercial manufacturing arrangements if any drug candidates are approved;

•	Infinity’s inability to maintain its existing strategic alliances;

•	the costs to satisfy obligations under potential future collaborations; and

•	the timing, receipt and amount of sales or royalties on future products, if any.

Infinity will require substantial additional cash to fund expenses that it will incur in both the near term and long term in connection with planned preclinical and clinical testing, regulatory review, manufacturing and sales and marketing efforts. Infinity may seek additional capital through a combination of private and public equity offerings, debt financings and strategic alliance and licensing arrangements. Such additional financing may not be available when Infinity needs it or may not be available on terms that are favorable to Infinity. To the extent that Infinity raises additional capital through the sale of equity or convertible debt securities, its stockholders’ ownership interests will be diluted, and the terms may include liquidation or other preferences that adversely affect their rights as stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting Infinity’s ability to take specific actions such as incurring additional debt, making capital expenditures or declaring dividends. If Infinity raises additional funds through strategic alliances and licensing arrangements with third parties, Infinity may have to relinquish valuable rights to its technologies or drug candidates, or grant licenses on terms that are not favorable to it. If Infinity is unable to obtain adequate financing on a timely basis, it could be required to:

•	curtail significant discovery-stage drug discovery programs that are designed to identify new drug candidates; and/or

•	terminate or delay clinical trials of IPI-504 or the preclinical development of IPI-609 or one or more of its other preclinical drug candidates; or

•	relinquish rights to product candidates or development programs that it may otherwise seek to develop or commercialize itself.

Infinity’s market is subject to intense competition. If Infinity is unable to compete effectively, its drug candidates may be rendered noncompetitive or obsolete.

Infinity is engaged in segments of the pharmaceutical industry that are highly competitive and rapidly changing. Many large pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other public and private research organizations are pursuing the development of novel drugs that target various forms of cancer. Infinity faces, and expects to continue to face, intense and increasing competition as new products enter the market and advanced technologies become available. Moreover, there are a number of large pharmaceutical companies currently marketing and selling products to treat cancer, including Bristol-Myers Squibb Company, F. Hoffmann-La Roche Ltd., Novartis Pharma AG and Genentech, Inc. In addition to currently approved drugs, there are a significant number of drugs that are currently under development and may become available in the future for the treatment of various forms of cancer. Infinity is also aware that there are a number of companies that are currently seeking to develop drug candidates directed to the same biological targets that Infinity’s drug candidates are designed to inhibit. Specifically, Infinity believes that Kosan Biosciences, Conforma Therapeutics Corporation (which recently announced its proposed acquisition by BiogenIdec Inc.), Serenex, Inc., Vernalis plc (in collaboration with Novartis) and Synta Pharmaceuticals have preclinical and early clinical stage development programs seeking to develop compounds that target Heat Shock Protein 90, or Hsp90, which is the target of Infinity’s lead compound IPI-504. Curis, Inc. and Genentech Inc. have an early stage clinical development collaboration seeking to develop drugs that target the Hedgehog signaling pathway, which is the target of Infinity’s IPI-609 preclinical compound. Gemin-X Biosciences and Abbott Laboratories are believed to be in early-stage development of compounds to target the Bcl-2 family of proteins, which is the target of an Infinity discovery effort as well.

Many of Infinity’s competitors have:

•	significantly greater financial, technical and human resources than Infinity has and may be better equipped to discover, develop, manufacture and commercialize drug candidates;

•	more extensive experience in preclinical testing and clinical trials, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products;

•	drug candidates that have been approved or are in late-stage clinical development; and/or

•	collaborative arrangements in Infinity’s target markets with leading companies and research institutions.

Competitive products and/or new treatment methods for the diseases Infinity is targeting may render Infinity’s products, if any, obsolete, noncompetitive or uneconomical before Infinity can recover the expenses of developing and commercializing its drug candidates. If Infinity successfully develops and obtains approval for its drug candidates, Infinity will face competition based on the safety and effectiveness of its drug candidates, the timing of their entry into the market in relation to competitive products in development, the availability and cost of supply, marketing and sales capabilities, reimbursement coverage, price, patent position and other factors. If Infinity successfully develops drug candidates but those drug candidates do not achieve and maintain market acceptance, Infinity’s business will not be successful.

If Infinity is not able to attract and retain key management and scientific personnel and advisors, Infinity may not successfully develop its drug candidates or achieve its other business objectives.

Infinity is highly dependent on its management team, particularly: Steven Holtzman, its Chief Executive Officer; Julian Adams, its President and Chief Scientific Officer; Adelene Perkins, its Executive Vice President and Chief Business Officer; and the other members of its leadership team, including Jeffrey Tong, its Vice President, Corporate and Product Development; David Grayzel, its Vice President, Clinical Development and Medical Affairs; James Wright, its Vice President, Pharmaceutical Development; Michael Foley, its Vice President, Chemistry; and Vito Palombella, its Vice President, Biology. All of Infinity’s agreements with these principal members of its executive and scientific teams provide that employment is at-will and may be terminated by the employee at any time and without notice. Although Infinity does not have any reason to believe that it may lose the services of any of these persons in the foreseeable future, the loss of the services of any of these persons might impede the achievement of its research, development and commercialization objectives. Infinity does not maintain “key person” insurance on any of its employees.

Recruiting and retaining qualified scientific and business personnel will also be critical to Infinity’s success. Infinity may not be able to attract and retain these personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. Infinity also experiences competition for the hiring of scientific personnel from universities and research institutions. In addition, Infinity relies on consultants and advisors, including scientific and clinical advisors, to assist it in formulating its research and development and commercialization strategy. Infinity’s consultants and advisors may be employed by employers other than Infinity and may have commitments under consulting or advisory contracts with other entities that may limit their availability to Infinity.

Infinity’s business has a substantial risk of product liability claims. If Infinity is unable to obtain appropriate levels of insurance, a product liability claim could adversely affect its business.

Infinity’s business exposes it to significant potential product liability risks that are inherent in the development, manufacture, sales and marketing of human therapeutic products. Although Infinity does not currently commercialize any products, claims could be made against it based on the use of its drug candidates in clinical trials. Infinity currently has clinical trial insurance and will seek to obtain product liability insurance prior to the sales and marketing of any of its drug candidates. However, Infinity’s insurance may not provide adequate coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, Infinity may be unable to maintain current amounts of insurance coverage or obtain additional or sufficient insurance at a reasonable cost to protect against losses that could have a material adverse effect on it. If a claim is brought against Infinity, it might be required to pay legal and other expenses to defend the claim, as well as uncovered damage awards resulting from a claim brought successfully against Infinity. Furthermore, whether or not Infinity is ultimately successful in defending any such claims, it might be required to redirect significant financial and managerial resources to such defense, and adverse publicity is likely to result.

Risks Related to the Development of Infinity’s Drug Candidates

All of Infinity’s drug candidates are still in the early stages of development and remain subject to clinical testing and regulatory approval. If Infinity is unable to successfully develop and test one or more of its drug candidates, or obtain U.S. and/or foreign regulatory approval, it will not be successful.

To date, Infinity has not obtained FDA approval to commercially distribute any of its drug candidates. The success of Infinity’s business depends primarily upon its ability to develop and commercialize its drug candidates successfully. Infinity’s most advanced drug candidate is IPI-504, which is currently in two Phase I clinical trials. Infinity’s other drug candidates are in various stages of preclinical and discovery-stage development.

Infinity’s drug candidates are subject to extensive governmental regulations relating to development, clinical trials, manufacturing and commercialization. Rigorous preclinical testing and clinical trials and an extensive regulatory approval process are required in the United States and in many foreign jurisdictions prior to the commercial sale of Infinity’s drug candidates. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. It is possible that none of the drug candidates Infinity is developing, or may in the future develop, will obtain marketing approval. In connection with the clinical trials of IPI-504 and any other drug candidate Infinity may seek to develop in the future, Infinity faces risks that:

•	the drug candidate may not prove to be safe and/or effective;

•	the results of later trials may not confirm the positive results from earlier preclinical studies or clinical trials; and

•	the results may not meet the level of statistical significance required by the FDA or other regulatory agencies.

Infinity has limited experience in conducting and managing the clinical trials necessary to obtain regulatory approvals, including approval by the FDA and/or comparable foreign regulatory agencies. The time required to complete clinical trials and for regulatory review by the FDA and other countries’ regulatory agencies is uncertain and typically takes many years. Some of Infinity’s drug products may be eligible for the FDA’s programs that are designed to facilitate the development and expedite the review of certain drugs. Specifically, drug products that are intended for the treatment of serious or life-threatening conditions and demonstrate the potential to address unmet medical needs may be eligible for FastTrack designation. They may also be eligible for accelerated approval if they provide a meaningful therapeutic benefit over existing treatments. In addition, a drug product may receive priority review if it would, upon approval, provide a significant improvement compared to marketed products. However, there is no assurance that any of Infinity’s products will qualify for one or more of these programs. Even if a drug product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification. Infinity’s analysis of data obtained from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. Infinity may also encounter unanticipated delays or increased costs due to government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review.

Any delay in obtaining or failure to obtain required approvals could materially adversely affect Infinity’s ability to generate revenues from the particular drug candidate. Furthermore, any regulatory approval to market a product may be subject to limitations on the indicated uses for which Infinity may market the product. These limitations may limit the size of the market for the product. Infinity is also subject to numerous foreign regulatory requirements governing the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process includes all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of foreign regulations. Approval by the FDA does not ensure approval by regulatory authorities outside the United States. Foreign jurisdictions may have different approval procedures than those required by the FDA and may impose additional testing requirements for Infinity’s drug candidates.

If clinical trials of Infinity’s drug candidates are prolonged or delayed, it may be unable to commercialize its drug candidates on a timely basis, which would require Infinity to incur additional costs and delay its receipt of any product revenue.

Infinity cannot predict whether it will encounter problems with any of its ongoing or planned clinical trials that will cause Infinity or regulatory authorities to delay or suspend clinical trials, or delay the analysis of data from its ongoing clinical trials. Any of the following could delay the clinical development of Infinity’s drug candidates:

•	ongoing discussions with the FDA or comparable foreign authorities regarding the scope or design of its clinical trials;

•	delays in receiving, or the inability to obtain, required approvals from institutional review boards or other reviewing entities at clinical sites selected for participation in its clinical trials;

•	delays in enrolling volunteers and patients into clinical trials;

•	a lower than anticipated retention rate of volunteers and patients in clinical trials;

•	the need to repeat clinical trials as a result of inconclusive or negative results or unforeseen complications in testing;

•	inadequate supply or deficient quality of drug candidate materials or other materials necessary to conduct its clinical trials;

•	unfavorable FDA inspection and review of a clinical trial site or records of any clinical or preclinical investigation;

•	serious and unexpected drug-related side effects experienced by participants in its clinical trials;

•	a finding that the trial participants are being exposed to unacceptable health risks;

•	the placement by the FDA of a clinical hold on a trial; or

•	any restrictions on or post-approval commitments with regard to any regulatory approval Infinity ultimately obtains that render the drug candidate not commercially viable.

Clinical trials require sufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease, the eligibility criteria for Infinity’s clinical trials and competing studies or trials. Delays in patient enrollment can result in increased costs and longer development times. Infinity’s failure to enroll patients in its clinical trials could delay the completion of the clinical trial beyond current expectations. In addition, the FDA could require Infinity to conduct clinical trials with a larger number of subjects than has been projected for any of its drug candidates. As a result of these factors, Infinity may not be able to enroll a sufficient number of patients in a timely or cost-effective manner.

Furthermore, enrolled patients may drop out of clinical trials, which could impair the validity or statistical significance of the clinical trials. A number of factors can influence the patient discontinuation rate, including, but not limited to: the inclusion of a placebo arm in a trial; possible inactivity or low activity of the drug candidate being tested at one or more of the dose levels being tested; adverse side effects experienced, whether or not related to the drug candidate; and the availability of numerous alternative treatment options that may induce patients to discontinue their participation in the trial.

Infinity, the FDA or other applicable regulatory authorities may suspend clinical trials of a drug candidate at any time if Infinity or they believe the subjects or patients participating in such clinical trials, or in independent third-party clinical trials for drugs based on similar technologies, are being exposed to unacceptable health risks or for other reasons.

Infinity cannot predict whether any of its drug candidates will encounter problems during clinical trials that will cause Infinity or regulatory authorities to delay or suspend these trials or delay the analysis of data from these trials. In addition, it is impossible to predict whether legislative changes will be enacted, or whether FDA regulations, guidance or interpretations will be changed, or what the impact of such changes, if any, may be. If Infinity experiences any such problems, it may not have the financial resources to continue development of the drug candidate that is affected or the development of any of its other drug candidates.

In the future, Infinity intends to rely on third parties to conduct certain of Infinity’s clinical trials, and those third parties may not perform satisfactorily, including failing to meet established deadlines for the completion of such trials.

Infinity may rely on third parties such as contract research organizations, medical institutions and clinical investigators to enroll qualified patients and conduct certain of Infinity’s clinical trials. Infinity’s reliance on these third parties for clinical development activities reduces its control over these activities. Accordingly, these third-party contractors may not complete activities on schedule, or may not conduct Infinity’s clinical trials in accordance with regulatory requirements or its trial design. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, Infinity may be required to replace them. Although Infinity believes that there are a number of third-party contractors Infinity could engage to continue these activities, replacing a third-party contractor may result in a delay of the affected trial. Accordingly, Infinity’s efforts to obtain regulatory approvals for and commercialize its drug candidates may be delayed.

In addition, Infinity is responsible for ensuring that each of its clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. The FDA requires Infinity to comply with certain standards, referred to as good clinical practices, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Infinity’s reliance on third parties that it does not control does not relieve Infinity of these responsibilities and requirements.

Even if Infinity obtains regulatory approvals, its drug candidates will be subject to ongoing regulatory review. If Infinity fails to comply with continuing U.S. and applicable foreign regulations, it could lose those approvals, and its business would be seriously harmed.

Even if Infinity receives regulatory approval of any drugs it is developing or may develop, Infinity will be subject to continuing regulatory review. Infinity may be required, or Infinity may elect, to conduct additional clinical trials of its drug candidates after they have become commercially available approved drugs. As greater numbers of patients use a drug following its approval, side effects and other problems may be observed after approval that were not seen or anticipated during pre-approval clinical trials. Supplemental trials could also produce findings that are inconsistent with the trial results Infinity has previously submitted to the FDA, which could result in marketing restrictions or force Infinity to stop marketing previously approved drugs. In addition, the manufacturer and the manufacturing facilities Infinity uses to make any approved drugs, will be subject to periodic review and inspection by the FDA. The subsequent discovery of previously unknown problems with the drug, manufacturer or facility may result in restrictions on the drug, manufacturer or facility, including withdrawal of the drug from the market. If Infinity fails to comply with applicable continuing regulatory requirements, it may be subject to fines, suspension or withdrawal of regulatory approval, product recalls and seizures, operating restrictions and criminal prosecutions.

Infinity works with hazardous materials and must comply with environmental laws and regulations, which can be expensive and restrict how it conducts its business.

Infinity’s activities involve the controlled storage, use and disposal of hazardous materials, including infectious agents, corrosive, explosive and flammable chemicals, various radioactive compounds and compounds known to cause birth defects. Infinity is subject to certain federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. Although Infinity believes that its safety procedures for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, Infinity cannot eliminate the risk of accidental contamination or injury from these materials.

In the event of an accident, state or federal authorities may curtail Infinity’s use of these materials, and it could be liable for any civil damages that result, which may exceed Infinity’s financial resources and may seriously harm its business. While Infinity believes that the amount of insurance it carries is sufficient for typical risks regarding its handling of these materials, it may not be sufficient to cover pollution conditions or other extraordinary or unanticipated events. Additionally, an accident could damage, or force Infinity to shut down, its operations. In addition, if Infinity develops a manufacturing capacity, it may incur substantial costs to comply with environmental regulations and would be subject to the risk of accidental contamination or injury from the use of hazardous materials in its manufacturing process.

Risks Related to Planned Commercialization of Infinity’s Drug Candidates

Infinity relies on third-party manufacturers to produce the raw materials and drug substance for its drug candidates.

Infinity’s drug candidates require precise, high quality manufacturing. Third-party manufacturers on which Infinity relies may not be able to comply with the FDA’s current good manufacturing practices, or cGMPs, and other applicable government regulations and corresponding foreign standards. These regulations govern manufacturing processes and procedures and the implementation and operation of systems to control and assure the quality of products. The FDA may, at any time, audit or inspect a manufacturing facility to ensure compliance with cGMPs. Failure by Infinity’s contract manufacturers to achieve and maintain high manufacturing and quality control standards could result in patient injury or death, and/or sanctions imposed on Infinity or the applicable contract manufacturer, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of Infinity’s product candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecution, any of which could significantly and adversely affect supplies of Infinity’s product candidates and seriously hurt Infinity’s business. Contract manufacturers may also encounter difficulties involving production yields or delays in performing their services. Infinity does not have control over third-party manufacturers’ performance and compliance with these applicable regulations and standards.

If, for some reason, Infinity’s manufacturers cannot perform as agreed, Infinity may be unable to replace such third-party manufacturers in a timely manner and the production of its drug candidates would be interrupted, resulting in delays in clinical trials and additional costs. Switching manufacturers may be difficult because the number of potential manufacturers is limited and, depending on the type of material manufactured at the contract facility, the change in contract manufacturer must be submitted to and/or approved by the FDA. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of Infinity’s drug candidates after receipt of FDA approval. It may be difficult or impossible for Infinity to find a replacement manufacturer on acceptable terms quickly, or at all.

Infinity anticipates continued reliance on third-party manufacturers if it is successful in obtaining marketing approval from the FDA and other regulatory agencies for any of its drug candidates.

To date, Infinity’s drug candidates have been manufactured in small quantities for preclinical testing and clinical trials by third-party manufacturers. If the FDA or other regulatory agencies approve any of Infinity’s drug candidates for commercial sale, Infinity expects that it would continue to rely, at least initially, on third-party manufacturers to produce commercial quantities of its approved drug candidates. These manufacturers may not be able to successfully increase the manufacturing capacity for any approved drug candidates in a timely or economical manner, or at all. Significant scale-up of manufacturing might entail changes in the manufacturing process that have to be submitted to and/or approved by the FDA. If contract manufacturers engaged by Infinity are unable to successfully increase the manufacturing capacity for a drug candidate or Infinity is unable to establish its own manufacturing capabilities, the commercial launch of any approved products may be delayed or there may be a shortage in supply.

If Infinity is unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell its drug candidates, if approved, Infinity may not generate product revenues.

Infinity has no commercial products, and it does not currently have any sales and marketing capabilities. In order to successfully commercialize any drugs that may be approved in the future by the FDA or comparable foreign regulatory authorities, Infinity must build its sales and marketing capabilities or make arrangements with third parties to perform these services. If Infinity is unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, Infinity may not be able to generate product revenues and may not become profitable.

If physicians and patients do not accept Infinity’s future drugs, Infinity may be unable to generate significant revenues, if any.

Even if Infinity’s product candidates, or product candidates it may develop or acquire in the future, obtain regulatory approval, they may not gain market acceptance among physicians, patients and the medical community for a variety of reasons including:

•	timing of market introduction of competitive drugs;

•	lower demonstrated clinical safety and efficacy compared to other drugs;

•	lack of cost-effectiveness;

•	lack of availability of reimbursement from managed care plans and other third-party payors;

•	inconvenient and/or difficult administration;

•	prevalence and severity of adverse side effects;

•	potential advantages of alternative treatment methods;

•	safety concerns with similar drugs marketed by others;

•	the reluctance of the target population to try new therapies and of physicians to prescribe these therapies; and

•	ineffective marketing and distribution support.

If Infinity’s approved drugs fail to achieve market acceptance, Infinity would not be able to generate significant revenue.

If third-party payors do not adequately reimburse patients for any of Infinity’s drug candidates that are approved for marketing, they might not be purchased or used, and Infinity’s revenues and profits will not develop or increase.

Infinity’s revenues and profits will depend significantly upon the availability of adequate reimbursement for the use of any approved drug candidates from governmental and other third-party payors, both in the United States and in foreign markets. Reimbursement by a third party may depend upon a number of factors, including the third-party payor’s determination that use of a product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost effective; and

•	neither experimental nor investigational.

Obtaining reimbursement approval for a product from each third-party and government payor is a time-consuming and costly process that could require Infinity to provide supporting scientific, clinical and cost-effectiveness data for the use of any approved drugs to each payor. Infinity may not be able to provide data sufficient to gain acceptance with respect to reimbursement. There also exists substantial uncertainty concerning third-party reimbursement for the use of any drug candidate incorporating new technology, and even if determined eligible, coverage may be more limited than the purposes for which the drug is approved by the FDA. Moreover, eligibility for coverage does not imply that any drug will be reimbursed in all cases or at a rate that allows Infinity to make a profit or even cover its costs. Interim payments for new products, if applicable, may also not be sufficient to cover Infinity’s costs and may not be made permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on payments allowed for lower-cost products that are already reimbursed and/or whether the drug is on a state’s Medicaid preferred drug list, may be incorporated into existing payments for other products or services and may reflect budgetary constraints and/or imperfections in Medicare or Medicaid data used to calculate these rates. Net prices for products may be reduced by mandatory discounts or rebates required by government health care programs or by any future relaxation of laws that restrict imports of certain medical products from countries where they may be sold at lower prices than in the United States.

There have been, and Infinity expects that there will continue to be, federal and state proposals to constrain expenditures for medical products and services, which may affect payments for any of Infinity’s approved products. The Centers for Medicare and Medicaid Services frequently change product descriptors, coverage policies, product and service codes, payment methodologies and reimbursement values. Third-party payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates and may have sufficient market power to demand significant price reductions. As a result of actions by these third-party payors, the health care industry is experiencing a trend toward containing or reducing costs through various means, including lowering reimbursement rates, limiting therapeutic class coverage and negotiating reduced payment schedules with service providers for drug products.

Infinity’s inability to promptly obtain coverage and profitable reimbursement rates from government-funded and private payors for any approved products could have a material adverse effect on Infinity’s operating results and its overall financial condition.

Risks Related to Infinity’s Dependence on Third Parties

Infinity may not be able to execute its business strategy if it is unable to enter into alliances with other companies that can provide capabilities and funds for the development and commercialization of Infinity’s drug candidates. If Infinity is unsuccessful in forming or maintaining these alliances on favorable terms, its business may not succeed.

As part of its business strategy, Infinity expects to enter into alliances with major biotechnology or pharmaceutical companies to jointly develop specific drug candidates and to jointly commercialize them if they are approved. In such alliances, Infinity would expect its biotechnology or pharmaceutical collaborators to provide substantial funding, as well as significant capabilities in clinical development, regulatory affairs, marketing and sales. For example, Infinity has entered into an alliance with Novartis Institutes for BioMedical Research, Inc., or Novartis, for the development and commercialization of Bc1-2 drug candidates, and Infinity may seek to enter into additional alliances in the future. Infinity may not be successful in entering into any such alliances on favorable terms, if at all. Even if Infinity does succeed in securing such alliances, it may not be able to maintain them if, for example, development or approval of a drug candidate is delayed or sales of an approved drug are disappointing. Furthermore, any delay in entering into alliances could delay the development and commercialization of Infinity’s drug candidates and reduce their competitiveness, even if they reach the market. Any such delay related to Infinity’s alliances could adversely affect its business.

If an alliance partner terminates or fails to perform its obligations under agreements with Infinity, the development and commercialization of Infinity’s drug candidates could be delayed or terminated.

If Novartis or any other future alliance partner does not devote sufficient time and resources to its alliance arrangements with Infinity, Infinity may not realize the potential commercial benefits of the arrangement, and its results of operations may be adversely affected. In addition, if any existing or future alliance partner were to breach or terminate its arrangements with Infinity, the development and commercialization of the affected drug candidate could be delayed, curtailed or terminated because Infinity may not have sufficient financial resources or capabilities to continue development and commercialization of the drug candidate on its own. Under Infinity’s alliance agreement with Novartis, Novartis may terminate the alliance at any time upon 60 days’ notice to Infinity. If Novartis were to exercise this right, the development and commercialization of products from Infinity’s Bc1-2 program would be adversely affected, Infinity’s potential for generating revenue from its Bc1-2 program may be adversely affected and it could make it difficult for Infinity to attract new alliance partners.

Much of the potential revenue from Infinity’s existing and future alliances will consist of contingent payments, such as payments for achieving development and commercialization milestones and royalties payable on sales of any successfully developed drugs. The milestone and royalty revenue that Infinity may receive under these alliances will depend upon Infinity and its alliance partner’s ability to successfully develop, introduce, market and sell new products. In some cases, Infinity will not be involved in these processes and, accordingly, will depend entirely on its alliance partners. Infinity’s alliance partners may fail to develop or effectively commercialize products using Infinity’s products or technologies because they:

•	decide not to devote the necessary resources because of internal constraints, such as limited personnel with the requisite scientific expertise, limited cash resources or specialized equipment limitations, or the belief that other drug development programs may have a higher likelihood of obtaining regulatory approval or may potentially generate a greater return on investment;

•	do not have sufficient resources necessary to carry the drug candidate through clinical development, regulatory approval and commercialization; or

•	cannot obtain the necessary regulatory approvals.

In addition, an alliance partner may decide to pursue a competitive drug candidate developed outside of the alliance.

If Infinity’s alliance partners fail to develop or effectively commercialize drug candidates or drugs for any of these reasons, Infinity may not be able to independently develop and commercialize a drug or replace the alliance partner with another partner to develop and commercialize a drug candidate or drugs in a reasonable period of time, if at all.

Risks Related to Patents and Licenses

If Infinity is unable to adequately protect its drug candidates, or if Infinity infringes the rights of others, Infinity’s ability to successfully commercialize its drug candidates will be harmed.

As of May 18, 2006, Infinity’s patent portfolio includes a total of 15 patent applications worldwide. Infinity owns or holds exclusive licenses to a total of 10 U.S. patent applications, as well as 5 international applications. Infinity’s success depends in part on its ability to obtain patent protection both in the United States and in other countries for its drug candidates. Infinity’s ability to protect its drug candidates from unauthorized or infringing use by third parties depends in substantial part on Infinity’s ability to obtain and maintain valid and enforceable patents.

Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering pharmaceutical inventions and the scope of claims made under these patents, Infinity’s ability to maintain, obtain and enforce patents that may issue from any pending or future patent application is uncertain and involves complex legal, scientific and factual questions. The standards which the United States Patent and Trademark Office, referred to herein as the U.S. Patent Office, and its foreign counterparts use to grant patents are not always applied predictably or uniformly and are ultimately subject to change. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology patents. Accordingly, rights under any issued patents may not provide Infinity with sufficient protection for its drug candidates or provide sufficient protection to afford Infinity a commercial advantage against competitive products or processes. In addition, Infinity cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to Infinity. Even if patents will issue, Infinity cannot guarantee that the claims of these patents will be held valid or enforceable by a court of law or will provide Infinity with any significant protection against competitive products or otherwise be commercially valuable to Infinity. Patent applications in the United States are maintained in confidence for up to 18 months after their filing. In some cases, however, patent applications remain confidential in the U.S. Patent Office for the entire time prior to issuance as a U.S. patent. Similarly, publication of discoveries in the scientific or patent literature often lags behind actual discoveries. Consequently, Infinity cannot be certain that it was the first to invent, or the first to file patent applications on, Infinity’s drug candidates or their use as anti-cancer drugs or for other indications. In the event that a third party has also filed a U.S. patent application relating to Infinity’s drug candidates or a similar invention, Infinity may have to participate in interference proceedings declared by the U.S. Patent Office to determine priority of invention in the United States. Furthermore, the laws of some foreign jurisdictions do not protect intellectual property rights to the same extent as in the United States and many companies have encountered significant difficulties in protecting and defending such rights in foreign jurisdictions.

If Infinity encounters difficulties in protecting, or is otherwise precluded from effectively protecting, its intellectual property rights in foreign jurisdictions, Infinity’s business prospects could be substantially harmed.

If Infinity’s pending patent applications or any patents that it licenses or may own in the future become the subject of an interference, the success of its business could be severely harmed.

Patents and patent applications owned or licensed by Infinity may become the subject of interference proceedings in the U.S. Patent Office to determine priority of invention. For example, Infinity is aware of third parties who are actively researching ansamycin analogs that are similar to Infinity’s lead candidate, IPI-504. These third parties have pending applications related to these analogs, but Infinity has the first published application covering IPI-504. It is possible that an interference could be declared between Infinity’s application covering IPI-504 and one or more of these third-party applications. An adverse decision in an interference proceeding may result in the loss of rights under a patent or patent application. In addition, the cost of interference proceedings to uphold the validity of patents can be substantial.

A third party may allege that Infinity is infringing its intellectual property, causing Infinity to spend substantial resources on litigation, the outcome of which would be uncertain but could have a material adverse effect on the success of Infinity’s business.

Infinity’s commercial success will depend on whether there may be third-party patents, patent applications and other intellectual property relevant to Infinity’s potential products that may block or compete with its product candidates or processes. Although Infinity is not currently aware of any litigation or other proceedings or third-party claims of intellectual property infringement related to its drug candidates, the pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may obtain patents and claim that the use of Infinity’s technologies infringes these patents or that Infinity is employing their proprietary technology without authorization. Infinity could incur substantial costs and diversion of management and technical personnel in defending against any claims that the use of its technologies infringes upon any patents, defending against any claim that it is employing any proprietary technology without authorization or enforcing its patents against others. The outcome of patent litigation is subject to uncertainties that cannot be adequately quantified in advance, including the demeanor and credibility of witnesses and the identity of the adverse party, especially in biotechnology related patent cases that may turn on the testimony of experts as to technical facts upon which experts may reasonably disagree. In the event of a successful claim of infringement against it, Infinity may be required to:

•	pay substantial damages;

•	stop developing, commercializing and selling the infringing drug candidates or approved products;

•	develop non-infringing products, technologies and methods; and

•	obtain one or more licenses from other parties, which could result in its paying substantial royalties or its granting of cross licenses to its technologies.

Furthermore, Infinity may not have identified all U.S. and foreign patents or published applications that affect its business either by blocking Infinity’s ability to commercialize its drugs or by covering similar technologies that affect its drug market. In addition, Infinity may undertake research and development with respect to potential products even when it is aware of third-party patents that may be relevant to such potential products, on the basis that such patents may be challenged or licensed by Infinity. If a patent or other proceeding is resolved against Infinity, it may be enjoined from researching, developing, manufacturing or commercializing its product candidates without a license. Infinity may not be able to obtain such licenses on commercially acceptable terms or at all. Ultimately, Infinity may be unable to commercialize some of its potential products or may have to cease some of its business operations, which could severely harm its business.

Infinity may undertake infringement or other legal proceedings against a third party causing it to spend substantial resources on litigation, the outcome of which would be uncertain but could have a material adverse effect on the success of Infinity’s business.

Competitors may infringe Infinity’s licensed patents and/or patents that may be issued in the future pursuant to Infinity’s current and future patent applications or successfully avoid them through design innovation. To prevent infringement or unauthorized use, Infinity may need to file infringement claims, which are expensive and time-consuming. In an infringement proceeding, a court may decide that a patent of Infinity’s is not valid. Even if the validity of Infinity’s patents is upheld, a court may refuse to stop the other party from using the technology at issue on the ground that its activities are not covered by Infinity’s patents. In this case, third parties may be able to use Infinity’s patented technology without paying licensing fees or royalties. Policing unauthorized use of Infinity’s intellectual property is difficult, and Infinity may not be able to prevent misappropriation of its proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States. Furthermore, it is unclear how much protection, if any, will be given to Infinity’s patents if Infinity attempts to enforce them and they are challenged in court or in other proceedings. A competitor may successfully challenge Infinity’s patents or a challenge could result in limitations of the patents’ coverage.

Infinity also relies on unpatented technology, trade secrets, know-how and confidential information. Third parties may independently develop substantially equivalent information and techniques or otherwise gain access to or disclose its technology. Although third parties may challenge Infinity’s rights to, or the scope or validity of, Infinity’s patent applications or patents that may issue in the future pursuant to Infinity’s current and future applications, to date, Infinity has not received any communications from third parties challenging its patent applications covering its drug candidates.

Infinity may be subject to claims that it or its employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is commonplace in Infinity’s industry, Infinity employs individuals who were previously employed at other biotechnology or pharmaceutical companies, including Infinity’s competitors or potential competitors. Although no claims against Infinity are currently pending, it may be subject to claims that these employees or Infinity have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if Infinity is successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information and may not adequately protect Infinity’s intellectual property.

Infinity relies on trade secrets to protect its technology, especially where Infinity does not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. In order to protect its proprietary technology and processes, Infinity also relies in part on confidentiality and intellectual property assignment agreements with its corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. Infinity requires each of these individuals and entities to execute a confidentiality agreement at the commencement of a relationship with it. These agreements may not effectively prevent disclosure of confidential information nor result in the effective assignment to Infinity of intellectual property, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information or other breaches of the agreements. In addition, others may independently discover Infinity’s trade secrets and proprietary information, and in such case Infinity could not assert any trade secret rights against such party. Enforcing a claim that a party illegally obtained and is using Infinity’s trade secrets is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Costly and time-consuming litigation could be necessary to seek to enforce and determine the scope of Infinity’s proprietary rights and could result in a diversion of management’s attention, and failure to obtain or maintain trade secret protection could adversely affect Infinity’s competitive business position.

Infinity has entered into, and may in the future enter into additional, licenses with third parties that give Infinity rights to intellectual property that are necessary or useful for the conduct of its business. If the owners of such intellectual property do not properly maintain or enforce the patents underlying such licenses, Infinity’s competitive position and business prospects will be harmed.

Infinity has entered into licenses that give Infinity rights to third-party intellectual property and may enter into additional licenses in the future. For example, Infinity has obtained a non-exclusive worldwide license from Nexus Biosystems relating to radio frequency tagging to enable Infinity to use such technology to efficiently synthesize and characterize its diversity oriented synthesis small molecule libraries. Infinity’s success will depend in part on the ability of any key licensors to obtain, maintain and enforce patent protection for their intellectual property, in particular, those patents to which Infinity has secured exclusive rights. Infinity’s licensors may not successfully prosecute the patent applications to which Infinity is licensed. Even if patents issue in respect of these patent applications, Infinity’s licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than Infinity would. Without protection for the intellectual property Infinity licenses, other companies might be able to offer substantially identical products for sale, which could adversely affect Infinity’s competitive business position and harm its business prospects.

If Infinity fails to obtain necessary or useful licenses, it could encounter substantial delays in research, development and commercialization.

If in the future Infinity determines that it is required to in-license technology that is necessary or useful for its business, Infinity may not be able to obtain such licenses from other parties at a reasonable cost, or at all. If Infinity is not able to obtain necessary licenses at a reasonable cost, or at all, it could encounter substantial delays in developing and commercializing its product candidates while it attempts to develop alternative technologies, methods and product candidates, which it may not be able to accomplish. Furthermore, if Infinity fails to comply with its obligations in its intellectual property licenses with third parties, Infinity could lose license rights that are important to its business.

Risks Related to the Combined Company

In determining whether you should approve the merger or the issuance of shares of Discovery Partners common stock pursuant to the merger, as the case may be, you should carefully read the following risk factors. Discovery Partners and Infinity anticipate that immediately following the merger, most, if not all, of the business of the combined company will be the business conducted by Infinity immediately prior to the merger. As a result, the risk factors set forth under the heading “—Risks Related to Infinity,” together with the following risks, are among the most significant you will face if the merger is completed.

The combined company’s stock price is expected to be volatile, and the market price of its common stock may drop following the merger.

The market price of the combined company’s common stock could be subject to significant fluctuations following the merger. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of the combined company’s common stock to fluctuate include:

•	the results of the combined company’s current and any future clinical trials of IPI-504 and its other drug candidates;

•	the results of ongoing preclinical studies and planned clinical trials of the combined company’s preclinical drug candidates such as IPI-609;

•	the entry into, or termination of, key agreements, including key strategic alliance agreements;

•	the results and timing of regulatory reviews relating to the approval of the combined company’s drug candidates;

•	the initiation of, material developments in, or conclusion of litigation to enforce or defend any of the combined company’s intellectual property rights;

•	failure of any of the combined company’s drug candidates, if approved, to achieve commercial success;

•	general and industry-specific economic conditions that may affect the combined company’s research and development expenditures;

•	the results of clinical trials conducted by others on drugs that would compete with the combined company’s drug candidates;

•	issues in manufacturing the combined company’s drug candidates or any approved products;

•	the loss of key employees;

•	the introduction of technological innovations or new commercial products by competitors of the combined company;

•	changes in estimates or recommendations by securities analysts, if any, who cover the combined company’s common stock;

•	future sales of the combined company’s common stock;

•	changes in the structure of health care payment systems; and

•	period-to-period fluctuations in the combined company’s financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined company’s common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined company’s profitability and reputation.

The combined company may be adversely affected if Discovery Partners’ operating assets are not sold or otherwise disposed of prior to the closing of the merger.

Discovery Partners is actively seeking to sell or otherwise dispose of, through one or more strategic transactions, its various operating assets, including key personnel and key service agreements. In the event that Discovery Partners does not sell or otherwise dispose of its operating assets prior to the closing of the merger, the combined company’s management may need to devote a substantial amount of time and incur significant expenses to sell or otherwise dispose of such operating assets, which could distract the combined company’s management from the operation of its business and could adversely affect its results of operations. In addition, the combined company may incur write-offs and other expenses related to the shut down or liquidation of such operating assets. Moreover, to the extent that Discovery Partners is not successful in selling or otherwise disposing of its operating assets prior to the closing of the merger, its net cash at closing may be less than the parties anticipate, and in that event the combined company would have less cash to devote to its drug discovery and development programs than anticipated and may need to seek additional financing earlier than expected.

The combined company’s management will be required to devote substantial time to comply with public company regulations.

As a public company, the combined company will incur significant legal, accounting and other expenses that Infinity did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the NASDAQ National Market, impose various requirements on public companies, including with respect to corporate governance practices. The combined company’s management and other personnel will need to devote a substantial amount of time to these requirements. Moreover, these rules and regulations will increase the combined company’s legal and financial compliance costs relative to those of Infinity and will make some activities more time-consuming and costly.

In addition, the Sarbanes-Oxley Act requires, among other things, that the combined company maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, the combined company must perform system and process evaluation and testing of its internal controls over financial reporting to allow management and the combined company’s independent registered public accounting firm to report on the effectiveness of its internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. The combined company’s compliance with Section 404 will require that it incur substantial accounting and related expense and expend significant management efforts. The combined company will need to hire additional accounting and financial staff to satisfy the ongoing requirements of Section 404. Moreover, if the combined company is not able to comply with the requirements of Section 404, or if the combined company or its independent registered public accounting firm identifies deficiencies in its internal controls over financial reporting that are deemed to be material weaknesses, the market price of the combined company’s stock could decline and the combined company could be subject to sanctions or investigations by the NASDAQ National Market, SEC or other regulatory authorities.

The combined company does not anticipate paying cash dividends, and accordingly stockholders must rely on stock appreciation for any return on their investment in the combined company.

The combined company anticipates that it will retain its earnings, if any, for future growth and therefore does not anticipate paying cash dividends in the future. As a result, only appreciation of the price of the combined company’s common stock will provide a return to stockholders. Investors seeking cash dividends should not invest in the combined company’s common stock.

Anti-takeover provisions in the combined company’s stockholder rights plan and in its charter and bylaws may prevent or frustrate attempts by stockholders to change the board of directors or current management and could make a third-party acquisition of the combined company difficult.

The combined company will be party to a stockholder rights plan, also referred to as a poison pill, which is intended to deter a hostile takeover of the combined company by making such proposed acquisition more expensive and less desirable to the potential acquirer. The stockholder rights plan and the combined company’s certificate of incorporation and bylaws, as amended, will contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could limit the price that investors might be willing to pay in the future for shares of the combined company’s common stock.

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including with respect to:

•	the potential value created by the proposed merger for Discovery Partners’ and Infinity’s stockholders;

•	the efficacy, safety and intended utilization of Infinity’s drug candidates;

•	the conduct and results of Infinity’s research, discovery and preclinical efforts and clinical trials;

•	Infinity’s plans regarding future research, discovery and preclinical efforts and clinical activities and collaborative, intellectual property and regulatory activities;

•	the amount of cash and cash equivalents that Discovery Partners anticipates it will hold on the closing date of the merger;

•	the period in which Infinity expects cash will be available to fund its current operating plan, both before and after giving effect to the merger;

•	Discovery Partners’ ability to engage in strategic transactions to sell or otherwise dispose of its various operating assets;

•	the amount of shares Discovery Partners expects to issue in the merger; and

•	each of Discovery Partners’ and Infinity’s results of operations, financial condition and businesses, and products and drug candidates under development and the expected impact of the proposed merger on the combined company’s financial and operating performance.

Words such as “anticipates,” “believes,” “forecast,” “potential,” “contemplates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can” and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the following:

•	Discovery Partners and Infinity may not be able to complete the proposed merger;

•	Discovery Partners may be unable to sell or otherwise dispose of some or all of its operating assets on satisfactory terms;

•	Discovery Partners’ net cash at closing may be lower than currently anticipated;

•	Infinity’s drug candidates that appear promising in early research and clinical trials may not demonstrate safety and efficacy in subsequent clinical trials;

•	risks associated with reliance on collaborative partners for further clinical trials and other development activities; and

•	risks involved with development and commercialization of drug candidates.

Many of the important factors that will determine these results and values are beyond Discovery Partners’ and Infinity’s ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements. Except as otherwise required by law, Discovery Partners and Infinity do not assume any obligation to update any forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled “Risk Factors” beginning on page 27 of this joint proxy statement/prospectus.

THE SPECIAL MEETING OF DISCOVERY PARTNERS STOCKHOLDERS

Date, Time and Place

The special meeting of Discovery Partners stockholders will be held on [            ], 2006, at [            ] commencing at [            ] a.m. local time. Discovery Partners is sending this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by the Discovery Partners board of directors for use at the Discovery Partners special meeting and any adjournments or postponements of the special meeting. This joint proxy statement/prospectus is first being furnished to stockholders of Discovery Partners on or about [            ], 2006.

Purposes of the Discovery Partners Special Meeting

The purposes of the Discovery Partners special meeting are:

1.	To consider and vote upon a proposal to approve the issuance of Discovery Partners common stock pursuant to the Agreement and Plan of Merger and Reorganization, dated as of April 11, 2006, by and among Discovery Partners, Darwin Corp., a wholly owned subsidiary of Discovery Partners, and Infinity Pharmaceuticals, Inc., a Delaware corporation, as described in this joint proxy statement/prospectus.

2.	To approve an amendment to Discovery Partners’ certificate of incorporation effecting the reverse stock split, as described in this joint proxy statement/prospectus.

3.	To approve an amendment to Discovery Partners’ certificate of incorporation to change the name of “Discovery Partners International, Inc.” to “Infinity Pharmaceuticals, Inc.”

4.	To approve an amendment, effective as of immediately following the effective time of the closing of the merger, to Discovery Partners’ bylaws to increase the maximum number of directors that may constitute the entire board of directors of Discovery Partners from 10 directors to 12 directors, as described in this joint proxy statement/prospectus.

5.	To approve an amendment to the Discovery Partners 2000 Stock Incentive Plan increasing the number of shares authorized for issuance thereunder and amending the provisions thereof regarding the number of shares by which the share reserve automatically increases each year, the maximum number of shares one person may receive per calendar year under the plan and the purchase price, if any, to be paid by a recipient for common stock under the plan, as described in this joint proxy statement/prospectus.

6.	To consider and vote upon an adjournment of the Discovery Partners special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Discovery Partners Proposal Nos. 1 and 2.

7.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Recommendation of Discovery Partners’ Board of Directors

THE DISCOVERY PARTNERS BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE ISSUANCE OF SHARES OF DISCOVERY PARTNERS COMMON STOCK PURSUANT TO THE MERGER IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, DISCOVERY PARTNERS AND ITS STOCKHOLDERS AND HAS APPROVED SUCH ITEMS. THE DISCOVERY PARTNERS BOARD OF DIRECTORS RECOMMENDS THAT DISCOVERY PARTNERS STOCKHOLDERS VOTE “FOR” DISCOVERY PARTNERS PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF SHARES OF DISCOVERY PARTNERS COMMON STOCK PURSUANT TO THE MERGER.

THE DISCOVERY PARTNERS BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT IT IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, DISCOVERY PARTNERS AND ITS STOCKHOLDERS TO APPROVE AN AMENDMENT TO DISCOVERY PARTNERS’

CERTIFICATE OF INCORPORATION EFFECTING THE REVERSE STOCK SPLIT, AS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THE DISCOVERY PARTNERS BOARD OF DIRECTORS RECOMMENDS THAT DISCOVERY PARTNERS STOCKHOLDERS VOTE “FOR” DISCOVERY PARTNERS PROPOSAL NO. 2 TO APPROVE THE AMENDMENT TO DISCOVERY PARTNERS’ CERTIFICATE OF INCORPORATION EFFECTING THE REVERSE STOCK SPLIT, AS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

THE DISCOVERY PARTNERS BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE AMENDMENT OF DISCOVERY PARTNERS’ CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF DISCOVERY PARTNERS TO “INFINITY PHARMACEUTICALS, INC.” IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, DISCOVERY PARTNERS AND ITS STOCKHOLDERS AND HAS APPROVED SUCH NAME CHANGE. THE DISCOVERY PARTNERS BOARD OF DIRECTORS RECOMMENDS THAT DISCOVERY PARTNERS STOCKHOLDERS VOTE “FOR” DISCOVERY PARTNERS PROPOSAL NO. 3 TO APPROVE THE NAME CHANGE.

THE DISCOVERY PARTNERS BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE AMENDMENT OF DISCOVERY PARTNERS’ BYLAWS TO INCREASE THE MAXIMUM NUMBER OF DIRECTORS THAT MAY CONSTITUTE THE ENTIRE BOARD OF DIRECTORS OF DISCOVERY PARTNERS FROM 10 DIRECTORS TO 12 DIRECTORS IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, DISCOVERY PARTNERS AND ITS STOCKHOLDERS AND HAS APPROVED SUCH BYLAWS AMENDMENT. THE DISCOVERY PARTNERS BOARD OF DIRECTORS RECOMMENDS THAT DISCOVERY PARTNERS STOCKHOLDERS VOTE “FOR” DISCOVERY PARTNERS PROPOSAL NO. 4 TO APPROVE THE BYLAWS AMENDMENT.

THE DISCOVERY PARTNERS BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE AMENDMENT, EFFECTIVE AS OF IMMEDIATELY FOLLOWING THE EFFECTIVE TIME OF THE CLOSING OF THE MERGER, OF THE DISCOVERY PARTNERS 2000 STOCK INCENTIVE PLAN INCREASING THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER AND AMENDING THE PROVISIONS THEREOF REGARDING THE NUMBER OF SHARES BY WHICH THE SHARE RESERVE AUTOMATICALLY INCREASES EACH YEAR, THE MAXIMUM NUMBER OF SHARES ONE PERSON MAY RECEIVE PER CALENDAR YEAR UNDER THE PLAN AND THE PURCHASE PRICE, IF ANY, TO BE PAID BY A RECIPIENT FOR COMMON STOCK UNDER THE PLAN, AS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, DISCOVERY PARTNERS AND ITS STOCKHOLDERS AND HAS APPROVED AND ADOPTED SUCH AMENDMENT OF THE 2000 STOCK INCENTIVE PLAN. THE DISCOVERY PARTNERS BOARD OF DIRECTORS RECOMMENDS THAT DISCOVERY PARTNERS STOCKHOLDERS VOTE “FOR” DISCOVERY PARTNERS PROPOSAL NO. 5 TO APPROVE THE AMENDMENT TO THE DISCOVERY PARTNERS 2000 STOCK INCENTIVE PLAN.

THE DISCOVERY PARTNERS BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT ADJOURNING THE DISCOVERY PARTNERS SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF DISCOVERY PARTNERS PROPOSAL NOS. 1 AND 2 IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, DISCOVERY PARTNERS AND ITS STOCKHOLDERS AND HAS APPROVED AND ADOPTED THE PROPOSAL. THE DISCOVERY PARTNERS BOARD OF DIRECTORS RECOMMENDS THAT DISCOVERY PARTNERS STOCKHOLDERS VOTE “FOR” DISCOVERY PARTNERS PROPOSAL NO. 6 TO ADJOURN THE DISCOVERY PARTNERS SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF DISCOVERY PARTNERS PROPOSAL NOS. 1 AND 2.

Record Date and Voting Power

Only holders of record of Discovery Partners common stock at the close of business on the record date, [            ], 2006, are entitled to notice of, and to vote at, the Discovery Partners special meeting. There were approximately [            ] holders of record of Discovery Partners common stock at the close of business on the record date. Because many of such shares are held by brokers and other institutions on behalf of stockholders, Discovery Partners is unable to estimate the total number of stockholders represented by these record holders. At the close of business on the record date, [            ] shares of Discovery Partners common stock were issued and outstanding. Each share of Discovery Partners common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See “Principal Stockholders of Discovery Partners” on page              of this joint proxy statement/prospectus for information regarding persons known to the management of Discovery Partners to be the beneficial owners of more than 5% of the outstanding shares of Discovery Partners common stock.

Voting and Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of Discovery Partners for use at the Discovery Partners special meeting.

If you are a stockholder of record of Discovery Partners as of the applicable record date referred to above, you may vote in person at the Discovery Partners special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Discovery Partners special meeting, Discovery Partners urges you to vote by proxy to ensure your vote is counted. You may still attend the Discovery Partners special meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Discovery Partners special meeting and Discovery Partners will give you a ballot when you arrive.

•	To vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to Discovery Partners before the Discovery Partners special meeting, Discovery Partners will vote your shares as you direct.

•	To vote over the telephone, dial the toll-free number on your proxy card or voting instruction form using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by [ ] p.m., Eastern Time on [ ], 2006 to be counted.

•	To vote on the Internet, go to the website on the proxy card or voting instruction form to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by [ ] p.m., Eastern Time on [ ], 2006 to be counted.

All properly executed proxies that are not revoked will be voted at the Discovery Partners special meeting and at any adjournments or postponements of the Discovery Partners special meeting in accordance with the instructions contained in the proxy. If a holder of Discovery Partners common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Discovery Partners Proposal No. 1 to approve the issuance of shares of Discovery Partners common stock pursuant to the merger; “FOR” Discovery Partners Proposal No. 2 to approve an amendment to Discovery Partners’ certificate of incorporation effecting the reverse stock split described in this joint proxy statement/prospectus; “FOR” Discovery Partners Proposal No. 3 to approve an amendment to Discovery Partners’ certificate of incorporation to change the name of “Discovery Partners International, Inc.” to “Infinity Pharmaceuticals, Inc.”; “FOR” Discovery Partners Proposal No. 4 to amend Discovery Partners’ bylaws to increase the maximum number of directors that may constitute the entire board of directors of Discovery Partners from 10 directors to 12 directors; “FOR” Discovery Partners Proposal No. 5 to approve an amendment to the Discovery Partners 2000 Stock

Incentive Plan increasing the number of shares authorized for issuance thereunder and amending the provisions thereof regarding the number of shares by which the share reserve automatically increases each year, the maximum number of shares one person may receive per calendar year under the plan and the purchase price, if any, to be paid by a recipient for common stock under the plan, as described in this joint proxy statement/prospectus, and “FOR” Discovery Partners Proposal No. 6 to adjourn the Discovery Partners special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Discovery Partners Proposal Nos. 1 and 2 in accordance with the recommendation of the Discovery Partners board of directors.

A Discovery Partners stockholder of record as of the applicable record date described above who has submitted a proxy may revoke it at any time before it is voted at the Discovery Partners special meeting by executing and returning a proxy bearing a later date, providing proxy instructions via the telephone or the Internet (your latest telephone or Internet proxy is counted), filing written notice of revocation with the Secretary of Discovery Partners stating that the proxy is revoked or attending the special meeting and voting in person.

Required Vote

The presence, in person or represented by proxy, at the Discovery Partners special meeting of the holders of a majority of the shares of Discovery Partners common stock outstanding and entitled to vote at the Discovery Partners special meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted towards a quorum. Approval of each of Discovery Partners Proposal Nos. 1, 5 and 6 requires the affirmative vote of the holders of a majority of the Discovery Partners common stock having voting power present in person or represented by proxy at the Discovery Partners special meeting. Approval of each of Discovery Partners Proposal Nos. 2 and 3 requires the affirmative vote of holders of a majority of the Discovery Partners common stock having voting power outstanding on the record date for the Discovery Partners special meeting. Approval of Discovery Partners Proposal No. 4 requires the affirmative vote of holders of 66 2/3% of the Discovery Partners common stock having voting power outstanding on the record date for the Discovery Partners special meeting.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes will have the same effect as “Against” votes for any proposal except Discovery Partners Proposal Nos. 1, 5 and 6. For Discovery Partners Proposal Nos. 1, 5 and 6, broker non-votes will have no effect and will not be counted towards the vote total.

At the record date for the Discovery Partners special meeting, the directors and executive officers of Discovery Partners owned approximately [            ]% of the outstanding shares of Discovery Partners common stock entitled to vote at the Discovery Partners special meeting. Stockholders owning approximately [            ] shares of Discovery Partners common stock, representing approximately [            ]% of the outstanding shares of Discovery Partners common stock as of the record date, are subject to voting agreements and irrevocable proxies. Each such stockholder has agreed in the voting agreements to vote all shares of Discovery Partners common stock owned by him as of the record date in favor of the issuance of shares of Discovery Partners common stock pursuant to the merger and the amendment to Discovery Partners’ certificate of incorporation effecting the reverse stock split, as described in this joint proxy statement/prospectus. Each also granted Infinity an irrevocable proxy to vote his shares of Discovery Partners common stock in favor of the issuance of shares of Discovery Partners common stock pursuant to the merger and the amendment to Discovery Partners’ certificate of incorporation effecting the reverse stock split. See “Agreements Related to the Merger—Voting Agreements” on page 116 of this joint proxy statement/prospectus.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Discovery Partners may solicit proxies from Discovery Partners’ stockholders by personal interview, telephone, telegram or otherwise. Discovery Partners has engaged Georgeson Shareholder Communications Inc., a proxy solicitation firm, to solicit proxies. Discovery Partners and Infinity will share equally the costs of the solicitation of proxies by Discovery Partners from Discovery Partners’ stockholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Discovery Partners common stock for the forwarding of solicitation materials to the beneficial owners of Discovery Partners common stock. Discovery Partners will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. Discovery Partners has retained Georgeson Shareholder Communications Inc. for a fee of approximately $8,000 plus reimbursement of out-of-pocket expenses and a $5.00 per call charge for all telephone calls made in connection with proxy solicitations or stockholder votes over the telephone.

Other Matters

As of the date of this joint proxy statement/prospectus, the Discovery Partners board of directors does not know of any business to be presented at the Discovery Partners special meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the Discovery Partners special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE SPECIAL MEETING OF INFINITY STOCKHOLDERS

General

Infinity is furnishing this joint proxy statement/prospectus to holders of Infinity common stock and Infinity preferred stock in connection with the solicitation of proxies by the Infinity board of directors for use at the Infinity special meeting to be held on [            ], 2006 and at any adjournment or postponement thereof. This joint proxy statement/prospectus is first being furnished to stockholders of Infinity on or about [            ], 2006.

Date, Time and Place

The special meeting of Infinity stockholders will be held on [            ], 2006 at [            ] a.m., local time, at [            ].

Purposes of the Infinity Special Meeting

The purposes of the Infinity special meeting are:

1. To consider and vote upon Infinity Proposal No. 1 to adopt the merger agreement.

2. To consider and vote on Infinity Proposal No. 2 to adjourn the Infinity special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement.

3. To transact such other business as may properly come before the Infinity special meeting or any adjournments, postponements or continuations of the Infinity special meeting.

Recommendations of Infinity’s Board of Directors

THE INFINITY BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, INFINITY AND ITS STOCKHOLDERS AND HAS APPROVED THE MERGER AND THE MERGER AGREEMENT. THE INFINITY BOARD OF DIRECTORS RECOMMENDS THAT INFINITY STOCKHOLDERS VOTE “FOR” INFINITY PROPOSAL NO. 1 TO ADOPT THE MERGER AGREEMENT.

THE INFINITY BOARD OF DIRECTORS HAS CONCLUDED THAT THE PROPOSAL TO ADJOURN THE INFINITY SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, INFINITY AND ITS STOCKHOLDERS AND HAS APPROVED AND ADOPTED THE PROPOSAL. ACCORDINGLY, THE INFINITY BOARD OF DIRECTORS RECOMMENDS THAT INFINITY STOCKHOLDERS VOTE “FOR” INFINITY PROPOSAL NO. 2 TO ADJOURN THE INFINITY SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT.

Record Date; Shares of Common Stock and Preferred Stock Outstanding and Entitled to Vote

Infinity has fixed the close of business on [            ], 2006 as the record date for determination of the holders of Infinity common stock and Infinity preferred stock entitled to notice of and to attend and vote at the Infinity special meeting or at any adjournment or postponement thereof. As of the close of business on [            ], 2006, there were [            ] shares of Infinity common stock and 39,719,447 shares of Infinity preferred stock, consisting of 8,134,999 shares of Series A preferred stock, 19,473,336 shares of Series B preferred stock,

11,111,112 shares of Series C preferred stock and 1,000,000 shares of Series D preferred stock, outstanding and entitled to vote. Each share of Infinity common stock and each share of Infinity preferred stock entitles its holder to one vote at the Infinity special meeting on all matters properly presented at the Infinity special meeting.

Quorum and Vote of Infinity Stockholders Required

A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, at the Infinity special meeting of the holders of a majority of the shares of Infinity common stock and Infinity preferred stock issued and outstanding and entitled to vote at the Infinity special meeting is necessary to constitute a quorum at the Infinity special meeting. If a quorum is not present at the Infinity special meeting, Infinity expects that the meeting will be adjourned or postponed to solicit additional proxies.

The adoption of the merger agreement requires the affirmative vote of the holders of (a) a majority of the shares of Infinity common stock and Infinity preferred stock, outstanding as of the record date and entitled to vote thereon, voting together as a single class on an as-converted basis, and (b) a majority of the shares of Infinity preferred stock, outstanding as of the record date and entitled to vote thereon, voting together as a single class on an as-converted basis.

The adjournment of the Infinity special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the stock having voting power present in person or by proxy at the Infinity special meeting.

Abstentions count as being present to establish a quorum and will have the same effect as votes against the adoption of the merger agreement and against the adjournment of the Infinity special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement.

As of April 30, 2006, stockholders of Infinity that collectively owned 6,023,553 shares of common stock and 23,352,247 shares of preferred stock of Infinity, representing approximately 47.9% of the outstanding capital stock of Infinity and approximately 48.19% of the outstanding preferred stock of Infinity, have entered into agreements to vote their shares of common stock and preferred stock in favor of the adoption of the merger agreement and to adjourn the Infinity special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement. All of these stockholders are executive officers, directors, or entities controlled by such persons, or 5% stockholders, of Infinity. See “Agreements Related to the Merger—Voting Agreements” on page 116 of this joint proxy statement/prospectus.

If you do not submit a proxy card or vote at the Infinity special meeting, your shares of Infinity common stock and/or Infinity preferred stock will not be counted as present for the purpose of determining a quorum and will have the same effect as votes against the adoption of the merger agreement, but will not be counted for any purpose in determining whether to adjourn the Infinity special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement.

Voting of Proxies

Infinity requests that its stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Infinity. All properly executed proxies that Infinity receives prior to the vote at the Infinity special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no instruction is indicated, to adopt the merger agreement and to adjourn the Infinity special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement. Infinity’s board of directors does not currently intend to bring any other business before the Infinity special meeting and, so far as Infinity’s board of directors knows, no other matters are to be brought before the special meeting. If other business properly comes before the Infinity special meeting, the proxies will vote in accordance with their own judgment.

In addition to solicitation by use of the mails, proxies may be solicited by directors, officers, employees or agents of Infinity in person or by telephone, telegram or other means of communication. No additional compensation will be paid to directors, officers or other regular employees of Infinity for such services.

Revocation of Proxies

Stockholders may revoke their proxies at any time prior to use by delivering to the Secretary of Infinity a signed notice of revocation or a later-dated signed proxy, or by attending the Infinity special meeting and voting in person. Attendance at the Infinity special meeting does not in itself constitute the revocation of a proxy. You may also attend the Infinity special meeting in person instead of submitting a proxy.

THE MERGER

This section and the section entitled “The Merger Agreement” beginning on page 103 of this joint proxy statement/prospectus describe the material aspects of the merger, including the merger agreement. While Discovery Partners and Infinity believe that this description covers the material terms of the merger and the merger agreement, it may not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/prospectus for a more complete understanding of the merger and the merger agreement, including the merger agreement, attached as Annex A, the opinion of Molecular Securities, attached as Annex B, and the other documents to which you are referred herein. See “Where You Can Find More Information” on page 237 of this joint proxy statement/prospectus.

Background of the Merger

Since its inception, Infinity has had a business objective of developing a pipeline of proprietary medicines. Recognizing the significant investment that would be required to develop this pipeline, Infinity conducted a strategic analysis assessing the relative advantages and disadvantages of various means of financing the development of Infinity’s proprietary medicines pipeline, including private financings, an initial public offering, partnerships with pharmaceutical companies, project financing and merger and acquisition transactions. As part of this analysis, Infinity discussed with various investment bankers, securities analysts and biotechnology investors the state of public and private equity markets for biotechnology companies.

On August 23, 2005, Discovery Partners’ board of directors and management received a report from L.E.K. Consulting LLC, outside strategic consultant to Discovery Partners, discussing Discovery Partners’ then current business model, recent trends in its industry and several possible strategic alternatives.

On September 13, 2005 and September 14, 2005, Discovery Partners’ management team convened a strategic planning session at Discovery Partners’ offices in Heidelberg, Germany to discuss the report of L.E.K. Consulting delivered to Discovery Partners’ board of directors and management on August 23, 2005. Various alternatives suggested by the L.E.K. Consulting report were discussed, including possible strategic transactions with drug discovery and development companies, including Infinity, identified for discussion by L.E.K. Consulting and Molecular Securities Inc., an investment bank, at the direction and with the assistance of Discovery Partners management.

On September 30, 2005, Molecular Securities provided to Discovery Partners a representative list of potential strategic transaction partners in the drug discovery businesses, including Infinity, selected based on various factors defined by Discovery Partners’ management, including, among other things, financial considerations applicable to such entities, whether the entities were seeking to build an existing drug discovery service business and whether the entities had clinical or preclinical drug candidates in development.

On October 3, 2005, representatives of the Discovery Partners board of directors and management met with representatives of Molecular Securities at Molecular Securities’ offices in New York to discuss potential strategic transaction partners. On the same day, Discovery Partners’ management team visited with two other strategic advisors in New York to discuss alternative strategic transactions.

On or about October 6, 2005 and October 7, 2005, Discovery Partners’ former Chief Executive Officer, and Harry Hixson, Jr., Chairman of Discovery Partners’ board of directors, separately made initial contact by telephone with Steven Holtzman, Infinity’s Chief Executive Officer, and Anthony Evnin, an Infinity director, regarding the possibility of a potential business combination.

On October 27, 2005, the Discovery Partners board of directors and management met to review engagement proposals from L.E.K. Consulting and Molecular Securities. At the meeting, L.E.K. Consulting also delivered recommendations regarding primary scientific and financial criteria to be included in a screening process to be undertaken by Discovery Partners for strategic transaction partners in the drug discovery sector.

On November 17, 2005, Discovery Partners formally engaged L.E.K. Consulting to initiate a detailed process of screening potential partners in the drug discovery sector to participate in a strategic transaction of the type that had been proposed at the October 27, 2005 meeting.

On November 21, 2005, Discovery Partners and Molecular Securities executed an engagement letter formally retaining Molecular Securities as Discovery Partners’ investment banking firm in connection with the potential strategic transaction.

On December 15, 2005, the Discovery Partners board of directors and management met with representatives from L.E.K. Consulting and Molecular Securities who made a joint presentation to the Discovery Partners board of directors. A number of companies identified as possible strategic transaction partners, including Infinity, were discussed and the Discovery Partners board of directors determined to contact potential strategic partners for meetings beginning in late 2005 and early 2006.

During the weeks immediately following the December 15, 2005 meeting of the Discovery Partners board of directors, Molecular Securities and Discovery Partners’ management contacted potential strategic partners selected by the Discovery Partners board of directors to schedule introductory meetings regarding a potential business combination.

Between January 9, 2006 and January 11, 2006, representatives from the Discovery Partners board of directors and management and Molecular Securities met separately with the chief executive officers and other members of management and the boards of directors of five potential strategic transaction partners, including Infinity, in San Francisco, California.

On January 11, 2006, representatives from the Discovery Partners board of directors and management and representatives from Molecular Securities met with representatives of Infinity’s management and board of directors in San Francisco, California. At this meeting, Discovery Partners and Infinity each presented summary non-confidential information regarding each company’s business and research and development activities. Each party also discussed its level of interest in pursuing a potential business combination. At the conclusion of such discussions, the parties decided to continue to explore a potential business combination.

On January 19, 2006, representatives from the Discovery Partners board of directors and management and a representative from Molecular Securities met with representatives of Infinity at Infinity’s headquarters in Cambridge, Massachusetts. At this meeting, a mutual confidentiality agreement was executed between the two parties and detailed presentations regarding Discovery Partners’ business and Infinity’s research and development activities were presented and discussed.

From January 29, 2006 to February 2, 2006, representatives from the Discovery Partners board of directors and management and/or Molecular Securities attended and participated in similar detailed presentations involving four other potential strategic transaction partners.

Infinity’s board of directors met on January 26, 2006 to discuss Infinity’s financing needs and the relative advantages and disadvantages of its various financing alternatives, including private and public offerings, collaborations with major pharmaceutical companies, project financing and a reverse merger with Discovery Partners. After a full discussion, Infinity management recommended the continued consideration and discussion of a strategic transaction with Discovery Partners as being in the best interests of Infinity’s stockholders.

Over the course of the following week, management and representatives of Infinity and Discovery Partners continued their discussions regarding each company’s strategic interests.

On February 2, 2006, Molecular Securities, on behalf of Discovery Partners, sent a letter to each of the five potential strategic transaction partners, including Infinity, inviting each of them to submit a non-binding written indication of interest regarding a business combination with Discovery Partners by February 13, 2006.

Between February 3, 2006 and February 13, 2006, Infinity engaged in multiple internal discussions, as well as discussions with Wilmer Cutler Pickering Hale and Dorr LLP, or WilmerHale, its outside legal counsel, external business advisors, and representatives of Discovery Partners’ board of directors and management with respect to the form and structure of the merger proposal to be made by Infinity to Discovery Partners. Infinity also communicated with a representative of Molecular Securities regarding the submission of its non-binding indication of interest letter.

On February 13, 2006, five potential strategic transaction partners, including Infinity, submitted non-binding indication of interest letters to Discovery Partners care of Molecular Securities setting forth the form and structure of their specific merger proposals for Discovery Partners.

On February 16, 2006, the Discovery Partners board of directors discussed the five non-binding indication of interest letters with management and representatives from Molecular Securities and Cooley Godward LLP, outside legal counsel to Discovery Partners. The discussion included a description for the Discovery Partners board of directors of the information obtained by Discovery Partners from each of the five potential strategic transaction partners, including information as to their clinical compounds and timelines to results, preclinical pipeline, drug discovery and development platform, anticipated collaborative and other strategic transactions (apart from any transaction with Discovery Partners), financial condition and financing alternatives, management, management and investor expectations concerning a liquidity event, relative valuation expectations and basis therefor, desire for specific Discovery Partners assets, and anticipated near- and longer-term material business developments, as well as a summary of the terms of each of the non-binding indications of interest letters. Following this discussion, the Discovery Partners board of directors directed Discovery Partners’ management to conduct additional due diligence with the assistance of external consultants and, with the assistance of Molecular Securities, to begin discussions regarding a potential strategic transaction with three potential strategic transaction partners, including Infinity.

On February 21, 2006, Molecular Securities informed the five potential strategic transaction partners of the determination of the Discovery Partners board of directors at its meeting on February 16, 2006. One of the three potential strategic transaction partners identified by the Discovery Partners board of directors for a potential strategic transaction declined to engage in further discussions.

On March 2, 2006, members of management of the other potential strategic transaction partner, along with representatives of that potential strategic transaction partner’s independent auditors, financial advisors and outside legal counsel, conducted due diligence of Discovery Partners in San Diego, California.

Between March 8, 2006 and March 10, 2006, Michael Venuti, Acting Chief Executive Officer and a director of Discovery Partners, and representatives of Easton Associates, LLC, a scientific and business consulting group engaged by Discovery Partners to conduct an independent assessment of the scientific merits of Infinity’s and the other potential strategic transaction partner’s drug discovery and development programs, met with two of the potential strategic transaction partners, including Infinity, to conduct detailed due diligence at each partner’s headquarters. A representative of Molecular Securities was also present at these meetings.

On March 8, 2006, Cooley Godward provided to representatives of both Infinity and WilmerHale, as well as representatives of the other potential strategic transaction partner, a draft of the merger agreement.

On March 9, 2006 and March 10, 2006, Dr. Venuti, and representatives of Easton Associates, met with the management of Infinity in Cambridge, Massachusetts to conduct a scientific due diligence assessment of Infinity. A representative of Molecular Securities was also present at these meetings.

On March 13, 2006, representatives of Discovery Partners’ management and Cooley Godward conducted financial, business and legal due diligence of Infinity at the offices of WilmerHale in Boston, Massachusetts.

On March 14, 2006, representatives of Discovery Partners’ management and Cooley Godward conducted financial, business and legal due diligence of the other potential strategic transaction partner at such company’s headquarters.

On March 15, 2006, members of management of the other potential strategic transaction partner met with members of L.E.K. Consulting in connection with L.E.K. Consulting’s commercial and scientific due diligence review of the other potential strategic transaction partner.

On March 20, 2006 and March 21, 2006, members of Infinity management, along with representatives of Ernst & Young LLP, Infinity’s independent auditors, and WilmerHale, conducted financial, business and legal due diligence of Discovery Partners in San Diego, California.

On March 21, 2006, Infinity met with members of L.E.K. Consulting in Cambridge in connection with L.E.K. Consulting’s commercial and scientific due diligence review of Infinity.

On March 21, 2006 and March 22, 2006, members of management of the other potential strategic transaction partner met with Urs Regenass, Chief Executive Officer of Discovery Partners AG, Discovery Partners’ Switzerland-based subsidiary, Fritz Hansske, Managing Director of Discovery Partners GmbH, Discovery Partners’ Germany-based subsidiary, and other members of their respective senior staffs to conduct scientific diligence on Discovery Partners’ European operations in Basel, Switzerland and Heidelberg, Germany.

On March 22, 2006, representatives of Ernst & Young LLP, Los Angeles, Discovery Partners’ independent auditors, conducted financial due diligence of Infinity at the offices of Ernst & Young LLP in Boston, Massachusetts.

On March 23, 2006, representatives of Ernst & Young LLP, Los Angeles, conducted financial due diligence of the other potential strategic transaction partner on behalf of Discovery Partners at the offices of Ernst & Young LLP in the city where the other potential strategic transaction partner’s headquarters were located.

On March 23, 2006 and March 24, 2006, members of Infinity’s management team met with Dr. Regenass and Dr. Hansske and other members of their respective senior staffs to conduct scientific diligence on Discovery Partners’ European operations.

On March 24, 2006, representatives of L.E.K. Consulting met by telephone with Mr. Holtzman to discuss additional commercial due diligence matters related to Infinity.

On March 30, 2006, the Discovery Partners board of directors met to discuss the status and findings of Discovery Partners and its advisors regarding their ongoing due diligence investigation of Infinity and the other potential strategic transaction partner, valuation matters, the terms of the proposed merger agreement received from each of Infinity and the other potential strategic transaction partner, a review of Discovery Partners’ board of directors’ fiduciary duties in connection with the proposed strategic transaction, and the status of Discovery Partners and its management’s and advisors’ discussions with each of these parties. At this meeting, Cooley Godward, Molecular Securities, Easton Associates and L.E.K. Consulting made presentations to the Discovery Partners board of directors. At the conclusion of this meeting, the Discovery Partners board of directors directed Discovery Partners’ management, Molecular Securities and Cooley Godward to begin merger agreement negotiations with Infinity and the other potential strategic transaction partner, and identified Infinity as the preferred merger partner.

From March 30, 2006 through April 11, 2006, the parties, together with their respective outside legal counsel, engaged in negotiations regarding the merger agreement and related documentation, including the applicable exchange ratios, closing conditions, including with respect to Discovery Partners’ net cash at closing, termination rights and fees, pre-closing covenants applicable to the parties, representations and warranties and additional covenants. During this period, final agreement on these and other issues was reached over the course of numerous discussions involving Discovery Partners’ and Infinity’s respective management and counsel. During the same period, Discovery Partners and the other potential strategic transaction partner, together with their respective outside legal counsel and investment bankers, engaged in negotiations regarding the draft merger agreement and related documentation. Discovery Partners also continued scientific discussions with such other potential strategic transaction partner.

Between April 6, 2006 and April 8, 2006, representatives of the Discovery Partners board of directors and management, Infinity’s board of directors and management, Molecular Securities, Cooley Godward and WilmerHale (by telephone) convened in the offices of Cooley Godward in San Diego, California to discuss the terms of the merger agreement, including among other things the exchange ratios related to the transaction, the proposed sale of Discovery Partners’ operating assets and the calculation of Discovery Partners’ net cash at the closing of the merger, and certain other outstanding transaction issues.

On April 7, 2006, merger sub was incorporated in the State of Delaware.

On April 9, 2006, Infinity’s board of directors convened by teleconference with members of Infinity management, certain significant Infinity stockholders holding board observation rights and representatives of WilmerHale to discuss the status of the negotiations relating to the proposed merger agreement and related documentation, noting in each case certain salient issues that remained open for resolution. In addition, representatives of WilmerHale reviewed with the Infinity board of directors its fiduciary duties in connection with the proposed transaction and engaged in a question and answers session with members of the Infinity board of directors and board observers. WilmerHale noted that specific authorization for the proposed business combination with Discovery Partners would be taken up at a subsequent meeting of Infinity’s board of directors. Following this discussion, the Infinity board of directors directed Infinity management to continue negotiations with Discovery Partners.

On April 10, 2006, the Discovery Partners board of directors convened by teleconference to discuss the status of the merger agreement with Infinity as well as the status of negotiations with the other potential strategic transaction partner. Discovery Partners’ management discussed the relative strategic and scientific benefits of a merger with either Infinity or the other potential strategic transaction partner and reaffirmed that Infinity was the preferred merger partner. Representatives from Cooley Godward provided an overview of the merger agreement with Infinity and related documents, including remaining open issues between the parties. Representatives of Molecular Securities provided an update regarding the status of negotiations with Infinity and the other potential strategic transaction partner.

On the afternoon of April 11, 2006, the Discovery Partners board of directors convened by teleconference to discuss the proposed merger transaction with Infinity. Representatives from Cooley Godward provided an update regarding the merger agreement with Infinity and related documents, including the resolution of the open issues noted at the meeting of the Discovery Partners board of directors on April 10, 2006. Representatives of Molecular Securities then made a presentation regarding its financial analyses related to the merger consideration to be paid by Discovery Partners and delivered to the Discovery Partners board of directors its oral opinion, which was subsequently delivered in writing on April 11, 2006 that, as of April 11, 2006 and based on and subject to the factors, assumptions and limitations set forth therein, the total merger consideration to be paid by Discovery Partners in the merger was fair to Discovery Partners from a financial point of view. Discovery Partners’ board of directors, after considering the terms of the merger agreement and the related documents and the various presentations, approved the merger agreement, the merger, the issuance of shares of Discovery Partners’ common stock to the Infinity securityholders pursuant to the terms of the merger agreement and the other documents and transactions contemplated by the merger agreement, subject to clarification by Cooley Godward with WilmerHale regarding certain matters related to the size of the board of directors of the combined company and whether the maximum size of such board would be 10 or 12 members.

On April 11, 2006, Infinity’s board of directors convened by teleconference to discuss the proposed merger transaction with Discovery Partners. Infinity management, together with representatives of WilmerHale, summarized for members of the Infinity board the status of the draft merger agreement and related documentation and the resolution of the issues noted at the meeting of Infinity’s board on April 9, 2006. Following this summary and the related discussion, the Infinity board of directors, after considering the terms of the merger agreement and the various presentations made by members of management and outside legal counsel, authorized the merger, the merger agreement and the transactions contemplated by the merger agreement and recommended the adoption of the merger agreement by the Infinity stockholders.

On the evening of April 11, 2006, the Discovery Partners board of directors convened by teleconference to discuss the proposed composition of the board of directors of the combined company following the merger. Representatives from Cooley Godward reported back on their discussions with WilmerHale regarding the matter that the Discovery Partners board of directors had requested be clarified at its earlier meeting on April 11, 2006. After this report, the Discovery Partners board of directors approved that a proposal be presented to the Discovery Partners stockholders at the Discovery Partners special meeting to amend Discovery Partners’ bylaws to increase the maximum number of directors that may constitute the entire board of directors of Discovery Partners from 10 directors to 12 directors, and otherwise reaffirmed its approvals of the merger agreement, the merger, and the related matters approved by the Discovery Partners board of directors at its earlier meeting on April 11, 2006.

On the evening of April 11, 2006, Discovery Partners and Infinity executed the merger agreement, certain Infinity directors, officers and stockholders executed voting agreements with Discovery Partners, certain Discovery Partners directors and officers executed voting agreements with Infinity, and certain Infinity stockholders executed lock-up agreements with Discovery Partners. Prior to the opening of trading markets on Wednesday, April 12, 2006, the parties issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger

Mutual Reasons for the Merger

Infinity and Discovery Partners believe that the combined company resulting from the merger represents a biopharmaceutical company with the following potential advantages:

•	Pipeline. The product candidate pipeline for the combined company is composed of at least three product candidates in various stages of development, including one product candidate in two Phase I clinical trials, one product candidate in IND-enabling preclinical studies and a research program partnered with a major pharmaceutical company.

•	Markets. The markets to be addressed by the clinical stage and preclinical product candidates of the combined company represent sizable and underserved or unmet medical needs. The product candidates may provide significant medical benefits for patients and returns for investors.

•	Financial Resources. The financial resources of the combined company will allow it to focus on execution with respect to its product candidate portfolio.

•	Management Team. It is expected that the combined company will be led by experienced senior management from Infinity and a board of directors with representation from each of Infinity and Discovery Partners.

Discovery Partners’ Reasons for the Merger

In reaching its determination to approve the merger, Discovery Partners’ board of directors identified and considered a number of the potential benefits of the merger, including the following:

•	the belief that Discovery Partners’ ownership in Infinity’s product candidate pipeline would provide Discovery Partners’ stockholders a product-based investment opportunity of market-recognized value, including the potential to participate in several value-inflection milestones related to Infinity’s product candidates. In the near term, these milestones may include the release of proof-of-concept clinical data for IPI-504 in two relevant cancer patient populations and the entry of IPI-504 into one or more Phase II clinical trials, and the introduction of a new cancer compound, IPI-609, into Phase I clinical trials by early 2007;

•	the receipt of an opinion from Molecular Securities Inc. that, as of April 11, 2006 and based on and subject to the factors, assumptions and limitations set forth therein, the merger consideration to be paid by Discovery Partners in the merger was fair to Discovery Partners from a financial point of view. The full text of Molecular Securities’ written opinion, dated April 11, 2006, is attached to this joint proxy statement/prospectus as Annex B. You are encouraged to read this opinion carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Molecular Securities. Molecular Securities’ opinion is addressed to the Discovery Partners board of directors and does not constitute any opinion or recommendation to any stockholder as to how any stockholder should vote at the Discovery Partners special meeting;

•	the fact that Discovery Partners’ available cash, together with Infinity’s other cash resources, are anticipated to be sufficient to meet Infinity’s projected operating requirements through at least 2007 and to enable Infinity to reach its projected near-term milestones;

•	the possibility that the combined entity would be able to take advantage of the potential benefits resulting from the combination of Discovery Partners’ more established public company infrastructure and the development of product candidates, including IPI-504 and IPI-609;

•	the Discovery Partners board of directors’ consideration of strategic alternatives to the merger, including engaging in a merger transaction with another company, continuing to operate Discovery Partners on a stand-alone basis or undertaking a liquidation of Discovery Partners;

•	its understanding of Discovery Partners’ business, operations, financial condition and prospects, and of Infinity’s business, operations, financial condition and prospects;

•	the conclusion of the Discovery Partners board of directors that the Discovery Partners business was declining and unlikely to create enhanced stockholder value; and

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In addition to considering the strategic factors outlined above, the Discovery Partners board of directors considered the following factors in reaching its conclusion to approve the merger and to recommend that the Discovery Partners stockholders approve the issuance of shares of Discovery Partners common stock in the merger, all of which it viewed as generally supporting its decision to approve the business combination with Infinity:

•	Discovery Partners’ strategic alternatives to the merger, including the discussions that Discovery Partners’ management and Discovery Partners’ board of directors had during the previous five months with other potential merger partners, and Discovery Partners’ ability to continue to operate as a stand-alone company;

•	the opportunity for Discovery Partners’ stockholders to participate in the long-term value of Infinity’s product candidate development programs as a result of the merger;

•	the terms and conditions of the merger agreement, including the following related factors:

•	the determination that the relative percentage ownership of Discovery Partners securityholders and Infinity securityholders is consistent with market practice for a merger of this type and captures the respective ownership interests of the Discovery Partners and Infinity securityholders in the combined company based on Discovery Partners’ perceived valuations of each company at the time of the Discovery Partners’ board of directors’ approval of the merger agreement;

•	the expectation that the merger will be treated as a reorganization for United States federal income tax purposes, with the result that in the merger Discovery Partners’ stockholders will generally not recognize taxable gain or loss for United States federal income tax purposes;

•	the limited number and nature of the conditions to Discovery Partners’ obligation to consummate the merger;

•	the no solicitation provisions limiting Infinity’s ability to engage in negotiations with, provide any confidential information or data to, and otherwise have discussions with, any person relating to an alternative acquisition proposal;

•	Discovery Partners’ rights under the merger agreement to consider certain unsolicited acquisition proposals under certain circumstances should Discovery Partners receive a superior proposal;

•	the voting agreements entered into by stockholders of Infinity representing approximately 47.9% of the outstanding capital stock and 48.19% of the outstanding preferred stock of Infinity as of April 30, 2006, pursuant to which those stockholders agreed, solely in their capacity as stockholders, to vote all of their shares of capital stock of Infinity in favor of adoption of the merger agreement; and

•	the conclusion of Discovery Partners’ board of directors that the $6 million termination fee, and the circumstances when such fee may be payable, were reasonable;

•	the results of the due diligence review of Infinity’s business and operations, and those of the other potential strategic transaction partners, by Discovery Partners’ management, legal advisors, financial advisors and outside consultants;

•	the likelihood that the merger will be consummated on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals;

•	its assessments of the likelihood that Discovery Partners will be able to complete the sale or other disposition of part or all of its operating assets prior to the closing of the merger, and thereby reflect a net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger of greater than or equal to $70 million, such that Discovery Partners’ current stockholders would not be diluted beyond an approximately 31% ownership of the combined company on a pro forma basis upon the closing of the merger;

•	its assessments of the likelihood that Discovery Partners will be able to complete the sale or other disposition of part or all of its operating assets prior to the closing of the merger, and thereby reflect a net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger of at least $60 million, and thereby ensure Infinity will not have the right to terminate the merger agreement as a result of that net cash balance; and

•	the likelihood of retaining key Infinity employees to help manage the combined company.

In the course of its deliberations, Discovery Partners’ board of directors also considered a variety of risks and other countervailing factors related to entering into the merger agreement, including the following:

•	Risk of Termination of the Merger Agreement Due to Net Cash Balance. The risk that Infinity may terminate the merger agreement if Discovery Partners’ net cash balance at closing, as calculated pursuant to the merger agreement, is less than $60 million;

•	Termination Fee. The $6 million termination fee payable to Infinity upon the occurrence of certain events and the potential effect of such termination fee in deterring other potential acquirors from proposing an alternative transaction that may be more advantageous to Discovery Partners stockholders;

•	Completion Risk. The risk that the merger might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of any termination of the merger or the merger agreement on Discovery Partners’ reputation;

•	Risk to Business. The risk to Discovery Partners’ business, operations and financial results in the event that the merger is not consummated, including the impact that the public announcement of the merger could have on Discovery Partners’ customer relationships;

•	Risks of Combination. The challenges and costs of combining certain limited administrative operations and the substantial expenses to be incurred in connection with the merger, including the risks that delays or difficulties in completing the limited administrative integration and such other expenses, as well as the additional public company expenses and obligations that Infinity will be subject to in connection with the merger that it has not previously been subject to, could adversely affect the combined company’s operating results and preclude the achievement of some benefits anticipated from the merger;

•	Volatility. The possible volatility, at least in the short term, of the trading price of Discovery Partners’ common stock resulting from the merger announcement and the closing of the merger;

•	Possible Loss of Key Management. The possible earlier than anticipated loss of key management or other personnel of Discovery Partners as a result of the management and other changes that will be implemented in integrating the businesses;

•	Potential Management Diversion. The risk of diverting management’s attention from other strategic priorities to implement the merger; and

•	Other Risks. Various other applicable risks associated with the combined company and the merger, including those described in the section of this joint proxy statement/prospectus entitled “Risk Factors.”

The foregoing information and factors considered by Discovery Partners’ board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by Discovery Partners’ board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, Discovery Partners’ board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of Discovery Partners’ board of directors may have given different weight to different factors. Discovery Partners’ board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Discovery Partners’ management and Discovery Partners’ legal and financial advisors and outside consultants, and considered the factors overall to be favorable to, and to support, its determination.

Infinity’s Reasons for the Merger

Infinity’s board of directors approved the merger based on a number of factors, including the following:

•	the fact that Discovery Partners’ available cash, together with Infinity’s other cash resources, are anticipated to meet Infinity’s projected operating requirements through 2007 and to enable Infinity to reach its projected near-term product development milestones, and that, without Discovery Partners’ cash, Infinity would need to raise additional funds through private or public equity offerings, partnerships with pharmaceutical companies, project financing, debt financing or other arrangements;

•	the merger with Discovery Partners was judged to be a more time—and cost—effective means to access capital than other options considered;

•	the relative certainty of amount and timing of access to capital through the merger with Discovery Partners compared to other financing options considered;

•	the combination of Discovery Partners’ status as an existing public company with Infinity’s product candidate pipeline;

•	the range of options available to the combined company to access private and public equity markets should additional capital be needed in the future will likely be greater as a public company;

•	its understanding of Infinity’s business, operations, financial condition and prospects, and of Discovery Partners’ business, operations, financial condition and prospects; and

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, such as the condition that Discovery Partners have a specified amount of net cash at closing, as calculated pursuant to the merger agreement, are reasonable under the circumstances.

In addition to considering the strategic factors outlined above, the Infinity board considered the following factors in reaching its conclusion to approve the merger, all of which it viewed as generally supporting its decision to approve the business combination with Discovery Partners:

•	Discovery Partners’ attractiveness as a merger partner, including its:

•	substantial capital, particularly in light of Infinity’s cash needs and current cash resources; and

•	public company infrastructure, potential access to public capital and stock liquidity;

•	the opportunity for Infinity stockholders to participate in the long-term value of Infinity’s product candidate development programs through the ownership of common stock in a public company;

•	the aggregate value to be received by Infinity securityholders in the merger;

•	the terms and conditions of the merger agreement, including the following related factors:

•	the determination that the relative percentage ownership of Discovery Partners securityholders and Infinity securityholders is consistent with market practice for a merger of this type and captures the respective ownership interests of the Discovery Partners and Infinity securityholders in the combined company based on Infinity’s perceived valuations of each company at the time of the Infinity board’s approval of the merger agreement;

•	the expectation that the merger will be treated as a reorganization for United States federal income tax purposes, with the result that in the merger Infinity stockholders will generally not recognize taxable gain or loss for United States federal income tax purposes;

•	the limited number and nature of the conditions to Discovery Partners’ obligation to consummate the merger;

•	Infinity’s rights under the merger agreement to consider certain unsolicited acquisition proposals under certain circumstances should Infinity receive a superior proposal; and

•	the conclusion of Infinity’s board of directors that the $6 million termination fee, and the circumstances when such fee may be payable, were reasonable;

•	the fact that shares of Discovery Partners common stock issued to Infinity stockholders will be registered on Form S-4 and will be freely tradable for Infinity stockholders who are not affiliates of Infinity and who are not parties to lock-up agreements;

•	the likelihood that the merger will be consummated on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals; and

•	the major risks and uncertainties of financing alternatives to the merger.

In the course of its deliberations, Infinity’s board of directors also considered a variety of risks and other countervailing factors related to entering into the merger agreement, including the following:

•	Reputation. The possibility that the merger might not be completed and the potential adverse effect of the public announcement of the merger on Infinity’s reputation and ability to obtain financing in the future in the event the merger is not completed;

•	Termination Fee. The $6 million termination fee payable to Discovery Partners upon the occurrence of certain events, and the potential effect of such termination fee in deterring other potential acquirors from proposing an alternative transaction that may be more advantageous to Infinity stockholders;

•	Diversion of Resources. The risk of diverting management’s attention from other strategic priorities to implement the merger, complete the sale or other disposition of Discovery Partners’ operating assets and combine the companies and their operations and infrastructure following the merger;

•	Completion Risk. The risk that the merger might not be consummated in a timely manner or at all;

•	Risks of Combination. The challenges and costs of combining certain limited administrative operations and the substantial expenses to be incurred in connection with the merger, including the risks that delays or difficulties in completing the limited administrative integration and such other expenses, as well as the additional public company expenses and obligations that Infinity will be subject to in the merger that it has not previously been subject to, could adversely affect the combined company’s operating results and preclude the achievement of some benefits anticipated from the merger; and

•	Other Risks. Various other applicable risks associated with the combined company and the merger, including those described in the section of this joint proxy statement/prospectus entitled “Risk Factors.”

The foregoing information and factors considered by Infinity’s board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by Infinity’s board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Infinity board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Infinity board of directors may have given different weight to different factors. The Infinity board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Infinity’s management and Infinity’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

Opinion of Discovery Partners’ Financial Advisor

Discovery Partners retained Molecular Securities to provide it with financial advisory services in connection with the merger and, if requested by Discovery Partners’ board of directors, to render a fairness opinion. Molecular Securities was selected by Discovery Partners based on Molecular Securities’ qualifications, expertise, reputation and its knowledge of the business and affairs of Discovery Partners. At the meeting of Discovery Partners’ board of directors on April 11, 2006, Molecular Securities rendered its oral opinion, subsequently delivered in writing on April 11, 2006, that as of April 11, 2006, and based upon and subject to the assumptions and considerations set forth in its opinion, the merger consideration to be paid by Discovery Partners pursuant to the merger agreement was fair from a financial point of view to Discovery Partners.

The full text of Molecular Securities’ opinion, dated April 11, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by

Molecular Securities, is attached as Annex B to this proxy statement/prospectus with the consent of Molecular Securities. We urge you to read Molecular Securities’ opinion carefully and in its entirety. Molecular Securities’ opinion is directed to Discovery Partners’ board of directors, addresses only the fairness from a financial point of view of the merger consideration to be paid by Discovery Partners pursuant to the merger agreement as of April 11, 2006, and does not address any other aspect of the merger or constitute any opinion or recommendation to any Discovery Partners stockholder as to how to vote at the Discovery Partners special meeting. Further, Molecular Securities did not undertake to update, reaffirm or revise its opinion, and does not have any obligation to update, revise or reaffirm its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Molecular Securities, among other things:

•	reviewed certain publicly available financial statements and other information of Discovery Partners;

•	reviewed certain internal financial statements, financial forecasts and other information concerning Infinity and Discovery Partners, prepared by the managements of Infinity and Discovery Partners, respectively, and concerning the pro forma combined company (including expected benefits of the merger, together with the associated expected costs), prepared by the managements of both Infinity and Discovery Partners;

•	discussed the past, current and forecasted financial position and results of operations and cash flows of Infinity and Discovery Partners, with senior executives of Infinity and Discovery Partners, respectively, and the current and forecasted financial position and results of operations and cash flows (including expected benefits of the merger, together with the associated expected costs) of the pro forma combined company, with senior executives of both Infinity and Discovery Partners;

•	reviewed the reported prices and trading activity for Discovery Partners’ common stock, and the pricing of privately negotiated sales of Infinity Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, which we refer to collectively as Infinity Stock, issued to certain financial and strategic investors, as provided by the management of Infinity;

•	compared the financial performance of Infinity and Discovery Partners and the prices and trading activity of Discovery Partners’ common stock and the prices of the Infinity Stock with that of certain other comparable publicly-traded companies and their securities, including the initial public offerings of common stock of certain other comparable companies;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Infinity and Discovery Partners and their legal advisors;

•	participated in discussions with Discovery Partners, and certain members of its board of directors, management, consultants, accountants and legal advisors in connection with their evaluation of the science, technology, products in development and other assets of Infinity, and reviewed certain reports prepared by L.E.K. Consulting LLC, Easton Associates, LLC, Ernst & Young LLP and Cooley Godward LLP, and presented by such consultants and legal advisors to the Discovery Partners’ board of directors in connection with the merger, including their evaluation of Infinity’s lead product candidate IPI-504, Infinity’s second product candidate IPI-609, and certain Bcl-2 inhibitors which are the subject of a collaboration agreement involving Infinity and Novartis;

•	reviewed certain analyses prepared by management of Discovery Partners, and participated in discussions with management of Discovery Partners, regarding a potential liquidation of Discovery Partners;

•	reviewed the merger agreement and certain related documents; and

•	reviewed such other information, conducted such other discussions with management of Infinity and Discovery Partners (respectively), performed such other analyses and considered such other factors as Molecular Securities deemed appropriate.

For the purposes of its opinion, Molecular Securities assumed and relied upon without independent verification the accuracy and completeness of all the financial and other information reviewed by, or discussed with, Molecular Securities and, with respect to the internal financial forecasts, Molecular Securities assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Infinity, Discovery Partners and the pro forma combined company, respectively, including management’s respective estimates and judgments in relation to the Discovery Partners liquidation scenarios and Infinity’s science, technology, products in development and other assets, including those estimates and judgments of Discovery Partners’ consultants, accountants and legal advisors. Molecular Securities has also relied without independent verification on the assessment by management of Discovery Partners regarding the potential liquidation analyses, scenarios and processes for Discovery Partners. Molecular Securities did not make any independent valuation or appraisal of the assets or liabilities of Infinity or Discovery Partners, nor was it furnished with any such appraisals.

Molecular Securities also assumed, for the purposes of its opinion, that the merger will be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (as amended) and that, in connection with the receipt of all the necessary regulatory approvals for the proposed merger, no restrictions will be imposed or delays will result that would have a material adverse affect on the contemplated benefits expected to be derived in the proposed merger. Molecular Securities also assumed that Discovery Partners will have net cash (as that term is defined in the merger agreement) of at least $60 million at the effective time of the merger.

Molecular Securities’ opinion was necessarily based on the information made available to it, and the financial, economic, market and other conditions as they existed and could reasonably be evaluated, on April 11, 2006. In arriving at its opinion, Molecular Securities also took into account that, in connection with its engagement, it had approached third parties to solicit indications of interest in a possible acquisition or other business combination involving Discovery Partners and held preliminary discussions with certain of those parties prior to April 11, 2006. Molecular Securities’ opinion, however, did not address the relative merits of the merger as compared to other business strategies or transactions that may be available to Discovery Partners, nor does it address the underlying business decision of Discovery Partners to engage in the merger. Furthermore, Molecular Securities’ opinion did not in any manner address the prices at which the Discovery Partners common stock will trade following the announcement, nor the prices at which the pro forma combined company will trade following the consummation, of the merger. Molecular Securities expressed no opinion regarding (a) the liquidation value of Discovery Partners, (b) the financial viability of Discovery Partners if the merger does not close, or (c) the financial viability of Discovery Partners following the merger including: (i) the potential for, likelihood, or timing of, any commercialization of any product, (ii) the nature and extent of Discovery Partners’ financing needs, or (iii) the ability of Discovery Partners to satisfy any such financing needs, following the merger.

The following is a brief summary of the material financial analyses performed by Molecular Securities in connection with its oral opinion and the preparation of its written opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Molecular Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Merger Consideration

Based upon the terms of the merger agreement, and information and assumptions provided by management of both Infinity and Discovery Partners, Molecular Securities presented illustrative examples of the number of shares of Discovery Partners’ common stock that may be issued, on a fully-diluted basis, to the holders of Infinity Stock, and the implied value of such shares that may be issued, as summarized in the table below:

	Illustrative Merger Consideration to Infinity Shareholders
DPI Net Cash[1] (in millions)	DPI Common Shares[2]	PF DPI Ownership[3]	Value Implied by Illustrative DPI Shares Prices
			Current[4]	L2OD5	$2.66[6]	$3.00[7]
$60.0	73.8	73.0%	$181.4	$180.7	$196.4	$221.3
69.0	64.1	70.2%	157.8	157.1	170.7	192.4
70.0	61.0	69.1%	150.2	149.5	162.5	183.1
75.0	61.0	69.1%	150.2	149.5	162.5	183.1
76.0	58.2	68.1%	143.2	142.7	155.0	174.7
85.0	52.1	65.7%	128.1	127.5	138.6	156.2

(1)	Discovery Partners net cash as defined in the merger agreement
(2)	Discovery Partners common stock issued in accordance with the exchange ratios of Schedule I in the merger agreement to preferred and common Infinity stockholders including all dilutive securities (i.e., options and warrants). Assumes fully diluted Infinity shares equal 58.3 million comprised of: Series A—8.3 million, Series B-1—6.1 million, Series B-2—14.0 million, Series C—11.1 million, Series D—1.0 million, and Common—17.8 million
(3)	Assumes pre merger consideration fully diluted Discovery Partner shares of 27.2 million equal to 26.4 million common shares outstanding, 0.4 million from transaction and restructuring related common share grants, and 0.4 million options based on the treasury method assuming 1.3 million exercisable and outstanding options on June 15, 2006 with an exercise price less than or equal to $6.00 per share and option proceeds of $5.5 million
(4)	Discovery Partners closing share price of $2.46 on April 7, 2006
(5)	Discovery Partners last 20 trading day average closing price of $2.45 on April 7, 2006
(6)	Discovery Partners cash value per share of $2.66 assuming Discovery Partners cash of $72.5 million (net cash midpoint of exchange ratio collar)
(7)	Discovery Partners cash value per share of $3.00 assuming Discovery Partners cash of $81.7 million (cash, cash equivalents, short-term investments and restricted cash estimate for March 31, 2006)

For illustrative reference purposes in connection with the analyses below, and derived from the table above assuming $72.5 million net cash at closing, as calculated pursuant to the merger agreement, and the closing price per share for Discovery Partners’ common stock on April 7, 2006 of $2.46, Molecular Securities noted that (a) approximately 61 million shares of Discovery Partners’ common stock would be issued to holders of Infinity Stock, representing a pro forma ownership interest in Discovery Partners’ common stock of 69%, approximately, and (b) the value of such shares that would be issued to holders of Infinity Stock implied a transaction equity value for Infinity of $150 million. Assuming Infinity total debt of $11 million and cash and cash equivalents of $18 million at closing, a $150 million transaction equity value represents a $143 million transaction firm value. Firm value, as used herein, equals equity value plus total debt less cash and cash equivalents.

Infinity Analysis

Private Financing Analysis

Molecular Securities reviewed the prices of privately negotiated sales of Infinity Stock including the following:

Series	Date	Pre-Money Valuation (in millions)	Gross Proceeds (in millions)	Post-Money Valuation (in millions)	% Ownership (Fully Diluted)
Series A	August 2001	$13	$12	$25	14%
Series B	August 2003	77	73	150	35%
Series C	December 2004	200	50	250	19%
Series D	February 2006	280	5	285	2%

The Series C Preferred Stock and Series D Preferred Stock financings were executed with strategic partners, Amgen, Inc., Johnson & Johnson and Novartis AG as part of broader alliances in conjunction with certain other contractual obligations. Molecular Securities noted that the implied equity value of Infinity of $150 million based on the transaction was within the above range of pre-money equity valuations of $13 million—$280 million.

Selected Comparable Company Initial Public Offerings Analysis

Molecular Securities compared certain financial information of Infinity with publicly available information for the following companies that completed initial public offerings of common stock from January 2004 to April 2006 and share certain characteristics (e.g., small molecule, discovery companies, with lead compounds in Phase I/Phase II clinical development) relating to the business and financial position of Infinity: ACADIA Pharmaceuticals, Inc., Anadys Pharmaceuticals, Inc., Memory Pharmaceuticals Corp., Metabasis Therapeutics, Inc., New River Pharmaceuticals, Inc.; and, with a particular focus on oncology, Avalon Pharmaceuticals, Inc., Cytokinetics, Incorporated, GTx, Inc., SGX Pharmaceuticals, Inc., Sunesis Pharmaceuticals, Inc., and Threshold Pharmaceuticals, Inc.

For each such precedent company that completed an initial public offering, Molecular Securities calculated the pre-money equity and firm valuation as follows:

		Oncology Comparable Company Values
	Implied Value of Infinity	Low	Median	High
Equity Value (in millions)	$150	$59	$138	$278
Firm Value (in millions)	143	53	100	275

		Other Comparable Company Values
	Implied Value of Infinity	Low	Median	High
Equity Value (in millions)	$150	$83	$101	$108
Firm Value (in millions)	143	61	86	194

Molecular Securities noted that each of the implied transaction equity value for Infinity of $150 million and the implied transaction firm value for Infinity of $143 million was (a) based upon such comparable oncology companies, within the range of equity valuations of $59—$278 million and the range of firm valuations of $53—$275 million, and (b) based on the other selected comparable companies, within or above the range of equity valuations of $83—$108 million and the range of firm valuations of $61—$194 million.

No company included by Molecular Securities in the initial public offering, or IPO, analysis is identical to Infinity. In performing the comparable company analysis, Molecular Securities made judgments and assumptions based upon industry performance, general business, economic, market and financial conditions and other matters (e.g., science, technology and products in development).

Selected Comparable Company Trading Analysis

Molecular Securities compared certain financial information of Infinity with publicly available information for the following selected companies with businesses that share certain characteristics (e.g., early, clinical stage oncology drug development programs) relating to the business and financial position of Infinity: Adventrx Pharmaceuticals, Inc., Allos Therapeutics, Inc., ARIAD Pharmaceuticals, Inc., Arqule, Inc., Avalon Pharmaceuticals, Inc., Biocryst Pharmaceuticals, Inc., Cytokinetics, Incorporated, Entremed, Inc., Kosan Biosciences Incorporated, OXiGENE, Inc., SGX Pharmaceuticals, Inc., Sunesis Pharmaceuticals, Inc., Threshold Pharmaceuticals, Inc., and Vion Pharmaceuticals, Inc.

For each such comparable company, Molecular Securities calculated the equity and firm value as of the close of trading on April 7, 2006 as follows:

		Comparable Company Values
	Implied Value of Infinity	Low	Median	High
Equity Value (in millions)	$150	$48	$203	$582
Firm Value (in millions)	143	31	165	522

Molecular Securities noted that each of the implied transaction equity value for Infinity of $150 million and the implied transaction firm value for Infinity of $143 million was within the applicable range of such comparable company trading values.

No company included by Molecular Securities in the comparable company analysis is identical to Infinity. In performing the comparable company analysis, Molecular Securities made judgments and assumptions based upon industry performance, general business, economic, market and financial conditions and other matters (e.g., science, technology and products in development).

Selected Precedent Transaction Analysis

Molecular Securities compared certain financial information of Infinity with publicly available information for the acquired companies in the following selected reverse merger transactions (acquired company/acquiror) announced in the period January 2004 to April 2006 and involving companies that share certain characteristics relating to the business and financial position of Infinity: CancerVax Corporation/Micromet US, Inc., Corgentech Inc./AlgoRx Pharmaceuticals, Inc., Epimmune Inc./IDM Pharma, Inc., V.I. Technologies Inc./Panacos Pharmaceuticals, Inc., Xcyte Therapies, Inc./Cyclacel Group plc.

For each such precedent transaction, Molecular Securities calculated the equity value and firm value of the acquired company and pro forma ownership percentage of the acquiror as of the transaction date as follows:

		Comparable Transaction Values
	Implied Value of Infinity	Low	Median	High
Equity Value (in millions)	$150	$27	$90	$164
Firm Value (in millions	143	8	70	155
Pro forma Ownership	69%	62%	73%	80%

Molecular Securities noted that each of the implied transaction equity value for Infinity of $150 million, implied transaction firm value for Infinity of $143 million, and pro forma ownership percentage of Infinity stockholders in Discovery Partners of 69% were within the applicable range of such precedent transaction values and pro forma ownership interests.

No company or transaction included by Molecular Securities in the analysis of selected precedent transactions is identical to Infinity or the transaction. In performing the precedent transactions analysis, Molecular Securities made judgments and assumptions based upon industry performance, general business, market and financial conditions and other matters (e.g., science, technology and products in development).

Discovery Partners Analysis

Share Price Performance

Molecular Securities reviewed ranges of closing prices of shares of Discovery Partners’ common stock for various periods ending on April 7, 2006 as follows:

	Low	Average	High
April 7, 2006	—	$2.46	—
Last 20 Trading Days	$2.42	$2.45	$2.47
Last 3 Months	2.36	2.46	2.71
Since Nov. 29, 2005[1]	2.31	2.46	2.71
Last 6 Months	2.31	2.57	3.20
Last 12 Months	2.31	2.83	3.45

(1)	Discovery Partners publicly announced that the contract with Pfizer would not be renewed on November 29, 2005.

Molecular Securities noted a range in closing prices per share between $2.31 and $3.45.

Discounted Cash Flow Analysis

Molecular Securities did not perform a Discounted Cash Flow, or DCF, analysis since, by the time of its financial analysis in connection with its opinion, Discovery Partners had determined, with input from external consulting firm L.E.K. Consulting LLC, that providing contract research was no longer a viable stand-alone business for Discovery Partners. As a consequence, management provided a financial budget for 2006 only for the purpose of managing the operations and cash flow of Discovery Partners in contemplation of a transaction such as the merger with Infinity; management did not provide a long-term financial plan of an ongoing business for Discovery Partners that may otherwise have formed the basis of a DCF analysis. Indeed, with the consent of Discovery Partners board and management, Molecular Securities assumed that, in the absence of a transaction such as that contemplated with Infinity, Discovery Partners would be liquidated (see below).

Liquidation Analysis

Molecular Securities reviewed certain analyses, prepared by Discovery Partners management, regarding a potential liquidation of Discovery Partners. Molecular Securities reviewed management’s estimates of Discovery Partners’ net assets to estimate the potential net cash proceeds available upon liquidation of Discovery Partners’ assets in San Diego, South San Francisco, Basel, Switzerland and Heidelberg, Germany. The estimate was based upon the analyses of Discovery Partners management and internal Discovery Partners management projections of balance sheet liquidation value, severance payments, lease buyouts and remediation and other commitments and contingencies as of June 30, 2006. Molecular Securities noted that based on such projections, the range of net cash proceeds available for distribution was between $59.2 million and $77.5 million.

Exchange Ratio Analysis

Molecular Securities reviewed ranges of exchange ratios (expressed in terms of Discovery Partners’ common stock ownership interest) derived from the implied equity value of Discovery Partners and Infinity stock, respectively, based upon the analyses above. The implied equity value of Discovery Partners was based on the market and liquidation values described in the Discovery Partners section above, as well as the net cash amounts of $70—75 million which bound the exchange ratio collar in the merger agreement. The implied value of Infinity was based on the private financing, IPO and trading analyses, described in the Infinity section above. Molecular Securities observed the following:

	Illustrative Pro Forma Ownership Percentage of Infinity Stockholders in DPI
	Low				Median				High
	DPI Value (in millions)	Infinity Value			DPI Value	Infinity Value			DPI Value	Infinity Value
		Financing	IPO	Trading		Financing	IPO	Trading		Financing	IPO	Trading
		$77	$59	$48		$200	$106	$203		$280	$278	$582
Merger Collar	$70	52%	46%	41%	$73	73%	59%	74%	$75	79%	79%	89%
Market Value	$63	55%	48%	43%	$69	74%	61%	75%	$74	79%	79%	89%
Liquidation	$59	57%	50%	45%	$69	74%	61%	75%	$78	78%	78%	88%

Molecular Securities noted that the pro forma ownership percentage of Infinity stockholders in Discovery Partners of 69% was within the range of ownership interests implied by the exchange ratios observed.

Other

In connection with the review of the transaction by Discovery Partners’ board of directors, Molecular Securities performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Molecular Securities considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Molecular Securities believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Molecular Securities may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Molecular Securities’ view of the actual value of Discovery Partners or Infinity. In performing its analyses, Molecular Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Discovery Partners or Infinity. Any estimates contained in Molecular Securities’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Molecular Securities conducted the analyses described above solely as part of its analysis of the fairness of the merger consideration pursuant to the merger agreement from a financial point of view to Discovery Partners and in connection with the delivery of its opinion dated April 11, 2006 to Discovery Partners’ board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Discovery Partners, Infinity or the pro forma combined company might actually trade.

The merger consideration to be paid by Discovery Partners pursuant to the merger agreement was determined through arm’s length negotiations between Discovery Partners and Infinity and was approved by Discovery Partners’ board of directors. Molecular Securities assisted Discovery Partners in these negotiations. Molecular Securities did not, however, recommend any specific merger consideration to Discovery Partners or its board of directors or that any specific merger consideration constituted the only appropriate consideration for the transaction, nor did Molecular Securities review the relative merits of the merger as compared to other business strategies or transactions that may be available to Discovery Partners, including a possible liquidation of Discovery Partners.

In addition, Molecular Securities’ opinion and its presentation to Discovery Partners’ board of directors was one of many factors taken into consideration by Discovery Partners’ board of directors in deciding to approve the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Discovery Partners’ board of directors with respect to the merger consideration or of whether Discovery Partners’ board of directors would have been willing to agree to different merger consideration or to pursue other business strategies or transactions, including a possible liquidation.

Molecular Securities is an investment bank which engages in the valuation of businesses and securities in connection with mergers and acquisitions. Pursuant to an engagement letter, Discovery Partners formally engaged Molecular Securities to provide financial advisory services in connection with the merger and, if requested by Discovery Partners’ board of directors, to render a fairness opinion. Pursuant to the terms of the engagement letter, if the merger is completed, Molecular Securities will receive a fee based on the transaction value at the closing date In addition, the engagement letter requires that Molecular Securities be paid an initial fee upon the execution of the engagement letter and an additional fee upon the execution of the merger agreement (both such fees would be credited against the amount of the fee payable if the merger is completed). As set forth in the engagement letter, Discovery Partners has agreed to reimburse Molecular Securities for its attorneys’ fees incurred in connection with the engagement. Pursuant to an indemnity agreement, Discovery Partners has agreed to indemnify Molecular Securities and its affiliates, their respective directors, officers, agents and employees and each other person, if any, controlling Molecular Securities or any of its affiliates against certain liabilities, including any liabilities under the federal securities laws relating to or arising out of its engagement and any related transactions, and to reimburse the parties covered by the indemnity agreement for certain expenses incurred in connection with claims of liability.

Interests of Discovery Partners’ Directors and Executive Officers in the Merger

In considering the recommendation of the Discovery Partners board of directors with respect to issuing shares of Discovery Partners common stock as contemplated by the merger agreement and the other matters to be acted upon by Discovery Partners’ stockholders at the Discovery Partners special meeting, Discovery Partners’ stockholders should be aware that certain members of the board of directors and executive officers of Discovery Partners have interests in the merger that may be different from, or in addition to, the interests of Discovery Partners’ stockholders. Each of the Discovery Partners and Infinity boards of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the merger agreement and the merger, and, in the case of each board, to recommend that their respective stockholders approve the Discovery Partners and Infinity proposals, as applicable, contemplated by this joint proxy statement/prospectus to be presented to their stockholders for consideration at their respective special meetings.

Ownership Interests

As of April 30, 2006, all directors and executive officers of Discovery Partners, together with their affiliates, beneficially owned approximately 3.5% of the shares of Discovery Partners common stock. The affirmative vote of the holders of a majority of the Discovery Partners common stock having voting power present in person or represented by proxy at the Discovery Partners special meeting is required for approval of Discovery Partners Proposal Nos. 1, 5 and 6. The affirmative vote of holders of a majority of the Discovery Partners common stock having voting power outstanding on the record date for the Discovery Partners special meeting is required for approval of Discovery Partners Proposal Nos. 2 and 3. The affirmative vote of holders of 66 2/3% of the Discovery Partners common stock having voting power outstanding on the record date for the Discovery Partners special meeting is required for approval of Discovery Partners Proposal No. 4. Certain Discovery Partners officers and directors, and their affiliates, have also entered into voting agreements in connection with the merger. For a more detailed discussion of the voting agreements see “Agreements Related to the Merger—Voting Agreements” on page 116 of this joint proxy statement/prospectus.

Change in Control Agreements

Between July 2003 and April 2005, Discovery Partners entered into change in control agreements with each of its executive officers. Under the terms of these agreements, in the event of both a change in control and the termination of an executive officer’s employment by Discovery Partners without “cause” or by the executive officer for “good reason”, as such terms are defined in the change in control agreements, either before, and in connection with, the change in control or within 365 days after the change in control, the executive officer will be entitled to a severance payment equal to (a) the executive officer’s average annual bonus for the three prior full calendar years of employment with Discovery Partners, or such lesser number of full calendar years during which such executive was employed by Discovery Partners, multiplied by the number of days in the calendar year through the date of termination divided by 365 and (b) the greater of 100% of (i) the executive officer’s annual base salary in effect immediately prior to the change in control or (ii) the executive officer’s annual salary in effect at time of the notice of termination. In addition, for purposes of determining the vesting of the executive officer’s awards granted under Discovery Partners’ 2000 Stock Incentive Plan, as well as any unvested shares acquired pursuant to that plan, the executive officer will be treated as if he had completed an additional year of service immediately prior to the date on which his employment is terminated.

For purposes of the change in control agreements, a change in control is deemed to have occurred under any of the following circumstances, subject to certain exceptions and limitations:

•	any person becomes the beneficial owner, directly or indirectly, of securities representing 15% or more of the combined voting power of Discovery Partners’ then-outstanding securities;

•	the current members of the board of directors, including any new board members elected by a 2/3 vote approval of those board members and any new board members so approved, cease to represent a majority of the board during any period of 24 months or less;

•	the stockholders approve a merger or consolidation involving Discovery Partners, other than a merger or consolidation in which, immediately after completion of the merger or consolidation, (i) the holders of Discovery Partners’ voting stock prior to the transaction continue to own more than 66 2/3% of the combined voting power of Discovery Partners or the surviving entity and (ii) no person owns 15% or more of the combined voting power of the then-outstanding securities of Discovery Partners or the surviving entity;

•	the stockholders approve a plan of complete liquidation of Discovery Partners or an agreement for the sale or disposition by Discovery Partners of all or substantially all of its assets; or

•	the board of directors adopt a resolution to the effect that, for purposes of the change in control agreement, a change in control has occurred.

The change in control agreements automatically renew on an annual basis unless either party gives notice by September 30th of the preceding year and no change of control has occurred during the 18 months before that notice. The completion of the merger is considered a change in control event pursuant to these agreements.

The cash costs of any payments made in connection with the change in control agreements described above will be deducted from Discovery Partners’ net cash, as calculated pursuant to the merger agreement, at the closing of the merger.

Executive Retention and Severance Plans

On March 30, 2006, Discovery Partners adopted an executive retention and severance plan pursuant to which certain key employees, including certain key executive officers, other than the Acting Chief Executive Officer, will be entitled to receive a retention bonus consisting of a cash amount based on the employee’s employment level, up to $25,000, with specific incremental percentages of the aggregate amount earned upon achievement of applicable milestones as long as the employee remains employed with Discovery Partners through December 31, 2006. If the employee’s employment with Discovery Partners is terminated without cause by Discovery Partners, or its successor in a change in control, on or prior to December 31, 2006, Discovery Partners will pay to such employee the total cash amount of the retention bonus upon the date of such termination. The plan also provides certain executive officers with severance payments equal to six months of their base salary plus COBRA coverage and three months of outplacement services in the event of a change in control that is not covered under such officer’s change in control agreement as discussed above.

On April 19, 2006, Discovery Partners approved an executive retention and severance agreement with Michael Venuti, acting Chief Executive Officer of Discovery Partners, under which he will be entitled to receive a retention bonus consisting of a cash amount of $25,000, with specific incremental percentages of the aggregate amount earned upon achievement of applicable milestones as long as he remains employed with Discovery Partners through December 31, 2006. If Dr. Venuti’s employment with Discovery Partners is terminated without cause by Discovery Partners, or its successor in a change in control, on or prior to December 31, 2006, Discovery Partners will pay to Dr. Venuti the total cash amount of the retention bonus upon the date of such termination. The agreement also provides severance payments equal to six months of Dr. Venuti’s base salary plus COBRA coverage and three months of outplacement services in the event of a change in control that is not covered under Dr. Venuti’s change in control agreement as discussed above.

In addition, both the plan of March 30, 2006, and the agreement with Dr. Venuti, of April 19, 2006, contemplate the acceleration in full of the vesting of restricted stock awards granted to certain executive officers and key employees upon the earlier to occur of a change in control event involving Discovery Partners or, in the event a change of control does not occur, December 31, 2006. The completion of the merger is intended to be a change in control event for these purposes. The table below sets forth the number of shares of restricted stock granted to each current executive officer that will accelerate upon the effective time of the merger, as long as the executive officer remains employed with Discovery Partners on such date.

Name	Number of Shares of Restricted Stock
Daniel Harvey	24,000
Craig Kussman	67,500
Douglas Livingston	25,000
Richard Neale	55,000
Michael Venuti	200,000

The cash costs of any payments made in connection with the executive retention and severance plans described above will be deducted from Discovery Partners’ net cash, as calculated pursuant to the merger agreement, at the closing of the merger.

Discovery Partners 2000 Stock Incentive Plan

The terms of Discovery Partners’ 2000 Stock Incentive Plan provide that upon the occurrence of certain corporate transactions, which would include a transaction such as the merger, the vesting of each outstanding option held by Discovery Partners’ non-employee directors under the provisions of that plan relating to option grants to non-employee directors would accelerate so that each such option would become fully exercisable immediately prior to the effective date of the corporate transaction. The table below sets forth the number of options held by each non-employee director of Discovery Partners that will accelerate upon the effective date of the merger. Directors continuing as directors of Discovery Partners following the closing of the merger will have until one year following the termination of their board service with the combined company to exercise these options.

Name	Number of Options
Alan Lewis	20,000
Colin Dollery	20,000
Harry Hixson, Jr.	50,000
Herm Rosenman	42,500

Indemnification of Officers and Directors

The merger agreement provides that, for a period of six years following the effective time of the merger, the combined company will, to the fullest extent permitted by Delaware law, indemnify and hold harmless all present and former directors and officers of Discovery Partners against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was a director or officer of Discovery Partners. In addition, for a period of six years following the effective time of the merger, the certificate of incorporation and bylaws of the combined company will contain provisions no less favorable with respect to indemnification of present and former directors and officers of Discovery Partners than are presently set forth in the certificate of incorporation and bylaws of Discovery Partners.

The merger agreement also provides that, for a period of six years following the consummation of the merger, the combined company will maintain in effect a directors’ and officers’ liability insurance policy covering the directors and officers of Discovery Partners, with coverage in amount and scope at least as favorable as the coverage under Discovery Partners’ existing policy as of the time the merger becomes effective. If the annual premiums payable for such insurance coverage exceed 200% of the current annual premiums paid by Discovery Partners for its existing policy, the combined company may reduce the amount of coverage to the amount of coverage available for a cost equal to that amount.

Interests of Infinity’s Directors and Executive Officers in the Merger

In considering the recommendation of the Infinity board of directors with respect to adopting the merger agreement, Infinity stockholders should be aware that certain members of the board of directors and executive officers of Infinity have interests in the merger that may be different from, or in addition to, interests they may have as Infinity stockholders. Each of the Discovery Partners and Infinity boards of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the merger agreement and the merger, and, in the case of each board of directors, to recommend that their respective stockholders approve the Discovery Partners and Infinity proposals, as applicable, contemplated by this joint proxy statement/prospectus to be presented to their stockholders for consideration at their respective special meetings.

Ownership Interests

As of April 30, 2006, all directors and executive officers of Infinity, together with their affiliates, beneficially owned approximately 38.8% of the shares of Infinity capital stock. Infinity cannot complete the merger unless the merger agreement is adopted by the affirmative vote of (a) the holders of a majority of the shares of Infinity common stock and Infinity preferred stock outstanding on the record date and entitled to vote at the Infinity special meeting, voting as a single class and on an as-converted basis, and (b) the holders of a majority of the shares of Infinity preferred stock outstanding on the record date and entitled to vote at the Infinity special meeting, voting as a single class and on an as-converted basis. Certain Infinity officers and directors, and their affiliates, have also entered into voting agreements in connection with the merger. For a more detailed discussion of the voting agreements see “Agreements Related to the Merger—Voting Agreements” on page 116 of this joint proxy statement/prospectus.

Discovery Partners’ Board of Directors After the Merger

The merger agreement provides that, if Discovery Partners Proposal No. 4 to this joint proxy statement/prospectus is approved by Discovery Partners’ stockholders, Discovery Partners bylaws will be amended to increase the maximum number of directors that may constitute the entire board of directors of Discovery Partners from 10 directors to 12 directors and the board of directors of Discovery Partners as of the effective time of the merger will be as follows:

•	Class I: Eric Lander, Franklin Moss, Herm Rosenman and James Tananbaum;

•	Class II: D. Ronald Daniel, Arnold Levine, Patrick Lee and Michael Venuti; and

•	Class III: Anthony Evnin, Harry Hixson, Steven Holtzman and Vicki Sato.

If Discovery Partners Proposal No. 4 to this joint proxy statement/prospectus is not approved by Discovery Partners’ stockholders, Discovery Partners will fix the maximum number of members of its board of directors at 10 and the board of directors of Discovery Partners as of the effective time of the merger will be as follows:

•	Class I: Arnold Levine, Herm Rosenman and James Tananbaum;

•	Class II: D. Ronald Daniel, Patrick Lee and Michael Venuti; and

•	Class III: Anthony Evnin, Steven Holtzman, Harry Hixson and Vicki Sato.

In either case, Harry Hixson, Michael Venuti and Herm Rosenman will continue in their positions on the board of directors of Discovery Partners and each will serve as a Class III, Class II and Class I director, respectively, and Colin Dollery and Alan Lewis will resign as of the effective time of the merger.

Stock Options

Under the terms of the merger agreement, at the effective time of the merger, each outstanding and unexercised option to purchase shares of Infinity common stock, whether vested or unvested, will be assumed by Discovery Partners and will become an option to acquire, on the same terms and conditions as were applicable under the stock option agreement by which such option is evidenced and the stock option plan under which such option was issued, if any, an option to purchase shares of Discovery Partners common stock. The number of shares of Discovery Partners common stock subject to each assumed option will be determined by multiplying the number of shares of Infinity common stock that was subject to each option prior to the effective time of the merger by an exchange ratio determined pursuant to the merger agreement, and rounding that result down to the nearest whole number of shares of Discovery Partners common stock. The per share exercise price for the assumed options will be determined by dividing the per share exercise price of the Infinity common stock subject to each option as in effect immediately prior to the effective time of the merger by the exchange ratio and rounding that result up to the nearest whole cent. The actual exchange ratio is determined in accordance with the merger agreement by reference to Discovery Partners’ net cash balance, as calculated pursuant to the merger agreement, at the consummation of the merger. The items that will constitute Discovery Partners’ net cash balance at the closing of the merger are subject to many factors, many of which are outside of Discovery Partners’ control. For a more detailed discussion of the calculation of Discovery Partners’ net cash at the closing of the merger, see “The Merger Agreement – Merger Consideration and Adjustment” on page 103 of this joint proxy statement/prospectus. Assuming that Discovery Partners’ net cash balance at the closing of the merger is greater than or equal to $70 million and less than or equal to $75 million, the common stock exchange ratio will be 0.95118, subject to adjustment to account for the reverse stock split.

The table below sets forth, as of April 30, 2006, information with respect to options held by each of Infinity’s current executive officers and directors.

Name	Total Options Held	Vested	Unvested	Weighted Average Exercise Price Per Share

Executive Officers:
Steven Holtzman	401,500	93,083	308,417	$0.57
Julian Adams	621,711	145,746	475,965	$0.52
Adelene Perkins	101,500	6,625	94,875	$0.77

Directors(1):
D. Ronald Daniel	—	—	—	—
Anthony Evnin	—	—	—	—
Richard Klausner(2)	10,000	10,000	—	$0.45
Eric Lander(3)	—	—	—	—
Patrick Lee	—	—	—	—
Arnold Levine	—	—	—	—
Franklin Moss(3)	—	—	—	—
Philip Needleman(2)	—	—	—	—
Vicki Sato	35,000	17,292	17,708	$0.45
James Tananbaum	—	—	—	—

(1)	Steven Holtzman, an executive officer of Infinity, is also a director of Infinity.

(2)	Such director will not serve on the board of directors of the combined company following the merger.

(3)	Such director will only serve on the board of directors of the combined company following the merger if Discovery Partners Proposal No. 4 is approved.

Debt Forgiveness

In anticipation of the transactions contemplated by the merger and the merger agreement, in March 2006, the Infinity board of directors authorized Infinity to forgive the outstanding indebtedness of certain executive officers to the company, including, in the case of Dr. Adams, certain indebtedness transferred to his former spouse. In connection with the forgiveness, such executive officers entered into letter agreements with Infinity, pursuant to which each executive officer agreed to subject certain shares of common stock held by such executive officer to a right of repurchase in favor of Infinity for a period of two years. Upon the consummation of the merger, all outstanding shares of Infinity common stock will automatically be converted into the right to receive shares of Discovery Partners common stock and the corresponding repurchase rights will be in favor of Discovery Partners. The following is a list of such executive officers, the amounts forgiven and the number of shares subjected to a right of repurchase:

Name	Total Amount of Principal and Interest Due Forgiven	Number of Shares Subject to Repurchase For a Period of Two Years
Steven Holtzman	$364,874.24	66,500
Julian Adams	$311,239.79	56,500
Adelene Perkins	$81,153.91	14,750

Indemnification of Officers and Directors

The merger agreement provides that, for a period of six years following the effective time of the merger, the combined company will, to the fullest extent permitted by Delaware law, indemnify and hold harmless all present and former directors and officers of Infinity against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was a director or officer of Infinity. In addition, for a period of six years following the effective time of the merger, the certificate of incorporation and bylaws of the combined company will contain provisions no less favorable with respect to indemnification of present and former directors and officers of Infinity than are presently set forth in the certificate of incorporation and bylaws of Infinity.

The merger agreement also provides that, for a period of six years following the consummation of the merger, the combined company will maintain in effect a directors’ and officers’ liability insurance policy covering the directors and officers of Infinity, with coverage in amount and scope at least as favorable as the coverage under Infinity’s existing policy as of the time the merger becomes effective. If the annual premiums payable for such insurance coverage exceed 200% of the current annual premiums paid by Infinity for its existing policy, the combined company may reduce the amount of coverage to the amount of coverage available for a cost equal to that amount.

Stock Options and Warrants

Infinity has granted options to purchase shares of its common stock under its 2001 Stock Incentive Plan and 2003 California Only Stock Incentive Plan. Infinity has also granted options outside of its plans. Each outstanding option to purchase shares of Infinity common stock that is not exercised prior to the effective time of the merger will be assumed by Discovery Partners at the effective time of the merger in accordance with the terms of the stock option plan, if any, under which such option was issued and the terms of the stock option agreement by which such option is evidenced and will become an option to purchase shares of Discovery Partners common stock. The number of shares of Discovery Partners common stock subject to each assumed option will be determined by multiplying the number of shares of Infinity common stock that was subject to each option prior to the effective time of the merger by an exchange ratio determined pursuant to the merger agreement, and rounding that result down to the nearest whole number of shares of Discovery Partners’ common stock. The per share exercise price for the assumed options will be determined by dividing the per share exercise price of the Infinity common stock subject to each option as in effect immediately prior to the effective time of the merger by the exchange ratio and rounding that result up to the nearest whole cent. The actual exchange ratio is determined in accordance with the merger agreement by reference to Discovery Partners’ net cash balance, as calculated pursuant to the merger agreement, at the consummation of the merger. The items that will constitute Discovery Partners’ net cash balance at the closing of the merger are subject to many factors, many of which are outside of Discovery Partners’ control. For a more detailed discussion of the calculation of Discovery Partners’ net cash at the closing of the merger, see “The Merger Agreement—Merger Consideration and Adjustment” on page 103 of this joint proxy statement/prospectus. Assuming that Discovery Partners’ net cash balance at the closing of the merger is greater than or equal to $70 million and less than or equal to $75 million, the common stock exchange ratio will be 0.95118, subject to adjustment to account for the reverse stock split.

Infinity has issued warrants to purchase shares of its Series A preferred stock and Series B preferred stock. Each outstanding warrant to purchase shares of Infinity Series A preferred stock and Series B preferred stock will be assumed by Discovery Partners at the effective time of the merger in accordance with its terms and will become a warrant to purchase shares of Discovery Partners common stock. The number of shares of Discovery Partners common stock subject to each assumed warrant will be determined by multiplying the number of shares of Infinity preferred stock that was subject to each warrant prior to the effective time of the merger by an exchange ratio determined pursuant to the merger agreement, and rounding that result down to the nearest whole number of shares of Discovery Partners common stock. The per share exercise price for the assumed warrants will be determined by dividing the per share exercise price of the Infinity preferred stock subject to each warrant as in effect immediately prior to the effective time of the merger by the exchange ratio and rounding that result up to the nearest whole cent. The actual exchange ratio is determined in accordance with the merger agreement by reference to Discovery Partners’ net cash balance, as calculated pursuant to the merger agreement, at the consummation of the merger. The items that will constitute Discovery Partners’ net cash balance at the closing of the merger are subject to many factors, many of which are outside of Discovery Partners’ control. For a more detailed discussion of the calculation of Discovery Partners’ net cash at the closing of the merger, see “The Merger Agreement – Merger Consideration and Adjustment” on page 103 of this joint proxy statement/prospectus. Assuming that Discovery Partners’ net cash balance at the closing of the merger is greater than or equal to $70 million and less than or equal to $75 million, the Series A preferred stock exchange ratio for warrantholders will be 0.84509 and the Series B preferred stock exchange ratio for warrantholders will be 1.20900, subject, in each case, to adjustment to account for the reverse stock split.

Discovery Partners has granted options to purchase shares of its common stock under its 2000 Stock Incentive Plan and 2000 Employee Stock Purchase Plan. Each outstanding option to purchase shares of Discovery Partners common stock that is not exercised prior to the effective time of the merger will be assumed by Discovery Partners at the effective time of the merger in accordance with the terms of the plan under which such option was issued and the terms of the stock option agreement by which such option is evidenced.

Form of the Merger

The merger agreement provides that at the effective time, merger sub will be merged with and into Infinity. Upon the consummation of the merger, Infinity will continue as the surviving corporation and will be a wholly owned subsidiary of Discovery Partners.

After completion of the merger, assuming Discovery Partners Proposal No. 3 is approved by Discovery Partners stockholders at the Discovery Partners special meeting, Discovery Partners will be renamed “Infinity Pharmaceuticals, Inc.” and expects to trade on the NASDAQ National Market following the closing of the merger under the symbol “INFI.”

Merger Consideration

At the effective time of the merger, all shares of Infinity capital stock outstanding immediately prior to the effective time of the merger will automatically be converted into the right to receive shares of Discovery Partners common stock. In addition, at the effective time of the merger, all options to purchase shares of Infinity common stock outstanding and unexercised immediately prior to the effective time of the merger will be assumed by Discovery Partners and will become options to purchase shares of Discovery Partners common stock and all warrants to purchase shares of Infinity preferred stock outstanding and unexercised immediately prior to the effective time of the merger will be assumed by Discovery Partners and will become warrants to purchase shares of Discovery Partners common stock. Infinity stockholders, together with the holders of options and warrants to purchase shares of capital stock of Infinity, will be entitled to receive shares of Discovery Partners common stock and options and warrants to purchase shares of Discovery Partners common stock equal to approximately 69% of the fully-diluted shares of the combined company as of immediately following the consummation of the merger. This percentage assumes:

•	the exercise of all outstanding Infinity options and warrants,

•	the vesting of shares of Discovery Partners restricted common stock and the exercise of Discovery Partners options exercisable on or before June 15, 2006 with an exercise price equal to or less than $6.00 per share, calculated using the treasury method,

•	that the amount of Infinity options and warrants does not change between the date hereof and the closing of the merger, and

•	that Discovery Partners’ net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger is greater than or equal to $70 million and less than or equal to $75 million.

There will be no adjustment to the total number of shares of Discovery Partners common stock Infinity securityholders will be entitled to receive for changes in the market price of Discovery Partners common stock. While the merger agreement includes a condition to closing that Discovery Partners have net cash of at least $60 million at closing, as calculated pursuant to the merger agreement, the merger agreement does not include a price-based termination right. Accordingly, the market value of the shares of Discovery Partners common stock issued in connection with the merger will depend on the market value of the shares of Discovery Partners common stock at the time of effectiveness of the merger, and could vary significantly from the market value on the date of this joint proxy statement/prospectus.

The number of shares of Discovery Partners common stockholders of Infinity capital stock will be entitled to receive in exchange for all shares of Infinity capital stock at the consummation of the merger will be allocated among:

•	Holders of Infinity common stock; and

•	Holders of Infinity preferred stock.

Each share of Infinity common stock and Infinity preferred stock will be converted into the right to receive a number of shares of Discovery Partners common stock equal to an exchange ratio applicable to each class, series and tranche of Infinity capital stock.

If the net cash of Discovery Partners at the closing of the merger, as calculated pursuant to the merger agreement, is greater than or equal to $70 million and less than or equal to $75 million, the exchange ratios will be as follows, subject, in each case, to adjustment to account for the reverse stock split:

•	The exchange ratio for Infinity common stock will be 0.95118;

•	The exchange ratio for Infinity Series A preferred stock will be 0.84509;

•	The exchange ratio for Infinity Series B preferred stock held by Prospect Venture Partners and Venrock Associates and their affiliates will be 1.07472;

•	The exchange ratio for Infinity Series B preferred stock held by all other holders of Series B preferred stock other than Prospect Venture Partners and Venrock Associates and their affiliates will be 1.20900;

•	The exchange ratio for Infinity Series C preferred stock will be 1.12126; and

•	The exchange ratio for Infinity Series D preferred stock will be 1.14607.

If the net cash of Discovery Partners at the closing of the merger is less than $70 million or more than $75 million, as calculated pursuant to the merger agreement, the exchange ratios will be determined in accordance with the merger agreement.

Discovery Partners’ net cash balance at the closing of the merger will generally be equal to the amount of cash, cash equivalents, short term investments, net accounts receivable and restricted cash as of the date of the closing and determined in a manner substantially consistent with the manner in which each such item was determined for Discovery Partners’ then most recent consolidated balance sheets filed with the SEC, plus the contingent receivable due to Discovery Partners under Discovery Partners’ agreement with the NIH, minus Discovery Partners’ accounts payable and accrued expenses, contractual obligations, restructuring accruals, change in control payments, severance payments and certain other similar payments arising as a result of merger, unpaid taxes, payments to its advisors in connection with the merger, and the expected liquidation costs attributable to Discovery Partners’ operating assets in Basel, Heidelberg, South San Francisco and San Diego, to the extent such assets have not been sold or disposed of prior to the closing of the merger. For a more detailed description of the calculation of Discovery Partners’ net cash balance at the closing of the merger, see “The Merger Agreement – Merger Consideration and Adjustment” on page 103 of this joint proxy statement/prospectus.

The items that will constitute Discovery Partners’ net cash balance at the closing of the merger are subject to many factors, many of which are outside of Discovery Partners’ control. Discovery Partners may not be successful in selling or otherwise disposing of all or part of its current operating assets on terms or within timeframes that are favorable to Discovery Partners and its stockholders. If Discovery Partners does not complete the sale or otherwise dispose of all of its current operating assets prior to the closing of the merger with Infinity, its net cash balance at the closing of the merger will be adversely affected and may result in the further dilution of Discovery Partners’ current stockholders upon the closing of the merger. For a more detailed discussion of the different exchange ratios at different net cash balances of Discovery Partners at the closing of the merger for the different classes, series and tranches of Infinity capital stock, see “The Merger Agreement – Merger Consideration and Adjustment” on page 103 of this joint proxy statement/prospectus. If Discovery Partners’ net cash at closing is below $60 million, based on the manner of calculating net cash pursuant to the merger agreement, Discovery Partners would be unable to satisfy a closing condition for the merger, and Infinity could elect to terminate the merger agreement or Infinity could elect to proceed with the merger at exchange ratios adjusted upward to reflect the lower net cash at closing.

Each option to purchase shares of Infinity common stock that is outstanding and unexercised immediately prior to the effective time of the merger will be assumed by Discovery Partners and will become an option to purchase shares of Discovery Partners common stock. From and after the effective time of the merger, the number of shares of Discovery Partners common stock subject to each option so assumed will be determined by multiplying the number of shares of Infinity common stock that were subject to such option immediately prior to the effective time of the merger by the exchange ratio for Infinity common stock and rounding the resulting number down to the nearest whole number of shares of Discovery Partners common stock. The per share exercise price for the Discovery Partners common stock issuable upon exercise of each such option will be determined by dividing the effective per share exercise price for the Infinity common stock subject to such option immediately prior to the effective time of the merger by the exchange ratio for Infinity common stock and rounding the resulting exercise price up to the nearest whole cent.

If the net cash of Discovery Partners at the closing of the merger, as calculated pursuant to the merger agreement, is greater than or equal to $70 million and less than or equal to $75 million, the exchange ratio for Infinity common stock will be 0.95118, subject to adjustment to account for the reverse stock split. If the net cash of Discovery Partners at the closing of the merger is less than $70 million or more than $75 million, as calculated pursuant to the merger agreement, the exchange ratio for Infinity common stock will be determined in accordance with the merger agreement, subject to adjustment to account for the reverse stock split. For a more detailed discussion of the calculation of Discovery Partners’ net cash at the closing of the merger, see “The Merger Agreement – Merger Consideration and Adjustment” on page 103 of this joint proxy statement/prospectus.

Each warrant to purchase shares of Infinity preferred stock that is outstanding and unexercised immediately prior to the effective time of the merger will be assumed by Discovery Partners and will become a warrant to purchase shares of Discovery Partners common stock. From and after the effective time of the merger, the number of shares of Discovery Partners common stock subject to each warrant so assumed will be determined by multiplying the number of shares of Infinity preferred stock that were subject to such warrant immediately prior to the effective time of the merger by the relevant exchange ratio and rounding the resulting number down to the nearest whole number of shares of Discovery Partners common stock. The per share exercise price for the Discovery Partners common stock issuable upon exercise of each such warrant will be determined by dividing the effective per share exercise price for the Infinity preferred stock subject to such warrant immediately prior to the effective time of the merger by the relevant exchange ratio and rounding the resulting exercise price up to the nearest whole cent.

If the net cash of Discovery Partners at the closing of the merger, as calculated pursuant to the merger agreement, is greater than or equal to $70 million and less than or equal to $75 million, the exchange ratios will be as follows, subject, in each case, to adjustment to account for the reverse stock split:

•	The exchange ratio for warrants to purchase shares of Infinity Series A preferred stock will be 0.84509; and

•	The exchange ratio for warrants to purchase shares of Infinity Series B preferred stock will be 1.20900.

If the net cash of Discovery Partners at the closing of the merger is less than $70 million or more than $75 million, as calculated pursuant to the merger agreement, the exchange ratios will be determined in accordance with the merger agreement, subject to adjustment to account for the reverse stock split.

No fractional shares of Discovery Partners common stock will be issued in connection with the merger. Instead, each Infinity stockholder who would otherwise be entitled to receive a fraction of a share of Discovery Partners common stock, after aggregating all fractional shares of Discovery Partners common stock issuable to such stockholder, will be entitled to receive in cash the dollar amount, rounded to the nearest whole cent, without interest, determined by multiplying such fraction by the closing price of a share of Discovery Partners common stock as quoted on the NASDAQ National Market on the date the merger becomes effective.

The merger agreement provides that, at the effective time of the merger, Discovery Partners will deposit with an exchange agent acceptable to Discovery Partners and Infinity stock certificates representing the shares of Discovery Partners common stock issuable to the Infinity stockholders and a sufficient amount of cash to make payments in lieu of fractional shares.

The merger agreement provides that, promptly, but in no event more than five business days, after the effective time of the merger, the exchange agent will mail to each record holder of Infinity common stock and Infinity preferred stock immediately prior to the effective time of the merger a letter of transmittal and instructions for surrendering and exchanging the record holder’s Infinity stock certificates. Upon surrender of an Infinity common stock certificate or an Infinity preferred stock certificate for exchange to the exchange agent, together with a duly signed letter of transmittal, and such other documents as the exchange agent or Discovery Partners may reasonably require, the holder of the Infinity stock certificate will be entitled to receive the following:

•	a certificate representing the number of whole shares of Discovery Partners common stock that such holder has the right to receive pursuant to the provisions of the merger agreement;

•	cash in lieu of any fractional share of Discovery Partners common stock; and

•	dividends or other distributions, if any, to which they are entitled under the terms of the merger agreement.

The Infinity stock certificate surrendered will be cancelled.

At the effective time of the merger, all holders of certificates representing shares of Infinity common stock or Infinity preferred stock that were outstanding immediately prior to the effective time of the merger will cease to have any rights as stockholders of Infinity. In addition, no transfer of Infinity common stock or Infinity preferred stock after the effective time of the merger will be registered on the stock transfer books of Infinity.

If any Infinity stock certificate has been lost, stolen or destroyed, Discovery Partners may, in its discretion, and as a condition to the delivery of any shares of Discovery Partners common stock, require the owner of such lost, stolen or destroyed certificate to deliver an affidavit claiming such certificate has been lost, stolen or destroyed and post a bond indemnifying Discovery Partners against any claim suffered by Discovery Partners related to the lost, stolen or destroyed certificate or any Discovery Partners common stock issued in exchange for such certificate as Discovery Partners may reasonably request.

From and after the effective time of the merger, until it is surrendered, each certificate that previously evidenced Infinity common stock or Infinity preferred stock will be deemed to represent only the right to receive shares of Discovery Partners common stock and cash in lieu of any fractional share of Discovery Partners common stock. Discovery Partners will not pay dividends or other distributions on any shares of Discovery Partners common stock to be issued in exchange for any unsurrendered Infinity stock certificate until the Infinity stock certificate is surrendered as provided in the merger agreement.

Effective Time of the Merger

The merger agreement requires the parties to consummate the merger after all of the conditions to the consummation of the merger contained in the merger agreement are satisfied or waived, including the adoption of the merger agreement by the stockholders of Infinity and the approval of the issuance of shares of Discovery Partners common stock pursuant to the merger by the stockholders of Discovery Partners. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Discovery Partners and Infinity and specified in the certificate of merger. However, neither Discovery Partners nor Infinity can predict the exact timing of the consummation of the merger.

Regulatory Approvals

As of the date of this joint proxy statement/prospectus, neither Discovery Partners nor Infinity is required to make filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. In the United States, Discovery Partners must comply with applicable federal and state securities laws and the rules and regulations of the NASDAQ National Market in connection with the issuance of shares of Discovery Partners common stock pursuant to the merger and the filing of this joint proxy statement/prospectus with the SEC.

Material United States Federal Income Tax Consequences of the Merger

The following discussion summarizes the material United States federal income tax considerations of the merger that are expected to apply generally to Infinity stockholders upon an exchange of their Infinity common or preferred stock for Discovery Partners common stock in the merger. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change and to differing interpretations, possibly with retroactive effect.

This summary only applies to an Infinity stockholder that is a “U.S. person,” defined to include:

•	a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, or any political subdivision thereof (including the District of Columbia);

•	an estate the income of which is subject to United States federal income taxation regardless of its source;

•	a trust if either:

•	a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust, or

•	the trust has a valid election in effect to be treated as a United States person for United States federal income tax purposes; and

•	any other person or entity that is treated for United States federal income tax purposes as if it were one of the foregoing.

Any Infinity stockholder other than a “U.S. person” as so defined is, for purposes of this discussion, a “non-U.S. person.” If a partnership holds Infinity common or preferred stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Infinity common or preferred stock, you should consult your tax advisor.

This summary assumes that Infinity stockholders hold their shares of Infinity common or preferred stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). No attempt has been made to comment on all United States federal income tax consequences of the merger that may be relevant to particular holders, including holders:

•	who are subject to special treatment under United States federal income tax rules such as dealers in securities, financial institutions, non-U.S. persons, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, employees of Infinity who will become employees of Discovery Partners, or tax-exempt entities;

•	who are subject to the alternative minimum tax provisions of the Code;

•	who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

•	who hold their shares as qualified small business stock within the meaning of Section 1202 of the Code;

•	who hold their shares as part of an integrated investment such as a hedge or as part of a hedging, straddle or other risk reduction strategy; or

•	who do not hold their shares as capital assets.

In addition, the following discussion does not address the tax consequences of the merger under state, local and foreign tax laws. Furthermore, the following discussion does not address any of the:

•	tax consequences of transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which Infinity shares are acquired or Discovery Partners shares are disposed of;

•	tax consequences of the receipt of Discovery Partners shares other than in exchange for Infinity shares; or

•	tax implications of a failure of the merger to qualify as a reorganization.

Accordingly, holders of Infinity common and preferred stock are advised and expected to consult their own tax advisers regarding the federal income tax consequences of the merger in light of their personal circumstances and the consequences of the merger under state, local and foreign tax laws.

As a condition to the consummation of the merger, Cooley Godward LLP and Wilmer Cutler Pickering Hale and Dorr LLP must render tax opinions that the merger will constitute a reorganization within the meaning of Section 368 of the Code, which we refer to as a reorganization. The tax opinions discussed in this section are conditioned upon certain assumptions stated in the tax opinions and are based on the truth and accuracy, as of the completion of the merger, of certain representations and other statements made by Discovery Partners and Infinity in certificates delivered to counsel. If any such representations and other statements made in such certificates are inaccurate, or by the consummation of the merger become inaccurate, then the tax opinions may no longer be valid.

No ruling from the Internal Revenue Service, or IRS, has been or will be requested in connection with the merger. In addition, stockholders of Infinity should be aware that the tax opinions discussed in this section are not binding on the IRS, and the IRS could adopt a contrary position and a contrary position could be sustained by a court.

Subject to the assumptions and limitations discussed above, it is the opinion of Cooley Godward LLP, tax counsel to Discovery Partners, and Wilmer Cutler Pickering Hale and Dorr LLP, tax counsel to Infinity, that the merger will be treated for United States federal income tax purposes as a reorganization. Accordingly, the following material United States federal income tax consequences will result:

•	Discovery Partners, merger sub and Infinity will not recognize any gain or loss solely as a result of the merger;

•	stockholders of Infinity will not recognize any gain or loss upon the receipt of solely Discovery Partners common stock for their Infinity common or preferred stock, other than with respect to cash received in lieu of fractional shares of Discovery Partners common stock;

•	the aggregate tax basis of the shares of Discovery Partners common stock received by an Infinity stockholder in the merger (including any fractional share deemed received) will be equal to the aggregate tax basis of the shares of Infinity common and preferred stock surrendered in exchange therefor;

•	the holding period of the shares of Discovery Partners common stock received by an Infinity stockholder in the merger will include the holding period of the shares of Infinity common and preferred stock surrendered in exchange therefor;

•	generally, cash payments received by Infinity stockholders in lieu of fractional shares will be treated as if such fractional shares of Discovery Partners common stock were issued in the merger and then sold. A stockholder of Infinity who receives such cash will recognize gain or loss equal to the difference, if any, between such stockholder’s basis in the fractional share and the amount of cash received; and

•	such gain or loss will be capital gain or loss, and generally will constitute long-term capital gain or loss if the stockholder’s holding period in the shares surrendered is more than one year as of the effective time of the merger. Net capital gain (i.e., the excess of net long-term capital gain over net short-term capital loss) will be subject to tax at reduced rates for non-corporate stockholders who receive cash. The deductibility of capital losses is subject to various limitations for corporate and non-corporate holders.

For purposes of the above discussion of the bases and holding periods for shares of Infinity common or preferred stock and Discovery Partners common stock, stockholders who acquired different blocks of Infinity common or preferred stock and Discovery Partners common stock at different times for different prices must calculate their gains and losses and holding periods separately for each identifiable block of such stock exchanged, converted, cancelled, or received in the merger.

Infinity stockholders are required to attach a statement to their tax returns for the year in which the merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the stockholder’s tax basis in the stockholder’s Infinity common or preferred stock and a description of the Discovery Partners common stock received.

The above discussion does not apply to Infinity stockholders who properly perfect appraisal rights. Generally, an Infinity stockholder who perfects appraisal rights with respect to such stockholder’s shares of Infinity common or preferred stock will recognize capital gain or loss equal to the difference between such stockholder’s tax basis in such shares and the amount of cash received in exchange for such shares.

Certain noncorporate Infinity stockholders may be subject to backup withholding, at a rate of 28% for 2006, on cash received pursuant to the merger. Backup withholding will not apply, however, to an Infinity stockholder who (1) furnishes a correct taxpayer identification number and certifies that the Infinity stockholder is not subject to backup withholding on IRS Form W-9 or a substantially similar form, (2) provides a certification of foreign status on an appropriate Form W-8 or successor form or (3) is otherwise exempt from backup withholding. If an Infinity stockholder does not provide a correct taxpayer identification number on IRS Form W-9 or a substantially similar form, the Infinity stockholder may be subject to penalties imposed by the IRS. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the Infinity stockholder’s federal income tax liability, provided that the Infinity stockholder furnishes the required information to the IRS.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE MERGER’S POTENTIAL TAX EFFECTS. INFINITY STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS.

NASDAQ National Market Listing

Discovery Partners common stock currently is listed on the NASDAQ National Market under the symbol “DPII.” Discovery Partners has agreed to use reasonable efforts to obtain approval for listing on the NASDAQ National Market of the shares of Discovery Partners common stock Infinity securityholders will be entitled to receive pursuant to the merger.

Prior to consummation of the merger, Discovery Partners intends to file an initial listing application with the NASDAQ National Market pursuant to NASDAQ’s “reverse merger” rules. If such application is accepted, Discovery Partners anticipates that its common stock will be listed on the NASDAQ National Market following the closing of the merger under the trading symbol “INFI.”

Anticipated Accounting Treatment

The merger will be treated by Discovery Partners as a reverse merger under the purchase method of accounting in accordance with U.S. generally accepted accounting principles. For accounting purposes, Infinity is considered to be acquiring Discovery Partners in this transaction. Therefore, the aggregate consideration paid in connection with the merger, together with the direct costs of acquisition, will be allocated to Discovery Partners’ tangible and intangible assets and liabilities based on their fair market values. The assets and liabilities and results of operations of Discovery Partners will be consolidated into the results of operations of Infinity as of the effective time of the merger. These allocations will be based upon a valuation that has not yet been finalized.

Appraisal Rights

If the merger is completed, Infinity stockholders are entitled to appraisal rights under Section 262 of the DGCL, or Section 262, provided that they comply with the conditions established by Section 262.

The discussion below is not a complete summary regarding an Infinity stockholder’s appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this joint proxy statement/prospectus as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

A record holder of shares of Infinity capital stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the merger nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery, or the Delaware Court, of the fair value of his, her or its shares of Infinity capital stock in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of Infinity capital stock” are to the record holder or holders of shares of Infinity capital stock. Except as set forth herein, stockholders of Infinity will not be entitled to appraisal rights in connection with the merger.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the Infinity special meeting, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This joint proxy statement/prospectus shall constitute such notice to the record holders of Infinity capital stock.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include the following:

•	Stockholders electing to exercise appraisal rights must not vote “for” the adoption of the merger agreement. Voting “for” the adoption of the merger agreement will result in the waiver of appraisal rights. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights.

•	A written demand for appraisal of shares must be filed with Infinity before the taking of the vote on the merger agreement at the special meeting. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her Infinity capital stock. The written demand for appraisal of shares is in addition to and separate from a vote against the merger agreement or an abstention from such vote. That is, failure to return your proxy, voting against, or abstaining from voting on, the merger will not satisfy your obligation to make a written demand for appraisal.

•	A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Infinity capital stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

•	A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Infinity at 780 Memorial Drive, Cambridge, Massachusetts 02139, Attention: Adelene Perkins.

Within ten days after the effective time of the merger, Infinity must provide notice of the effective time of the merger to all Infinity stockholders who have complied with Section 262 and have not voted in favor of the adoption of the merger agreement.

Within 120 days after the effective time of the merger, either Infinity or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on Infinity in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of Infinity to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that Infinity will file such a petition or that Infinity will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Infinity capital stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

Within 120 days after the effective time of the merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from Infinity a statement setting forth the aggregate number of shares of Infinity common stock and Infinity preferred stock not voting in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by Infinity and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the stockholder’s request has been received by Infinity or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

If a petition for an appraisal is timely filed and a copy thereof is served upon Infinity, Infinity will then be obligated, within 20 days after service, to file with the Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to stockholders, as required by the Delaware Court, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Infinity capital stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Although the board of directors of Infinity believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration they would receive pursuant to the merger agreement. Moreover, Infinity does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Infinity capital stock is less than the merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. The cost of the appraisal proceeding, which does not include attorneys’ or experts’ fees, may be determined by the Delaware Court and taxed against the dissenting stockholder and/or Infinity as the Delaware Court deems equitable in the circumstances. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the consent of Infinity. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal, if available, will cease. Inasmuch as Infinity has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to Infinity a written withdrawal of his, her or its demand for appraisal and acceptance of the merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of Infinity and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

Failure by any Infinity stockholder to comply fully with the procedures described above and set forth in Annex C to this joint proxy statement/prospectus may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising appraisal rights under Delaware law, any Infinity stockholder considering exercising these rights should consult with legal counsel.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. The merger agreement has been attached to this joint proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Discovery Partners, Infinity or merger sub. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement.

General

Under the merger agreement, merger sub, a wholly owned subsidiary of Discovery Partners formed by Discovery Partners in connection with the merger, will merge with and into Infinity. After completion of the merger, Infinity will be a wholly owned subsidiary of Discovery Partners, which will operate thereafter under the name “Infinity Pharmaceuticals, Inc.” Pursuant to the merger agreement, subject to certain factors described below, Infinity securityholders will be entitled to receive shares of, and options and warrants to purchase shares of, Discovery Partners common stock equal in the aggregate to approximately 69% of the fully-diluted shares of combined entity, with existing Discovery Partners securityholders holding or being entitled to receive the remaining 31% of the fully-diluted shares of the combined entity. The closing of the merger will occur no later than the fifth business day after the last of the conditions to the merger has been satisfied or waived, or at another time as Infinity and Discovery Partners agree. However, because the merger is subject to a number of conditions, neither Discovery Partners nor Infinity can predict exactly when the closing will occur or if it will occur at all.

Merger Consideration and Adjustment

As a result of the merger, Infinity stockholders, together with the holders of options and warrants to purchase shares of capital stock of Infinity, will be entitled to receive shares of Discovery Partners common stock and options and warrants to purchase shares of Discovery Partners common stock equal to approximately 69% of the shares of the fully-diluted shares of the combined company. This percentage assumes:

•	the exercise of all outstanding Infinity options and warrants,

•	the vesting of shares of Discovery Partners restricted common stock and the exercise of Discovery Partners options exercisable on or before June 15, 2006 with an exercise price equal to or less than $6.00 per share, calculated using the treasury method,

•	that the amount of Infinity options and warrants does not change between the date hereof and the closing of the merger, and

•	that Discovery Partners’ net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger is greater than or equal to $70 million and less than or equal to $75 million.

The items that will constitute Discovery Partners’ net cash balance at the closing of the merger are subject to many factors, many of which are outside of Discovery Partners’ control. Assuming that Discovery Partners’ net cash balance is greater than or equal to $70 million and less than or equal to $75 million at the closing of the merger, the exchange ratios for the different classes, series and tranches of Infinity capital stock will be as follows, subject, in each case, to adjustment to account for the reverse stock split: (i) each share of Infinity common stock will entitle the holder to receive 0.95118 shares of Discovery Partners common stock; (ii) each share of Infinity Series A preferred stock will entitle the holder to receive 0.84509 shares of Discovery Partners common stock; (iii) each share of Infinity Series B preferred stock held by Prospect Ventures Partners and Venrock Associates and their respective affiliates will entitle the holder to receive 1.07472 shares of Discovery Partners common stock; (iv) each share of Infinity Series B preferred stock held by stockholders other than Prospect Ventures Partners and Venrock Associates and their respective affiliates will entitle the holder to receive 1.20900 shares of Discovery Partners common stock; (v) each share of Infinity Series C preferred stock will entitle the holder to receive 1.12126 shares of Discovery Partners common stock; and (vi) each share of

Infinity Series D preferred stock will entitle the holder to receive 1.14607 shares of Discovery Partners common stock. Infinity encourages its stockholders to obtain current market quotations of Discovery Partners common stock.

The merger agreement provides that the exchange ratios for Infinity’s capital stock are subject to upward and downward adjustment based on Discovery Partners’ net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger. Discovery Partners’ net cash balance at the closing of the merger will generally be equal to the amount of cash, cash equivalents, short term investments, net accounts receivable and restricted cash as of the date of the closing and determined in a manner substantially consistent with the manner in which each such item was determined for Discovery Partners’ then most recent consolidated balance sheets filed with the SEC, plus the contingent receivable due to Discovery Partners under Discovery Partners’ agreement with the NIH, minus Discovery Partners’ accounts payable and accrued expenses, contractual obligations, restructuring accruals, change of control payments, severance payments and certain other similar payments arising as a result of the merger, unpaid taxes, payments to its advisors in connection with the merger, and the liquidation costs attributable to Discovery Partners’ operating assets in Basel, Heidelberg, South San Francisco and San Diego, to the extent such assets have not been sold or disposed of prior to the closing of the merger. The items listed above that will constitute Discovery Partners’ net cash balance at the closing of the merger are subject to many factors, many of which are outside of Discovery Partners’ control. Discovery Partners currently intends to sell or otherwise dispose of its operating assets in Basel, Heidelberg, South San Francisco and San Diego prior to the closing of the merger. The merger agreement contemplates that Discovery Partners may engage in discussions related to, and otherwise complete, such sales and dispositions. Discovery Partners may not be successful in selling or otherwise disposing of all or part of its operating assets on terms or within timeframes that are favorable to Discovery Partners and its stockholders. If Discovery Partners does not complete the sale or disposition of all of its operating assets prior to the closing of the merger with Infinity, its net cash balance at the closing of the merger will be adversely affected and may result in the further dilution of Discovery Partners’ current stockholders upon the closing of the merger. If Discovery Partners’ net cash at closing is below $60 million, based on the manner of calculating net cash pursuant to the merger agreement, Discovery Partners would be unable to satisfy a closing condition for the merger, and Infinity could elect to terminate the merger agreement or Infinity could elect to proceed with the merger at the exchange ratios outlined in the table below for Discovery Partners’ net cash at closing below $60 million.

If the net cash balance of Discovery Partners at the closing of the merger is not greater than or equal to $70 million and less than or equal to $75 million, then the exchange ratio for each class, series and tranche of Infinity capital stock will be as set forth in the following table, depending on the net cash balance of Discovery Partners at the closing of the merger.

Discovery Partners’ Net Cash At Closing As Calculated Pursuant to the Merger Agreement (in millions) (1)	Series A Preferred Stock Holders	Group 1 Series B Preferred Stock Holders (2)	Group 2 Series B Preferred Stock Holders (3)	Series C Preferred Stock Holders	Series D Preferred Stock Holders	Common Stock Holders
40	1.53172	1.94794	2.19131	2.03228	2.07724	1.72401
41	1.49436	1.90043	2.13786	1.98271	2.02658	1.68196
42	1.45878	1.85518	2.08696	1.93550	1.97833	1.64191
43	1.42485	1.81204	2.03843	1.89049	1.93232	1.60373
44	1.39247	1.77085	1.99210	1.84752	1.88840	1.56728
45	1.36153	1.73150	1.94783	1.80647	1.84644	1.53245
46	1.33193	1.69386	1.90548	1.76720	1.80630	1.49914
47	1.30359	1.65782	1.86494	1.72960	1.76787	1.46724
48	1.27643	1.62328	1.82609	1.69356	1.73104	1.43667
49	1.25038	1.59015	1.78882	1.65900	1.69571	1.40735
50	1.22537	1.55835	1.75305	1.62582	1.66179	1.37921
51	1.20135	1.52779	1.71867	1.59394	1.62921	1.35216
52	1.17824	1.49841	1.68562	1.56329	1.59788	1.32616
53	1.15601	1.47014	1.65382	1.53379	1.56773	1.30114

Discovery Partners’ Net Cash At Closing As Calculated Pursuant to the Merger Agreement (in millions) (1)	Series A Preferred Stock Holders	Group 1 Series B Preferred Stock Holders (2)	Group 2 Series B Preferred Stock Holders (3)	Series C Preferred Stock Holders	Series D Preferred Stock Holders	Common Stock Holders
54	1.13461	1.44292	1.62319	1.50539	1.53870	1.27704
55	1.11398	1.41668	1.59368	1.47802	1.51072	1.25383
56	1.09408	1.39138	1.56522	1.45163	1.48375	1.23144
57	1.07489	1.36697	1.53776	1.42616	1.45771	1.20983
58	1.05636	1.34341	1.51125	1.40157	1.43258	1.18897
59	1.03845	1.32064	1.48563	1.37781	1.40830	1.16882
60	1.02115	1.29863	1.46087	1.35485	1.38483	1.14934
61	1.00441	1.27734	1.43692	1.33264	1.36213	1.13050
62	0.98821	1.25673	1.41375	1.31115	1.34016	1.11226
63	0.97252	1.23679	1.39131	1.29033	1.31888	1.09461
64	0.95732	1.21746	1.36957	1.27017	1.29828	1.07751
65	0.94260	1.19873	1.34850	1.25063	1.27830	1.06093
66	0.92831	1.18057	1.32806	1.23168	1.25894	1.04485
67	0.91446	1.16295	1.30824	1.21330	1.24015	1.02926
68	0.90101	1.14585	1.28900	1.19546	1.22191	1.01412
69	0.88795	1.12924	1.27032	1.17813	1.20420	0.99943
76	0.80617	1.02523	1.15332	1.06962	1.09329	0.90737
77	0.79570	1.01192	1.13834	1.05573	1.07909	0.89559
78	0.78550	0.99894	1.12375	1.04219	1.06525	0.88411
79	0.77555	0.98630	1.10952	1.02900	1.05177	0.87292
80	0.76586	0.97397	1.09565	1.01614	1.03862	0.86200
81	0.75640	0.96194	1.08213	1.00359	1.02580	0.85136
82	0.74718	0.95021	1.06893	0.99135	1.01329	0.84098
83	0.73818	0.93877	1.05605	0.97941	1.00108	0.83085
84	0.72939	0.92759	1.04348	0.96775	0.98916	0.82096
85	0.72081	0.91668	1.03120	0.95637	0.97753	0.81130
86	0.71243	0.90602	1.01921	0.94524	0.96616	0.80186
87	0.70424	0.89560	1.00750	0.93438	0.95505	0.79265
88	0.69624	0.88543	0.99605	0.92376	0.94420	0.78364
89	0.68841	0.87548	0.98486	0.91338	0.93359	0.77484
90	0.68076	0.86575	0.97391	0.90323	0.92322	0.76623
91	0.67328	0.85624	0.96321	0.89331	0.91307	0.75781
92	0.66596	0.84693	0.95274	0.88360	0.90315	0.74957
93	0.65880	0.83782	0.94250	0.87410	0.89344	0.74151
94	0.65179	0.82891	0.93247	0.86480	0.88393	0.73362
95	0.64493	0.82018	0.92266	0.85570	0.87463	0.72590
96	0.63822	0.81164	0.91304	0.84678	0.86552	0.71834
97	0.63164	0.80327	0.90363	0.83805	0.85660	0.71093
98	0.62519	0.79508	0.89441	0.82950	0.84785	0.70368
99	0.61888	0.78705	0.88538	0.82112	0.83929	0.69657
100	0.61269	0.77918	0.87652	0.81291	0.83090	0.68960

(1)	For purposes of determining the applicable exchange ratios above, net cash will be calculated in accordance with the merger agreement and rounded to the nearest million.
(2)	Group 1 Series B preferred stockholders of Infinity consist of Venrock Associates, Prospect Venture Partners and their respective affiliates.
(3)	Group 2 Series B preferred stockholders of Infinity consist of all Series B preferred stockholders other than Venrock Associates, Prospect Venture Partners and their respective affiliates.

Amendment to Discovery Partners’ Certificate of Incorporation

The merger agreement provides that Discovery Partners’ stockholders must approve, as a condition to closing the merger, the amendment to Discovery Partners’ certificate of incorporation effecting a reverse stock split of Discovery Partners common stock, which requires the affirmative vote of holders of a majority of the outstanding common stock on the Discovery Partners record date for the Discovery Partners special meeting. Upon the effectiveness of the split amendment, the issued shares of common stock of Discovery Partners immediately prior to the split effective time will be reclassified into a smaller number of shares such that a Discovery Partners stockholder will own one new share of Discovery Partners common stock for each 2 to 6 shares of issued common stock held by that stockholder immediately prior to the split effective time, the exact split ratio within the 2:1 to 6:1 range to be determined by the Discovery Partners board of directors prior to the split effective time and to be publicly announced by Discovery Partners.

Stockholders of record of Discovery Partners common stock on the record date for the Discovery Partners special meeting will be also be asked to approve the amendment to Discovery Partners’ certificate of incorporation to change the name of the corporation from “Discovery Partners International, Inc.” to “Infinity Pharmaceuticals, Inc.” upon consummation of the merger.

Amendment to Discovery Partners’ Bylaws

The merger agreement provides that the Discovery Partners board of directors will also recommend that the Discovery Partners stockholders approve an amendment to Discovery Partners’ bylaws to increase the maximum number of directors that may constitute the entire board of directors of Discovery Partners to 12. The proposed amendment to Discovery Partners’ bylaws is not a condition to the closing of the merger, and if it is not approved by the Discovery Partners stockholders, then the composition of the Discovery Partners board of directors following the merger will be adjusted according to the merger agreement.

Conditions to the Completion of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the merger, of various conditions, which include the following:

•	the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, must have been declared effective by the SEC in accordance with the Securities Act and must not be subject to any stop order or proceeding, or any proceeding threatened by the SEC, seeking a stop order;

•	there must not have been issued any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger, and no law, statute, rule, regulation, ruling or decree shall be in effect which has the effect of making the consummation of the merger illegal;

•	stockholders of Infinity must adopt the merger agreement, and stockholders of Discovery Partners must approve the issuance of Discovery Partners common stock pursuant to the merger and the amendment to Discovery Partners’ certificate of incorporation effecting the reverse stock split;

•	any governmental authorization or other consent required to be obtained by any of the parties to the merger agreement under any applicable antitrust or competition law or regulation or other legal requirement shall have been obtained and shall remain in full force and effect;

•	the existing shares of Discovery Partners common stock shall have been continually listed on the NASDAQ National Market, and Discovery Partners shall have caused the shares of Discovery Partners common stock Infinity securityholders will be entitled to receive pursuant to the merger to be approved for listing on the NASDAQ National Stock Market, Inc. following the closing of the merger; and

•

any waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any material applicable foreign antitrust requirements reasonably determined to apply to the merger shall have expired or been terminated, and there shall not be in effect any voluntary agreement by any party to the merger agreement and the U.S. Federal Trade Commission, the U.S. Department of Justice or any foreign governmental body, pursuant to which such party has agreed not to consummate the merger for any period of time.

In addition, each party’s obligation to complete the merger is further subject to the satisfaction or waiver by that party of the following additional conditions:

•	all representations and warranties of the other party in the merger agreement being true and correct on the date of the merger agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except where the failure of these representations and warranties to be true and correct, disregarding any materiality qualifications, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the party making the representations and warranties;

•	the other party to the merger agreement having performed or complied with in all material respects all covenants and obligations required to be performed or complied with by it on or before the closing of the merger; and

•	the other party having delivered the documents required under the merger agreement for the closing of the merger, including third party consents, good standing certificates, and certificates from certain of its officers.

In addition, the obligation of Discovery Partners and the merger sub to complete the merger is further subject to the satisfaction or waiver of the following conditions:

•	Discovery Partners shall have received lock-up agreements from the following: Advent Management III Limited Partnership, Advent Private Equity Fund III ‘A’, Advent Private Equity Fund III ‘B’, Advent Private Equity Fund III ‘C’, Advent Private Equity Fund III ‘D’, Advent Private Equity Fund III Affiliates, Advent Private Equity Fund III GmbH Co. KG, Prospect Venture Partners II, L.P., Prospect Venture Partners, L.P., Venrock Associates, Venrock Associates III, L.P., Venrock Entrepreneurs Fund III, L.P., HBM BioVentures (Cayman) Ltd., Vulcan Ventures, Inc., Eric Lander, Stuart Schreiber, James B. Tananbaum and Dana Shonfeld Tananbaum Family Trust, Steven Holtzman, Julian Adams, Adelene Perkins, Jeffrey Tong and David Grayzel; and

•	Discovery Partners shall have received the opinion of Cooley Godward LLP or Wilmer Cutler Pickering Hale and Dorr LLP to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to herein as the Code.

In addition, the obligation of Infinity to complete the merger is further subject to the satisfaction or waiver of the following conditions:

•	Discovery Partners shall have at least $60 million in net cash at closing, as calculated pursuant to the merger agreement;

•	the amendment to Discovery Partners’ certificate of incorporation effecting the reverse stock split shall have become effective under the DGCL; and

•	Infinity shall have received the opinion of Wilmer Cutler Pickering Hale and Dorr LLP or Cooley Godward LLP to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of Code.

No Solicitation

Each of Infinity and Discovery Partners agreed that, except as described below, Infinity and Discovery Partners and any of their respective subsidiaries will not, nor will either party authorize or permit any of the officers, directors, investment bankers, attorneys or accountants retained by it or any of its subsidiaries, and it will use its commercially reasonable efforts to cause its and its subsidiaries’ non-officer employees and other agents not to, and will not authorize any of them to, directly or indirectly:

•	solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of, any “acquisition proposal,” as defined below, or inquiry, indication of interest or request for information that could reasonably be expected to lead to an acquisition proposal;

•	furnish to any person any information with respect to it in connection with or in response to an acquisition proposal or inquiry, indication of interest or request for information that could reasonably be expected to lead to an acquisition proposal;

•	engage in discussions or negotiations with respect to any acquisition proposal or inquiry, indication of interest or request for information that could reasonably be expected to lead to an acquisition proposal;

•	approve, endorse or recommend an acquisition proposal; or

•	execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to an acquisition proposal.

An “acquisition proposal” means any offer or proposal with respect to an “acquisition transaction”, as defined below, other than with respect to the potential sale by Discovery Partners of its operating assets.

An “acquisition transaction” means the following:

•	any merger, consolidation, amalgamation, share exchange, business combination, issuance or acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or similar transaction (1) in which Infinity, Discovery Partners or merger sub is a constituent corporation, (2) in which any individual, entity, governmental entity, or “group,” as defined under applicable securities laws, directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Infinity, Discovery Partners or merger sub or any of their subsidiaries or (3) in which Infinity, Discovery Partners or merger sub or any of their subsidiaries issues securities representing more than 15% of the outstanding voting securities of any class of voting securities of such party or any of its subsidiaries;

•	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or assets that constitute 15% or more of the consolidated net revenues, net income or book value of the assets of or fair market value of the assets of Infinity, Discovery Partners or merger sub and their subsidiaries, taken as a whole; and

•	any liquidation or dissolution of Infinity or merger sub.

However, before obtaining the applicable Infinity or Discovery Partners stockholder approvals required to consummate the merger, each party may furnish information regarding such party to, and may enter into discussions or negotiations with, any third party in response to a “superior offer,” as defined below, or a bona fide, unsolicited written acquisition proposal made or received after the date of the merger agreement that is reasonably likely to result in a “superior offer” that is submitted to that party if:

•	neither such party nor any representative of such party has breached the no solicitation provisions of the merger agreement described above;

•	that party’s board of directors concludes in good faith, based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of such board of directors under applicable legal requirements;

•	that party gives the other party at least three business days’ prior notice of the identity of the third party and of that party’s intention to furnish information to, or enter into discussions or negotiations with, such third party before furnishing any information or entering into discussions or negotiations with such person;

•	that party receives from the third party an executed confidentiality agreement containing provisions at least as favorable to such party as those contained in the confidentiality agreement between Infinity and Discovery Partners; and

•	at least three business days’ prior to the furnishing of any information to a third party, that party furnishes the same information to the other party to the extent not previously furnished.

A “superior offer” means an unsolicited, bona fide written offer made by a third party to enter into (1) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the party’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction, or the ultimate parent entity thereof, or (B) in which a person or “group,” as defined under applicable securities laws, directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the party’s capital stock or (2) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the party or its subsidiaries, taken as a whole, in a single transaction or a series of related transactions that: (x) was not obtained or made as a direct or indirect result of a breach of the merger agreement, and (y) is on terms and conditions that the board of directors of the party receiving the offer determines in its good faith judgment, after obtaining and taking into account such matters as its board of directors deems relevant following consultation with its outside legal counsel and financial advisor:

•	is more favorable, from a financial point of view, to that party’s stockholders than the terms of the merger; and

•	is reasonably capable of being consummated.

An offer will not be a superior offer if (1) any financing required to consummate the transaction contemplated by such offer is not committed, unless the board of directors of the applicable party determines in good faith that any required financing is reasonably capable of being obtained by such third party or (2) if the consummation of such transaction is contingent on any such financing being obtained.

The merger agreement also provides that each party will promptly advise the other of the status and terms of, and keep the other party fully informed with respect to, any acquisition proposal or any inquiry, indication of interest or request for information that could reasonably be expected to lead to an acquisition proposal or any change or proposed change to that acquisition proposal or inquiry, indication of interest or request for information.

The merger agreement contemplates that Discovery Partners may engage in discussions to sell or otherwise dispose of, through one or more strategic transactions, its various operating assets, including key personnel and key service agreements, to one or more organizations, and otherwise complete such strategic transactions and has generally excepted any such discussions and strategic transactions from the prohibitions described above in this section entitled “The Merger Agreement—No Solicitation.”

Meetings of Stockholders

Discovery Partners is obligated under the merger agreement to call, give notice of and hold the Discovery Partners special meeting for purposes of considering the issuance of shares of Discovery Partners common stock pursuant to the merger, the amendment to Discovery Partners’ certificate of incorporation effecting the reverse stock split, and the amendment to Discovery Partners’ bylaws to increase the maximum number of directors that may constitute the entire board of directors of Discovery Partners to 12.

Infinity is obligated under the merger agreement to call, give notice of and hold the Infinity special meeting for purposes of considering the adoption of the merger agreement.

Covenants; Conduct of Business Pending the Merger

Infinity agreed that it will conduct its business in the ordinary course in accordance with past practices and in compliance with all applicable laws, regulations, and certain contracts, and to take other agreed-upon actions. Infinity also agreed that, subject to certain limited exceptions, without the consent of Discovery Partners, it would not, during the period prior to closing of the merger:

•	declare, accrue, set aside or pay any dividends or make any other distributions in respect of any shares of its capital stock or repurchase any securities;

•	sell, issue or grant any securities, including options and warrants;

•	amend or waive any rights under, or permit the acceleration of vesting under, any stock option plan, stock option or warrant agreement, restricted stock purchase agreement, or other contract relating to any equity award;

•	modify its certificate of incorporation or bylaws or effect or become a party to any merger, consolidation, recapitalization, reclassification, stock split or similar transaction;

•	form any subsidiary or acquire equity or other interests in another entity;

•	make aggregate capital expenditures in excess of $100,000;

•	enter into any contract having a value in excess of $100,000, or amend or terminate any contract, or waive any right or remedy under any contract other than in the ordinary course of business consistent with past practices;

•	acquire, lease or license any right or asset or sell, dispose of, lease or license any right or asset or waive or relinquish any right except immaterial rights or assets in the ordinary course of business consistent with past practices;

•	write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other indebtedness;

•	pledge or encumber any assets, except for pledges of immaterial assets made in the ordinary course of business consistent with past practices;

•	lend money to any person, incur or guarantee indebtedness in the aggregate in excess of $100,000, or issue or sell any debt securities or options, warrants, calls or other similar rights to acquire any debt securities;

•	establish or adopt any employee benefit plan, pay any bonus or make any profit sharing, incentive compensation or similar payment to or increase the wages, salary or fringe benefits or other compensation of any of its directors, officers or employees with an annual salary in excess of $100,000, or hire a new employee having an annual salary in excess of $100,000;

•	change any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

•	make any material tax election;

•	threaten, commence or settle any legal proceeding;

•	enter into any transaction or take any other action outside the ordinary course of business consistent with past practices, other than the transactions contemplated by the merger agreement;

•	pay, discharge or satisfy any claim, liability or obligation, other than non-material amounts in the ordinary course of business consistent with past practices, or as required by any contract or legal requirement; or

•	agree or commit to take any of these restricted actions.

Discovery Partners agreed that it will conduct its business in the ordinary course consistent with past practices and in compliance with all applicable laws, regulations and certain contracts, and to take other agreed-upon actions. Discovery Partners also agreed that, subject to certain limited exceptions, without the consent of Infinity, it would not, during the period prior to the closing of the merger:

•	declare, accrue, set aside or pay any dividends or make any other distributions in respect of any shares of its capital stock or repurchase any securities;

•	sell, issue or grant any securities, including options and warrants;

•	amend or waive any rights under, or permit the acceleration of vesting under, any stock option plan, stock option or warrant agreement, restricted stock purchase agreement, or other contract relating to any equity award;

•	modify its certificate of incorporation or bylaws or effect or become a party to any merger, consolidation, recapitalization, reclassification, stock split or similar transaction;

•	form any subsidiary or acquire equity or other interests in another entity;

•	make aggregate capital expenditures in excess of $100,000;

•	enter into any contract having a value in excess of $100,000, or amend or terminate any contract, or waive any right or remedy under any contract other than in the ordinary course of business consistent with past practices;

•	acquire, lease or license any right or asset or sell, dispose of, lease or license any right or asset or waive or relinquish any right, except immaterial rights or assets in the ordinary course of business consistent with past practices;

•	write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other indebtedness;

•	pledge or encumber its assets except for pledges of immaterial assets made in the ordinary course of business consistent with past practices;

•	lend money to any person, incur or guarantee any indebtedness in the aggregate in excess of $100,000, or issue or sell any debt securities or options, warrants, calls or other similar rights to acquire any debt securities;

•	establish or adopt any employee benefit plan, pay any bonus or make any profit sharing, incentive compensation or similar payment to or increase the wages, salary or fringe benefits or other compensation of any of its directors, officers or employees with an annual salary in excess of $100,000, or hire a new employee having an aggregate salary in excess of $100,000;

•	change any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

•	make any material tax election;

•	threaten, commence or settle any legal proceeding;

•	enter into any transaction or take any other action outside the ordinary course of business consistent with past practices other than the transactions contemplated by the merger agreement;

•	pay, discharge or satisfy any claim, liability or obligation, other than non-material amounts in the ordinary course of business consistent with past practices, or as required by any contract or legal requirements; or

•	agree or commit to take any of these restricted actions.

The merger agreement contemplates that Discovery Partners may engage in discussions to sell or otherwise dispose of, through one or more strategic transactions, its various operating assets, including key personnel and key service agreements, to one or more organizations, and otherwise complete such strategic transactions and has generally excepted any such discussions and strategic transactions from the prohibitions described above in this section entitled “The Merger Agreement—Covenants; Conduct of Business Pending the Merger.”

Other Agreements

Each of Infinity and Discovery Partners has agreed to use its commercially reasonable efforts to:

•	file or otherwise submit all applications, notices, reports and other documents reasonably required to be filed with a governmental entity with respect to the merger;

•	take all actions necessary to complete the merger;

•	coordinate with the other in preparing and exchanging information and promptly provide the other with copies of all filings or submissions made in connection with the merger;

•	obtain all consents, approvals or waivers reasonably required in connection with the transactions contemplated by the merger agreement;

•	lift any injunction prohibiting the merger or other transactions contemplated by the merger agreement; and

•	consult and agree with each other about any public statement either will make concerning the merger, subject to certain exceptions.

Infinity and Discovery Partners agreed that:

•	Discovery Partners will use commercially reasonable efforts to maintain the listing of its common stock on the NASDAQ National Market and to obtain approval for listing on the NASDAQ National Market of its common stock that Infinity securityholders will be entitled to receive pursuant to the merger;

•	for a period of six years after the merger, the combined company will indemnify each of the directors and officers of Infinity and Discovery Partners to the fullest extent permitted under the DGCL and will maintain directors’ and officers’ liability insurance for Infinity’s and Discovery Partners’ directors and officers; and

•	Infinity and Discovery Partners will prepare and deliver to each other certain financial statements.

Termination

The merger agreement may be terminated at any time before the completion of the merger, whether before or after the required stockholder approvals to complete the merger have been obtained as set forth below:

•	by mutual written consent duly authorized by the board of directors of Infinity and Discovery Partners;

•	by Infinity or Discovery Partners, if the merger has not been completed by October 11, 2006, but this right to terminate the merger agreement will not be available to any party whose action or failure to act has been a principal cause of the failure of the merger to be completed by such date and such action or failure to act constitutes a breach of the merger agreement;

•	by Infinity or Discovery Partners, if a governmental entity has issued a final and nonappealable order, decree or ruling or taken any other action that permanently restrains, enjoins or otherwise prohibits the merger;

•	by Infinity or Discovery Partners, if the stockholders of Discovery Partners have not approved the issuance of Discovery Partners common stock pursuant to the merger and the amendment of Discovery

Partners’ certificate of incorporation effecting the reverse stock split at the Discovery Partners special meeting or any adjournment or postponement thereof, provided that Discovery Partners may not terminate the merger agreement pursuant to this provision if such failure to obtain the approval of Discovery Partners’ stockholders was caused by the action or failure to act of Discovery Partners and such action or failure to act constitutes a material breach by Discovery Partners of the merger agreement;

•	by Infinity or Discovery Partners, if the stockholders of Infinity have not adopted the merger agreement at the Infinity special meeting or any adjournment or postponement thereof, provided that Infinity may not terminate the merger agreement pursuant to this provision if such failure to obtain the approval of Infinity’s stockholders was caused by the action or failure to act of Infinity and such action or failure to act is a material breach of the merger agreement;

•	by Infinity, at any time prior to the approval of the issuance of the shares of Discovery Partners common stock pursuant to the merger and the amendment to Discovery Partners’ certificate of incorporation effecting the reverse stock split by the stockholders of Discovery Partners, if:

•	Discovery Partners’ board of directors fails to recommend that Discovery Partners’ stockholders vote to approve the issuance of the shares of Discovery Partners common stock pursuant to the merger, the amendment to Discovery Partners’ certificate of incorporation effecting the reverse stock split or the amendment to Discovery Partners’ bylaws to increase the maximum number of directors that may constitute the entire board of directors of Discovery Partners to 12 or withdraws or modifies its recommendation in a manner adverse to Infinity,

•	Discovery Partners fails to include in this joint proxy statement/prospectus such recommendation,

•	Discovery Partners fails to hold the Discovery Partners special meeting within 45 days after the Registration Statement on Form S-4 of which this joint proxy statement/prospectus is a part is declared effective under the Securities Act, other than to the extent that such registration statement is subject to a stop order or proceeding, or threatened proceeding by the SEC, seeking a stop order with respect to such registration statement, in which case such 45-day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending,

•	the Discovery Partners’ board of directors approves, endorses or recommends any acquisition proposal, as defined under “The Merger Agreement—No Solicitation”,

•	Discovery Partners enters into any letter of intent or similar document or any contract relating to any acquisition proposal, as defined under “The Merger Agreement—No Solicitation,” other than a confidentiality agreement permitted pursuant to the merger agreement, or

•	Discovery Partners or any director, officer or agent of Discovery Partners willfully and intentionally breaches the no solicitation provisions set forth in the merger agreement (each of the above clauses is referred to herein as a Discovery Partners Triggering Event);

•	by Discovery Partners, at any time prior to the adoption of the merger agreement by the stockholders of Infinity, if:

•	the Infinity board of directors fails to recommend that Infinity’s stockholders vote to adopt the merger agreement or withdraws or modifies its recommendation in a manner adverse to Discovery Partners,

•	Infinity fails to include in this joint proxy statement/prospectus such recommendation,

•	Infinity fails to hold the Infinity special meeting within 45 days after the Registration Statement on Form S-4 of which this joint proxy statement/prospectus is a part is declared effective under the Securities Act, other than to the extent that such registration statement is subject to a stop order or proceeding, or threatened proceeding by the SEC, seeking a stop order with respect to such registration statement, in which case such 45-day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending,

•	the Infinity board of directors approves, endorses or recommends any acquisition proposal, as defined under “The Merger Agreement—No Solicitation”,

•	Infinity enters into any letter of intent or similar document or any contract relating to any acquisition proposal, as defined under “The Merger Agreement—No Solicitation,” other than a confidentiality agreement permitted pursuant to the merger agreement, or

•	Infinity or any director, officer or agent of Infinity willfully and intentionally breaches the no solicitation provisions set forth in the merger agreement (each of the above clauses is referred to herein as an Infinity Triggering Event); or

•	by Infinity or Discovery Partners, if the other party has breached any of its representations, warranties, covenants or other agreements contained in the merger agreement or if any representation or warranty has become inaccurate, in either case such that the conditions to the closing of the merger would not be satisfied as of time of such breach or inaccuracy, provided that if such breach or inaccuracy is curable, then the merger agreement will not terminate pursuant to this provision as a result of a particular breach or inaccuracy until the earlier of the expiration of a 30-day period after delivery of written notice of such breach or inaccuracy and the breaching party ceasing to exercise commercially reasonable efforts to cure such breach, if such breach has not been cured.

Termination Fee

Fee payable by Discovery Partners

Discovery Partners must pay Infinity a termination fee of $6 million (1) if the merger agreement is terminated because Discovery Partners’ stockholders do not approve the issuance of Discovery Partners common stock pursuant to the merger or the amendment to Discovery Partners’ certificate of incorporation effecting the reverse stock split and an acquisition proposal, as defined above under “The Merger Agreement—No Solicitation,” with respect to Discovery Partners was publicly announced, disclosed or otherwise communicated to the board of directors or stockholders of Discovery Partners prior to the Discovery Partners special meeting and Discovery Partners enters into a definitive agreement for, or consummates, an acquisition transaction, as defined above under “The Merger Agreement—No Solicitation,” within twelve months of the termination, or (2) the merger agreement is terminated by Infinity because of a Discovery Partners Triggering Event, as defined above under “The Merger Agreement—Termination.”

Fees payable by Infinity

Infinity must pay Discovery Partners a termination fee of $6 million (1) if the merger agreement is terminated because Infinity’s stockholders do not adopt the merger agreement and an acquisition proposal, as defined above under “The Merger Agreement—No Solicitation,” with respect to Infinity was publicly announced, disclosed or otherwise communicated to the board of directors or stockholders of Infinity prior to the Infinity special meeting and Infinity enters into a definitive agreement or consummates an acquisition transaction, as defined above under “The Merger Agreement—No Solicitation,” within twelve months of the termination, or (2) the merger agreement is terminated by Discovery Partners because of an Infinity Triggering Event, as defined above under “The Merger Agreement—Termination.”

Representations and Warranties

The merger agreement contains customary representations and warranties of Discovery Partners and Infinity relating to, among other things:

•	corporate organization and power and similar corporate matters;

•	subsidiaries;

•	capital structure;

•	any conflicts or violations of each party’s agreements as a result of the merger or the merger agreement;

•	financial statements and, with respect to Discovery Partners, documents filed with the SEC and the accuracy of information contained in those documents;

•	any undisclosed liabilities;

•	any material changes or events;

•	with respect to Infinity, title to assets;

•	bank accounts and receivables;

•	equipment and leaseholds;

•	filing of tax returns and payment of taxes;

•	intellectual property;

•	compliance with legal requirements;

•	litigation matters;

•	any brokerage or finder’s fee or other fee or commission in connection with the merger;

•	employee benefits and related matters;

•	any liens and encumbrances;

•	environmental matters;

•	regulatory compliance;

•	insurance matters;

•	the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach to such contracts;

•	authority to enter into the merger agreement and the related agreements;

•	approval by the board of directors;

•	votes required for completion of the merger and approval of the proposals that will come before each of the Discovery Partners special meeting and the Infinity special meeting;

•	transactions with affiliates;

•	with respect to Discovery Partners, the valid issuance of the shares of Discovery Partners common stock in the merger;

•	with respect to Discovery Partners, controls and procedures and related matters;

•	with respect to Discovery Partners, the amendment of the Discovery Partners stockholder rights agreement; and

•	with respect to Discovery Partners, the inapplicability of the provisions of Section 203 of the DGCL to the merger.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the merger, but their accuracy forms the basis of one of the conditions to the obligations of Infinity and Discovery Partners to complete the merger.

Amendment

The merger agreement may be amended by the parties at any time, except that after the merger agreement has been adopted by the stockholders of Infinity, no amendment which by law requires further approval by the stockholders of Infinity shall be made without such further approval.

AGREEMENTS RELATED TO THE MERGER

Voting Agreements

In order to induce Discovery Partners to enter into the merger agreement, several Infinity stockholders entered into voting agreements and irrevocable proxies with Discovery Partners pursuant to which, among other things, each of these stockholders agreed, solely in his capacity as a stockholder, to vote all of his shares of Infinity capital stock in favor of the merger and the adoption of the merger agreement, against any action or agreement that would result in a breach of the merger agreement by Infinity, and against any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement. These Infinity stockholders also granted Discovery Partners an irrevocable proxy to their respective shares in accordance with the voting agreement. These Infinity stockholders may vote their shares of Infinity capital stock on all other matters not referred to in such proxy.

As of April 30, 2006, the stockholders of Infinity that entered into voting agreements collectively owned 6,023,553 shares of common stock and 23,352,247 shares of preferred stock of Infinity, representing approximately 47.9% of the outstanding capital stock of Infinity and approximately 48.19% of the outstanding preferred stock of Infinity. All of these stockholders are executive officers, directors, or entities controlled by such persons, or 5% stockholders, of Infinity.

Under these voting agreements executed by Infinity stockholders, subject to certain exceptions, such stockholders also have agreed not to sell or transfer Infinity capital stock and options and warrants to purchase Infinity capital stock held by them until the earlier of the termination of the merger agreement or the completion of the merger. To the extent that any such sale or transfer is permitted pursuant to the exceptions included in the voting agreement, each person to which any shares of capital stock are so sold or transferred must agree in writing to be bound by the terms and provisions of the voting agreement.

In addition, in order to induce Infinity to enter into the merger agreement, several Discovery Partners stockholders entered into voting agreements and irrevocable proxies with Infinity pursuant to which, among other things, each of these stockholders agreed, solely in his capacity as a stockholder, to vote all of his shares of Discovery Partners common stock in favor of the approval of the issuance of the shares of Discovery Partners common stock pursuant to the merger and the approval of the amendment to Discovery Partners’ certificate of incorporation effecting the reverse stock split, and against any action or agreement that would result in a breach of the merger agreement by Discovery Partners and against any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement. These Discovery Partners stockholders also granted Infinity an irrevocable proxy to their respective shares in accordance with the voting agreement. These Discovery Partners stockholders may vote their shares of Discovery Partners common stock on all other matters not referred to in such proxy.

The Discovery Partners stockholders that entered into voting agreements are Discovery Partners officers and directors. As of April 30, 2006, these stockholders collectively owned shares representing approximately 2.5% of the outstanding common stock of Discovery Partners.

Under these voting agreements executed by Discovery Partners’ stockholders, subject to certain exceptions, such stockholders also have agreed not to sell or transfer Discovery Partners common stock and options and warrants to acquire Discovery Partners common stock held by them until the earlier of the termination of the merger agreement or the completion of the merger. To the extent that any such sale or transfer is permitted pursuant to the exceptions included in the voting agreement, each person to which any shares of common stock are so sold or transferred must agree in writing to be bound by the terms and provisions of the voting agreement.

Lock-up Agreements

In connection with the execution of the merger agreement, the Infinity stockholders listed below entered into a Lock-up Agreement, pursuant to which such parties agreed not to sell or transfer, or engage in hedging or similar transactions with respect to, the shares of Discovery Partners common stock that they receive pursuant to the terms of the merger agreement from the closing date of the merger until 180 days after the closing date, except in limited circumstances; provided, however, the restrictions on the sale or transfer of, or engaging in hedging or similar transactions with respect to, such shares of Discovery Partners common stock shall lapse as to 1/26th of such shares on the 7th day after the closing date and as to an additional 1/26th of such shares each week thereafter, until the 180th day after the closing date, at which time the restrictions shall lapse as to all such shares. The following Infinity stockholders executed lock-up agreements: Advent Management III Limited Partnership, Advent Private Equity Fund III “A”, Advent Private Equity Fund III “B”, Advent Private Equity Fund III “C”, Advent Private Equity Fund III “D”, Advent Private Equity Fund III Affiliates, Advent Private Equity Fund III GmbH Co. KG, Prospect Venture Partners II, L.P., Prospect Venture Partners, L.P., Venrock Associates, Venrock Associates III, L.P. Venrock Entrepreneurs Fund III, L.P., HBM BioVentures (Cayman) Ltd., Vulcan Ventures Inc., Eric Lander, Stuart Schreiber, James B. Tananbaum and Dana Shonfeld Tananbaum Family Trust, Steven Holtzman, Julian Adams, Adelene Perkins, Jeffrey Tong and David Grayzel.

MATTERS BEING SUBMITTED TO A VOTE OF DISCOVERY PARTNERS STOCKHOLDERS

Discovery Partners Proposal No. 1: Approval of the Issuance of Common Stock in the Merger

At the Discovery Partners special meeting, Discovery Partners stockholders will be asked to approve the issuance of Discovery Partners common stock pursuant to the merger agreement. The number of shares of Discovery Partners common stock Infinity securityholders will be entitled to receive pursuant to the merger are expected to represent approximately 69% of the fully-diluted shares of the combined company immediately following the consummation of the merger. This percentage assumes:

•	the exercise of all outstanding Infinity options and warrants,

•	the vesting of shares of Discovery Partners restricted common stock and the exercise of Discovery Partners options exercisable on or before June 15, 2006 with an exercise price equal to or less than $6.00 per share, calculated using the treasury method,

•	that the amount of Infinity options and warrants does not change between the date hereof and the closing of the merger, and

•	that Discovery Partners’ net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger is greater than or equal to $70 million and less than or equal to $75 million.

The terms of, reasons for and other aspects of the merger agreement, the merger and the issuance of Discovery Partners common stock pursuant to the merger agreement are described in detail in the other sections of this joint proxy statement/prospectus.

Required Vote

The affirmative vote of the holders of a majority of Discovery Partners common stock having voting power present in person or represented by proxy at the Discovery Partners special meeting is required for approval of Discovery Partners Proposal No. 1.

THE DISCOVERY PARTNERS BOARD OF DIRECTORS RECOMMENDS THAT DISCOVERY PARTNERS’ STOCKHOLDERS VOTE “FOR” DISCOVERY PARTNERS PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF DISCOVERY PARTNERS COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

Discovery Partners Proposal No. 2: Approval of Amendment to Discovery Partners’ Certificate of Incorporation Effecting the Reverse Stock Split

General

At the Discovery Partners special meeting, Discovery Partners stockholders will be asked to approve an amendment to Discovery Partners’ certificate of incorporation effecting a reverse stock split of the issued shares of Discovery Partners common stock, at a ratio within the range of 2:1 to 6:1. Upon the effectiveness of the amendment to Discovery Partners’ certificate of incorporation effecting the reverse stock split, or the split effective time, the issued shares of common stock of Discovery Partners immediately prior to the split effective time will be reclassified into a smaller number of shares such that a Discovery Partners stockholder will own one new share of Discovery Partners common stock for each 2 to 6 shares of issued common stock held by that stockholder immediately prior to the split effective time, the exact split ratio within the 2:1 to 6:1 range to be determined by the Discovery Partners board of directors prior to the split effective time and to be publicly announced by Discovery Partners. If Discovery Partners Proposal No. 2 is approved, the reverse stock split would become effective upon the closing of the merger. The Discovery Partners board of directors may effect only one reverse stock split in connection with this Discovery Partners Proposal No. 2. The Discovery

Partners board of directors’ decision will be based on a number of factors, including market conditions, existing and expected trading prices for Discovery Partners’ common stock and the listing requirements of the NASDAQ National Market. Even if the stockholders approve the reverse stock split, Discovery Partners reserves the right not to effect the reverse stock split if the Discovery Partners board of directors does not deem it to be in the best interests of Discovery Partners and its stockholders to effect the reverse stock split. The Discovery Partners board of directors may determine to effect the reverse stock split, if it is approved by the stockholders, even if the other proposals to be acted upon at the meeting are not approved, including the issuance of shares of Discovery Partners common stock pursuant to the merger.

The form of the amendment to Discovery Partners’ certificate of incorporation to effect the reverse stock split, as more fully described below, will effect the reverse stock split but will not change the number of authorized shares of common stock or preferred stock, or the par value of Discovery Partners’ common stock or preferred stock.

Purpose

The Discovery Partners board of directors approved the proposal approving the certificate of amendment to Discovery Partners’ certificate of incorporation effecting the reverse stock split for the following reasons:

•	because the listing standards of the NASDAQ National Market will require Discovery Partners to have, among other things, a $5.00 per share minimum bid price upon the closing of the merger, the reverse stock split may be necessary in order to consummate the merger;

•	the board of directors believes effecting the reverse stock split may be an effective means of avoiding a delisting of Discovery Partners’ common stock from the NASDAQ National Market in the future; and

•	the board of directors believes a higher stock price may help generate investor interest in Discovery Partners and help Discovery Partners attract and retain employees.

If the reverse stock split successfully increases the per share price of Discovery Partners’ common stock, Discovery Partners’ board of directors believes this increase may increase trading volume in Discovery Partners’ common stock and facilitate future financings by Discovery Partners.

NASDAQ Requirements for Listing on the NASDAQ National Market

Discovery Partners’ common stock is quoted on the NASDAQ National Market under the symbol “DPII.”

According to NASDAQ rules, an issuer must, in a case such as this, apply for initial inclusion following a transaction whereby the issuer combines with a non-NASDAQ entity, resulting in a change of control of the issuer and potentially allowing the non-NASDAQ entity to obtain a NASDAQ listing. Accordingly, the listing standards of the NASDAQ National Market will require Discovery Partners to have, among other things, a $5.00 per share minimum bid price upon the closing of the merger. Therefore, the reverse stock split may be necessary in order to consummate the merger.

Additionally, Discovery Partners’ board of directors believes that maintaining its listing on the NASDAQ National Market may provide a broader market for Discovery Partners’ common stock and facilitate the use of Discovery Partners’ common stock in financing and other transactions. Discovery Partners’ board of directors unanimously approved the reverse stock split partly as a means of maintaining the share price of Discovery Partners’ common stock following the merger above $5.00 per share.

One of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in the combined company’s management being able to issue more shares without further stockholder approval. For example, if Discovery Partners effects the reverse stock split using a 2:1 ratio, its authorized but unissued shares immediately prior to the closing of the merger would be approximately 86,781,534 compared to shares issued of approximately 13,218,465. If Discovery Partners effects the reverse stock split using a 6:1 ratio, its authorized but unissued shares immediately prior to the closing of the merger would be approximately 95,593,845 compared to shares issued of approximately 4,406,155. Discovery Partners currently has no plans to issue shares, other than in connection with the merger, and to satisfy obligations under Discovery Partners’ employee stock options from time to time as these options are exercised. The reverse stock split will not affect the number of authorized shares of Discovery Partners common stock which will continue to be 100,000,000.

Potential Increased Investor Interest

On May 22, 2006, Discovery Partners’ common stock closed at $2.45 per share. In approving the proposal approving the amendment to Discovery Partners’ certificate of incorporation effecting the reverse stock split, Discovery Partners’ board of directors considered that Discovery Partners’ common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the Discovery Partners board of directors believes that most investment funds are reluctant to invest in lower priced stocks.

There are risks associated with the reverse stock split, including that the reverse stock split may not result in an increase in the per share price of Discovery Partners common stock.

Discovery Partners cannot predict whether the reverse stock split will increase the market price for Discovery Partners common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•	the market price per share of Discovery Partners’ common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of Discovery Partners’ common stock outstanding before the reverse stock split;

•	the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

•	the reverse stock split will result in a per share price that will increase Discovery Partners’ ability to attract and retain employees; or

•	the market price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by NASDAQ for continued listing, or that Discovery Partners will otherwise meet the requirements of NASDAQ for inclusion for trading on the NASDAQ National Market.

The market price of Discovery Partners common stock will also be based on Discovery Partners’ performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Discovery Partners common stock declines, the percentage decline as an absolute number and as a percentage of Discovery Partners’ overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of Discovery Partners common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of the Reverse Stock Split

The amendment to Discovery Partners’ certificate of incorporation effecting the reverse stock split is set forth in Annex D to this joint proxy statement/prospectus.

The reverse stock split will be effected simultaneously for all outstanding shares of Discovery Partners common stock. The reverse stock split will affect all of Discovery Partners’ stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Discovery Partners, except to the extent that the reverse stock split results in any of Discovery Partners’ stockholders owning a fractional share. Common stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse stock split will not affect Discovery Partners’ continuing to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, which is referred to herein as the Exchange Act.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If Discovery Partners’ stockholders approve the amendment to Discovery Partners’ certificate of incorporation effecting the reverse stock split, and if Discovery Partners’ board of directors still believes that a reverse stock split is in the best interests of Discovery Partners and its stockholders, the Discovery Partners board will determine the ratio of the reverse stock split to be implemented and publicly announce such ratio. Discovery Partners will file the certificate of amendment with the Secretary of State of the State of Delaware at such time as Discovery Partners’ board of directors has determined to be the appropriate split effective time. The Discovery Partners board of directors may delay effecting the reverse stock split without resoliciting stockholder approval. Beginning at the split effective time, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the split effective time, stockholders will be notified that the reverse stock split has been effected. Discovery Partners expects that Discovery Partners’ transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by Discovery Partners. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNLESS AND UNTIL REQUESTED TO DO SO.

Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be reclassified, will be entitled, upon surrender to the exchange agent of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the common stock on the NASDAQ National Market on the date immediately preceding the split effective time. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.

By approving the certificate of amendment to Discovery Partners’ certificate of incorporation effecting the reverse stock split, stockholders will be approving the combination of any whole number of issued shares of common stock between and including 2 and 6 shares into one share.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Discovery Partners is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by Discovery Partners or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction.

Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

The reverse stock split will not affect the stockholders’ equity on Discovery Partners’ balance sheet. However, because the par value of Discovery Partners’ common stock will remain unchanged on the effective date of the split, the components that make up the common stock capital account will change by offsetting amounts. Depending on the size of the reverse stock split the board of directors decides to implement, the stated capital component will be reduced to an amount between 13,200 and 4,400 from its present amount, and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. The per share net income or loss and net book value of Discovery Partners will be increased because there will be fewer shares of Discovery Partners’ common stock outstanding. Prior periods’ per share amounts will be restated to reflect the reverse stock split.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of Discovery Partners’ board of directors or contemplating a tender offer or other transaction for the combination of Discovery Partners with another company, the reverse stock split proposal is not being proposed in response to any effort of which Discovery Partners is aware to accumulate shares of Discovery Partners common stock or obtain control of Discovery Partners, other than in connection with the merger with Infinity, nor is it part of a plan by management to recommend a series of similar amendments to Discovery Partners’ board of directors and stockholders. Other than the proposals being submitted to Discovery Partners’ stockholders for their consideration at the Discovery Partners special meeting, Discovery Partners’ board of directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of Discovery Partners.

No Appraisal Rights

Under the DGCL, Discovery Partners’ stockholders are not entitled to appraisal rights with respect to the reverse stock split, and Discovery Partners will not independently provide stockholders with any such right.

Material United States Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which such stockholder resides. Also, the following summary does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing Treasury Regulations and current administrative rulings and court decisions all of which are subject to change and to differing interpretations, possibly with retroactive effect. This summary also assumes that the pre-split shares were, and the post-split shares will be, held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-split shares for post-split shares pursuant to the reverse stock split. The aggregate tax basis of the post-split shares received in the reverse stock split, including any fraction of a post-split share deemed to have been received, will be the same as the stockholder’s aggregate tax basis in the pre-split shares that are exchanged.

In general, stockholders who receive cash upon redemption of their fractional share interests in the post-split shares as a result of the reverse stock split will recognize gain or loss equal to the difference between their basis in the fractional share and the amount of cash received. The stockholder’s holding period for the post-split shares will include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split.

Such gain or loss will be capital gain or loss, and generally will constitute long-term capital gain or loss if the stockholder’s holding period in the stock surrendered is more than one year as of the effective time of the merger. Net capital gain (i.e., the excess of net long-term capital gain over net short-term capital loss) will be subject to tax at reduced rates for non-corporate stockholders who receive cash. The deductibility of capital losses is subject to various limitations for corporate and non-corporate holders.

For purposes of the above discussion of bases and holding periods, stockholders who acquired different blocks of stock at different times for different prices must calculate their gains and losses and holding periods separately for each identifiable block of such stock surrendered in the reverse stock split.

Discovery Partners’ view regarding the tax consequence of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with such stockholder’s own tax advisor with respect to all of the potential tax consequences to such stockholder of the reverse stock split.

Vote Required; Recommendation of Board of Directors

The affirmative vote of holders of a majority of the Discovery Partners common stock having voting power outstanding on the record date for the Discovery Partners special meeting is required to approve the certificate of amendment to Discovery Partners’ certificate of incorporation effecting a reverse stock split of Discovery Partners common stock, at a ratio within the range of 2:1 to 6:1, and at such ratio to be determined by the board of directors of Discovery Partners.

THE DISCOVERY PARTNERS BOARD OF DIRECTORS RECOMMENDS THAT DISCOVERY PARTNERS STOCKHOLDERS VOTE “FOR” DISCOVERY PARTNERS PROPOSAL NO. 2 TO AMEND DISCOVERY PARTNERS’ CERTIFICATE OF INCORPORATION EFFECTING THE REVERSE STOCK SPLIT.

Discovery Partners Proposal No. 3: Approval of Name Change

At the Discovery Partners special meeting, holders of Discovery Partners stock will be asked to approve the amendment to Discovery Partners’ certificate of incorporation to change the name of the corporation from “Discovery Partners International, Inc.” to “Infinity Pharmaceuticals, Inc.” upon consummation of the merger. The primary reason for the corporate name change is that management believes this will allow for brand recognition of Infinity’s product candidates and product candidate pipeline following the consummation of the merger. Discovery Partners’ management believes that the current name will no longer accurately reflect the business of the combined company and the mission of the combined company subsequent to the consummation of the merger.

Insofar as the proposed new corporate name will only reflect Infinity’s business following the merger, the proposed name change and the amendment of Discovery Partners’ certificate of incorporation, even if approved by the stockholders at the special meeting, will only be filed with the office of the Secretary of State of the State of Delaware and, therefore, become effective if the merger is consummated.

The affirmative vote of holders of a majority of the Discovery Partners common stock having voting power outstanding on the record date for the Discovery Partners special meeting is required to approve the amendment to Discovery Partners’ certificate of incorporation to change the name of “Discovery Partners International, Inc.” to “Infinity Pharmaceuticals, Inc.”

THE DISCOVERY PARTNERS BOARD OF DIRECTORS RECOMMENDS THAT DISCOVERY PARTNERS STOCKHOLDERS VOTE “FOR” DISCOVERY PARTNERS PROPOSAL NO. 3 TO APPROVE THE NAME CHANGE.

Discovery Partners Proposal No. 4: Approval of Amendment to Discovery Partners’ Bylaws to Increase the Maximum Size of the Board from 10 Directors to 12 Directors

At the Discovery Partners meeting, Discovery Partners stockholders will be asked to approve the amendment of Discovery Partners’ bylaws to increase the maximum number of directors that may constitute the entire board of directors of Discovery Partners from 10 directors to 12 directors. The primary reason for the increase in the maximum number of directors that may constitute the Discovery Partners’ board of directors is to provide board seats to accommodate additional directors from Infinity’s board of directors who have been recommended by Infinity as desirable members for inclusion on the Discovery Partners’ board of directors upon consummation of the merger. The approval of the increase in the maximum number of directors that may constitute the Discovery Partners’ board of directors by Discovery Partners stockholders is not a condition to the closing of the merger.

12 Member Combined Company Board of Directors

If Discovery Partners stockholders approve the increase in the maximum number of directors that may constitute the Discovery Partners’ board of directors, assuming all the other conditions for the merger have been satisfied, the maximum number of directors that may constitute the entire board of directors of Discovery Partners will be increased to 12 directors, and the directors that will constitute the 12 member Discovery Partners board of directors will be as identified under “The Merger – Interests of Infinity’s Directors and Executive Officers in the Merger – Discovery Partners’ Board of Directors After the Merger”.

The Discovery Partners board of directors and management believe that increasing the maximum number of directors that may constitute the Discovery Partners’ board of directors will allow valuable members of Infinity’s current board of directors to join the board of directors of the combined company.

10 Member Combined Company Board of Directors

In the event Discovery Partners stockholders do not approve of the increase in the maximum number of directors that may constitute the Discovery Partners’ board of directors, the maximum number of directors that may constitute the entire board of directors of Discovery Partners will remain at 10 directors, and assuming all the other conditions for the merger have been satisfied, the directors that will constitute the 10 member Discovery Partners board of directors will be as identified under “The Merger – Interests of Infinity’s Directors and Executive Officers in the Merger – Discovery Partners’ Board of Directors After the Merger”.

Insofar as the proposed increase in the maximum number of directors that may constitute the Discovery Partners’ board is intended to provide board seats to accommodate additional directors from Infinity’s board of directors for inclusion on the Discovery Partners’ board of directors upon consummation of the merger, the proposed amendment to Discovery Partners’ bylaws and the increase in the maximum number of directors that may constitute the Discovery Partners’ board of directors, even if approved by the stockholders at the special meeting, will only become effective if the merger is consummated.

The affirmative vote of holders of 66 2/3% of the Discovery Partners common stock having voting power outstanding on the record date for the Discovery Partners special meeting is required to approve the amendment to Discovery Partners’ bylaws to increase the maximum number of directors that may constitute the entire board of directors of Discovery Partners from 10 directors to 12 directors.

THE DISCOVERY PARTNERS BOARD OF DIRECTORS RECOMMENDS THAT DISCOVERY PARTNERS STOCKHOLDERS VOTE “FOR” DISCOVERY PARTNERS PROPOSAL NO. 4 TO APPROVE THE AMENDMENT TO DISCOVERY PARTNERS’ BYLAWS TO INCREASE THE MAXIMUM NUMBER OF DIRECTORS THAT MAY CONSTITUTE THE BOARD FROM 10 DIRECTORS TO 12 DIRECTORS.

Discovery Partners Proposal No. 5: Approval of Amendment to the Discovery Partners 2000 Stock Incentive Plan

At the Discovery Partners special meeting, Discovery Partners stockholders will be asked to approve an amendment, effective as of immediately following the effective time of the closing of the merger, to the Discovery Partners 2000 Stock Incentive Plan, which is referred to herein as the 2000 Plan, increasing the number of shares authorized for issuance thereunder and amending the provisions thereof regarding the number of shares by which the share reserve automatically increases each year, the maximum number of shares one person may receive per calendar year under the 2000 Plan and the purchase price, if any, to be paid by a recipient for common stock under the 2000 Plan, as described in this joint proxy statement/prospectus.

If the amendment to the 2000 Plan is approved, effective as of immediately following the effective time of the closing of the merger, and after giving effect to the reverse stock split, the number of shares authorized for issuance thereunder would increase from 6,297,374 shares to a number equal to the sum of:

•	the number of shares of Discovery Partners common stock issuable upon exercise of any Discovery Partners options with an exercise price equal to or greater than $3.00 per share, prior to giving effect to the reverse stock split, issued and outstanding under, and the number of shares of Discovery Partners common stock issued and outstanding and subject to a right of repurchase in favor of Discovery Partners pursuant to, the 2000 Plan as of immediately prior to the closing of the merger; plus

•	the number of shares of Discovery Partners common stock issuable to holders of options to purchase Infinity common stock assumed by Discovery Partners, and the number of shares of Discovery Partners common stock issued to holders of common stock of Infinity issued pursuant to Infinity’s stock incentive plans and subject to a right of repurchase in favor of Infinity as of immediately prior to the closing of the merger, pursuant to the merger agreement; plus

•	the number of shares of Discovery Partners common stock available for future grant under the 2000 Plan as of immediately prior to the closing of the merger; plus

•	the number of shares equal to 7% of Discovery Partners’ “fully-diluted capitalization”, determined as of immediately following the effective time of the merger, after giving effect to the increase in shares reserved for issuance under the 2000 Plan pursuant to Discovery Partners Proposal No. 5.

Discovery Partners’ “fully-diluted capitalization” shall be equal to the sum of:

•	Discovery Partners’ issued and outstanding common stock; plus

•	all shares of Discover Partners common stock issuable upon the exercise, exchange or conversion of any outstanding option, warrant or other right that is exercisable, exchangeable or convertible into Discovery Partners common stock, including, without limitation, any options with an exercise price equal to or greater than $3.00 per share, prior to giving effect to the reverse stock split, or other awards issued and outstanding under the 2000 Plan, and shares of Discovery Partners common stock subject to future issuance pursuant to outstanding grants of deferred issuance restricted stock of Discovery Partners; plus

•	the increase in shares reserved for issuance pursuant to Discovery Partners Proposal No. 5; plus

•	the shares of Discovery Partners common stock Infinity securityholders will be entitled to receive pursuant to the merger agreement.

Notwithstanding the foregoing, pursuant to the amendment to the 2000 Plan, in no event will the number of shares reserved for issuance under the 2000 Plan exceed 9,700,000 shares. Such limit will be effective as of immediately following the effective time, and therefore, will not be adjusted to give effect to the reverse stock split.

The amendment to the 2000 Plan also provides that:

•	the number of shares of Discovery Partners common stock available for issuance under the 2000 Plan will automatically increase on the first trading day of January each calendar year during the term of the 2000 Plan by an amount equal to 4% of the total number of shares of Discovery Partners common stock outstanding on the last trading day in December of the preceding calendar year;

•	the maximum number by which the share reserve may automatically increase each calendar year under the 2000 Plan will not be adjusted to give effect to the reverse stock split and therefore, such maximum number will remain at 2,000,000 shares following the effective time of the reverse stock split;

•	the maximum number of options, stock appreciation rights and stock issuances that may be granted or issued to one person under the 2000 Plan per calendar year will not be adjusted to give effect to the reverse stock split and therefore, such per calendar year limit will remain at 500,000 shares following the effective time of the reverse stock split; and

•	the purchase price per share, if any, for shares of common stock issued under the 2000 Plan, will be determined by the plan administrator.

Summary of the 2000 Stock Incentive Plan

The following is a brief summary of the 2000 Plan as currently in effect. The following summary is qualified in its entirety by reference to the 2000 Plan, a copy of which is attached as Annex H to this joint proxy statement/prospectus, which may also be accessed from the SEC’s website (www.sec.gov). In addition, a copy of the 2000 Plan can be obtained from Discovery Partners, Attention: Investor Relations.

General. Discovery Partners’ 2000 Plan is the successor equity incentive program to its 1995 Stock Option/Stock Issuance Plan, or the 1995 Plan. Discovery Partners’ board adopted the 2000 Plan in June 2000 and its stockholders approved it in June 2000. Upon the 2000 Plan becoming effective, all outstanding options under the predecessor 1995 Plan were transferred to the 2000 Plan. No further option grants may be made under such predecessor plan. The transferred options continue to be governed by their existing terms, unless Discovery Partners’ compensation committee elects to extend one or more features of the 2000 Plan to those options. Except as otherwise noted below, the transferred options have substantially the same terms as are in effect for grants made under the discretionary option grant program of the 2000 Plan.

Share Reserve. As of April 30, 2006, 6,297,374 shares of common stock were authorized for issuance under the 2000 Plan, including shares rolled over from the 1995 Plan and the Axys Advanced Technologies, Inc., or Axys, stock option plan which Discovery Partners assumed in 2000 in connection with the merger of Axys into Discovery Partners. The number of shares of common stock reserved for issuance under the 2000 Plan automatically increases on the first trading day in January each calendar year by an amount equal to 2% of the total number of shares of common stock outstanding on the last trading day in December of the preceding calendar year, but in no event will any such annual increase exceed 2,000,000 shares. If Discovery Partners Proposal No. 5 is approved by Discovery Partners’ stockholders at the Discovery Partners special meeting, the annual automatic increase percentage will increase from 2% to 4% of the total number of shares of Discovery Partners common stock outstanding on the last trading day of the preceding calendar year. In addition, if Discovery Partners’ Proposal No. 5 is approved by Discovery Partners’ stockholders at the Discovery Partners special meeting, the limit on the annual increase, currently a maximum of 2,000,000 shares, will not be adjusted to give effect to the reverse stock split. No participant in the 2000 Plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 500,000 shares of common stock in the aggregate per calendar year. If Discovery Partners Proposal No. 5 is approved by Discovery Partners’ stockholders at the Discovery Partners special meeting, such limit per participant per calendar year, currently a maximum of 500,000 shares, will not be adjusted to give effect to the reverse stock split.

Equity Incentive Programs. The 2000 Plan is divided into five separate components:

•	the discretionary option grant program, under which eligible individuals in Discovery Partners’ employ or service may be granted options to purchase shares of common stock at an exercise price not less than 100% of the fair market value of those shares on the grant date;

•	the stock issuance program, under which such individuals may be issued shares of common stock directly, through the purchase of such shares at a price not less than 100% of fair market value at the time of issuance or as a bonus tied to the attainment of performance milestones or the completion of a specified period of service;

•	the salary investment option grant program, under which Discovery Partners’ executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants;

•	the automatic option grant program, under which option grants will automatically be made at periodic intervals to Discovery Partners’ non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and

•	the director fee option grant program, under which Discovery Partners’ non-employee board members may be given the opportunity to apply all or a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

If Discovery Partners Proposal No. 5 is approved by Discovery Partners’ stockholders at the Discovery Partners special meeting, the relevant provisions of the 2000 Plan will be amended to provide that the purchase price of shares of Discovery Partners common stock will be determined by the plan administrator, and may be at less than fair market value.

Eligibility. The individuals eligible to participate in the 2000 Plan include Discovery Partners’ officers and other employees, Discovery Partners’ non-employee board members and any consultants and other independent advisors Discovery Partners hires.

Administration. The compensation committee of the board of directors administers the discretionary option grant program and the stock issuance program. This committee determines which eligible individuals are to receive option grants or stock issuances under these programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule, if any, to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee also has the exclusive authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years.

Plan Features. The 2000 Plan includes the following features:

•	The optionee may pay the exercise price for the shares of common stock subject to option grants made under the 2000 Plan in cash or in shares of common stock valued at fair market value on the exercise date. The optionee may also exercise options for vested shares, without any cash outlay, through a same-day sale program. In addition, the plan administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options under the discretionary option program or the purchase of their unvested shares under the stock issuance program by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

•

The compensation committee has the authority, with the consent of the affected option holders, to cancel outstanding options under the discretionary option grant program, including options transferred from the

1995 Plan, in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of Discovery Partners common stock on the new grant date.

•	The compensation committee has the authority to grant options which are exercisable for unvested shares of common stock, subject to Discovery Partners’ right to repurchase any or all of the unvested shares at the exercise price paid per share upon the optionee’s cessation of employment with Discovery Partners.

•	Stock appreciation rights are authorized for issuance under the discretionary option grant program. Such rights will provide the holders with the election to surrender their outstanding options for an appreciation distribution from Discovery Partners equal to the fair market value of the vested shares of common stock subject to the surrendered option, less the aggregate exercise price payable for those shares. Such appreciation distribution may be made in cash and/or in shares of common stock. None of the outstanding options under the 1995 Plan contain any stock appreciation rights.

•	The Discovery Partners board of directors may amend or modify the 2000 Plan at any time, subject to any required stockholder approval. The 2000 Plan will terminate no later than May 2010.

•	The 2000 Plan includes the following change in control provisions, which may result in the accelerated vesting of outstanding option grants and stock issuances:

•	In the event that Discovery Partners is acquired by merger or sale of substantially all of its assets, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent Discovery Partners’ repurchase rights with respect to those shares are assigned to the successor corporation.

•	The compensation committee has discretion to structure one or more options under the discretionary option grant program so those options will vest as to all the option shares in the event those options are assumed in connection with the acquisition of Discovery Partners by merger or sale of substantially all of its assets but the optionee’s service with Discovery Partners or the acquiring entity is subsequently involuntarily terminated within a designated period not to exceed 18 months. The vesting of outstanding shares under the stock issuance program may be accelerated upon similar terms and conditions.

•	The compensation committee also has the authority to grant options under the discretionary option grant program which will immediately vest in the event Discovery Partners is acquired by merger or sale of substantially all of its assets, whether or not those options are assumed by the successor corporation.

•	Outstanding options under the salary investment, automatic option and director fee option grant programs will immediately vest if Discovery Partners is acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of Discovery Partners’ outstanding voting stock or a change in the majority of Discovery Partners’ board of directors through one or more contested elections.

•	Limited stock appreciation rights, which may be granted to one or more officers as part of their option grants under the discretionary option grant program, and options granted under the salary investment option grant program and the automatic and director fee option grant programs, may be surrendered to Discovery Partners upon the successful completion of a hostile tender offer for more than 50% of Discovery Partners’ outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from Discovery Partners in an amount per surrendered option share based upon the highest price per share of Discovery Partners common stock paid in that tender offer.

•	The options currently outstanding under the 1995 Plan will immediately vest in the event Discovery Partners is acquired by merger or sale of substantially all of its assets, unless those options are assumed by the acquiring entity or Discovery Partners’ repurchase rights with respect to any unvested shares subject to those options are assigned to such entity.

Salary Investment Option Grant Program. In the event the compensation committee elects to activate the salary investment option grant program for one or more calendar years, each of Discovery Partners’ executive officers and other highly compensated employees selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. Each selected individual who files such a timely election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Discovery Partners common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount by which the optionee’s salary is reduced under the program. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect.

Automatic Option Grant Program. The automatic option grant program provides that:

•	Each non-employee board member will automatically receive an option grant for 25,000 shares of common stock on the date such individual joins the Discovery Partners board of directors, provided such individual has not been in Discovery Partners’ prior employ.

•	In addition, on the date of each annual stockholders meeting, each non-employee board member who is to continue to serve as a non-employee board member will automatically be granted an option to purchase 10,000 shares of common stock, provided such individual has served on the board for at least 6 months.

Each automatic grant will have an exercise price per share equal to the fair market value per share of Discovery Partners common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee’s cessation of board service. The option will be immediately exercisable for all of the option shares; however, Discovery Partners may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee’s cessation of board service. The shares subject to each initial 25,000-share automatic option grant will vest in a series of 4 successive annual installments upon the optionee’s completion of each year of board service over the 4-year period measured from the grant date. The shares subject to each annual 10,000-share automatic option grant will vest upon the optionee’s completion of one year of board service measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee’s death or disability while a board member.

Pursuant to the 2000 Plan as of the closing date of the merger:

Each non-employee director who serves on the board of directors of the combined company upon the closing of the merger, and following the closing of the merger, each new director, on the date of his or her election to the board of directors, will receive a non-statutory stock option to purchase 75,000 shares of common stock, which is referred to as the initial option. Shares of common stock subject to the initial option will become exercisable as to 25,000 of the shares underlying such initial option on the first anniversary of the grant date and the remainder will be exercisable in quarterly installments of 6,250 shares beginning at the end of the first quarter thereafter, provided that the holder of the initial option continues to serve as a director. Each non-employee director serving as a director on the third anniversary of (a) the closing of the merger, in case of directors serving on the board of directors of the combined company upon the closing of the merger, or (b) his or her election to the board, in the case of directors elected after the closing of the merger, will receive a non-statutory stock option to purchase 15,000 shares of common stock, referred to as an annual option, on the date of the first annual meeting of stockholders following such third anniversary and on the date of each annual meeting of stockholders thereafter. Shares of common stock subject to the annual option will be exercisable in equal quarterly installments of 3,750 shares beginning at the end of the first quarter after the date of grant, provided that the holder of the annual option continues to serve as a director.

The non-employee director who serves as the lead outside director of the combined company will receive an additional non-statutory stock option grant to purchase 25,000 shares of common stock upon the date of commencement of service in such position and upon each anniversary thereafter. Shares of common stock subject to each such option will be exercisable in equal quarterly installments of 6,250 shares beginning at the end of the first quarter after the date of grant, provided that the holder of such option continues to serve as the lead outside director.

The non-employee director who serves as the lead research and development director and the non-employee director who serves a the chair of the audit committee will each receive an additional non-statutory stock option grant to purchase 10,000 shares of common stock upon the date of commencement of service in such position and upon each anniversary thereafter. Shares of common stock subject to such options will be exercisable in equal quarterly installments of 2,500 shares beginning at the end of the first quarter after the date of grant, provided that the holder of the option continues to serve as the lead research and development director or the chair of the audit committee, as applicable.

The non-employee director who serves as the chair of compensation committee and the non-employee director who serves as the chair of the nominating and corporate governance committee will each receive an addition non-statutory stock option grant to purchase 5,000 shares upon the commencement of service in such position and upon each anniversary thereafter. Shares of common stock subject to such options will be exercisable in equal quarterly installments of 1,250 shares beginning at the end of the first quarter after the date of grant, provided that the holder of the option continues to serve as the chair of the compensation committee or the chair of the nominating and corporate governance committee, as applicable.

Director Fee Option Grant Program. Should the director fee option grant program be activated in the future, each non-employee board member will have the opportunity to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of Discovery Partners common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the fee election is to be in effect. However, the option will become immediately exercisable for all the option shares upon the optionee’s death or disability while serving as a board member.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2000 Plan. This summary is based on the federal tax laws in effect as of the date of this joint proxy statement/prospectus. The compensation committee intends to structure all awards granted under the 2000 Plan to be exempt from or compliant with Section 409A of the Code.

Incentive Stock Options

A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by Discovery Partners or its corporate parent or a 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long- term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options

A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards

A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights

Generally, a participant will not have income upon the grant of a stock appreciation right. A participant generally will recognize compensation income upon the exercise of a stock appreciation right equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the stock appreciation right was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Tax Consequences to Discovery Partners

There will be no tax consequences to Discovery Partners except that Discovery Partners will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of Discovery Partners common stock having voting power present in person or represented by proxy at the Discovery Partners special meeting is required for approval of Discovery Partners Proposal No. 5.

THE DISCOVERY PARTNERS BOARD OF DIRECTORS RECOMMENDS THAT DISCOVERY PARTNERS STOCKHOLDERS VOTE “FOR” DISCOVERY PARTNERS PROPOSAL NO. 5 TO AMEND THE DISCOVERY PARTNERS 2000 STOCK INCENTIVE PLAN.

Discovery Partners Proposal No. 6: Approval of Possible Adjournment of the Discovery Partners Special Meeting

If Discovery Partners fails to receive a sufficient number of votes to approve Discovery Partners Proposal Nos. 1 and 2, Discovery Partners may propose to adjourn the Discovery Partners special meeting, for a period of not more than 30 days, for the purpose of soliciting additional proxies to approve Discovery Partners Proposal Nos. 1 and 2. Discovery Partners currently does not intend to propose adjournment at the Discovery Partners special meeting if there are sufficient votes to approve Discovery Partners Proposal Nos. 1 and 2. The affirmative vote of the holders of a majority of the Discovery Partners common stock having voting power present in person or represented by proxy at the Discovery Partners special meeting is required to approve the adjournment of the Discovery Partners special meeting for the purpose of soliciting additional proxies to approve Discovery Partners Proposal Nos. 1 and 2.

THE DISCOVERY PARTNERS BOARD OF DIRECTORS RECOMMENDS THAT DISCOVERY PARTNERS’ STOCKHOLDERS VOTE “FOR” DISCOVERY PARTNERS PROPOSAL NO. 6 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF DISCOVERY PARTNERS PROPOSAL NOS. 1 AND 2.

MATTERS BEING SUBMITTED TO A VOTE OF INFINITY STOCKHOLDERS

Infinity Proposal No. 1: Adoption of the Merger Agreement

At the Infinity special meeting and any adjournment or postponement thereof, Infinity stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement. The merger agreement provides that at the effective time of the merger, merger sub will be merged with and into Infinity. Upon the consummation of the merger, Infinity will continue as the surviving corporation and will be a wholly owned subsidiary of Discovery Partners. The terms of, reasons for and other aspects of the merger agreement are described in detail in the other sections of this joint proxy statement/prospectus.

Required Vote

The adoption of the merger agreement requires the affirmative vote of the holders of (a) a majority of the shares of Infinity common stock and Infinity preferred stock, outstanding as of the record date and entitled to vote thereon, voting together as a single class on an as-converted basis, and (b) a majority of the shares of Infinity preferred stock, outstanding as of the record date and entitled to vote thereon, voting together as a single class on an as-converted basis.

INFINITY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT

Infinity Proposal No. 2: Adjournment of the Infinity Special Meeting, if Necessary, to Solicit Additional Proxies if There are Not Sufficient Votes in Favor of the Adoption of the Merger Agreement

At the Infinity special meeting and any adjournment or postponement thereof, Infinity stockholders will be asked to consider and vote upon a proposal to adjourn the Infinity special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement.

Required Vote

The adjournment of the Infinity special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the stock having voting power present in person or by proxy at the Infinity special meeting.

INFINITY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADJOURNMENT OF THE INFINITY SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT.

DISCOVERY PARTNERS’ BUSINESS

Recent Events

As discussed above, Discovery Partners has entered into a merger agreement with merger sub and Infinity pursuant to which Infinity will merge with and into merger sub, with Infinity as the surviving corporation, becoming a wholly owned subsidiary of Discovery Partners.

In addition to the merger with Infinity, Discovery Partners is actively seeking to sell or otherwise dispose of, through one or more strategic transactions, its various operating assets, including key personnel and key service agreements, to one or more organizations. Discovery Partners currently intends to close any such transactions prior to the closing of the merger. The merger agreement contemplates that Discovery Partners may engage in discussions, execute agreements and complete dispositions related to such strategic transactions prior to the closing of the merger. Discovery Partners may not be successful in selling or otherwise disposing of all or part of its operating assets on terms or within timeframes that are favorable to Discovery Partners and its stockholders. If Discovery Partners does not complete the sale or otherwise dispose of all or part of its operating assets prior to the closing of the merger with Infinity, its net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger will be adversely affected and may result in the further dilution of Discovery Partners’ current stockholders upon the closing of the merger. If Discovery Partners’ net cash at closing is below $60 million, as calculated pursuant to the merger agreement, Discovery Partners would be unable to satisfy a closing condition for the merger, and Infinity could elect to terminate the merger agreement. The items that will constitute Discovery Partners’ net cash balance at the closing of the merger are subject to many factors, many of which are outside of Discovery Partners’ control. For a more detailed discussion of the calculation of Discovery Partners’ net cash at the closing of the merger, see “The Merger Agreement—Merger Consideration and Adjustment” on page 103 of this joint proxy statement/prospectus. If Discovery Partners completes the sale or other disposition of part or all of its operating assets prior to the closing of the merger, most, if not all, of its business immediately following the merger will be the business conducted by Infinity immediately prior to the merger, and most, if not all, of the following description of its business in this joint proxy statement/prospectus, as well as the trends and risks that apply to Discovery Partners’ business, will change from those described herein based on Discovery Partners’ business to date and otherwise may no longer be applicable to Discovery Partners. In addition, because of the pending merger with Infinity and the other strategic transactions Discovery Partners is pursuing as described above, Discovery Partners believes its historical operating results are not indicative of future results.

Discovery Partners cannot assure you that it will close the pending merger with Infinity or that it will close any strategic transactions for any of its operating assets on favorable terms, in a timely manner or at all. Discovery Partners consideration and completion of any strategic transaction for any of its operating assets is subject to a variety of risks that could materially and adversely affect its business and financial results, including risks that Discovery Partners will forego business opportunities while any transaction is being considered or is pending; that Discovery Partners’ business, including its ability to maintain key contracts and retain key employees, may suffer due to uncertainty; and risks inherent in negotiating and completing any transaction.

Overview

Discovery Partners was incorporated in California on March 22, 1995 under the name IRORI, and, in 1998, it changed its name to Discovery Partners International, Inc. In July 2000, Discovery Partners reincorporated in Delaware.

Discovery Partners collaborates with pharmaceutical and biopharmaceutical companies to advance their drug discovery process through its integrated collection of drug discovery technologies, products and services focused from the point immediately following identification of a drug target through when a drug candidate is ready for preclinical studies. Discovery Partners offers an integrated platform of drug discovery technologies, including assay development, high throughput screening, design and synthesis of proprietary libraries of compounds for screening and primary hit-to-lead expansion, lead compound optimization, drug discovery informatics and in vitro toxicology profiling. These products and services can be provided individually or as an integrated solution, depending on its customers’ requirements. During 2005, Discovery Partners increased the focus on offering integrated drug discovery services as part of long-term collaborations, while continuing to work with companies worldwide in all aspects of drug discovery research. In late 2004, Discovery Partners inaugurated its compound management facility sponsored under its contract with the National Institute of Mental Health of the National Institutes of Health, or NIH, as part of the new NIH chemo-genomic Roadmap Initiative. Discovery Partners’ core compound management operation has the ability to select, manage and curate a compound collection of up to one million compounds and has begun to provide samples to the nine national screening centers that have been selected by the NIH to participate in its Roadmap Initiative. In 2005, Discovery Partners generated revenue from 46 customers worldwide, including Pfizer, The National Institute of Mental Health, Actelion, Allergan and Renovis.

However, even with this steady progress, it became evident during 2005 that the basic business sector in drug discovery contract research and services was undergoing a major and quite unfavorable market shift. Worldwide improvements in communications and shipping, coupled with entrepreneurial efforts in rapidly developing locations such as India, China and Eastern Europe, enabled the highly skilled scientists in those areas to build companies providing a range of products and services similar to Discovery Partners and its peer group, but at significantly lower prices. New guarantees of protection of intellectual property in these locations has offered the necessary assurances to the biotech and pharmaceutical industry that the decision to outsource basic drug discovery offshore has become driven by low price. This shift has essentially resulted in the loss of Discovery Partners’ ability to consummate synthetic chemistry library contracts, the principal basis of its business in preceding years. As a result, Discovery Partners has determined that its past strategy of providing contract research no longer offers sufficient upside potential to justify the significant expenditures of capital that would be required over many years as a co-investment with customers, the significant costs of maintaining a public company infrastructure, and the risks of execution within a rapidly evolving business sector.

In the fourth quarter of 2005, discussions with Pfizer to renew Discovery Partners’ contract were ended. With the absence of a new contract with Pfizer, Discovery Partners began the process of reducing its combinatorial chemistry and library synthesis operational capacity through a restructuring of its South San Francisco facility and consolidation of its chemistry platform into its San Diego facility. The NIH Roadmap compound management facility remains fully staffed and operational in its South San Francisco location. In the fourth quarter of 2005, Discovery Partners sold its instrumentation product line, as it was not consistent with its collaborations strategy. Discovery Partners also believes that offshore pricing pressure on biology services, similar to those that already noted in chemistry services, has and will continue to force Discovery Partners to reduce its reliance on fee-for-service work as the primary basis of its business.

Discovery Partners entered 2006 cognizant of these changes in its business under reorganized management and with an imperative from its Board of Directors to make the best use of its current financial and scientific assets to accelerate its entry into more substantial value-creating activities. The merger with Infinity is attractive to the Discovery Partners board of directors and management in part owing to the belief that Discovery Partners’ ownership in Infinity’s product candidate pipeline would provide Discovery Partners’ stockholders a product-based investment opportunity of market-recognized value, including the potential to participate in several value-inflection milestones related to Infinity’s product candidates. In addition to the merger with Infinity, as discussed above, Discovery Partners is actively seeking to sell or otherwise dispose of, through one or more strategic transactions, its various operating assets, including key personnel and key service agreements, to one or more organizations. Discovery Partners currently intends to close any such transactions prior to the closing of the merger.

In the event that Discovery Partners sells or otherwise disposes of its various operating assets, it may not successfully recover the $5.8 million of total long-lived assets (excluding restricted cash) that are reflected on its consolidated balance sheet at March 31, 2006, which may result in future impairment charges up to this amount. On May 2, 2006, in connection with the financial statement close process, Discovery Partners determined that an impairment charge was required, and recorded a non-cash impairment charge of $3.2 million, representing long-lived assets, consisting primarily of property, plant and equipment, of certain operating asset groups. The inherent risk in maintaining ongoing operations with Discovery Partners’ employee and customer base and the reduced probability of entering into drug discovery collaborations while concurrently pursuing various strategic transactions, including the merger with Infinity, required the evaluation of impairment of Discovery Partners’ long-lived assets. Discovery Partners considered all available evidence and developed estimates of the future cash generating capacity and the future expenditures associated with the various operating asset groups. The results indicated that more than one operating asset group, currently generating cash losses, are expected to generate negative cash flows and would not recover their carrying value. Therefore, the fair value of these long-lived assets was deemed to be zero. Discovery Partners believes there are currently one or more viable alternatives that would not lead to a loss on the recoverability of the remaining long-lived assets at March 31, 2006.

In the event that Discovery Partners is unable to successfully conclude the proposed merger with Infinity or is unsuccessful in selling or otherwise disposing of its operating assets, its board of directors may decide to have it take the steps necessary to liquidate all of its assets, in which event the value realized by Discovery Partners’ stockholders would be significantly less than the $86.3 million of stockholders’ equity recorded on Discovery Partners’ consolidated financial statements as of March 31, 2006.

Discovery Partners’ Technology Platform

Discovery Partners’ technology platform has been designed to make the drug discovery process faster, more efficient and more likely to generate a high quality drug candidate. Discovery Partners currently has capabilities in many functional disciplines of the drug discovery process that can be purchased individually or as integrated solutions, depending on its customers’ requirements. Discovery Partners has continued to add to its functional offerings in order to provide a comprehensive and integrated suite of drug discovery products and services to its pharmaceutical and biopharmaceutical customers.

Assays

Discovery Partners provides assay development services through its team of scientists who are experienced in working with major disease target classes such as protein kinases, G-protein-coupled receptors, nuclear receptors, phosphatases, and proteases. Biological systems about which Discovery Partners has expertise include enzymes, receptor-ligand interaction, protein-protein interaction, ion channel assays, reporter-gene assays in prokaryotic and eukaryotic cells, cellular proliferation, differentiation and physiologic response, and microbial growth. Most recently Discovery Partners established high content screening, or HCS, technology in-house. This allows Discovery Partners to profile compounds for their effect on multiple intracellular events in one assay. Discovery Partners has the ability to provide assay development services through its subsidiary, Discovery Partners International AG.

Discovery Partners has established, through both internal development and sublicense, a high-throughput panel of in vitro assays that provide data on multiple parameters relevant to the pharmaceutical, pharmacokinetic and metabolic properties of individual compounds or whole libraries. This panel is comprised of approximately 20 assays, including those for solubility, permeability, metabolic liability, and potential for interaction with key enzymes involved in metabolism of drugs, and a critical receptor indicative of potential cardiac side effects. The resulting PK-ADMET profile, reflecting pharmacokinetic-absorption-distribution-metabolism-excretion-toxicity data, profile is a valuable adjunct data set to the potency and selectivity structure-activity relationship, or SAR, data used to select compounds for further evaluation in subsequent more expensive and time-consuming activities.

Discovery Partners offers unique cell-based assays with multiple gene response indicators, which give specific information on the potential beneficial and harmful biological activities of a given pharmaceutical compound. Genetically engineered living cells allow Discovery Partners to determine the on and off state of gene promoters in the presence of compounds. Discovery Partners’ portfolio of reporter cell lines may provide important efficacy and safety information to help optimize the selection of drug candidates before moving to the more costly stages of preclinical and clinical testing.

Proprietary Libraries of Compounds

Discovery Partners offer the following broad range of highly purified compound libraries for assay screening and rapid hit-to-lead activities:

Discovery libraries.    Discovery Partners generates and sells discovery libraries, which are collections of diverse, drug-like compounds that are designed using computer programs to systematically explore specified areas of chemical space or types of chemistry. They are used in the initial stages of screening in which very little information is known about which compounds will alter the activity of the drug target in the assay.

Targeted libraries.    Discovery Partners designs and sells targeted libraries selected for a specified type of drug target. These libraries are a group of highly related compounds used much like discovery libraries, but they provide a more insightful medicinal chemistry starting point.

Focused libraries.    Discovery Partners is able to rapidly generate focused libraries based on hits from its discovery or targeted libraries because Discovery Partners has previously invested significant resources to produce detailed synthesis protocols in the development of each library of compounds. Focused libraries explore subtle changes in the compound structure to quickly elicit SARs and evolve lead compounds. In addition, Discovery Partners develops focused libraries from hits generated by its customers.

Chemistry protocols.    In conjunction with the provision of proprietary compounds, Discovery Partners generally provides detailed protocols for generating its libraries to customers that purchase those libraries. This enables its customers to replenish compounds and to create additional compounds. Discovery Partners uses a proprietary combinatorial chemistry technology platform to generate compound libraries that employs parallel synthesis and its directed sorting technology. Discovery Partners’ approach provides the following advantages:

•	Purity: Maximum purity is important to minimize false positives during screening. Discovery Partners can deliver compounds that are greater than the current industry standard of 90% pure depending on customer specifications. Discovery Partners’ quality control measures include high performance liquid chromatography, mass spectroscopy, nuclear magnetic resonance, evaporative light scattering detection and weight percent analysis. Discovery Partners achieves the required purity using several purification technologies including its proprietary ARW high throughput purification process;

•	Diversity: Each discovery library of approximately 1,000 to 5,000 drug-like compounds is designed to contain a set of highly diverse compounds using its chemical mapping and differentiation software;

•	Ease of optimization: The individual chemistries for each library are highly validated and characterized. This allows rapid generation of focused libraries around hits and rapid follow-up and modification by medicinal chemistry programs; and

•	Re-supply and reproducibility: Discovery Partners’ synthesis approaches produce large quantities that allow rapid and cost effective restocking of customers’ supplies. Discovery Partners’ highly validated chemistries allow Discovery Partners or its customers to re-synthesize larger quantities on demand.

Screening

Discovery Partners offers high throughput screening services, or HTS, through an experienced staff of scientists located at its facility near Basel, Switzerland. Discovery Partners also offers its customers access to compounds from many of the world’s leading compound suppliers as well as a significant collection of internally developed compounds. This allows its partners access to a large and diverse collection of compounds without the need to store and manage the compound collections in their own facilities.

Discovery Partners’ HTS modules are equipped to quickly and efficiently process the particular assay being carried out. A module consists of the appropriate plate and liquid handling equipment, coupled with the best read out technology for the assay being run. Discovery Partners delivers a list of validated hits to its screening customers. Discovery Partners also provides hit follow-up and verification services and, when desired, actual physical samples of the hit compounds.

Hit-to-Lead Chemistry

Discovery Partners has developed products and services to advance early stage screening hits to optimized drug leads. These products and services include the following:

Custom focused libraries.    In addition to its collection of proprietary libraries, Discovery Partners designs and produces custom, focused libraries based upon hits identified from screening. These hits may be from its compound libraries, the customer’s internal compound collection or even from another compound library supplier. Focused libraries consist of compounds that represent systematic variations of hits. Medicinal chemists use these focused libraries to begin refining hits to optimize the properties that have an effect on the drug target in the assay. Because Discovery Partners invests significant resources in the development of each of its compound libraries, Discovery Partners is able to generate focused libraries based on hits from its discovery libraries or targeted libraries more rapidly than when Discovery Partners begins from an isolated hit resulting from a customer’s compound collection.

Medicinal chemistry.    Discovery Partners provides a wide range of medicinal chemistry and other lead optimization services. This includes the synthesis of compounds that modify the original hit or lead for improved potency, selectivity and other pharmaceutical characteristics. Discovery Partners has an experienced group of synthetic organic chemists and medicinal chemists with expertise in both solid phase chemistry and solution phase chemistry. In some cases Discovery Partners provides medicinal chemistry services in conjunction with its computational drug discovery efforts to design and construct small libraries of compounds to act on specific targets of known structure.

Biological profiling in the hit-to-lead phase.    Discovery Partners also provides a broad range of biological profiling including the primary screening test, specificity assays, cellular assays, absorption, distribution, metabolism and excretion, or ADME, and in vitro toxicology tests. Discovery Partners’ multi-parameter analysis tools allow efficient data analysis and selection of compounds that fit the product profile.

Drug Discovery Informatics; ADME and Toxicology

Discovery Partners employs computational tools that Discovery Partners believe will allow Discovery Partners to continue to increase its knowledge of the characteristics of targets, leads, and ligand-target interactions and which Discovery Partners believes can be applied throughout the drug discovery process to significantly reduce the time and cost of developing a drug. Discovery Partners currently has computer algorithms that allow Discovery Partners to design libraries of compounds with high diversity, thereby increasing the likelihood of finding hits during screening. When screened against large numbers of potential drug targets, Discovery Partners believes these large and highly diverse libraries will provide significant information about which drug targets are amenable to modulation by chemical means. Discovery Partners has developed novel algorithms to aid in the understanding and utilization of the data resulting from high throughput screening experiments. Discovery Partners has also developed a proprietary analysis tool, which Discovery Partners believes will allow Discovery Partners to use screening data to correlate drug target families with the types of compounds that will likely bind to them. Using this tool, Discovery Partners will seek to design highly effective targeted libraries for whole drug target families. In addition, Discovery Partners will seek to use this tool to efficiently design potent compounds for a particular drug target and to efficiently search databases of compounds available from other vendors for likely leads.

Discovery Partners expects to further use its computational tools and screening data to help predict ADME and toxicological reactions to classes of compounds. This will allow its customers to avoid spending money and time on hits and leads that will ultimately fail due to their ADME and toxicological characteristics.

Integrated Drug Discovery Programs

When some or all of the above discreet technology capabilities need to be accessed by a single partner on a single or multiple biological targets, Discovery Partners offers an integrated collaborative drug discovery program that provides access to the full range of its capabilities needed to find and advance leads to preclinical candidates. In these collaborations Discovery Partners seeks to provide and manage integrated access to its computational design and analysis, chemistry, and biology capabilities for the purpose of developing a preclinical lead for the partner’s target of choice. As a result, these collaborations will provide its partners with the knowledge and efficiencies that Discovery Partners has gained from its broad experience in a number of areas of drug discovery. In addition, partners seeking a totally outsourced solution are not required to use valuable resources to manage multiple collaborators and integrate inconsistent or incompatible products. Each integrated drug discovery program is customized to increase the likelihood of success. Milestone payments, which are due upon lead compounds demonstrating specified potency and selectivity requirements, may be included in addition to service fees. In some future collaborative efforts, these contracts may include an element of risk-sharing with Discovery Partners, such that some of its fixed costs will only be offset by milestone payments and, in some cases, royalties on future product sales resulting from the collaboration. In 2005 and for the three months ended March 31, 2006, milestone payments represented an immaterial portion of its total revenue and are not anticipated to be material to total revenue in the foreseeable future.

Component Supply

The raw materials used in the research and development of its products and the offering of its services are available from more than one supplier.

Customers

During 2005 and for the three months ended March 31, 2006, Discovery Partners generated revenue from 46 customers worldwide. The most significant by dollar volume and which Discovery Partners has previously disclosed are as follows:

Actelion Ltd.	Merck & Co., Inc.
Allergan Inc.	National Institute of Mental Health
Chroma Therapeutics, Ltd.	Ono Pharmaceutical Co., Ltd.
Renovis	Pfizer Inc.
Grünenthal GmbH

The following table illustrates customers, from continuing operations, that provided more than 10% of Discovery Partners’ revenues:

	For the Years Ended			For the Three Months Ended
	2005	2004	2003	2006	2005
Pfizer	54%	62%	69%	3%	39%
National Institutes of Health (NIH)	14%	3%	—	21%	19%
Allergan	5%	6%	3%	18%	2%
Grünenthal GmbH	1%	1%	—	13%	3%
Others	26%	28%	28%	45%	37%

The contract with Pfizer ended by its terms on January 6, 2006. In August 2004, Discovery Partners entered into a multi-year contract with the NIH to establish and maintain a Small Molecule Repository to acquire, manage and provide up to one million chemical compounds to multiple NIH screening centers as part of the NIH Roadmap Initiative. The agreement expires by its terms on November 30, 2008, but may be renewed through two extensions by the NIH up to November 30, 2013.

Sales and Marketing

Discovery Partners has a skilled team of business development professionals targeting pharmaceutical and biopharmaceutical customers worldwide. Additionally, Discovery Partners’ senior executives coordinate global management of Discovery Partners’ key customers and manage Discovery Partners’ general sales and marketing efforts for Discovery Partners’ drug discovery offerings to major pharmaceutical customers and prospective partners worldwide. In 2005, to supplement the efforts of Discovery Partners’ business development and marketing groups, its Chief Scientific Officer (currently acting Chief Executive Officer) initiated a new round of outreach visits to approximately 40 major pharmaceutical and biotech companies to gauge both the basic interest in, and the market potential for, its expanded integrated offerings. In addition to these direct selling efforts Discovery Partners also uses industry trade shows and industry journal advertising for sales and marketing.

Research and Development

Discovery Partners’ research and development expenses totaled approximately $980,000 and $561,000 for the three months ended March 31, 2006 and 2005, respectively, and $3.9 million, $1.5 million, and $514,000 for the years ended December 31, 2005, 2004 and 2003, respectively. None of these expenses were funded by outside parties. Research and development expenses increased in 2005 and 2006 primarily due to the acquisition of the natural compound based discovery business from Biofrontera Discovery GmbH in April 2005, which represented $840,000 for the three months ended March 31, 2006 and $2.1 million of expenses for the year ended December 31, 2005, and from the redeployment of development scientists and engineers from direct revenue generating activities of customer funded research and development programs and collaborations to internal programs focused on in silicon tools, screening assays and drug discovery process development. During 2005, Discovery Partners conducted internal research and development programs to enhance its technology platforms in drug discovery informatics, assay development and high-throughput screening, and natural products. During the three months ended March 31, 2006, Discovery Partners reduced its efforts in internal research and development programs to only those programs in the area of natural products.

Changes in Comparability

In October 2005, Discovery Partners sold the assets related to the IRORI chemical synthesis, Crystal Farm automated protein crystallization, and Universal Store™ compound storage systems product lines to preserve its cash resources in eliminating the investment expenses required for the engineering innovation required to develop new product lines. The income and cash flows related to the instrumentation product lines and the direct transaction costs of the sale of those product lines have been presented as discontinued operations in the consolidated statements of operations and consolidated statements of cash flows in the consolidated financial statements of Discovery Partners contained in this joint proxy statement/prospectus. The assets and liabilities related to the sale of those product lines have been reclassified within the 2004 balance sheet of Discovery Partners in the consolidated financial statements contained in this joint proxy statement/prospectus. The presentation of geographical data and selected financial data for 2004 and all earlier years has been adjusted to conform to the presentation in 2005 and 2006.

The following table presents the geographic breakdown of its revenue, from continuing operations, for Discovery Partners for the following periods:

	Years Ended December 31,			Three Months Ended March 31,
	2005	2004	2003	2006	2005
United States	84%	82%	80%	58%	73%
Switzerland	8%	1%	6%	9%	7%
Other foreign countries	8%	17%	14%	33%	20%

The following table presents the geographic breakdown of Discovery Partners’ long-lived assets, from continuing operations, for the following periods:

	As of December 31,		As of March 31, 2006
	2005	2004
United States	63%	79%	63%
Foreign Countries	37%	21%	37%

Discovery Partners’ total backlog as of April 1, 2006 was approximately $24.7 million. Discovery Partners expects to realize approximately 52% of its total current backlog by December 31, 2006.

Backlog measures are not defined by generally accepted accounting principles and Discovery Partners’ measurement of backlog may vary from that used by others. While Discovery Partners believes that long-term backlog trends serve as a useful metric for assessing the growth prospects for its business, backlog is not a guarantee of future revenues and provides no information about the timing on which future revenue may be recorded.

Agreement with Pfizer

In February 2004, Discovery Partners entered into a broadened collaboration agreement with Pfizer that replaced its prior collaboration with Pfizer that Discovery Partners entered into in December 2001. Under this agreement, Discovery Partners collaborated with Pfizer to design and develop compounds that are owned by and exclusive to Pfizer. Discovery Partners manufactured and purified the compounds to high purity standards using, among other methods, its proprietary ARW purification technology. The agreement expired by its terms on January 6, 2006.

Agreement with The National Institutes of Health

Effective August 20, 2004, Discovery Partners entered into a multi-year contract with the NIH to establish and maintain a Small Molecule Repository to manage and provide up to one million chemical compounds to multiple NIH Screening Centers as part of the NIH Roadmap Initiative. The estimated funding available to Discovery Partners under this contract for the base period (August 2004 through December 2008) is approximately $24 million, assuming the contract continues for its full term. The agreement expires by its terms on November 30, 2008, but may be renewed through two extensions by the NIH up to November 30, 2013. It is uncertain at this time whether the NIH will renew this agreement or whether Discovery Partners will be successful in entering into new agreements with this customer. This contract is funded in its entirety by the NIH and Department of Health and Human Services. Payment to Discovery Partners for performance under this contract is subject to audit by the Defense Contract Audit Agency and is subject to government funding. Costs incurred that are billable to the NIH under this contract include indirect costs that are based on provisional rates estimated by management at the time Discovery Partners submitted its proposal. Actual indirect costs may be greater or lower than its provisional rates. Negotiation for recovery of higher costs with the government may not be successful and any costs billed to the government in excess of actual costs may be required to be reimbursed to the NIH.

Intellectual Property

Discovery Partners pursues patents, copyrights and trademarks and otherwise endeavors to protect its technology, inventions and improvements that are commercially important to the development of its business. Discovery Partners also relies upon trade secrets and proprietary know-how that may be important to the development of its business.

Discovery Partners’ success will depend in large part on its ability to:

•	obtain and maintain patent and other proprietary protection for the technology, inventions and improvements Discovery Partners considers important to its business;

•	defend its patents;

•	preserve the confidentiality of its trade secrets; and

•	operate without infringing the patents and proprietary rights of third parties.

Discovery Partners has implemented a patent strategy designed to maximize its intellectual property rights. Discovery Partners is pursuing patent coverage in the United States and those foreign countries that are home to the majority of its anticipated customer base. Discovery Partners currently owns 4 issued patents in the United States.

Discovery Partners’ United States patents generally have a term of 20 years from the application filing date or earlier claimed priority. Discovery Partners’ foreign patents generally have a term of 20 years from the date of filing of the patent application. Because the time from filing to issuance of patent applications is often several years, this process may result in a shortened period of patent protection, which may adversely affect its ability to exclude competitors from its markets. Discovery Partners’ issued United States patents have expiration dates ranging from 2014 through 2017. Discovery Partners’ success will depend to a significant degree upon its ability to develop proprietary products and technologies and to obtain patents having claims that cover such products and technologies. Discovery Partners intends to continue to file patent applications covering any newly developed products and technologies.

Patents provide some degree of protection for Discovery Partners’ proprietary technology. However, the pursuit and assertion of patent rights, particularly in areas like pharmaceuticals and biopharmaceuticals, involve complex determinations and, therefore, are characterized by some uncertainty. In addition, the laws governing patentability and the scope of patent coverage continue to evolve, particularly in the area of biopharmaceuticals, and due to the time between the filing and granting of a patent application, Discovery Partners may be infringing upon the patent rights of a third party without any knowledge of the patent. As a result, patents might not issue from any of Discovery Partners’ patent applications or from applications licensed to Discovery Partners. The scope of any of Discovery Partners’ issued patents may not be sufficiently broad to offer meaningful protection. In addition, Discovery Partners’ issued patents or patents licensed to Discovery Partners may be successfully challenged, invalidated, circumvented or rendered unenforceable so that Discovery Partners’ patent rights might not create an effective competitive barrier. Moreover, the laws of some foreign countries may not protect Discovery Partners’ proprietary rights to the same extent as do the laws of the United States. Any patents issued to Discovery Partners or its collaborators may not provide a legal basis for establishing an exclusive market for its products or services or provide Discovery Partners with any competitive advantages. In addition, patents issued to Discovery Partners or its collaborators may not ensure that the patents of others will not have an adverse effect on its ability to do business or to continue to use its technologies freely. In view of these factors, Discovery Partners’ intellectual property positions bear some degree of uncertainty.

Discovery Partners also relies in part on trade secret protection for certain of its technologies and proprietary know-how. The source code for its proprietary software is protected both as a trade secret and as copyrighted works. Discovery Partners attempts to protect its trade secrets by entering into confidentiality agreements with third parties, employees and consultants. Discovery Partners’ employees also sign agreements requiring that they assign to Discovery Partners their interests in inventions and original expressions and any corresponding patents and copyrights arising from their work for Discovery Partners. However, it is possible that these agreements may be breached, invalidated or rendered unenforceable, and if so, there may not be an adequate corrective remedy available. Despite the measures Discovery Partners has taken to protect its intellectual property, parties to its agreements may breach the confidentiality provisions in its contracts or infringe or misappropriate its patents, copyrights, trademarks, trade secrets and other proprietary rights. In addition, third parties may independently discover or invent competing technologies or reverse engineer its trade secrets or other technology.

Third parties may file claims asserting that Discovery Partners’ technologies or products infringe upon their intellectual property. Discovery Partners cannot predict whether third parties will assert such claims against Discovery Partners or its licensees or against the licensors of technology licensed to Discovery Partners, or whether those claims will harm its business. If Discovery Partners is forced to defend against such claims, whether they are with or without merit, and whether they are resolved in its favor or against Discovery Partners, its licensees or its licensors, Discovery Partners will incur significant expenses and experience diversion of management’s attention and resources. As a result of any disputes over intellectual property, Discovery Partners may have to develop at a substantial cost non-infringing technology or enter into costly licensing agreements. These agreements, if necessary, may be unavailable on terms acceptable to Discovery Partners, or at all, which could seriously harm its business or financial condition.

Competition

Discovery Partners competes with companies in the United States and abroad that engage in the provision of drug discovery technology and services to the pharmaceutical and biotechnology industry. These competitors include companies engaged in the following areas of drug discovery:

•	Assay development and screening;

•	Synthetic compound libraries and lead optimization;

•	Natural products libraries and chemistry;

•	Informatics; and

•	Gene expression profiling.

Discovery Partners faces competition based on a number of factors, including size, relative expertise and sophistication, speed and costs of identifying and optimizing potential lead compounds and of developing and optimizing chemical processes. Discovery Partners competes with the research departments of pharmaceutical companies, biopharmaceutical companies, combinatorial chemistry companies, contract research companies, contract drug manufacturing companies and research and academic institutions. Many of these competitors have greater financial and other resources and more experience in research and development than Discovery Partners has. Smaller companies may also prove to be significant competitors, particularly through arrangements with large corporate collaborators.

Historically, pharmaceutical companies have maintained close control over their research and development activities, including the synthesis, screening and optimization of chemical compounds and the development of chemical processes. Many of these companies, which represent a significant potential market for Discovery Partners’ products and services, are developing or already possess in-house technologies and services offered by Discovery Partners. Academic institutions, governmental agencies and other research organizations are also conducting research in areas in which Discovery Partners provide services either on its own or through collaborative efforts.

Discovery Partners has faced and anticipates that it will continue to face increased competition as new companies enter the market and advanced technologies become available. Discovery Partners’ services and expertise may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of its competitors. The existing approaches of Discovery Partners’ competitors or new approaches or technologies developed by Discovery Partners’ competitors may be more effective than those developed by Discovery Partners. Discovery Partners cannot assure that its competitors will not develop more effective or more affordable technologies or services, thus rendering its technologies and/or services obsolete, uncompetitive or uneconomical. For example, advances in informatics and virtual screening may render some of its technologies, such as its large compound libraries, obsolete.

In addition, due to improvements in global communications, combined with the supply of lower cost PhD level scientific talent, Discovery Partners has recognized the significant effects of the real and direct price-based competition for its chemistry, computational chemistry, and high-throughput screening services from low-cost offshore locations such as China, India and Eastern Europe. New guarantees of protection of intellectual property in these locations has offered the necessary assurances to the biotech and pharmaceutical industry so that the decision to outsource basic drug discovery offshore has become driven by low price. This shift has resulted in the loss of its ability to consummate synthetic chemistry library contracts, the principal basis of Discovery Partners’ business in preceding years. Discovery Partners also believes that offshore pricing pressure on biology services, similar to that already noted in chemistry services, has and will continue to force Discovery Partners to reduce its reliance on fee-for-service work as the primary basis of its business.

Government Regulation

Discovery Partners is subject to various federal, state and local laws and regulations relating to the protection of the environment. In the course of its business, Discovery Partners handles, stores and disposes of chemicals. The laws and regulations applicable to its operations include provisions that regulate the discharge of materials into the environment. Usually these environmental laws and regulations impose strict liability, rendering a person liable without regard to negligence or fault on the part of such person. Such environmental laws and regulations may expose Discovery Partners to liability for the conduct of, or conditions caused by, others. Discovery Partners has not been required to expend material amounts in connection with its efforts to comply with environmental requirements, and Discovery Partners does not believe compliance with such requirements will have a material adverse effect upon its capital expenditures, results of operations or competitive position. Because the requirements imposed by these laws and regulations frequently change, Discovery Partners is unable to predict the cost of compliance with these requirements in the future, or the effect of these laws on its capital expenditures, results of operations or competitive position.

Employees

As of April 30, 2006, Discovery Partners had 119 full-time employees worldwide. None of its employees are covered by a collective bargaining agreement. Discovery Partners believes its relationship with its employees is generally satisfactory.

Properties

Discovery Partners believes that its currently leased and occupied facilities are generally well maintained, in good operating condition and are sufficient to meet its needs for the near term.

Leased Properties Locations	Square Feet	Use	Lease Expiration Dates
San Diego, California	34,500	Corporate headquarters Marketing and Laboratory	August 31, 2008
South San Francisco, California	52,200	Laboratory and Office	November 30, 2008
Heidelberg, Germany	22,800	Laboratory and Office	June 12, 2013
Basel, Switzerland	20,000	Laboratory and Office	January 31, 2008
Tokyo, Japan	140	Office	November 9, 2006

In March 2006, Discovery Partners vacated approximately 70% of its South San Francisco facility in connection with its restructuring efforts announced in November 2005. Although Discovery Partners continues to lease all of the property in South San Francisco, it is currently seeking to sublease the unoccupied space.

Web Site Access to SEC Filings

Discovery Partners maintains an Internet website at www.discoverypartners.com. Discovery Partners makes available free of charge on its Internet website its Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after Discovery Partners electronically files such material with, or furnishes it to, the SEC. The public may also read and copy any materials that Discovery Partners files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

INFINITY’S BUSINESS

Overview

Infinity’s mission is to discover, develop, and deliver to patients first-in-class or best-in-class medicines for the treatment of cancer and related conditions. Infinity has built a pipeline of innovative product candidates for multiple cancer indications, all of which represent proprietary applications of Infinity’s expertise in small molecule drug technologies. All of Infinity’s product candidates were discovered in-house by its scientists. Infinity believes that its proprietary small molecule technologies, team of highly experienced management and scientists, and its corporate culture form the basis of its long-term competitive advantage. Infinity’s lead product candidate is in two Phase I clinical trials and its second most advanced product candidate is scheduled to enter the clinic by early 2007.

Infinity’s lead product candidate, IPI-504, is currently being studied in two Phase I clinical trials. Both trials are disease-focused and are targeting cancers that are refractory, or resistant, to other treatments. The first clinical trial is evaluating IPI-504 in patients who have multiple myeloma, a type of blood cancer; the second is evaluating the compound in patients who have gastrointestinal stromal tumors. Infinity currently expects Phase II clinical trials of IPI-504 to begin by early 2007. IPI-504 is being developed as an inhibitor of heat shock protein 90, referred to as Hsp90. Hsp90 is known to stabilize proteins expressed by cancer-causing genes, known as oncogenes, that are critical to cancer cell proliferation and survival. Stabilization of these proteins allows cancer cells to evade apoptosis, the body’s normal mechanism of programmed cell death in which cells “commit suicide” when their continued existence might otherwise be harmful to the organism. IPI-504 has demonstrated activity in a wide variety of preclinical models of hematologic and solid tumors. Infinity believes that its small molecule technologies and expertise have resulted in a drug candidate with the potential to be a best-in-class Hsp90 inhibitor.

Infinity’s next most advanced product candidate, IPI-609, is being evaluated in preclinical studies, and Infinity currently expects to initiate Phase I clinical trials by early 2007. The compound is directed against the Hedgehog signaling pathway which has been implicated in many aggressive cancers, including certain cancers of the pancreas, prostate, lung, breast, and brain. Normally, the Hedgehog pathway regulates tissue and organ formation during embryonic development. However, when abnormally activated during adulthood, the Hedgehog signaling pathway is believed to play a central role in allowing the proliferation and survival of certain cancer-causing cells. Infinity believes the application of its chemistry expertise has resulted in a drug candidate that has the potential to be a first-in-class systemic inhibitor of the Hedgehog pathway, actively interfering with its deleterious effects.

The goal of Infinity’s third program, which is in the discovery stage of research, and is being undertaken in collaboration with Novartis, is to identify inhibitors of the Bcl-2/Bcl-xL family of proteins. Bcl-2 and its related protein Bcl-xL act as “brakes” on programmed cell death and are key regulators of apoptosis. Many cancers have higher than normal levels of Bcl-2 and Bcl-xL. This allows them to evade apoptosis and, for example, become resistant to chemotherapy. Infinity is seeking to develop compounds that target Bcl-2/Bcl-xL to inhibit its protective effect on cancer cells for the treatment of a broad range of cancers. Infinity also has several other development programs in the discovery research stage that target cancer, hyperproliferative disorders, and related conditions.

Infinity’s expertise in synthetic and natural products chemistry has resulted in the development of insights which it believes have the potential to aid in the rapid design of new drugs and the creation of a novel and sustainable drug discovery capability. For example, Infinity’s proprietary chemistry technology, which it refers to as diversity oriented synthesis, consists of collections of novel, diverse, natural product-like synthetic compounds for drug discovery. Infinity believes these collections enable it to discover novel drugs directed to biological targets that have not been amenable to traditional chemistries.

Infinity has entered into three technology access alliances relating to its diversity oriented synthesis technologies that have provided it with over $60 million of up-front license fees, equity payments and other near-term committed revenues and, with respect to one such alliance, potential milestone and royalty payments upon successful commercial development of select products resulting from such alliance. Pursuant to these alliances, Novartis Pharmaceuticals International, Ltd., Amgen, Inc. and Johnson & Johnson Pharmaceutical Research & Development, a division of Janssen Pharmaceutica N.V., have been granted non-exclusive rights to use subsets of Infinity’s collection of diversity oriented synthesis compounds in their own internal drug discovery programs.

Infinity has also entered into an alliance with Novartis Institutes for BioMedical Research to discover, develop and commercialize drugs targeting the family of Bcl-2 proteins. Under the terms of the agreement, Novartis has paid Infinity $20.0 million in up-front license fees and equity payments and has committed research funding of approximately $10.0 million over the initial two-year research term. Assuming the strategic alliance continues for its full term and specified research, development and commercialization milestones are achieved for multiple products for multiple indications, total payments to Infinity could exceed $400.0 million. In addition, Infinity is entitled to receive royalties upon successful commercialization of any products developed in the alliance. The two companies will conduct joint research to identify molecules for clinical development and, thereafter, Infinity may, under specified conditions, participate in clinical development, which will be led and paid for by Novartis worldwide. Upon commercialization, Infinity has an option to co-detail Bcl inhibitor products in the United States, with Infinity’s detailing costs to be reimbursed by Novartis.

Business Strategy

Infinity’s mission is to discover, develop and deliver to patients important new medicines for the treatment of cancer and related conditions. Infinity intends to achieve this goal by executing on a strategy to:

Focus Infinity’s efforts on cancer and related conditions. Infinity has focused the majority of its efforts in the field of cancer, referred to as oncology, because Infinity expects this focus will enable it to develop and build expertise and critical mass. Furthermore, Infinity has chosen to strategically focus its efforts in oncology for scientific, regulatory and commercial reasons.

•	Scientific. Infinity believes that focusing on cancer provides it with an opportunity to pursue drug targets where a strong scientific rationale for their potential in treating disease exists but where drugs that block these targets have not yet been approved. In the last decade, advances in the basic molecular understanding of the pathways that drive the development of a cancer cell and protect it from apoptosis have grown. Many of the field’s most important drug targets have only recently been discovered and new approaches to drug development continue to evolve. However, many of the most scientifically compelling drug targets that have emerged in the past decade have proven difficult to disrupt with conventional chemical and biological drug development approaches. In some cases, this is because the targets operate through protein-protein interactions which have a tight binding affinity and large binding area rendering the targets less amenable to disruption with conventional small molecule drug approaches. Infinity believes that its proprietary small molecule technologies and the depth, breadth and experience of its scientific team provide a competitive advantage for it in overcoming the hurdles of cancer drug development.

•	Regulatory. Because of the high morbidity caused by existing drugs and the life-threatening nature of cancer, in general the regulatory hurdles for both development and commercialization of drugs in the field of cancer are less stringent relative to chronic care diseases. Furthermore, unlike traditional clinical development, the development of cancer drugs often begins with Phase I clinical trials in patients as opposed to healthy volunteers, providing the opportunity for earlier detection of biologic activity. Moreover, under U.S. Food and Drug Administration, or FDA, regulations and guidelines the opportunity exists under certain circumstances to bring drugs to market quickly under FastTrack designation, accelerated approval and priority review. For additional information regarding these FDA programs, see “Government Regulation – FDA Requirements for New Drug Compounds” in this section.

•	Commercial. Infinity believes that the large unmet medical need in oncology remains a significant market opportunity. Recently approved oncology drugs have experienced significant sales growth despite addressing a relatively small proportion of the cancer patient population. The American Cancer Society estimates that there will be approximately 1.4 million newly diagnosed cases of cancer in the U.S. in 2006 and that over half a million people in the U.S. will die of cancer in 2006.

Pursue drug targets that are well-credentialed, but not well-trodden. Infinity selects drug targets that serve important unmet medical needs in cancer treatment that are supported by strong science and clearly defined clinical development paths. Infinity selects drug targets that, despite their high level of scientific validation, or credentialing, have not been adequately served by existing chemistries and generally do not have marketed drugs or late stage clinical product candidates directed against them. This enables Infinity the opportunity to develop either a first-in-class or best-in-class medicine. For example, it has now been well established in the scientific literature that a variety of cancer cells are highly dependent on Hsp90 to maintain proper functioning of key cancer proteins such as Bcr-Abl, c-Kit, and EGFR. Each of these proteins is a well validated oncology target for the treatment of chronic myelogenous leukemia, gastrointestinal stromal tumors and non-small cell lung cancer, respectively. However, despite Hsp90’s high level of scientific validation as a drug target, Infinity believes that competitive drug candidates that target Hsp90 are lacking in certain desirable pharmaceutical properties. Furthermore Infinity does not believe there are any drugs targeting Hsp90 in Phase III clinical trials for the treatment of cancer or on the market.

Leverage Infinity’s small molecule technologies against these targets to discover novel drugs not otherwise available through traditional chemistries. Infinity is seeking to use its expertise in synthetic chemistry, natural products chemistry and diversity oriented synthesis to discover novel drugs in areas underserved by traditional small molecule chemistries. Infinity’s strength in synthetic and natural products chemistry has resulted in the development of insights which it believes have the potential to aid in the rapid design of new drugs and the creation of a novel and sustainable drug discovery capability. For example, Infinity’s proprietary, diversity oriented synthesis platform is a system to create collections of innovative, diverse and natural product-like compounds for drug discovery. These collections are intended to enable Infinity to discover novel drugs directed to biological targets that are not amenable to inhibition with traditional chemistries. For example, Bcl-2 and the related protein Bcl-xL are well described in the cancer literature for their ability to allow cancer cells which might otherwise be harmful to the organism, to become resistant to chemotherapy and ignore the signals that they should commit suicide. However, despite extensive efforts over the last decade by many companies, the pharmaceutical industry has been unsuccessful in developing drugs that block the effects of Bcl-2 and Bcl-xL proteins in cancer. Infinity applied its diversity oriented synthesis small molecule technology to this target family and has identified compounds which it believes to be both selective and potent. Infinity has also applied insights derived from its expertise in natural products and synthetic chemistry to discover its lead product candidates, IPI-504 and IPI-609.

Develop drugs with a focus on the fastest path to product approval, while in parallel pursuing the broadest market opportunities. Infinity’s clinical development strategy is designed to maximize the path to value creation for an emerging company. Recognizing the importance of both early clinical proof of concept and the value of a marketed product, Infinity intends to focus first on the fastest path to product approval. In parallel, Infinity also focuses on broader market expansion opportunities. This means that Infinity prioritizes the scientific validation, clinical feasibility and level of medical need in its decision process. Whenever possible, Infinity seeks to incorporate the use of surrogate markers in its clinical trials to observe early biological activity. The decision to focus in oncology may afford Infinity, in some cases, the potential strategic opportunity for accelerated FDA approval, FastTrack Designation, and/or priority review.

Establish strategic alliances to accelerate and maximize the potential of Infinity’s products while preserving significant commercial rights. Infinity believes that its long-term value will be driven by the medicines it creates. Infinity’s strategy includes seeking to reach key points of value recognition in its programs before entering into strategic alliances. Infinity believes that in this way significant commercial value in the products can be retained while obtaining strategic assistance to accelerate and maximize the overall potential of its programs. To date, Infinity has entered into one such product development alliance relating to its Bcl program with Novartis. Infinity’s strategic alliance strategy also includes entering into alliances that provide shared access to technologies that can maximize its discovery platform for Infinity’s internal product development programs as well as provide significant funding for its product development programs. To date, Infinity has entered into three such technology access alliances with Amgen, Johnson & Johnson and Novartis. Infinity intends to pursue other strategic alliances as appropriate.

Attract, retain, and develop world-leading scientists, clinicians, and business people. Infinity believes that its people and the culture in which they operate are key to its competitive advantage. Embracing a culture of citizen-ownership in which its employees work as a community with the objective of bringing important new medicines to patients, Infinity aspires to empower each individual to think innovatively and achieve his or her fullest potential. Of the approximately 100 employees in the company, approximately half have Ph.D. or M.D. degrees, and over 60 percent of Infinity’s employees have advanced degrees. Leaders within the company have an extensive track record of participation in discovering, developing and commercializing first-in-class and best-in-class medicines. Prior to joining Infinity, key leaders of Infinity have been directly involved in the discovery and development of first- and best-in-class new medicines such as Viramune®, Velcade® and Risperdal Consta®. Infinity leverages its internal scientific expertise by actively engaging external scientific advisors to participate in project team meetings, departmental meetings and formal scientific reviews. Infinity also reaches out extensively to academic thought leaders to establish collaborations that help extend the reach of its research efforts.

Product Development Programs

Infinity focuses its product development efforts in the treatment of cancer and related conditions. Within the field of cancer, Infinity is concentrating its efforts in the following areas:

•	Protein regulation;

•	Altered signaling; and

•	Restoration of apoptosis.

Infinity’s current product development programs are illustrated in the following chart:

In the forgoing table, lead optimization means that molecules selected out of a screening process are being optimized based on potency and specificity against the drug target as well as for pharmaceutical properties such as solubility, metabolism and absorption. Preclinical development means that the product candidate is undergoing IND-enabling studies, including animal toxicology studies performed under good laboratory practices suitable for inclusion in an IND filing. Phase I means an investigational new drug application, or IND, has been filed with the FDA and that the product candidate is in clinical trials to evaluate its safety and tolerability. Phase II means that the product candidate is in clinical trials for determination of its efficacy in a defined patient population. In some cases, Phase II clinical trials can serve as the basis for accelerated approval. Phase III typically means the product candidate is in additional clinical trials for safety and efficacy in an expanded population.

Infinity is developing its lead product candidate, IPI-504, for the treatment of refractory multiple myeloma and gastrointestinal stromal tumors and intends to conduct additional clinical trials of IPI-504 in additional cancers. Infinity is also developing IPI-609, a preclinical compound that is directed against the Hedgehog signaling pathway that is implicated in certain cancers, and is seeking to advance its Bcl inhibitor program, which is currently in lead optimization in collaboration with Novartis. In addition, Infinity has other discovery stage candidates for the treatment of cancer, hyperproliferative disorders and related conditions. In particular, Infinity expects to:

•	complete its Phase I clinical trials of IPI-504 for multiple myeloma and gastrointestinal stromal tumors in 2006 and, if supported by favorable data from the Phase I clinical trials, initiate Phase II clinical trials by early 2007;

•	initiate Phase I clinical trials of IPI-609 by early 2007; and

•	advance Infinity’s discovery stage research of Bcl inhibitors and seek to begin preclinical development of one or more Bcl drug candidates in 2007.

In addition to the above programs, Infinity has efforts directed to a number of additional biological targets to support its preclinical pipeline.

Protein Regulation/IPI-504

Hsp90 is an emerging therapeutic target of interest for the treatment of cancer. Proteins are the mainstay of structural and signaling elements of all cells. Hsp90 functions to stabilize and maintain the equilibrium of proteins in the cancer cell, thereby allowing a cancer cell to survive and proliferate despite an abundance of misfolded and unstable proteins. Infinity believes that inhibition of Hsp90 has broad therapeutic potential for the treatment of patients with solid tumors and hematologic cancers, including cancers that are resistant to other drugs. Significant advances in the treatment of cancers over the last decade have come from drugs designed to inhibit specific molecular targets, such as Gleevec® for the treatment of chronic myelogenous leukemia and Tarceva® for the treatment of lung and pancreatic cancers. However, over time, these diseases have been shown to become resistant to even these newer drugs. This happens because the targets of these drugs develop mutations or subtly change in structure so that the drug no longer inhibits the target as effectively. This results in the cancer’s ability to evade the effect of these targeted therapies. While this is an effective means for the cancer cell to survive, these mutated proteins are less stable and, thus, even more dependent on Hsp90’s function for survival. Inhibiting the restorative function of Hsp90 prevents these proteins from working properly and forces the cell into programmed cell death, or apoptosis.

IPI-504 is a novel agent that has been demonstrated in preclinical studies to potently and selectively inhibit Hsp90, thereby killing cancer cells. In these preclinical studies, IPI-504 has demonstrated a broad potential to treat cancer as both a single agent as well as in combination with existing anti-cancer drugs. In addition, IPI-504 preferentially targets and accumulates in tumor tissues, sparing healthy tissues. IPI-504 is currently delivered in an intravenous, water-based formulation. Infinity believes that its superior formulation and pharmacologic properties give IPI-504 an advantage in inhibiting the restorative functions of Hsp90 in cancer cells.

Infinity is currently conducting two Phase I clinical trials with intravenous formulations of IPI-504. In July 2005, Infinity initiated the first of these two Phase I clinical trials in refractory multiple myeloma. The existing first and second line therapies for multiple myeloma, while generally delaying progression of the disease, are effective for a limited period such that virtually all multiple myeloma patients ultimately relapse. As such, there is significant potential for additional treatments. Most of the patients in this Phase I clinical trial have undergone multiple rounds of prior therapies. The scientific rationale for selecting multiple myeloma as a disease indication is supported by the role of Hsp90 in maintaining the equilibrium of proteins in the cancer cell. The myeloma cell is a malignant, or cancerous, plasma B cell that is particularly sensitive to aberrations in protein maintenance. In this clinical trial, Infinity is evaluating the safety, tolerability, and evidence of biologic activity, such as reduction in M protein, a marker of disease burden, of IPI-504 in approximately 40 to 50 patients who have been diagnosed with multiple myeloma and meet the general eligibility criteria for this study. This clinical trial incorporates a dose escalation to identify the maximum tolerated dose of the drug when the drug is administered on days 1, 4, 8, and 11 of a 21-day cycle. The principal investigators for this clinical trial are Dr. Paul Richardson of the Dana Farber Cancer Institute, Dr. Sundar Jagganath of St. Vincent’s Comprehensive Cancer Center and Dr. David Siegel of Hackensack University Medical Center.

In December 2005, Infinity initiated a second Phase I clinical trial in refractory gastrointestinal stromal tumors, or GIST. Infinity believes that the scientific rationale for seeking to treat GIST with IPI-504 is clearly defined. In the majority of cases, GIST is caused by a mutation in a protein called c-Kit that renders it oncogenic. Gleevec, an approved and effective agent for the treatment of GIST, works by blocking the active site of oncogenic c-Kit. Over time however, GIST tumors develop additional mutations in oncogenic c-Kit that allow them to become resistant to the effects of Gleevec. Eventually most patients develop resistance to Gleevec via this mechanism. Hsp90 controls the stability of both oncogenic c-Kit as well as drug-resistant oncogenic c-Kit. Furthermore, Gleevec-resistant oncogenic c-Kit is a less stable protein and, thus, is even more dependent on Hsp90 for its pro-cancerous functions, thus providing a strong rationale for inhibiting Hsp90 in this resistant population. In this clinical trial, Infinity is evaluating safety, tolerability, and evidence of biologic activity, such as a reduction in positron emission tomography, or PET, signals, of IPI-504 in approximately 40 to 60 patients who have been diagnosed with GIST and meet the general eligibility criteria for this trial. Infinity is obtaining pre-treatment and post-treatment images to monitor potential disease response to treatment. PET is one particular type of image that is being taken which measures the metabolic activity of tumor tissue. PET response has previously been demonstrated to be an early indicator of survival benefit. As in the multiple myeloma clinical trial, the GIST trial also incorporates a dose escalation to identify the maximum tolerated dose of IPI-504 when the drug is administered on days 1, 4, 8, and 11 of a 21-day cycle. The principal investigator for this clinical trial is Dr. George Demetri of the Dana Farber Cancer Institute.

The GIST trial is representative of a class of clinical trials that may demonstrate the broad utility of IPI-504 both as a single agent as well as in combination with targeted therapies. As cancer targets mutate and become drug-resistant, many become more dependent on Hsp90 for their continued pro-cancerous functions. Infinity’s GIST trial is focused on patients who have relapsed on Gleevec or are otherwise intolerant of Gleevec. Infinity believes this strategy addresses the highest unmet medical need in GIST and provides a potentially rapid path to product approval should proof of concept be obtained in the Phase I clinical trial and subsequently confirmed in larger trials. Subsequent to the development of IPI-504 as a single agent in GIST, Infinity believes that a strong rationale may exist for combining IPI-504 with Gleevec or the drug Sutent® also directed to oncogenic c-Kit to prolong the duration of effective treatment before disease progression.

Infinity is planning to conduct additional clinical trials in diseases with a similar rationale and profile as GIST. These include Gleevec-resistant chronic myelogenous leukemia, Tarceva-resistant non-small cell lung cancer, and chronic lymphocytic leukemia. Infinity plans to initiate small, focused clinical trials in these patient populations to demonstrate proof of concept for IPI-504 in these diseases by early 2007.

Assuming favorable results from the Phase I multiple myeloma and GIST trials, Infinity currently intends to initiate Phase II clinical trials of IPI-504 in each of these indications by early 2007. Phase II clinical trials sufficient for accelerated approval with Gleevec, Sutent, and Velcade® in these indications involved between 150 and 500 subjects and provide a useful reference point for the number of patients Infinity would expect to enroll in a clinical trial designed for accelerated approval, should Infinity choose to do so.

In parallel with the development of the intravenous formulation of IPI-504, Infinity has identified formulations of IPI-504 that provide high oral bioavailability in animals and Infinity is pursuing the research and development of an oral formulation of IPI-504.

Infinity maintains full commercial rights to the IPI-504 program.

Altered Signaling/IPI-609

The Hedgehog cell signaling pathway is normally active during embryonic development in regulating tissue and organ formation. However, aberrant activation of the Hedgehog pathway in adults has been implicated in many of the most deadly cancers, including pancreatic cancer, prostate cancer, small cell lung cancer, breast cancer and certain brain cancers such as glioma. The activation of this pathway is necessary for many of these cancers to proliferate and survive. Furthermore, in addition to the role that the Hedgehog pathway plays in enabling the survival and proliferation of cancer cells, recent evidence also points to an important potential role for the Hedgehog pathway in the maintenance of cancer stem cells. Cancer stem cells are believed to be the progenitor cells that allow tumors to survive despite treatment with conventional chemotherapeutic agents.

Infinity’s most advanced drug candidate directed to the Hedgehog cell signaling pathway is IPI-609, a novel, proprietary systemically-administered agent that has been demonstrated in preclinical studies to potently and selectively inhibit the Hedgehog pathway. IPI-609 has demonstrated efficacy in multiple preclinical animal models of cancer, including pancreatic, prostate, and ovarian cancers. Furthermore, Infinity has preliminary evidence that IPI-609 is affecting the cancer stem cells, a sub-population that may be the cancer cells responsible for resistance to chemotherapeutic drugs and the spread, or metastasis, of such cancer.

Infinity initiated preclinical, IND-enabling development studies of IPI-609 in late 2005 and expects to initiate Phase I clinical trials by early 2007. Infinity’s clinical development strategy for IPI-609 is consistent with identifying the fastest path to product approval while in parallel developing market expansion opportunities. Assuming the FDA accepts Infinity’s IND, Infinity intends to initiate a Phase I clinical trial in patient populations where there is a scientific rationale for treatment. If commenced, the goal of these studies will be to characterize the safety and pharmacokinetic properties of IPI-609 in a relevant patient population. The Phase I clinical trial would likely include multiple protocols for patients with pancreatic cancer, prostate cancer, breast cancer, small cell lung cancer and others. In pancreatic cancer, Infinity is working with Dr. Manuel Hidalgo of Johns Hopkins University; and in small cell lung cancer, with Dr. Charles Rudin, also of Johns Hopkins University.

Pancreatic and small cell lung cancers represent significant unmet medical needs and market potential. In each area, median survival is six to nine months in metastatic disease. In addition to highlighting the need for new treatments, Infinity believes that the effectiveness of a new agent could potentially be demonstrated in a relatively short period of time as a result of the high acuity and aggressive debilitation associated with these diseases. In each of these diseases, there is a standard of care that provides a clear reference point for Infinity’s clinical trials.

Assuming the successful filing and acceptance of an IND, the satisfactory completion of a Phase I clinical trial, and the concomitant establishment of a recommended Phase II dose, Infinity plans to further develop IPI-609 as a treatment for a variety of additional indications, including metastatic prostate cancer, metastatic breast cancer, ovarian cancer, glioma and medulloblastoma. In particular, medulloblastoma in pediatric populations is characterized by a genetic lesion in the Hedgehog pathway and therefore is a potentially attractive candidate for treatment with IPI-609.

In parallel with the development of oral IPI-609, Infinity believes there is significant potential for the development of topical Hedgehog pathway antagonists. Strong scientific validation supports a potential role for

Hedgehog pathway activation in the promotion of basal cell carcinoma, the most prevalent cancer in the United States. Infinity has identified compounds that are highly suitable for topical formulations and has developed pilot formulations for further testing.

Infinity maintains full commercial rights to the IPI-609 program.

Restoration of Apoptosis/Bcl and XIAP Inhibitors

Cancers are characterized by having an unbalanced cell proliferation to cell death ratio, resulting in the net accumulation of cancer cells. The normal level of programmed cell death, or apoptosis, is frequently altered in cancers to affect this ratio which in turn enables cancers to survive when normal cells otherwise would not. The cell’s apoptosis pathway is a tightly regulated system of enzymes and inhibitors that serve as a check-and-balance system. Infinity has chosen to target different points in the apoptotic signaling pathway to attempt to restore the cell proliferation to cell death balance by inducing greater cancer cell apoptosis. These targets are Bcl-2 and its related protein Bcl-xL, and XIAP. These targets are involved in protein-protein interactions as their means of regulation. Protein-protein interactions have historically been difficult for traditional small molecules to disrupt. This is because the targets operate through protein-protein interactions which have a tight binding affinity and large binding area rendering the targets less amenable to disruption with conventional small molecule drug approaches. Infinity believes its diversity oriented synthesis platform has allowed Infinity to create molecules with greater three-dimensionality and that are more amenable to disrupting such protein-protein interactions.

Inhibitors of Bcl-2 and Bcl-xL. Bcl-2 and its related protein Bcl-xL act as “brakes” on programmed cell death and are key regulators of apoptosis. Many cancer cells have higher than normal levels of Bcl-2 and Bcl-xL. This allows them to evade apoptosis and, for example, become resistant to chemotherapy. Infinity is seeking to develop compounds that target Bcl-2/Bcl-xl to inhibit its protective effect on cancer cells for the treatment of a broad range of cancers. Inhibitors of Bcl-2 are expected to work as single agents to treat B cell malignancies such as follicular lymphoma, chronic lymphocytic leukemia, and diffuse large B cell lymphomas. In addition, inhibitors of Bcl-2 may be administered in combination with chemotherapy and radiation therapy to sensitize a broad range of solid tumors to these treatments.

Although Bcl-2 and Bcl-xL inhibitors have been a significant focus of research and development in the pharmaceutical industry, Bcl-2 and Bcl-xL have largely eluded traditional small molecule chemistries. However, Infinity has successfully developed several different chemical structures derived from its diversity oriented synthesis small molecule libraries that selectively target Bcl-2, inhibiting and disrupting its interactions with other proteins. In biochemical experiments, Infinity’s most potent Bcl-2 selective compounds disrupt the interaction of Bcl-2 with its partner proteins at very low, sub-nanomolar, concentrations consistent with the need for a molecule that has a very tight binding affinity to displace the protein-protein interaction. In cellular experiments, Infinity’s Bcl-2 inhibitors kill pancreatic cancer cells that are chemo-resistant and have also demonstrated activity against Bcl-2 dependent B cell lymphomas.

Infinity has also developed dual inhibitors that target both Bcl-2 and the related family member Bcl-xL. Infinity’s most advanced series targets both proteins at very low, nanomolar, concentrations of compounds. The advantage of targeting both proteins is to target cancers that are dependent on both Bcl-2 and Bcl-xL. These programs are in lead optimization.

In February 2006, Infinity entered into a collaboration agreement with Novartis to discover, develop and commercialize drugs targeting Bcl protein family members for the treatment of a broad range of cancer indications. Under the terms of the agreement, Infinity has granted to Novartis an exclusive, worldwide license to research, develop and commercialize pharmaceutical products that are based upon Infinity’s proprietary Bcl inhibitors. Pursuant to the collaboration, Infinity and Novartis are conducting joint research to identify molecules for clinical development. Novartis will have responsibility for clinical development and commercialization of any products based upon compounds discovered under the joint research program. However, Infinity may request to participate in clinical development and if such request is agreed upon by Novartis then Novartis will fund agreed-upon development costs incurred by Infinity. Infinity also has an option to co-detail Bcl inhibitor products in the U.S., with Infinity’s detailing costs to be reimbursed by Novartis.

Inhibitors of XIAP. XIAP is another key regulator of apoptosis. Infinity has identified compounds that are capable of disrupting the interaction of XIAP with caspase-3 protein. This triggers cancer cells to enter programmed cell death. These compounds are in early lead optimization.

Diversity Oriented Synthesis Technologies

Infinity’s expertise in synthetic and natural products chemistry has resulted in the development of skills that Infinity believes have the potential to enable the rapid design of new drugs and the creation of a novel and sustainable drug discovery platform. Infinity’s diversity oriented synthesis chemistry technology consists of methods to create collections of novel, diverse, natural product-like compounds for drug discovery. Using these novel compounds, Infinity is seeking to discover novel drugs directed to biological targets that have not been amenable to traditional chemistries.

Approximately 40% of current drugs on the market are made by or derived from nature. Known as natural or semi-synthetic products, these molecules have historically been a significant source of new compounds for drug discovery. Natural or semi-synthetic products are often characterized as having highly potent and specific biological activities and as being structurally complex. Notwithstanding their potency and selectivity, the complexity of these compounds result in significant challenges to medicinal and process chemists to alter and scale these compounds, respectively.

As a result of these practical challenges, the pharmaceutical industry shifted its emphasis away from natural and semi-synthetic products in the 1990’s and has relied more heavily on large libraries of small, synthetic compounds produced by combinatorial chemistry. Combinatorial chemistry refers to a technology for creating molecules in large quantities and testing them for desirable properties. These molecules feature low molecular weights, asymmetry and chemical compositions that are easy to replicate. However, despite a proliferation in the number of compounds readily available, the diversity of structures represented in such libraries has been limited. Hence there remains a need for compounds that better balance structural diversity with attractive medicinal and process chemistry properties.

Infinity has created a set of technologies that enable it to create compounds with both the diversity of natural products and the synthetic ease and efficiencies of combinatorial chemistry. Infinity’s diversity oriented synthesis chemistry technology enables Infinity to produce large libraries of structurally diverse and complex molecules for pharmaceutical screening. Infinity believes these libraries embody all of the advantages of natural products, such as diversity and structural complexity, without the historic difficulties of synthesis and replication. Furthermore, because these molecules are developed with new chemistries, the molecules that Infinity is making are novel and, therefore, have the potential to provide Infinity additional proprietary protection. In addition to the potential for intellectual property around the resulting drug candidates, Infinity holds as trade secrets the process of synthesizing these molecules and the compositions of the molecules used during drug discovery. Infinity believes this is an advantageous intellectual property strategy because it allows for protection of drug candidates without the patenting of entire chemical libraries which may create unnecessary prior art for future product discoveries while being of relatively little intrinsic value. Furthermore, Infinity believes that because it is difficult to replicate the expertise and the combination of skills necessary to produce these kinds of chemical libraries absent a written description, the most effective way to protect these technologies is through trade secret.

Through its diversity oriented synthesis technologies, Infinity has identified several compounds that selectively inhibit Bcl-2, Bcl-xL and XIAP proteins that regulate apoptosis. Infinity has also applied its expertise in synthetic chemistry and natural products to discover and develop IPI-504 and IPI-609 for the treatment of specified cancers.

Infinity has also entered into the following key technology access alliances relating to its diversity oriented synthesis technology:

•	In December 2003, Infinity entered into a technology access agreement with Amgen. Pursuant to the agreement, Infinity granted to Amgen a non-exclusive worldwide license to use certain Infinity small molecules for a specified period of time in its internal drug discovery activities.

•	In November 2004, Infinity entered into an agreement with Novartis to jointly design a collection of novel small molecules to be synthesized by Infinity using its diversity oriented synthesis chemical technology platform.

•	In December 2004, Infinity entered into a technology access agreement with Johnson & Johnson. Pursuant to the agreement, Infinity granted to Johnson & Johnson a non-exclusive worldwide license to use certain Infinity small molecules in its own drug discovery efforts.

Proprietary Rights and Licensing

Patent Applications

Infinity’s policy is to pursue patents, both those generated internally and those licensed from third parties, pursue trademarks, maintain trade secrets and use other means to protect its technology, inventions and improvements that are commercially important to the development of its business.

Infinity’s success will depend significantly on its ability to:

•	obtain and maintain patent and other proprietary protection for the technology, inventions and improvements it considers important to its business;

•	defend its patents;

•	preserve the confidentiality of its trade secrets; and

•	operate without infringing the patents and proprietary rights of third parties.

As of May 18, 2006, Infinity had a total of fifteen patent applications worldwide. Thirteen of these pertain to its key product development programs. These thirteen applications comprise nine pending U.S. patent applications, including provisional and non-provisional applications relating to its key programs, and four pending international patent applications relating to its key programs. Any patents that may issue from these applications would expire between 2024 and 2026.

Infinity has a license agreement with Nexus Biosystems, Inc., or Nexus Biosystems, pursuant to which Nexus Biosystems has granted to Infinity a non-exclusive, fully-paid up, perpetual worldwide license, without the right to sublicense, to certain patents and patent applications relating to radio frequency tagging to enable Infinity to use such technology to efficiently synthesize and characterize its diversity oriented synthesis small molecule libraries. The agreement will expire on the last to expire of the licensed patents and patent applications unless earlier terminated. Nexus Biosystems has the right to terminate the agreement upon a material breach of the agreement by Infinity that remains uncured for a period of 30 days after written notice, including a breach arising from Infinity’s use of the licensed rights beyond the scope of the license, and Infinity has the right to terminate the agreement upon a material breach by Nexus Biosystems that remains uncured for a period of 30 days after written notice. In the event of a termination of the license by Nexus Biosystems, Infinity’s license rights will terminate.

Trademarks, Trade Secrets and Other Proprietary Information

Infinity also currently owns several trademarks, including Infinity and Infinity Pharmaceuticals. These marks are covered by registrations or pending applications for registration in the U.S. Patent Office and in the patent and trademark offices of Japan and the European Union.

In addition, Infinity depends upon trade secrets, know-how and continuing technological improvements to develop and maintain its competitive position. To maintain the confidentiality of trade secrets and proprietary information, Infinity requires its employees, scientific advisors, consultants and collaborators, upon commencement of a relationship with it, to execute confidentiality agreements and, in the case of parties other than its research and development collaborators, to agree to assign their inventions to Infinity. These agreements are designed to protect Infinity’s proprietary information and to grant Infinity ownership of technologies that are developed in connection with their relationship with Infinity. These agreements may not, however, provide protection for Infinity’s trade secrets in the event of unauthorized disclosure of such information.

Research and Development

As of May 18, 2006, Infinity’s research and development group consisted of 83 employees, of whom over 50 percent hold Ph.D. or M.D. degrees and over 60 percent hold advanced degrees. Infinity’s research and development group is focusing on preclinical research, clinical trials, manufacturing technologies and services related to Infinity’s strategic alliances.

During the three months ended March 31, 2006 and the fiscal years ended December 31, 2003, 2004 and 2005, Infinity estimates that its total company-sponsored research and development expenses were $9.7 million, $24.4 million, $28.4 million and $31.5 million, respectively.

Strategic Alliances

Infinity believes that its long-term value will be driven by the medicines it creates. Infinity’s approach to strategic alliances reflects this philosophy. Infinity’s strategy includes seeking to reach key points of value recognition in its programs before entering into strategic alliances. Infinity believes that in this way significant commercial value in the products can be retained while obtaining strategic assistance to accelerate and maximize the overall potential of its programs. To date, Infinity has entered into one such product development alliance relating to its Bcl-2 program with Novartis. Infinity’s strategic alliance strategy also includes entering into alliances that provide drug developers with access to Infinity’s small molecule technologies. This enables Infinity to develop its small molecule technologies further while using them for its own drug discovery purposes. In addition, these alliances provide significant capital that Infinity has used to discover and develop its own proprietary product candidates. To date, Infinity has entered into three such technology access alliances with Amgen, Johnson & Johnson and Novartis.

Since inception substantially all of Infinity’s revenue has been derived from its strategic alliances. For the fiscal year ended December 31, 2005, Johnson & Johnson accounted for 100% of Infinity’s revenue. For the quarter ended March 31, 2006, Novartis accounted for 100% of Infinity’s revenue.

Product Development Alliance

In February 2006, Infinity entered into a collaboration agreement with Novartis Institutes for BioMedical Research, Inc., referred to as Novartis, to discover, develop and commercialize drugs targeting Bcl protein family members for the treatment of a broad range of cancer indications. Under the terms of the agreement, Infinity has granted to Novartis an exclusive, worldwide license to research, develop and commercialize pharmaceutical products that are based upon Infinity’s proprietary Bcl inhibitors. Novartis paid Infinity $15.0 million in upfront license fees and has committed research funding of approximately $10.0 million during the initial two-year research term. The research term may be extended for up to two additional one-year terms at the discretion of Novartis, and Novartis will agree to fund additional research during any extension period in an amount to be agreed upon. Assuming that the strategic alliance continues for its full term and specified research, development and commercialization milestones are achieved for multiple products for multiple indications, total payments to Infinity could exceed $400.0 million. In addition, Novartis has agreed to pay Infinity royalties upon successful commercialization of any products developed under the alliance. In connection with the collaboration agreement,

Novartis Pharma AG, an affiliate of Novartis, purchased 1.0 million shares of Infinity’s Series D preferred stock at a price of $5.00 per share for aggregate proceeds of $5.0 million.

Pursuant to the collaboration, Infinity and Novartis are conducting joint research to identify molecules for clinical development. Novartis will have responsibility for clinical development and commercialization of any products based upon compounds discovered under the joint research program. However, Infinity may request to participate in clinical development and if such request is agreed upon by Novartis then Novartis will fund agreed-upon development costs incurred by Infinity. Infinity also has a non-exclusive right to detail Bcl-2 family inhibitor products in the United States, with Infinity’s detailing costs to be reimbursed by Novartis.

Novartis has the right to terminate the agreement at any time upon 60 days’ prior written notice. In addition, Novartis has the right to terminate the agreement in connection with a material breach by Infinity that remains uncured for a period of 120 days after notice. Infinity can terminate specified programs under the agreement as to breaches by Novartis relating solely to such programs that remain uncured for a period of 120 days after notice or can terminate the agreement in its entirety in connection with a material breach by Novartis of the agreement that remains uncured for a period of 120 days after notice.

Technology Access Alliances

Amgen. In December 2003, Infinity entered into a technology access agreement with Amgen Inc. Pursuant to, and in accordance with the terms of, the agreement, Infinity granted to Amgen a non-exclusive worldwide license to use a proprietary collection of small molecules in its internal drug discovery activities. Under the terms of the agreement, Amgen purchased 5,555,555 shares of Infinity’s Series C preferred stock at a price of $4.50 per share for an aggregate purchase price of $25.0 million. Amgen also agreed to make milestone and other success payments upon the achievement of specified research, development and commercialization objectives with respect to certain compounds, and to pay royalties on sales of such compounds.

Novartis. In November 2004, Infinity entered into an agreement with Novartis International Pharmaceuticals, Ltd. to jointly design a collection of novel small molecules to be synthesized by Infinity using its diversity oriented synthesis chemical technology platform. Novartis may use the resulting compound collection in its independent drug discovery efforts. Infinity has certain rights to use the resulting compound collection in its own drug discovery efforts, and Novartis has the option to license from Infinity on an exclusive worldwide basis specified lead compounds for further development and commercialization. In connection with the agreement, Novartis Pharma AG purchased 3,333,333 shares of Infinity’s Series C preferred stock at a purchase price of $4.50 per share for aggregate proceeds of $15.0 million. In addition, Novartis will pay Infinity up to $10.5 million for the successful delivery of compounds.

Either party may terminate the agreement at any time in the event of a material breach by the other party that remains uncured for a period of 90 days. Either party may also terminate the agreement in the event of the other party’s insolvency or bankruptcy. Novartis may terminate the agreement upon a sale of all or substantially all of Infinity’s assets or a transaction that results in the change of control of Infinity. The merger does not constitute a change of control for these purposes.

Johnson & Johnson. In December 2004, Infinity entered into a technology access agreement with Johnson & Johnson Pharmaceutical Research & Development, a division of Janssen Pharmaceutica N.V., referred to as Johnson & Johnson. Pursuant to the agreement, Infinity granted to Johnson & Johnson a non-exclusive worldwide license to use certain Infinity small molecules in its own drug discovery efforts. Under the terms of the agreement, Johnson & Johnson has agreed to pay Infinity up to $2.5 million for the successful delivery of compounds. Additionally, Johnson & Johnson Development Corporation, an affiliate of Johnson & Johnson, purchased 2,222,224 shares of Infinity’s Series C preferred stock at a purchase price of $4.50 per share for aggregate proceeds of $10.0 million.

Johnson & Johnson has the right to terminate the agreement at any time upon sixty days’ prior notice. In addition, either party may terminate the agreement in the event of a material breach by the other party that remains uncured for a period of sixty days.

Competition

Infinity and its strategic alliance partners face intense competition from a wide range of pharmaceutical and life science companies, as well as academic and research institutions and government agencies. These competitors include organizations that are pursuing the same or similar technologies to those which constitute Infinity’s technology platform and organizations that are developing and commercializing pharmaceutical products that may be competitive with Infinity’s product candidates.

Infinity believes that competition for the cancer drugs that it and its strategic alliance partners may develop will initially come from companies currently marketing and selling therapeutics to treat cancer in the general population. These competitors include the industry’s leading cancer companies including Bristol-Myers Squibb Company, Hoffman-La Roche Inc., Novartis and Genentech, Inc.

Infinity and its strategic alliance partners will also face competition from other companies that are conducting research and clinical development in the areas in which Infinity is currently seeking to develop products, including:

IPI-504. Infinity believes that the following companies, among others are seeking to develop compounds to target Hsp90:

•	Kosan Biosciences Incorporated, which Infinity believes is in early-to-middle stage development of multiple compounds;

•	Conforma Therapeutics Corporation, which recently announced its proposed acquisition by BiogenIdec, Inc., which Infinity believes is in early clinical stage development;

•	Serenex, Inc. which Infinity believes is in preclinical stage research;

•	Vernalis plc which Infinity believes is in preclinical development in collaboration with Novartis; and

•	Synta Pharmaceuticals Corp., which Infinity believes is in the lead optimization phase.

IPI-609. Curis, Inc. and Genentech Inc. have a collaboration to develop inhibitors of the Hedgehog signaling pathway for treatment of cancer. Infinity believes Curis and Genentech are in early stage clinical development for topical inhibitors and preclinical development for systemic inhibitors.

Bcl-2. Infinity believes that the following companies, among others, are seeking to develop small molecule drugs that target Bcl-2 and related family members:

•	GeminX Biosciences, which Infinity believes is in early stage clinical development; and

•	Abbott Laboratories, which Infinity believes is in preclinical development.

In each of these areas, it is also possible that other companies, including large pharmaceutical companies, may be working on competitive projects of which Infinity is not aware.

Infinity intends to compete with these companies on the basis of its intellectual property portfolio, the expertise of its scientific personnel and its relationships with key academic thought leaders in the areas of its focus, the effectiveness of its business strategies when compared to its competitors, the depth and breadth of its strategic alliances, Infinity’s expertise in diversity oriented synthesis and small molecule drug discovery technology and the availability of working capital to fund operations and advance programs under development. Principal competitive factors in Infinity’s industry include:

•	the quality and breadth of an organization’s technology;

•	the skill of an organization’s employees and its ability to recruit and retain skilled employees;

•	an organization’s intellectual property protection;

•	research, development, sales and marketing capabilities; and

•	the availability of substantial capital resources to fund development and commercialization activities.

Many of the companies competing against Infinity have financial and other resources substantially greater than Infinity. In addition, many of Infinity’s competitors have significantly greater experience in developing, marketing and selling pharmaceutical products, including cancer medicines, testing pharmaceutical and other therapeutic products, and obtaining FDA and other regulatory approvals of products for use in health care. Accordingly, Infinity’s competitors may succeed more rapidly than Infinity in obtaining FDA approval for product candidates and achieving widespread market acceptance of products.

Manufacturing and Supply

Infinity has no manufacturing capabilities. Infinity relies on third parties to manufacture bulk compounds and finished investigational medicines for research, development, preclinical and clinical trials. Infinity currently utilizes third parties for manufacture of small-scale batches of IPI-504 for clinical trials and small-scale batches of IPI-609 for preclinical testing. Commercial quantities of any drugs Infinity seeks to develop will have to be manufactured in facilities and by processes that comply with the FDA and other regulations. Infinity plans to rely on third parties to manufacture commercial quantities of any products it successfully develops. Infinity believes that there are several manufacturing sources available to it on commercially reasonable terms to meet its clinical and any commercial production requirements.

Infinity currently relies on third parties for the preclinical or clinical supplies of each of its drug candidates and does not currently have relationships for redundant supply or a second source for any of its drug candidates. However, Infinity believes that there are alternate sources of supply that can satisfy its preclinical and clinical trial requirements without significant delay or material additional costs.

Sales and Marketing

Infinity intends to establish its own sales and marketing capabilities if and when it obtains regulatory approval of its drug candidates. In North America and Western Europe, patients in the markets for its drug candidates are largely managed by medical oncologists. Historically, companies have experienced substantial commercial success through the deployment of specialized sales forces which can address a majority of key prescribers, particularly within the oncology marketplace. Therefore, Infinity expects to utilize a specialized sales force in North America for the sales and marketing of drug candidates that it may successfully develop. Infinity currently has no marketing, sales or distribution capabilities. In order to participate in the commercialization of any of its drugs, it must develop these capabilities on its own or in collaboration with third parties. Infinity may also choose to hire a third party to provide sales personnel instead of developing its own staff. Pursuant to its collaboration agreement with Novartis, Infinity has granted Novartis worldwide commercialization rights for compounds that result from the parties’ Bcl collaboration with Infinity retaining the option to co-detail Bcl-2 family inhibitor products in the United States, with Infinity’s detailing costs to be reimbursed by Novartis.

Outside of North America, and in situations or markets where a more favorable return may be realized through licensing commercial rights to a third party, Infinity may license a portion or all of its commercial rights in a territory to a third party in exchange for one or more of the following: up-front payments, research funding, development funding, milestone payments and royalties on drug sales.

Government Regulation

FDA Requirements for New Drug Compounds

The research, testing, manufacture and marketing of drug products are extensively regulated by numerous governmental authorities in the United States and other countries. In the United States, drugs are subject to rigorous regulation by the FDA. The Federal Food, Drug, and Cosmetic Act, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, labeling, promotion and marketing and distribution of pharmaceutical products. Failure to comply with applicable regulatory requirements may subject a company to a variety of administrative or judicial sanctions, including:

•	suspension of review or refusal to approve pending applications;

•	product seizures;

•	recalls;

•	withdrawal of product approvals;

•	restrictions on, or prohibitions against, marketing its products;

•	fines;

•	restrictions on importation of its products;

•	injunctions;

•	debarment; and

•	civil and criminal penalties.

The steps ordinarily required before a new pharmaceutical product may be marketed in the United States include:

•	preclinical laboratory tests, animal studies and formulation studies according to good laboratory practices, or GLPs;

•	the submission to the FDA of an IND which must become effective before clinical, or human, testing may commence;

•	adequate and well-controlled clinical trials to establish the safety and efficacy of the drug for each indication for which FDA approval is sought according to good clinical practices, or GCPs;

•	submission to the FDA of a new drug application, or NDA;

•	satisfactory completion of an FDA Advisory Committee review, if applicable;

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with current good manufacturing practices, or cGMP; and

•	FDA review and approval of the NDA.

Satisfaction of FDA pre-market approval requirements typically takes several years, and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease. Government regulation may delay or prevent marketing of potential candidates for a considerable period of time and impose costly procedures upon a manufacturer’s activities. Success in early stage clinical trials does not assure success in later stage clinical trials. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Even if a product receives regulatory approval, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.

Preclinical tests include laboratory evaluation of product chemistry and formulation, as well as toxicology studies to assess the potential safety and efficacy of the product. The conduct of the preclinical tests and formulation of compounds for testing must comply with federal regulations and requirements. The results of preclinical testing are then submitted to the FDA as part of an IND application.

An IND, which must be approved before human clinical trials may begin, will automatically become effective 30 days after the FDA receives it, unless the FDA raises concerns or questions about the IND. If the FDA has questions or concerns, they must be resolved to the satisfaction of the FDA before initial clinical testing can begin. In addition, the FDA may, at any time, impose a clinical hold on ongoing clinical trials. If the FDA imposes a clinical hold, clinical trials cannot commence or recommence without FDA authorization and then only under terms authorized by the FDA. In some instances, the IND process can result in substantial delay and expense.

Clinical trials involve the administration of the investigational new drug to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted in compliance with federal regulations and requirements, under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated, among other things. Each protocol involving testing in the United States must be submitted to the FDA as part of the IND. In addition, an institutional review board, or IRB, at each site at which the study is conducted must approve the protocols, protocol amendments and informed consent documents for patients. All research subjects must provide their informed consent in writing.

Clinical trials to support a new drug application for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase I clinical trials, the initial introduction of the drug into healthy human subjects or patients, the drug is tested to assess safety, including side effects associated with increasing doses, metabolism, pharmacokinetics and pharmacological actions. Phase II clinical trials usually involves trials in a limited patient population, usually several hundred people, to determine dosage tolerance and optimum dosage, identify possible adverse effects and safety risks, and provide preliminary support for the efficacy of the drug in the indication being studied. In certain patient populations, accelerated approval is available based on Phase II clinical trial data. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase II clinical trials, Phase III clinical trials are undertaken to further evaluate clinical efficacy and safety within an expanded patient population, usually several hundred to several thousand subjects, typically at geographically dispersed clinical trial sites. Phase I, Phase II or Phase III clinical trials of any product candidate may not be completed successfully within any specified time period, if at all.

After successful completion of the required clinical testing, generally an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the United States. The NDA must include the results of extensive preclinical studies and clinical studies and other detailed information, including, information relating to the product’s pharmacology, chemistry, manufacture, and controls. The cost of preparing and submitting an NDA is substantial. Under federal law, the submission of NDAs are generally subject to substantial application user fees, currently exceeding $750,000, and the sponsor and/or manufacturer under an approved application are also subject to annual product and establishment user fees, currently exceeding $40,000 per product and $250,000 per establishment. Additional user fees exceeding $300,000 apply for NDA supplements containing clinical data. Fees are waived for the first premarket application from companies with gross sales of less than $30 million. These fees are typically increased annually.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that the NDA is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under federal law, the FDA has agreed to certain performance goals in the review of most NDAs. Applications for non-priority drug products are generally reviewed within 10 months. Applications for priority drugs, such as those that address an unmet medical need, are generally reviewed within 6 months. The review process can be significantly extended by FDA requests for additional information or clarification regarding information already provided in the submission. The FDA may also refer applications for novel drug products or drug products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee. Also, before approving an NDA, the FDA will inspect the facility or the facilities at which the product is manufactured to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, quality and purity.

If FDA evaluations of the NDA and the manufacturing facilities are favorable, the FDA may issue an approval letter, or, in some cases, an approvable letter followed by an approval letter. An approvable letter generally contains a statement of specific conditions that must be met in order to secure final approval of the NDA. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. If the FDA’s evaluation of the NDA submission is not favorable, the FDA may refuse to approve the NDA or issue a not approvable letter. A not approvable letter outlines the deficiencies in the submission and may require additional testing or information in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. With limited exceptions, the FDA may withhold approval of a new drug application regardless of prior advice it may have provided or commitments it may have made to the sponsor.

As a condition of NDA approval, the FDA may require post-approval testing and surveillance to monitor the drug’s safety or efficacy and may impose other conditions, including labeling restrictions which can materially impact the potential market and profitability of the drug. In addition, a product approval may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

The FDA has various programs, including FastTrack designation, accelerated approval and priority review, that are intended to expedite or simplify the process for reviewing certain drugs. Specifically, drug products that are intended for the treatment of serious or life-threatening conditions and demonstrate the potential to address unmet medical needs may be eligible for FastTrack designation and/or accelerated approval. Products may qualify for accelerated approval based on adequate and well-controlled Phase II clinical trial results that establish that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. As a condition of approval, the FDA may require that a sponsor of a drug product receiving FastTrack or accelerated approval perform post-marketing clinical trials. In addition, if a drug product would provide a significant improvement compared to marketed products, it may be eligible to receive priority review, which shortens the time in which the FDA acts on the sponsor’s application. Even if a drug product qualifies for one or more of these programs, the FDA may later decide that the drug no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

After an NDA is approved, the approved product will be subject to certain post-approval requirements, including a requirement to report adverse events and to submit annual reports. In addition, a supplemental NDA may be required for approval of changes to the originally approved indication, prescribing information, product formulation, and manufacturing and testing requirements. Following approval, drug products are required to be manufactured and tested for compliance with NDA and/or compendial specifications prior to release for commercial distributions. The manufacture and testing must be performed in approved manufacturing and testing sites that comply with cGMP requirements and are subject to FDA inspection authority.

Approved drug products must be promoted in a manner that is consistent with their terms and conditions of approval, and that is not false or misleading. In addition, the FDA requires substantiation of any claims of superiority of one product over another, generally through adequate and well-controlled head-to-head clinical trials. To the extent that market acceptance of Infinity’s product candidates may depend on their superiority over existing therapies, any restriction on Infinity’s ability to advertise or otherwise promote claims of superiority, or requirements to conduct additional expensive clinical trials to provide proof of such claims, could negatively affect the sales of Infinity’s products and/or Infinity’s expenses.

Once a new drug application is approved, the product covered thereby becomes a “listed drug” which can, in turn, be cited by potential competitors in support of approval of an abbreviated new drug application, or ANDA. An ANDA provides for marketing of a drug product that has the same active ingredients, strength, dosage form, route of administration and conditions of use, and has been shown through bioequivalence testing to be therapeutically equivalent to the listed drug. Generally, an ANDA applicant is required only to conduct bioequivalence testing, and is not required to conduct or submit results of preclinical or clinical tests to prove the safety or efficacy of its drug product. Drugs approved in this way, commonly referred to as “generic equivalents” to the listed drug, are listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (Orange Book) and can often be substituted by pharmacists under prescriptions written for the original listed drug.

Federal law provides for a period of three years of exclusivity following approval of a listed drug that contains previously approved active ingredients but is approved in a new dosage, dosage form, indication or route of administration or combination, if one of the clinical trials conducted was essential to the approval of the application and was conducted or sponsored by the applicant. During this three year period, the FDA cannot grant effective approval of an ANDA based on that listed drug. Federal law also provides a period of exclusivity for five years following the approval of a drug containing a new chemical entity, except that an ANDA may be submitted after four years following the approval of the original product if the NDA challenges a listed patent as invalid or not infringed.

Applicants submitting an ANDA are required to make a certification with regards to any patents listed for an innovative drug, stating that either there are no patents listed in the Orange Book for the innovative drug, any patents listed have expired, the date on which the patents will expire, or that the patents listed are invalid, unenforceable, or will not be infringed by the manufacture, use, or sale of the drug for which the ANDA is submitted. If an ANDA applicant certifies that it believes all listed patents are invalid or not infringed, it is required to provide notice of its NDA submission and certification to the NDA sponsor and the patent owner. If the patent owner, its representatives or the approved application holder who is an exclusive patent licensee then initiates a suit for patent infringement against the ANDA sponsor within 45 days of receipt of the notice, the FDA cannot grant effective approval of the ANDA until either 30 months have passed or there has been a court decision holding that the patents in question are invalid or not infringed. On the other hand, if a suit for patent infringement is not initiated within the 45 days, the ANDA applicant may bring a declaratory judgment action. If the ANDA applicant certifies that it does not intend to market its generic product before some or all listed patents on the listed drug expire, then the FDA cannot grant effective approval of the ANDA until those patents expire. The first ANDA submitting a substantially complete application certifying that all listed patents for a particular product are invalid or not infringed may qualify for a period of 180 days of exclusivity against other generics, which begins to run after a final court decision of invalidity or non-infringement or after the applicant begins marketing its product, whichever occurs first, during which time subsequently submitted ANDAs cannot be granted effective approval. If more than one applicant files a substantially complete ANDA on the same day, each such first applicant will be entitled to share the 180-day exclusivity period, but there will only be one such period, beginning on the date of the first marketing by any of the first applicants.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of drug products. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency or the courts in ways that may significantly affect Infinity’s business and products candidates. It is impossible to predict whether legislative changes will be enacted, or FDA regulations, guidance or interpretations changed, or what the impact of such changes, if any, may be.

Foreign Regulation of New Drug Compounds

Approval of a product by comparable regulatory authorities may be necessary in foreign countries prior to the commencement of marketing of the product in those countries, whether or not FDA approval has been obtained. In general, each country has its own procedures and requirements, many of which are time consuming and expensive, and their approval procedures vary and can involve requirements for additional testing. Also, the time required may differ from that required for FDA approval. Thus, there can be substantial delays in obtaining required approvals from foreign regulatory authorities after the relevant applications are filed.

In Europe, marketing authorizations may be granted at a centralized level, a decentralized level or a national level. The centralized procedure provides a single marketing authorization valid in all European Union member states, and is mandatory for the approval of most medicinal products, including certain biotechnology products. The decentralized procedure allows an applicant to seek market authorizations in several designated member states at once, and a national market authorization provides an authorization valid in only one member state. All medicinal products that are not subject to the centralized procedure and which have received at least one marketing authorization in another member state may receive additional marketing authorizations from other member states through a mutual recognition procedure.

Hazardous Materials

Infinity’s research and development processes involve the controlled use of hazardous materials, chemicals and radioactive materials and the production of waste products. Infinity is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. Infinity does not expect the cost of complying with these laws and regulations to be material.

Scientific Advisors

Infinity seeks advice from a number of leading scientists and physicians on scientific and medical matters. Infinity’s scientific advisors meet regularly to assess:

•	its research and development programs;

•	the design and implementation of its clinical programs;

•	its patent and publication strategies;

•	market opportunities from a clinical perspective;

•	new technologies relevant to its research and development programs; and

•	specific scientific and technical issues relevant to its business.

Infinity’s key scientific advisors are:

Name	Position/Institutional Affiliation
Kenneth Anderson	Dana-Farber Cancer Institute Harvard Medical School
Todd Golub	Dana-Farber Cancer Institute Harvard Medical School Broad Institute

Richard Klausner	Industry Consultant

Eric Lander	Broad Institute, MIT Whitehead Institute Harvard Medical School

Arnold Levine	Institute for Advanced Study

David Livingston	Dana-Farber/Harvard Cancer Center Harvard Medical School

Philip Needleman	Industry Consultant

Vicki Sato	Industry Consultant

Stuart Schreiber	Howard Hughes Medical Institute Dept. of Chemistry and Chemical Biology Harvard University Broad Institute

Matthew Shair	Dept. of Chemistry and Chemical Biology Harvard University

Employees

As of May 18, 2006, Infinity had 102 full-time employees, 83 of whom were engaged in research and development and 19 of whom were engaged in management, administration and finance. Of Infinity’s employees, over 60 percent hold advanced degrees. Infinity’s success depends in part on its ability to recruit and retain talented and trained scientific and business personnel and senior management. Infinity believes that it has been successful to date in obtaining and retaining such personnel, but may not be successful in the future. None of its employees are represented by a labor union or covered by a collective bargaining agreement, nor has it experienced work stoppages. Infinity believes that relations with its employees are good.

Properties

Infinity leases a facility that contains approximately 67,000 square feet of laboratory and office space in Cambridge, Massachusetts. The lease has a term ending in December 2012. Infinity believes that its current facilities are adequate for its needs for the foreseeable future and that, should it be needed, suitable additional space will be available to accommodate expansion of its operations on commercially reasonable terms.

Legal Proceedings

Infinity is not currently a party to any material legal proceedings.

DISCOVERY PARTNERS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with “Selected Historical Consolidated Financial Data of Discovery Partners” on page 21 of this joint proxy statement/prospectus and Discovery Partners’ financial statements and accompanying notes appearing elsewhere in this joint proxy statement/prospectus. This discussion of Discovery Partners’ financial condition and results of operations contains certain statements that are not strictly historical and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. Actual results may differ materially from those projected in the forward-looking statements due to other risks and uncertainties that exist in Discovery Partners’ operations, development efforts and business environment, including those set forth under “Risk Factors—Risks Related to Discovery Partners,” the other risks and uncertainties described under “Risk Factors” and the other risks and uncertainties described elsewhere in this joint proxy statement/prospectus. All forward-looking statements included in this joint proxy statement/prospectus are based on information available to Discovery Partners as of the date hereof, and Discovery Partners assumes no obligation to update any such forward-looking statement.

Recent Events

As discussed above, Discovery Partners has entered into a merger agreement with merger sub and Infinity pursuant to which Infinity will merge with and into merger sub, with Infinity, as the surviving corporation, becoming a wholly owned subsidiary of Discovery Partners.

In addition to the merger with Infinity, Discovery Partners is actively seeking to sell or otherwise dispose of, through one or more strategic transactions, its various operating assets, including key personnel and key service agreements, to one or more organizations as permitted under the merger agreement. Discovery Partners currently intends to close any such transactions prior to the closing of the merger. Discovery Partners may not be successful in selling or otherwise disposing of all or part of its operating assets on terms or within timeframes that are favorable to Discovery Partners and its stockholders. If Discovery Partners completes the sale or disposition of part or all of its operating assets prior to the closing of the merger, most, if not all, of its business immediately following the merger will be the business conducted by Infinity immediately prior to the merger, and most, if not all, of the following discussion and analysis of its financial condition and operating results, as well as the trends and risks that apply to its financial condition and operating results, will change from those described herein based on Discovery Partners’ business to date and may no longer be applicable to Discovery Partners. In addition, because of the pending merger with Infinity and the other strategic transactions Discovery Partners is pursuing, as described above, Discovery Partners believes its historical operating results are not indicative of future results.

Discovery Partners cannot assure you that it will close the pending merger with Infinity or that it will close any strategic transactions for any of its operating assets on favorable terms, in a timely manner or at all. Discovery Partners’ consideration and completion of any strategic transaction for any of its operating assets is subject to a variety of risks that could materially and adversely affect its business, financial condition and operating results, including risks that Discovery Partners will forego business opportunities while any transaction is being considered or is pending; that Discovery Partners’ business, including its ability to maintain key contracts and retain key employees, may suffer due to uncertainty; and risks inherent in negotiating and completing any transaction.

Discovery Partners continues to support its collaboration partners to advance their drug discovery process through Discovery Partners’ integrated collection of drug discovery technologies, products and services. Discovery Partners continues to offer an integrated platform of drug discovery technologies, including assay development, high throughput screening, design and synthesis of proprietary libraries of compounds for screening and primary hit-to-lead expansion, lead compound optimization, drug discovery informatics and in vitro toxicology profiling to pharmaceutical and biopharmaceutical companies. The NIH Roadmap compound management facility remains fully staffed and operational in Discovery Partners’ South San Francisco location.

Overview

Discovery Partners collaborates with pharmaceutical and biopharmaceutical companies to advance their drug discovery process through Discovery Partners’ integrated collection of drug discovery technologies, products and services focused from the point immediately following identification of a drug target through when a drug candidate is ready for preclinical studies. As described above, Discovery Partners continues to offer an integrated platform of drug discovery technologies, including assay development, high throughput screening, design and synthesis of proprietary libraries of compounds for screening and primary hit-to-lead expansion, lead compound optimization, drug discovery informatics and in vitro toxicology profiling. These products and services can be provided individually or as an integrated solution, depending on Discovery Partners’ customers’ requirements. During 2005, Discovery Partners focused on offering integrated drug discovery services as part of long-term collaborations, as Discovery Partners continued to work with companies worldwide in all aspects of drug discovery research. In connection with focusing its resources on integrated drug discovery services as part of long-term collaborations, Discovery Partners executed on the following transactions:

•	In April 2005, Discovery Partners acquired, for $1.5 million, the assets of Biofrontera Discovery GmbH in the field of natural products, which secured for Discovery Partners a large library of purified natural products highly complementary to its synthetic compound screening libraries.

•	In October 2005, Discovery Partners sold, for $1.9 million, the assets related to the IRORI® chemical synthesis, Crystal Farm® automated protein crystallization, and Universal Store™ compound storage systems product lines to preserve its cash resources by eliminating the investment expenses required for the engineering innovation required to develop new product lines.

•	In November 2005, Discovery Partners decided to cease commercialization of the µARCS screening technology and to streamline its chemistry offerings to those that add value to a long-term collaboration.

However, even with this steady progress, it became evident during 2005 that the basic business sector in drug discovery contract research and services was undergoing a major and quite unfavorable market shift. Worldwide improvements in communications and shipping, coupled with entrepreneurial efforts in rapidly developing locations such as India, China and Eastern Europe, enabled the highly skilled scientists in those areas to build companies providing a similar range of products and services to Discovery Partners and its peer group, but at significantly lower prices. New guarantees of protection of intellectual property in these locations has offered the necessary assurances to the biotech and pharmaceutical industry that the decision to outsource basic drug discovery offshore has become driven by low price. This shift has resulted in the loss of Discovery Partners’ ability to consummate synthetic chemistry library contracts, the principal basis of its business in preceding years. As a result, Discovery Partners has determined that its past strategy of providing contract research no longer offers sufficient upside potential to justify the significant expenditures of capital that would be required over many years as a co-investment with customers, the significant costs of maintaining a public company infrastructure, and the risks of execution within a rapidly evolving business sector.

In the fourth quarter of 2005, discussions with Pfizer to renew the contract were ended. With the absence of a new contract with Pfizer, Discovery Partners has reduced its combinatorial chemistry and library synthesis operational capacity through a restructuring of its South San Francisco facility and consolidation of its chemistry platform into its San Diego facility. Discovery Partners has recorded a total of $2.5 million of charges through March 31, 2006 for restructuring activities resulting from this decision, which consisted of accrued one-time termination benefits and lease obligations. In the fourth quarter of 2005, Discovery Partners recorded $3.9 million in non-cash write-downs of its prepaid royalty to Abbott Laboratories for the µARCS screening technology, recorded as impairment of long-lived assets, and inventories that are non-essential to its current focus, recorded in cost of revenues.

Discovery Partners has a limited history of offering its integrated drug discovery platform in the form of a collaborative model to the pharmaceutical and biopharmaceutical industries. It is uncertain whether its current “service-based” customers will migrate to this new business offering or whether new collaborators will enter into collaborations with Discovery Partners. It is also uncertain at this time whether Discovery Partners will be successful in entering into any collaborative arrangements in sufficient amounts to absorb the current operating capacity levels. In addition, the majority of its operating costs are fixed in nature. Accordingly, if revenues continue to decline as anticipated, Discovery Partners may not be able to correspondingly reduce its operating expenses, which would negatively impact its future operating results for a particular fiscal period. Furthermore, its existing fee-for-service screening services and chemistry services continue to operate under increasing price pressures and will continue to force Discovery Partners to reduce its reliance on such fee-for-service work as the primary basis of its business. Discovery Partners expects to continue to incur losses in 2006.

Discovery Partners entered 2006 cognizant of these changes in its business under reorganized management and with an imperative from its Board of Directors to make the best use of its current financial and scientific assets to accelerate its entry into more substantial value-creating activities. The merger with Infinity is attractive to the Discovery Partners board of directors and management in part owing to the belief that Discovery Partners’ ownership in Infinity’s product candidate pipeline would provide Discovery Partners’ stockholders a product-based investment opportunity of market-recognized value, including the potential to participate in several value-inflection milestones related to Infinity’s product candidates. In addition to the merger with Infinity, as discussed above, Discovery Partners is actively seeking to sell or otherwise dispose of, through one or more strategic transactions, its various operating assets, including key personnel and key service agreements, to one or more organizations. Discovery Partners currently intends to close any such transactions prior to the closing of the merger.

In the event that Discovery Partners sells or otherwise disposes of its various operating assets, it is possible that it may not successfully recover the $5.8 million of total long-lived assets (excluding restricted cash) that are reflected on its consolidated balance sheet at March 31, 2006, which may result in future impairment charges up to this amount. In addition, in the event that Discovery Partners is unable to successfully conclude the proposed merger with Infinity or is unsuccessful in selling or otherwise disposing of its operating assets, its board of directors may decide to have it take the steps necessary to liquidate all of its assets, in which event the value realized by Discovery Partners’ stockholders would be significantly less than the $86.3 million of stockholders’ equity recorded on Discovery Partners’ consolidated financial statements as of March 31, 2006.

Discovery Partners’ current major services are as follows:

Chemistry Services

Compounds. Discovery Partners develops and synthesizes a broad range of highly purified compound libraries that can be screened using biological assays. After compounds are screened, promising compounds, or hits, are then improved, or optimized, to generate drug candidates, or leads. As a result of the acquisition of substantially all of the assets of Biofrontera Discovery GmbH, in April 2005, Discovery Partners is able to offer collections of unique purified mixtures and purified natural compounds that can be screened using assays and that can then further be characterized or/and modified to generate drug candidates.

Medicinal Chemistry. Discovery Partners provides a wide range of medicinal chemistry and other lead optimization services. This includes the synthesis of compounds that modify the original hit for improved potency, selectivity and other pharmaceutical characteristics. In some cases Discovery Partners provides medicinal chemistry services in conjunction with its computational drug discovery efforts to design and synthesize small libraries of compounds to act on specific targets that have known structures.

Drug Discovery Informatics; ADME and Toxicology. Discovery Partners has developed computational tools that Discovery Partners believes allow Discovery Partners to substantially increase its knowledge of the characteristics of targets and leads, and their interaction with certain molecules. Discovery Partners believes these tools could potentially be applied throughout the drug discovery process to significantly reduce the time and cost of developing a drug. Discovery Partners currently has computer algorithms that allow Discovery Partners to design libraries of compounds with high diversity, thereby increasing the likelihood of finding hits during screening.

Discovery Partners has developed novel algorithms to aid in the understanding and utilization of the data resulting from high throughput screening experiments. Discovery Partners expects to use its computational tools to help predict absorption, distribution, metabolism, and excretion, or ADME, and toxicological reactions to classes of compounds. This could allow its customers to avoid spending money and time on hits and leads that will ultimately fail due to their unfavorable ADME and toxicological characteristics.

Compound Repository. Discovery Partners also provides services to establish, maintain and manage compound repositories for third parties such as the NIH.

Screening Services

Screening. Discovery Partners offers high throughput and high content screening services at its facility in Allschwil, Switzerland. Discovery Partners also offers its customers access to a proprietary collection of chemical compounds comprised of compounds from many commercial suppliers as well as those that have been internally developed.

Assays. Discovery Partners provides assay development services to help its customers better select drug candidates before moving to the more costly stages of preclinical and clinical testing. Discovery Partners’ team of scientists is experienced in working with major target classes in a number of significant therapeutic areas, such as cardiovascular, neurology, oncology and ophthalmology.

Other licenses and services

Royalties. Discovery Partners licenses its proprietary gene profiling system, under the Xenometrix patent licensing agreements, that characterizes a cell’s response upon exposure to compounds and other agents by the pattern of gene expression.

Customer concentration

The following table illustrates customers, from continuing operations, that provided more than 10% of Discovery Partners’ revenues:

	For the Years Ended			For the Three Months Ended
	2005	2004	2003	2006	2005
Pfizer	54%	62%	69%	3%	39%
National Institutes of Health (NIH)	14%	3%	—	21%	19%
Allergan	5%	6%	3%	18%	2%
Grünenthal GmbH	1%	1%	—	13%	3%
Others	26%	28%	28%	45%	37%

In February 2004, Discovery Partners entered into a broadened collaboration agreement with Pfizer that replaced its prior collaboration with Pfizer that Discovery Partners entered into in December 2001. Under this agreement, Discovery Partners collaborated with Pfizer to design and develop compounds that are owned by and exclusive to Pfizer. The agreement expired by its terms on January 6, 2006.

In August 2004, Discovery Partners entered into a multi-year contract with the NIH to establish and maintain a Small Molecule Repository to acquire, manage and provide up to one million chemical compounds to multiple NIH screening centers as part of the NIH Roadmap Initiative. The estimated funding available to Discovery Partners under this contract for the period from August 2004 through November 2008 is approximately $24 million, assuming the contract continues for its full term. The agreement expires by its terms on November 30, 2008, but may be renewed through two extensions by the NIH up to November 30, 2013. Based on experienced cost under-runs, it is also possible that the estimated funding available to Discovery Partners under this contract could be extended beyond the specified contractual time period. It is uncertain at this time whether the NIH will renew this agreement or whether Discovery Partners will be successful in entering into new agreements with this customer. This contract is funded in its entirety by NIH, Department of Health and Human Services. Payments to Discovery Partners for performance under this contract are subject to audit by the Defense Contract Audit Agency and are subject to government funding.

Discontinued Operations

In October 2005, Discovery Partners sold the assets related to its instrumentation product lines to former members of its management team for a total of $1.9 million. Discovery Partners’ consolidated financial statements and related notes contained herein have been recast to reflect the financial position, results of operations and cash flows of the instrumentation product lines as a discontinued operation.

Discovery Partners did not account for its instrumentation product lines as a separate legal entity. Therefore, the following selected financial data for its discontinued operations is presented for informational purposes only and does not necessarily reflect what the net sales or earnings would have been had the businesses operated as a stand-alone entity. The financial information for Discovery Partners’ discontinued operations excludes allocations of facilities and other corporate expenses related to those operations that were not transferred in the sale of those assets. These amounts are considered by management to reflect most fairly or reasonably the incremental financial results related to those operations. See Note 3, “Discontinued Operations,” in the notes to the consolidated financial statements of Discovery Partners on page F-17 of this joint proxy statement/prospectus.

Selected Financial Data for Discontinued Operations

	Years Ended December 31,			Three Months Ended March 31, (Unaudited)
	2005	2004	2003	2005
	(In thousands)
Revenues	$2,026	$7,296	$4,617	$334
Cost of revenues	842	3,953	3,784	158

Gross margin	1,184	3,343	833	176
Research and development	1,462	2,252	1,979	564
Selling, general and administrative	560	573	1,073	199

Total operating expenses	2,022	2,825	3,052	763

Gain (loss) from discontinued operations	$(838)	$518	$(2,219)	$(587)

Amounts included in fiscal 2005 represent the results of operations to the instrumentation product lines for the period January 1, 2005 through October 7, 2005, the effective date of the sale of the assets.

Critical Accounting Policies

This discussion and analysis of Discovery Partners’ financial condition and results of operations is based upon its financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires Discovery Partners to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, Discovery Partners evaluates its estimates. Discovery Partners bases its estimates on historical experience and on various other assumptions that Discovery Partners believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates, and the estimates themselves might be different if Discovery Partners used different assumptions.

Discovery Partners believes the following critical accounting policies involve significant judgments and estimates that are used in the preparation of its consolidated financial statements.

Revenue recognition.

Revenue is recognized as follows:

Chemistry services.    Revenue from the sale of chemical compounds delivered under Discovery Partners’ chemistry collaborations is recorded as the compounds are shipped. Revenue under chemistry service agreements that are compensated on a full-time equivalent, or FTE, basis is recognized on a monthly basis and is based upon the number of FTE employees that actually worked on each project and the agreed-upon rate per FTE per month. Beginning in April 2004, in accordance with Discovery Partners’ agreement with Pfizer, Discovery Partners was compensated based on predetermined limits to reserve sufficient resources to complete specific compound related activities, at the customer’s request, whether or not utilized. Revenue for reserving these resources was recognized based on the predetermined limits stipulated in the contract.

Compound repository services.    In August 2004, Discovery Partners entered into a multi-year contract with the NIH to establish and maintain a Small Molecule Repository to manage and provide up to one million chemical compounds to multiple NIH Screening Centers as part of the NIH Roadmap Initiative. Revenue under this contract is recorded as costs are incurred, which include indirect costs that are based on provisional rates estimated by management at the time Discovery Partners submitted its proposal. Discovery Partners has calculated its actual indirect costs to be greater than its provisional rates and management fully intends to negotiate recovery of these higher costs with the government. Since this is its first government contract Discovery Partners has no historical experience negotiating final indirect cost rates with the government and therefore all cost overruns have been expensed and any potential recovery will be recognized as revenue upon receipt of monies. This contract is funded, in its entirety, by the NIH and the Department of Health and Human Services. Payment to Discovery Partners for performance under this contract is subject to audit by the Defense Contract Audit Agency and is subject to government funding. Discovery Partners provides a reserve against its receivables for estimated losses that may result from rate negotiations, audit adjustments and/or lack of government funding availability. As of March 31, 2006, no reserve was considered necessary. To the extent that Discovery Partners incurs adjustments due to rate negotiations or lack of government funding availability, its revenue may be impacted.

Screening services.    High throughput screening service revenues are recognized on the proportional performance method. Advances received under these high throughput screening service agreements are initially recorded as deferred revenue, which is then recognized proportionately as costs are incurred over the term of the contract. Certain of these contracts may allow the customer the right to reject the work performed; however, Discovery Partners has no history of material rejections and, as a result, historically Discovery Partners has recognized revenue without providing for such contingency.

Other licenses.    Other licenses revenue includes royalty revenue due to Discovery Partners under the Xenometrix patent licensing agreements. Royalty revenue is recognized upon receipt of monies, provided Discovery Partners has no future obligation with respect to such payments.

Integrated drug discovery collaborations may provide chemistry services revenue, screening services revenue, milestone payments and other revenues. Revenue for each of these elements of such collaborations is recognized as described above. Revenue from milestone payments would be recognized upon receipt of monies.

Valuation of long-lived assets

In accounting for long-lived assets, Discovery Partners makes estimates about the expected useful lives and the potential for impairment. Changes in the marketplace, technology or Discovery Partners’ operations could result in changes to these estimates. If a change to the estimate of the expected useful life is identified, the impact of accelerated depreciation is recognized in the period of the change. In connection with the restructuring of Discovery Partners’ South San Francisco facility in 2005, Discovery Partners identified long-lived assets that would cease to be used beyond the first quarter of 2006 (the period when the restructuring would be complete). The change to the estimate of the useful lives of these assets resulted in $222,200 of accelerated depreciation charges recognized in the first quarter of 2006 and $202,934 in the fourth quarter of 2005. Discovery Partners’ long-lived assets are evaluated for impairment when events and circumstances indicate that the assets may be impaired. If impairment is indicated, Discovery Partners reduces the carrying value of the asset to fair value. During the three months ended March 31, 2006 and 2005, Discovery Partners recorded $3.2 million and $1.0 million, respectively, in impairment charges on long-lived assets.

In the event that Discovery Partners is successful in divesting its various operating assets, it is possible that Discovery Partners may not successfully recover the $5.8 million of total long-lived assets (excluding restricted cash) that are reflected on its consolidated balance sheet at March 31, 2006, which may result in future impairment charges up to this amount. In addition, in the event that Discovery Partners is unable to successfully conclude the proposed merger with Infinity or is unsuccessful in selling or otherwise disposing of its operating assets, its board of directors may decide to have Discovery Partners take the steps necessary to liquidate all of its assets, in which event the value realized by Discovery Partners’ stockholders would be significantly less than the $86.3 million of stockholders’ equity recorded on Discovery Partners consolidated financial statements as of March 31, 2006.

Valuation of investments in marketable securities

In accounting for investments in marketable securities, Discovery Partners classifies its investments as available-for-sale and records such assets at estimated fair value in its consolidated balance sheets, with unrealized gains and losses, if any, reported in stockholders’ equity (other comprehensive income). Discovery Partners invests its excess cash balances in marketable debt securities, primarily government securities, corporate bonds and notes and asset-backed securities, with strong credit ratings. Discovery Partners limits the amount of investment exposure to institutions, maturity and investment type. The realized gains and losses of securities sold is determined based on the specific identification method.

Discovery Partners will record an impairment charge if the securities continue to be impaired beyond twelve months or other factors indicate there is permanent impairment. Discovery Partners regularly monitors and evaluates the realizable value of its marketable securities. When assessing marketable securities for other-than-temporary declines in value, Discovery Partners considers such factors as, among other things, how significant the decline in value is as a percentage of the original cost, how long the market value of the investment has been less than its original cost and the market in general.

Restructuring charges

In accounting for restructuring charges Discovery Partners considers the primary elements to its restructuring plans: one-time termination benefits and the consolidation of excess facilities. Discovery Partners recognizes the fair value of one-time termination benefits when Discovery Partners has taken actions or has the appropriate approval for taking action, and when a liability is incurred (when the plan has been communicated to employees). If employees are required to render service beyond a 60 day minimum retention period, the fair value of the obligation is determined on the date of the communication to the employee and recognized over the service period. In determining its costs to consolidate excess facilities, Discovery Partners estimates the fair value of the obligation at the cease-use date based on the remaining lease rentals, reduced by estimated sublease rentals that could be reasonably obtained for the property, even if Discovery Partners is unsuccessful in entering into a sublease. Discovery Partners recognize charges for consolidation of excess facilities when Discovery Partners has vacated the premises. Discovery Partners recognizes the cumulative effect of any changes to the plan subsequent to the communication date and cease-use date in the period of the change.

Results of Operations

Comparison of the Three Months Ended March 31, 2006 and 2005

Revenue.    Total revenue decreased 36% to $4.3 million for the three months ended March 31, 2006 from $6.7 million for the three months ended March 31, 2005. The decrease of approximately $3.1 million was due primarily to lower chemistry services revenue of $2.5 million upon the expiration of the Pfizer contract partially offset by increased screening services revenue.

During the three months ended March 31, 2006 and 2005, 21% and 19%, respectively, of Discovery Partners’ revenue came from its multi-year contract with the NIH as part of the NIH Roadmap Initiative. The agreement expires by its terms on November 30, 2008, but may be renewed through two extensions by the NIH up to November 30, 2013. Payments to Discovery Partners for performance under this contract are subject to audit by the Defense Contract Audit Agency and are subject to government funding. Discovery Partners anticipates this contract will generate revenues of approximately $6.2 million in fiscal 2006.

Gross margin.    Gross margin as a percentage of revenue decreased to a negative gross margin of 16% for the three months ended March 31, 2006 from 23% for the three months ended March 31, 2005. The decrease in gross margin in 2006 is primarily due to lower volumes of chemistry service revenues attributable to the lack of Pfizer revenues in 2006 and a corresponding change in revenue mix. Discovery Partners implemented a restructuring plan in the fourth quarter of 2005 to reduce its combinatorial chemistry and library synthesis operational capacity in its South San Francisco facility in connection with the expiration of the contract with Pfizer. Discovery Partners anticipates lower costs of sales to be realized beginning in the second quarter of 2006 as a result of the restructuring activities.

Research and development expenses. Research and development expenses consist primarily of salaries and benefits, supplies and expensed development materials, and facilities costs including equipment depreciation. Research and development expenses increased 75% to $980,000 for the three months ended March 31, 2006 from $561,000 for the three months ended March 31, 2005. Research and development expenses increased primarily due to the increased operating costs as a result of the acquisition of the natural compound based discovery business from Biofrontera Discovery GmbH in April 2005, which represented $840,000 of operating expenses. This increase in operating costs more than offset decreased spending in all other research and development activities in the first quarter of 2006. Research and development expenses as a percentage of revenues were 23% and 8% for the three months ended March 31, 2006 and 2005, respectively. Discovery Partners anticipates continued spending in research and development in 2006 at this level, which consists of the operating costs of the natural products based business operations.

Selling, general and administrative expenses. Selling, general and administrative expenses consist primarily of salaries and benefits for sales, marketing and administrative personnel, advertising and promotional expenses, professional services, and facilities costs. Selling, general and administrative expenses decreased 17% to $3.6 million for the three months ended March 31, 2006 compared to $4.4 million for the three months ended March 31, 2005. Selling, general and administrative expenses decreased primarily due to lack of severance payments made to Discovery Partners’ former Chief Operating Officer under the separation agreement it entered into in January 2005 and lower staffing levels partially offset by increased professional fees associated with the merger activity. Selling, general and administrative expenses as a percentage of revenues were 83% and 65% for the three months ended March 31, 2006 and 2005, respectively.

Restructuring expenses.    In November 2005, Discovery Partners implemented a restructuring plan to reduce its combinatorial chemistry and library synthesis operational capacity in its South San Francisco facility in connection with the expiration of its chemistry service collaboration with Pfizer. In the first quarter of 2006, Discovery Partners incurred $534,000 in termination benefits and approximately $1.0 million in accrued lease obligations. Discovery Partners’ restructuring efforts were substantially completed in the first quarter of 2006.

During the three months ended March 31, 2005, Discovery Partners incurred approximately $130,000 in additional restructuring expense resulting from an increase in the estimate to restore the Tucson facility to its original condition as stipulated in the lease. Discovery Partners does not expect to incur any additional restructuring charges related to the Tucson closure. Restructuring expenses as a percentage of revenues were 36% and 2% for the three months ended March 31, 2006 and 2005, respectively.

Impairment of long-lived assets.    During the three months ended March 31, 2006, Discovery Partners recorded a non-cash impairment charge of $3.2 million, representing long-lived assets, consisting primarily of property, plant and equipment, of certain operating units. The inherent risk in maintaining ongoing operations with Discovery Partners’ employee and customer base and the reduced probability of entering into drug discovery collaborations while concurrently pursuing various strategic transactions, including the merger with Infinity, required the evaluation of impairment of some of Discovery Partners’ long-lived assets. Discovery Partners considered all available evidence and developed estimates of the future cash generating capacity and the future expenditures associated with the various operating asset groups. The results indicated that more than one operating asset group are expected to generate negative cash flows and would not recover their carrying value. Therefore, the fair value of these long-lived assets was deemed to be zero. Discovery Partners recorded an impairment charge of $1.0 million during the three months ended March 31, 2005 on patent rights to a proprietary gene profiling system that is licensed and which enables Discovery Partners to offer toxicology research products and services. The loss of a customer required the reevaluation of the recoverability of the carrying value of the asset.

In the event that Discovery Partners is successful in selling or other disposing of its various operating assets, it is possible that Discovery Partners may not successfully recover the $5.8 million of total long-lived assets (excluding restricted cash) that are reflected on its consolidated balance sheet at March 31, 2006, which may result in future impairment charges up to this amount. Discovery Partners believes there are currently one or more viable alternatives that would not lead to a loss on the recoverability of the remaining long-lived assets at March 31, 2006. In the event that Discovery Partners is unable to successfully conclude the proposed merger with Infinity or is unsuccessful with the sale or disposition of its operating assets, its board of directors may decide to have Discovery Partners take the steps necessary to liquidate all of its assets, in which event the value realized by Discovery Partners’ stockholders would be significantly less than the $86.3 million of stockholders’ equity recorded on its consolidated financial statements as of March 31, 2006.

Interest income.    Interest income increased 84% to $855,000 for the three months ended March 31, 2006 compared to $465,000 for the three months ended March 31, 2005. The increase in interest income is due primarily to higher yields and a decrease in realized losses in the first quarter of 2006 compared to 2005.

Foreign currency transaction gains.    Discovery Partners realized $21,000 and $49,000 in foreign currency transaction gains in the three months ended March 31, 2006 and 2005, respectively.

Discontinued operations.    In October 2005, Discovery Partners sold the assets related to the IRORI® chemical synthesis, Crystal Farm® automated protein crystallization, and Universal Store™ compound storage system product lines for $1.9 million. Discovery Partners recognized an additional $165,000 of gain on the sale of these assets during the three months ended March 31, 2006, as a result of proceeds received for an aggregate gain on sale of these assets of $559,000.

Comparison of the Years Ended December 31, 2005, 2004 and 2003

Revenues.    Total revenue in 2005 decreased 21% to $34.8 million from $44.3 million in 2004 and $45.2 million in 2003. The decrease from 2004 to 2005 resulted primarily from decreases in chemistry services revenue and screening services revenue partially offset by increases in compound repository service revenue. The decrease in chemistry services revenue of approximately $7.2 million was due primarily to lower revenues generated from Pfizer and decreases in all other chemistry services. In the fourth quarter of 2004, Discovery Partners exercised its right to deliver additional compounds in 2004 under Discovery Partners’ contract with Pfizer, not to exceed the number of compounds scheduled for delivery in the first quarter of 2005 as stipulated in the contract. These additional shipments in 2004 equaled Discovery Partners’ allotment for the first quarter of 2005 and resulted in additional revenue of $4.2 million in the fourth quarter of 2004 that was not recognized in the first quarter of 2005. The decrease in screening services revenue of approximately $2.3 million resulted primarily from decreases in screening service activity. These decreases were partially offset by an increase of $3.8 million of compound repository service revenue generated by Discovery Partners’ contract with the NIH. The increase from 2003 to 2004 resulted primarily from increases in screening services revenue due primarily to new contracts as well as additional services provided on existing contracts in 2004.

In 2005, 2004 and 2003, 54%, 62% and 68%, respectively, of Discovery Partners’ revenue came from its chemistry contract with Pfizer. The agreement expired by its terms on January 6, 2006.

In 2005 and 2004, 14% and 3%, respectively, of Discovery Partners’ revenues came from the NIH funded contract. Revenues under the NIH contract are earned as costs are incurred to procure, inspect and ship compounds to NIH designated screening centers. In addition, the component of revenue earned, as compounds are purchased on behalf of the NIH, is recognized at the point the compounds pass certain quality standards, as specified by the NIH, and payment is made to the compound vendors. The timing of revenues earned is partially dependent on the timing of the NIH selection of compounds, the timing of procurement and processing of acquired compounds and the volume of screening activity at the NIH designated screening centers. In the event the NIH is delayed in the selection process of acquiring compounds, or such acquired compounds fail to meet the NIH specified standards, or if there are delays in the ramp up in the demand of the NIH designated screening centers, revenues recognized under this contract may be deferred to future periods. The NIH contract is subject to continued government funding.

Gross margins.    Gross margin decreased to $9.7 million in 2005 from $19.1 million in 2004 and $17.6 million in 2003. The decrease in gross margin in 2005 from 2004 is primarily due to the decrease in chemistry and screening service revenue volume as costs of sales remained constant. In the fourth quarter of 2004, Discovery Partners exercised its right to deliver additional compounds to Pfizer in 2004, not to exceed the number of compounds scheduled for delivery in the first quarter of 2005 as stipulated in the contract. These additional shipments in 2004 equaled its allotment for the first quarter of 2005 and resulted in additional gross margin of $3.1 million in the fourth quarter of 2004 that was not recognized in the first quarter of 2005. The increase in gross margin for 2004 over 2003 primarily relates to improved gross margins derived from higher volumes on chemistry and screening services.

Gross margin as a percentage of revenues decreased to 28% in 2005 from 43% in 2004 and 39% in 2003. The decrease in gross margin as a percentage of revenue for 2005 is primarily due to decreased volume in higher margin chemistry revenues and screening services. The decrease in chemistry gross margin as a percentage of revenue was partially offset by increased volume of lower margin NIH business in 2005 as this contract began in August of 2004. Gross margin as a percentage of chemistry services revenue decreased due to decreased revenues under its Pfizer agreement, decreases in medicinal chemistry services, and charges related to the restructuring of its South San Francisco facility in the fourth quarter of 2005, which included the impact of accelerated depreciation and reserves on raw material inventory totaling $380,000. The improvement in gross margin as a percentage of revenue for 2004 over 2003 was primarily related to improvements on chemistry and screening services as a result of improved margins as a percentage of revenue on the Pfizer contract and lower levels of excess capacity.

Research and development expenses.    Research and development expenses consist primarily of salaries and benefits, supplies and expensed development materials, and facilities costs including equipment depreciation. Research and development expenses increased 153% in 2005 to $3.9 million compared to $1.5 million in 2004. Research and development expenses increased 201% in 2004 to $1.5 million compared to $514,000 in 2003. Research and development expenses increased primarily due to the increased operating costs in the later half of 2005 as a result of the acquisition of the natural compound based discovery business from Biofrontera Discovery GmbH in April 2005 which represented $2.1 million of operating expenses, and from the redeployment of development scientists and engineers from direct revenue generating activities of customer funded R&D programs and collaborations to internal programs focused on in silico tools, screening assays and drug discovery process development. The increase in research and development expense in 2004 from 2003 is primarily due to an increase in internal research programs focused on in silico tools, targeted libraries, screening assays and drug discovery process development. Research and development expenses as a percentage of revenues were 11% in 2005, 3% in 2004 and 1% in 2003.

Selling, general and administrative expenses.    Selling, general and administrative expenses consist primarily of salaries and benefits for sales, marketing and administrative personnel, advertising and promotional expenses, professional services, and facilities costs. Selling, general and administrative expenses increased 5% to $16.1 million in 2005 compared to $15.4 million in 2004. Selling, general and administrative expenses increased 12% to $15.4 million in 2004 compared to $13.7 million in 2003. The increase in 2005 is primarily due to $1.3 million in termination benefits paid to its former Chief Executive Officer, Chief Operating Officer and other members of senior management in 2005 and $600,000 in increased consulting fees related to the evaluation of corporate strategic initiatives. These increases were partially offset by $1.1 million decrease in business development activities and decreases in various administrative costs. The increase from 2003 to 2004 was due primarily to an increase in business development activities and professional services fees primarily related to Sarbanes-Oxley compliance. These increases were partially offset by decreased incentive compensation costs due to underperformance against corporate goals. Selling, general and administrative expenses as a percentage of revenues were 46% in 2005, 35% in 2004 and 30% in 2003.

Impairment of long-lived assets.    Discovery Partners recorded $4.7 million in impairment charges on long-lived assets in 2005. Approximately $3.7 million of the impairment charges related to its prepaid royalty to Abbott Laboratories related to the µARCS screening technology. In connection with the restructuring of its chemistry operations Discovery Partners decided to discontinue the commercialization of the µARCS screening technology. Discovery Partners considered all available evidence and determined that no further benefit would be realized by use of this asset in current revenue generating or operating activities nor would any future cash flows be generated by use of this asset. $1.0 million of the impairment charges relate to patent rights to a proprietary gene profiling system that is licensed and which enables Discovery Partners to offer toxicology research products and services. The loss of a customer required the reevaluation of the recoverability of the gross carrying value of the asset. Discovery Partners considered all available evidence and developed estimates based on historical rates of attrition of the customer base, future cash generating capacity and future expenditures necessary to maintain the asset. Discovery Partners utilized an expected present value technique, in which a series of cash flow scenarios that reflect the range of possible outcomes are discounted, to estimate the fair value of the asset. If Discovery Partners is not successful in generating sufficient revenues in the future from this asset, Discovery Partners may be required to record additional impairment charges up to $684,000. The restructuring of its chemistry operations in South San Francisco and anticipated expiration of its chemistry collaboration with Pfizer required the reevaluation of the recoverability of the gross carrying value of the long-lived assets used in this facility. Discovery Partners determined the carrying value (after consideration of the change in estimated useful lives discussed above) was recoverable through the first quarter of 2006 and no additional impairment charges were required at December 31, 2005.

Restructuring expenses.    In the fourth quarter of 2005, discussions with Pfizer regarding a new collaboration to extend its services in the design and development of compounds exclusively for Pfizer were ended. In the absence of a new contract with Pfizer, Discovery Partners began the process of reducing its combinatorial chemistry and library synthesis operational capacity in a restructuring of its South San Francisco facility. In the fourth quarter of 2005 Discovery Partners recorded a $928,000 charge for restructuring activities resulting from this decision, which consisted of accrued one-time termination benefits. Restructuring expenses related to the closure of its Tucson facility were $112,000 in 2005 and $1.9 million in 2003 consisting of moving, relocation and other costs. Discovery Partners does not expect to incur any additional restructuring charges related to the Tucson closure.

Interest income, net of interest expense.    Discovery Partners realized $2.0 million in net interest income in 2005, compared to net interest income of approximately $1.4 million in 2004 and $1.8 million in 2003. The increase in net interest income in 2005 compared to 2004 is due primarily to higher yields on short-term investments in 2005. The decrease in 2004 compared to 2003 is primarily due to lower yields and losses realized in 2004.

Foreign currency transaction gains and losses.    Discovery Partners realized approximately $39,000 in foreign currency transaction gains in 2005, compared to losses of $265,000 in 2004 and $13,000 in 2003. The prior year loss is primarily a result of the completion of two significant contracts performed by its Swiss-based subsidiary which were denominated in U.S. dollars where no such significant settlements occurred in 2005 and 2003.

Discontinued operations.    In October 2005, Discovery Partners sold the assets related to the IRORI® chemical synthesis, Crystal Farm® automated protein crystallization, and Universal Store™ compound storage system product lines for $1.9 million, resulting in a net gain on sale of $394,000. The results of discontinued operations presented in 2004 and 2003 relate to the assets sold in 2005.

Income taxes.    At December 31, 2005, Discovery Partners had federal and California income tax net operating loss carryforwards of approximately $28.9 million and $14.7 million, respectively. In addition, Discovery Partners had foreign tax net operating loss carryforwards of approximately $9.93 million, which will begin to expire in 2008. The difference between the federal and California net tax operating loss carryforwards is primarily attributable to the capitalization of research and development expenses and the percentage limitation on the carryover of net operating losses for California income tax purposes. The federal tax loss carryforwards will begin to expire in 2010 unless previously utilized. The California tax loss carryforwards will continue to expire in 2006. Discovery Partners also has federal and California research tax credit carryforwards of approximately $2.7 million and $1.4 million, respectively. The federal research tax credit carryforwards will begin to expire in 2011 unless previously utilized. The California research tax credits will carry forward indefinitely. Pursuant to Internal Revenue Code Sections 382 and 383, use of its net operating loss and credit carryforwards may be limited because of a cumulative change in ownership of more than 50%, which may have occurred for tax purposes. As of December 31, 2005, Discovery Partners had approximately $30.2 million in tax-deductible goodwill and other intangibles related to the purchase of Axys Advanced Technologies in April 2000. The majority of this amount is amortized over a 15-year period for tax purposes. Discovery Partners has provided a 100% valuation allowance against the related deferred tax assets as realization of such tax benefits is uncertain.

Inflation

Discovery Partners does not believe that inflation has had a material impact on its business or operating results during the periods presented.

Liquidity and Capital Resources

Since its inception, Discovery Partners has funded its operations with $39.0 million of private equity financings and $94.7 million of net proceeds from its initial public offering in July 2000.

In May 2004 its secondary public offering was declared effective by the SEC. A total of 8,305,300 shares of common stock at a price of $5.00 per share were made available to the public. Axys Pharmaceuticals, Inc., then a stockholder of Discovery Partners, registered 7,222,000 shares for resale, with the remaining 1,083,300 shares registered for sale by Discovery Partners to the underwriters to cover over-allotments. Discovery Partners received proceeds from the offering, of the shares registered for sale by it, of $5.1 million net of underwriters discounts.

At March 31, 2006, cash and cash equivalents and short-term investments totaled approximately $80.1 million, compared to $83.5 million at December 31, 2005.

Operating Activities.    Discovery Partners relies on cash on hand and cash flows from operations to provide working capital for current and future operations. Discovery Partners believes Discovery Partners has sufficient cash resources to fund existing operations through 2006.

Cash flows used in operating activities, from continuing operations, totaled $2.6 million for the first quarter of 2006 compared to cash provided by operating activities, from continuing operations, of $4.9 million in the first quarter of 2005. The decrease in operating cash flows in the first quarter of 2006 compared to the first quarter of 2005 was primarily due to Discovery Partners’ net operating loss which more than offset proceeds received from its customers in the first quarter of 2006. Cash flows provided by operating activities for continuing operations totaled $5.5 million in 2005 compared to $3.7 million in 2004 and $7.8 million in 2003. The increase in operating cash flows in 2005 compared to 2004 was primarily due to the impact of a reduction in working capital requirements, caused by lower revenue volumes, and the impact of non-cash adjustments related to asset impairment and restructuring charges which more than offset the impact of negative operating results for the year. The decrease in operating cash flows from 2004 compared to 2003 is primarily due to a significant decrease in prepayments received from its customers and a significant increase in 2003 incentives paid to key employees in the first quarter of 2004 offset partially by improved operating results, a decrease in inventory and a decrease in payments made against the restructuring accrual. Discovery Partners currently expects an operating loss for the year ending December 31, 2006, which would negatively impact its cash flows from operations in the future.

Additionally, on November 29, 2005, Discovery Partners announced the restructuring of its South San Francisco facility. The restructuring plan consisted of a reduction in workforce and the consolidation of excess facilities. As of March 31, 2006, Discovery Partners has incurred $1.5 million of charges relating to the benefits payable to terminated employees and approximately $1.0 million of charges related to lease obligations. Discovery Partners anticipates incurring an additional $84,000 of termination benefits in the second quarter of 2006. Amounts are subject to changes based on actual terminations and actual sublease income.

Investing Activities.    Cash provided by investing activities, from continuing operations, totaled $3.5 million in the first quarter of 2006 compared to $16.4 million in the first quarter of 2005. The decrease in cash provided by investing activities in the first quarter of 2006 compared to the first quarter of 2005 is due primarily to an increase in investment of highly liquid investments classified as cash equivalents versus short-term investments during the first quarter of 2006. Cash provided by investing activities from continuing operations totaled $4.8 million in 2005 compared to cash used of $5.2 million in 2004 and $8.4 million in 2003. The increase in cash available from investing activities is primarily a result of a decrease in the investment of short-term marketable securities as Discovery Partners redirected more cash resources to highly liquid investments, reflected as cash equivalents. The decrease in cash used in investing activities in 2004 compared to 2003 is due primarily to a $2.0 million royalty prepayment made in the first quarter of 2003 as required under its exclusive µARCS license agreement with Abbott Laboratories, which was fully impaired at December 2005. No additional prepayments are required under this agreement. Discovery Partners’ primary objective for its investment portfolio is to preserve principal while maintaining adequate liquidity to meet projected cash requirements. A secondary objective is to achieve a yield on investments commensurate with the risk levels associated with the primary objective.

Discovery Partners currently anticipates utilizing approximately $3.0 million to $9.0 million to pursue strategic initiatives, including fees associated with the merger, such as a transaction fee payable to its financial advisors, consulting fees, key employee retention benefits and legal and accounting support. Discovery Partners currently anticipates investing approximately $500,000 to $750,000 during the remainder of 2006 for leasehold improvements and capital equipment necessary to support existing operational needs that remain under current purchase commitments. These capital expenditures primarily relate to operational requirements in support of the NIH contract.

Discovery Partners’ actual future capital requirements will depend on a number of factors, including expenses associated with unforeseen litigation, regulatory changes, competition and technological developments, and the timing of the merger and any successful divestitures of its operating assets as well as research and development spending.

Financing Activities.    Cash provided by financing activities totaled $24,000 and $153,000 in the first quarter of 2006 and 2005, respectively. This change is primarily due to lower proceeds from the exercise of stock options.

Cash provided by financing activities totaled $129,000 in 2005 compared to $5.6 million in 2004 and cash used in financing activities totaling $634,000 in 2003. This change is primarily due to the sale of approximately 1.1 million shares of its common stock generating $5.1 million in net proceeds during the second quarter of 2004. Historically, Discovery Partners had debt obligations under lease and line of credit agreements. Net payments made under these agreements totaled $245,000 in 2005 and $1.1 million in 2003. As of March 31, 2006, Discovery Partners had no debt obligations.

On October 4, 2001, Discovery Partners’ board of directors approved a Stock Repurchase Plan, authorizing Discovery Partners to repurchase up to 2,000,000 shares of common stock at no more than $3.50 per share. In 2003, Discovery Partners purchased 115,000 shares under this Plan for $289,000. Discovery Partners did not purchase any shares in 2005 or 2004 pursuant to this Plan. Under the merger agreement, Discovery Partners is restricted from purchasing additional shares under this plan.

Contractual Obligations

Discovery Partners has entered into various agreements that obligate Discovery Partners to make future payments. The table below sets forth the contractual cash obligations that exist as of March 31, 2006:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
Minimum license fees (A)	$75,000	$15,000	$20,000	$20,000	$20,000
Firm purchase orders	676,375	676,375	—	—	—
Operating leases	10,130,001	3,359,906	4,501,977	1,236,002	1,032,116
Employee commitments (B)	3,833,178	3,833,178	—	—	—
Other contractual commitments (C)	3,036,000	3,036,000	—	—	—

Total contractual cash obligations	$17,750,554	$10,920,459	$4,521,977	$1,256,002	$1,052,116

(A)	The terms of the license agreements generally range from the remaining life of the patent up to 25 years.

(B)	On March 30, 2006, the compensation committee of Discovery Partners’ board of directors approved a severance and retention bonus plan for Discovery Partners’ key employees, including certain key executive officers, to remain with Discovery Partners throughout the process of implementing strategic initiatives, which include the sale or other disposition of Discovery Partners’ operating assets and the merger. In general, payments under these arrangements are contingent on various events.

(C)	Amounts consist primarily of a contingent obligation, which could range between $1.3 million and $3.0 million, to Discovery Partners’ financial advisor in connection with the successful closing of the merger.

Discovery Partners does not have any off-balance sheet financing arrangements.

Recent Accounting Pronouncements

In November 2005, the FASB issued SFAS 115-1 and SFAS 124-1 relating to the determination and measurement of other-than-temporary losses for investments. The guidance in these statements shall be applied to reporting periods beginning after December 15, 2005 and earlier application is permitted. Discovery Partners does not believe adopting this statement will have a material impact on its financial condition or results of operation. There are no investments held at March 31, 2006, which are considered to be temporarily or other-than-temporarily impaired beyond 12 months. Discovery Partners will record an impairment charge if securities held continue to be impaired beyond twelve months or if other factors indicate there is permanent impairment. Discovery Partners regularly monitors and evaluates the realizable value of its marketable securities. When assessing marketable securities for other-than-temporary declines in value, Discovery Partners considers such factors as, among other things, how significant the decline in value is as a percentage of the original cost, how long the market value of the investment has been less than its original cost and the market in general. Discovery Partners believes that the decline in the value of its marketable securities is temporary and related to the change in market interest rates since purchase. The decline is not related to any company or industry specific event, and all portfolio investments are investment grade quality. Discovery Partners anticipates full recovery of amortized cost with respect to these securities at maturity or sooner in the event of a change in the market interest rate environment.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT

DISCOVERY PARTNERS’ MARKET RISK

Short-Term Investments

Discovery Partners’ interest income is sensitive to changes in the general level of U.S. interest rates, particularly since a significant portion of Discovery Partners’ investments are and will be in short-term marketable securities, U.S. government securities, asset-backed securities and corporate bonds. Discovery Partners does not enter into investments for trading or speculative purposes. Due to the nature and maturity of Discovery Partners’ short-term investments, Discovery Partners has concluded that there is no material market risk exposure to Discovery Partners’ principal. The average maturity of Discovery Partners’ investment portfolio is six months. A 1% change in interest rates would have an effect of approximately $371,000 on the value of Discovery Partners’ portfolio as determined at March 31, 2006.

Foreign Currency Rate Fluctuations

The functional currency for Discovery Partners’ Discovery Partners International AG (DPI AG) group is the Swiss franc. The financial statements of Discovery Partners International GmbH (DPI GmbH), which is wholly owned by DPI AG, are re-measured using the Swiss Franc as the functional currency, after transacting in its local currency, the Euro. The financial statements of DPI GmbH are consolidated with the DPI AG financials. DPI AG accounts are translated from their local currency to the U.S. dollar using the current exchange rate in effect at the balance sheet date for the balance sheet accounts, and using the average exchange rate during the period for revenues and expense accounts. The effects of translation for Discovery Partners’ consolidated DPI AG group are recorded as a separate component of stockholders’ equity (accumulated other comprehensive income (loss)). DPI AG conducts its business with customers in local currencies. Exchange gains and losses arising from these transactions are recorded using the actual exchange differences on the date the transaction is settled.

The financial statements of DPI LLC are remeasured from the local currency, the Japanese Yen, to its functional currency, the U.S. dollar. Exchange gains and losses arising from transactions are recorded using the actual exchange differences on the date the transaction is settled.

Discovery Partners’ has not in the past taken any action to reduce its exposure to changes in foreign currency exchange rates, such as options or futures contracts, with respect to transactions with DPI AG, DPI GmbH and DPI LLC or transactions with Discovery Partners’ worldwide customers, but could begin to hedge against foreign exchange transaction gains and losses resulting from non-Swiss franc invoices issued to customers by DPI AG in the future. A 10% change in the value of the Swiss franc, Euro and Japanese Yen, collectively, relative to the U.S. dollar throughout 2005 would have resulted in a 2% change in revenue for the three months ended March 31, 2006.

INFINITY MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with “Selected Historical Financial Data of Infinity” and Infinity’s financial statements and accompanying notes appearing elsewhere in this joint proxy statement/prospectus. This discussion contains forward-looking statements, based on current expectations and related to future events and Infinity’s future financial performance, that involve risks and uncertainties. Infinity’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many important factors, including those set forth under “—Risks Related to Infinity,” “—Risks Related to the Combined Company” and elsewhere in this joint proxy statement/prospectus.

Overview

Infinity’s mission is to discover, develop, and deliver to patients first-in-class or best-in-class medicines for the treatment of cancer and related conditions. Infinity has built a pipeline of innovative product candidates for multiple cancer indications, all of which represent proprietary applications of Infinity’s expertise in small molecule drug technologies.

In the near term, the key driver of Infinity’s success will be its ability to successfully commence and complete clinical trials for its product candidates and advance the development of its discovery-stage research programs. In the longer term, the key driver of Infinity’s success will be its ability to commercialize products based upon its proprietary technologies, either alone or in collaboration with others. Infinity’s lead product candidate, IPI-504, is currently being studied in two Phase I clinical trials. Both trials are disease-focused and are targeting cancers that are refractory, or resistant, to other treatments. The first clinical trial is evaluating IPI-504 in patients who have multiple myeloma; the second is evaluating the compound in patients who have gastrointestinal stromal tumors. Infinity currently expects Phase II clinical trials of IPI-504 to begin by early 2007. Infinity’s next most advanced product candidate, IPI-609, is being evaluated in preclinical studies, and Infinity currently expects to initiate Phase I clinical trials by early 2007. The compound is directed against the Hedgehog signaling pathway which has been implicated in many aggressive cancers, including certain cancers of the pancreas, prostate, lung, breast, and brain. The goal of Infinity’s third program, which is in the discovery stage of research, and is being undertaken in collaboration with Novartis, is to identify inhibitors of the Bcl-2/Bcl-xL family of proteins. Bcl-2 and its related protein Bcl-xL act as “brakes” on programmed cell death and are key regulators of apoptosis. Many cancer cells have higher than normal levels of Bcl-2 and Bcl-xL. This allows them to evade apoptosis and, for example, become resistant to chemotherapy. Infinity is seeking to develop compounds for a broad range of cancers that target Bcl-2/Bcl-xL to inhibit its effect on cells. Infinity also has several other development programs in the discovery research stage that target cancer, hyperproliferative disorders and related conditions.

Infinity has entered into three technology access alliances relating to its diversity oriented synthesis technologies that have provided it with over $60 million of up-front license fees, equity payments and other near-term committed revenues and, with respect to one such alliance, potential milestone and royalty payments upon successful commercial development of select products resulting from such alliance. Pursuant to these alliances, Novartis Pharmaceuticals International, Ltd., Amgen, Inc. and Johnson & Johnson Pharmaceutical Research & Development, a division of Janssen Pharmaceutica N.V., have been granted non-exclusive rights to use subsets of Infinity’s collection of diversity oriented synthesis compounds in their own internal drug discovery programs.

Infinity has also entered into an alliance with Novartis Institutes for BioMedical Research to discover, develop and commercialize drugs targeting the family of Bcl-2 proteins. Under the terms of the agreement, Novartis has paid Infinity $20.0 million in up-front license fees and equity payments and has committed research funding of approximately $10.0 million over the initial two-year research term. Assuming the strategic alliance continues for its full term and specified research, development and commercialization milestones are achieved for multiple products for multiple indications, total payments to Infinity could exceed $400.0 million. In addition, Infinity is entitled to receive royalties upon successful commercialization of any products developed in the alliance. The two companies will conduct joint research to identify molecules for clinical development and, thereafter, Infinity may, under specified conditions, participate in clinical development, which will be led and paid for by Novartis worldwide. Upon commercialization, Infinity has an option to co-detail Bcl-2 family inhibitors in the United States with Infinity’s detailing costs to be reimbursed by Novartis.

Infinity has incurred net losses since inception as it has devoted substantially all of its resources to research and development, including early-stage clinical trials. As of March 31, 2006, Infinity’s accumulated deficit was approximately $138 million. Infinity expects to incur substantial and increasing losses for the next several years as it continues to expend substantial resources seeking to successfully research, develop, manufacture, obtain regulatory approval for, market and sell any product candidates. Infinity expects that in the near term, it will incur substantial losses relating primarily to costs and expenses relating to its efforts to advance the development of IPI-504 and IPI-609.

Infinity has not generated any revenue from the sale of drugs since its inception and does not expect to generate any revenue from the sale of drugs for the next several years. Because Infinity’s product candidates are at an early stage of clinical and preclinical development and the outcome of these efforts is uncertain, Infinity cannot estimate the actual amounts necessary to successfully complete the development and commercialization of its product candidates or whether, or when, it may achieve profitability.

Infinity believes that its available cash and cash equivalents and short-term investments at March 31, 2006, without giving effect to the consummation of the merger, will provide sufficient funds to enable it to meet its ongoing working capital requirements at least through December 31, 2006. If the merger is not consummated and Infinity is unable to raise additional funds prior to that date, it may not have funds sufficient to allow it to continue in operational existence and to meet its liabilities beyond 2006. Infinity’s ability to continue as a going concern beyond 2006 is dependent on its ability to access further cash resources through the successful conclusion of one of the following scenarios:

•	The consummation of the merger, which would give Infinity access to Discovery Partner’s cash resources. Assuming the merger closes and Discovery Partners’ net cash at closing is approximately $70.0 million, Infinity believes that it would have sufficient funds to support its current operating plan through at least December 31, 2007.

•	If the merger is not completed, Infinity would be dependent on accessing additional capital necessary to fund its operations beyond December 31, 2006 through public or private equity offerings, debt financings, and/or collaborative and licensing arrangements. However, additional funds or other third-party arrangements may not be available in the near term or on terms that are acceptable to Infinity, if at all.

Infinity cannot assure you that the proposed merger with Discovery Partners will be completed or that Infinity’s efforts to raise additional private or public funding will be successful. If adequate funds are not available in the near term, Infinity may be required to:

•	terminate or delay clinical trials of IPI-504 or the preclinical development of IPI-609 or one or more of its other preclinical drug candidates;

•	curtail significant discovery-stage drug development programs that are designed to identify new drug candidates; and/or

•	relinquish rights to product candidates or development programs that it may otherwise seek to develop or commercialize itself.

Financial Operations Overview

Revenue

All of Infinity’s revenue to date has been derived from license fees, reimbursements of research and development costs and contract service revenue received from its strategic alliance partners. Because Infinity is the party responsible for providing the research services under these arrangements, Infinity recognizes the reimbursements of the costs associated with Infinity’s research efforts as revenue, not as a net research expense, and recognizes these reimbursements as revenue as it incurs the related costs. In the future, Infinity will seek to generate revenue from a combination of product sales, up-front license fees, research and development support services and milestone payments in connection with strategic relationships, and royalties resulting from the license of its intellectual property. Infinity expects that any revenue it generates will fluctuate from quarter to quarter as a result of the timing and amount of research and development, milestone and other payments received under its collaborative or strategic relationships and related continuing obligations, and the amount and timing of payments it receives upon the sale of its products, to the extent any are successfully commercialized. If Infinity fails to complete the development of its drug candidates in a timely manner or obtain regulatory approval, Infinity’s ability to generate future revenue, and its financial condition and results of operations, would be materially adversely affected.

Research and Development

Since inception, Infinity has focused on drug discovery and development programs, with particular emphasis on cancer drugs. Infinity currently has three lead programs in research and development:

•	IPI-504, for the treatment of refractory multiple myeloma and gastrointestinal stromal tumors, which is currently being studied in two Phase I clinical trials and for which Infinity expects to begin Phase II clinical trials in early 2007;

•	IPI-609, a preclinical compound directed against the Hedgehog signaling pathway that is implicated in certain cancers and for which Infinity expects to begin Phase I clinical trials in early 2007; and

•	its Bcl inhibitor program, which is currently in lead optimization in collaboration with Novartis.

Research and development expenses represented approximately 73%, 84%, 85%, 83%, and 83% of Infinity’s total operating expenses for the years ended December 31, 2003, 2004 and 2005, and the three months ended March 31, 2005 and 2006, respectively. Infinity expenses research and development costs as incurred. Research and development expense consists of expenses incurred in identifying, researching, developing and testing product candidates. These expenses primarily consist of the following:

•	compensation of personnel associated with research activities, including consultants and contract research organizations;

•	laboratory supplies and materials;

•	manufacturing drug candidates for preclinical testing and clinical studies;

•	preclinical costs, including toxicology studies;

•	fees paid to professional service providers for independent monitoring and analysis of Infinity’s clinical trials;

•	depreciation of equipment; and

•	allocated costs of facilities.

Infinity began to track and accumulate costs by major program starting on January 1, 2006. Infinity’s major research and development costs prior to December 31, 2005 were largely related to IPI-504. During the three months ended March 31, 2006, Infinity estimates that it incurred the following expenses by program. These expenses relate primarily to payroll and related expenses for personnel working on the programs, drug development and manufacturing, preclinical toxicology studies and clinical trial costs.

Program	Three Months Ended March 31, 2006
IPI-504	$1.4 million
IPI-609	2.8 million
Bcl	1.1 million

Infinity does not believe that the historical costs associated with its lead drug development programs are indicative of the future costs associated with these programs or any other future drug development programs. Moreover, there is significant uncertainty regarding Infinity’s ability to successfully develop any drug candidates. These risks include the uncertainty of:

•	the scope, rate of progress and cost of its clinical trials of IPI-504, its planned clinical trials of IPI-609 and any other clinical trials it may commence in the future;

•	the scope, rate and progress of its preclinical studies and other research and development activities;

•	clinical trial results;

•	the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights relating to its programs under development;

•	the terms and timing of any strategic alliance, licensing and other arrangements that it has or may establish relating to its programs under development;

•	the cost and timing of regulatory approvals;

•	the cost of establishing clinical supplies of any product candidates; and

•	the effect of competing technological and market developments.

A further discussion of some of the risks and uncertainties associated with completing Infinity’s drug development programs on schedule, or at all, and the potential consequences of failing to do so, are set forth in “—Risks Related to Infinity” elsewhere in this joint proxy statement/prospectus.

Because of the risks inherent in drug discovery and development, Infinity cannot reasonably estimate or know: the nature, timing and estimated costs of the efforts necessary to complete the development of its programs; the anticipated completion dates of these programs; or the period in which material net cash inflows are expected to commence, if at all, from the programs described above and any potential future product candidates. Any failure by Infinity or a strategic alliance partner to complete any stage of the development of any potential products in a timely manner could have a material adverse effect on Infinity’s operations, financial position and liquidity.

General and Administrative

General and administrative expense consists primarily of salaries and other related costs for personnel in executive, finance, accounting, business development, information technology infrastructure and human resource functions. Other costs include facility costs not otherwise included in research and development expense and professional fees for legal and accounting services.

General and administrative expense also consists of the costs of maintaining and overseeing Infinity’s intellectual property portfolio, which include the salaries of in-house legal counsel, the cost of external counsel and the associated filing and maintenance fees.

Following the merger, Infinity anticipates increases in general and administrative expense for investor relations and other activities associated with operating as a publicly-traded company, including costs incurred in connection with maintaining compliance with the Sarbanes-Oxley Act of 2002. These increases also will likely include the hiring of additional personnel. Infinity expects that it will continue to incur increased internal and external business development costs to support its various product development efforts, which may vary from period to period.

Interest and Investment Income and Expense

Interest and other income and expense consist primarily of interest earned on cash, cash equivalents and short-term investments, net of interest expense and amortization of issuance costs of Infinity’s outstanding series A and B preferred stock warrants.

Results of Operations

Comparison of the Three Months Ended March 31, 2005 and 2006

The following table summarizes Infinity’s results of operations with respect to the items set forth in such table for the three months ended March 31, 2005 and 2006, in thousands, together with the change in such items in dollars and as a percentage.

	For the Three Months Ended March 31,
	2005	2006	$ Change	% Change
Revenue	—	$719	$719	100%
Research and Development Expenses	$7,032	9,678	2,646	38%
General and Administrative Expenses	1,400	1,973	573	41%
Interest Expense	(226)	(142)	84	(37%)
Interest and Investment Income	259	194	(65)	(25%)

Revenue. Infinity recorded no revenue in the 2005 period. Revenue in the 2006 period was a result of the strategic alliance agreement entered into in February 2006 with Novartis. Infinity anticipates recognizing approximately $6.5 million of revenue under the 2006 Novartis agreement in the last nine months of 2006, consisting of the amortization of the license fee received under the agreement, which is being amortized over the expected four-year term of the agreement, and the monthly reimbursement of research and development funding related to the agreement, assuming that such agreement continues in accordance with its terms. Furthermore, Infinity anticipates recognizing approximately $1.0 million in the last nine months of 2006, related to the Johnson & Johnson technology access agreement, assuming that such agreement continues in accordance with its terms, and assuming Infinity successfully delivers the required chemical compounds pursuant to the agreement.

Research and Development Expenses. The principal components of the research and development expense increase in the 2006 period when compared to the 2005 period were as follows: (1) an increase of $2.0 million for external costs of clinical trials related to IPI-504, toxicology studies primarily related to IPI-609, other preclinical testing, and product manufacturing for preclinical testing and clinical trials of IPI-609 and IPI-504, respectively; and (2) an increase of $550,000 for personnel costs due to new hires since March 31, 2005, annual salary raises and costs associated with expensing stock option grants of $239,182.

General and Administrative Expenses. The increase in general and administrative expense in the 2006 period when compared to the 2005 period principally was a result of: (1) an increase of $300,000 related to legal expenses for intellectual property and strategic alliance agreement work; and (2) costs associated with expensing stock option grants of $243,304.

Interest Expense. Interest expense declined in the 2006 period when compared to the 2005 period as Infinity began to pay off the principal amount of its outstanding debt, resulting in a decrease in related interest expense.

Interest and Investment Income. The decrease in interest and investment income in the 2006 period when compared to the 2005 period was a result of lower average balances of cash, cash equivalents and investments offset slightly by higher yields earned on Infinity’s investments due to an increase in interest rates.

Comparison of the Year Ended December 31, 2004 and 2005

The following table summarizes Infinity’s results of operations with respect to the items set forth in such table for the years ended December 31, 2004 and 2005, together with the change in such items in dollars and as a percentage.

	Years Ended December 31
	2004	2005	$ Change	% Change
Revenue	—	$522	$522	100%
Research and Development Expenses	$28,396	31,460	3,064	11%
General and Administrative Expenses	5,290	5,530	240	5%
Interest Expense	(1,005)	(784)	221	(22%)
Interest and Investment Income	603	883	280	46%

Revenue. Infinity recorded no revenue in 2004. Revenue in 2005 was a result of the technology access agreement entered into with Johnson & Johnson in December 2004. In 2005, Infinity successfully delivered a number of acceptable compounds to Johnson & Johnson and, accordingly, recognized revenue relating to the delivery of those compounds. Infinity anticipates recognizing approximately $1.0 million of revenue in 2006 related to the Johnson & Johnson agreement assuming the agreement continues in accordance with its terms and Infinity delivers additional required chemical compounds pursuant to the agreement.

Research and Development Expenses. The principal components of the research and development expense increase in 2005 when compared to 2004 were as follows: (1) an increase of $2.4 million for external costs of clinical trials, toxicology studies, and product candidate manufacturing for IPI-504 and IPI-609 and (2) an increase of approximately $600,000 for personnel costs, research supplies and other costs relating to research and development activities, including laboratory equipment-related expenses and research and development facilities.

General and Administrative Expenses. General and administrative expenses increased in 2005 when compared to 2004 principally due to increases of: (1) $100,000 for personnel costs and related expenses; and (2) $150,000 for legal, intellectual property and trademark costs and investor relations cost.

Interest Expense. Interest expense declined in 2005 when compared to 2004 as a result of Infinity beginning to pay off the principal amount of its outstanding debt resulting in a decrease in related interest expense.

Interest and Investment Income. Interest and investment income increased in 2005 when compared to 2004 due to higher yields earned on Infinity’s investments due to an increase in interest rates, which was slightly offset by lower average balances of cash, cash equivalents and investments in 2005.

Comparison of the Year Ended December 31, 2003 and 2004

The following table summarizes Infinity’s results of operations with respect to the items set forth in such table for the years ended December 31, 2003 and 2004, together with the change in such items in dollars and as a percentage.

	Years Ended December 31
	2003	2004	$ Change	% Change
Revenue	$152	—	$(152)	(100%)
Research and Development Expenses	24,405	$28,396	3,991	16%
General and Administrative Expenses	7,777	5,290	(2,487)	(32%)
Restructuring Expenses	1,296	—	(1,296)	(100%)
Interest Expense	(882)	(1,005)	(123)	14%
Interest and Investment Income	358	603	245	68%

Revenue. Infinity recorded no revenue in 2004. Revenue in 2003 was the result of the completion of a research agreement executed in December 2003 for which all services were rendered in 2003.

Research and Development Expenses. The principal components of the research and development expense increase in 2004 when compared to 2003 were as follows: (1) an increase of $3.0 million for external costs of toxicology studies, general lab supplies and other preclinical testing and clinical product manufacturing; and (2) an increase of approximately $1.0 million for personnel costs related to new hires as Infinity expanded its drug discovery capabilities.

General and Administrative Expenses . General and administrative expenses decreased in 2004 when compared to 2003 principally due to a decrease in personnel costs and related overhead resulting from a cost rebalancing plan executed in 2003 and the related reduction in headcount and sublease of some of Infinity’s facility space in 2004.

Restructuring Expense. Infinity recorded no restructuring expense in 2004. In 2003, Infinity executed a cost rebalancing plan to decrease its ongoing cash burn in certain areas of its business. Under the plan, Infinity terminated approximately 23 employees, primarily employees in Infinity’s general and administrative group. The restructuring expense represented primarily severance costs, loan forgiveness and fees for outplacement services.

Interest Expense. Interest expense increased in 2004 when compared to 2003 as a result of Infinity drawing down on its equipment debt facility resulting in an increase in interest expense as Infinity began to repay the interest on such debt.

Interest and Investment Income. Interest and investment income increased in 2004 when compared to 2003 as a result of a higher average balance of cash, cash equivalents and investments in 2004, and higher yields earned on investments due to an increase in the interest rate.

Liquidity and Capital Resources

Sources of Liquidity

Since its inception, Infinity has not generated any revenue from the sale of drugs and has relied on the proceeds from sales of equity securities, interest on investments, license fee and contract service payments, and debt. Infinity has incurred significant losses since its inception.

As of March 31, 2006, Infinity has received net proceeds of approximately $138 million from the issuance of equity securities, primarily convertible preferred stock. In November and December 2004, Infinity sold a total of 5,555,555 shares of series C convertible preferred stock for proceeds of $25.0 million and, in February 2006, Infinity sold a total of 1.0 million shares of series D convertible preferred stock for proceeds of $5.0 million.

Through March 31, 2006, Infinity has received an aggregate of $17.6 million in license fee and contract service payments.

Infinity has also borrowed $19.5 million of equipment debt to finance its equipment purchases. In March 2006, Infinity borrowed an additional $5.0 million in debt to fund its on-going operations.

At March 31, 2006, Infinity had cash, cash equivalents and available-for-sale marketable securities of $23.9 million as compared to $37.1 million at March 31, 2005. The higher balance at March 31, 2005 was primarily due to the receipt of proceeds of $25.0 million related to the sale of shares of series C convertible preferred stock in November and December 2004 and operating losses and working capital movements from March 31, 2005 to March 31, 2006. Cash and cash equivalents decreased from $44.6 million at December 31, 2004 to $11.0 million at December 31, 2005 due to additional operating losses, capital equipment purchases and repayment of debt.

Net cash provided by (used in) operating activities increased $9.3 million, from $(5.1) million in the three months ended March 31, 2005 to $4.2 million in the three months ended March 31, 2006. This increase was due to an increase in working capital movements. This increase was slightly offset by an increase in operating losses incurred in funding ongoing operations.

Net cash used in investing activities decreased $4.8 million, from $(5.1) million in the three months ended March 31, 2005 to $(300,000) in the three months ended March 31, 2006. Infinity’s investment activities in these periods consisted primarily of the investment of proceeds from the sales of shares of convertible preferred stock and purchases of capital equipment.

Net cash provided by (used in) financing activities increased $9.8 million, from $(1.0) million in the three months ended March 31, 2005 to $8.8 million in the three months ended March 31, 2006. Infinity’s financing activities in these periods consisted primarily of the sale of shares of convertible preferred stock and the drawdown of debt.

Infinity currently expects to have no material capital expenditures for the remainder of 2006.

As of December 31, 2005, Infinity had contractual obligations relating to its facilities and equipment and certain software agreements as follows:

	Payments Due by Period
Contractual Obligations	Total	2006	2007	2008	2009	2010	2011 and Beyond
Equipment loans and capital leases	$5,770	$3,728	$1,668	$374	—	—	$—
Debt*	5,000	—	1,673	2,032	1,295	—	—
Software contract obligation	600	150	150	150	150	—	—
Accrued payment to strategic alliance partner	950	475	475	—	—	—	—
Operating lease obligations	31,691	4,191	4,317	4,447	4,581	4,717	9,438
Total contractual cash obligations	$44,011	$8,544	$8,283	$7,003	$6,026	$4,717	$9,438

* The above table includes $5.0 million of debt Infinity borrowed in March 2006 but does not include an additional $5.5 million of debt which Infinity has the ability to draw down through June 30, 2006.

In the event that Discovery Partners’ operating assets are not sold or otherwise disposed of by Discovery Partners prior to the closing of the merger and, following the closing of the merger, Infinity does not sell, or otherwise dispose of such assets, Infinity could incur approximately $23.1 million in liquidating Discovery

Partners’ operating assets. The liquidation costs include severance payments and non-cancelable leases and performance obligations under certain Discovery Partners contracts which Infinity could not cancel.

Infinity’s management believes that it has sufficient funds, before giving effect to the closing of the merger, to enable it to meet its ongoing working capital requirements at least through December 31, 2006. Assuming the merger closes and Discovery Partners’ net cash at closing is approximately $70 million, Infinity believes that it would have sufficient funds to support its current operating plan through at least December 31, 2007. For a further discussion of the risks related to the availability of cash to fund Infinity’s future operations, please see “—Overview” in this section.

Critical Accounting Policies

Infinity’s discussion and analysis of its financial condition and results of operations are based on its financial statements, which have been prepared in accordance with United States generally accepted accounting principles, or GAAP. The preparation of these financial statements requires Infinity to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Note 2 of the notes to Infinity’s financial statements included elsewhere in this joint proxy statement/prospectus includes a summary of Infinity’s significant accounting policies and methods used in the preparation of Infinity’s financial statements. On an ongoing basis, Infinity’s management evaluates its estimates and judgments, including those related to revenue, accrued expenses, and the fair value of its common stock. Infinity’s management bases its estimates on historical experience, known trends and events, and various other factors that it believes to be reasonable under the circumstances, the results of which form its basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Infinity’s management believes the following accounting policies and estimates are most critical to aid you in understanding and evaluating Infinity’s reported financial results.

Revenue

Revenues to date have been generated by license fees and contract service revenue received from Infinity’s strategic alliance partners and, accordingly, Infinity recognizes revenue in accordance with the SEC’s Staff Accounting Bulletin, or SAB, No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition, and Emerging Issues Task Force, or EITF, No. 00-21, Revenue Arrangements With Multiple Deliverables. The terms of the agreements typically include payment to Infinity of non-refundable up-front license fees and, in some cases, funding of research and development efforts, milestone payments if specified objectives are achieved and/or royalties on product sales, if any.

Agreements containing multiple elements are divided into separate units of accounting if certain criteria are met, including whether the delivered element has stand-alone value to the customer and whether there is objective and reliable evidence of fair value of the undelivered obligation(s). Infinity allocates the consideration it receives among the separate units based on their respective fair values or the residual method, and the applicable revenue recognition criteria are applied to each of the separate units.

Infinity recognizes revenues from non-refundable, up-front license fees on a straight-line basis over the contracted or estimated period of performance, which is typically the research or development term. Research and development funding is recognized as earned, ratably over the period of effort.

Infinity recognizes substantive milestones as earned when the corresponding payment is reasonably assured and Infinity has evidence of fair value for its remaining obligations, if any. Infinity recognizes substantive milestones over the period of performance when the corresponding payment is reasonably assured, but Infinity does not have fair value for its remaining obligations. This generally results in a portion of the milestone payment being recognized as revenue at the date the milestone is achieved, which portion is equal to the applicable percentage of the performance period that has elapsed as of the date the milestone is achieved, with the balance being deferred and recognized over the remaining period of performance. Infinity evaluates whether milestones are substantive at the inception of the agreement based on the contingent and at-risk nature of the milestone, specifically reviewing factors such as the technological risk that must be overcome as well as the level of effort and investment required to achieve the milestone. Milestones that are not considered substantive and do not meet the separation criteria are accounted for as license payments and recognized on a straight-line basis over the remaining period of performance. Infinity recognizes payments received after performance obligations are met completely when earned.

Infinity intends to recognize royalty revenue, if any, based upon actual and estimated net sales of licensed products in licensed territories as provided by the licensee and will recognize such revenue in the period the sales occur. Differences between actual royalty revenues and estimated royalty revenues, which have not historically been significant, will be reconciled and adjusted for in the quarter they become known.

Infinity exercises its judgment in determining whether an agreement contains multiple elements and, if so, how much revenue is allocable to each element. In addition, Infinity exercises its judgment in determining when its significant obligations have been met under such agreements and the specific time periods over which it recognizes revenue. To the extent that actual facts and circumstances differ from Infinity’s initial judgments, Infinity’s revenue recognition with respect to such transactions would change accordingly and any such change could affect its reported operating results.

Accrued Expenses

As part of the process of preparing financial statements, Infinity is required to estimate accrued expenses. This process involves identifying services which have been performed on Infinity’s behalf, and estimating the level of service performed and the associated cost incurred for such service as of each balance sheet date in Infinity’s financial statements. Examples of services for which Infinity must estimate accrued expenses include contract service fees paid to contract manufacturers in conjunction with the production of clinical drug supplies and to contract research organizations in connection with its preclinical studies and clinical trials. In connection with such service fees, Infinity’s estimates are most affected by its understanding of the status and timing of services provided. The majority of Infinity’s service providers invoice Infinity in arrears for services performed. In the event that Infinity does not identify certain costs, which have begun to be incurred, or Infinity under- or over-estimates the level of services performed or the costs of such services in a given period, Infinity’s reported expenses for such period would be too low or too high. The date on which certain services commence, the level of services performed on or before a given date, and the cost of such services are often determined based on subjective judgments. Infinity makes these judgments based upon the facts and circumstances known to Infinity.

Stock-Based Compensation

Through December 31, 2005, Infinity elected to follow Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for Infinity’s share-based compensation plans for employees, rather than the alternative fair value method provided for under Statement of Financial Accounting Standards, or SFAS, No. 123, Accounting for Stock-Based Compensation. Accordingly, when options granted to employees had an exercise price equal to the fair market value on the date of grant, no compensation expense was recognized in Infinity’s financial statements, and Infinity provided in the notes to its financial statements pro forma disclosures in accordance with SFAS No. 148 Accounting for Stock-Based Compensation —Transition and Disclosure (an amendment of Financial Accounting Standards Board, or FASB, Statement No. 123). Through December 31, 2005, Infinity accounted for transactions in which services are received from non-employees in exchange for equity instruments based on the fair value of such services received or of the equity instruments issued, whichever is more reliably measured, in accordance with SFAS

No. 123 and the EITF Issue No. 96-18, Accounting for Equity Instruments that Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

Effective January 1, 2006, Infinity adopted SFAS No. 123(R), Share-Based Payment: an amendment of FASB Statements No. 123 and 95 (SFAS 123(R), using the modified prospective method which requires Infinity to measure and recognize compensation expense in its financial statements for all share-based payments at fair value rather than using APB 25 to account for share-based compensation.

The intrinsic value of options exercised during the three months ended March 31, 2006 is approximately $16,963. As of March 31, 2006, the total remaining unrecognized compensation cost related to unexercisable stock options is approximately $1,151,219, including estimated forfeitures, which will be amortized on a straight line basis over the weighted-average remaining requisite service period of approximately three years.

Accounting for equity instruments granted or sold by Infinity under APB Opinion No. 25, SFAS No. 123, SFAS 123(R) and EITF Issue No. 96-18 requires fair value estimates of the equity instrument granted or sold. If Infinity’s estimates of the fair value of these equity instruments are too high or too low, Infinity’s expenses may be over- or understated.

Infinity’s common stock has never been publicly traded. Prior to December 31, 2005, the fair value of Infinity’s common stock for accounting purposes was determined by the board of directors with input from management. Historically, Infinity did not obtain contemporaneous valuations by an unrelated valuation specialist because, at the time of the issuances of stock options prior to December 31, 2005, the financial resources for doing so were limited and its board utilized a number of relevant facts and circumstances in determining the fair value of such awards, as further described below and, therefore, it concluded a valuation by a third party was not warranted.

Because Infinity is not profitable and does not have significant revenue, it believes that a key factor used to determine changes in its fair value is the stage of, and changes in, its clinical pipeline. In the biotechnology and pharmaceutical industries, the progression of a drug candidate from preclinical development into clinical trials and the progression from one phase of clinical trials to the next may increase the enterprise’s fair value. In addition to considering this factor, the board determined the fair market value of Infinity’s common stock based on other objective and subjective factors, including:

•	the board’s knowledge and experience in valuing early-stage life sciences companies;

•	comparative values of public companies discounted for the risk and limited liquidity provided for in the shares subject to the options that Infinity was issuing;

•	pricing of private sales of Infinity preferred stock;

•	prior valuations of stock grants; and

•	the effect of events that have occurred between the times of such board determinations; and

•	economic trends in the biotechnology and pharmaceutical industries, specifically, and also economic trends generally.

As of and since December 31, 2005, Infinity engaged, for the first time, an unrelated valuation specialist to perform contemporaneous estimations of the fair value of Infinity’s common stock, which are referred to herein as the valuations. Infinity obtained such valuations as of December 31, 2005 and again as of March 10, 2006. Management and the board used these valuations in their determination of the fair value of Infinity’s common stock. The March 2006 valuation was performed in order to estimate, on a contemporaneous basis, the increase in Infinity’s value created by the collaboration with Novartis entered into in late February 2006. In performing the valuation analysis and arriving at an estimate of fair value of the business enterprise, referred to as the enterprise value, the market approach was used. Specifically, the valuation specialist used the guideline company approach. The cost approach was not used in the analysis because companies within the pharmaceutical industry are not asset-intensive and are highly focused on intangible research and development results. The income approach was not utilized because Infinity is in the clinical trial stage and is only generating negative cash flows. The enterprise value was allocated to the different classes of Infinity’s equity instruments using the Probability-Weighted Expected Return method.

Infinity also used the results of the December 2005 and March 2006 valuations to reassess the values that it had established prior to December 31, 2005 in connection with the issuance of equity awards. Infinity determined that the enterprise value and the underlying estimated fair value of its common stock assigned during 2005 were reasonable in relation to the valuation as of December 31, 2005. Further, Infinity similarly reassessed the estimated fair values assigned prior to 2005 and also found them to be reasonable in light of the December 31, 2005 valuation as well as the values estimated throughout 2005.

Infinity also reassessed the enterprise value and the fair value of its underlying equity securities as of December 31, 2005 and the quarter ended March 31, 2006 in relation to the implied enterprise value of Infinity inherent in its planned business combination with Discovery Partners. Infinity found that such implied values corroborated the valuation results and, consequently, Infinity believed that its estimate of the fair value of its common stock at December 31, 2005 and March 10, 2006 appeared reasonable compared based upon an implied enterprise value of Infinity of approximately $162 million based on the merger with Discovery Partners.

In calculating the deemed value of its equity instruments for purposes of SFAS 123 and SFAS 123(R), Infinity uses a Black-Scholes valuation model which was developed for use in estimating the fair value of equity awards which have no vesting restrictions and are fully transferrable. This model requires the consideration of several highly subjective assumptions, which are as follows:

•	the forfeiture rate, for purposes of SFAS 123(R), but not SFAS 123;

•	the expected volatility of Infinity’s common stock;

•	the stock option exercise price;

•	the expected term of the option;

•	the fair market value of Infinity’s common stock on the date of grant;

•	the expected dividends on Infinity’s common stock, which it does not anticipate paying for the foreseeable future; and

•	the risk free interest rate for the expected option term.

For purposes of the Black-Scholes valuation model, Infinity determined the expected volatility of its common stock by using an average expected volatility from comparable public companies. For purposes of pro forma disclosures in the financial statements, the estimated fair value of the options is amortized over the option vesting period on a straight-line basis. In addition, SFAS No. 123(R) requires the application of an estimated forfeiture rate to current period expense to recognize compensation expense only for those awards expected to vest. Infinity estimates forfeitures based upon historical data, adjusted for known trends, and will adjust its estimate of forfeitures if actual forfeitures differ, or are expected to differ from such estimates. Subsequent changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of stock-based compensation expense in future periods. Infinity used a forfeiture rate of 21.6% for the quarter ended March 31, 2006.

Infinity uses its judgment in determining the fair value of its common stock, including in selecting the inputs it uses in the Black-Scholes valuation model. Equity instrument valuation models are by their nature highly subjective. Any significant changes in any of Infinity’s judgments, including those used to select the inputs for the Black-Scholes valuation model, could have a significant impact on the fair value of the equity instruments granted or sold and the associated compensation charge, if any, recorded by Infinity in its financial statements.

During the fifteen-month period ended March 31, 2006, Infinity granted stock options and restricted stock as follows:

	Options		Restricted stock
Grants made during the quarter ended:	Number of Shares Underlying Grant	Weighted average exercise price	Number of Shares Granted	Weighted average exercise price	Weighted average fair value per share	Intrinsic value
March 31, 2005	270,997	$0.44	71,250	$0.45	$0.45	$2,710
June 30, 2005	2,407,267	$0.45	726,964	$0.45	$0.45	—
September 30, 2005	60,000	$0.45	61,500	$0.45	$0.45	—
December 31, 2005	80,614	$0.45	42,766	$0.45	$0.45	—
March 31, 2006	1,157,727	$0.77	—	—	$0.77	—

	3,976,605	$0.55	902,480	$0.45	$0.53

Off-Balance Sheet Arrangements

Since inception, Infinity has not engaged in any off-balance sheet financing activities, including the use of structured finance, special purpose entities or variable interest entities.

Inflation

Infinity does not believe that inflation has had a significant impact on our revenues or results of operations since inception.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT INFINITY’S MARKET RISK

Infinity is exposed to market risk related to changes in interest rates. Infinity’s current investment policy is to maintain an investment portfolio consisting mainly of U.S. money market and high-grade corporate securities, directly or through managed funds, with maturities of one and a half years or less. Infinity does not enter into investments for trading or speculative purposes. Infinity’s cash is deposited in and invested through highly rated financial institutions in North America. Infinity’s marketable securities are subject to interest rate risk and will fall in value if market interest rates increase. If market interest rates were to increase immediately and uniformly by 10% from levels at December 31, 2005, Infinity’s management estimates that the fair value of its investment portfolio would decline by an immaterial amount. While Infinity’s cash and investment balances will increase upon completion of the merger, it will have the ability to hold its fixed income investments until maturity, and therefore Infinity’s management would not expect Infinity’s operating results or cash flows to be affected to any significant degree by the effect of a change in market interest rates on its investments.

MANAGEMENT FOLLOWING THE MERGER

Executive Officers, Directors and Other Key Employees

Resignation of Discovery Partners’ Current Executive Officers

Pursuant to the merger agreement, all of Discovery Partners’ current executive officers will resign immediately prior to the completion of the merger.

Executive Officers, Directors and Other Key Employees of the Combined Company Following the Merger

Discovery Partners’ board of directors is currently comprised of five directors and is divided into three classes, with each class serving a staggered three-year term. Following the merger, the board of directors of the combined company will continue to be classified into three classes, with each class serving staggered three-year terms.

Following the merger, the management team of the combined company is expected to be composed of the management team of Infinity. The following table lists the names and ages as of April 30, 2006 and positions of the individuals who are expected to serve as executive officers, directors and other key employees of the combined company upon completion of the merger:

Name	Age	Position
Executive Officers and Directors

Steven Holtzman	52	Chairman and Chief Executive Officer Class III Director (term expiring at the 2009 Discovery Partners’ annual stockholders’ meeting)

Julian Adams	51	President and Chief Scientific Officer

Adelene Perkins	47	Executive Vice President and Chief Business Officer

Herm Rosenman (3)	59	Class I Director (term expiring at the 2007 Discovery Partners’ annual stockholders’ meeting)

Eric Lander (1)(5)	49	Class I Director (term expiring at the 2007 Discovery Partners’ annual stockholders’ meeting)

Franklin Moss (1)(2)	57	Class I Director (term expiring at the 2007 Discovery Partners’ annual stockholders’ meeting)

James Tananbaum (5)	42	Class I Director (term expiring at the 2007 Discovery Partners’ annual stockholders’ meeting)

D. Ronald Daniel (2)(3)	76	Class II Director (term expiring at the 2008 Discovery Partners’ annual stockholders’ meeting)

Arnold Levine (1)(4)	66	Class II Director (term expiring at the 2008 Discovery Partners’ annual stockholders’ meeting)

Patrick Lee (2)(3)	50	Class II Director (term expiring at the 2008 Discovery Partners’ annual stockholders’ meeting)

Michael Venuti (5)	52	Class II Director (term expiring at the 2008 Discovery Partners’ annual stockholders’ meeting)

Anthony Evnin (2)	65	Class III Director (term expiring at the 2009 Discovery Partners’ annual stockholders’ meeting)

Harry Hixson (5)	67	Class III Director (term expiring at the 2009 Discovery Partners’ annual stockholders’ meeting)

Name	Age	Position

Vicki Sato (6)	57	Class III Director (term expiring at the 2009 Discovery Partners’ annual stockholders’ meeting)

Other Key Employees

Jeffrey Tong	31	Vice President, Corporate and Product Development

David Grayzel	38	Vice President, Clinical Development and Medical Affairs

James Wright	58	Vice President, Pharmaceutical Development

Michael Foley	44	Vice President, Chemistry

Vito Palombella	43	Vice President, Biology

(1)	If the proposal to amend Discovery Partners’ bylaws to increase the maximum number of directors that may constitute the entire board of directors of Discovery Partners from 10 directors to 12 directors is not approved at the Discovery Partners special meeting, Drs. Lander and Moss will not serve on the board of directors of the combined company following the merger. In addition, in such case, Dr. Levine would be a Class I director.
(2)	Member of compensation committee. If the proposal to amend Discovery Partners’ bylaws to increase the maximum number of directors that may constitute the entire board of directors of Discovery Partners from 10 directors to 12 directors is not approved at the Discovery Partners special meeting, Dr. Moss will not serve on the compensation committee, as he will not serve on the board of directors of the combined company, and instead, Mr. Daniel will serve on the compensation committee.
(3)	Member of audit committee.
(4)	Dr. Levine will serve as the lead research and development director of the board of directors of the combined company.
(5)	Member of nominating and corporate governance committee. If the proposal to amend Discovery Partners’ bylaws to increase the maximum number of directors that may constitute the entire board of directors of Discovery Partners from 10 directors to 12 directors is not approved at the Discovery Partners special meeting, Dr. Lander will not serve on the nominating and corporate governance committee, as he will not serve on the board of directors of the combined company.
(6)	Dr. Sato will serve as the lead outside director of the board of directors of the combined company.

Directors

Steven Holtzman is a co-founder of Infinity and has served as Infinity’s Chief Executive Officer and as Chairman of the Infinity board of directors since 2001. Mr. Holtzman also served as President of Infinity from July 2001 to February 2006. From 1994 to 2001, Mr. Holtzman served as Chief Business Officer of Millennium Pharmaceuticals, Inc., a publicly traded pharmaceutical company. From 1996 to 2001, Mr. Holtzman served as a presidential appointee to the National Bioethics Advisory Commission, the principal advisory body to the President and Congress on ethical issues in the biomedical and life sciences. Prior to joining Millennium Pharmaceuticals, Inc., from 1986 to 1994, Mr. Holtzman was a founder and Executive Vice President of DNX Corporation, a publicly traded biotechnology company. Mr. Holtzman is a director of Anadys Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, and a trustee of The Hastings Center for Ethics and the Life Sciences and Berklee College of Music. Mr. Holtzman received a B.A. in Philosophy from Michigan State University and a B.Phil. in Philosophy from Oxford University, which he attended as a Rhodes Scholar.

Herm Rosenman has served as a member of the Discovery Partners board of directors since December 2003. Since 2001, Mr. Rosenman has been Vice President, Finance and Chief Financial Officer of Gen-Probe Incorporated, a publicly traded clinical diagnostics company. From 1997 to 2000, Mr. Rosenman was President and Chief Executive Officer of Ultra Acquisition Corp., a holding company with interests in consumer products. From 1994 to 1997, Mr. Rosenman was President and Chief Executive Officer of Radnet Management, Inc., a large diagnostic imaging company. Mr. Rosenman also serves as a director of ARYx Therapeutics, a private drug discovery company. Mr. Rosenman received his C.P.A. from New York State, a B.B.A. in Accounting and Finance from Pace College and an M.B.A. in Finance from The Wharton School, The University of Pennsylvania.

Eric Lander, Ph.D. is a co-founder of Infinity and has served as a member of the Infinity board of directors since February 2001. Dr. Lander has been a Professor and Associate Professor of Biology at the Massachusetts Institute of Technology since 1990 and a Professor of Systems Biology at Harvard Medical School since 2004. Dr. Lander has served as the founding Director of The Eli and Edythe L. Broad Institute, a biomedical research institute formed by MIT and Harvard University, since 2003 and as a member of the Whitehead Institute for Biomedical Research since 1989. From 1993 to 2003, Dr. Lander was the Director of the Whitehead/MIT Center for Genome Research. Dr. Lander is a founder and serves as a director of Millennium Pharmaceuticals, Inc., a publicly traded pharmaceutical company. Dr. Lander received an A.B. in Mathematics from Princeton and a D.Phil. in Mathematics from Oxford University, which he attended as a Rhodes Scholar.

Franklin Moss, Ph.D. is a co-founder of Infinity and has served as a member of the Infinity board of directors since August 2001. Since 1998, Dr. Moss has been President of Strategic Software Ventures, a firm that nurtures enterprise software startup companies, and since February 2006, Dr. Moss has served as Director of The Media Lab and Weisner Professor of Media Arts and Sciences at the Massachusetts Institute of Technology. From 2001 to 2004, Dr. Moss served as Chairman of the Informatics Advisory Board of Infinity. From 1991 to 1996, Dr. Moss served as Chief Executive Officer and Chairman of Tivoli Systems, a private software company sold to IBM in 1996. Prior to joining Tivoli Systems, Dr. Moss held a variety of positions with Lotus Development, Stellar Computer, Apollo Computer and IBM Research. Dr. Moss serves on the advisory boards of the Whitehead/MIT Institute for Biomedical Research and the Harvard Medical School. Dr. Moss received a B.S. in Aerospace and Mechanical Sciences from Princeton University and a S.M. and Ph.D. in Aeronautics and Astronautics from the Massachusetts Institute of Technology.

James Tananbaum, M.D., M.B.A. is a co-founder of Infinity and has served as a member of the Infinity board of directors since February 2001. From 2000 to the present, Dr. Tananbaum has served as Managing Director of Prospect Venture Partners LP II and III, venture partnerships he co-founded. From 1997 to 2000, Dr. Tananbaum served as Chief Executive Officer of Theravance, Inc., a publicly traded biopharmaceutical company. From 1993 to 1997, Dr. Tananbaum served as a partner of Sierra Ventures, a venture capital firm. Dr. Tananbaum also serves as a director of the following publicly-traded biopharmaceutical companies: Jazz Pharmaceuticals, Vanda Pharmaceuticals, Inc. and Novavax, Inc. Dr. Tananbaum received a B.S.E.E. from Yale University and an M.D. and M.B.A. from Harvard University.

D. Ronald Daniel has served as a member of the Infinity board of directors since August 2001. Since 1957, Mr. Daniel has held various positions with McKinsey & Company, Inc., a management consulting firm, including Managing Partner from 1976-1988. From 1989 to 2004, Mr. Daniel held numerous positions with Harvard University and its affiliated institutions, including Treasurer of Harvard University, Member of the Harvard Corporation, Member of the Board of Overseers, Chairman of the Board of Fellows of the Harvard Medical School and Chairman of the Harvard Management Company. Mr. Daniel also serves as a director of Thirteen/WNET, New York’s public broadcasting station, a trustee of Rockefeller University, Brandeis University and The Brookings Institution, and Chairman Emeritus of the Board of Trustees of Wesleyan University. Mr. Daniel received a B.A. in mathematics from Wesleyan University and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Daniel also holds an Honorary Doctor of Humane Letters from Wesleyan University and Honorary Doctor of Laws from Harvard University.

Arnold Levine, Ph.D. has served as a member of the Infinity board of directors since August 2001. Since 2002, Dr. Levine has been a Professor at The Cancer Institute of New Jersey, Robert Wood Johnson School of Medicine and a Professor at the Institute for Advanced Study. From 1998 to 2002, Dr. Levine was President of Rockefeller University. Prior to joining Rockefeller University, Dr. Levine was the Harry C. Weiss Professor in the Life Sciences and Chairman of the Department of Molecular Biology at Princeton University from 1984 to

1996. Dr. Levine also serves as a director of Theravance, Inc., and Applera Corporation, publicly-traded life science companies. Dr. Levine received a B.A. in Biology from Harpur College, State University of New York at Binghamton and a Ph.D. in Microbiology from The University of Pennsylvania.

Patrick Lee has served as a member of the Infinity board of directors since September 2002. Mr. Lee is a General Partner of Advent Venture Partners, a venture capital firm, and has been employed by Advent Venture Partners since 1999. Prior to joining Advent Venture Partners, from 1989 to 1999, Mr. Lee held various positions with Rhone-Poulenc Rorer in the U.S., and Rhone Poulenc in Paris, France, where he was most recently Group Vice President for Mergers & Acquisitions. Prior to that he had been with Baxter International and Booz Allen and Hamilton. Mr. Lee received a B.A. in Biology from Vassar College and an M.B.A. from the Stanford Graduate School of Business.

Michael Venuti, Ph.D. has served as a member of the Discovery Partners board of directors since May 2003 and became Discovery Partners’ Chief Scientific Officer in April 2005. He assumed the role of Acting Chief Executive Officer of Discovery Partners in November 2005. From 2001 to 2005, Dr. Venuti served as Senior Vice President of Pharmacogenomics and previously had been Senior Vice President of Research and General Manager at Celera South San Francisco, an Applera company, when Applera Corporation acquired Axys Pharmaceuticals in 2001. From 1994 to 2001, Dr. Venuti held various research management positions within Axys Pharmaceuticals, Inc., a publicly traded drug discovery and development company, and its predecessor company, Arris Pharmaceutical Corporation. Dr. Venuti received an A.B. in Chemistry from Dartmouth College and a Ph.D. in Organic Chemistry from the Massachusetts Institute of Technology. Dr. Venuti completed post doctoral training at the Institute of Organic Chemistry at Syntex Research, Palo Alto, California.

Anthony Evnin, Ph.D. has served as a member of the Infinity board of directors since June 2001. Since 1980, Dr. Evnin has served as Managing General Partner of Venrock Associates, a venture capital firm, and has been employed by Venrock Associates since 1974. Dr. Evnin also serves as a director of several private companies, as well as the following publicly-traded biopharmaceutical companies: Icagen, Inc.; Memory Pharmaceuticals Corp.; Renovis, Inc.; Coley Pharmaceuticals, Inc.; and Sunesis Pharmaceuticals, Inc. Dr. Evnin received an A.B. in Chemistry from Princeton University and a Ph.D. in Chemistry from the Massachusetts Institute of Technology.

Harry Hixson, Jr., Ph.D. has served as a member of the Discovery Partners board of directors since May 2001 and was elected non-executive Chairman in November 2005. Dr. Hixson is currently Chairman of BrainCells, Inc., a private biopharmaceutical company, and served as Chief Executive Officer from its founding until 2005. From 1998 to 2002, Dr. Hixson served as Chief Executive Officer of Elitra Pharmaceuticals, a private biopharmaceutical company, and as its Chairman from 1998 to 2003. Dr. Hixson is also Chairman of SEQUENOM, a publicly-traded human genetics products and services company, and a director of Arena Pharmaceuticals, a publicly-traded pharmaceutical company. Dr. Hixson received a B.S. in Chemical Engineering from Purdue University, an M.B.A. from The University of Chicago and a Ph.D. in Physical Biochemistry from Purdue University.

Vicki Sato, Ph.D. has served as a member of the Infinity board of directors since August 2001. From 1992 to 2005, Dr. Sato held various positions with Vertex Pharmaceuticals, Inc., a publicly-traded pharmaceutical company, most recently serving as President from 2000 to 2005. Prior to joining Vertex Pharmaceuticals, Inc., from 1984 to 1992, Dr. Sato held various positions with Biogen, Inc., a publicly traded biotechnology company, most recently serving as Vice President of Research and a member of the Scientific Advisory Board. Since 1993, Dr. Sato has served on the Board of Tutors, Department of Biochemistry and Molecular Biology at Harvard University, where she is currently a Visiting Lecturer, and also served as an Assistant Professor and Associate Professor in the Department of Biology at Harvard University from 1975 to 1983. Dr. Sato is a business advisor to Atlas Ventures, a venture capital firm, and other enterprises in the biotechnology and pharmaceutical industries. Dr. Sato serves as an overseer of the Isabella Stewart Gardner Museum and is a trustee of Jose Mateo’s Ballet Theatre. Dr. Sato serves as a director of Perkin-Elmer, Inc., a diversified company with businesses in the life and analytical sciences and optoelectronics, and Alnylam Pharmaceuticals, Inc., a publicly traded biopharmaceutical company. Dr. Sato received an A.B. in Biology from Radcliffe College and a M.A. and Ph.D. in Biology from Harvard University.

Executive Officers

Steven Holtzman. For a discussion of Mr. Holtzman’s biographical information, see “—Directors” in this section.

Julian Adams, Ph.D. has served as President of Infinity since February 2006 and Chief Scientific Officer of Infinity since October 2003. Prior to joining Infinity, Dr. Adams served as Senior Vice President, Drug Discovery and Development with Millennium Pharmaceuticals, Inc. from 1999 to 2001. Dr. Adams served as Senior Vice President, Research and Development with LeukoSite Inc., a private biopharmaceutical company, from July 1999 until its acquisition by Millennium Pharmaceuticals, Inc. in December 1999. Dr. Adams served as a director and Executive Vice President of Research and Development with ProScript, Inc., a private biopharmaceutical company, from 1994 until its acquisition by LeukoSite in 1999. Prior to joining ProScript, Dr. Adams held a variety of positions with Boehringer Ingelheim, a private pharmaceutical company, and Merck & Co., Inc., a publicly traded pharmaceutical company. Dr. Adams received a B.S. from McGill University and a Ph.D. from the Massachusetts Institute of Technology in the field of synthetic organic chemistry.

Adelene Perkins has served as Executive Vice President of Infinity since February 2006 and Chief Business Officer of Infinity since June 2002. Prior to joining Infinity, Ms. Perkins served as Vice President of Business and Corporate Development of TransForm Pharmaceuticals, Inc., a private pharmaceutical company, from 2000 to 2002. From 1992 to 1999, Ms. Perkins held various positions at Genetics Institute, now a business unit of Wyeth Pharmaceuticals, Inc., most recently serving as Vice President of Emerging Business and General Manager of the DiscoverEase® business unit. From 1985 to 1992, Ms. Perkins held a variety of positions at Bain & Company, a strategy consulting firm. Ms. Perkins received a B.S. in Chemical Engineering from Villanova University and an M.B.A. from Harvard Business School.

Other Key Employees

Jeffrey Tong, Ph.D. has served as Vice President, Corporate and Product Development of Infinity since 2005 and has been employed by Infinity since October 2001. Prior to joining Infinity, Dr. Tong was a consultant with McKinsey & Company, Inc. from 2000 to 2001. Prior to joining McKinsey & Company, Inc., Dr. Tong was a founding researcher of the Harvard Center for Genomics Research. Dr. Tong has served on the Board of Tutors, Department of Biochemistry and Molecular Biology at Harvard University since 2005. Dr. Tong received an A.B. from Harvard College, an M.M.S. from Harvard Medical School and an A.M. and Ph.D. from Harvard University.

David Grayzel, M.D. has served as Vice President, Clinical Development and Medical Affairs of Infinity since January 2006 and has been employed by Infinity since September 2002. Prior to joining Infinity, Dr. Grayzel served as Director of Corporate Development and Business Operations at Dyax Corp., a publicly traded biopharmaceutical company, from 2001 to 2002. Dr. Grayzel received a B.A. from Stanford University and an M.D. from Harvard Medical School.

James Wright, Ph.D. has served as Vice President, Pharmaceutical Development of Infinity since June 2004. Prior to joining Infinity, from 2003 to 2004, Dr. Wright served as Vice President of Pharmaceutical Sciences at Millennium Pharmaceuticals, Inc. From 1995 to 2003, Dr. Wright served as Senior Vice President of Development at Alkermes, Inc., a publicly traded pharmaceutical company. Dr. Wright currently serves as Adjunct Professor of Pharmacy, Instructor for Pharmaceutical Solids Short Course and a member of the Scientific Advisory Board for the Research Station at the University of Wisconsin. Dr. Wright also works with Medicine in Need, a non-profit organization at Harvard University. Dr Wright received a B.A. in Biology and

Chemistry from the University of California Santa Barbara and a Ph.D. in Pharmacy from the University of Wisconsin.

Michael Foley, Ph.D. is a co-founder of Infinity and has served as Vice President, Chemistry of Infinity since 2001. Prior to joining Infinity, from 1999 to 2001, Dr. Foley was a Fellow at the Harvard Institute of Chemistry and Cell Biology, or ICCB, a joint academic institute between Harvard Medical School and the Graduate School of Arts and Sciences, and served as Head of Chemical Technology for the ICCB from 1999 to 2001. Prior to joining the ICCB, Dr. Foley held various positions in the field of medicinal chemistry at Bristol-Myers Squibb, a publicly-traded pharmaceutical company, and GlaxoSmithKline, a publicly-traded pharmaceutical company. Dr. Foley is also a founder of CombinatoRx Inc., a publicly-traded biopharmaceutical company, and serves as a member of its scientific advisory board. Dr. Foley received a B.S. in Chemistry from St. Norbert College and a Ph.D. in Chemistry from Harvard University.

Vito Palombella, Ph.D. has served as Vice President, Biology of Infinity since January 2004. Prior to joining Infinity, from 2000 to 2004, Dr. Palombella served as Director of Molecular Biology and Protein Chemistry at Syntonix Pharmaceuticals, a private biopharmaceutical company. From 1999 to 2000, Dr. Palombella served as Senior Director of Cell and Molecular Biology at Millennium Pharmaceuticals, Inc. Dr. Palombella served as Senior Director of Cell and Molecular Biology with LeukoSite, Inc. from July 1999 until its acquisition by Millennium Pharmaceuticals, Inc. in December 1999. Dr. Palombella held a variety of positions with ProScript, Inc. from 1994 until its acquisition by LeukoSite in 1999, most recently serving as Senior Director of Cell and Molecular Biology. Dr. Palombella received a B.S. in Microbiology from Rutgers University and an M.S. and Ph.D. in Viral Oncology and Immunology from the New York University Medical Center. Dr. Palombella served as a post-doctoral fellow at Harvard University in the laboratory of Dr. Tom Maniatis.

Executive Compensation and Option Grants

Executive Compensation

The following table sets forth all compensation awarded to, earned by or paid to Infinity’s chief executive officer and its two other most highly compensated executive officers whose total salary and bonus exceeded $100,000 for services rendered to Infinity during 2005. These individuals are expected to serve the combined company in the same capacities after the closing of the merger. These individuals are referred to elsewhere in this joint proxy statement/prospectus as Infinity’s “named executive officers.”

Summary Compensation Table
Name and Principal Position	Fiscal Year	Annual Compensation			Long-Term Compensation
		Salary	Bonus	Other Annual Compensation	Restricted Stock Award(s)	Securities Underlying Options (#)(3)
		($)	($)	($)(1)	($)(2)
Steven Holtzman Chief Executive Officer(4)	2005	$384,616	—	$364,874	—	151,500
Julian Adams President and Chief Scientific Officer(5)	2005	$324,519	—	$311,240	—	126,500
Adelene Perkins Executive Vice President and Chief Business Officer(6)	2005	$279,664	—	$81,154	—	101,500

(1)	The amounts under this column represent the amount of principal and interest of loans to each of the named executive officers, including, in the case of Dr. Adams, certain indebtedness transferred to his former spouse, which loans were forgiven by Infinity in 2006. See “Management Following the Merger—Related Party Transactions of Directors and Executive Officers of the Combined Company—Debt Forgiveness” on page 206 below for a detailed description of these loans and the related forgiveness.

(2)	Represents, for each named executive officer, the value of restricted common stock owned by such named executive officer on December 31, 2005, as follows: Mr. Holtzman, 280,834 shares of common stock having a value of $43,933; Dr. Adams, 257,812 shares of common stock having a value of $41,250; and Ms. Perkins, 245,937 shares of common stock having a value of $25,634. The value of each such named executive officer’s restricted common stock was determined based on the difference between the value of the restricted common stock as of the date of grant and the value of the restricted common stock as of December 31, 2005.
(3)	Consists of (i) options to purchase shares of common stock granted to each to named executive officer in 2006 as merit-based compensation for performance in 2005 as follows: Mr. Holtzman, 150,000 shares; Dr. Adams, 125,000 shares; and Ms. Perkins, 100,000 shares, and (ii) options to purchase 1,500 shares of common stock granted to each named executive officer in 2006 as a bonus for service rendered to Infinity in 2005.
(4)	Mr. Holtzman also served as Infinity’s President until February 2006.
(5)	Dr. Adams was named Infinity’s President in February 2006.
(6)	Ms. Perkins was named Infinity’s Executive Vice President in February 2006.

Stock Options Granted During Fiscal 2005

The following table provides information concerning stock option grants by Infinity to each of its named executive officers during the year ended December 31, 2005. Amounts represent hypothetical gains that could be achieved for stock options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date stock options are granted. Actual gains, if any, on stock option exercises will depend on the future performance of Infinity’s common stock on the date on which the stock options are exercised.

Option Grants in Fiscal 2005
	Number of Securities Underlying Options Granted(1)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name						5%	10%
Steven Holtzman	250,000	(3)	9.5%	$0.45	5/9/15	$70,751	$179,296
Julian Adams	495,211	(4)	18.7%	$0.45	5/9/15	140,146	355,157
Adelene Perkins	—		—	—	—	—	—

(1)	Stock options granted by Infinity are subject to a right of early exercise, pursuant to which an optionee can exercise unvested stock options and receive, upon exercise, shares of restricted common stock. Such shares of restricted common stock issued upon exercise are subject to a right of repurchase in favor of Infinity, which right of repurchase lapses in accordance with the vesting schedule of the original option.

(2)	The exercise price per share was equal to the fair market value per share of common stock on the date of grant.

(3)	The option vests in equal monthly installments over a period of 4 years commencing on the date of grant.

(4)	Options to purchase an aggregate of 247,606 shares of Infinity common stock vest in equal monthly installments over a period of 6 years commencing on the date of grant of each option. Options to purchase an aggregate of 247,605 shares of Infinity common stock vest in equal monthly installments over a period of 4 years commencing on the date of grant of each option.

Stock Options Exercised During Fiscal 2005 and Fiscal Year-End Option Values

The following table provides certain information regarding the number and value of unexercised options held as of December 31, 2005 by each of Infinity’s named executive officers. None of Infinity’s named executive officers exercised any stock options during the year ended December 31, 2005. Value is based on the difference between the fair market value of Infinity’s common stock on December 31, 2005 and the applicable option exercise price, multiplied by the number of shares subject to the option.

Name	Number of Securities Underlying Unexercised Options at Fiscal Year-End (Exercisable/ Unexercisable) (1)	Value of Unexercised In-the-Money Options at Fiscal Year-End (Exercisable/ Unexercisable)
Steven Holtzman	250,000/0	$22,500/0
Julian Adams	495,211/0	$44,569/0
Adelene Perkins	—	—

(1)	Stock options granted by Infinity are subject to a right of early exercise, pursuant to which an optionee can exercise unvested stock options and receive, upon exercise, shares of restricted common stock. Such shares of restricted common stock issued upon exercise are subject to a right of repurchase in favor of Infinity, which right of repurchase lapses in accordance with the vesting schedule for the original option. If these options had been exercised as of December 31, 2005, then: (i) 62,500 of the shares issued upon exercise of the options held by Mr. Holtzman would have vested and would no longer be subject to a right of repurchase in favor of Infinity and (ii) 103,170 of the shares issued upon exercise of the options held by Dr. Adams would have vested and would no longer be subject to a right of repurchase in favor of Infinity.

Compensation of Directors

The combined company will reimburse non-employee directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors or any committee of the board of directors. Non-employee directors will also receive:

•	a $10,000 annual retainer;

•	a $25,000 annual retainer for service as lead outside director;

•	a $10,000 annual retainer for service as lead research and development director;

•	a $10,000 annual retainer for service as chair of the audit committee;

•	a $5,000 annual retainer for service as chair of the compensation committee;

•	a $5,000 annual retainer for service as chair of the nominating and corporate governance committee;

•	$1,500 for each board meeting attended in person;

•	$500 for each board meeting attended by telephone; and

•	$500 for each meeting of the audit committee, compensation committee or nominating and corporate governance committee attended in person or by telephone.

No director who serves as an employee will receive compensation for services rendered as a director.

In addition, non-employee directors are eligible to receive non-statutory stock options, restricted stock and other stock-based awards under the 2000 Plan. Pursuant to the 2000 Plan as of the closing date of the merger, each non-employee director who serves on the board of directors of the combined company upon the closing of the merger, and following the closing of the merger, each new director, on the date of his or her election to the board of directors, will receive a non-statutory stock option to purchase 75,000 shares of common stock, which is referred to as the initial option. Shares of common stock subject to the initial option will become exercisable as to 25,000 of the shares underlying such initial option on the first anniversary of the grant date and the remainder will be exercisable in quarterly installments of 6,250 shares beginning at the end of the first quarter thereafter, provided that the holder of the initial option continues to serve as a director. Each non-employee director serving as a director on the third anniversary of (a) the closing of the merger, in the case of directors serving on the board of directors of the combined company upon the closing of the merger, or (b) his or her election to the board, in the case of directors elected after the closing of the merger, will receive a non-statutory stock option to purchase 15,000 shares of common stock, referred to as an annual option, on the date of the first annual meeting of stockholders following such third anniversary and on the date of each annual meeting of stockholders thereafter. Shares of common stock subject to the annual option will be exercisable in equal quarterly installments of 3,750 shares beginning at the end of the first quarter after the date of grant, provided that the holder of the annual option continues to serve as a director.

The non-employee director who serves as the lead outside director of the combined company will receive an additional non-statutory stock option grant to purchase 25,000 shares of common stock upon the date of commencement of service in such position and upon each anniversary thereafter. Shares of common stock subject to each such option will be exercisable in equal quarterly installments of 6,250 shares beginning at the end of the first quarter after the date of grant, provided that the holder of such option continues to serve as the lead outside director.

The non-employee director who serves as the lead research and development director and the non-employee director who serves as the chair of the audit committee will each receive an additional non-statutory stock option grant to purchase 10,000 shares of common stock upon the date of commencement of service in such position and upon each anniversary thereafter. Shares of common stock subject to such options will be exercisable in equal quarterly installments of 2,500 shares beginning at the end of the first quarter after the date of grant, provided that the holder of the option continues to serve as the lead research and development director or the chair of the audit committee, as applicable.

The non-employee director who serves as the chair of the compensation committee and the non-employee director who serves as the chair of the nominating and corporate governance committee will each receive an additional non-statutory stock option grant to purchase 5,000 shares upon the commencement of service in such position and upon each anniversary thereafter. Shares of common stock subject to such options will be exercisable in equal quarterly installments of 1,250 shares beginning at the end of the first quarter after the date of grant, provided that the holder of the option continues to serve as the chair of the compensation committee or the chair of the nominating and corporate governance committee, as applicable.

In consideration of his or her services as a director of Infinity, Infinity has entered into consulting agreements with each of Eric Lander, Arnold Levine and Vicki Sato, pursuant to which Infinity has agreed to pay each director a fee of $25,000 per year, payable in equal quarterly installments, for consulting services rendered by each director to Infinity. In 2005, Infinity paid each director consulting fees of $18,747. In addition, pursuant to each such consulting agreement, Infinity granted an option to purchase 25,000 shares of Infinity common stock to each such director, which options were granted at any exercise price equal to the current fair market value on the date of grant, vest in equal monthly installments over a period of four years from the date of grant.

Compensation Committee Interlocks and Insider Participation

The combined company’s compensation committee will consist of Anthony Evnin, Franklin Moss and Patrick Lee, provided that if the proposal to amend Discovery Partners’ bylaws to increase the maximum number of directors that may constitute the entire board of directors of Discovery Partners from 10 directors to 12 directors is not approved at the Discovery Partners special meeting, Dr. Moss will not serve on the compensation committee, as he will not serve on the board of directors of the combined company, and instead, D. Ronald Daniel will serve on the compensation committee of the board of directors of the combined company. Anthony Evnin will be the chairman of the compensation committee. Each member of the compensation committee is an “outside” director as that term is defined in Section 162(m) of the Code, and a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act. None of the combined company’s executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who will serve on the combined company’s board of directors or compensation committee following the merger.

Agreements with Executive Officers Following the Merger

Employment and Change-in-Control Arrangements

Infinity has entered into an offer letter with each of Steven Holtzman, Julian Adams and Adelene Perkins. Each offer letter provides for the annual salary of the executive officer, which is subject to annual adjustment based upon both individual and company performance and other factors as may be determined in the sole discretion of Infinity’s board of directors. In addition, each executive officer is entitled to participate in Infinity’s Success Sharing cash bonus program, pursuant to which the executive officer may receive a bonus upon the achievement of individual and company performance goals. The offer letters also provide for the grant of 750,000 shares, 750,000 shares and 450,000 shares of restricted common stock of Infinity to Mr. Holtzman, Dr. Adams and Ms. Perkins, respectively. In connection with the purchase of the shares granted to Dr. Adams and Ms. Perkins, Infinity granted each executive officer a loan in an amount equal to the purchase price of the restricted stock award, less the aggregate par value of the shares of restricted common stock. In March 2006, the Infinity board of directors authorized Infinity to forgive the outstanding indebtedness of each executive officer to Infinity, including, in the case of Dr. Adams, certain indebtedness transferred to his former spouse. For a more detailed discussion, see “Interests of Infinity’s Directors and Executive Officers in the Merger—Debt Forgiveness” on page 91 of this joint proxy statement/prospectus. As of April 30, 2006, 468,750 shares of the restricted common stock granted to Dr. Adams, including certain shares transferred to his former spouse, and all of the shares of restricted common stock granted to Mr. Holtzman and Ms. Perkins had vested and were no longer subject to repurchase by Infinity pursuant to the terms of the restricted stock awards.

Mr. Holtzman’s offer letter also provides that if his employment is terminated by Infinity without “cause,” as defined in the offer letter, or by Mr. Holtzman for “good reason,” as defined in the offer letter, provided that Mr. Holtzman executes a severance agreement and release of claims, he will be eligible to receive a severance payment in the form of salary continuation until the earlier to occur of (i) 12 months from the date of his termination or (ii) the date on which he commences work with another employer or as a consultant or independent contractor, on either a full or part-time basis.

Each of Dr. Adams’ and Ms. Perkins’ offer letters provides that, if the executive officer’s employment is terminated by Infinity without “cause,” as defined in the offer letter, or if the executive resigns due to a material diminution in job responsibilities or title or as a result of Infinity’s failure to fulfill its obligations as provided in the offer letter, provided that the executive officer executes a severance agreement and release of claims, such executive officer will be eligible to receive a severance payment equal to his or her then-current base salary for a period of 6 months for Dr. Adams, and 12 months for Ms. Perkins, following the effective date of termination. The offer letters also provide that the vesting of each executive officer’s unvested shares of Infinity common stock will continue for a period of 6 months for Dr. Adams, and 12 months for Ms. Perkins, from the date of termination.

Related Party Transactions of Directors and Executive Officers of the Combined Company

Loans to Executive Officers

The following table sets forth loans made by Infinity to its executive officers since January 1, 2003:

Executive Officer	Date of Loan Execution	Principal Amount	Interest Rate (Per Year)	Largest Outstanding Balance
Steven Holtzman(1)	June 16, 2004	$341,910	3.11%	$364,874
Julian Adams(2)	October 6, 2003	$285,000	3.65%	$311,240

(1)	Such executive officer entered into a secured promissory note and pledge agreement with Infinity in connection with this loan. The proceeds of the loan were used to purchase 900,000 shares of Infinity common stock. As described below, the loan was forgiven on March 31, 2006.

(2)	Such executive officer entered into a secured promissory note and pledge agreement with Infinity in connection with this loan. The proceeds of the loan were used to purchase 750,000 shares of Infinity common stock. As described below, the loan, including a portion of the loan transferred to Dr. Adams’ former spouse, was forgiven on March 31, 2006.

Debt Forgiveness

In anticipation of the transactions contemplated by the merger and the merger agreement, in March 2006, the Infinity board of directors authorized Infinity to forgive the outstanding indebtedness of certain executive officers to Infinity, including, in the case of Dr. Adams, certain indebtedness transferred to his former spouse. In connection with the forgiveness, such executive officers entered into letter agreements with Infinity, pursuant to which each executive officer agreed to subject certain shares of Infinity common stock held by such executive officer to a right of repurchase in favor of Infinity for a period of two years. Upon the consummation of the merger, all outstanding shares of Infinity common stock will automatically be converted into the right to receive shares of Discovery Partners common stock at the applicable exchange ratio and the corresponding repurchase rights will be in favor of Discovery Partners. The following is a list of such executive officers, the amounts forgiven and the number of shares of Infinity common stock subjected to a right of repurchase:

Name	Total Amount of Principal and Interest Due Forgiven	Number of Infinity Shares Subject to Repurchase For a Period of Two Years
Steven Holtzman	$364,874	66,500
Julian Adams	$311,240	56,500
Adelene Perkins	$81,154	14,750

Change in Control and Retention and Severance Agreement with Michael Venuti

Discovery Partners has entered into a change in control agreement with Michael Venuti, Acting Chief Executive Officer of Discovery Partners. Under the terms of this agreement, in the event of both a change in control and the termination of Dr. Venuti’s employment by Discovery Partners without “cause” or by Dr. Venuti for “good reason” (as such terms are defined in the change in control agreement) either before, and in connection with, the change in control or within 365 days after the change in control, Dr. Venuti will be entitled to a severance payment equal to (a) Dr. Venuti’s average annual bonus for the three prior full calendar years of employment with Discovery Partners, or such lesser number of full calendar years during which Dr. Venuti was employed by Discovery Partners, multiplied by the number of days in the calendar year through the date of termination divided by 365 and (b) the greater of 100% of (i) Dr. Venuti’s annual base salary in effect immediately prior to the change in control or (ii) Dr. Venuti’s annual salary in effect at time of the notice of termination. In addition, for purposes of determining the vesting of Dr. Venuti’s awards granted under Discovery Partners’ 2000 Stock Incentive Plan, as well as any unvested shares acquired pursuant to that plan, Dr. Venuti will be treated as if he had completed an additional year of service immediately prior to the date on which his employment is terminated. The completion of the merger is considered a change in control event pursuant to this agreement.

On April 19, 2006, Discovery Partners approved an executive retention and severance agreement with Dr. Venuti, under which he will be entitled to receive a retention bonus consisting of a cash amount of $25,000, with specific incremental percentages of the aggregate amount earned upon achievement of applicable milestones as long as he remains employed with Discovery Partners through December 31, 2006. If Dr. Venuti’s employment with Discovery Partners is terminated without cause by Discovery Partners, or its successor in a change in control, on or prior to December 31, 2006, Discovery Partners will pay to Dr. Venuti the total cash amount of the retention bonus upon the date of such termination. The agreement also provides severance payments equal to six months of Dr. Venuti’s base salary plus COBRA coverage and three months of outplacement services in the event of a change in control that is not covered under Dr. Venuti’s change in control agreement as discussed above.

In addition, the retention and severance agreement with Dr. Venuti contemplates the acceleration in full of the vesting of 200,000 shares of restricted stock granted to Dr. Venuti upon the earlier to occur of a change in control event involving Discovery Partners or, in the event a change of control does not occur, December 31, 2006. The completion of the merger is intended to be a change in control event for these purposes.

Discovery Partners 2000 Stock Incentive Plan

The terms of Discovery Partners’ 2000 Stock Incentive Plan provide that upon the occurrence of certain corporate transactions, which would include a transaction such as the merger, the vesting of each outstanding option held by Discovery Partners’ non-employee directors under the provisions of that plan relating to option grants to non-employee directors would accelerate so that each such option would become fully exercisable immediately prior to the effective date of the corporate transaction. Two of Discovery Partners’ non-employee directors, Harry Hixson, Jr. and Herm Rosenman will continue as non-employee directors of the combined company following the closing of the merger. The table below sets forth the number of options held by these two non-employee directors of Discovery Partners that will accelerate upon the effective date of the merger. These directors will have until one year following the termination of their board service with the combined company to exercise these options.

Name	Shares of Common Stock Underlying Options
Harry Hixson, Jr.	50,000
Herm Rosenman	42,500

Purchases of Securities

Since January 1, 2003, the following executive officers of Infinity have purchased securities of Infinity in the amounts and as of the dates set forth below.

Name of Executive Officer	Class of Stock Purchased	Number of Shares Purchased		Purchase Price Per Share	Date of Purchase
Steven Holtzman	Common Stock	900,000	(1)	$0.38	June 16, 2004
	Series B Preferred Stock	33,333		$3.75	August 18, 2003
Julian Adams	Common Stock	750,000	(2)	$0.38	October 6, 2003
Adelene Perkins	Common Stock	252,500	(3)	$0.45	May 10, 2005

(1)	Shares acquired pursuant to the exercise of stock options.
(2)	Shares acquired in connection with restricted stock awards granted to such executive officer.
(3)	Shares acquired in connection with restricted stock awards granted to such executive officer.

Prior Arrangements with Directors

During 2003, Infinity had the following arrangements with the directors named below:

Franklin Moss was an employee of Infinity during 2003. Infinity paid Dr. Moss an aggregate of approximately $165,345 as compensation for services rendered by Dr. Moss to Infinity in such year. Such employment arrangement terminated commencing in 2004.

Eric Lander was a party to a consulting agreement with Infinity, pursuant to which Infinity paid an aggregate of approximately $82,750 to Dr. Lander as compensation for services rendered by Dr. Lander to Infinity in 2003. Commencing in 2004, such consulting agreement was replaced with a new consulting agreement, which is described above under the section entitled “Management Following the Merger—Compensation of Directors” on page 203 of this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus do not give effect to the proposed reverse stock split described in Discovery Partners Proposal No. 2.

The following unaudited pro forma condensed combined financial statements give effect to the proposed business combination of Discovery Partners and Infinity. For accounting purposes Infinity is considered to be acquiring Discovery Partners in the merger. Accordingly, the purchase price is allocated among the fair values of the assets and liabilities of Discovery Partners, while the historical results of Infinity are reflected in the results of the combined company in these unaudited pro forma condensed combined financial statements. For purposes of this pro forma presentation, it is assumed that Discovery Partners does not meet the definition of a business in accordance with Statement of Financial Accounting Standards, or SFAS No. 141, Business Combinations, and Emerging Issue Task Force 98-3, or EITF 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business, because of Discovery Partners’ current efforts to sell or otherwise dispose of its operating assets and liabilities, which have been reflected in the pro forma financial statements and notes thereto as discontinued operations on the basis that such assets and liabilities are held for sale. The assets and liabilities of Discovery Partners that are not classified as held for sale represent such items that either are not expected to be disposed of or will be used by Infinity post-merger; these assets and liabilities do not constitute a business pursuant to SFAS No. 141 and EITF 98-3. Consequently, all of the assets and liabilities of Discovery Partners have been reflected in the pro forma financial statements at their respective fair values, except with respect to long-lived assets held for sale, which have been written-down below their fair value to the extent that the purchase price is less than the fair value of the Discovery Partners net assets and liabilities.

For purposes of these unaudited pro forma condensed combined financial statements, Infinity and Discovery Partners have made a preliminary allocation of the estimated purchase price to the assets acquired and liabilities assumed based on various preliminary estimates of their fair value, as described in Note 2 to these unaudited pro forma condensed combined financial statements. A final determination of these estimated fair values, which cannot be made prior to the completion of the merger, will be based on the actual net assets of Discovery Partners that exist as of the date of completion of the merger. The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of:

•	the impact of any sale of all or part of the operating assets of Discovery Partners,

•	cash cost of operations between the signing of the merger agreement and the closing of the merger,

•	Discovery Partners’ final net cash balance as calculated pursuant to the merger agreement, which partially determines the actual number of shares of Discovery Partners common stock issued pursuant to the merger,

•	the timing of completion of the merger,

•	the cost of liquidation of any operating assets should Discovery Partners or Infinity fail to divest of such assets or liabilities, and

•	other changes in Discovery Partners’s assets that occur prior to completion of the merger, which could cause material differences in the information presented below.

The unaudited pro forma condensed combined financial statements presented below are based on the historical financial statements of Discovery Partners and Infinity, adjusted to give effect to the acquisition of Discovery Partners by Infinity for accounting purposes. The pro forma adjustments are described in the accompanying notes presented on the following pages.

The unaudited pro forma condensed combined balance sheet as of March 31, 2006 gives effect to the proposed merger as if it occurred on March 31, 2006 and combines the historical balance sheets of Discovery Partners and Infinity as of March 31, 2006. The Infinity balance sheet information was derived from its unaudited balance sheet as of March 31, 2006 included in this joint proxy statement/prospectus. The Discovery Partners balance sheet information was derived from its unaudited consolidated balance sheet as of March 31, 2006 included in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2006 and the year ended December 31, 2005 is presented as if the merger was consummated on January 1, 2005 and combines the historical results of Discovery Partners and Infinity for the three months ended March 31, 2006 and the year ended December 31, 2005. The historical results of Infinity were derived from its unaudited statement of operations for the three months ended March 31, 2006 and its audited statement of operations for the year ended December 31, 2005 included in this joint proxy statement/prospectus. The historical results of Discovery Partners were derived from its unaudited condensed consolidated financial statements for the three months ended March 31, 2006 and audited consolidated statement of operations for the year ended December 31, 2005 included in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Discovery Partners and Infinity been a combined company during the specified periods. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements of Infinity for the three months ended March 31, 2006 and for the year ended December 31, 2005 included in this joint proxy statement/prospectus and the historical consolidated financial statements of Discovery Partners for the three months ended March 31, 2006 and for the year ended December 31, 2005 also included in this joint proxy statement/prospectus.

The historical financial statements for Discovery Partners below has been recast to exclude the results of operations and financial positions of its instrumentation product lines from continuing operations which were divested in the fourth quarter of 2005.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	March 31, 2006
	Infinity Pharmaceuticals Historical	Discovery Partners Historical	Pro Forma Adjustments		Purchase Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$23,861,988	$80,128,202	$—		$—		$103,990,190
Other current assets	2,663,306	5,818,337	(5,163,181	) A	—		3,318,462
Assets held for sale	—	—	10,926,700	A	(10,221,514	) D	705,186

Total current assets	26,525,294	85,946,539	5,763,519		(10,221,514)		108,013,838
Property and equipment, net	9,077,123	4,953,203	(4,953,203	) A	—		9,077,123
Other assets, net	2,048,141	1,871,598	(810,316	) A	—		3,109,423

Total assets	$37,650,558	$92,771,340	$—		$(10,221,514)		$120,200,384

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current liabilities	6,995,222	4,210,148	(2,141,673	) B	—		18,789,958
			7,826,261	C	1,900,000	G
Contract revenue advance	4,778,250	1,421,804	(1,421,804	) B	—		4,778,250
Current portion of long-term debt	3,546,330	—	—		—		3,546,330
Liabilities held for sale	—	—	4,427,622	B	—		4,427,622

Total current liabilities	15,319,802	5,631,952	8,690,406		1,900,000		31,542,160
Other long-term liabilities	10,937,500	864,145	(864,145	) B	—		10,937,500
Long-term debt	6,544,888	—	—		—		6,544,888

Total liabilities	32,802,190	6,496,097	7,826,261		1,900,000		49,024,548
Stockholders’ equity:
Preferred stock	3,972	—	—		(3,972	) E	—
Common stock	1,245	26,454	—		(1,245	) E	81,489
					55,035	E
Treasury stock	(2,813)	(1,037,190)	—		2,813	E	—
					1,037,190	F
Additional paid-in capital	142,582,959	210,118,840	(7,826,261	) C	(202,292,579	) F	208,831,342
					66,248,383	G
Accumulated other comprehensive income	(257)	99,778	—		(99,778	) F	(257)
Accumulated deficit	(137,736,738)	(122,932,639)	—		122,932,639	F	(137,736,738)

Total stockholders’ equity	4,848,368	86,275,243	(7,826,261)		(12,121,514)		71,175,836

Total liabilities and stockholders’ equity	$37,650,558	$92,771,340	$—		$(10,221,514)		$120,200,384

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Three Months Ended March 31, 2006
	Infinity Pharmaceuticals Historical	Discovery Partners Historical	Pro Forma Adjustments		Pro Forma Combined
Revenues	$718,750	$4,338,795	$(4,338,795	) H	$718,750
Cost of revenues	—	5,011,684	(5,011,684	) H	—

Gross margin	718,750	(672,889)	672,889		718,750
Operating expenses:
Research and development	9,678,019	980,400	(980,400	) H	9,678,019
Selling, general and administrative	1,972,700	3,606,983	(3,606,983	) H	1,972,700
Impairment of long-lived assets	—	3,225,282	(3,225,282	) H	—
Restructuring	—	1,572,976	(1,572,976	) H	—

Total operating expenses	11,650,719	9,385,641	(9,385,641)		11,650,719
Interest income, net	52,364	854,055	—		906,419
Other income, net	—	158	(158	) H	—

Loss from continuing operations	$(10,879,605)	$(9,204,317)	$10,058,372		$(10,025,550)

Basic and diluted loss per share:
Continuing operations		$(0.35)			$(0.12)

Weighted average shares outstanding:
Basic and diluted		26,112,186			81,147,494

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	For the Twelve Months Ended December 31, 2005
	Infinity Pharmaceuticals Historical	Discovery Partners Historical	Pro Forma Adjustments		Pro Forma Combined
Revenues	$521,750	$34,836,977	$(34,836,977	) H	$521,750
Cost of revenues	—	25,107,968	(25,107,968	) H	—

Gross margin	521,750	9,729,009	(9,729,009)		521,750
Operating expenses:
Research and development	31,459,596	3,919,065	(3,919,065	) H	31,459,596
Selling, general and administrative	5,530,046	16,084,182	(16,084,182	) H	5,530,046
Impairment of long-lived assets	—	4,721,367	(4,721,367	) H	—
Restructuring	—	1,040,258	(1,040,258	) H	—

Total operating expenses	36,989,642	25,764,872	(25,764,872)		36,989,642
Interest income, net	98,664	2,019,028	—		2,117,692
Other income, net	—	296,300	(296,300	) H	—

Loss from continuing operations	$(36,369,228)	$(13,720,535)	$(15,739,563)		$(34,350,200)

Basic and diluted loss per share:
Continuing operations		$(0.53)			$(0.42)

Weighted average shares outstanding:
Basic and diluted		25,919,393			80,954,701

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

1. Basis of Presentation

On April 11, 2006, Discovery Partners entered into an Agreement and Plan of Merger and Reorganization with Infinity Pharmaceuticals, Inc. and Darwin Corp., a new wholly owned subsidiary of Discovery Partners. In the merger, Darwin Corp. will merge with and into Infinity, with Infinity as the surviving corporation and becoming a wholly owned subsidiary of Discovery Partners. As a result of the merger, each outstanding share of Infinity capital stock will be converted into the right to receive shares of Discovery Partners common stock as described in the merger agreement. Discovery Partners will issue, and Infinity securityholders will be entitled to receive, in a tax-free exchange, shares of Discovery Partners common stock such that Infinity securityholders will own approximately 69% of the combined company on a pro forma basis and Discovery Partners stockholders will own approximately 31%. The merger agreement provides that the exchange ratios for Infinity’s capital stock are subject to upward and downward adjustment based on Discovery Partners’ net cash balance at the closing of the merger. If Discovery Partners’ net cash balance at the closing of the merger is below $70 million, the exchange ratios would adjust to increase the number of shares of Discovery Partners common stock issued to former Infinity securityholders. If Discovery Partners’ net cash balance at the closing of the merger is above $75 million, the exchange ratios would adjust to decrease the number of shares of Discovery Partners common stock issued to former Infinity securityholders.

Because Infinity securityholders will own approximately 69% of the voting stock of the combined company and certain other factors including that Infinity directors will constitute a majority of the board of directors and all executive members of the management of the combined company will be from Infinity, Infinity is considered to be acquiring Discovery Partners in the merger. As a result, the merger will be treated by Discovery Partners as a reverse merger under the purchase method of accounting in accordance with United States generally accepted accounting principles. The aggregate consideration paid in connection with the merger, together with the direct costs of acquisition, will be allocated to Discovery Partners’ tangible and intangible assets and liabilities based on their fair market values. The assets and liabilities and results of operations of Discovery Partners will be consolidated into the results of operations of Infinity as of the effective time of the merger.

In connection with the merger with Infinity, Discovery Partners is actively seeking to divest its various operating assets, including key personnel and key service agreements. As a result, as noted above, the condensed combined pro forma financial statements included herein consider various operating assets and liabilities of Discovery Partners to be held for sale in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Discovery Partners intends to close any such transactions prior to the closing of the merger. Discovery Partners may not be successful in selling or otherwise disposing of all or part of its operating assets on terms or within timeframes that are favorable to Discovery Partners and its stockholders. Given the various financial outcomes that may be contemplated under such transactions, the assets and liabilities of Discovery Partners included in the unaudited pro forma financial statements included herein are presented as held for sale. Proceeds, if any, from the sale of the operating assets may result in a change to Discovery Partners’ net cash balance at the closing of the merger, as described above and elsewhere in this joint proxy statement/prospectus.

2. Purchase Price

The preliminary estimated total purchase price of the proposed merger is as follows (in thousands):

Fair value of Discovery Partners’ common stock	$65,088
Fair value of Discovery Partners’ restricted stock units	1,063
Estimated fair value of Discovery Partners stock options	176
Estimated transaction costs of Infinity	1,900

Total preliminary estimated purchase price	$68,227

On April 11, 2006, Discovery Partners had 26,436,931 shares of common stock outstanding. The fair value of Discovery Partners common stock and restricted stock units used in determining the purchase price was $2.462 per share based on the five-day average of the closing prices of Discovery Partners’ common stock around and including the announcement date of the proposed transaction (April 7, 2006 through April 13, 2006, inclusive). The fair value of Discovery Partners’ stock options assumed by Infinity was determined using the Black-Scholes option pricing model with the following assumptions: stock price of $2.46, which is the value ascribed to the Discovery Partners common stock in determining the purchase price; volatility of 65%; dividend rate of 0%; risk-free interest rate of 4.0%; and a weighted average expected option life of .35 years. The weighted average life of Discovery Partners’ outstanding stock options is based on Discovery Partners’ stock option provisions that allow exercise for a period of 90 days after termination for employees and varying terms for directors.

The estimated purchase price is preliminary because the proposed merger has not yet been completed. The actual purchase price may change based on the actual number of shares of Discovery Partners common stock and the number of Discovery Partners stock options outstanding on the merger closing date and Infinity’s final costs to complete the merger.

Consistent with the purchase method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Discovery Partners based on their estimated fair values as of the merger closing date. The excess of the fair value of acquired assets and liabilities assumed over the purchase price, if any, reduced the fair value of long-lived assets on a relative fair value basis.

A preliminary allocation of the total preliminary estimated purchase price, as shown above, to the acquired tangible and intangible assets and assumed liabilities of Discovery Partners based on the estimated fair values as of March 31, 2006 and a preliminary allocation of the resulting reduction in the fair value of Discovery Partners’ long-lived assets are as follows (in thousands):

	Fair Value of Assets Acquired and Liabilities Assumed	Reduction of Fair Value of Long- Lived Assets	Preliminary Allocation of Purchase Price
Cash, cash equivalents and short-term investments	$80,128	—	$80,128
Other assets	1,716	—	1,716
Assets held for sale	10,927	(10,222)	705
Existing assumed liabilities	(2,068)	—	(2,068)
Assumed severance, retention and other merger related obligations	(7,826)	—	(7,826)
Liabilities held for sale	(4,428)	—	(4,428)

Total	$78,449	$(10,222)	$68,227

The allocation of the estimated purchase price is preliminary because the proposed merger has not yet been completed. The purchase price allocation will remain preliminary until Infinity completes its valuation of intangible assets acquired and determines the fair values of other assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the merger and will be based on the fair values of the assets acquired and liabilities assumed as of the merger closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

The preliminary allocation of the purchase price as presented above assumes the following: (i) the sale of Discovery Partners’ operating assets and liabilities has not occurred as of the merger closing date, (ii) Infinity assumes the obligation of all severance, retention bonus, change of control and merger costs associated with Discovery Partners key employees, and (iii) Discovery Partners incurs no additional liabilities in the disposition of the operating assets and liabilities held for sale.

3. Pro Forma and Purchase Accounting Adjustments

The unaudited pro forma condensed combined financial statements include pro forma adjustments to give effect to certain significant capital transactions of Infinity occurring as a direct result of the proposed merger, the acquisition of Discovery Partners by Infinity for accounting purposes and an adjustment for contractual compensation liabilities owed to certain Discovery Partners key employees, in accordance with Emerging Issues Task Force, or EITF, No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination.

The unaudited pro forma condensed combined financial statements do not include a charge, as required under SFAS 123R, Share-based Compensation, relating to the fair value of Discovery Partners unvested options at the close of the merger, totaling 167,603 shares, because it was deemed immaterial.

The unaudited pro forma condensed combined financial statements do not include any adjustments for income taxes because the combined company is anticipated to incur taxable losses for the foreseeable future.

The pro forma adjustments are as follows:

(A)	To reflect the reclassification of certain of Discovery Partners’ operating assets as assets held for sale of $10,926,700. Assets classified as held for sale include specific working capital items, intangible assets, other current assets and property and equipment directly associated with Discovery Partners’ business operations in San Diego, South San Francisco, Basel, Switzerland, and Heidelberg, Germany. Items not reclassified as held for sale include receivables for interest earned on short-term investments and a receivable due from the sale of Discovery Partners’ instrumentation products in 2005.

(B)	To reflect the reclassification of certain of Discovery Partners’ operating liabilities as liabilities held for sale of $4,427,622. Liabilities classified as held for sale include specific working capital items, deferred rent, restructuring accruals and other long term liabilities directly associated with Discovery Partners’ business operations in San Diego, South San Francisco, Basel, Switzerland, and Heidelberg, Germany. Items not reclassified as held for sale include certain obligations related to the corporate infrastructure and all accrued compensation to be assumed by Infinity at the close of the merger.

(C)	To reflect the accrual of retention, change of control and severance obligations for certain key employees of Discovery Partners that will become due at the closing of the merger totaling $3,577,746 and estimated costs to be incurred by Discovery Partners to consummate the merger, not accrued as of March 31, 2006, totaling $4,248,515. Merger costs include fees payable for investment banking services, legal, accounting, printing and other consulting services.

(D)	To adjust the fair value of Discovery Partners assets held for sale to reflect the excess of fair value of such long-lived assets over the estimated allocable purchase price.

(E)	To reflect the conversion of all outstanding shares of Infinity’s preferred stock and common stock into Discovery Partners common stock and the elimination of Infinity’s treasury stock pursuant to the merger agreement. Upon completion of the merger, all outstanding shares of Infinity will be exchanged for 55,035,308 shares of Discovery Partners common stock at par value of $0.001 assuming Discovery Partners’ net cash at the closing of the merger, as calculated pursuant to the merger agreement, is greater than or equal to $70 million and less than or equal to $75 million.

(F)	To eliminate Discovery Partners historical stockholders’ equity accounts.

(G)	To reflect the estimated preliminary purchase price based on the estimated fair value of Discovery Partners common stock, restricted stock units, options outstanding and Infinity’s estimated merger-related fees, at the close of the merger as referred to in Note 2 above totaling $68,227,468 net of the par value of the converted outstanding shares of Infinity’s preferred and common stock totaling $55,035 and the amounts to eliminate Discovery Partners historical common stock and Infinity’s historical preferred stock, common stock and treasury stock.

(H)	To reflect the operating results of Discovery Partners as discontinued operations, excluding interest income that relates to the cash, cash equivalents and short-term investments to be assumed by Infinity at the close of the merger.

DESCRIPTION OF DISCOVERY PARTNERS’ CAPITAL STOCK

The following information describes Discovery Partners’ common stock and preferred stock, as well as options to purchase Discovery Partners’ common stock, and provisions of Discovery Partners’ certificate of incorporation and bylaws, all as in effect upon the date of this joint proxy statement/prospectus. This description is only a summary. You should also refer to Discovery Partners’ certificate of incorporation and bylaws, which have been previously filed with the SEC and are incorporated by reference as exhibits into the registration statement of which this joint proxy statement/prospectus is a part and more fully described below.

Discovery Partners’ authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share and 1,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

As of April 30, 2006, there were 26,436,931 shares of common stock issued and outstanding and held by 102 stockholders of record. Upon the consummation of the merger, there will be approximately 81,472,239 shares of Discovery Partners’ common stock outstanding after issuing approximately 55,035,308 shares of common stock to Infinity’s common and preferred stockholders pursuant to the merger, assuming that Discovery Partners’ net cash at closing, as calculated pursuant to the merger agreement, will be greater than or equal to $70 million and less than or equal to $75 million. The items that will constitute Discovery Partners’ net cash balance at the closing of the merger are subject to many factors, many of which are outside of Discovery Partners’ control. For a more detailed discussion of the calculation of Discovery Partners’ net cash at the closing of the merger, see “The Merger Agreement – Merger Consideration and Adjustment” on page 103 of this joint proxy statement/prospectus. In addition, in connection with the merger, all options to purchase shares of Infinity common stock outstanding and unexercised immediately prior to the effective time of the merger will be assumed by Discovery Partners and will become options to purchase shares of Discovery Partners common stock and all warrants to purchase shares of Infinity preferred stock outstanding and unexercised immediately prior to the effective time of the merger will be assumed by Discovery Partners and will become warrants to purchase shares of Discovery Partners common stock. For a description of the treatment of options to purchase shares of Infinity common stock and warrants to purchase shares of Infinity preferred stock in the merger, see “The Merger—Stock Options and Warrants” on page 91 of this joint proxy statement/prospectus.

Dividend Rights

Subject to prior rights and preferences, if any, that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of Discovery Partners common stock are entitled to receive dividends, payable in cash, property or stock, out of assets legally available at the times and in the amounts as Discovery Partners’ board of directors may from time to time determine.

Voting Rights

Each share of Discovery Partners common stock has identical rights and privileges in every respect. Each Discovery Partners common stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in Discovery Partners certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

No Preemptive or Similar Rights

Discovery Partners common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Distributions

If Discovery Partners voluntarily or involuntarily liquidates, dissolves or winds-up, the holders of common stock will be entitled to receive after distribution in full of the preferential amounts, if any, to be distributed to the holders of preferred stock or any series of preferred stock, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them. Holders of Discovery Partners common stock have no preferences or any preemptive conversion or exchange rights. The outstanding common stock is, and the shares offered by Discovery Partners in the merger will be, fully paid and non-assessable. The rights, preferences and privileges of holders of Discovery Partners common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which Discovery Partners may designate and issue in the future. Upon the closing of the merger, there will be no shares of Discovery Partners preferred stock outstanding.

Anti-Takeover Provisions

The provisions of the DGCL, Discovery Partners’ certificate of incorporation and bylaws may have the effect of delaying, deferring, or discouraging another person from acquiring control of Discovery Partners. Such provisions could limit the price that some investors might be willing to pay in the future for Discovery Partners common stock. These provisions of the DGCL and Discovery Partners’ certificate of incorporation and bylaws may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of Discovery Partners, including unsolicited takeover attempts, even though such a transaction may offer Discovery Partners stockholders the opportunity to sell their stock at a price above the prevailing market price.

Discovery Partners is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

•	upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

With certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

In general, Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, Discovery Partners has not “opted out” of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire Discovery Partners.

Discovery Partners’ certificate of incorporation and bylaws provide that its board will be divided into three classes of directors serving staggered, three-year terms. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of members of the board. Subject to the rights of the holders of any outstanding series of preferred stock, the certificate of incorporation authorizes only the Discovery Partners’ board of directors to fill vacancies, including newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new directorships with its own nominees. The Discovery Partners certificate of incorporation also provides that directors may be removed by stockholders only for cause and only by the affirmative vote of holders of 66 2/3% of the outstanding shares of voting stock.

Discovery Partners’ certificate of incorporation also provides that stockholders may not take action by written consent, but may only take action at duly called annual or special meetings of stockholders. The Discovery Partners’ certificate of incorporation further provides that special meetings of Discovery Partners’ stockholders may be called only by the chairman of the board of directors, the chief executive officer or a majority of the board of directors. This limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by Discovery Partners’ board of directors. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the board of directors with respect to unsolicited takeover bids. In addition, the limited ability of the Discovery Partners stockholders to call a special meeting of stockholders may make it more difficult to change the existing board and management.

Discovery Partners’ bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at Discovery Partners’ principal executive offices not less than 120 days prior to the date of Discovery Partners’ annual meeting. The bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

The authorized but unissued shares of Discovery Partners’ common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, employee benefit plans and “poison pill” rights plans. One of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in the combined company’s management being able to issue more shares without further stockholder approval and could render more difficult or discourage an attempt to obtain control of Discovery Partners by means of a proxy contest, tender offer, merger or otherwise. Discovery Partners currently has no plans to issue shares, other than in connection with the merger, the transactions contemplated thereby and in the ordinary course of business.

Transfer Agent

The transfer agent for Discovery Partners common stock is American Stock Transfer & Trust Company.

Listing

Discovery Partners common stock is quoted on the NASDAQ National Market under the symbol “DPII.” Discovery Partners has agreed to cause the shares of Discovery Partners common stock Infinity securityholders will be entitled to receive pursuant to the merger to be listed on the NASDAQ National Market.

Prior to consummation of the merger, Discovery Partners intends to file an initial listing application with the NASDAQ National Market pursuant to NASDAQ’s “reverse merger” rules. If such application is accepted, Discovery Partners anticipates that its common stock will be listed on the NASDAQ National Market following the closing of the merger under the trading symbol “INFI.”

Preferred Stock

Discovery Partners’ board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix for each series voting rights, if any, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as provided in a resolution or resolutions adopted by the board of directors. Discovery Partners’ board of directors has authorized the issuance of Series A junior participating preferred stock which includes terms and conditions which could discourage a takeover or other transaction that holders of some or a majority of common stock might believe to be in their best interests. In addition, Discovery Partners’ board of directors may authorize the issuance of preferred stock in which holders of preferred stock might receive a premium for their shares over the then market price. Discovery Partners has no present plans to issue any shares of preferred stock.

Series A Junior Participating Preferred Stock

Each outstanding share of Discovery Partners common stock has attached to it one preferred share purchase right that entitles the registered holder to purchase from Discovery Partners a unit of one one-thousandth of a share of its Series A junior participating preferred stock, which is referred to herein as the Junior Preferred Stock, at a price of $19.00 per unit. The description and terms of the rights are set forth in a rights agreement dated as of February 13, 2003 by and between the Company and American Stock Transfer & Trust Company, as rights agent, which is referred to herein as the “Rights Agreement.

Until the earlier to occur of (i) the close of business on the tenth day after a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of Discovery Partners’ outstanding common stock or (ii) 10 business days (or such later date as may be determined by action of Discovery Partners’ board of directors prior to such time as any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding common stock (the earlier of such dates is the distribution date), the rights will be evidenced by Discovery Partners’ common stock certificates.

The Rights Agreement provides that, until the distribution date, the rights will be transferred with and only with Discovery Partners’ common stock. Until the distribution date (or earlier redemption or expiration of the rights), Discovery Partners common stock certificates, upon transfer or new issuance of common stock will contain a notation incorporating the Rights Agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates of Discovery Partners’ common stock will also constitute the transfer of the rights associated with the common stock represented by such certificate. As soon as practicable following the distribution date, if any, separate certificates evidencing the rights will be mailed to holders of record of Discovery Partners common stock as of the close of business on the distribution date and such separate rights certificates alone will evidence the rights.

The rights are not exercisable until the distribution date. The rights will expire at the close of business on February 24, 2013 unless that final expiration date is extended or unless the rights are earlier redeemed or exchanged by Discovery Partners, in each case as described below.

The purchase price payable, and the number of units of Junior Preferred Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (a) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Stock, (b) upon the grant to holders of the units of Junior Preferred Stock of certain rights or warrants to subscribe for or purchase units of Junior Preferred Stock at a price, or securities convertible into units of Junior Preferred Stock with a conversion price, less than the then current market price of the units of Junior Preferred Stock or (c) upon the distribution to holders of the units of Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in units of Junior Preferred Stock) or of subscription rights or warrants other than those referred to above).

The number of outstanding rights and the number of units of Junior Preferred Stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of Discovery Partners common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the distribution date.

The Junior Preferred Stock purchasable upon exercise of the rights will not be redeemable. Each share of Junior Preferred Stock will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of Discovery Partners common stock. In the event of liquidation, the holders of the shares of Junior Preferred Stock will be entitled to an aggregate payment of 1,000 times the payment made per share of Discovery Partners common stock. Each share of Junior Preferred Stock will have 1,000 votes, voting together with the Discovery Partners common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Discovery Partners common stock are exchanged, each share of Junior Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions.

Because of the nature of the dividend, liquidation and voting rights, the value of each unit of Junior Preferred Stock purchasable upon exercise of each right should approximate the value of one share of common stock.

If, after the rights become exercisable, Discovery Partners is acquired in a merger or other business combination transaction with an acquiring person or one of its affiliates, or 50% or more of Discovery Partners’ consolidated assets or earning power are sold to an acquiring person or one of its affiliates, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

If any person or group of affiliated or associated persons becomes the beneficial owner of 15% or more of the outstanding shares of Discovery Partners common stock, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be unexercisable), will have the right to receive upon exercise that number of shares of Discovery Partners common stock or units of Junior Preferred Stock (or cash, other securities or property) having a market value of two times the exercise price of the right.

At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of Discovery Partners common stock and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, the board of directors of Discovery Partners may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at a exchange ratio per unit of Junior Preferred Stock equal to the purchase price divided by the then current market price per unit of Junior Preferred Stock on the earlier of (i) the date on which any person becomes an acquiring person and (ii) the date on which a tender or exchange offer is announced which, if consummated would result in the offerer being the beneficial owner of 15% or more of the shares of Discovery Partners common stock then outstanding.

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional shares of Junior Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Junior Preferred Stock, which may, at the election of Discovery Partners, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the units of Junior Preferred Stock on the last trading day prior to the date of exercise.

At any time on or prior to the earlier of (i) the close of business on the tenth day after a public announcement that a person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of the outstanding Discovery Partners common stock (unless the board of directors extends the ten day period) or (ii) the tenth business day after a person commences, or announces its intention to commence, a tender offer or exchange offer that would result in the bidder’s beneficial ownership of 15% or more of the shares of Discovery Partners common stock, the board of directors of Discovery Partners may redeem the rights in whole, but not in part, at a price of $0.01 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price. The rights are also redeemable under other circumstances as specified in the Rights Agreement.

The terms of the rights may be amended by the board of directors of Discovery Partners without the consent of the holders of the rights except that from and after such time that there is an acquiring person no amendment may adversely affect the interests of the holders of the rights.

Until a right is exercised, the holder of a right will have no rights by virtue of ownership as a stockholder of Discovery Partners, including, without limitation, the right to vote or to receive dividends.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Discovery Partners on terms not approved by Discovery Partners’ board of directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the board of directors since the rights may be redeemed by Discovery Partners at the redemption price prior to the occurrence of a distribution date. In addition, the rights will not be triggered in connection with the merger with Infinity because the Rights Agreement has been amended to specifically exclude the acquisition of Discovery Partners’ common stock by stockholders of Infinity from the provisions of the Rights Agreement.

The Rights Agreement and the amendment of the Rights Agreement entered into in connection with the merger with Infinity specifying the terms of the rights has been previously filed with the SEC and are incorporated by reference as exhibits into the registration statement of which this joint proxy statement/ prospectus is a part. The foregoing description of the rights is qualified in its entirety by reference to the Rights Agreement.

COMPARISON OF RIGHTS OF HOLDERS OF DISCOVERY PARTNERS STOCK AND INFINITY STOCK

Both Discovery Partners and Infinity are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. If the merger is completed, Infinity stockholders will be entitled to become stockholders of Discovery Partners, and their rights will be governed by the DGCL, the certificate of incorporation of Discovery Partners and the bylaws of Discovery Partners, as amended, to the extent applicable, as described in Discovery Partners Proposal Nos. 2, 3 and 4, the amendment to Discovery Partners’ certificate of incorporation, attached as Annex D to this joint proxy statement /prospectus, and the amendment to Discovery Partners’ bylaws, attached as Annex E to this joint proxy statement/prospectus. For more information on these proposed amendments to Discovery Partners’ certificate of incorporation and bylaws, see “Matters Being Submitted To a Vote of Discovery Partners Stockholders” on page 118 of this joint proxy statement/prospectus.

The following is a summary of the material differences between the rights of Discovery Partners stockholders and the rights of Infinity stockholders under each company’s respective certificate of incorporation and bylaws. While Discovery Partners and Infinity believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Discovery Partners and Infinity stockholders and is qualified in its entirety by reference to the DGCL and the various documents of Discovery Partners and Infinity that are referred to in this summary. You should carefully read this entire joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Discovery Partners and being a stockholder of Infinity. Discovery Partners has filed copies of its certificate of incorporation and bylaws with the SEC, which are exhibits to the registration statement of which this joint proxy statement/prospectus is a part, and will send copies of these documents to you upon your request. Infinity will also send copies of its documents referred to herein to you upon your request. See the section entitled “Where You Can Find More Information” on page 237 of this joint proxy statement/prospectus.

	Discovery Partners	Infinity
Authorized Capital Stock	Discovery Partners’ certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share.	Infinity’s fifth restated certificate of incorporation authorizes the issuance of up to 81,022,221 shares of common stock, par value $0.0001 per share, and 45,977,779 shares of preferred stock, par value $0.0001 per share, of which 9,000,000 shares are designated as “Series A preferred stock,” 24,866,667 shares are designated as “Series B preferred stock,” 11,111,112 shares are designated as “Series C preferred stock,” and 1,000,000 shares are designated as “Series D preferred stock.”

Number of Directors	Discovery Partners’ bylaws provide that the number of directors shall initially be seven, and shall at no time be less than six or more than ten. The number of directors shall be fixed by resolution of 66 2/3% of the directors then in office or by 66 2/3% of the stockholders at the annual meeting of stockholders. The Discovery Partners	Infinity’s amended and restated bylaws provide that the number of directors be established by the board of directors or by the stockholders at the annual meeting of stockholders. The Infinity board of directors currently consists of eleven directors.

	Discovery Partners	Infinity
board of directors currently consists of five directors, with one vacancy on the board. If Discovery Partners Proposal No. 4 in this joint proxy statement/prospectus is approved, the total number of directors that constitute Discovery Partners’ board of directors will increase to twelve directors. If Discovery Partners Proposal No. 4 in this joint proxy statement/prospectus is not approved, the total number of directors that constitute Discovery Partners’ board of directors will be fixed at the maximum of ten directors upon the consummation of the merger.

Stockholder Nominations and Proposals	Discovery Partners’ bylaws provide that in order for a stockholder to make a director nomination or propose business at an annual meeting of the stockholders, the stockholder must give timely written notice to Discovery Partners’ secretary not later than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (with certain adjustments if the date of the annual meeting is advanced by more than 60 days or delayed by more than 90 days from the first anniversary of the preceding year’s annual meeting).	Infinity’s fifth amended certificate of incorporation and amended and restated bylaws are silent as to stockholder nominations and proposals.

Classification of Directors	Discovery Partners’ certificate of incorporation and bylaws provide that the board of directors is divided into three classes: Class I, Class II and Class III. Each director serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected.	Infinity’s fifth amended certificate of incorporation and amended and restated bylaws do not provide for the division of the board of directors into classes.

Removal of Directors	Under Discovery Partners’ certificate of incorporation and bylaws, a director may be removed from office only with cause by the affirmative vote of the holders of 66 2/3% of the voting power of all of the then-outstanding shares of capital stock that would be entitled to vote in the election of directors.	Under Infinity’s fifth restated certificate of incorporation, a director or the entire board of directors may be removed, with or without cause.

Filling Vacancies on the Board of Directors	Discovery Partners’ certificate of incorporation and bylaws provide that any vacancy or newly created directorships in the board of directors shall be filled only	Infinity’s fifth amended certificate of incorporation and amended and restated bylaws provide that any vacancy or newly created directorships in the board of

	Discovery Partners	Infinity
	by vote of a majority of the directors in office, although less than a quorum, or by a sole remaining director, provided that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal. If, at the time of any vacancy, the directors then in office constitute less than a majority of the board, the Court of Chancery may, upon application of any stockholder(s) holding at least 10% of the total shares of voting stock outstanding and entitled to vote in the election of directors, order an election to be held to fill any vacancies or to replace the directors chosen by the directors then in office.	directors shall be filled only by vote of a majority of the directors in office, although less than a quorum, or by a sole remaining director, provided that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal; provided, however, that with respect to any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock, the remaining directors so elected by that class or series may by affirmative vote (or consent in lieu thereof) of a majority thereof, elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. If, at the time of any vacancy, the directors then in office constitute less than a majority of the board, the Court of Chancery may, upon application of any stockholder(s) holding at least 10% of the total shares of voting stock outstanding and entitled to vote in the election of directors, order an election to be held to fill any vacancies or to replace the directors chosen by the directors then in office.

Stockholder Action by Written Consent	Discovery Partners’ certificate of incorporation specifies that no action shall be taken by the stockholders except at an annual or special meeting of the stockholders and that no action shall be taken by the stockholders by written consent.	Infinity’s amended and restated bylaws provide that any action to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Stockholders may act by written consent to elect directors, provided, however, if such written consent is less than unanimous such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action. Prompt notice of

	Discovery Partners	Infinity
the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Notice of Annual Meeting	Under Discovery Partners’ bylaws, written notice of the annual meeting must include the date, time and place of such meeting. Notice shall be given not less than 10 nor more than 60 days prior to the annual meeting to each stockholder entitled to vote at such meeting.	Under Infinity’s amended and restated bylaws, written notice of the annual meeting must include the date, time and place of such meeting. Notice shall be given not less than 10 nor more than 60 days prior to the annual meeting to each stockholder entitled to vote at such meeting.

Special Meeting of Stockholders	Discovery Partners’ certificate of incorporation and bylaws provide that a special meeting of stockholders may be called by the chief executive officer, the chairman of the board or a majority of the board of directors. Stockholders are not entitled to call special meetings of stockholders unless permitted under the DGCL. Written notice of special meetings must include the date, time, place and purpose and must be given not less than 10 nor more than 60 days prior to the special meeting to each stockholder entitled to vote at such meeting.	Infinity’s amended and restated bylaws provide that a special meeting of stockholders may be called by the president and shall be called by the president or secretary at the request in writing of (i) a majority of the board of directors, (ii) stockholders owning at least 10% of the entire capital stock issued and outstanding and entitled to vote or (iii) stockholders owning at least 25% of the Series B preferred stock issued and outstanding and entitled to vote. Written notice of special meetings must include the date, time, place and purpose and must be given not less than 10 nor more than 60 days prior to the special meeting to each stockholder entitled to vote at such meeting.

Amendment of Certificate of Incorporation	Discovery Partners’ certificate of incorporation provides that Discovery Partners reserves the right to repeal, alter, amend or rescind any provision of the certificate of incorporation.	Infinity’s fifth amended certificate of incorporation provides that, except as otherwise provided in the certificate of incorporation, Infinity reserves the right to amend, alter, change or repeal any provision contained in the certificate of incorporation.

Amendment of Bylaws	Discovery Partners’ bylaws provide that the affirmative vote of a majority of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors may amend, alter or adopt the bylaws, and the board of directors also has the power to adopt, amend or repeal by a vote of the majority of the board of directors, unless a different vote is required pursuant to the certificate of incorporation, bylaws or applicable law;	Infinity’s fifth amended certificate of incorporation and amended and restated bylaws provide the board of directors and the stockholders with the power to alter, amend, repeal or adopt the bylaws at any regular or special meeting of the stockholders or the board of directors.

	Discovery Partners	Infinity
provided, however, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal certain provisions of the bylaws relating to stockholder meetings and directors.

Voting Stock	Under Discovery Partners’ certificate of incorporation and bylaws, the holders of common stock are entitled to vote at all meetings of the stockholders and shall be entitled to cast one vote in person or by proxy for each share of stock held by them respectively as of the record date fixed by the Discovery Partners board of directors.	Under Infinity’s fifth amended certificate of incorporation and amended and restated bylaws, the holders of common stock are entitled to one vote for each share of stock held by them and holders of preferred stock are entitled to one vote for each share of common stock into which such share of preferred stock held by them is convertible into; provided, however, that holders of Series A and Series B preferred stock (each voting as a separate class) are entitled to elect two directors and holders of common stock (voting as a separate class) are entitled to elect one director. Each share of preferred stock is currently convertible into one share of common stock.

Conversion Rights and Protective Provisions	Under Discovery Partners’ certificate of incorporation, holders of Discovery Partners stock have no preemptive or other rights, except as such rights are expressly provided by contract.	Under Infinity’s fifth amended certificate of incorporation, the affirmative vote of the holders of a majority of the outstanding shares of Series A, Series B, Series C and Series D preferred stock, voting together as a single class, is required to (i) sell, liquidate, wind-up, convey or otherwise dispose of all or substantially all of the assets of Infinity or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation or in a transaction in which Infinity is the acquiring party) or effect any transaction or series of related transactions in which more than 50% of the voting power of Infinity is transferred or (ii) sell, convey, license or otherwise transfer all or substantially all of Infinity’s technology or intellectual property. In accordance with the conversion prices specified in the fifth amended certificate of incorporation, each share of preferred stock shall be convertible, at the option of the holder thereof at any time and shall

	Discovery Partners	Infinity
automatically convert upon a Qualified IPO (as defined in the certificate of incorporation) or the date specified by written consent or agreement of the holders of at least a majority of the then outstanding shares of Series A, Series B, Series C and Series D preferred stock voting together as a single class. In the event of a liquidation, dissolution or winding up of Infinity, the holders of Series B, Series C and Series D receive preferential treatment over Series A and common stockholders, and Series A holders receive preferential treatment over common stockholders.

Dividends	Discovery Partners’ bylaws provide that, subject to the provisions of Discovery Partners’ certificate of incorporation and applicable law, the board of directors may declare dividends pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of capital stock, subject to the provisions of the certificate of incorporation and applicable law. Before payment of any dividend, the board of directors may set aside any funds of the company available for dividends as the board of directors from time to time, in its absolute discretion, thinks proper as a reserve for any purpose the board of directors thinks conducive to the interests of Discovery Partners.	Infinity’s amended and restated bylaws provide that, subject to the provisions of Infinity’s fifth amended certificate of incorporation and applicable law, the board of directors may declare dividends pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of capital stock, subject to the provisions of the fifth amended certificate of incorporation and applicable law; provided, however, that holders of shares of Series A and Series B preferred stock shall be entitled to receive dividends in preference to holders of common stock, Series C and Series D preferred stock; provided, further, that holders of shares of Series C and Series D preferred stock shall be entitled to receive dividends in preference to holders of common stock. Before payment of any dividend, the board of directors may set aside any funds of the company available for dividends as the board of directors from time to time, in its absolute discretion, thinks proper as a reserve for any purpose the board of directors thinks conducive to the interests of Infinity.

Indemnification and Limitation of Liability	Discovery Partners’ bylaws provide that Discovery Partners shall indemnify its directors and executive officers to the fullest extent permissible under the DGCL; provided, however, that Discovery Partners may limit the extent of such indemnification by individual contracts with its directors and executive	Infinity’s fifth amended certificate of incorporation and amended and restated bylaws provide that Infinity shall, to the fullest extent permissible under the DGCL, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding,

Discovery Partners	Infinity
officers; and, provided, further, that Discovery Partners shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against Discovery Partners or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors, and (iii) such indemnification is provided by Discovery Partners, in its sole discretion, pursuant to its powers under the DGCL.	whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of Infinity against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of such person in connection with such action, suit or proceeding and any appeal therefrom.

PRINCIPAL STOCKHOLDERS OF DISCOVERY PARTNERS

Except where specifically noted, the following information and all other information contained in this joint proxy statement/prospectus do not give effect to the reverse stock split described in Discovery Partners Proposal No. 2.

The following table shows information known to Discovery Partners with respect to the beneficial ownership of Discovery Partners’ common stock as of April 30, 2006 by:

•	each person or group of affiliated persons who is known by Discovery Partners to own beneficially more than 5% of Discovery Partners common stock;

•	each of Discovery Partners’ current directors;

•	each of Discovery Partners’ named executive officers identified below; and

•	all of Discovery Partners’ directors and executive officers as a group.

To the knowledge of Discovery Partners, and except as indicated in the footnotes to this table and subject to community property laws where applicable and the voting agreements entered into by executive officers and directors of Discovery Partners with Infinity, the persons named in the table have sole voting and investment power with respect to all shares of Discovery Partners common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. The column titled “Number of Shares Beneficially Owned” includes shares of common stock subject to stock options which were exercisable or will become exercisable within 60 days after April 30, 2006. These shares underlying options are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group. The address for those persons for which an address is not otherwise indicated is: 9640 Towne Centre Drive, San Diego, California 92121.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class Owned
Directors and Named Executive Officers
Craig Kussman(1)	267,500	1.0%
Douglas Livingston(2)	128,125	*
Urs Regenass(3)	97,000	*
Richard Neale(4)	94,493	*
Alan Lewis(5)	75,000	*
Colin Dollery(6)	70,000	*
Harry Hixson, Jr.(7)	75,000	*
Daniel Harvey(8)	52,628	*
Michael Venuti(9)	33,750	*
Herm Rosenman(10)	42,500	*
All directors and executive officers as a group (10 persons)	935,966	3.5%

Five Percent Stockholders
Royce & Associates LLC(11)	3,203,900	12.1%
Wells Fargo & Company(12)	3,028,625	11.5%
Dimensional Fund Advisors Inc.(13)	1,973,841	7.5%
Eliot Rose Asset Management LLC(14)	1,516,760	5.7%

*	Less than 1%
(1)	Includes 250,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 30, 2006 and 17,500 shares of vested restricted stock, to be issued in the future under a deferred stock issuance award.

(2)	Consists of 128,125 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 30, 2006.
(3)	Consists of 90,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 30, 2006 and 7,000 shares of vested restricted stock, to be issued in the future under a deferred stock issuance award.
(4)	Consists of 55,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 30, 2006 and 33,284 shares of common stock, issued under a restricted stock award, of which 30,000 shares remain unvested as of April 30, 2006. The remaining 6,209 shares relate to common stock purchases made under Discovery Partners’ Employee Stock Purchase Plan.
(5)	Consists of 75,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 30, 2006.
(6)	Consists of 70,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 30, 2006.
(7)	Consists of 75,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 30, 2006.
(8)	Consists of 20,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 30, 2006 and 26,628 shares of common stock, issued under a restricted stock award, of which 24,000 shares remain unvested as of April 30, 2006. The remaining 6,000 shares relate to common stock purchases made under Discovery Partners’ Employee Stock Purchase Plan.
(9)	Consists of 33,750 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 30, 2006.
(10)	Consists of 42,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 30, 2006.
(11)	Based on information reported in a Form 13G filed with the SEC on January 18, 2006. Royce & Associates LLC has sole voting power and sole dispositive power over the shares. The stockholder’s business address is 1414 Avenue of the Americas, New York, NY 10019.
(12)	Based on information reported in a Form 13G filed with the SEC on January 31, 2006. Affiliated entity Wells Capital Management Incorporated holds 817,728 shares of voting power and 2,881,615 shares of dispositive power. Affiliated entity Wells Fargo Funds Management, LLC holds 2,146,915 shares of sole voting power and 147,010 shares of dispositive power. Wells Fargo & Company, as parent holding company of the aforementioned affiliates, is deemed to hold 2,964,643 shares of voting power and 3,028,625 of dispositive power. The stockholder’s business addresses are as follows; Wells Fargo & Company, 420 Montgomery Street, San Francisco, CA 94104, Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC, 525 Market Street, San Francisco, CA 94105. Wells Fargo & Company and affiliates disclaim beneficial ownership.
(13)	Based on information reported in a Form 13G filed with the SEC on February 6, 2006. Dimensional Fund Advisors Inc. has sole voting power and sole dispositive power over the shares and disclaims beneficial ownership. The stockholder’s business address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.
(14)	Based on information reported in a Form 13G filed with the SEC on February 10, 2006. The 1,516,760 shares held by Eliot Rose Asset Management, LLC may also be deemed beneficially owned by Gary S. Siperstein as a result of his ownership interest in Eliot Rose Asset Management, LLC. Eliot Rose Asset Management, LLC and Gary S. Siperstein have sole dispositive power over the shares. The stockholder’s business address is 10 Weybosset Street, Suite 401, Providence, RI 02903.

PRINCIPAL STOCKHOLDERS OF INFINITY

The following table and the related notes present information on the beneficial ownership of shares of Infinity common stock and Infinity preferred stock as of April 30, 2006, except as noted in the footnotes, by:

•	each director and named executive officer of Infinity,

•	each person or group who is known to the management of Infinity to be the beneficial owner of more than 5% of any class of Infinity’s voting securities outstanding as of April 30, 2006, and

•	all current directors and current executive officers of Infinity as a group.

Unless otherwise indicated in the footnotes to this table and subject to the voting agreements entered into by executive officers and directors of Infinity with Discovery Partners, Infinity believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

The number of shares owned, total shares beneficially owned and the percentage of preferred stock and common stock beneficially owned below assumes, in each case, the conversion of all 39,719,447 shares of Infinity preferred stock into 39,719,447 shares of Infinity common stock. The percentage of preferred stock beneficially owned is based on 39,719,447 shares of Infinity preferred stock outstanding as of April 30, 2006. The percentage of common stock beneficially owned is based on 12,502,614 shares of Infinity common stock outstanding as of April 30, 2006. Shares of Infinity common stock subject to options that are currently exercisable or are exercisable within 60 days of April 30, 2006 are treated as outstanding and beneficially owned by the person holding them for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder. Stock options granted by Infinity are subject to a right of early exercise, pursuant to which an optionee can exercise unvested stock options and receive, upon exercise, shares of restricted common stock. Options that have been exercised and now constitute shares of restricted common stock have not been deemed exercisable or outstanding. Unless otherwise indicated below, the address for each person and entity named in the table is: c/o Infinity Pharmaceuticals, Inc., 780 Memorial Drive, Cambridge, MA 02139.

Name and Address of Beneficial Owner	Number of Shares Owned	+	Common Stock Underlying Options Exercisable Within 60 Days	=	Total Shares Beneficially Owned	Percent of Preferred Stock Beneficially Owned	Percent of Common Stock Beneficially Owned	Percent of Preferred Stock and Common Stock Beneficially Owned
5% Stockholders
Prospect Venture Partners II, L.P.(1)	6,287,500		—		6,287,500	14.6%	3.9%	12.0%
Amgen Inc.(2)	5,555,555		—		5,555,555	14.0%	—	10.6%
Novartis AG(3)	5,399,999		—		5,399,999	13.6%	—	10.3%
Entities affiliated with Venrock Associates(4)	5,265,378		—		5,265,378	13.3%	—	10.1%
Entities affiliated with Advent Venture Partners LLP(5)	4,000,000		—		4,000,000	10.1%	—	7.7%
Prospect Venture Partners, L.P.(6)	3,354,167		—		3,354,167	7.2%	3.9%	6.4%
HBM BioVentures (Cayman) Ltd.(7)	2,666,667		—		2,666,667	6.7%	—	5.1%
Vulcan Ventures Inc.(8)	2,666,667		—		2,666,667	6.7%	—	5.1%
Johnson & Johnson Development Corporation(9)	2,222,224		—		2,222,224	5.6%	—	4.3%
Steven Holtzman(10)	1,021,713		401,500		1,423,213	*	10.5%	2.7%
Stuart Schreiber(11)	1,340,000		—		1,340,000	—	10.7%	2.6%
Adelene Perkins(12)	805,000		101,500		906,500	—	7.2%	1.7%
Holtzman-Stewart 1996 Irrevocable Trust(13)	802,454		—		802,454	—	6.4%	1.5%

Name and Address of Beneficial Owner	Number of Shares Owned	+	Common Stock Underlying Options Exercisable Within 60 Days	=	Total Shares Beneficially Owned	Percent of Preferred Stock Beneficially Owned	Percent of Common Stock Beneficially Owned	Percent of Preferred Stock and Common Stock Beneficially Owned
Other Named Executive Officer and Directors
Julian Adams(14)	567,942		621,711		1,189,653	—	9.1%	2.3%
D. Ronald Daniel(15)	60,000		—		60,000	—	*	*
Anthony Evnin(4)	5,265,378		—		5,265,378	13.3%	—	10.1%
Richard Klausner(16)	150,000		10,000		160,000	—	1.3%	*
Eric Lander(17)	330,000		—		330,000	*	2.2%	*
Patrick Lee(5)	4,000,000		—		4,000,000	10.1%	—	7.7%
Arnold Levine(18)	85,000		—		85,000	—	*	*
Franklin Moss(19)	252,292		—		252,292	*	1.4%	*
Philip Needleman(20)	50,000		—		50,000	—	*	*
Vicki Sato(21)	50,000		35,000		85,000	—	*	*
James Tananbaum(22)	6,896,875		—		6,896,875	14.6%	8.8%	13.2%
All directors and executive officers as a group (13 persons)	19,534,200		1,169,711		20,703,911	38.4%	36.3%	38.8%

*	Less than 1%
(1)	Consists of 487,500 shares of Infinity common stock and 5,800,000 shares of Infinity preferred stock.

The address of Prospect Venture Partners II, L.P. is 435 Tasso St., Ste. 200, Palo Alto, CA 94301.

(2)	Consists of 5,555,555 shares of Infinity preferred stock.
The address of Amgen Inc. is One Amgen Center Drive, Thousand Oaks, CA 91320-1799.
(3)	Consists of 4,333,333 shares of Infinity preferred stock held by Novartis Pharma AG and 1,066,666 shares of Infinity preferred stock held by Novartis Bioventures Ltd. Novartis AG, as the parent of each of Novartis Pharma AG and Novartis BioVentures Ltd., may be deemed to beneficially own such shares.
The address of Novartis AG is Lichtstrasse 35, 4056-Basel, Switzerland.
(4)	Consists of 946,711 shares of Infinity preferred stock held by Venrock Associates, 4,213,334 shares of Infinity preferred stock held by Venrock Associates III, L.P. and 105,333 shares of Infinity preferred stock held by Venrock Entrepreneurs Fund III, L.P. Venrock Associates is a limited partnership of which Anthony Evnin is a General Partner. The General Partners of Venrock Associates, Michael Brooks, Eric Copeland, Anthony Evnin, Bryan Roberts, Ray Rothrock, Anthony Sun and Michael Tyrrell, share voting and investment power with respect to securities held of record by Venrock Associates. Venrock Associates III, L.P. is a limited partnership of which Venrock Management III LLC is the General Partner. The Members of Venrock Management III LLC, Michael Brooks, Eric Copeland, Anthony Evnin, Linda Hanauer, Bryan Roberts, Ray Rothrock, Anthony Sun and Michael Tyrrell, share voting and investment power with respect to securities held of record by Venrock Associates III, L.P. Venrock Entrepreneurs Fund III, L.P. is a limited partnership of which VEF Management III LLC is the General Partner. The Members of VEF Management III LLC, Michael Brooks, Eric Copeland, Anthony Evnin, Bryan Roberts, Ray Rothrock, Anthony Sun and Michael Tyrrell, share voting and investment power with respect to securities held of record by Venrock Entrepreneurs Fund III, L.P. Anthony Evnin disclaims beneficial ownership of all such securities listed above, except to the extent of his pecuniary interest therein.

The address of Venrock Associates is 30 Rockefeller Plaza, Room 5508, New York, NY 10112.

(5)

Consists of 19,576 shares of Infinity preferred stock held by Advent Management III Limited Partnership, 2,024,144 shares of Infinity preferred stock held by Advent Private Equity Fund III ‘A’, 991,844 shares of Infinity preferred stock held by Advent Private Equity Fund III ‘B’, 276,672 shares of Infinity preferred stock held by Advent Private Equity Fund III ‘C’, 544,208 shares of Infinity preferred stock held by Advent Private Equity Fund III ‘D’, 65,252 shares of Infinity preferred stock held by Advent Private Equity Fund III Affiliates and 78,304 shares of Infinity preferred stock held by Advent Private Equity Fund III GmbH Co. KG. Advent Venture Partners LLP owns 100% of Advent Management III Limited, which is General Partner of Advent Management III Limited Partnership, which is General Partner of each of Advent Private Equity Fund III ‘A’, Advent Private Equity Fund III ‘B’, Advent Private Equity Fund III ‘C’, Advent Private Equity Fund III ‘D’

and Advent Private Equity Fund III Affiliates. Advent Venture Partners LLP also owns 100% of Advent Limited. Advent Limited owns 100% of Advent Private Equity GmbH, which is General Partner of Advent Private Equity Fund III GmbH Co. KG. Voting and investment power over the shares held by each of the partnerships constituting Advent Private Equity Fund III is exercised by Advent Venture Partners LLP in its role as manager. The partners of Advent Venture Partners LLP are Sir David Cooksey (chairman), Jeryl Andrew, Peter Baines, Jerry Benjamin, David Cheesman, Frederic Court, Leslie Gabb, Mohammed Shahzad Ahmed Malik, Patrick Lee, Martin McNair, Raj Parekh, William Neil Pearce and Nicholas Teasdale. Patrick Lee disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Each fund disclaims beneficial ownership of the others’ shares.

The address of Advent Venture Partners LLP is 25 Buckingham Gate, London, SW1E 6LD, United Kingdom.
(6)	Consists of 487,500 shares of Infinity common stock and 2,866,667 shares of Infinity preferred stock.

The address of Prospect Venture Partners, L.P. is 435 Tasso St., Ste. 200, Palo Alto, CA 94301.

(7)	Consists of 2,666,667 shares of Infinity preferred stock.

The address of HBM BioVentures (Cayman) Ltd. is Centennial Towers, Third Floor, 2454 West Bay Road, Grand Cayman, Cayman Islands.

(8)	Consists of 2,666,667 shares of Infinity preferred stock.

The address of Vulcan Ventures Inc. is 505 5th Avenue South, Suite 900, Seattle WA 98104.

(9)	Consists of 2,222,224 shares of Infinity preferred stock.

The address of Johnson & Johnson Development Corporation is 410 George Street, New Brunswick, NJ 08901.

(10)	Consists of 955,046 shares of Infinity common stock, of which 207,292 shares were subject to a right of repurchase in favor of Infinity as of April 30, 2006, and 66,667 shares of Infinity preferred stock. Of the 401,500 shares underlying options, 308,417 shares issuable upon exercise of such options would be subject to a right of repurchase in favor of Infinity if such options had been exercised as of April 30, 2006.
(11)	Consists of 1,340,000 shares of Infinity common stock.
(12)	Consists of 805,000 shares of Infinity common stock, of which 220,417 shares were subject to a right of repurchase in favor of Infinity as of April 30, 2006. Of the 101,500 shares underlying options, 94,875 shares issuable upon exercise of such options would be subject to a right of repurchase in favor of Infinity if such options had been exercised as of April 30, 2006.
(13)	Consists of 802,454 shares of Infinity common stock.
(14)	Consists of 567,942 shares of Infinity common stock, of which 210,937 shares were subject to a right of repurchase in favor of Infinity as of April 30, 2006. Of the 621,711 shares underlying options, 475,965 shares issuable upon exercise of such options would be subject to a right of repurchase in favor of Infinity if such options had been exercised as of April 30, 2006.
(15)	Consists of 60,000 shares of Infinity common stock.
(16)	Consists of 150,000 shares of Infinity common stock.
(17)	Consists of 280,000 shares of Infinity common stock held by Dr. Lander, of which 48,753 shares were subject to a right of repurchase in favor of Infinity as of April 30, 2006, and 50,000 shares of Infinity preferred stock held by Dr. Lander.
(18)	Consists of 85,000 shares of Infinity common stock, of which 17,849 shares were subject to a right of repurchase in favor of Infinity as of April 30, 2006.
(19)	Consists of 25,625 shares of Infinity common stock held by Mr. Moss, 150,000 shares of Infinity common stock held by Mr. Moss, together with Kimberley S. Moss, as joint tenants with the right of survivorship, and 76,667 shares of Infinity preferred stock held by Mr. Moss.
(20)	Consists of 50,000 shares of common stock, of which 17,708 shares were subject to a right of repurchase in favor of Infinity as of April 30, 2006.
(21)	Consists of 50,000 shares of Infinity common stock. Of the 35,000 shares underlying options, 17,708 shares issuable upon exercise of such options would be subject to a right of repurchase in favor of Infinity if such options had been exercised as of April 30, 2006.
(22)	Consists of 609,375 shares of Infinity common stock held by a trust for which Dr. Tananbaum serves as trustee and has voting and investment power, and 487,500 shares of Infinity common stock and 5,800,000 shares of Infinity preferred stock held by Prospect Venture Partners II, L.P. Dr. Tananbaum is a Managing Member of Prospect Management Co. II, LLC., the General Partner of Prospect Venture Partners II, L.P. Dr. Tananbaum disclaims beneficial ownership of the shares of Infinity capital stock held by Prospect Venture Partners II, L.P., except to the extent of his pecuniary interest therein.

PRINCIPAL STOCKHOLDERS OF COMBINED COMPANY

The following table and the related notes present certain information with respect to the beneficial ownership of the combined company upon consummation of the merger, by (1) each director and executive officer of the combined company, (2) each person or group who is known to the management of Discovery Partners and Infinity to become the beneficial owner of more than 5% of the common stock of the combined company upon the consummation of the merger and (3) all directors and executive officers of the combined company as a group. Unless otherwise indicated in the footnotes to this table and subject to the voting agreements entered into by directors and executive officers of Discovery Partners and Infinity, Discovery Partners and Infinity believe that each of the persons named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

The percent of common stock of Discovery Partners is based on 26,436,931 shares of common stock of Discovery Partners outstanding as of April 30, 2006. The percent of preferred stock and common stock of Infinity is based on 12,504,614 shares of common stock and 39,719,447 shares of preferred stock of Infinity outstanding as of April 30, 2006 and assumes the conversion of all 39,719,447 shares of Infinity preferred stock into 39,719,447 shares of Infinity common stock. The percent of common stock of the combined company is based on 81,528,225 shares of common stock of the combined company outstanding upon the consummation of the merger and assumes that Discovery Partners’ net cash balance, as calculated pursuant to the merger agreement, is greater than or equal to $70 million and less than or equal to $75 million at the closing of the merger, such that the exchange ratios for the different classes, series and tranches of Infinity capital stock will be as follows, subject, in each case, to adjustment to account for the reverse stock split: (i) each share of Infinity common stock will receive 0.95118 shares of Discovery Partners common stock; (ii) each share of Infinity Series A preferred stock will receive 0.84509 shares of Discovery Partners common stock; (iii) each share of Infinity Series B preferred stock held by Prospect Ventures Partners and Venrock Associates and their affiliates will receive 1.07472 shares of Discovery Partners common stock; (iv) each share of Infinity Series B preferred stock held by stockholders other than Prospect Ventures Partners and Venrock Associates and their affiliates will receive 1.20900 shares of Discovery Partners common stock; (v) each share of Infinity Series C preferred stock will receive 1.12126 shares of Discovery Partners common stock; and (vi) each share of Infinity Series D preferred stock will receive 1.14607 shares of Discovery Partners common stock. Shares of Discovery Partners common stock subject to options that are currently exercisable or are exercisable within 60 days after April 30, 2006 are treated as outstanding and beneficially owned by the person holding them for the purpose of computing the percentage ownership of Discovery Partners common stock of that person but are not treated as outstanding for the purpose of computing the percentage ownership of Discovery Partners common stock of any other person. Shares of Infinity common stock subject to options that are currently exercisable or are exercisable within 60 days of April 30, 2006 are treated as outstanding and beneficially owned by the person holding them for the purpose of computing the percentage ownership of preferred stock and common stock of Infinity of that person but are not treated as outstanding for the purpose of computing the percentage ownership of preferred stock and common stock of Infinity of any other stockholder. Stock options granted by Infinity are subject to a right of early exercise, pursuant to which an optionee can exercise unvested stock options for shares of restricted stock. This table also assumes that the proposal to amend the Discovery Partners’ bylaws is approved at Discovery Partners special meeting.

Name of Beneficial Owner	Percent of Common Stock of Discovery Partners	Percent of Preferred Stock and Common Stock of Infinity	Percent of Common Stock of the Combined Company

5% Stockholders

Amgen Inc.	—	10.6%	7.6%

Novartis AG	—	10.3%	7.6%

Prospect Venture Partners II, L.P.	—	12.0%	7.5%

Entities affiliated with Venrock Associates	—	10.1%	6.2%

Entities affiliated with Advent Venture Partners LLP	—	7.7%	5.9%

HBM BioVentures (Cayman) Ltd.	—	5.1%	4.0%

Vulcan Ventures Inc.	—	5.1%	4.0%

Royce & Associates LLC	12.1%	—	3.9%

Wells Fargo & Company	11.5%	—	3.7%

Prospect Venture Partners, L.P.	—	6.4%	3.7%

Dimensional Fund Advisors Inc.	7.5%	—	2.4%

Eliot Rose Asset Management LLC	5.7%	—	1.9%

Directors and Executive Officers

Steven Holtzman	—	2.7%	1.7%

Julian Adams	—	2.3%	1.4%

Adelene Perkins	—	1.7%	1.1%

D. Ronald Daniel	—	*	*

Anthony Evnin	—	10.1%	6.2%

Harry Hixson	*	—	*

Eric Lander	—	*	*

Patrick Lee	—	7.7%	5.9%

Arnold Levine	—	*	*

Franklin Moss	—	*	*

Herm Rosenman	*	—	*

Vicki Sato	—	*	*

James Tananbaum	—	13.2%	8.2%

Michael Venuti	*	—	*

All directors and executive officers as a group (14 persons)	*	38.8%	25.2%

*	Less than 1%

LEGAL MATTERS

Cooley Godward LLP, San Diego, California, will pass upon the validity of the Discovery Partners common stock offered by this joint proxy statement/prospectus.

EXPERTS

The consolidated financial statements of Discovery Partners International, Inc. at December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, included in this joint proxy statement/prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Infinity Pharmaceuticals, Inc. at December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, included in this joint proxy statement/prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Discovery Partners files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Discovery Partners files at the SEC’s public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Discovery Partners’ SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Discovery Partners also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

As of the date of this joint proxy statement/prospectus, Discovery Partners has filed a registration statement on Form S-4 to register with the SEC the Discovery Partners common stock that Discovery Partners will issue to Infinity stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Discovery Partners, as well as a proxy statement of Infinity and Discovery Partners for their respective special meetings.

Discovery Partners has supplied all information contained in this joint proxy statement/ prospectus relating to Discovery Partners, and Infinity has supplied all information contained in this joint proxy statement/ prospectus relating to Infinity.

If you would like to request documents from Discovery Partners or Infinity, please send a request in writing or by telephone to either Discovery Partners or Infinity at the following address:

Discovery Partners International, Inc. 9640 Towne Centre Drive San Diego, California 92121 (858) 455-8600 Attn: Investor Relations	Infinity Pharmaceuticals, Inc. 780 Memorial Drive Cambridge, MA 02139 (617) 453-1000 Attn: Investor Relations

You should rely only on the information contained in this joint proxy statement/prospectus to vote your shares at the special meetings. Neither Discovery Partners nor Infinity has authorized anyone to provide you with information that differs from that contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [            ], 2006. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of shares of Discovery Partners common stock in the merger shall create any implication to the contrary.

Information on Discovery Partners’ Website

Information on any Discovery Partners’ website is not part of this joint proxy statement/prospectus and you should not rely on that information in deciding whether to approve any of the proposals described in this joint proxy statement/prospectus, unless that information is also in this joint proxy statement/prospectus.

Information on Infinity’s Website

Information on any Infinity website is not part of this joint proxy statement/prospectus and you should not rely on that information in deciding whether to approve any of the proposals described in this joint proxy statement/prospectus, unless that information is also in this joint proxy statement/prospectus.

Trademark Notice

Discovery Partners, Discovery Partners’ logos and all other Discovery Partners product and service names are registered trademarks or trademarks of Discovery Partners in the United States and in other select countries. Infinity, the Infinity logos and all other Infinity product and service names are registered trademarks or trademarks of Infinity in the United States and in other select countries. “®” and “™” indicate U.S. registration and U.S. trademark, respectively. Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies.

Stockholder Proposals

The deadline for stockholders to submit proposals to be considered for inclusion in the combined company’s proxy statement for next year’s annual meeting of stockholders is December 20, 2006. Such proposals may be included in next year’s proxy statement if they comply with certain rules and regulations promulgated by the SEC and the procedures set forth in the combined company’s bylaws, as amended, which, among other things, require notice to be delivered or mailed and received at the combined company’s executive offices. In addition, the deadline for stockholders to submit proposals, including director nominations, that will not be included in the combined company’s proxy statement for next year’s annual meeting of stockholders is on or before January 11, 2007 (120 days prior to May 11, 2007, the anniversary of the date of Discovery Partners’ 2006 annual meeting).

DISCOVERY PARTNERS INTERNATIONAL, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Discovery Partners International, Inc.

We have audited the accompanying consolidated balance sheets of Discovery Partners International, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Discovery Partners International, Inc. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Discovery Partners International, Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 10, 2006 expressed an unqualified opinion thereon.

/s/     ERNST & YOUNG LLP

San Diego, California

March 10, 2006

DISCOVERY PARTNERS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$24,231,257	$13,148,242
Short-term investments	59,254,873	66,870,268
Accounts receivable, net	5,673,509	12,786,101
Inventories, net	578,842	2,390,608
Prepaid expenses	1,734,030	1,748,423
Other current assets	961,715	995,792
Assets of discontinued operations	—	2,508,920

Total current assets	92,434,226	100,448,354
Restricted cash	1,060,753	1,120,050
Property and equipment, net	7,950,765	7,095,978
Prepaid royalty, net	—	4,827,715
Patent and license rights, net	717,707	1,890,924
Other assets, net	116,230	259,720

Total assets	$102,279,681	$115,642,741

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,093,095	$2,639,798
Restructuring accrual	927,890	293,929
Accrued compensation	1,298,425	2,296,206
Deferred revenue	2,357,915	884,734
Liabilities of discontinued operations	—	965,832

Total current liabilities	6,677,325	7,080,499
Deferred rent	420,067	155,159
Other long-term liabilities	108,000	—

Total liabilities	7,205,392	7,235,658

Stockholders’ equity:
Preferred stock, $.001 par value, 1,000,000 shares authorized, no shares issued and outstanding at December 31, 2005 and 2004	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 26,441,902 and 26,117,509 issued and outstanding at December 31, 2005 and 2004, respectively	26,442	26,118
Common stock issuable	1,596,500	2,656,600
Treasury stock, at cost, 306,933 and 228,702 shares at December 31, 2005 and 2004, respectively	(1,037,190)	(793,813)
Additional paid-in capital	209,237,267	207,804,460
Deferred compensation	(919,217)	(2,187,229)
Accumulated other comprehensive income	63,779	629,502
Accumulated deficit	(113,893,292)	(99,728,555)

Total stockholders’ equity	95,074,289	108,407,083

Total liabilities and stockholders’ equity	$102,279,681	$115,642,741

See accompanying notes

DISCOVERY PARTNERS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2005	2004	2003
Revenues:
Services	$34,836,977	$44,267,657	$45,209,251
Cost of revenues:
Services	25,107,968	25,144,923	27,618,277

Gross margin	9,729,009	19,122,734	17,590,974
Operating expenses:
Research and development	3,919,065	1,546,091	513,735
Selling, general and administrative	16,084,182	15,379,176	13,733,873
Impairment of long-lived assets	4,721,367	—	—
Restructuring	1,040,258	—	1,872,986

Total operating expenses	25,764,872	16,925,267	16,120,594

Income (loss) from continuing operations	(16,035,863)	2,197,467	1,470,380
Interest income	2,023,836	1,424,860	1,797,980
Interest expense	(4,808)	(6,136)	(40,745)
Foreign currency transaction gains (losses), net	38,978	(264,646)	(12,803)
Other income, net	270,565	89,219	73,044

Income (loss) from continuing operations before provision for income taxes	(13,707,292)	3,440,764	3,287,856
Provision for income taxes	13,243	55,584	10,075

Net income (loss) from continuing operations	(13,720,535)	3,385,180	3,277,781
Discontinued operations:
Gain on sale from discontinued operations	393,899	—	—
Gain (loss) from discontinued operations	(838,101)	517,592	(2,218,868)

Net income (loss)	$(14,164,737)	$3,902,772	$1,058,913

Basic and diluted:
Continuing operations	$(0.53)	$0.13	$0.13
Discontinued operations	(0.02)	0.02	(0.09)

Net income (loss) per share	$(0.55)	$0.15	$0.04

Weighted average shares outstanding:
Basic	25,919,393	25,318,937	24,343,721

Diluted	25,919,393	26,271,625	25,076,805

See accompanying notes.

DISCOVERY PARTNERS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	CommonStock		Common Stock Issuable	Treasury Stock		Additional Paid in Capital	Deferred Compensation	Accumulated Other Comprehensive Income (loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount		Shares	Amount
Balance at December 31, 2002	24,371,131	$24,371	$—	(35,000)	$(119,250)	$200,691,363	$(260,226)	$885,485	$(104,690,240)	$96,531,503
Exercise of options to purchase common stock	267,430	267	—	—	—	597,713	—	—	—	597,980
Amortization of stock-based compensation	—	—	—	—	—	—	514,929	—	—	514,929
Repurchase of company stock	—	—	—	(181,886)	(656,201)	—	—	—	—	(656,201)
Issuance of common stock	53,770	54	—	—	—	113,270	—	—	—	113,324
Issuance of restricted stock and rights to common stock	52,500	53	1,026,000	—	—	283,447	(1,309,500)	—	—	—
Comprehensive loss:
Foreign currency translation adjustment	—	—	—	—	—	—	—	781,393	—	781,393
Unrealized gain (loss) on investments	—	—	—	—	—	—	—	(694,908)	—	(694,908)
Net income	—	—	—	—	—	—	—	—	1,058,913	1,058,913

Comprehensive loss	—	—	—	—	—	—	—	—	—	1,145,398

Balance at December 31, 2003	24,744,831	$24,745	$1,026,000	(216,886)	$(775,451)	$201,685,793	$(1,054,797)	$971,970	$(103,631,327)	$98,246,933
Exercise of options to purchase common stock	135,591	136	—	—	—	375,830	—	—	—	375,966
Amortization of stock-based compensation	—	—	—	—	—	73,121	942,915	—	—	1,016,036
Repurchase of company stock	—	—	—	(11,816)	(18,362)	(43,192)	28,653	—	—	(32,901)
Issuance of common stock	1,147,087	1,147	—	—	—	5,239,598	—	—	—	5,240,745
Issuance of restricted stock and rights to common stock	90,000	90	1,630,600	—	—	473,310	(2,104,000)	—	—	—
Comprehensive income:
Foreign currency translation adjustment	—	—	—	—	—	—	—	18,695	—	18,695
Unrealized gain (loss) on investments	—	—	—	—	—	—	—	(361,163)	—	(361,163)
Net income	—	—	—	—	—	—	—	—	3,902,772	3,902,772

Comprehensive income	—	—	—	—	—	—	—	—	—	3,560,304

Balance at December 31, 2004	26,117,509	$26,118	$2,656,600	(228,702)	$(793,813)	$207,804,460	$(2,187,229)	$629,502	$(99,728,555)	$108,407,083
Exercise of options to purchase common stock	200,310	200	—	—	—	300,239	—	—	—	300,439
Amortization of stock-based compensation	—	—	—	—	—	26,582	1,044,039	—	—	1,070,621
Repurchase of company stock	—	—	—	(33,231)	(104,527)	—	—	—	—	(104,527)
Issuance of common stock	52,583	52	—	—	—	131,081	—	—	—	131,133
Issuance of restricted stock and rights to common stock	71,500	72	257,900	—	—	386,028	(644,000)	—	—	—
Forfeiture of rights to common stock	—	—	(1,318,000)	(45,000)	(138,850)	588,877	867,973	—	—	—
Comprehensive income:
Foreign currency translation adjustment	—	—	—	—	—	—	—	(980,129)	—	(980,129)
Unrealized gain (loss) on investments	—	—	—	—	—	—	—	414,406	—	414,406
Net loss	—	—	—	—	—	—	—	—	(14,164,737)	(14,164,737)

Comprehensive income	—	—	—	—	—	—	—	—	—	(14,730,460)

Balance at December 31, 2005	26,441,902	$26,442	$1,596,500	(306,933)	$(1,037,190)	$209,237,267	$(919,217)	$63,779	$(113,893,292)	$95,074,289

See accompanying notes.

DISCOVERY PARTNERS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2005	2004	2003
Operating activities
Net income (loss)	$(14,164,737)	$3,902,772	$1,058,913
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	5,212,888	5,439,567	4,791,870
Stock based compensation	1,017,370	946,504	501,499
Impairment of long-lived assets	4,721,367	—	—
Restructuring expense	1,040,258	—	1,872,986
Gain on sale of discontinued operations	(393,899)	—	—
Loss on disposal of fixed assets	112,943	161,157	—
Realized loss on investments	133,810	180,125	21,177
Change in operating assets and liabilities:
Accounts receivable	6,566,563	(2,905,908)	(1,505,639)
Inventories	1,782,596	(115,887)	827,144
Other current assets	7,115	(542,734)	(224,384)
Accounts payable and accrued expenses	(2,005,618)	(1,213,513)	2,380,077
Contract loss accrual	—	—	(837,522)
Restructuring accrual	(406,297)	(450,212)	(1,128,845)
Deferred revenue	1,599,811	(1,876,882)	343,371
Deferred rent	265,792	57,195	(6,976)
Restricted cash	56,415	76,622	(248,382)

Net cash provided by operating activities	5,546,377	3,658,806	7,845,289
Net cash provided by operating activities from discontinued operations	510,196	1,091,168	674,457
Investing activities
Purchases of property and equipment	(2,846,344)	(2,070,629)	(2,091,102)
Net cash paid for certain tangible assets of Biofrontera Discovery GmbH	(1,477,487)	—	—
Proceeds from sale of discontinued operations	1,736,610	—	—
Other assets	5,324	43,936	380,976
Purchase of patents, license rights and prepaid royalties	(2,274)	(94,864)	(2,210,617)
Purchases of short term investments	(45,953,012)	(57,982,297)	(63,541,103)
Proceeds from sales and maturity of short term investments	53,340,885	54,860,404	59,052,271

Net cash provided by (used in) investing activities	4,803,702	(5,243,450)	(8,409,575)
Net cash used in investing activities from discontinued operations	(52,241)	(122,847)	(80,794)
Financing activities
Principal payments on capital leases and equipment notes payable	(244,656)	—	(1,056,270)
Net proceeds from issuance of common stock	454,151	5,616,711	711,304
Purchase of treasury stock	(80,915)	(18,354)	(289,000)

Net cash provided by (used in) financing activities	128,580	5,598,357	(633,966)
Effect of exchange rate changes	146,401	320,182	141,346

Net increase (decrease) in cash and cash equivalents	11,083,015	5,302,216	(463,243)
Cash and cash equivalents at beginning of year	13,148,242	7,846,026	8,309,269

Cash and cash equivalents at end of year	$24,231,257	$13,148,242	$7,846,026

Supplemental disclosure of cash flow information
Interest paid	$4,908	$—	$38,601

Income taxes paid	$5,580	$42,007	$8,339

Supplemental schedule of non cash investing and financing activities
Unrealized gain (loss) on investments	$147,932	$(361,163)	$(694,908)

Common stock received in payment of notes receivable	$23,612	$—	$367,201

Deferred compensation related to the issuance of restricted stock	$644,000	$2,104,000	$1,309,500

Purchases of property and equipment also included in accounts payable at year end	$(483,000)	$—	$—

See accompanying notes.

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Amounts in dollars, except where noted)

1. Organization and Basis of Presentation

Organization and Business

Discovery Partners International, Inc. (the Company) was incorporated in California on March 22, 1995, under the name IRORI. The Company develops and offers libraries of drug-like compounds, drug discovery services, computational tools to generate compound libraries, and testing and screening services to optimize potential drugs. Additionally, the Company licenses proprietary gene profiling systems. In 1998, the Company changed its name to Discovery Partners International, Inc. In July 2000, the Company reincorporated in Delaware.

Basis of Presentation

The consolidated financial statements include all of the accounts of the Company and its wholly owned subsidiaries: Discovery Partners International AG (DPI AG), which wholly owns Discovery Partners International GmbH (DPI GmbH); ChemRx Advanced Technologies, Inc.; Xenometrix, Inc.; Discovery Partners International L.L.C. (DPI LLC); Structural Proteomics, Inc. (substantially inactive); Systems Integration Drug Discovery Company, Inc. (substantially inactive) and Irori Europe, Ltd. (substantially inactive). All intercompany accounts and transactions have been eliminated.

The consolidated financial statements have been recast to reflect the results of operations, financial positions and cash flows of our former instrumentation product lines as discontinued operations. The amounts included in the results for discontinued operations consist of revenues, cost of sales and operating expenses associated with the former operations of the instrumentation product lines excluding any allocations for facilities and other corporate support. All footnotes included herein exclude the amounts related to the assets and liabilities sold as part of the instrumentation product lines.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, such as inventory, prepaid royalty, patents, license rights, property, plant, and equipment and restructuring accruals, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

The Company invests its excess cash in marketable securities, principally asset-backed securities, corporate notes and government securities. The Company has established guidelines that maintain safety and liquidity of its cash equivalents. These guidelines are periodically reviewed and modified if necessary.

The Company considers all highly liquid investments with a remaining maturity of less than three months when purchased to be cash equivalents. At December 31, 2005 and 2004, the cost of cash equivalents was the same as the market value. Accordingly, there were no unrealized gains and losses. The Company evaluates the financial strength of institutions at which significant investments are made and believes the related credit risk is limited to an acceptable level.

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in dollars, except where noted)

Investments

The Company applies Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, to its investments. Under SFAS No. 115, the Company classifies its investments as Available-for-Sale and records such assets at estimated fair value in the balance sheet, with unrealized gains and losses, if any, reported in stockholders’ equity (other comprehensive income). The Company invests its excess cash balances in marketable debt securities, consisting primarily of, government securities, corporate bonds and notes and asset-backed securities, with strong credit ratings. The Company limits the amount of investment exposure as to institutions, maturity and investment type. The realized gains and losses of securities sold is determined based on the specific identification method.

Short-term investments consist of the following:

	Maturity in Years	Amortized Cost	Unrealized		Market Value
December 31, 2005			Gains	Losses
Asset Backed Securities	1 or less	$12,826,353	$10	$(11,546)	$12,814,817
Corporate Securities	1 or less	7,499,879	1,391	—	7,501,270

Total short-term investments		20,326,232	1,401	(11,546)	20,316,087
US Government Securities	1 to 2	8,748,292	—	(54,575)	8,693,717
Asset Backed Securities	1 to 2	21,341,979	2,923	(158,360)	21,186,542
Corporate Securities	1 to 2	8,110,503	501	(52,477)	8,058,527
Certificate of Deposits	1 to 2	1,000,000	—	—	1,000,000

Total long-term investments		39,200,774	3,424	(265,412)	38,938,786

		$59,527,006	$4,825	$(276,958)	$59,254,873

	Maturity in Years	Amortized Cost	Unrealized		Market Value
December 31, 2004			Gains	Losses
US Government Securities	1 or less	$23,393,889	$—	$(44,290)	$23,349,599
Asset Backed	1 or less	2,000,000	204	—	2,000,204
Corporate Securities	1 or less	6,624,211	223	(29,753)	6,594,681
Equities	1 or less	5,000,000	—	—	5,000,000

Total short-term investments		$37,018,100	$427	$(74,043)	$36,944,484

US Government Securities	1 to 2	6,281,935	—	(78,657)	6,203,278
Asset Backed	1 to 2	20,200,016	1,015	(550,457)	19,650,574
Corporate Securities	1 to 2	4,082,763	—	(10,831)	4,071,932

Total long-term investments		$30,564,714	$1,015	$(639,945)	$29,925,784

		$67,582,814	$1,442	$(713,988)	$66,870,268

The Company had realized losses on the sale of investments totaling $133,810, $180,125 and $21,177 in 2005, 2004 and 2003, respectively. All realized gains and losses are reclassified out of other comprehensive income (loss) in the period recognized based on specific identification of each security disposed. Proceeds from the sale of short-term investments totaled $7,328,537, $7,885,040 and $13,832,408 in the years ended December 31, 2005, 2004 and 2003, respectively. Interest receivable on investment securities at December 31, 2005 and 2004 totaled $339,225 and $321,517, respectively, and is included in other current assets in the consolidated balance sheets.

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in dollars, except where noted)

Investments considered to be temporarily impaired at December 31, 2005 are as follows:

	Number of Investments	Less than 12 months of temporary impairment
		Fair Value	Unrealized Losses
Asset Backed Securities	24	$27,570,601	$(169,906)
US Government Securities	8	8,693,718	(54,575)
Corporate Securities	4	7,490,041	(52,477)

Total temporarily impaired securities	36	$43,754,360	$(276,958)

There are no investments held at December 31, 2005, which are considered to be temporarily impaired beyond 12 months. The Company will record an impairment charge if the securities continue to be impaired beyond twelve months or other factors indicate there is permanent impairment. The Company regularly monitors and evaluates the realizable value of its marketable securities. When assessing marketable securities for other-than-temporary declines in value, the Company considers such factors as, among other things, how significant the decline in value is as a percentage of the original cost, how long the market value of the investment has been less than its original cost and the market in general.

The Company believes that the decline in value of its marketable securities is temporary and related to the change in market interest rates since purchase. The decline is not related to any company or industry specific event, and all portfolio investments are investment grade quality. The Company anticipates full recovery of amortized cost with respect to these securities at maturity or sooner in the event of a change in the market interest rate environment.

Accounts Receivable, net

Accounts receivable, net consists of the following:

	December 31,
	2005	2004
Receivables	$5,250,288	$12,308,406
Unbilled receivables	496,474	527,695
Allowance for doubtful accounts	(73,253)	(50,000)

	$5,673,509	$12,786,101

Unbilled receivables are a difference in contractually based billing terms versus amounts recognized in accordance with our revenue recognition policies. We establish an allowance for doubtful accounts using the specific identification method.

Long-Lived Assets

The Company assesses potential impairments to its long-lived and intangible assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered, in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-lived Assets. An impairment loss is recognized when the carrying amount of the long-lived and intangible asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived and intangible asset is not recoverable if it exceeds the sum of

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in dollars, except where noted)

the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any required impairment loss is measured as the amount by which the carrying amount of a long-lived and intangible asset exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating expense.

The Company has stated within this joint proxy statement/prospectus that it is contemplating various strategic options that include the divestiture of various operating assets, a merger and, if necessary, a liquidation of all of the assets of the Company. These events and circumstances have been evaluated in determining if the carrying amount of the Company’s assets at December 31, 2005 are impaired. The Company considered all available evidence and determined there is insufficient information to establish whether or not the carrying amount of the assets may be fully recovered should one of these events occur. As such, no additional related impairment charges were recorded at December 31, 2005.

In the event the Company divests the various operating assets of the Company, it is possible that it may not successfully recover the $8.8 million of total long-lived assets (excluding restricted cash) that is reflected on the consolidated balance sheet at December 31, 2005, which may result in future impairment charges up to this amount. There are one or more viable alternatives that would not lead to a loss on the recoverability of the Company’s long-lived assets. In the event the Company engages in a merger or acquisition transaction, it is possible that the value realized by its shareholders in such a transaction may be significantly less than the $95.1 million of shareholders’ equity recorded on its consolidated financial statements as of December 31, 2005, due to the fact that the Company’s market capitalization is significantly below the book value of shareholders’ equity. Lastly, in the event that the Company is unsuccessful with a divestiture of its assets or is unable to successfully conclude any merger or acquisition activity, it is possible that the Company’s Board of Directors could decide to liquidate all of the Company’s assets, in which event the value realized by its shareholders would be significantly less than the $95.1 million of shareholders’ equity recorded on the consolidated financial statements as of December 31, 2005.

Fair Value of Financial Instruments

Financial instruments, including cash and cash equivalents, accounts payable and accrued liabilities, are carried at cost, which management believes approximates fair value because of the short-term maturity of these instruments.

Inventories

Inventories consist of the following:

	December 31,
	2005	2004
Raw materials	$457,752	$439,583
Work-in process	400,546	1,967,118
Finished goods	17,359,676	18,063,966

	18,217,974	20,470,667
Less reserves	(17,639,132)	(18,080,059)

	$578,842	$2,390,608

Inventories are recorded at the lower of cost or market. The cost of inventory includes the cost of raw materials, labor and related overhead. The Company records write-downs of inventory for estimated

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in dollars, except where noted)

obsolescence or non-marketability if there is an excess of cost of inventory over the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than we have projected, additional inventory write-downs may be required. As of December 31, 2005, 98% of the inventory reserve is associated with chemical compound finished goods inventory. A portion of the net inventory balance represents work-in-process related to ongoing chemistry projects with three customers. Estimated losses on any deliverables are recorded when they become apparent. As of December 31, 2005, we have reserved approximately $73,653 against the work-in-process representing the anticipated losses on the sale of certain chemical compound libraries. The anticipated losses are based on estimated revenue that will be recognized upon shipment of the compound libraries as well as the total historical and estimated future costs associated with these revenues. The actual losses on the sale of these libraries could differ from management’s estimates.

As of December 31, 2005, $159,304 of the inventory reserve is associated with raw materials inventory deemed obsolete as a result of the restructuring of the facilities in South San Francisco and the termination of the Pfizer contract. Estimated losses on any deliverables are recorded when they become apparent.

Property and Equipment

Property and equipment consists of the following:

	December 31,
	2005	2004
Furniture and equipment	$23,710,779	$20,796,435
Software	1,902,692	4,751,112
Leasehold improvements	5,719,965	6,524,780

	31,333,436	32,072,327
Less accumulated depreciation and amortization	(23,382,671)	(24,976,349)

	$7,950,765	$7,095,978

Property and equipment, including equipment under capital leases, are stated at cost and depreciated over the estimated useful lives of the assets (three to seven years) or the term of the related lease, whichever is shorter, using the straight-line method. Maintenance and repairs are charged to operations as incurred. Amortization of assets acquired under capital leases is included in depreciation expense. Depreciation and amortization expense of property and equipment totaled $3,496,863, $3,309,336 and $4,520,686 for the years ended December 31, 2005, 2004 and 2003, respectively. Any costs related to satisfying contractual obligations upon the retirement or abandonment of assets is measured at fair value at the time of purchase of the asset and recorded as a long-term liability and an additional cost of the asset. Such amounts are recognized in line with depreciation expense.

During 2005, the Company announced the restructuring of its chemistry operations in South San Francisco in connection with the non-renewal of its chemistry collaboration with Pfizer (representing 54% of its revenues in 2005). This event required the reevaluation of the recoverability of the gross carrying value of the long-lived assets used in this facility. The Company identified property and equipment that would cease to be used beyond the first quarter of fiscal 2006 (the period when the restructuring would be complete). The change to the estimate of the useful lives of these assets resulted in $202,934 of accelerated depreciation charges recognized in the fourth quarter of fiscal 2005. The Company determined the carrying value (after consideration of the change in estimated useful lives discussed above) was recoverable through the first quarter of fiscal 2006 and no additional impairment charges were required.

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in dollars, except where noted)

Prepaid Royalty, Patents and License Rights

Prepaid royalty, patents and license rights consist of the following:

	December 31, 2005			December 31, 2004
	Gross Carrying Value	Accumulated Amortization	Net	Gross Carrying Value	Accumulated Amortization	Net
Prepaid royalty	$—	$—	$—	$6,034,643	$(1,206,928)	$4,827,715
Patents	1,864,293	(1,146,586)	717,707	2,862,020	(971,096)	1,890,924
License rights	6,667	(6,667)	—	256,666	(256,666)	—

Total intangible assets	$1,870,960	$(1,153,253)	$717,707	$9,153,329	$(2,434,690)	$6,718,639

Amortization expense related to amortizable intangible assets was $1,382,416, $1,536,487, and $776,252 for the years ended December 31, 2005, 2004 and 2003, respectively. During 2005 the Company sold patents in connection with sale of its instrumentation product lines that resulted in a reduction of the gross carrying value of patents of $1.0 million.

During 2005, the Company recorded $4.7 million in impairment charges on intangible long-lived assets. Approximately $3.7 million of the impairment charges related to the prepaid royalty to Abbott Laboratories related to the µARCS screening technology. In connection with the restructuring of the chemistry operations the Company decided to discontinue the commercialization of the µARCS screening technology. All available evidence was considered and determined that no further benefit would be realized by use of this asset in current revenue generating or operating activities nor would any future cash flows be generated by use of this asset. In addition, $1.0 million of impairment charges related to patent rights to a proprietary gene profiling system that is licensed and enables the Company to offer toxicology research products and services. The loss of a customer required the reevaluation of the recoverability of the gross carrying value of the asset. The Company considered all available evidence and developed estimates based on historical rates of attrition of the customer base, future cash generating capacity and future expenditures necessary to maintain the asset. An expected present value technique, in which a series of cash flow scenarios that reflect the range of possible outcomes were discounted to estimate the fair value of the asset.

The estimated annual amortization expense of all intangible assets for the years ended December 31 after 2005 is as shown in the following table. Actual amortization expense to be reported in future periods could differ from these estimates as a result of acquisitions, divestitures, asset impairments and other factors.

2006	$134,580
2007	134,580
2008	134,580
2009	134,580
2010	134,580
Thereafter	44,807

$717,707

Other Assets

Other assets consist of chemical compounds purchased by DPI AG for its screening services. The compounds are stated at cost and depreciated over the estimated useful lives of the assets (four years) using the straight-line method. The net carrying value of these assets approximates or is less than their net realizable value.

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in dollars, except where noted)

Revenue Recognition

Chemistry services. Revenue from the sale of chemical compounds delivered under chemistry collaborations is recorded as the compounds are shipped. Revenue under chemistry service agreements that are compensated on a full-time equivalent, or FTE, basis is recognized on a monthly basis and is based upon the number of FTE employees that actually worked on each project and the agreed-upon rate per FTE per month.

Compound repository services. In August 2004, the Company entered into a multi-year contract with the NIH to establish and maintain a Small Molecule Repository to manage and provide up to one million chemical compounds to multiple NIH Screening Centers as part of the NIH Roadmap Initiative. Revenue under this contract is recorded as costs are incurred, which include indirect costs that are based on provisional rates estimated by management at the time a proposal is submitted. The Company has determined that actual indirect costs are greater than the provisional rates and management fully intends to negotiate recovery of these higher costs with the government. Since this is the first government contract and the Company has no historical experience negotiating final indirect cost rates with the government, all cost overruns have been expensed and any potential recovery will be recognized as revenue upon receipt of monies. This contract is funded, in its entirety, by the NIH, Department of Health and Human Services. Payments to the Company for performance under this contract are subject to audit by the Defense Contract Audit Agency (DCAA) and is subject to government funding. The Company records a reserve against receivables for estimated losses that may result from rate negotiations and/or lack of government funding availability. As of December 31, 2005, no such reserve was considered necessary.

Screening services. High throughput screening service revenues are recognized on the proportional performance method. Advances received under these high throughput screening service agreements are initially recorded as deferred revenue, which is then recognized proportionately as costs are incurred over the term of the contract. Certain of these contracts may allow the customer the right to reject the work performed; however, there is no history of material rejections and historically the Company has been able to recognize revenue without realizing any losses from any rejections.

Other licenses. Other licenses revenue includes royalty revenue due to the Company under the Xenometrix patent licensing agreements. Royalty revenue is recognized upon receipt of monies, provided there is no future obligation with respect to such payments.

Integrated drug discovery collaborations may provide chemistry services revenue, screening services revenue, milestone payments and other revenues. Revenue for each of these elements of such collaborations is recognized as described above. Revenue from milestone payments would be recognized upon receipt of monies.

From time to time the Company may receive requests from customers to bill and hold goods for them. In these cases, as long as the specific revenue recognition criteria under accounting principles generally accepted in the United States at the time of the bill and hold are met, including the customer accepting the risk of loss and the transfer of ownership of such goods occurring prior to shipment, the revenue is recognized.

Shipping and Handling Costs

Costs incurred for shipping and handling of products are included in cost of revenues. Amounts billed to customers for such costs are reported as revenue.

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in dollars, except where noted)

Restructuring Costs

The Company accounts for restructuring costs in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The Company recognizes the fair value of one-time termination benefits when both the appropriate approval for taking action has been obtained, and when a liability is incurred (i.e., when the plan has been communicated to employees). If employees are required to render service beyond a 60 day minimum retention period, the fair value of the obligation is determined on the date of the communication to the employee and recognized over the service period. In determining costs to consolidate excess facilities, the Company estimates the fair value of the obligation at the cease-use date based on the remaining lease rentals, reduced by estimated sublease rentals that could be reasonably obtained for the property. As a result, in the event we are unsuccessful in entering into a sublease, the Company could incur future restructuring charges. Liabilities related to the consolidation of excess facilities are recorded when the premises have been vacated. The cumulative effect of any changes to the plan subsequent to the communication date and cease-use date are recognized in the period of the change.

Research and Development Costs

Costs incurred in connection with research and development are charged to operations as incurred.

Stock-Based Compensation

As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company accounts for common stock options granted to employees and directors using the intrinsic value method and, thus, recognizes no compensation expense for such stock-based awards where the exercise prices are equal to or greater than the fair value of the Company’s common stock on the date of the grant. The Company has recorded deferred stock compensation related to certain stock options which were granted with exercise prices below estimated fair value, restricted stock and rights to acquire restricted stock (see Note 6). In accordance with APB Opinion No. 25, deferred compensation is included as a reduction of stockholders’ equity and is being amortized to expense on an accelerated basis in accordance with Financial Accounting Standards Board Interpretation No. 28 over the vesting period of the options, restricted stock and rights to acquire restricted stock.

Pro forma information regarding net income or loss is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options and shares issued pursuant to the Company’s 2000 Employee Stock Purchase Plan under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for option grants:

	Years Ended December 31,
	2005	2004	2003
Risk-free interest rate	4.0%	3.5%	3.5%
Dividend yield	0%	0%	0%
Volatility factor	78%	79%	87%
Weighted average life in years	5.3	5.8	6.7

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in dollars, except where noted)

For purposes of adjusted pro forma disclosures, the estimated fair value of the options is amortized to expense, on an accelerated basis, over the vesting period. The Company’s adjusted pro forma information is as follows:

	Years Ended December 31,
	2005	2004	2003
Net income (loss), as reported	$(14,164,737)	$3,902,772	$1,058,913
Deduct: Total stock-based compensation expense determined under fair value based method	(2,292,441)	(2,900,964)	(2,979,216)

Pro forma net income (loss)	$(16,457,178)	$1,001,808	$(1,920,303)

Income (loss) per share:
Basic and diluted—as reported	$(0.55)	$0.15	$0.04

Basic and diluted—pro forma	$(0.63)	$0.04	$(0.08)

Comprehensive Income (Loss)

SFAS No. 130, Reporting Comprehensive Income, requires the Company to report in the consolidated financial statements, in addition to net income, comprehensive income (loss) and its components including foreign currency items and unrealized gains and losses on certain investments in debt and equity securities. For the three years in the period ended December 31, 2005, the Company has disclosed comprehensive income (loss) in its consolidated statements of stockholders’ equity. The accumulated balances for each item included in accumulated other comprehensive income (loss) is as follows:

	December 31,
	2005	2004	2003
Foreign currency translation adjustment	$361,919	$1,342,048	$1,323,353
Unrealized loss on investments	(298,140)	(712,546)	(351,383)

Accumulated other comprehensive income	$63,779	$629,502	$971,970

Net Income (Loss) Per Share

Basic and diluted net income (loss) per share is presented in conformity with SFAS No. 128, Earnings per Share. In accordance with SFAS No. 128, basic net income (loss) per share has been computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding (including vested deferred stock units) during the period, less shares subject to repurchase. Diluted net income (loss) per share has been computed by dividing net income (loss) by the weighted-average number of common and common stock equivalent shares outstanding during the period calculated using the treasury stock method, less shares subject to repurchase. Common equivalent shares, composed of outstanding stock options, restricted stock and contingently issuable stock are included in diluted net income (loss) per share to the extent these shares are dilutive. The computations for basic and diluted earnings per share are as follows:

	Income (Numerator)	Shares (Denominator)	Earnings Per Share
Year Ended December 31, 2005
Basic earnings per share, as reported:
Net loss	$(14,164,737)	25,919,393	$(0.55)

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in dollars, except where noted)

	Income (Numerator)	Shares (Denominator)	Earnings Per Share
Diluted earnings per share:
Dilutive stock options	—	—	—
Common stock issuable	—	—	—

Net loss plus assumed conversions	$(14,164,737)	25,919,393	$(0.55)

Year Ended December 31, 2004
Basic earnings per share, as reported:
Net income	$3,902,772	25,318,937	$0.15
Diluted earnings per share:
Dilutive stock options	—	587,742	—
Common stock issuable	—	364,946	—

Net income plus assumed conversions	$3,902,772	26,271,625	$0.15

The total number of shares issuable upon exercise of stock options excluded from the calculation of diluted earnings per share since they are anti-dilutive were 2,278,043, 1,940,315 and 1,845,012 in 2005, 2004 and 2003, respectively.

Segment Reporting

The Company considers its operations to be a single reportable segment.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and short-term investments. The Company believes it has reduced its exposure to credit loss to an acceptably low level by placing its cash, cash equivalents and investments with financial institutions and corporations that are believed to be of high credit quality and by limiting its exposure to any single investment.

Recently Issued Accounting Standards

In December 2004, the FASB issued SFAS No. 123R (revised 2004), Shared-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees (Opinion No. 25), and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach to accounting for share-based payments in SFAS No. 123R is similar to the approach described in SFAS No. 123. However, SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statement based on their fair values. SFAS No. 123R is effective at the beginning of the first interim or annual period beginning after December 16, 2005. SFAS No. 123R permits public companies to adopt its requirements using one of two methods:

1. A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123R that remain unvested on the effective date.

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in dollars, except where noted)

2. A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

The Company plans to adopt SFAS No. 123R using the modified-prospective method, which will impact all periods beginning after December 16, 2005. As permitted by SFAS No. 123, the Company currently accounts for share-based payments to employees using the intrinsic value method provided by Opinion No. 25 and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of SFAS No. 123R’s fair value method will have a significant impact on our future results from operations, although it will have no impact on our overall financial position. As a result of the anticipated adoption of SFAS No. 123R, the Compensation Committee of the Board of Directors approved the acceleration of vesting on stock options with exercise prices of $5.75 or more effective February 21, 2005, which did not result in an accounting charge under the Opinion No. 25 intrinsic value method. The Company has not determined the impact of adoption of SFAS No. 123R since it will depend on levels of share-based payments granted in the future. SFAS No. 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While the Company cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), we have not recognized excess tax deductions historically due to our accumulated loss position.

Foreign Currency Translation

The financial statements of DPI AG are measured using the local currency, the Swiss Franc, as the functional currency. The financial statements of DPI GmbH are re-measured using the Swiss Franc as the functional currency, after transacting in its local currency, the Euro. The financial statements of DPI GmbH are consolidated with the DPI AG financials. DPI AG accounts are translated from their local currency to the U.S. dollar using the current exchange rate in effect at the balance sheet date for the balance sheet accounts, and using the average exchange rate during the period for revenues and expense accounts. The effects of translation for consolidated DPI AG are recorded as a separate component of stockholders’ equity (accumulated other comprehensive income (loss)). DPI AG conducts its business with customers in local currencies. Exchange gains and losses arising from these transactions are recorded using the actual exchange differences on the date the transaction is settled. The carrying value of consolidated net assets of DPI AG at December 31, 2005 totaled $4,795,736 (excluding intercompany balances).

The financial statements of DPI LLC are remeasured from the local currency, the Japanese Yen, to its functional currency, the U.S. dollar. Exchange gains and losses arising from transactions are recorded using the actual exchange differences on the date the transaction is settled. The carrying value of net liabilities of DPI LLC at December 31, 2005 totaled $15,474 (excluding intercompany balances).

3. Discontinued Operations

On October 7, 2005, the Company entered into an Asset Purchase Agreement with IRORI Discovery, Inc., now known as Nexus Biosystems (Nexus), pursuant to which the Company agreed to sell certain assets and liabilities to Nexus, including the IRORI® chemical synthesis products, the Crystal Farm® automated protein crystallization products, and the Universal Store™ compound storage systems products for a purchase price of

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in dollars, except where noted)

$1,941,576, inclusive of a purchase price adjustment. Nexus is a California company whose Chief Executive Officer, John Lillig, was previously the Chief Technology Officer, Vice President and General Manager, Discovery Systems for the Company. The sale of net assets pursuant to the Asset Purchase Agreement was completed on October 12, 2005. The sale price for the assets was effectively based on the total book value of the net assets and the cash cost of operations for the assets sold through the closing date. As of December 31, 2005, the Company had received $1,736,610 in proceeds from Nexus for payment of the net assets. The remaining amount due of $204,966 is included in other current assets within the balance sheet at December 31, 2005 and is fully reserved. The Company recognized a gain on sale of the net assets totaling $393,899 for the year ended December 31, 2005. The Company incurred $177,616 for the year ended December 31, 2005 in costs related to the sale of these net assets that are included in the gain on sale.

The Company’s consolidated financial statements and related notes contained herein have been recast to reflect the financial position, results of operations and cash flows of the instrumentation product lines as a discontinued operation. The Company did not account for its instrumentation product lines as a separate legal entity. Therefore, the following selected financial data for the Company’s discontinued operations is presented for informational purposes only and does not necessarily reflect what the net sales or earnings would have been had the businesses operated as a stand-alone entity. The financial information for the Company’s discontinued operations excludes allocations of certain DPI assets, liabilities and expenses to those operations, such as facility charges. These amounts have been excluded from discontinued operations on the basis that these assets, liabilities and expenses were not transferred in the sale of these product lines and are considered by management to reflect most fairly or reasonably the incremental results of operations that were sold.

The following tables set forth, for the periods indicated, selected financial data of the Company’s discontinued operations:

Selected Financial Data for Discontinued Operations

Statement of Operations and Cash Flows

	Years Ended December 31,
	2005	2004	2003
Revenues	$2,026,280	$7,296,391	$4,617,341
Cost of revenues	841,858	3,953,467	3,783,939

Gross margin	1,184,422	3,342,924	833,402
Research and development	1,462,407	2,252,453	1,978,512
Selling, general and administrative	506,865	517,894	1,060,028
Amortization of stock-based compensation	53,251	54,985	13,730

Total operating expenses	2,022,523	2,825,332	3,052,270

Gain (loss) from discontinued operations	$(838,101)	$517,592	$(2,218,868)

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in dollars, except where noted)

Balance Sheet

(Assets and Liabilities Held for Sale)

December 31, 2004
Accounts receivable, net	$1,547,676
Inventories, net	451,079
Prepaids and other current assets	4,150
Property and equipment, net	110,182
Intangible assets, net	395,833

Total Assets	$2,508,920

Accounts payable and accrued expenses	$778,329
Deferred revenue	187,503

Total Liabilities	$965,832

4. Restructuring Accrual

In November 2005, the Company announced the termination of discussions with Pfizer around a new collaboration for services in the design and development of compounds exclusively for Pfizer. With the absence of a new contract with Pfizer, the Company initiated the process of reducing its chemistry operational capacity in a restructuring of its South San Francisco facility. Under the restructuring plan, 50 employees were involuntarily terminated, including scientific, operational and administrative staff. In the fourth quarter of 2005, the Company recorded $928,000 of restructuring expenses, which consisted of accrued one-time termination benefits. The Company required all employees to render service for a minimum of 60 days to receive termination benefits. As a result, the fair value of the obligation was determined on the date of communication to the employee and will be recognized over the service period. In determining costs to consolidate excess facilities, the Company estimates the fair value of the obligation at the cease-use date based on the remaining lease rentals, reduced by estimated future sublease rentals that could be reasonably obtained for the property, even if the Company is unsuccessful in entering into a sublease. Liabilities related to the consolidation of excess facilities are recorded when the premises have been vacated. As of December 31, 2005, no such accrual for lease obligations was recognized as the facility will be utilized through the first quarter of 2006. Moving, relocation and other costs related to consolidation of facilities are expensed as incurred and are included in operating expenses. The Company expects to incur a total of approximately $2.5 million related to this restructuring event, inclusive of termination benefits and lease obligations (net of sublease income). The Company expects to utilize future accruals related to this event by December 2008.

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in dollars, except where noted)

In April 2003, the Company announced that it would consolidate its domestic chemistry facilities into two locations: in South San Francisco for primary screening library design and synthesis programs and in San Diego for lead optimization and medicinal chemistry projects. Restructuring charges totaled $1,872,986 for the year ended December 31, 2003 and $112,368 for the year ended December 31, 2005. There were no additional restructuring costs incurred 2004. During the year ended December 31, 2005 all final payments were made under the restructuring plan and the estimated charges of $17,304 previously accrued for were reversed to reflect actual payments made. Restructuring charges were comprised of the following in the aggregate:

	Years Ended December 31,
	2005	2004	2003
Severance and Retention Bonuses for Involuntary Employee Terminations	$927,890	$—	$375,599
Costs to Exit Certain Contractual and Lease Obligations	112,368	—	919,171
Moving, Relocation and Other Costs Related to Consolidation of Facilities	—	—	578,216

Total Restructuring Expense	$1,040,258	$—	$1,872,986

The following table summarizes the activity and balances of the restructuring reserve:

	Severance and Retention Bonuses for Involuntary Employee Terminations	Costs to Exit Certain Contractual and Lease Obligations	Total
Balance at December 31, 2003	$—	$744,141	$744,141
Reserve Established	—	—	—
Utilization of reserve:
Payments	—	(450,212)	(450,212)

Balance at December 31, 2004	—	293,929	293,929
Reserve Established	927,890	112,368	1,040,258
Utilization of reserve:
Payments	—	(406,297)	(406,297)

Balance at December 31, 2005	$927,890	$—	$927,890

The Company expects to incur additional restructuring charges associated with lease obligations in 2006, which will be utilized through fiscal 2008. As terminated employees complete their service arrangements, the Company will incur additional restructuring charges associated termination benefits through fiscal 2006. The Company expects to complete the utilization of the obligation recorded at December 31, 2005 by January 2006.

5. Commitments and Contingencies

Leases

The Company leases certain buildings under operating leases, which expire at varying dates through June 2013. Rent expense was $3,244,134, $2,727,901 and $2,495,943 for the years ended December 31, 2005, 2004, and 2003, respectively.

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in dollars, except where noted)

Annual future minimum lease obligations under the Company’s operating leases as of December 31, 2005 are as follows:

Operating Leases
2006	$3,433,276
2007	3,283,629
2008	3,283,629
2009	1,237,025
2010	1,023,390
Thereafter	2,117,285

Total minimum lease payments	$14,378,234

At December 31, 2005 and 2004, there were no capital lease obligations.

Licensing and Purchase Commitments

The Company sells certain products under licensing and purchasing agreements. The licensing agreements require payments based upon various percentages of sales from products. Terms of the licensing agreements generally range from the remaining life of the patent up to 25 years. Total license costs incurred under these agreements were $44,075, $104,502 and $34,403 for the years ended December 31, 2005, 2004 and 2003, respectively.

To maintain exclusivity, certain of the licensing agreements require guaranteed minimum annual license payments. Future minimum guaranteed payments at December 31, 2005 are as follows:

Minimum payments
2006	$15,000
2007	15,000
2008	10,000
2009	10,000
2010	10,000
Thereafter	30,000

Total minimum license payments	$90,000

The Company also has purchase commitments from time to time for the purchase of capital expenditures and raw materials. Obligations under these commitments totaled $2,012,913 at December 31, 2005. Purchase commitments for equipment expire in 2006.

Executive Employment Agreements

The Company has entered into employment agreements with key executives that provide for the continuation of salary if terminated for reasons other than cause, as defined in those agreements. At December 31, 2005, the future employment contract commitments for such key executives totaled approximately $500,000 for the fiscal year ending December 31, 2005 and none for years thereafter.

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in dollars, except where noted)

The Company has entered into change in control agreements with the following current officers of the Company: Michael Venuti, Craig Kussman, Urs Regenass, Douglas Livingston, Richard Neale and Daniel Harvey. In the event of both a change in control and termination of an officer’s employment (either by the Company without cause or by the officer for good reason) either before, and in connection with, the change in control or within 365 days after the change in control, the officer will be entitled to a severance payment equal to the officer’s average bonus for the three prior full calendar years of employment with the Company multiplied by the number of days in the calendar year through the date of termination divided by 365 and the greater of 100% of the officer’s annual base salary in effect immediately prior to the change in control of the Company or the officer’s annual base salary in effect at the time notice of termination is given. Additionally, for purposes of determining the vesting of the officers’ awards made under the 2000 Stock Incentive Plan, as well as any unvested shares of Company stock acquired pursuant to that Plan, the officer will be treated as if he had completed an additional 12 months of service immediately before the date on which his employment is terminated.

The initial term of these agreements expires December 31, 2004 and automatically renews thereafter on an annual basis unless either party gives notice by September 30th of the preceding year and no change of control of the Company has occurred during the 18 months before that notice.

Restricted Cash

The Company has restricted cash of $1,060,753 and $1,120,050 as of December 31, 2005 and 2004, respectively, collateralizing obligations under operating lease and line of credit agreements.

6. Stockholders’ Equity

Common Stock

On July 27, 2000, the Company sold 5,000,000 shares of common stock at $18.00 per share through an Initial Public Offering. On August 27, 2000, the underwriters exercised their option to acquire an additional 750,000 shares, also at $18.00 per share.

On May 4, 2004, our secondary public offering was declared effective by the SEC. A total of 8,305,300 shares of common stock at a price of $5.00 per share were made available to the public. Axys Pharmaceuticals, Inc., then a stockholder of the Company, registered 7,222,000 shares for resale, with the remaining 1,083,300 shares registered for sale by the Company to the underwriters to cover over-allotments. We received proceeds from the offering, of the shares registered for sale by the Company, of $5.1 million net of discounts.

On October 4, 2001, the Company’s Board of Directors authorized a Stock Repurchase Plan, whereby the Company was authorized to repurchase up to 2,000,000 shares of the Company’s common stock at no more than $3.50 per share. In October 2001, the Company purchased 35,000 shares of its common stock for a total of $119,250 pursuant to its Stock Repurchase Plan. In February 2003, an additional 115,000 shares were purchased for a total of $289,000.

For the year ended December 31, 2005, the Company accepted 33,231 shares of the Company’s common stock in lieu of cash from former employees in payment of obligations to the Company totaling $104,527.

Stock Options

In November 1995, the Company adopted the 1995 Stock Option/Stock Issuance Plan, under which 2,350,000 shares of common stock were reserved for issuance of stock and stock options granted by the

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in dollars, except where noted)

Company. In July 2000, the Company adopted the 2000 Stock Incentive Plan (the “Plan”) as the successor plan to the 1995 Stock Option/Stock Issuance Plan. 3,300,000 shares of common stock were reserved under the Plan, including shares rolled over from its 1995 Plan. The Plan provides for the grant of incentive and nonstatutory options. The exercise price of options must equal at least the fair value on the date of grant. The options generally vest over a four-year period. Options granted prior to January 1, 2003 are exercisable immediately, subject to the Company’s right of repurchase. Options granted after January 1, 2003 are exercisable as the options vest. All options expire no later than ten years after the date of grant.

A summary of the Company’s stock option activity and related information is as follows:

	Years Ended December 31,
	2005		2004		2003
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding at beginning of period	3,362,362	$5.40	3,396,560	$5.34	3,566,852	$5.44
Granted	163,700	3.66	370,100	5.75	475,000	3.74
Exercised	(200,310)	1.50	(135,591)	2.78	(263,873)	2.23
Forfeited	(506,169)	6.21	(268,707)	6.36	(382,119)	6.50

Outstanding at end of period	2,819,583	$5.32	3,362,362	$5.40	3,395,860	$5.34

Exercisable	2,614,939	$5.46	2,851,667	$5.48	2,992,117	$5.52

Following is a further breakdown of the options outstanding as of December 31, 2005:

Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Life in Years	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price of Options Exercisable
$ 0.20 – 2.50	62,583	2.8	$1.82	62,583	$1.82
$ 2.51 – 5.00	1,220,142	4.5	$3.63	1,030,583	$3.67
$ 5.01 – 12.00	1,473,183	3.9	$6.29	1,458,098	$6.29
$12.01 – 24.00	63,675	3.9	$18.93	63,675	$18.93

	2,819,583			2,614,939

Exercise prices for options outstanding as of December 31, 2005 ranged from $0.20 to $24.00 per share. The weighted-average remaining contractual life of those options is approximately 4.1 years. The weighted-average fair value of the options granted in 2005, 2004 and 2003 are $2.45, $4.39 and $2.97 per share, respectively.

At December 31, 2005, options for 3,475,667 shares were available for future grant under the Plan.

Employee Stock Purchase Plan

In June 2000, the Board of Directors and stockholders adopted the Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan permits eligible employees to purchase common stock at a discount, but only through payroll deductions, during defined offering periods. The price at which stock is purchased under the Purchase Plan is equal to 85% of the fair market value of the common stock on the first or last day of the offering

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in dollars, except where noted)

period, whichever is lower. In addition, the Purchase Plan provides for annual increases of shares available for issuance under the Purchase Plan beginning with fiscal 2001. Employee participation in the Purchase Plan commenced August 1, 2002. As of December 31, 2005 a total of 1,931,280 shares of the Company’s common stock were reserved for future issuance under the Purchase Plan of which 958,380 remain unregistered at December 31, 2005. Pursuant to the Purchase Plan, the participating employees purchased 52,583 shares of the Company’s common stock during 2005.

Deferred Stock Compensation

The Company awarded 142,500 shares of restricted stock and rights to acquire 500,000 shares of restricted stock in August 2003 and July 2004, collectively, pursuant to the Company’s 2000 Stock Incentive Plan to certain of the Company’s key employees resulting in an increase in deferred compensation of $3.4 million. The restricted stock and rights to acquire restricted stock vest in annual installments over a four-year period. In April 2005, Michael C. Venuti, PhD, upon employment as the Company’s Chief Scientific Officer, was awarded a restricted stock grant for 200,000 shares of the Company’s common stock pursuant to the Company’s 2000 Stock Incentive Plan resulting in an increase in deferred compensation of $644,000. The restricted stock will vest at the end of five years from the grant date except that vesting can be accelerated if certain conditions are met.

In accordance with Opinion No. 25, deferred compensation is included as a reduction of stockholders’ equity and is being amortized to expense on an accelerated basis in accordance with Financial Accounting Standards Board Interpretation No. 28 over the vesting period of the options, restricted stock and rights to acquire restricted stock. During 2005 and 2004, the Company recorded stock-based compensation expense, for continuing operations, of $1,017,370 and $946,504, respectively. Common stock issuable represents the fair value at the time of grant of the shares issuable in the future.

Stockholder Rights Agreement

On February 13, 2003, the Company’s Board of Directors adopted a Rights Agreement (the Agreement). The Agreement provides for a dividend distribution of one preferred share purchase right for each outstanding share of the Company’s common stock held of record at the close of business on February 24, 2003. The rights are not currently exercisable. Under certain conditions involving an acquisition or proposed acquisition by any person or group holding 15 percent or more of the Company’s outstanding common stock, the rights permit the holders to purchase from the Company one unit consisting of one-thousandth of a share of the Company’s Series A junior participating preferred stock at a price of $19.00 per unit, subject to adjustment. Under certain conditions, the rights may be redeemed by the Company’s Board of Directors in whole, but not in part, at a price of $0.01 per right.

Common Shares Reserved For Future Issuance

At December 31, 2005 common shares reserved for future issuance consist of the following:

Stock and stock options	3,475,667
Employee stock purchase plan	1,931,280

5,406,947

7. Income Taxes

At December 31, 2005, the Company had federal and California income tax net operating loss carryforwards of approximately $28.9 million and $14.7 million, respectively. At December 31, 2005, the Company also had

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in dollars, except where noted)

foreign income tax net operating loss carryforwards of approximately $9.93 million which will begin to expire in 2008. The difference between the federal and California tax net operating loss carryforwards is primarily attributable to the capitalization of research and development expenses and the percentage limitation on the carryover of net operating losses for California income tax purposes.

The federal tax loss carryforwards will begin to expire in 2010 unless previously utilized. The California tax loss carryforwards will continue to expire in 2006. The Company also has federal and California research tax credit carryforwards of approximately $2.7 million and $1.4 million, respectively. The federal research tax credit carryforwards will begin to expire in 2011 unless previously utilized. The California research tax credits will carry forward indefinitely. Pursuant to Internal Revenue Code Sections 382 and 383, use of the net operating loss and credit carryforwards may be limited because of a cumulative change in ownership of more than 50%, which may have occurred for tax purposes. As of December 31, 2005, the Company had approximately $30.2 million in tax-deductible goodwill and other intangibles related to the purchase of Axys Advanced Technologies in May 2000. The majority of this amount is amortized over a 15-year period for tax purposes.

Significant components of the Company’s deferred tax assets are shown below. A valuation allowance of $40.0 million has been recognized to offset the deferred tax assets as realization of such assets is uncertain.

	December 31,
	2005	2004
Deferred tax assets:
Net operating loss carryforwards	$12,685,617	$7,268,542
Research and development credits	3,889,479	3,889,479
Capitalized research and development expenses	189,773	236,593
Intangible assets	14,625,512	13,797,211
Inventory reserves	7,187,240	7,682,888
Other, net	1,587,391	1,150,848

Total deferred tax assets	40,165,012	34,025,561
Valuation allowance for deferred tax assets	(39,985,857)	(33,846,406)

Net deferred tax assets	179,155	179,155
Deferred tax liabilities:
Acquisitions	(179,155)	(179,155)

Net deferred tax assets	$—	$—

8. Retirement Plan

In 1996, the Company established a 401(k) plan covering substantially all domestic employees. The Company pays all administrative fees of the plan. The plan contains provisions allowing for the Board of Directors to declare a discretionary match. In 2003, the Board of Directors authorized a matching contribution equal to 50% of the first 6% deferred by the employee to be awarded annually unless rescinded by a future decision by the Board of Directors. Accordingly, $229,729 and $350,822 were accrued at December 31, 2005 and 2004, respectively which were subsequently paid in January of the following fiscal year. Plan administration costs totaled $22,296, $22,752 and $20,978 for the years ended December 31, 2005, 2004 and 2003, respectively.

9. Significant Customers, Suppliers and Foreign Operations

Most of the Company’s operations and long-lived assets are based in the United States. DPI AG, located near Basel, Switzerland, had long-lived assets totaling $1,657,450 and $2,839,038 (net of amortization) at

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in dollars, except where noted)

December 31, 2005 and 2004, respectively. DPI GmbH, located in Heidelberg, Germany, had long-lived assets totaling $1,456,706 (net of amortization) at December 31, 2005. Net loss for consolidated DPI AG totaled $3,687,428 for the year ended December 31, 2005. Net income for DPI AG totaled $1,063,557 and 94,988 for the years ended December 31, 2004 and 2003, respectively.

The following table presents the geographic breakdown of our revenue, from continuing operations, for our last three fiscal years.

	Years Ended December 31,
	2005	2004	2003
United States	84%	82%	80%
Foreign Countries	16%	18%	20%

The following table presents the geographic breakdown of our long-lived assets, from continuing operations, for our last two fiscal years.

	As of December 31,
	2005	2004
United States	63%	79%
Switzerland (DPI AG)	32%	21%
Germany (DPI GmbH)	5%	0%

Major customers are defined as those responsible for 10% or more of revenues and have historically included collaborative partners, pharmaceutical and biopharmaceutical companies. The following table illustrates our major customers for the last three fiscal years from continuing operations:

	Years Ended December 31,
	2005	2004	2003
Pfizer	54%	62%	69%
National Institutes of Health (NIH)	14%	3%	0%
Others	32%	35%	31%

10. Related Party Transactions

In June 2002, the Company hired Taylor J. Crouch and in July 2002 he was appointed its President and Chief Operating Officer. In connection with Mr. Crouch’s employment offer, the Company agreed to assist him in his relocation from Massachusetts to California. On July 29, 2002, the Company loaned Mr. Crouch $300,000 against his full recourse non-interest bearing promissory note. On January 18, 2005, the Company entered into a separation agreement with Taylor Crouch whereby Mr. Crouch’s employment with the Company ended effective January 18, 2005 (Separation Agreement). Pursuant to the terms of the Separation Agreement, Mr. Crouch received a lump sum payment of $378,538 on January 28, 2005. Additionally, the balance owed totaling $300,000 by Mr. Crouch pursuant to the promissory note made by Mr. Crouch to the Company, was reduced by the amount equivalent to the amount that Mr. Crouch could have earned from participation in the Company’s incentive compensation plan for fiscal year 2004, of approximately $106,000, plus an amount equivalent to the sum of the fair market value, on January 18, 2005, of 21,250 shares of the Company Stock under a stock grant as if such stock grant had vested as to an additional 25% plus an amount equivalent to the fair market value, as of January 18, 2005, of 8,750 vested shares of the Company’s Common Stock, less any applicable withholding taxes. The remaining balance was paid in full by Mr. Crouch.

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in dollars, except where noted)

On November 14, 2005, the Company announced that Riccardo Pigliucci had resigned as the Company’s Chief Executive Officer and as the Chairman of the Company’s Board of Directors, effective as of November 14, 2005. In connection with Mr. Pigliucci’s resignation, on November 14, 2005, the Company and Mr. Pigliucci entered into a separation agreement. Pursuant to the separation agreement and in satisfaction of the Company’s obligations under its employment agreement with Mr. Pigliucci, Mr. Pigliucci received a payment of $475,000, which equals Mr. Pigliucci’s 2005 annual base salary, along with a bonus of $75,000 for Mr. Pigliucci’s service to the Company during 2005. The Company also agreed to pay the monthly premiums for continued health insurance coverage under COBRA for Mr. Pigliucci for a period of twelve months from the effective date of his resignation, and the Company paid Mr. Pigliucci’s legal expenses in connection with the separation agreement totaling $10,000 in 2005. In addition, the Company agreed to partially accelerate the vesting of one of his restricted stock grants, such that the grant was deemed vested as to 56,250 shares at the time of his resignation. Mr. Pigliucci is also entitled to receive an additional lump sum payment of $475,000 in the event that the Company is acquired pursuant to a change of control transaction on or before June 30, 2006.

11. Revenues by Product Category

The Company operates in one industry segment: the development and marketing of services to make the drug discovery process more efficient, less expensive and more likely to generate a drug target. Such services include libraries of drug-like compounds, drug discovery services, compound management services, computational tools to generate compound libraries, and testing and screening services to optimize potential drugs. Additionally, the Company licenses proprietary gene profiling systems. The Company’s services are complementary, and share the same customers and marketing strategies. In addition, in making operating and strategic decisions, the Company’s management evaluates revenues based on the worldwide revenues of each major type of service, and profitability on an enterprise-wide basis. Revenue by service category is as follows:

	Years Ended December 31,
	2005	2004	2003
Chemistry services	$27,502,598	$34,720,549	$37,350,781
Screening services	7,049,796	9,326,265	7,049,248
Other licenses and services	284,583	220,843	809,222

Total revenues	$34,836,977	$44,267,657	$45,209,251

12. Acquisition of Tangible Assets

On April 22, 2005, the Company, through its subsidiary Discovery Partners International AG (parent to Discovery Partners International GmbH), acquired substantially all of the assets (primarily drug discovery equipment) and assumed certain liabilities of Biofrontera Discovery GmbH, a subsidiary of Biofrontera AG, located in Heidelberg, Germany. Discovery Partners International GmbH provides natural products-based drug discovery capabilities, which will enhance our current drug discovery offerings in lead optimization and candidate selection. Biofrontera Discovery GmbH was a development stage company with no customer contracts or revenues and was not considered a business as defined by EITF Issue No. 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business.

Total acquisition cost was as follows:
Cash paid for assets	$1,369,266
Acquisition-related expenses	108,221

Total purchase price	$1,477,487

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in dollars, except where noted)

Allocated to assets and liabilities as follows:
Fair value of tangible assets acquired	$1,824,321
Fair value of liabilities assumed	(346,834)

$1,477,487

13. Quarterly Financial Data (Unaudited)

The financial data below has been recast to reflect the results of operations and financial positions of our instrumentation product lines as a discontinued operation. The amounts included in the results for discontinued operations consist of the revenues, cost of sales and operating expenses associated with the operations of the instrumentation product lines excluding any allocations for facilities and other corporate support. The following financial information reflects all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods. Summarized quarterly data for fiscal 2005 and 2004 are as follows (in thousands, except per share data):

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in dollars, except where noted)

	2005 Quarter Ended
	Previously reported	Restated	Previously Reported	Restated	Previously Reported	Restated
	Mar 31	Mar 31	Jun 30	Jun 30	Sep 30	Sep 30	Dec 31
Revenues	$7,068	$6,734	$11,362	$11,004	$11,080	$9,746	$7,354
Cost of revenues	5,413	5,179	7,662	7,321	6,496	6,012	6,597

Gross margin	$1,655	$1,555	$3,700	$3,683	$4,584	$3,734	$757

Loss from continuing operations	$(5,093)	$(4,506)	$(1,817)	$(1,337)	$(938)	$(1,214)	$(8,990)

Net loss from continuing operations	$(4,548)	$(3,961)	$(1,368)	$(888)	$(341)	$(617)	$(8,255)

Gain (loss) from discontinued operations (1)	$—	$(587)	$—	$(480)	$—	$276	$347

Net loss	$(4,548)	$(4,548)	$(1,368)	$(1,368)	$(341)	$(341)	$(7,907)

Net loss per share, basic and diluted (2)	$(0.18)	$(0.18)	$(0.05)	$(0.05)	$(0.01)	$(0.01)	$(0.30)

	2004 Quarter Ended
	Previously reported	Restated	Previously Reported	Restated	Previously Reported	Restated	Previously Reported	Restated
	Mar 31	Mar 31	Jun 30	Jun 30	Sep 30	Sep 30	Dec 31	Dec 31
Revenues	$11,808	$9,520	$12,999	$11,530	$12,575	$10,886	$14,182	$12,331
Cost of revenues	6,551	5,294	7,807	6,895	6,820	5,770	8,261	7,186

Gross margin	$5,257	$4,226	$5,192	$4,635	$5,755	$5,116	$5,921	$5,145

Income from continuing operations	$632	$192	$561	$631	$401	$447	$1,121	$928

Net income from continuing operations	$1,046	$606	$740	$810	$750	$796	$1,367	$1,173

Gain (loss) from discontinued operations (1)	$—	$440	$—	$(70)	$—	$(46)	$—	$194

Net income	$1,046	$1,046	$740	$740	$750	$750	$1,367	$1,367

Net income per share, basic and diluted (2)	$0.04	$0.04	$0.03	$0.03	$0.03	$0.03	$0.05	$0.05

(1)	The amounts reflect the results of the discontinued operations associated with the instrumentation product line.
(2)	Net income (loss) per share is calculated independently for each of the quarters presented. Therefore, the sum of the quarterly net income (loss) per share will not necessarily equal the total for the year.

DISCOVERY PARTNERS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,116,747	$24,231,257
Short-term investments	55,011,455	59,254,873
Accounts receivable, net	2,595,588	5,673,509
Inventories, net	700,090	578,842
Prepaid expenses	1,544,465	1,734,030
Other current assets	978,194	961,715

Total current assets	85,946,539	92,434,226
Restricted cash	1,061,282	1,060,753
Property and equipment, net	4,953,203	7,950,765
Patent and license rights, net	684,062	717,707
Other assets, net	126,254	116,230

Total assets	$92,771,340	$102,279,681

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,717,488	$2,093,095
Restructuring accrual	697,022	927,890
Accrued compensation	795,638	1,298,425
Deferred revenue	1,421,804	2,357,915

Total current liabilities	5,631,952	6,677,325
Deferred rent	367,125	420,067
Other long-term liabilities	497,020	108,000

Total liabilities	6,496,097	7,205,392
Stockholders’ equity:
Preferred stock, $.001 par value, 1,000,000 shares authorized, no shares issued and outstanding at March 31, 2006 and December 31, 2005	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 26,453,981 and 26,441,902 issued and outstanding at March 31, 2006 and December 31, 2005, respectively	26,454	26,442
Common stock issuable	—	1,596,500
Treasury stock, at cost, 306,933 shares at March 31, 2006 and December 31, 2005, respectively	(1,037,190)	(1,037,190)
Additional paid-in capital	210,118,840	209,237,267
Deferred compensation	—	(919,217)
Accumulated other comprehensive income	99,778	63,779
Accumulated deficit	(122,932,639)	(113,893,292)

Total stockholders’ equity	86,275,243	95,074,289

Total liabilities and stockholders’ equity	$92,771,340	$102,279,681

See accompanying notes

DISCOVERY PARTNERS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Revenues:
Services	$4,338,795	$6,733,726
Cost of revenues:
Services	5,011,684	5,178,782

Gross margin	(672,889)	1,554,944
Operating expenses:
Research and development	980,400	561,050
Selling, general and administrative	3,606,983	4,370,500
Impairment of long-lived assets	3,225,282	1,000,000
Restructuring	1,572,976	129,672

Total operating expenses	9,385,641	6,061,222

Loss from continuing operations	(10,058,530)	(4,506,278)
Interest income	855,241	464,706
Interest expense	(1,186)	—
Foreign currency transaction gains, net	30,150	33,399
Other income (loss), net	(21,179)	48,587

Loss from continuing operations before provision for income taxes	(9,195,504)	(3,959,586)
Provision for income taxes	8,813	1,557

Net loss from continuing operations	(9,204,317)	(3,961,143)
Discontinued operations:
Gain on sale from discontinued operations	164,970	—
Loss from discontinued operations	—	(587,143)

Net loss	$(9,039,347)	$(4,548,286)

Basic:
Continuing operations	$(0.35)	$(0.16)
Discontinued operations	0.00	(0.02)

Net loss per share	$(0.35)	$(0.18)

Weighted average shares outstanding:
Basic and diluted	26,112,186	25,842,519

See accompanying notes

DISCOVERY PARTNERS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Operating activities
Net loss	$(9,039,347)	$(4,548,286)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	1,049,344	1,313,056
Stock based compensation	179,873	284,400
Impairment of long-lived assets	3,225,282	1,000,000
Restructuring expense	1,572,976	129,672
Gain on sale of discontinued operations	(164,970)	—
Loss on disposal of fixed assets	1,735	1,208
Realized (gain) loss on investments	(522)	77,633
Change in operating assets and liabilities:
Accounts receivable	3,099,201	7,077,519
Inventories	(119,795)	(819,621)
Other current assets	272,225	526,131
Accounts payable and accrued expenses	(281,317)	(2,208,069)
Restructuring accrual	(1,388,602)	(93,805)
Deferred revenue	(949,055)	2,165,631
Deferred rent	(53,106)	1,302

Net cash provided by (used in) operating activities	(2,596,078)	4,906,771
Net cash provided by operating activities from discontinued operations	—	1,115,377
Investing activities
Purchases of property and equipment	(873,628)	(486,266)
Proceeds from sale of discontinued operations	73,700	—
Other assets	—	(576,991)
Purchase of patents, license rights and prepaid royalties	—	(2,274)
Purchases of short term investments	(6,465,724)	(5,995,801)
Proceeds from sales and maturity of short term investments	10,726,548	23,439,519

Net cash provided by investing activities	3,460,896	16,378,187
Net cash used in investing activities from discontinued operations	—	(36,969)
Financing activities
Net proceeds from issuance of common stock	24,431	153,291

Net cash provided by financing activities	24,431	153,291
Effect of exchange rate changes	(3,759)	(3,192)

Net increase in cash and cash equivalents	885,490	22,513,465
Cash and cash equivalents at beginning of period	24,231,257	13,148,242

Cash and cash equivalents at end of period	$25,116,747	$35,661,707

Supplemental disclosure of cash flow information
Interest paid	$1,186	$—

Income taxes paid	$10,386	$2,000

Supplemental schedule of non cash investing and financing activities
Unrealized gain (loss) on investments	$(3,091)	$67,581

Common stock received in payment of notes receivable	$—	$36,750

Purchases of property and equipment also included in accounts payable at period end	$(375,000)	$—

Repurchase/forfeiture of restricted stock	$—	$452,000

See accompanying notes

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

MARCH 31, 2006

1. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States for complete financial statements. The condensed consolidated balance sheet as of March 31, 2006, condensed consolidated statements of operations for the three months ended March 31, 2006 and 2005, and the condensed consolidated statements of cash flows for the three months ended March 31, 2006 and 2005 are unaudited, but include all adjustments (consisting of normal recurring adjustments and adjustments related to impairment charges and restructuring costs as described in Note 7 and Note 9), which Discovery Partners International, Inc. (the Company) considers necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented. The results of operations for the three months ended March 31, 2006 shown herein are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. Information included in Note 11 herein should be considered when evaluating the Company’s financial results. For more complete financial information, these financial statements, and notes thereto, should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2005 included in this joint proxy statement/prospectus.

The condensed consolidated financial statements include all of the accounts of the Company and its wholly owned subsidiaries: Discovery Partners International AG (DPI AG), which wholly owns Discovery Partners International GmbH (DPI GmbH); ChemRx Advanced Technologies, Inc.; Xenometrix, Inc.; Discovery Partners International L.L.C. (DPI LLC); Structural Proteomics, Inc. (substantially inactive); Systems Integration Drug Discovery Company, Inc. (substantially inactive) and Irori Europe, Ltd. (substantially inactive). All intercompany accounts and transactions have been eliminated.

The consolidated financial statements have been recast to reflect the results of operations, financial positions and cash flows of our former instrumentation product lines as discontinued operations. The amounts included in the results for discontinued operations consist of revenues, cost of sales and operating expenses associated with the former operations of the instrumentation product lines excluding any allocations for facilities and other corporate support. All footnotes included herein exclude the amounts related to the assets and liabilities sold as part of the instrumentation product lines.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, such as inventory, property and equipment, patent and license rights, and restructuring accruals, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain amounts related to stock based compensation reported in prior periods have been reclassified to conform to current year presentation requirements.

2. Net Loss Per Share

Basic and diluted net loss per share is presented in conformity with Statement of Financial Accounting Standard No. 128, “Earnings per Share” (FAS 128). In accordance with FAS 128, basic net loss per share has been computed by dividing net loss by the weighted average number of shares of common stock outstanding during

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

MARCH 31, 2006

the period, less shares subject to repurchase. In loss periods, common stock equivalents are excluded from the computation of diluted net loss per share as their effect would be anti-dilutive. The total number of shares issuable upon exercise of stock options and rights to acquire restricted stock excluded from the calculation of diluted earnings per share since they are anti-dilutive were 2,692,680 and 3,506,466 for the three months ended March 31, 2006 and 2005, respectively.

3. Change in Accounting Method for Share-Based Compensation

In December 2004, the Financial Accounting Standards Board (FASB) revised Statement of Financial Accounting Standards No. 123 (FAS 123R), “Share-Based Payment,” which establishes accounting for share-based awards exchanged for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period. On April 14, 2005, the U.S. Securities and Exchange Commission adopted a new rule amending the effective dates for FAS 123R. In accordance with the new rule, the Company adopted the accounting provisions of FAS 123R beginning in the first quarter of fiscal 2006.

Under FAS 123R, share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period. The Company adopted the provisions of FAS 123R on January 1, 2006, the first day of the Company’s fiscal year 2006, using a modified prospective application, which provides for certain changes to the method for valuing share-based compensation. Under the modified prospective application, prior periods are not revised for comparative purposes. The valuation provisions of FAS 123R apply to new awards and to awards that are outstanding on the effective date and subsequently modified or cancelled. Estimated compensation expense for awards outstanding at the effective date will be recognized over the remaining service period using the compensation cost calculated for pro forma disclosure purposes under FASB Statement No. 123, “Accounting for Stock-Based Compensation” (FAS 123).

Upon the adoption of FAS 123R, the Company has elected to continue to use the Black-Scholes-Merton valuation model in estimating the fair value of equity awards. The Company’s option grants are simplistic in nature and generally vest under service provisions. The Company does not allow for the exercise of options prior to vesting (after January 1, 2003), they are not transferable nor do they allow for hedging. There were no options granted during the three months ended March 31, 2006.

On November 10, 2005, the FASB issued FASB Staff Position (FAS 123R-3), “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards.” The Company has elected to adopt the alternative transition method provided in this FASB Staff Position for calculating the tax effects of share-based compensation pursuant to FAS 123R. The alternative transition method includes a simplified method to establish the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee share-based compensation, which is available to absorb tax deficiencies recognized subsequent to the adoption of FAS 123R. We are in the process of determining whether to adopt the alternative transition method provided in FAS 123R-3 for calculating the tax effects of share-based compensation pursuant to FAS 123R.

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

MARCH 31, 2006

Total estimated share-based compensation expense, related to all of our share-based awards, recognized under FAS 123R for the quarter ended March 31, 2006 was comprised of the following:

Three Months Ended March 31, 2006
Cost of sales	$7,611
Selling, general and administrative	172,262

Share-based compensation expense before taxes	179,873

Related income tax benefits	—
Share-based compensation expense	$179,873

Net share-based compensation expense per basic common share	$(0.01)

Share-based compensation expense recognized under FAS 123R for the quarter ended March 31, 2006 included $36,616 from stock options and $143,257 related to restricted stock awards. The Company maintains a net operating loss carryforward as of March 31, 2006, therefore, no excess tax benefits for the tax deductions related to share-based awards were recognized in the condensed consolidated statement of operations. Additionally, no incremental tax benefits were recognized from stock options exercised in the quarter ended March 31, 2006, which would have resulted in a reclassification to reduce net cash provided by operating activities with an offsetting increase in net cash provided by financing activities. Share-based compensation expense, related to stock options, was not recognized during the quarter ended March 31, 2005. As of March 31, 2006, $916,149 of total unrecognized compensation costs related to non-vested awards is expected to be recognized on a straight-line basis over a modified requisite service period ending August 1, 2006, as determined in April 2006 based on strategic events further described below.

On March 30, 2006, the Board of Directors of the Company approved various retention agreements that, among other things, provide for the acceleration of vesting of 100% of unvested restricted stock in the event of a change in control, or if a change of control has not occurred by such date, December 31, 2006. This resulted in a modification to the original terms of the vesting provisions in the restricted stock agreements, however, no change in the number of shares awarded. In accordance with FAS 123R, we reassessed any incremental valuation change in the modified award and concluded there was none (the fair value of the award on March 30, 2006 is less than the fair value at date of original grant). The Company also assessed the change in the vesting provisions and determined while the original service based vesting provisions of the awards were probable to be achieved, the added performance based vesting provisions are more likely to occur in advance of the service provisions based on the announcement of the Company’s entering into the Agreement and Plan of Merger and Reorganization dated April 11, 2006 (the “Merger Agreement”) by and among the Company, Darwin Corp. and Infinity Pharmaceuticals, Inc. and the transaction related thereto (the “Merger”). In connection with the Merger, the Company is seeking to dispose of all of its current operating assets on or before the closing of the Merger. The Company anticipates the Merger will close on or about August 1, 2006, subject to stockholder approval. Management believes the Merger of the Company to be probable of occurring which would result in the acceleration of vesting of the outstanding equity based awards subject to vesting provisions. As a result, the unrecognized compensation cost at April 11, 2006 will be recognized prospectively over the revised requisite service period ending August 1, 2006 for all outstanding equity awards. There is no cumulative effect adjustment as the modification would not change the grant date fair values or the quantity of awards to be recognized.

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

MARCH 31, 2006

Pro Forma Information under FAS 123 for Periods Prior to Fiscal 2006.

Through fiscal 2005, the Company accounted for share-based awards to employees using the intrinsic value method in accordance with APB 25 and related interpretations and provided the required pro forma disclosures of FAS 123. Under the intrinsic value method, no share-based compensation expense had been recognized in the Company’s consolidated statement of operations for share-based awards to employees, other than compensation related to restricted stock awards, because the exercise price of the Company’s stock options granted to employees equaled the fair market value of the underlying stock at the date of grant.

The following table summarizes the pro forma effect on the Company’s net loss and per share data if the Company had applied the fair value recognition provisions of FAS 123 to share-based employee compensation for the three months ended March 31, 2005. In the pro forma information required under FAS 123 for the periods prior to fiscal 2006, the Company accounted for forfeitures using an estimated forfeiture rate based on historical trends.

Three Months Ended March 31, 2005
Net loss, as reported	$(4,548,286)
Deduct: Total share-based employee compensation expense determined under fair value based method for stock options and shares under the employee stock purchase plan	(1,449,134)

Pro forma net loss	$(5,997,420)

Net loss per share
Basic and diluted—as reported	$(0.18)
Basic and diluted—pro forma	$(0.23)

4. Employee Benefit Plans

Stock Options

In November 1995, the Company adopted the 1995 Stock Option/Stock Issuance Plan, under which 2,350,000 shares of common stock were reserved for issuance of stock and stock options granted by the Company. In July 2000, the Company adopted the 2000 Stock Incentive Plan (the “Plan”) as the successor plan to the 1995 Stock Option/Stock Issuance Plan. Under the Plan 3,300,000 shares of common stock were reserved, including shares rolled over from its 1995 Plan. The Plan provides for the grant of incentive and non-statutory options. The exercise price of options must equal at least the fair value on the date of grant. The options generally vest over a four-year period. Options granted prior to January 1, 2003 are exercisable immediately, subject to the Company’s right of repurchase. Options granted after January 1, 2003 are exercisable as the options vest. All options expire no later than ten years after the date of grant.

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

MARCH 31, 2006

A summary of the Company’s stock option activity and related information is as follows:

	Three Months Ended March 31, 2006
	Options	Weighted- Average Exercise Price
Outstanding at beginning of period	2,767,075	$5.32
Granted	—	—
Exercised	(1,000)	1.50
Forfeited	(669,840)	5.09

Outstanding at end of period	2,096,235	$5.40

Exercisable	1,998,632	$5.56

Following is a further breakdown of the options outstanding as of March 31, 2006:

Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Life in Years	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price of Options Exercisable
$ 0.20 – 2.50	56,000	2.9	$1.80	56,000	$1.80
$ 2.51 – 5.00	932,388	6.4	$3.50	787,827	$3.53
$ 5.01 – 12.00	1,095,172	6.0	$6.47	1,072,130	$6.48
$12.01 – 24.00	82,675	4.5	$19.15	82,675	$19.15

	2,166,235			1,998,632

Exercise prices for options outstanding as of March 31, 2006 ranged from $0.20 to $24.00 per share. The weighted-average remaining contractual life of those options is approximately 6.1 years. The weighted-average fair value of the options granted during the three months ended March 31, 2005 was $4.43 per share. There were no options granted in the first quarter of fiscal 2006. The intrinsic value of the options granted, outstanding and exercised during the three months ended March 31, 2006 are immaterial.

Employee Stock Purchase Plan

In June 2000, the Board of Directors and stockholders adopted the Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan permits eligible employees to purchase common stock at a discount, but only through payroll deductions, during defined offering periods. The price at which stock is purchased under the Purchase Plan is equal to 85% of the fair market value of the common stock on the first or last day of the offering period, whichever is lower. In addition, the Purchase Plan provides for annual increases of shares available for issuance under the Purchase Plan beginning with fiscal 2001. Employee participation in the Purchase Plan commenced August 1, 2002. Pursuant to the Purchase Plan, the participating employees purchased 11,079 shares of the Company’s common stock during the three months ended March 31, 2006.

Restricted Stock Awards

The Company awarded 142,500 shares of restricted stock and rights to acquire 700,000 shares of restricted stock in August 2003, July 2004 and April 2005, collectively, pursuant to the Company’s 2000 Stock Incentive

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

MARCH 31, 2006

Plan to certain of the Company’s key employees. The restricted stock and rights to acquire restricted stock, awarded in 2003, vest in annual installments over a four-year period. The restricted stock and rights to acquire restricted stock awarded in 2004 and 2005, will vest at the end of five years from the grant date except that vesting can be accelerated if certain performance conditions are met. On March 30, 2006, restricted stock awards for a total of 45,000 shares were granted to certain of the Company’s key employees pursuant to the Company’s 2000 Stock Incentive Plan. The stock awards will vest in annual installments over a four-year period. The fair value of these awards totaled $109,350, the value of the Company’s stock on the date of grant. Share-based compensation related to these awards will be recognized over the requisite service period on a straight-line basis.

The Company recorded stock-based compensation expense, for continuing operations, relating to restricted stock awards of $143,257 and $284,400 for the three months ended March 31, 2006 and 2005, respectively.

Stockholder Rights Agreement

On February 13, 2003, the Company’s Board of Directors adopted a Rights Agreement (the “Agreement”). The Agreement provides for a dividend distribution of one preferred share purchase right for each outstanding share of the Company’s common stock held of record at the close of business on February 24, 2003. The rights are not currently exercisable. Under certain conditions involving an acquisition or proposed acquisition by any person or group holding 15 percent or more of the Company’s outstanding common stock, the rights permit the holders to purchase from the Company one unit consisting of one-thousandth of a share of the Company’s Series A junior participating preferred stock at a price of $19.00 per unit, subject to adjustment. Under certain conditions, the rights may be redeemed by the Company’s Board of Directors in whole, but not in part, at a price of $0.01 per right.

On April 11, 2006, the Board of Directors of the Company approved an amendment to the Agreement dated as of February 13, 2003. The amendment provides that the provisions of the Agreement shall not apply to the execution, delivery or performance of the Merger Agreement, the voting agreements in connection therewith or any definitive agreement entered into in connection therewith, or the consummation of the transactions contemplated thereby. The rights will continue to trade with the Company’s common stock, unless and until they are separated upon the occurrence of certain future events.

Common Shares Reserved For Future Issuance

At March 31, 2006 common shares reserved for future issuance consist of the following:

Stock and stock options	3,943,605
Employee stock purchase plan	2,316,828

6,260,433

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

MARCH 31, 2006

5. Comprehensive Loss

SFAS No. 130, Reporting Comprehensive Income, requires the Company to report, in addition to net income or loss, comprehensive income or loss and its components. A summary follows:

	Three Months Ended
	March 31, 2006	March 31, 2005
Comprehensive loss:
Foreign currency translation adjustment	$39,090	$(306,147)
Unrealized loss on investments	(3,091)	(67,581)
Net loss	(9,039,347)	(4,548,286)

Comprehensive loss	$(9,003,348)	$(4,922,014)

6. Inventory

Inventories are recorded at the lower of weighted average cost or market. Inventories consist of the following:

	March 31, 2006	December 31, 2005
Raw materials	$208,804	$457,752
Work-in-process	623,435	400,546
Finished goods	17,359,676	17,359,676

	18,191,915	18,217,974
Less reserves	(17,491,825)	(17,639,132)

	$700,090	$578,842

7. Property and Equipment

Property and equipment consists of the following:

	March 31, 2006	December 31, 2005
Furniture and equipment	$23,326,515	$23,710,779
Software	1,887,217	1,902,692
Leasehold improvements	5,730,097	5,719,965

	30,943,829	31,333,436
Less accumulated depreciation and amortization	(25,990,626)	(23,382,671)

	$4,953,203	$7,950,765

Property and equipment are stated at cost and depreciated over the estimated useful lives of the assets (three to seven years) or the term of the related lease, whichever is shorter, using the straight-line method. Maintenance and repairs are charged to operations as incurred. Depreciation and amortization expense of property and equipment totaled $1,062,220 and $881,086 for the three months ended March 31, 2006 and 2005, respectively. Any costs related to satisfying contractual obligations upon the retirement or abandonment of assets is measured at fair value at the time of purchase of the asset and recorded as a long-term liability and an additional cost of the asset. Such amounts are recognized in line with depreciation expense.

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

MARCH 31, 2006

During the fourth quarter of 2005, the Company announced the restructuring of its chemistry operations in South San Francisco in connection with the non-renewal of its chemistry collaboration with Pfizer (representing 54% of its revenues in 2005). This event required the reevaluation of the recoverability of the gross carrying value of the long-lived assets used in this facility. The Company identified property and equipment that would cease to be used beyond the first quarter of fiscal 2006 (the period when the restructuring would be complete). The change to the estimate of the useful lives of these assets resulted in $202,934 of accelerated depreciation charges recognized in the fourth quarter of fiscal 2005 and $222,200 for the three months ended March 31, 2006.

In connection with the financial statement close process, the Company determined that an impairment charge was required, and the Company recorded a non-cash impairment charge of $3.2 million, representing long-lived assets, consisting primarily of property, plant and equipment, of certain operating units. The inherent risk in maintaining ongoing operations with our employee and customer base and the reduced probability of entering into drug discovery collaborations while concurrently pursuing various strategic transactions (including the Company’s proposed merger with Infinity Pharmaceuticals, Inc.) required the evaluation of impairment of the Company’s long-lived assets. The Company considered all available evidence and developed estimates of the future cash generating capacity and the future expenditures associated with the various operating asset groups. The results indicated that more than one operating asset group are expected to generate negative cash flows and would not recover their carrying value. Therefore, the fair value of these long-lived assets was deemed to be zero. The Company believes there are currently one or more viable alternatives that would not lead to a loss on the recoverability of the remaining long-lived assets at March 31, 2006.

8. Intangible Assets

Intangible assets consist of the following:

	March 31, 2006			December 31, 2005
	Gross Carrying Value	Accumulated Amortization	Net	Gross Carrying Value	Accumulated Amortization	Net
Patents	$1,864,293	$(1,180,231)	$684,062	$1,864,293	$(1,146,586)	$717,707
License rights	6,667	(6,667)	—	6,667	(6,667)	—

Total intangible assets	$1,870,960	$(1,186,898)	$684,062	$1,870,960	$(1,153,253)	$717,707

Amortization expense related to amortizable intangible assets was $33,645 and $376,288 for the three months ended March 31, 2006 and 2005, respectively. During 2005 the Company sold patents in connection with the sale of its instrumentation product lines that resulted in a reduction of the gross carrying value of patents of $1.0 million.

During 2005, the Company recorded $4.7 million in impairment charges on intangible long-lived assets. Approximately $3.7 million of the impairment charges related to the prepaid royalty to Abbott Laboratories related to the µARCS screening technology. In connection with the restructuring of the chemistry operations the Company decided to discontinue the commercialization of the µARCS screening technology. All available evidence was considered and determined that no further benefit would be realized by use of this asset in current revenue generating or operating activities nor would any future cash flows be generated by use of this asset. In addition, $1.0 million of impairment charges, recognized in the first quarter of fiscal 2005, related to patent rights to a proprietary gene profiling system that is licensed and enables the Company to offer toxicology research

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

MARCH 31, 2006

products and services. The loss of a customer required the reevaluation of the recoverability of the gross carrying value of the asset. The Company considered all available evidence and developed estimates based on historical rates of attrition of the customer base, future cash generating capacity and future expenditures necessary to maintain the asset. An expected present value technique, in which a series of cash flow scenarios that reflect the range of possible outcomes were discounted to estimate the fair value of the asset.

The estimated amortization expense of intangible assets for the remaining nine-month period in fiscal 2006 and for each of the five succeeding years ending December 31 is as shown in the following table. Actual amortization expense to be reported in future periods could differ from these estimates as a result of acquisitions, divestitures, asset impairments and other factors.

2006	$100,935
2007	134,580
2008	134,580
2009	134,580
2010	134,580
2011	44,807

$684,062

9. Restructuring Accrual

In November 2005, the Company announced the conclusion of discussions with Pfizer around a new collaboration for services in the design and development of compounds exclusively for Pfizer. With the absence of a new contract with Pfizer, the Company initiated the process of reducing its chemistry operational capacity in a restructuring of its South San Francisco facility. Under the restructuring plan, 50 employees were involuntarily terminated, including scientific, operational and administrative staff. Restructuring charges totaled approximately $1.6 million for the three months ended March 31, 2006 and a total of $2.5 million since initiation of this restructuring plan. The Company required all employees to render service for a minimum of 60 days to receive termination benefits. As a result, the fair value of the obligation was determined on the date of communication to the employee and is recognized over the service period. In determining costs to consolidate excess facilities, the Company estimates the fair value of the obligation at the cease-use date based on the remaining lease rentals, reduced by estimated future sublease rentals that could be reasonably obtained for the property, even if the Company is unsuccessful in entering into a sublease. Liabilities related to the consolidation of excess facilities are recorded when the premises have been vacated. Moving, relocation and other costs related to consolidation of facilities are expensed as incurred and are included in operating expenses. The Company expects to utilize lease accruals related to this event by December 2008.

In April 2003, the Company announced that it would consolidate its domestic chemistry facilities into two locations: in South San Francisco for primary screening library design and synthesis programs and in San Diego for lead optimization and medicinal chemistry projects. Restructuring charges, related to this consolidation plan, totaled $1,985,354, of which $129,672 was charged during the three months ended March 31, 2005. All final payments were made under this restructuring plan in fiscal 2005.

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

MARCH 31, 2006

Restructuring charges were comprised of the following:

	Three Months Ended March 31,
	2006	2005
Severance and Retention Bonuses for Involuntary Employee Terminations	$534,321	$—
Costs to Exit Certain Contractual and Lease Obligations	1,038,655	129,672

Total Restructuring Expense	$1,572,976	$129,672

The following table summarizes the activity and balances of the restructuring reserve:

	Severance and Retention Bonuses for Involuntary Employee Terminations	Costs to Exit Certain Contractual and Lease Obligations	Total
Balance at December 31, 2004	$—	$293,929	$293,929
Reserve Established	927,890	112,368	1,040,258
Utilization of reserve:
Payments	—	(406,297)	(406,297)

Balance at December 31, 2005	927,890	—	927,890
Reserve Established	534,321	1,038,655	1,572,976
Utilization of reserve:
Payments	(1,410,796)	—	(1,410,796)

Balance at March 31, 2006	$51,415	$1,038,655	$1,090,070

The restructuring accrual is reflected on the condensed consolidated balance sheet at March 31, 2006 as a current restructuring accrual of $697,022 and within other long term liabilities totaling $393,048. The Company expects to incur additional restructuring charges associated with severance obligations as continued services are performed in the second quarter of 2006 of approximately $84,000. Amounts recorded in the first quarter of 2006 related to lease obligations are based on estimates of potential sublease income that may be reasonably obtained and are subject to change for actual sublease income as it occurs.

10. Revenues by Product Category

The Company operates in one industry segment: the development and marketing of services to make the drug discovery process more efficient, less expensive and more likely to generate a drug target. Such services include libraries of drug-like compounds, drug discovery services, compound management services, computational tools to generate compound libraries, and testing and screening services to optimize potential drugs. Additionally, the Company licenses proprietary gene profiling systems. The Company’s services are complementary, and share the same customers and marketing strategies. In addition, in making operating and strategic decisions, the Company’s management evaluates revenues based on the worldwide revenues of each type of service, and profitability on an enterprise-wide basis. Revenue by service category is as follows:

	Three Months Ended
	March 31, 2006	March 31, 2005
Chemistry services	$2,085,591	$5,151,339
Screening services	2,148,204	1,510,304
Other licenses and services	105,000	72,083

Total revenues	$4,338,795	$6,733,726

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

MARCH 31, 2006

A total of 21% and 19% for the three months ended March 31, 2006 and 2005, respectively of revenue came from the National Institutes of Health (NIH).

11. Discontinued Operations

On October 7, 2005, the Company entered into an Asset Purchase Agreement with IRORI Discovery, Inc., now known as Nexus Biosystems (Nexus), pursuant to which the Company agreed to sell certain assets and liabilities to Nexus, including the IRORI® chemical synthesis products, the Crystal Farm® automated protein crystallization products, and the Universal Store™ compound storage systems products for a purchase price of $1,901,580, inclusive of a purchase price adjustment. Nexus is a California company whose Chief Executive Officer, John Lillig, was previously the Chief Technology Officer, Vice President and General Manager, Discovery Systems for the Company. The sale of net assets pursuant to the Asset Purchase Agreement was completed on October 12, 2005. The sale price for the assets was effectively based on the total book value of the net assets and the cash cost of operations for the assets sold through the closing date. As of March 31, 2006, the Company had received $1,810,310 in proceeds from Nexus for payment of the net assets. The remaining amount due of $91,270 is included in other current assets within the balance sheet at March 31, 2006 and was received in April 2006. The Company recognized a gain on sale of the net assets of $164,970 for the three months ended March 31, 2006 and an aggregate gain on sale of $558,869.

The Company’s condensed consolidated financial statements and related notes contained herein have been recast to reflect the financial position, results of operations and cash flows of the instrumentation product lines as a discontinued operation. The Company did not account for its instrumentation product lines as a separate legal entity. Therefore, the following selected financial data for the Company’s discontinued operations is presented for informational purposes only and does not necessarily reflect what the net sales or earnings would have been had the businesses operated as a stand-alone entity. The financial information for the Company’s discontinued operations excludes allocations of certain of the Company’s assets, liabilities and expenses to the discontinued operations, such as facility charges. These amounts have been excluded from discontinued operations on the basis that these assets, liabilities and expenses were not transferred in the sale of these product lines and are considered by management to reflect most fairly or reasonably the incremental results of operations that were sold.

The following tables set forth, for the periods indicated, selected financial data of the Company’s discontinued operations:

Selected Financial Data for Discontinued Operations

Three Months Ended March 31, 2005
(In thousands)
Revenues	$334
Cost of revenues	158

Gross margin	176
Research and development	564
Selling, general and administrative	199

Total operating expenses	763

Loss from discontinued operations	$(587)

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

MARCH 31, 2006

12. Significant Events

On March 30, 2006 the Compensation Committee of our Board of Directors approved a severance and retention bonus plan. The purpose of the plan is to align the Company’s severance policy with other similarly situated companies in the market and to provide an incentive for the Company’s key employees, including certain key executive officers to remain with the Company throughout the process of considering and implementing strategic initiatives, which may include the sale of our assets and merger or acquisition transactions.

Under the plan, each employee will be entitled to receive severance benefits consisting of a lump sum cash payment equal to a certain number of months of the employee’s base salary, together with COBRA coverage and outplacement services, if the employee is terminated without cause. If an employee is a party to an existing change of control agreement with the Company, then the terms of the change in control agreement will apply to a termination in connection with a change of control. Under the plan, certain key employees, including certain key executive officers will be entitled to receive a retention bonus consisting of a cash amount based on the employee’s employment level (up to $25,000) with specific incremental percentages of the aggregate amount earned upon achievement of applicable milestones so long as the employee remains employed with the Company (or its successor in a change in control). If an employee remains employed with the Company (or its successor in a change in control) through December 31, 2006, the Company will pay to such employee the total cash amount of the retention bonus upon December 31, 2006. If the employee’s employment with the Company is terminated without cause by the Company (or its successor in a change in control) on or prior to December 31, 2006, the Company will pay to such employee the total cash amount of the retention bonus upon the date of such termination. If the employee’s employment with the Company is terminated for cause by the Company (or its successor in interest in a change in control) on or prior to December 31, 2006, such employee will not be entitled to any of the retention bonus. If the employee’s employment with the Company ends on or before December 31, 2006 for any reason other than termination without cause or termination for cause by the Company (or its successor in a change in control), upon the date of such termination, the Company will pay to such employee only that portion of the total cash amount that has been earned for milestones achieved prior to the date of such termination.

If all eligible employees were awarded payments under the plan and under existing change of control agreements in connection with a change of control followed by termination of such employee, total awards would aggregate approximately $3.9 million, with approximately $3.6 million in cash payments and 463,250 shares of the Company’s common stock from the acceleration of vesting. If all eligible employees were awarded payments under the plan not in connection with a change in control, total awards would aggregate approximately $3.1 million, with approximately $2.8 million in cash payments and 463,250 shares of the Company’s common stock from the acceleration of vesting.

On April 11, 2006, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Infinity Pharmaceuticals, Inc. (“Infinity”), a privately owned biopharmaceutical company, and Darwin Corp., a new wholly owned subsidiary of the Company. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Infinity will merge with and into Darwin Corp., with Infinity as the surviving corporation, becoming a wholly owned subsidiary of the Company. As a result of the Merger, each outstanding share of Infinity capital stock will be converted into the right to receive shares of the Company’s common stock. Under the terms of the Merger Agreement, the Company will issue, and Infinity securityholders will be entitled to receive, in a tax-free exchange, shares of the Company’s common stock such that Infinity securityholders will own approximately 69.1% of the combined

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

MARCH 31, 2006

company on a pro forma basis and the Company’s stockholders will own approximately 30.9%. The Merger Agreement provides that the conversion ratios for Infinity’s capital stock are subject to upward and downward adjustment based on the Company’s net cash balance at the closing of the Merger. If the Company’s net cash balance at the closing of the Merger is below $70 million, the Merger Agreement provides for adjusting the conversion ratios to increase the number of shares of the Company’s common stock issued to former Infinity securityholders. As a result, Infinity’s securityholders may receive additional shares of the Company’s common stock as merger consideration, and consequently the Company’s stockholders may be further diluted as a result of the Merger. These percentages are calculated based on other assumptions as well, and changes in these assumptions could also cause Infinity’s securityholders to receive additional shares of the Company’s common stock as Merger consideration. If the Company’s net cash balance at the closing of the Merger is below $60 million, Infinity may elect to not consummate the Merger. In such event, neither party would owe the other a termination fee. The Merger is subject to customary closing conditions, including approval by the Company’s stockholders of the issuance of the Company’s common stock in the Merger. The Company anticipates the Merger will be completed in the third quarter of 2006. The Merger Agreement contains certain termination rights for both the Company and Infinity, and further provides that, upon termination of the Merger Agreement under specified circumstances, either party may be required to pay the other party a termination fee of $6.0 million.

On April 19, 2006, the Compensation Committee of the Board of Directors of the Company approved a severance and retention bonus package for our Acting Chief Executive Officer, Michael C. Venuti, Ph.D. The purpose of the package is to align Dr. Venuti’s severance and retention benefits with those of certain of other key executive officers and to provide an incentive for Dr. Venuti to remain with the Company throughout the process of considering and implementing various strategic initiatives. Certain provisions of Dr. Venuti’s retention package could be triggered by the consummation of the transactions described in the Merger Agreement.

Under the retention package, Dr. Venuti will be entitled to receive severance benefits consisting of a lump sum cash payment equal to 6 months of his base salary of $351,500 in the event of a liquidation of the Company, together with 6 months COBRA coverage and 3 months of outplacement services, if Dr. Venuti is terminated by the Company without cause. The terms of Dr. Venuti’s change in control agreement will apply to a termination in connection with a change of control. In addition, Dr. Venuti will be entitled to receive a retention bonus consisting of a cash amount of up to $25,000 with specific incremental percentages of the aggregate amount earned upon achievement of applicable milestones so long as Dr. Venuti remains employed with the Company (or its successor in a change in control). If Dr. Venuti remains employed with the Company (or its successor in a change in control) through December 31, 2006, the Company will pay to Dr. Venuti the total cash amount of the retention bonus upon December 31, 2006. If Dr. Venuti’s employment with the Company is terminated without cause by the Company (or its successor in a change in control) on or prior to December 31, 2006, the Company will pay to Dr. Venuti the total cash amount of the retention bonus upon the date of such termination. If Dr. Venuti’s employment with the Company is terminated for cause by the Company (or its successor in interest in a change in control) on or prior to December 31, 2006, Dr. Venuti will not be entitled to any of the retention bonus. If Dr. Venuti’s employment with the Company ends on or before December 31, 2006 for any reason other than termination without cause or termination for cause by the Company (or its successor in a change in control), upon the date of such termination, the Company will pay to Dr. Venuti only that portion of the total cash amount that has been earned for milestones achieved prior to the date of such termination.

Dr. Venuti shall have the vesting of any existing restricted stock grants held by him accelerated so that such grants shall be fully vested upon a change in control of the Company. In the event of a liquidation of the Company, the vesting of half of any existing restricted stock grants held by Dr. Venuti will be accelerated so that such grants shall be fully vested, resulting in fifty percent (50%) of Dr. Venuti’s restricted stock grants being fully vested at such time. Restricted share awards outstanding for Dr. Venuti totaled 200,000 at March 31, 2006.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Infinity Pharmaceuticals, Inc.

We have audited the accompanying balance sheets of Infinity Pharmaceuticals, Inc. as of December 31, 2004 and 2005, and the related statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Infinity Pharmaceuticals, Inc. at December 31, 2004 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/    ERNST & YOUNG LLP

Boston, Massachusetts

March 31, 2006, except for Note 16, as to which the date is April 11, 2006

Infinity Pharmaceuticals, Inc.

Balance Sheets

	December 31		March 31, 2006 (Unaudited)
	2004	2005
Assets
Current assets:
Cash and cash equivalents	$24,633,879	$9,442,756	$22,107,823
Available-for-sale securities	19,914,221	1,503,172	1,754,165
Accounts receivable	2,500,000	—	—
Unbilled accounts receivable	—	—	406,250
Notes receivable from employees	60,165	96,007	105,047
Prepaid expenses and other current assets	1,606,418	1,493,508	2,152,009

Total current assets	48,714,683	12,535,443	26,525,294

Property and equipment, net	11,316,908	9,899,657	9,077,123
Notes receivable from employees	73,021	117,023	166,761
Restricted cash	1,461,075	1,501,576	1,516,796
Deferred financing costs	155,386	102,160	83,317
Other assets	244,942	295,252	281,267

Total assets	$61,966,015	$24,451,111	$37,650,558

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$844,095	$659,285	$267,658
Accrued expenses	3,477,926	6,355,454	6,727,564
Deferred revenue	2,500,000	1,028,250	4,778,250
Current portion of long-term debt and capital leases	5,266,578	3,717,796	3,546,330

Total current liabilities	12,088,599	11,760,785	15,319,802

Deferred revenue	—	—	10,937,500

Other liabilities	—	475,000	475,000

Long-term debt and capital leases, less current portion	4,046,605	2,041,348	6,069,888

Total liabilities	16,135,204	14,277,133	32,802,190

Stockholders’ equity:
Series A Convertible Preferred Stock, $.0001 par value; 9,000,000 shares authorized, 8,134,999 shares issued and outstanding (liquidation preference: $12,202,498)	814	814	814
Series B Convertible Preferred Stock, $.0001 par value; 24,866,667 shares authorized, 19,473,336 shares issued and outstanding (liquidation preference: $73,025,010)	1,947	1,947	1,947
Series C Convertible Preferred Stock, $.0001 par value; 11,111,112 shares authorized, 11,111,112 shares issued and outstanding (liquidation preference: $50,000,004)	1,111	1,111	1,111
Series D Convertible Preferred Stock, $.0001 par value; 1,000,000 shares authorized, 1,000,000 shares issued and outstanding (liquidation preference: $5,000,000)	—	—	100
Common stock, $.0001 par value; 80,022,221 shares authorized, 11,423,540, 12,335,002 and 12,443,752 shares issued and outstanding in 2004 and 2005, respectively	1,144	1,234	1,245
Additional paid-in capital	136,442,783	137,074,243	142,582,959
Treasury stock, at cost	—	—	(2,813)
Accumulated deficit	(90,487,905)	(126,857,133)	(137,736,738)
Deferred stock compensation	(81,446)	(46,197)	—
Accumulated other comprehensive loss	(47,637)	(2,041)	(257)

Total stockholders’ equity	45,830,811	10,173,978	4,848,368

Total liabilities and stockholders’ equity	$61,966,015	$(24,451,111)	$(37,650,558)

See accompanying notes.

Infinity Pharmaceuticals, Inc.

Statements of Operations

	Years Ended December 31			For the Three Months Ended March 31 (Unaudited)
	2003	2004	2005	2005	2006
Collaborative research and development revenue	$152,100	$—	$521,750	$—	$718,750
Operating expenses:
Research and development	24,404,982	28,396,188	31,459,596	7,032,227	9,678,019
General and administrative	7,776,652	5,289,931	5,530,046	1,399,848	1,972,700
Restructuring expenses	1,296,306	—	—	—	—

Total operating expenses	33,477,940	33,686,119	36,989,642	8,432,075	11,650,719

Loss from operations	(33,325,840)	(33,686,119)	(36,467,892)	(8,432,075)	(10,931,969)

Interest expense	(882,475)	(1,004,590)	(784,290)	(225,700)	(141,880)
Interest and investment income	357,971	602,859	882,954	258,508	194,244

Net loss	$(33,850,344)	$(34,087,850)	$(36,369,228)	$(8,399,267)	$(10,879,605)

See accompanying notes.

Infinity Pharmaceuticals, Inc.

Statements of Stockholders’ Equity

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Deferred Stock Compensation	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2002	8,134,999	$814	11,803,340	$1,180	—	$—	9,530,375	$953	$56,579,425	$—	$(22,549,711)	$(154,738)	$—	$33,877,923
Issuance of Series B Convertible Preferred Stock, net of issuance costs ($344,175)			7,669,996	767					28,417,542					28,418,309
Issuance of Series B warrants in connection with the equipment line									99,396					99,396
Issuance of Series C Convertible Preferred Stock, net of issuance costs ($10,865)					5,555,555	555			24,988,580					24,989,135
Automatic 1-for-10 conversion of Series B Convertible Preferred Stock to common stock due to investors failure to participate in the final drawdown			(133,334)	(13)			13,334	1	12					—
Issuance of Series B Convertible Preferred Stock pursuant to modification of arrangement			133,334	13			(13,334)	(1)	494,923					494,935
Issuance of restricted stock and exercise of stock options							1,636,572	163	301,125			(147,984)		153,304
Restricted stock issued in prior years that vested in the year									180,638					180,638
Repurchase and retirement of common stock							(742,580)	(74)	(121,148)	(19,660)		13,321		(127,561)
Stock compensation expense—modification of an award									36,974					36,974
Amortization of stock compensation expense												102,715		102,715
Compensation expense on variable stock awards									85,429					85,429
Comprehensive loss:
Unrealized loss on marketable securities													(2,938)	(2,938)
Net loss											(33,850,344)			(33,850,344)

Comprehensive loss														(33,853,282)

Balance at December 31, 2003	8,134,999	$814	19,473,336	$1,947	5,555,555	$555	10,424,367	$1,042	$111,062,896	$(19,660)	$(56,400,055)	$(186,686)	$(2,938)	$54,457,915

Infinity Pharmaceuticals, Inc.

Statements of Stockholders’ Equity—(Continued)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Deferred Stock Compensation	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2003	8,134,999	$814	19,473,336	$1,947	5,555,555	$555	10,424,367	$1,042	$111,062,896	$(19,660)	$(56,400,055)	$(186,686)	$(2,938)	$54,457,915
Issuance of Series B warrants in connection with the equipment line									77,807					77,807
Issuance of Series C Convertible Preferred Stock, net of issuance costs ($15,928)					5,555,557	556			24,983,522					24,984,078
Issuance of restricted stock and exercise of stock options							1,463,678	148	96,123					96,271
Restricted stock issued in prior years that vested in the year									162,164					162,164
Repurchase and retirement of common stock							(464,505)	(46)	(54,285)	19,660				(34,671)
Stock compensation expense—modification of an award									7,460			4,628		12,088
Amortization of stock compensation expense									(20,164)			100,612		80,448
Compensation expense on variable stock awards									127,260					127,260
Comprehensive loss:
Unrealized loss on marketable securities													(44,699)	(44,699)
Net loss											(34,087,850)			(34,087,850)

Comprehensive loss														(34,132,549)

Balance at December 31, 2004	8,134,999	$814	19,473,336	$1,947	11,111,112	$1,111	11,423,540	$1,144	$136,442,783	$—	$(90,487,905)	$(81,446)	$(47,637)	$45,830,811

Infinity Pharmaceuticals, Inc.

Statements of Stockholders’ Equity—(Continued)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Deferred Stock Compensation	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2004	8,134,999	$814	19,473,336	$1,947	11,111,112	$1,111	11,423,540	$1,144	$136,442,783	$—	$(90,487,905)	$(81,446)	$(47,637)	$45,830,811
Issuance of Series B warrants in connection with the equipment line									38,755					38,755
Issuance costs related to Series C Convertible Preferred Stock									(13,546)					(13,546)
Issuance of restricted stock and exercise of stock options							1,028,246	102	342,291					342,393
Restricted stock issued in prior years that vested in the year									171,533					171,533
Repurchase and retirement of common stock							(116,784)	(12)	(44,366)					(44,378)
Stock compensation expense—modification of an award									1,046					1,046
Amortization of stock compensation expense												35,249		35,249
Compensation expense on variable stock awards									135,747					135,747
Comprehensive loss:
Unrealized gain on marketable securities													45,596	45,596
Net loss											(36,369,228)			(36,369,228)

Comprehensive loss														(36,323,632)

Balance at December 31, 2005	8,134,999	$814	19,473,336	$1,947	11,111,112	$1,111	12,335,002	$1,234	$137,074,243	$—	$(126,857,133)	$(46,197)	$(2,041)	$10,173,978

See accompanying notes.

Infinity Pharmaceuticals, Inc.

Statements of Stockholders’ Equity—(Continued)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Deferred Stock Compensation	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2005	8,134,999	$814	19,473,336	$1,947	11,111,112	$1,111	$—	$—	12,335,002	$1,234	$137,074,243	$—	$(126,857,133)	$(46,197)	$(2,041)	$10,173,978
Issuance of Series D Convertible Preferred Stock							1,000,000	100			4,999,900					5,000,000
Issuance of restricted stock and exercise of stock options									108,750	11	33,785					33,796
Restricted stock issued that vested in the year											38,742					38,742
Repurchase of common stock												(2,813)				(2,813)
Stock-based compensation expense											482,486					482,486
Reversal of deferred compensation											(46,197)			46,197		—
Comprehensive loss:
Unrealized gain on marketable securities															1,784	1,784
Net loss													(10,879,605)			(10,879,605)

Comprehensive loss																(10,877,821)

Balance at March 31, 2006 (unaudited)	8,134,999	$814	19,473,336	$1,947	11,111,112	$1,111	1,000,000	$100	12,443,752	$1,245	$142,582,959	$(2,813)	$(137,736,738)	$—	$(257)	$4,848,368

Infinity Pharmaceuticals, Inc.

Statements of Cash Flows

	Years Ended December 31			For the Three Months Ended March 31 (Unaudited)
	2003	2004	2005	2005	2006
Operating activities
Net loss	$(33,850,344)	$(34,087,850)	$(36,369,228)	$(8,399,267)	$(10,879,605)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,898,661	3,738,486	3,746,238	985,903	867,230
Noncash stock-based compensation	724,315	235,853	172,042	43,451	482,486
Loan forgiveness	113,696	44,087	89,139	17,625	36,025
Loan reserve	140,405	—	—	—	—
Loss (gain) on sale of property and equipment	16,230	13,403	(1,821)	3,631	—
Amortization of deferred financing costs	101,781	127,007	122,921	30,302	26,575
Interest income on restricted cash	(23,100)	(20,835)	(40,501)	(7,258)	(15,220)
Interest income on employee loans	(17,565)	(8,983)	(7,418)	(1,410)	(1,936)
Changes in operating assets and liabilities:
Accounts receivable and unbilled accounts receivable	—	(2,500,000)	2,500,000	2,500,000	(406,250)
Prepaid expenses and other assets	(433,630)	(306,636)	31,660	(459,284)	(652,251)
Accounts payable	(708,579)	363,054	(184,810)	(544,174)	(391,627)
Accrued expenses and other liabilities	206,746	430,781	2,574,060	698,247	410,853
Deferred revenue	—	2,500,000	(521,750)	—	14,687,500

Net cash provided by (used in) operating activities	(30,831,384)	(29,471,633)	(27,889,468)	(5,132,234)	4,163,780
Investing activities
Purchases of property and equipment	(6,277,938)	(3,461,171)	(2,348,250)	(1,282,046)	(44,696)
Proceeds from sale of property and equipment	40,000	83,615	21,084	6,000	—
Purchases of available-for-sale securities	(34,025,402)	(15,979,456)	(16,909,362)	(11,220,210)	(1,749,207)
Maturities of available-for-sale securities	5,100,000	24,943,000	35,366,000	7,416,000	1,500,000

Net cash provided by (used in) investing activities	$(35,163,340)	$5,585,988	$16,129,472	$(5,080,256)	$(293,903)

Infinity Pharmaceuticals, Inc.

Statements of Cash Flows—(Continued)

	Years Ended December 31			For the Three Months Ended March 31 (Unaudited)
	2003	2004	2005	2005	2006
Financing activities
Proceeds from sale of Series B Convertible Preferred Stock, net of issuance costs	$28,418,322	$—	$—	$—	$—
Proceeds from sale of Series C Convertible Preferred Stock, net of issuance costs	24,989,135	24,984,078	(13,546)	(13,546)	—
Proceeds from sale of Series D Convertible Preferred Stock, net of issuance costs	—	—	—	—	5,000,000
Proceeds from issuances of common stock	174,159	96,271	342,401	4,711	33,796
Repurchase of common stock	(71,305)	(34,671)	(44,378)	(11,966)	(2,813)
Restricted cash used for letter of credit	(465,000)	—	—	—	—
Release of restricted cash	851,684	204,530	—	—	—
Proceeds from debt	—	—	—	—	5,000,000
Proceeds from equipment loan	6,567,943	3,892,972	1,959,622	438,947	—
Payments on equipment loan	(2,743,282)	(4,454,246)	(5,431,465)	(1,318,123)	(1,107,974)
Capital lease financing	—	306,050	43,371	—	—
Capital lease payments	—	(39,111)	(125,567)	(28,443)	(34,952)
Repayment of employee loans	34,233	65,108	20,435	—	2,133
New employee loans	(104,000)	(95,811)	(182,000)	(94,000)	(95,000)

Net cash provided by (used in) financing activities	57,651,889	24,925,170	(3,431,127)	(1,022,420)	8,795,190

Net increase (decrease) in cash and cash equivalents	(8,342,835)	1,039,525	(15,191,123)	(11,234,910)	12,665,067
Cash and cash equivalents at beginning of period	31,937,189	23,594,354	24,633,879	24,633,879	9,442,756

Cash and cash equivalents at end of period	$23,594,354	$24,633,879	$9,442,756	$13,398,969	$22,107,823

Supplemental cash flow disclosure
Interest paid	$806,362	$896,517	$692,673	$198,458	$123,038

See accompanying notes.

Infinity Pharmaceuticals, Inc.

Notes to Financial Statements

December 31, 2005

1. Nature of Business and Organization

Infinity Pharmaceuticals, Inc. (the Company) was incorporated in the State of Delaware on February 7, 2001. The Company is developing targeted therapies for the treatment of cancer and related conditions discovered by the Company through the use of its innovative small molecule chemistry technologies.

The Company has generated an accumulated deficit as of March 31, 2006 of approximately $138 million since inception, and will require substantial additional capital for research and product development. The future success of the Company is dependent on its ability to obtain additional working capital to develop and market its products and ultimately upon its ability to attain future profitable operations. There can be no assurance that the Company will be able to obtain necessary financing to successfully develop and market its products or attain successful future operations. Further, the Company is subject to risks associated with emerging biotechnology companies. Primary among these risks is competition from other entities involved with drug discovery and the success of the Company’s efforts to develop and market future products. The Company believes its cash and cash equivalents and available-for-sale securities totaling $23.9 million at March 31, 2006, the financial resources from the collaboration agreement entered into on February 24, 2006 (See Note 16) and the debt executed on March 31, 2006 (See Note 16) provide sufficient resources to fund operations for a period of at least one year from the balance sheet date at December 31, 2005. In addition, as further described in Note 16, in April 2006 the Company executed a merger agreement that, if consummated, will provide significant additional financial resources to the Company.

2. Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Financial Information

The balance sheet as of March 31, 2006, statements of operations for the three months ended March 31, 2005 and 2006, statement of stockholders’ equity for the three months ended March 31, 2006 and the statements of cash flows for the three months ended March 31, 2005 and 2006 are unaudited, but include all adjustments (consisting of normal recurring adjustments), which the Company considers necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented.

Cash and Cash Equivalents and Available-for-Sale Securities

Cash equivalents and available-for-sale marketable securities primarily consist of money market funds, United States government agency obligations and corporate bonds. The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. Cash equivalents, which comprise money market funds, are stated at cost, which approximates fair value. The fair value of these securities is based on quoted market prices.

Management determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designation at each balance sheet date. Marketable securities at December 31, 2004 and 2005 are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains

Infinity Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2005

and losses reported in a separate component of other comprehensive income (loss) within stockholders’ equity. The cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in interest and investment income. There were no realized gains and losses on available-for-sale securities during December 31, 2004 and 2005. The cost of securities sold is based on the specific identification method. Interest income and dividends on securities classified as available-for-sale are included in interest and investment income.

The Company had $19,914,221 and $1,503,172 in available-for-sale securities at December 31, 2004 and 2005, respectively. Interest and dividend income amounted to $257,668, $508,556, and $683,932 for the years ended December 31, 2003, 2004 and 2005, respectively.

Concentrations of Credit Risk

Statement of Financial Accounting Standard (SFAS) No. 105, Disclosure of Information About Financial Instruments With Off-Balance-Sheet Risk and Financial Instruments With Concentration of Credit Risk, requires disclosure of any significant off-balance sheet risk or credit risk concentration.

The Company has no significant off-balance sheet risk.

The financial instruments that potentially subject the Company to concentrations of credit risk are cash and cash equivalents, available-for-sale securities, and accounts receivable. The majority of the Company’s cash and cash equivalents and available-for-sale securities are maintained with well-known, established financial institutions. The Company does not believe it is exposed to any significant credit risk on these funds.

A receivable from one strategic alliance partner represented 100% of the receivable balance at December 31, 2004.

Segment Information

SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, establishes standards for the way that public business enterprises report information about operating segments in their financial statements. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers.

The Company makes operating decisions based upon performance of the Company as a whole and utilizes the financial statements for decision making. The Company operates in one business segment, which focuses on drug discovery and development.

Property and Equipment

Property and equipment are stated at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of the respective assets. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss, if any, is included in current operations. Amortization of leasehold improvements is included in depreciation expense. Repairs and maintenance charges that do not increase the useful life of the assets are charged to operations as incurred. Property and equipment are depreciated on a straight-line basis over the following periods:

Laboratory equipment	5 years
Computer equipment and software	3 years
Leasehold improvements	Shorter of life of lease or useful life of asset
Furniture and fixtures	7 years

Infinity Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2005

Impairment of Long-Lived Assets

Consistent with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of, when impairment indicators exist, the Company evaluates its long-lived assets for potential impairment. Potential impairment is assessed when there is evidence that events or changes in circumstances have occurred that indicate that the carrying amount of an asset may not be recovered.

Recoverability of these assets is assessed based on undiscounted expected future cash flows from the assets, considering a number of factors, including past operating results, budgets and economic projections, market trends, and product development cycles. An impairment in the carrying value of each asset is assessed when the undiscounted expected future cash flows derived from the asset are less than its carrying value. The Company noted no indicators of impairment during any period presented in these financial statements.

Revenue Recognition

Revenues to date have been generated by research collaboration agreements and, accordingly, the Company recognizes revenue in accordance with the Securities and Exchange Commission’s (SEC) Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition and Emerging Issues Task Force (EITF) No. 00-21, Revenue Arrangements With Multiple Deliverables.

The Company’s revenues are generated primarily through collaborative research, development and commercialization agreements. The terms of the agreements may include payment to the Company of non-refundable up-front license fees, funding of research and development efforts, milestone payments and/or royalties on product sales.

Agreements containing multiple elements are divided into separate units of accounting if certain criteria are met, including whether the delivered element has stand-alone value to the customer and whether there is objective and reliable evidence of fair value of the undelivered obligation(s). The consideration received is allocated among the separate units based on their respective fair values or the residual method, and the applicable revenue recognition criteria are applied to each of the separate units.

The Company recognizes revenues from non-refundable, up-front license fees on a straight-line basis over the contracted or estimated period of performance, which is typically the research or development term. Research and development funding is recognized as earned over the period of effort.

Substantive non-refundable milestones are recognized as earned when the corresponding payment is reasonably assured and the Company has evidence of fair value for its remaining obligations, if any. The Company evaluates whether milestones are substantive at the inception of the agreement based on the contingent nature of the milestone, specifically reviewing factors such as the technological risk that must be overcome as well as the level of effort and investment required to achieve the milestone. Milestones that are not considered substantive and do not meet the separation criteria are accounted for as license payments and recognized on a straight-line basis over the remaining period of performance.

Royalty revenue is recognized based upon actual and estimated net sales of licensed products in licensed territories as provided by the licensee and is recognized in the period the sales occur. No royalty revenues have been recognized to date.

Research and Development Expense

The Company accounts for research and development costs in accordance with SFAS No. 2, Accounting for Research and Development Costs, which requires that expenditures be expensed to operations as incurred.

Infinity Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2005

Research and development expenses comprise costs incurred in performing research and development activities, including salaries and benefits, facilities costs, allocated overhead costs, clinical trial costs, and contract services.

Income Taxes

Pursuant to SFAS No. 109, Accounting for Income Taxes, the liability method is used to account for income taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and income tax basis of assets and liabilities, as well as net operating loss carryforwards, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences reverse. Deferred tax assets are reduced by a valuation allowance to reflect the uncertainty associated with their ultimate realization.

Comprehensive Loss

SFAS No. 130, Reporting Comprehensive Income, establishes rules for the reporting and the display of comprehensive income (loss) and its components. Components of the Company’s comprehensive loss include net loss and unrealized gains and losses on available-for-sale securities.

Stock-Based Compensation

At December 31, 2003, 2004, and 2005, the Company had one stock-based employee compensation plan, which is described more fully in Note 12. Through December 31, 2005, the Company has accounted for this plan under SFAS No. 123, Accounting for Stock-Based Compensation, electing to use the intrinsic value recognition and measurement principles of Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations as provided by SFAS No. 123 and enhanced disclosures as required by SFAS No. 148, Stock-Based Compensation Transition and Disclosure. Stock-based employee compensation cost of $140,151, $85,504, and $122,160 is reflected in net loss for the years ended December 31, 2003, 2004, and 2005, respectively, for options granted under those plans that were subject to variable accounting.

The Company has applied the recognition provisions of SFAS No. 123 and EITF No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Connection With Selling Goods or Services, for all stock option grants to nonemployees. Stock-based non-employee compensation cost of $89,229, $150,349 and $49,882 is reflected in net loss for the years ended December 31, 2003, 2004 and 2005, for awards issued under the Company’s stock incentive plans.

The following table illustrates the effect on net loss as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

	Years Ended December 31			For the Three Months Ended March 31, 2005 (Unaudited)
	2003	2004	2005
Net loss, as reported	$(33,850,344)	$(34,087,850)	$(36,369,228)	$(8,399,267)
Add total employee stock-based compensation expense included in net loss	140,151	85,504	122,160	27,361
Deduct total employee stock-based compensation expense determined under fair value-based method for all awards	(247,319)	(400,556)	(553,221)	(95,742)

Pro forma net loss	$(33,957,512)	$(34,402,902)	$(36,800,289)	$(8,467,648)

Infinity Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2005

The fair value of the options was estimated at the date of grant using the Black-Scholes valuation model using the following weighted-average assumptions:

	December 31,			March 31, 2005 (Unaudited)
	2003	2004	2005

Risk-free interest rate	3.0%	4.25%	4.5%	4.5%
Dividend yield	—	—	—	—
Expected volatility	95%	70%	70%	70%
Expected life	10 years	9 years	9 years	9 years

The Black-Scholes valuation model was developed for use in estimating the fair value of equity awards, which have no vesting restrictions and are fully transferable. Option valuation models require the input of highly subjective assumptions, including the expected stock price volatility.

The Company determined the expected volatility by using an average expected volatility from comparable public companies. For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options vesting period on a straight-line basis.

The Company has never declared cash dividends on any of its capital stock and does not expect to do so in the foreseeable future.

In December 2004, the Financial Accounting Standards Board (FASB) revised SFAS No. 123 with SFAS No. 123(R), Share-Based Payment, which establishes accounting for share-based awards exchanged for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period.

Under SFAS No. 123(R), share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period. The Company has no awards with market or performance conditions. The Company adopted the provisions of SFAS No. 123(R) on January 1, 2006, using a modified prospective application, which provides for certain changes to the method for valuing share-based compensation. Under the modified prospective application, prior periods are not revised for comparative purposes. The valuation provisions of SFAS No. 123(R) apply to new awards, unvested awards that are outstanding on the effective date and awards subsequently modified or cancelled. Estimated compensation expense for unvested awards outstanding at the effective date will be recognized over the remaining service period using the compensation cost previously calculated for pro forma disclosure purposes under FASB Statement No. 123.

On March 31, 2006, the Company forgave the outstanding nonrecourse loans (See Note 16) resulting in a modification of the awards accounted for under SFAS No. 123(R). The modification resulted in compensation expense of $510,000, of which $347,000 was recognized immediately as part of the awards were vested, and the remaining expense of $163,000 will be recognized over the remaining vesting term.

Total stock-based compensation expense, related to all equity awards, recognized under SFAS No. 123(R) for the quarter ended March 31, 2006, comprised the following (unaudited):

Three Months Ended March 31, 2006
Research and development	$239,182
General and administrative	243,304

Stock-based compensation expense	$482,486

Infinity Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2005

Stock-based compensation expense recognized under SFAS No. 123(R) for the quarter ended March 31, 2006 included $80,785 from stock options and $401,701 related to restricted stock awards associated with the forgiveness of nonrecourse loans of which approximately $347,000 resulted from the modification of fully vested awards. As of March 31, 2006, $1,151,219 of total unrecognized compensation costs, which includes $163,000 of unrecognized compensation expense associated with the forgiveness of the nonrecourse loans, is expected to be recognized on a straight-line basis over approximately four years.

The fair value of the options under SFAS 123(R) at March 31, 2006 was estimated using the Black Scholes valuation model using the following assumptions:

Stock Options
March 31, 2006
(Unaudited)
Risk-free interest rate	4.8%
Dividend yield	—
Expected volatility	65.1%
Expected life	5.06

SFAS No. 123(R) requires the application of an estimated forfeiture rate to current period expense to recognize compensation expense only for those awards expected to vest. The Company estimates forfeitures based upon historical data, adjusted for known trends, and will adjust its estimate of forfeitures if actual forfeitures differ, or are expected to differ from such estimates. Subsequent changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of stock-based compensation expense in future periods. The Company used a forfeiture rate of 21.6% for the quarter ended March 31, 2006.

The Company uses historical employee exercise and option expiration data to estimate the expected term assumption for the Black-Scholes grant date valuation. The Company believes that this historical data is currently the best estimate of the expected term of the new option, and that generally our employees exhibit similar exercise behavior.

Upon the adoption of SFAS No. 123(R), the Company has elected to continue to use the Black-Scholes valuation model in estimating the fair value of equity awards. There were 1,157,727 options granted during the three months ended March 31, 2006.

Determination of the fair value of the Company’s common stock

The Company’s common stock has never been publicly traded. Prior to December 31, 2005, the fair value of the Company’s common stock for accounting purposes was determined by the board of directors with input from management. Historically, the Company did not obtain contemporaneous valuations by an unrelated valuation specialist because, at the time of the issuances of stock options prior to December 31, 2005, the financial resources for doing so were limited and because its board was able to consider a number of relevant facts and circumstances in determining the fair value of such awards, as further described below.

Because the Company is not profitable and does not have significant revenue, it believes that a key factor used to determine changes in its fair value is the stage of, and changes in, its clinical pipeline. In the biotechnology and pharmaceutical industries, the progression of a drug candidate from preclinical development into clinical trials and the progression from one phase of clinical trials to the next may increase the enterprise’s

Infinity Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2005

fair value. In addition to this factor, the board determined the fair market value of the Company’s common stock based on other objective and subjective factors, including:

•	the board’s knowledge and experience in valuing early-stage life sciences companies;

•	comparative values of public companies discounted for the risk and limited liquidity provided for in the shares subject to options that the Company was issuing;

•	pricing of private sales of the Company preferred stock;

•	prior valuations of stock grants; and

•	the effect of events that have occurred between the times of such board determinations; and

•	economic trends in the biotechnology and pharmaceutical industries, specifically, and also economic trends generally.

As of and since December 31, 2005, the Company engaged, for the first time, an unrelated valuation specialist to perform contemporaneous estimations of the fair value of the Company’s common stock, which is referred to herein as the valuation, as of December 31, 2005 and again as of March 10, 2006, which the board used in their determination of the fair value of the Company’s common stock (the March 2006 valuation was performed in order to estimate, on a contemporaneous basis, the increase in the Company’s value created by the collaboration with Novartis entered into in late February 2006). In performing the valuation analysis and arriving at an estimate of fair value of the business enterprise (enterprise value), the market approach was used. Specifically, the valuation specialist used the guideline company approach. The cost approach was not used in the analysis because companies within the pharmaceutical industry are not asset-intensive and are highly focused on intangible research and development results. The income approach was not utilized because the Company is in the clinical trial stage and is only generating negative cash flows. The enterprise value was allocated to the different classes of the Company’s equity instruments using the Probability-Weighted Expected Return method.

The Company also used the results of the valuation of the fair value of its common stock to reassess the values that it had established prior to December 31, 2005 in connection with the issuance of equity awards. The Company determined that the enterprise value and the underlying estimated fair value of its common stock assigned during 2005 were reasonable in relation to that per the valuation as of December 31, 2005. Further, the Company similarly reassessed the estimated fair values assigned prior to 2005 and also found them to be reasonable in light of the December 31, 2005 valuation.

The Company also reassessed the enterprise value and the fair value of its underlying equity securities as of December 31, 2005 and the quarter ended March 31, 2006 in relation to the implied enterprise value of the Company inherent in its planned business combination with Discovery Partners. The Company found that such implied value corroborated the valuation results and consequently, the Company’s estimate of the fair value of its common stock at December 31, 2005 and March 10, 2006 appeared reasonable based on an implied enterprise value of the Company of approximately $162 million inherent in the merger with Discovery Partners.

Infinity Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

March 31, 2006

During the fifteen-month period ended March 31, 2006, the Company granted stock options and restricted stock as follows:

	Options		Restricted stock
Grants made during the quarter ended:	Number granted	Weighted average exercise price	Number granted	Weighted average exercise price	Weighted average fair value per share	Intrinsic value
March 31, 2005	270,997	$0.44	71,250	$0.45	$0.45	$2,710
June 30, 2005	2,407,267	$0.45	726,964	$0.45	$0.45	—
September 30, 2005	60,000	$0.45	61,500	$0.45	$0.45	—
December 31, 2005	80,614	$0.45	42,766	$0.45	$0.45	—
March 31, 2006 (unaudited)	1,157,727	$0.77	—	$0.45	$0.77	—

	3,976,605	$0.55	902,480	$0.45	$0.53

3. Cash and Cash Equivalents and Available-for-Sale Securities

A summary of cash and cash equivalents and available-for-sale marketable securities held by the Company as of December 31, 2004 and 2005 is as follows:

	December 31, 2004
	Cost	Unrealized Gains	Unrealized Losses	Fair Value
Cash and cash equivalents:
Cash and money market funds	$24,633,879	$—	$—	$24,633,879

Total cash and cash equivalents	24,633,879	—	—	24,633,879

Available-for-sale marketable securities:
Corporate bonds:
Due within 1 year	18,969,723	—	(47,802)	18,921,921

	18,969,723	—	(47,802)	18,921,921
Government agency bonds:
Due within 1 year	992,135	165	—	992,300

Total available-for-sale marketable securities	19,961,858	165	(47,802)	19,914,221

Total cash and cash equivalents, and available-for-sale marketable securities	$44,595,737	$165	$(47,802)	$44,548,100

	December 31, 2005
	Cost	Unrealized Gains	Unrealized Losses	Fair Value
Cash and cash equivalents:
Cash and money market funds	$9,442,756	$—	$—	$9,442,756

Total cash and cash equivalents	9,442,756	—	—	9,442,756

Available-for-sale marketable securities:
Corporate bonds:
Due within 1 year	1,505,213	—	(2,041)	1,503,172

Total available-for-sale marketable securities	1,505,213	—	(2,041)	1,503,172

Total cash and cash equivalents and available-for-sale marketable securities	$10,947,969	$—	$(2,041)	$10,945,928

Infinity Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2005

4. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	December 31
	2004	2005
Prepaid software maintenance	$259,624	$477,927
Prepaid rent	445,799	463,525
Other	900,995	552,056

Total prepaid expenses and other assets	$1,606,418	$1,493,508

5. Property and Equipment

Property and equipment consist of the following:

	December 31
	2004	2005
Laboratory equipment	$10,349,760	$12,252,345
Computer hardware and purchased software	4,278,116	4,500,720
Office equipment and furniture and fixtures	592,168	585,024
Leasehold improvements	3,347,797	3,399,054
Construction-in-progress	186,809	7,324

	18,754,650	20,744,467
Less accumulated depreciation	(7,437,742)	(10,844,810)

	$11,316,908	$9,899,657

During 2003, the Company disposed of certain laboratory equipment, which had a historical cost of $84,011 and accumulated depreciation of $27,781 for proceeds of $40,000, resulting in a loss on the sale of $16,230.

During 2004, the Company disposed of certain laboratory and computer equipment, which had a cost of $326,861 and accumulated deprecation of $229,843 for proceeds of $83,615, resulting in a loss on the sale of $13,403.

In 2004, the Company leased certain computer equipment under capital lease arrangements, totaling $306,050; related accumulated amortization at December 31, 2004 and 2005 was $51,008 and $122,420, respectively. Substantially, all of such leases are for two years with annual interest at rates of 8.2%. The lease equipment secures all leases.

During 2005, the Company disposed of certain laboratory and computer equipment, which had a cost of $35,432 and accumulated deprecation of $16,169 for proceeds of $21,084, resulting in a gain on the sale of $1,821.

In 2005, the Company leased additional computer equipment under capital lease arrangements, totaling $43,371; related accumulated amortization at December 31, 2005 was $8,674. Substantially, all of such leases are for two years with annual interest at rates of 8.2%. The lease equipment secures all leases.

6. Restricted Cash

At December 31, 2004 and 2005, the Company held approximately $1.5 million in restricted cash. The balance is held on deposit with a bank to collateralize a standby letter of credit in the name of the facility landlord in accordance with the facility lease agreement (See Note 8).

Infinity Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2005

7. Accrued Expenses

Accrued expenses consisted of the following:

	December 31
	2004	2005
Accrued rent	$1,623,923	$1,692,974
Accrued payment to strategic alliance partner	—	475,000
Accrued drug manufacturing costs	—	884,007
Accrued toxicology studies	—	601,773
Accrued compensation and benefits	472,701	542,233
Accrued software license fees	420,600	769,949
Unvested restricted stock	308,334	325,433
Other	652,368	1,064,085

Total accrued expenses	$3,477,926	$6,355,454

8. Commitments and Contingencies

Facility Lease

The Company leases its office and laboratory space under a noncancelable facility lease agreement entered into on July 2, 2002, expiring in January 2013. The Company has two consecutive rights to extend the term of the facility lease for five years under each extension. These extensions can be exercised by the Company on the same terms and conditions under the original lease by giving the landlord notice nine months before the term of the lease expires.

Future minimum payments, excluding operating costs and taxes, under the facility lease, are approximately as follows:

Facility Lease
Years Ending December 31:
2006	$4,191,467
2007	4,317,211
2008	4,446,728
2009	4,580,130
2010	4,717,534
Thereafter	9,438,130

Total minimum lease payments	$31,691,200

Rent expense of approximately $4,820,697, $4,342,383, and $4,321,507, before considering sublease income, was incurred during 2003, 2004, and 2005, respectively. During the years ended December 2003, 2004, and 2005, the Company subleased a portion of its facility space for total sublease income of $185,962, $385,167, and $498,240, respectively. This sublease income has been recorded as an offset to rental expense in the statement of operations. Future minimum sublease income under noncancelable leases is as follows:

Facility Sublease Income
Years Ending December 31:
2006	$537,903
2007	503,872

Total minimum lease payments	$1,041,775

Infinity Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2005

As part of the facility lease, the Company issued a warrant to the landlord to purchase up to 119,000 shares of Series B Convertible Preferred Stock (Note 12).

Equipment Loans and Capital Leases

In December 2001, the Company secured an equipment loan agreement with two banks allowing for borrowings of up to an aggregate amount of $5 million to finance the purchase of certain equipment. Interest is charged at the U.S. Treasury note yield plus 6.5%. Amounts borrowed under this agreement are collateralized by the equipment financed through the respective loans. There are no borrowings available under the equipment loan agreement at December 31, 2005. The outstanding loan balance at December 31, 2005 was $245,628. As part of the agreement in 2001, the Company issued warrants to purchase shares of Series A Convertible Preferred Stock (See Note 12).

In September 2002, the Company secured an equipment loan agreement with a finance company allowing for borrowings of up to an aggregate of $5 million to finance the purchase of certain equipment. The line was increased by $500,000 during 2003 under the same terms. Interest is charged between 9.91% and 10.26% depending on whether the note is for laboratory or other equipment as stated in each borrowing agreement. Amounts borrowed under this agreement are collateralized by the equipment financed through the respective loans. There are no borrowings available under the equipment loan agreement at December 31, 2005. The outstanding loan balance at December 31, 2005 was $1,260,077. As part of this agreement, the Company issued warrants to purchase shares of Series B Convertible Preferred Stock (See Note 12).

In December 2002, the Company secured an equipment financing agreement with a finance company allowing for financings of up to an aggregate of $6 million to finance the acquisition of certain equipment. Interest is charged between 8% and 10% and may fluctuate depending on whether the note is for laboratory or other equipment and when the funds are drawn down by the Company. Amounts borrowed under this agreement are collateralized by the equipment financed through the respective loans. March 2004, the equipment line was increased to $9 million. In January 2005, the equipment line was increased to $12 million. As part of this agreement, the Company issued warrants to purchase shares of Series B Convertible Preferred Stock (See Note 12). On August 11, 2004, the Company executed a Master Lease Agreement with the above finance company allowing for leases to be created for equipment financing under the total equipment line of $12 million. Borrowings still available to be drawn under the equipment loan and Master Lease Agreement at December 31, 2005 aggregated $2,982,101. The outstanding loan balance at December 31, 2005 was $4,253,439.

Capital leases obligations and equipment loan maturities are as follows:

	Capital Leases	Equipment Loans
Years Ended December 31:
2006	$154,007	$3,573,599
2007	41,597	1,626,596
2008	—	374,205

Total	195,604	5,574,400

Less amount representing interest	(10,860)	—

Amounts excluding interest	184,744	5,574,400
Less current portions	(144,197)	(3,573,599)

Capital lease obligations and equipment debt—long term portions	$40,547	$2,000,801

Infinity Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2005

9. Collaboration Agreements

In December 2004, Infinity entered into a technology access agreement with Johnson & Johnson Pharmaceutical Research & Development, a division of Janssen Pharmaceutica N.V., referred to as Johnson & Johnson (“J&J”). Pursuant to the agreement, Infinity granted to J&J a non-exclusive worldwide license to use certain Infinity small molecules in its own drug discovery efforts. Under the terms of the agreement, J&J paid Infinity an upfront license fee of $2.5 million. The license fee was billed and is included in accounts receivable and deferred revenue as of December 31, 2004. The license fee was paid to the Company in 2005 and is being recognized as the compounds are delivered to and accepted by J&J. As part of the J&J agreement, Johnson & Johnson Development Corporation, an affiliate of J&J, agreed to purchase 2,222,224 shares of Series C Preferred Stock at its fair value of $4.50 per share (See Note 12).

The Company earned $0 and $521,750 in revenue related to this Agreement during the years ended December 31, 2004 and 2005, respectively. In 2005, the Company and J&J amended this Agreement changing certain compound specifications and decreasing the number of compounds to be delivered under the amended agreement. As a result, the Company will refund to J&J the amount of the license fee related to the compounds that will not be delivered. The Company has recorded $950,000 for this refund in accrued expenses at December 31, 2005. The remaining $1 million is recorded in deferred revenue and will be recognized upon delivery of the compounds to J&J in 2006.

In November 2004, Infinity entered into an agreement with Novartis International Pharmaceuticals, Ltd. (“Novartis”) to jointly design a collection of novel small molecules to be synthesized by Infinity using its diversity oriented synthesis chemical technology platform. Novartis may use the resulting compound collection in its independent drug discovery efforts. Infinity has certain rights to use the resulting compound collection in its own drug discovery efforts. Novartis will pay Infinity up to $10.5 million for the successful delivery of compounds. The fee is being recognized as the compounds are delivered and accepted by Novartis. As of December 31, 2004 and 2005, the Company had not earned any revenue related to this Agreement as no compounds had shipped to Novartis and, therefore, no revenue had been recognized. As part of the Novartis Compound Agreement, Novartis Pharma AG an affiliate of Novartis agreed to purchase 3,333,333 shares of Series C Preferred Stock at its fair value of $4.50 per share (See Note 12).

In December 2003, Infinity entered into a technology access agreement with Amgen Inc. (“Amgen”). Pursuant to and in accordance with the terms of the agreement, Infinity granted to Amgen a non-exclusive worldwide license to use a proprietary collection of small molecules in its internal drug discovery activities. Amgen also agreed to make milestone and other success payments upon the achievement of specified research, development and commercialization objectives with respect to certain compounds, and to pay royalties on sales of such compounds. As of December 31, 2004 and 2005, the Company had not earned any revenue related to this collaboration agreement as no milestones have been reached. As part of this agreement, Amgen agreed to purchase 5,555,555 shares of Series C Preferred Stock at its fair value of $4.50 per share (See Note 12).

10. Restructuring

During 2003, the Company announced a cost rebalancing plan to decrease its ongoing cash expenses in certain areas of its business. Under the plan, the Company terminated 23 employees, primarily employees of the Company’s general and administrative group. During the year ended December 31, 2003, in accordance with SFAS No. 146, Accounting for Costs Associated With Exit or Disposal Activities, the Company recorded restructuring expenses of $1,296,306 related to this reduction in force. The charge recorded primarily represented severance costs, loan forgiveness, and fees for outplacement services, of which $1,154,445 was paid in 2003. In 2004, the remaining $141,861 accrued at December 31, 2003 was paid.

Infinity Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2005

11. Income Taxes

The significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31
	2004	2005
Deferred tax assets:
Net operating loss carryforwards	$35,179,335	$49,834,626
Tax credits	3,714,789	4,973,431
Prepaids and accrued expenses	910,532	1,198,667
Amortization	128,955	173,653
Other	1,098,733	622,207
Valuation allowance	(40,069,193)	(56,010,337)

	963,151	792,247

Deferred tax liabilities:
Depreciation	(963,151)	(792,247)

Net deferred tax assets	$—	$—

The Company has established a valuation allowance of $40,069,193 and $56,010,337 as of December 31, 2004 and 2005, respectively. The Company has recorded a valuation allowance against its deferred tax assets because management believes that it is more likely than not that these assets will not be realized. The valuation allowance increased by $15,941,144 in 2005 primarily as a result of net operating losses and tax credits.

At December 31, 2005, the Company has federal and state net operating loss carryforwards for income tax purposes of approximately $123,752,000 to offset future taxable income. The Company also has federal and state tax credits to offset future tax liability of approximately $3,095,000 and $2,846,000 respectively. Both the net operating losses and tax credits begin to expire in 2021 and 2006 for federal and state purposes, respectively. The net operating loss carryforwards and tax credits may be limited in the event of certain changes in ownership interest of significant stockholders under Internal Revenue Code Sections 382 and 383.

12. Stockholders’ Equity

Effective December 21, 2004, the Company amended and restated its certificate of incorporation to, among other things, increase the Company’s authorized capital stock from 106,088,888 to 125,000,000, of which 80,022,221 shall be common stock and 44,977,779 shall be preferred stock, par value $0.0001 per share.

Convertible Preferred Stock

During 2001, the Company sold 8,134,999 shares of Series A Convertible Preferred Stock (Series A), $.0001 par value, at a price of $1.50 per share. Proceeds to the Company were $12,125,449 (net of issuance costs of $77,050).

During 2002, the Company sold 11,803,340 shares of Series B Convertible Preferred Stock (Series B), $.0001 par value, at a price of $3.75 per share. Proceeds to the Company were $43,013,643 (net of issuance cost payments of $1,248,882).

During August 2003, the Company sold an additional 7,669,996 shares of Series B Convertible Preferred Stock (Series B), $.0001 par value, at a price of $3.75 per share, per the initial agreement. Proceeds to the

Infinity Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2005

Company were $28,418,309 (net of issuance costs of $344,175). One of the original Series B investors did not participate as contractually required in the final drawdown. As a result, in accordance with the Series B Agreement, the non-participating investor’s original Series B investment of 133,334 Series B shares was automatically converted into 13,334 shares of common stock. In December 2003, the Company issued to this investor 133,334 shares of Series B at par value $.0001, in return for 13,334 shares of common stock and the modification of a lease agreement. The Company recorded a charge of $494,922, which represented the net fair value of the Series B shares issued.

On December 19, 2003, the Company sold to Amgen (See Note 9) 5,555,555 shares of Series C Convertible Preferred Stock (Series C), $.0001 par value, at a price of $4.50 per share. Proceeds to the Company were $24,989,135 (net of issuance cost payments of $10,865).

On November 16, 2004, the Company sold to Novartis (See Note 9) 3,333,333 shares of Series C Convertible Preferred Stock (Series C), $.0001 par value, at a price of $4.50 per share. Proceeds to the Company were $14,984,070, (net of issuance cost payments of $15,928).

On December 22, 2004, the Company sold to J&J (See Note 9) 2,222,224 shares of Series C Convertible Preferred Stock (Series C), $.0001 par value, at a price of $4.50 per share. Proceeds to the Company were $9,986,462 (net of issuance cost payments of $13,546).

In each instance where the Company has issued convertible securities above, the conversion feature was evaluated with regard to EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios and EITF 00-27, Application of issue EITF 98-5 to Certain Convertible Instruments. Management determined that the conversion features, which provide for conversion on a one-for-one basis, in each instance did not contain a beneficial conversion given that the conversion feature at the commitment date was out-of-the-money because the preferred stock fair value was greater than that of the common stock into which it was convertible. Management performed a similar assessment with regard to the warrants to purchase convertible preferred stock (discussed below) and concluded that a beneficial conversion feature also did not exist with regard to any of the warrants issued.

Authorized and outstanding convertible preferred stock are as follows at December 31, 2005:

	Shares
	Authorized	Issued and Outstanding
Series
A	9,000,000	8,134,999
B	24,866,667	19,473,336
C	11,111,112	11,111,112

	44,977,779	38,719,447

The Company has reserved 57,777,779 shares of common stock for issuance upon conversion of Series A, B, and C Convertible Preferred Stock, exercise of stock awards under the 2001 Company’s Stock Incentive Plan and exercise of warrants.

Infinity Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2005

The holders of the Convertible Preferred Stock (Series A, B, and C) (collectively, the Preferred Stock) have the following rights:

Dividends

The holders of Series A and Series B are entitled to receive dividends prior and in preference to the holders of common stock and/or Series C at the rate of 6% of the per share purchase price, per annum, payable when, as and if declared by the Board of Directors (the Board). Such dividends are not cumulative.

The holders of Series C are entitled to receive dividends after declaration and payment of all preferential dividends to the holders of Series A and B, but prior and in preference to the holders of common stock, at the rate of 6% of the per share purchase price, per annum, payable when, as and if declared by the Board. Such dividends are not cumulative.

To date, no dividends have been declared or paid.

Conversion

At the stockholder’s option, each share of Series A, Series B, and Series C is convertible into such number of shares of common stock as determined by the conversion rate. The conversion rate is subject to adjustment in the event of certain dilutive issuances, such as stock splits, stock dividends, combinations, and recapitalizations. At December 31, 2005, each share of Series A, Series B, and Series C is convertible into one share of common stock.

Each share of Series A, Series B, and Series C is automatically convertible into shares of common stock upon the earlier to occur of (1) the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, yielding net proceeds to the Company of at least $35 million at an offering price of at least $6.00 per share (subject to adjustment in the event of certain dilutive issuances) or (2) the written election of the holders of at least two-thirds of the then-outstanding shares of both Series A, Series B, and Series C.

Voting

The holders of Series A, Series B, and Series C are entitled to a number of votes equal to the number of shares of common stock into which Series A, Series B, and Series C are then convertible.

Liquidation

In the event of any liquidation, dissolution, or winding-up of the Company, either voluntary or involuntary, the holders of Series B and Series C shall receive, in preference to the holders of Series A, or common stock, an amount equal to $3.75 per share (subject to adjustment in the event of certain dilutive issuances), plus any declared but unpaid dividends. Series A stockholders shall receive, in preference to the holders of common stock and Series C (as described below), an amount equal to $1.50 per share (subject to adjustment in the event of certain dilutive issuances), plus any declared but unpaid dividends. Series C stockholders shall receive, in preference to the holders of common stock, an amount equal to $.75 per share (subject to adjustment in the event of certain dilutive issuances), plus any declared but unpaid dividends. Upon completion of the distribution to the Series C holders, the remaining assets of the Company available for distribution shall be distributed to the holders of common stock on a pro rata basis.

Infinity Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2005

Warrants

In connection with executing the equipment loan agreement in December 2001 (See Note 8), the Company issued warrants to the lenders to purchase 133,333 shares of Series A Convertible Preferred Stock at $1.50 per share, which represented the fair value of a share of Series A at that time. The fair value of the warrants of $164,000 was estimated using the Black-Scholes valuation model assuming no expected dividends, a volatility of 75%, contractual life of ten years, and a risk-free interest rate of 5.5%. This amount has been reported as long-term deferred financing costs and is being amortized as interest expense over the life of the loans. None of these warrants have been exercised and all are still outstanding as of December 31, 2005.

In July 2002, the Company issued a warrant to purchase up to 119,000 shares of Series B Convertible Preferred Stock at a price of $3.75, which represented the fair value of a share of Series B at that time, in conjunction with the facility lease mentioned in Note 8 above. The fair value of $309,400 for the warrants was estimated using the Black-Scholes valuation model assuming no expected dividends, a volatility of 75%, a contractual life of ten years, and a risk-free interest rate of 5%. The amount was recorded in other noncurrent assets and is being amortized ratably over the lease period as rent expense. None of these warrants have been exercised and all are still outstanding as of December 31, 2005.

In connection with executing the Series B equity financing agreement in 2002 and 2003, the Company issued warrants to an unrelated company which assisted the Company in finding investors for the Series B financing. The warrants issued equaled 5% of the shares of equity securities issued to the introduced investors in connection with the financing at $3.75 per share, which represented the fair value of a share of Series B. The total warrants issued in 2003 and 2002 were 180,000 and 180,000, respectively. The fair value of the warrants issued in 2003 and 2002 were $587,340 and $538,200, respectively. The values were estimated using the Black-Scholes valuation model, and assumed a weighted-average risk-free rate of 3.89% and 3.05%, an expected warrant life equal to the term of the warrants (ten years), a stock volatility of 95% and 86%, and no dividends. The value of these warrants has been accounted for as issuance costs and as a reduction of the net proceeds of the Series B issuance. As of December 31, 2005, 360,000 warrants are outstanding and none have been exercised.

In connection with the September 2002 equipment loan agreement (See Note 8), the Company issued warrants to the lender to purchase shares of Series B Convertible Preferred Stock at $3.75 per share, which represented the fair value of a share of Series B, equal to 1.8% of the actual loan as it is drawn down. As of December 31, 2004 and 2005, there were 26,447 warrants issued and outstanding. The fair value of the warrants of $50,414 was estimated using the Black-Scholes valuation model, and has assumed a weighted-average risk-free rate of between 3.05% and 4.20%, an expected option life equal to the term of the warrants (ten years), a stock volatility of 95%, and no dividends. The fair value amount has been reported as long-term deferred financing costs and is being amortized as interest expense over the life of the loans. None of these warrants have been exercised and all are still outstanding as of December 31, 2005.

In connection with the equipment financing agreement entered into in December 2002 (See Note 8), the Company issued warrants to the lender to purchase shares of Series B Convertible Preferred Stock at its fair value of $3.75 per share equal to 2% of the actual loan or lease as it is drawn down. As of December 31, 2004 and 2005, there were 37,516 and 48,217 warrants issued and outstanding, respectively. The fair value of the warrants issued in 2004 and 2005 were $77,807 and $38,757, respectively. The fair values were estimated using the Black-Scholes valuation model assuming no expected dividends, a volatility of 70%, contractual life of ten years, and a risk-free interest rate of between 3.81% and 4.75% during 2004 and 2005. This amount has been reported as long-term deferred financing costs and is being amortized as interest expense over the life of the loans. None of these warrants have been exercised and all are still outstanding at December 31, 2005.

Infinity Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2005

The following table reflects warrants outstanding and exercisable:

		Warrants Outstanding			Warrants Exercisable
Type of Warrant	Range of Exercise Prices	Number Outstanding at December 31 2005	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable as of December 31 2005	Weighted- Average Exercise Price
Series A	$1.50	133,333	6.2	$1.50	133,333	$1.50
Series B	$3.75	553,664	7.0	3.75	553,664	3.75

Total		686,997	6.84	$3.31	686,997	$3.31

Common Stock

In May 2001, the Company began issuing its common stock and sold 1,125,000 shares of common stock to certain founders and consultants at $.0001 per share, its par value. The shares issued to the founders and consultants are subject to restriction agreements that limit transferability and allow the Company to repurchase unvested shares at their original purchase price. The repurchase provisions on these shares generally lapse as follows: 25% at the end of the first year of service beginning May 14 and 15, 2001, with the remaining 75% lapsing ratably on a monthly basis over the following three-year period. At December 31, 2004 and 2005, 153,021 and 16,667 shares, respectively, of common stock issued are subject to repurchase.

Stock Incentive Plan

The Company sponsors the 2001 Stock Incentive Plan (the Plan), which provides for the granting of stock awards. Stock options may be granted under the Plan either as options intended to qualify as incentive stock options (ISOs) under the Internal Revenue Code or as nonqualified stock options (NQs). Also, the Company may grant rights to acquire restricted stock and other stock awards based upon the common stock having such terms and conditions as the Board may determine. Under the Plan, stock awards may be granted to employees, including officers and directors who are employees, and to consultants of the Company. The incentive stock options may be granted at a price not less than fair value of the common stock on the date of grant. The Board determines the vesting schedule of the awards, which is typically 25% at the end of the first year of service with the remaining 75% lapsing ratably on a monthly basis over the following three-year period. The repurchase provisions on annual grants to existing employees generally lapse on a monthly basis over a four-year period. The maximum contractual term of stock options is ten years. At December 31, 2005, 12,800,000 shares of common stock had been authorized for issuance under the Plan and the Company had a total of 621,492 shares of common stock available for grant under the Plan.

The options granted under the Plan contain provisions allowing for early exercise. All options granted contain this provision, and the common stock issued upon exercise of these options contain certain restrictions that allow the Company to repurchase unvested shares at their original purchase price. The repurchase provisions on the initial shares granted as part of an employee’s initial employment generally lapse as follows: 25% at the end of the first year of service with the remaining 75% lapsing ratably on a monthly basis over the following three-year period. The repurchase provisions on annual grants to existing employees generally lapse on a monthly basis over a four-year period. In 2005, the Company granted 860,923 shares as part of an annual grant to existing employees where the repurchase provision generally lapses on a monthly basis over six-year period. At December 31, 2005, 422,553 shares of common stock issued pursuant to the early exercise of options are subject to repurchase.

Infinity Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2005

A summary of the Company’s stock option activity for the years ended December 31, 2003, 2004, and 2005 is as follows:

	Options Outstanding
	2003		2004		2005
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	341,250	$0.35	1,601,121	$0.38	2,079,779	$0.38
Granted	1,510,364	0.38	1,588,757	0.38	2,818,878	0.45
Exercised	(20,677)	0.38	(915,366)	0.38	(83,272)	0.40
Cancelled	(229,816)	0.34	(194,733)	0.38	(379,385)	0.39

Outstanding at end of year	1,601,121	$0.38	2,079,779	$0.38	4,436,000	$0.42

Weighted-average fair value per share of options granted during the year		$0.29		$0.27		$0.32

The following table summarizes information about stock options outstanding at December 31, 2005, which were issued at exercise prices of $0.38 and $0.45. In addition, as noted above, the options contain an early exercise provision. The number of exercisable options shown in the table represents the percentage vested pursuant to the vesting terms noted above:

	Options Outstanding			Options Exercisable and Vested
Range of Exercise Prices	Number Outstanding at December 31 2005	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable as of December 31 2005	Percent of Options Vested as of December 31 2005
$0.38	1,759,858	7.97	$0.38	1,759,858	59%
$0.45	2,676,142	9.36	$0.45	2,676,142	25%

Total	4,436,000	8.81	$0.42	4,436,000

A summary of the Company’s stock option activity for the quarter ended March 31, 2006

	Options Outstanding March 31, 2006
	Shares	Weighted Average Exercise Price
Outstanding at January 1, 2006	4,436,000	$0.42
Granted	1,157,727	$0.77
Exercised	(108,750)	$0.38
Forfeited	(118,251)	$0.40

Outstanding at March 31, 2006	5,366,726	$0.50

Weighted-average fair value per share of options granted during the quarter		$0.45

The intrinsic value of options exercised during the three months ended March 31, 2006 is approximately $16,963. As of March 31, 2006, the total remaining unrecognized compensation cost related to nonvested stock options is approximately $1,151,219, including estimated forfeitures, which will be amortized on a straight line basis over the weighted-average remaining requisite service period of approximately 3 years.

Infinity Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2005

The following table summarizes information about stock options outstanding at March 31, 2006, which were issued at exercise prices of $0.38, $0.45 and $0.77. In addition, as noted above, the options contain an early exercise provision. The number of exercisable options shown in the table represents the percentage vested pursuant to the vesting terms noted above:

	Options Outstanding		Options Exercisable and Vested
Range of Exercise Prices	Number Outstanding at March 31, 2006	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable as of March 31, 2006	Percent of Options Vested as of March 31, 2006	Aggregate Intrinsic Value as of March 31, 2006
$0.38	1,576,240	7.75	$0.38	1,576,240	65%	$396,513
$0.45	2,632,759	9.11	$0.45	2,632,759	32%	266,604
$0.77	1,157,727	10.00	$0.77	1,157,727	5%	—

Total	5,366,726	8.90	$0.50	5,366,726		$663,117

The Company began issuing restricted stock under the 2001 Stock Incentive Plan in 2001. The Company has the right and option to repurchase at the original exercise price some or all of the unvested shares within 90 days of the time the participant ceases to be employed by the Company for any reason or no reason, with or without cause. The Company also has the right of first refusal if the participant proposes to transfer any shares that are no longer subject to the purchase option. The restrictions (except for the right of first refusal) typically lapse over four years with 25% lapsing at the end of the first year of service and the remaining 75% lapsing ratably on a monthly basis over the following three years. During 2003, 2004 and 2005, 1,618,395, 548,312 and 902,480 restricted shares, respectively, were issued under the plan. At December 31, 2005, 1,304,098 shares of restricted common stock are subject to repurchase with a weighted-average exercise price of $0.39. The Company records the unvested restricted stock in accrued expenses for the amount paid over par and amortizes the amount into additional paid in capital as they vest.

A summary of the status of nonvested shares of restricted stock as of March 31, 2006, and changes during the three months then ended is presented below:

	Shares (in thousands)	Weighted-Average Grant Date Fair Value
Nonvested at January 1, 2006	1,726,651	$0.37
Granted	—	—
Vested	(229,152)	0.35
Repurchased	(6,250)	—
Forfeited	—	—

Nonvested at March 31, 2006	1,491,249 *	$0.37

* Includes 726,416 unvested restricted shares related to the nonrecourse loans forgiven on March 31, 2006.

During 2004, the Company repurchased from several employees who ceased employment, 200,084 unvested restricted shares at the original exercise price amounting to $34,671. During 2005, the Company repurchased from several employees who ceased employment, 116,784 unvested restricted shares at the original exercise price amounting to $44,378.

Infinity Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2005

Under the Plan, in 2001 the Company sold 750,000 shares of common stock at $.0001, its par value, to an officer of the Company, which, to the extent unvested, are subject to repurchase by the Company, at its option, at the original issuance price. As a result of the shares being issued at a price below its fair value of $0.15 per share, the arrangement is compensatory. Accordingly, the Company has recorded total deferred compensation associated with these shares of $168,802, of which $28,125, $28,125, and $28,125 was recognized as compensation expense as the repurchase option lapses for the years ended December 31, 2003, 2004, and 2005, respectively. Deferred compensation of $46,197 remains at December 31, 2005 to be amortized in future periods.

In 2003, 2004, and 2005, the Company issued 282,000, 359,428, and 253,581 stock options and restricted stock awards to nonemployees at a weighted-average exercise price of $0.40 per share. In 2004 and 2005, the Company cancelled 20,000 and 250,000 of the stock options issued and re-issued 87,500 options, which are included in the total 2005 stock options granted to non-employees. In 2003 and 2005, the Company repurchased 60,000 and 45,833 unvested restricted shares from consultants whose services were terminated. At December 31, 2004 and 2005, 452,500 and 355,081 stock options remain unexercised, respectively. The Company has applied the recognition provisions of SFAS No. 123 and EITF No. 96-18 related to these grants. In computing the fair value of these options, the Company used the Black-Scholes valuation model and has assumed a weighted-average risk-free rate of 6%, 3%, and 3%, an expected option life equal to the term of the options (generally 10 years), a stock volatility of 95%, 70%, and 70%, and no dividends for the years ended December 31, 2003, 2004, and 2005, respectively. Based on the structure of certain consulting arrangements, approximately 300,000 stock awards are fixed due to significant disincentives of nonperformance and 310,000 are variable. Certain consultants who do not perform services as defined in their consulting agreements are required to remit a significant monetary penalty to the Company based on their service period to the Company. In addition, their options are required to be forfeited. In connection with these agreements, the Company recognized $89,229, $150,349, and $49,882 of compensation expense during 2003, 2004, and 2005, respectively, in accordance with Financial Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Awards Plans.

Notes Receivable From Stock Purchase Agreements

In 2002, the Company loaned four employees $202,500 and one consultant $45,000. The loans were provided to effect the purchase of 1,650,000 shares of the Company’s restricted common stock pursuant to the Plan, at an exercise price of $0.15 per share, which represented the fair value of the stock at that time. The loans were considered nonrecourse and nonsubstantative and therefore the Company did not record the loans on the balance sheet and consequently continued to account for these awards as stock options for expense purposes. The unvested portion of the shares is subject to repurchase by the Company, at its option, at the original issuance price. The repurchase restriction lapses as follows: 20 to 25% at the end of the first year of service with the remaining 75 to 80% lapsing ratably on a monthly basis over the following four-to five-year period, as applicable. Interest on the loans accrue at various rates from 4.5% to 5.0%. On certain notes, the principal and accrued interest will be forgiven ratably or repaid over approximately 48 months provided that the employees remain employed at the Company. In the event of termination, the unforgiven principal plus accrued interest is due. For the years ended December 31, 2003, 2004, and 2005, $6,156, $6,156 and $6,156 had been forgiven. Options for which the loans were issued to purchase stock are subject to variable accounting. The Company recorded $72,277, $43,667, and $50,197 of variable stock compensation expense during 2003, 2004, and 2005, respectively, related to these shares. During 2003, two of the four employees who entered into notes receivable from stock purchase agreements with the Company ceased to be employed by the Company during the year. These loans plus accrued interest were repaid by the individuals in accordance with the original terms for all vested shares. These payments were accounted for as option exercises.

In 2003, the Company loaned two employees a total of $341,985 to affect the purchase of 900,000 shares of restricted common stock of the Company pursuant to the Plan at an exercise price of $0.38 per share, which

Infinity Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2005

represented the fair value of the stock at that time. The loans are nonrecourse and nonsubstantative and therefore the Company did not record the loans on the balance sheet and consequently continued to account for these awards as stock options for expense purposes. The unvested portions of the shares are subject to repurchase by the Company, at its option, at the original issuance price. The repurchase restriction lapses as follows: 25% at the end of the first year of service with the remaining 75% lapsing ratably on a monthly basis over the following three-year period. Interest on the loans accrues at 3.65%. The principal of the note and accrued interest will become due upon an event that results in the underlying shares becoming publicly traded or if the person leaves the Company. The Company does have the ability to forgive the loans based on Board approval provided that the employee remains employed at the Company. In the event of termination, the unforgiven principal plus accrued interest is due. The stock purchases are subject to variable accounting until they vest. The Company recorded $0, $3,308, and $17,460, in variable stock compensation expense during 2003, 2004, and 2005, respectively. During 2004, 150,000 of these shares were repurchased as the employee ceased employment before any shares vested. The employee paid $1,253 of accrued interest, which represented the entire amount due under the loan.

In 2004, the Company loaned an officer of the Company a total of $341,910 to affect the exercise of 900,000 stock options of the Company pursuant to the Plan at an exercise price of $0.38 per share, which represented the fair value of the stock at that time. The loan is nonrecourse and nonsubstantative and therefore the Company did not record the loan on the balance sheet and consequently continued to account for those awards as stock options for expense purposes. The unvested shares are subject to repurchase by the Company, at its option or upon certain events, at the original issuance price. The repurchase restriction lapses ratably on a monthly basis over a four-year period. Interest on the loan accrues at 3.11%, the principal of the note and accrued interest will be repaid or forgiven depending upon certain future events, provided that the employee remains employed at the Company. In the event of termination, the unforgiven principal plus accrued interest is due. The stock purchases are subject to variable accounting. The Company recorded $3,893 and $20,546, in variable stock compensation expense during December 2004 and 2005, respectively. The loan is secured by the common stock purchased.

In 2005, the Company loaned two employees of the Company a total of $85,378 to affect the exercise of 189,772 stock options of the Company pursuant to the Plan at an exercise price of $0.45 per share, which represented the fair value of the stock at that time. The loans are nonrecourse and nonsubstantative and therefore the Company did not record the loans on the balance sheet and consequently continued to account for those awards as stock options for expense purposes. These unvested shares are subject to repurchase by the Company, at its option or upon certain events, at the original issuance price. The repurchase restriction lapses ratably on a monthly basis over a four-year period. Interest on the loan accrues at 4.20%. The principal on the note and accrued interest will be repaid or forgiven depending upon certain future events, provided that the employee remains employed at the Company. In the event of termination, the unforgiven principal plus accrued interest is due. The stock purchases are subject to variable accounting. The Company recorded $1,002, in variable stock compensation expense during 2005. The loan is secured by the common stock purchased.

On March 31, 2006 all outstanding notes receivable from stock purchase agreements were forgiven. See Note 16.

13. Notes Receivable from Employees

During 2002, the Company established a First Time Homebuyer Assistance Program whereby an employee can apply for a forgivable loan for $10,000 or $16,000 towards the purchase of their first home depending on when they were hired. The loans are forgiven over a period of three to four years. In the event of termination, the unforgiven principal of the note, plus interest accrued at a rate of between 3.06% and 4.6% per year, will be due

Infinity Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2005

and payable within 30 days. As of December 31, 2004 and 2005, the Company had $128,513 and $213,030 outstanding under these loans, respectively. For each year ended December 31, 2003, 2004, and 2005, $44,748, $51,519, and $85,186 had been forgiven, respectively.

In 2002, the Company loaned three employees an aggregate of $442,500. Interest on the loans accrues at various rates from 4.49% to 4.52%. The principal and accrued interest will be forgiven ratably over approximately 48 to 60 months provided that the employees remain employed at the Company. In the event of termination, the unforgiven principal plus accrued interest is due. During 2003, two of the three employees who entered into employee loans with the Company ceased to be employed by the Company during the year. For each year ended December 31, 2003, 2004, and 2005, $135,965, $4,787, and $4,673 had been forgiven, respectively.

In 2003, the Company loaned one employee $72,000. The principal of the note and accrued interest will be repaid or forgiven depending upon certain future events, provided that the employee remains employed at the Company. During 2003, $13,937 had been forgiven. During 2003, the employee left the Company and paid the outstanding balance of $59,563 in connection with the loan.

14. Related-Party Transactions

The Company pays consulting fees of approximately $25,000 to $75,000 per year per individual to five of its board members and one of its scientific founders to be members of its scientific advisory board. Total consulting fees paid in 2003, 2004, and 2005 were approximately $308,693, $259,632, and $220,824, respectively. At the end of December 2004 and 2005, the Company had accrued $0 and $62,496, respectively, to be paid in future periods for services rendered by these consultants. These individuals also receive stock grants for their roles on the scientific advisory board, which are discussed in Note 12.

During 2004 and 2005, the Company contracted with a company owned by a relative of one of the Company’s senior management to perform research and development related contract services. Amounts paid under this arrangement totaled $71,308 and $202,090 for the years ended December 31, 2004 and 2005, respectively. At the end of December 2004 and 2005, the Company had accrued $0 and $328,000, respectively, to be paid in future periods for services rendered.

15. Defined Contribution Benefit Plan

In 2002, the Company implemented a 401(k) retirement plan (the 401(k) Plan) in which substantially all of its full-time employees are eligible to participate. Participants may contribute a percentage of their annual compensation to the Plan, subject to statutory limitations. The Company does not contribute to this Plan.

16. Subsequent Events

On January 26, 2006, the Board increased the stock option pool from 12,800,000 to 14,300,000.

In February 2006, Infinity entered into a collaboration agreement with Novartis Institutes for BioMedical Research, Inc., (“Novartis”), to discover, develop and commercialize drugs for the treatment of a broad range of cancer indications targeting Bcl protein family members. Under the terms of the agreement, Infinity has granted to Novartis an exclusive, worldwide license to research, develop and commercialize pharmaceutical products that are based upon Infinity’s proprietary Bcl inhibitors. Novartis paid Infinity $15.0 million in upfront license fees and has committed research funding of approximately $10.0 million during the initial two-year research term. The research term may be extended for up to two additional one-year terms at the discretion of Novartis, and Novartis will agree to fund additional research during any extension period in an amount to be agreed upon.

Infinity Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2005

Assuming that the strategic alliance continues for its full term and specified research, development and commercialization milestones are achieved for multiple products for multiple indications, total payments to Infinity could exceed $400 million. In addition, Novartis has agreed to pay Infinity royalties upon successful commercialization of any products developed under the alliance. In connection with the collaboration agreement, Novartis Pharma AG, an affiliate of Novartis, purchased 1.0 million shares of Infinity’s series D preferred stock at its fair value of $5.00 per share for aggregate proceeds of $5.0 million.

Pursuant to the collaboration, Infinity and Novartis are conducting joint research to identify molecules for clinical development. Novartis will have responsibility for clinical development and commercialization of any products based upon compounds discovered under the joint research program. However, Infinity may request to participate in clinical development and if such request is agreed upon by Novartis then Novartis will fund agreed-upon development costs incurred by Infinity. Infinity also has a non-exclusive right to detail Bcl inhibitor products in the United States, with Infinity’s detailing costs to be reimbursed by Novartis. For the three months ended March 31, 2006 the Company recognized $718,750 in revenue related to the amortization of the non- refundable license fee over the four year contract term and one month of reimbursable research and development services the Company performed for Novartis per the agreement.

Effective February 23, 2006, the Company amended and restated its certificate of incorporation to, among other things, increase the Company’s authorized capital stock from 125,000,000 to 127,000,000, of which 81,022,221 shall be common stock and 45,977,779 shall be preferred stock, par value $0.0001 per share.

On March 31, 2006, the Company secured a loan agreement with a finance company allowing for borrowings of up to an aggregate of $7.5 million to be used in funding operations, of which $5 million was borrowed on March 31, 2006. Interest will be charged at approximately 11.26% depending on when the funds are drawn down. Amounts borrowed under this agreement are collateralized by all assets, which are not already used as security and a negative pledge on intellectual property. As part of this agreement, the Company will issue warrants to purchase shares of Series B Convertible Preferred shares.

On April 11, 2006, the Company announced the signing of a definitive merger agreement whereby a wholly owned subsidiary of Discovery Partners International, Inc. (DPII) will merge with Infinity with Infinity surviving the merger as a wholly owned subsidiary of DPII.

After completion of the merger, DPII will operate under the name “Infinity Pharmaceuticals, Inc.” Subject to the DPII net cash balance at closing, as calculated pursuant to the merger agreement, being greater than or equal to $70 million and less than or equal to $75 million, Infinity securityholders will be entitled to receive shares of DPII common stock equal in the aggregate to approximately 69% of the combined entity, with existing DPII stockholders holding or being entitled to receive the remaining 31% of DPII common stock, subject to upward or downward adjustments based on the net cash balance of DPII, as calculated pursuant to the merger agreement. The Company expects to account for this transaction as a reverse merger, with Infinity being the accounting acquiror.

In anticipation of the transactions contemplated by the merger and the merger agreement, on March 28, 2006, the Infinity Board authorized Infinity to forgive the outstanding indebtedness of $845,992 for certain employees of the company, which were used by the employees to exercise a certain amount of their stock grants, as outlined in Note 12.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

DISCOVERY PARTNERS INTERNATIONAL, INC.,

a Delaware corporation;

DARWIN CORP.,

a Delaware corporation; and

INFINITY PHARMACEUTICALS, INC.,

a Delaware corporation

Dated as of April 11, 2006

A-i.

A-ii.

A-iii.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of April 11, 2006, by and among DISCOVERY PARTNERS INTERNATIONAL, INC., a Delaware corporation (“DPI”); DARWIN CORP., a Delaware corporation and wholly owned subsidiary of DPI (“Merger Sub”); and INFINITY PHARMACEUTICALS, INC., a Delaware corporation (“Merger Partner”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. DPI and Merger Partner intend to enter into a business combination transaction pursuant to which Merger Sub will merge with and into Merger Partner (the “Merger”) in accordance with and subject to the terms of this Agreement and the DGCL.

B. DPI and Merger Partner intend that the Merger qualify as a tax-free reorganization within the meaning of Section 368 of the Code.

C. The board of directors of DPI (i) has determined that the Merger is fair to, and in the best interests of, DPI and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of DPI Common Stock to the stockholders of Merger Partner pursuant to the terms of this Agreement, and the other actions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of DPI vote to approve the issuance of shares of DPI Common Stock to the stockholders of Merger Partner pursuant to the terms of this Agreement and such other actions as contemplated by this Agreement.

D. The board of directors of Merger Partner (i) has determined that the Merger is advisable and fair to, and in the best interests of, Merger Partner and its stockholders, (ii) has approved this Agreement, the Merger and the other Contemplated Transactions and has deemed this Agreement advisable and (iii) has approved and determined to recommend the adoption of this Agreement to the stockholders of the Merger Partner.

E. In order to induce DPI to enter into this Agreement and to cause the Merger to be consummated, DPI and the stockholders of Merger Partner listed on Schedule 1 hereto are executing voting agreements and irrevocable proxies in favor of DPI concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit B (the “Merger Partner Stockholder Voting Agreements”).

F. In order to induce Merger Partner to enter into this Agreement and to cause the Merger to be consummated, Merger Partner and the stockholders of DPI listed on Schedule 2 hereto are executing voting agreements and irrevocable proxies in favor of Merger Partner concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit C (the “DPI Stockholder Voting Agreements”).

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

1. DESCRIPTION OF TRANSACTION

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Merger Partner, the separate existence of Merger Sub shall cease, and Merger Partner shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

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1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Partner and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Partner and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8 of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Cooley Godward LLP, 4401 Eastgate Mall, San Diego, California 92121-1909, as promptly as practicable (but in no event later than the fifth Business Day) following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions) or at such other time, date and place as Merger Partner and DPI may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to DPI and Merger Partner. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by DPI and Merger Partner and specified in such Certificate of Merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws. At the Effective Time:

(a) the Certificate of Incorporation of Merger Partner shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation; and

(b) DPI shall cause the Bylaws of the Surviving Corporation to be amended to read in their entirety in a manner to be agreed upon by DPI and Merger Partner and such bylaws, as so amended, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by the DGCL and such Bylaws.

1.5 Recapitalization of DPI Common Stock

(a) Immediately prior to the Effective Time, and subject to receipt of the requisite stockholder approval at the DPI Stockholders Meeting, DPI shall cause to be filed a Certificate of Amendment to its Certificate of Incorporation (the “DPI Certificate of Amendment”), whereby without any further action on the part of DPI, Merger Partner or any stockholder of DPI:

(i) each share of DPI Common Stock issued and outstanding immediately prior to the filing of the DPI Certificate of Amendment shall be converted into and become a fractional number of fully paid and nonassessable shares of DPI Common Stock to be determined by DPI and Merger Partner (the “Reverse Stock Split”); and

(ii) any shares of DPI Common Stock held as treasury stock or held or owned by DPI immediately prior to the filing of the DPI Certificate of Amendment shall each be converted into and become an identical fractional number of shares of DPI Common Stock as determined by the board of directors of DPI in connection with Section 1.5(a)(i) above.

(b) No fractional shares of DPI Common Stock shall be issued in connection with the Reverse Stock Split, and no certificates or scrip for any such fractional shares shall be issued. Any holder of DPI Common Stock who would otherwise be entitled to receive a fraction of a share of DPI Common Stock (after aggregating all fractional shares of DPI Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificate representing such fractional shares of DPI Common Stock, be paid in cash the dollar amount (provided to the nearest whole cent), without interest,

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determined by multiplying such fraction by the closing price of a share of DPI Common Stock on the NASDAQ National Market on the date immediately preceding the effective date of the Reverse Stock Split.

(c) The exchange ratios set forth in Schedule I hereto shall be appropriately adjusted at the Effective Time to account for the effect of the Reverse Stock Split without enlarging or diluting the relative rights and ownership of the stockholders of Merger Partner and DPI resulting from such exchange ratios.

1.6 Conversion of Merger Partner Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of DPI, Merger Partner or any stockholder of Merger Partner:

(i) any shares of Merger Partner Common Stock held as treasury stock or held or owned by Merger Partner immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) subject to Section 1.6(c), each share of Merger Partner Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.6(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of DPI Common Stock equal to the applicable Merger Partner Common Stock exchange ratio. If the Net Cash at Closing, as determined pursuant to Section 1.7, is greater than or equal to $70,000,000 and less than or equal to $75,000,000, the Merger Partner Common Stock exchange ratio shall be 0.95118. If the Net Cash at Closing is less than $70,000,000 or more than $75,000,000, the Merger Partner Common Stock exchange ratio shall be determined in accordance with Schedule I hereto; and

(iii) subject to Section 1.6(c), each share of Merger Partner Series A Preferred Stock, Merger Partner Series B Preferred Stock, Merger Partner Series C Preferred Stock and Merger Partner Series D Preferred Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.6(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of DPI Common Stock equal to (i) in the event the Net Cash at Closing is greater than or equal to $70,000,000 and less than or equal to $75,000,000, as calculated pursuant to Section 1.7, the exchange ratio for (A) the Merger Partner Series A Preferred Stock shall be 0.84509, (B) the Merger Partner Series B Preferred Stock held by the Group 1 Series B Stockholders shall be 1.07472, (C) the Merger Partner Series B Preferred Stock held by the Group 2 Series B Preferred Stockholders shall be 1.20900, (D) the Merger Partner Series C Preferred Stock shall be 1.12126, and (D) the Merger Partner Series D Preferred Stock shall be 1.14607 and (ii) in the event the Net Cash at Closing is less than $70,000,000 or more than $75,000,000, as calculated pursuant to Section 1.7, the exchange ratios for each series of Merger Partner Preferred Stock shall be determined in accordance with Schedule I.

(b) If any shares of Merger Partner Common Stock or Merger Partner Preferred Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture or under any applicable restricted stock purchase agreement or other agreement with Merger Partner, then the shares of DPI Common Stock issued in exchange for such shares of Merger Partner Common Stock or Merger Partner Preferred Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of DPI Common Stock shall accordingly be marked with appropriate legends. Merger Partner shall take all action that may be necessary to ensure that, from and after the Effective Time, the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c) No fractional shares of DPI Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Merger Partner Common Stock or Merger Partner Preferred Stock who would otherwise be entitled to receive a fraction of a share of DPI Common Stock (after aggregating all fractional shares of DPI Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Merger Partner Stock

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Certificate(s) (as defined in Section 1.7), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of DPI Common Stock on the NASDAQ National Market on the date the Merger becomes effective.

(d) All Merger Partner Options outstanding immediately prior to the Effective Time under the Merger Partner Stock Option Plans and all Merger Partner Warrants outstanding immediately prior to the Effective Time shall be exchanged for options to purchase DPI Common Stock or warrants to purchase DPI Common Stock, as applicable, in accordance with Section 5.5.

(e) Each share of Common Stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.0001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

1.7 Calculation of Net Cash.

(a) DPI and Merger Partner shall agree upon an anticipated date for Closing (the “First Anticipated Closing Date”) at least ten Business Days prior to the DPI Stockholders’ Meeting. At least five Business Days prior to the First Anticipated Closing Date, but not more than ten Business Days prior to such date, DPI shall deliver to Merger Partner a schedule (a “Net Cash Schedule”) setting forth, in reasonable detail, DPI’s estimate of Net Cash (the “Net Cash Estimation”) as of the First Anticipated Closing Date. DPI shall make the work papers and back-up materials used in preparing the applicable Net Cash Schedule available to Merger Partner and its accountants, counsel and other advisors at reasonable times and upon reasonable notice.

(b) Within ten Business Days after DPI delivers the applicable Net Cash Schedule (a “Lapse Date”), Merger Partner shall have the right to dispute any part of such Net Cash Schedule by delivering a written notice to that effect to DPI (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the applicable Net Cash Estimation.

(c) If on or prior to any Lapse Date, (i) Merger Partner notifies DPI that it has no objections to the applicable Net Cash Estimation or (ii) Merger Partner fails to deliver a Dispute Notice as provided above, then the Net Cash Estimation as set forth in the Net Cash Schedule shall be deemed, on the date of such notification (in the case of (i) above) or on the applicable Lapse Date (in the case of (ii) above) (the applicable date being referred to herein as the “Non-Dispute Net Cash Determination Date”), to have been finally determined for purposes of this Agreement and to represent the Net Cash at Closing for purposes of Sections 1.6(a) and 8.6 and Schedule I hereto, so long as Closing occurs within five Business Days after the applicable Non-Dispute Net Cash Determination Date.

(d) If Merger Partner delivers a Dispute Notice on or prior to the applicable Lapse Date, then Representatives of DPI and Merger Partner shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash as of a particular date to be agreed to by DPI and Merger Partner, which Net Cash amount shall be deemed, on the date of agreement between DPI and Merger Partner as to such amount (a “Dispute Net Cash Determination Date”), as the final determination for purposes of this Agreement of Net Cash at Closing for purposes of Sections 1.6(a) and 8.6 and Schedule I hereto, so long as Closing occurs within five Business Days after the applicable Dispute Net Cash Determination Date.

(e) If Representatives of DPI and Merger Partner pursuant to clause (d) above are unable to negotiate an agreed-upon determination of Net Cash as of a particular date to be agreed to by DPI and Merger Partner, or if Closing does not occur within five Business Days after an applicable Non-Dispute Net Cash Determination Date or an applicable Dispute Net Cash Determination Date, then DPI and Merger Partner shall agree upon an additional anticipated date for Closing (a “Subsequent Anticipated Closing Date”) and thereafter follow the procedures set forth in Sections 1.7(a) through 1.7(d) above as many times as necessary (and replacing the First Anticipated Closing Date with the Subsequent Anticipated Closing Date in each

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instance) until Net Cash at Closing for purposes of Sections 1.6(a) and 8.6 and Schedule I hereto is or is deemed to have been finally determined for purposes of this Agreement pursuant to this Section 1.7.

1.8 Closing of Merger Partner’s Transfer Books. At the Effective Time: (a) all shares of Merger Partner Common Stock and Merger Partner Preferred Stock outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and all holders of certificates representing shares of Merger Partner Common Stock or Merger Partner Preferred Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Merger Partner except as otherwise provided herein; and (b) the stock transfer books of Merger Partner shall be closed with respect to all shares of Merger Partner Common Stock and Merger Partner Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Merger Partner Common Stock or Merger Partner Preferred Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Merger Partner Common Stock outstanding immediately prior to the Effective Time (a “Merger Partner Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.9) or to the Surviving Corporation, such Merger Partner Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9.

1.9 Surrender of Certificates.

(a) On or prior to the Closing Date, DPI and Merger Partner shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, DPI shall deposit with the Exchange Agent: (i) certificates representing the shares of DPI Common Stock issuable pursuant to Section 1.6; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.6(c). The shares of DPI Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, but in no event more than 5 Business Days after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Merger Partner Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as DPI may reasonably specify (including a provision confirming that delivery of Merger Partner Stock Certificates shall be effected, and risk of loss and title to Merger Partner Stock Certificates shall pass, only upon delivery of such Merger Partner Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Merger Partner Stock Certificates in exchange for certificates representing DPI Common Stock. Upon surrender of a Merger Partner Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or DPI: (A) the holder of such Merger Partner Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of DPI Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.6 (and cash in lieu of any fractional share of DPI Common Stock); and (B) the Merger Partner Stock Certificate so surrendered shall be canceled. In the event of a transfer of ownership of Merger Partner Common Stock or Merger Partner Preferred Stock which is not registered in the transfer records of Merger Partner, a certificate representing the proper number of shares of DPI Common Stock plus cash in lieu of fractional shares pursuant to Section 1.6(c) may be issued or paid to a person other than the person in whose name the applicable Merger Partner Stock Certificate so surrendered is registered, if such Merger Partner Stock Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid, along with an applicable affidavit with respect to such Merger Partner Stock Certificate and such bond indemnifying DPI against any claims suffered by DPI related to such Merger Partner Stock Certificate or any DPI Common Stock issued in exchange therefor as DPI may reasonably request. Until surrendered as contemplated by this Section 1.9(b), each Merger Partner Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of DPI Common Stock (and cash in lieu of any fractional share of DPI Common Stock) as contemplated by Section 1.6. If any Merger Partner Stock

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Certificate shall have been lost, stolen or destroyed, DPI may, in its discretion and as a condition precedent to the delivery of any shares of DPI Common Stock with respect to the shares of Merger Partner Common Stock previously represented by such Merger Partner Stock Certificate, require the owner of such lost, stolen or destroyed Merger Partner Stock Certificate to provide an applicable affidavit with respect to such Merger Partner Stock Certificate and post a bond indemnifying DPI against any claim suffered by DPI related to the lost, stolen or destroyed Merger Partner Stock Certificate or any DPI Common Stock issued in exchange therefor as DPI may reasonably request.

(c) No dividends or other distributions declared or made with respect to DPI Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Merger Partner Stock Certificate with respect to the shares of DPI Common Stock that such holder has the right to receive pursuant to the Merger until such holder surrenders such Merger Partner Stock Certificate in accordance with this Section 1.9 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Merger Partner Stock Certificates as of the date 180 days after the Closing Date shall be delivered or made available to DPI upon demand, and any holders of Merger Partner Stock Certificates who have not theretofore surrendered their Merger Partner Stock Certificates in accordance with this Section 1.9 shall thereafter look only to DPI for satisfaction of their claims for DPI Common Stock, cash in lieu of fractional shares of DPI Common Stock and any dividends or distributions with respect to shares of DPI Common Stock.

(e) Each of the Exchange Agent and DPI shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Merger Partner Stock Certificate such amounts as DPI determines in good faith are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No party to this Agreement shall be liable to any holder of any Merger Partner Stock Certificate or to any other Person with respect to any shares of DPI Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.10 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Merger Partner Common Stock and Merger Partner Preferred Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Merger Partner Common Stock or Merger Partner Preferred Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 1.6 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Merger Partner Common Stock or Merger Partner Preferred Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Merger Partner Common Stock or Merger Partner Preferred Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.9.

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(b) Merger Partner shall give DPI prompt written notice of any demands by dissenting stockholders received by the Merger Partner, withdrawals of such demands and any other instruments served on Merger Partner and any material correspondence received by Merger Partner in connection with such demands.

1.11 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Partner, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of Merger Partner and otherwise) to take such action.

1.12 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

2. REPRESENTATIONS AND WARRANTIES OF MERGER PARTNER

Merger Partner represents and warrants to DPI as follows, except as set forth in the written disclosure schedule delivered or made available by Merger Partner to DPI (the “Merger Partner Disclosure Schedule”). The Merger Partner Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 2. The disclosure in any section or subsection of the Merger Partner Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent that the disclosure contained in such section or subsection of the Merger Partner Disclosure Schedule contains enough information regarding the subject matter of the other representations in this Section 2 as to clearly qualify or otherwise clearly apply to such other representations and warranties.

2.1 Due Organization; No Subsidiaries; Etc.

(a) Merger Partner is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Merger Partner Contracts.

(b) Merger Partner has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Infinity Pharmaceuticals, Inc.”

(c) Merger Partner is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c) of the Merger Partner Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Merger Partner Material Adverse Effect. Merger Partner is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1(c) of the Merger Partner Disclosure Schedule.

(d) Part 2.1(d) of the Merger Partner Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of Merger Partner (ii) the names of the members of each committee of the board of directors of Merger Partner and (iii) the names and titles of Merger Partner’s officers.

(e) Merger Partner has no Subsidiaries. Merger Partner does not own any controlling interest in any Entity, and Merger Partner has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. Merger Partner has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. Neither Merger Partner nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of Merger Partner’s business or affairs.

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2.2 Certificate of Incorporation and Bylaws; Records. Merger Partner has delivered or made available to DPI accurate and complete copies of: (a) the certificate of incorporation (as amended and restated, the “Merger Partner Certificate of Incorporation”) and bylaws, including all amendments thereto of Merger Partner; (b) the stock records of Merger Partner; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of Merger Partner, the board of directors of Merger Partner and all committees of the board of directors of Merger Partner (the items described in (a) and (b) above, collectively, the “Merger Partner Constituent Documents”). There have been no formal meetings or actions taken by written consent or otherwise without a meeting of the stockholders of Merger Partner, the board of directors of Merger Partner or any committee of the board of directors of Merger Partner that are not fully reflected in the minutes and other records delivered or made available to DPI pursuant to clause (c) above. There has not been any violation in any material respect of the Merger Partner Constituent Documents, and Merger Partner has not taken any action that is inconsistent in any material respect with the Merger Partner Constituent Documents. The books of account, stock records, minute books and other records of Merger Partner are accurate, up to date and complete in all material respects, and have been maintained in accordance with prudent business practices. Merger Partner has in place, and has at all times had in place, an adequate and appropriate system of internal controls customarily maintained by comparable Entities.

2.3 Capitalization, Etc.

(a) The authorized capital stock of Merger Partner consists of 81,022,221 shares of Merger Partner Common Stock and 45,977,779 shares of Merger Partner Preferred Stock. As of the date of this Agreement 12,508,902 shares of Merger Partner Common Stock and 39,719,447 shares of Merger Partner Preferred Stock are issued and outstanding. All of the outstanding shares of Merger Partner Common Stock and Merger Partner Preferred Stock have been duly authorized and validly issued, and are fully paid and non assessable. All outstanding shares of Merger Partner Common Stock and Merger Partner Preferred Stock have been issued and granted in compliance with (i) all applicable federal and state securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in Merger Partner Constituent Documents and applicable Contracts. Part 2.3(a) of the Merger Partner Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by Merger Partner and to which any shares of capital stock of Merger Partner is subject and identifies the Contract underlying such right. Merger Partner has no authorized shares other than as set forth in this Section 2.3(a) and there are no issued and outstanding shares of Merger Partner’s capital stock other than the shares of Merger Partner Common Stock and Merger Partner Preferred Stock as set forth in this Section 2.3(a)

(b) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of Merger Partner; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of Merger Partner; (iii) Contract under which Merger Partner is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of Merger Partner; or (iv) condition or circumstance that would give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Merger Partner. Merger Partner has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by Merger Partner.

(c) Except for repurchases of securities made pursuant to their terms, Merger Partner has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of Merger Partner.

2.4 Financial Statements.

(a) Merger Partner has delivered or made available to DPI the following financial statements and notes (collectively, the “Merger Partner Financial Statements”):

(i) the audited balance sheets of Merger Partner as of December 31, 2003 and 2004 (the December 31, 2004 balance sheet being referred to herein as the “Merger Partner Audited Balance

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Sheet”) and the related audited statements of operations, statements of stockholders’ equity and statements of cash flows of Merger Partner for the two years ended December 31, 2004, together with the notes thereto and the unqualified reports and opinions of Ernst & Young LLP relating thereto;

(ii) the unaudited balance sheet of Merger Partner as of December 31, 2005 (the “Merger Partner Balance Sheet”) and the related unaudited statement of operations, statement of stockholders’ equity and statement of cash flows of Merger Partner for the year then ended; and

(iii) the unaudited balance sheet of Merger Partner as of February 28, 2006 (the “Merger Partner Unaudited Interim Balance Sheet”) and the related unaudited statement of operations, income statement, statement of stockholders’ equity and statement of cash flows of the Company for the two months then ended.

(b) The Merger Partner Financial Statements are accurate and complete in all material respects and present fairly the financial position of Merger Partner as of the respective dates thereof and the results of operations and consolidated cash flows of Merger Partner for the periods covered thereby. Except as may be indicated in the notes to the Merger Partner Financial Statements, the Merger Partner Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) and (iii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

2.5 Absence of Changes. Since the date of the Merger Partner Balance Sheet:

(a) there has not been any Merger Partner Material Adverse Effect, and no event has occurred that will, or would reasonably be expected to, cause a Merger Partner Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Merger Partner (whether or not covered by insurance);

(c) Merger Partner has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

(d) Merger Partner has not sold, issued, granted or authorized the issuance of (i) any capital stock or other securities of Merger Partner; (ii) any option, call or right to acquire any capital stock or any other security of Merger Partner; (iii) any instrument convertible into or exchangeable for any capital stock or other security of Merger Partner; or (iv) reserved for issuance any additional grants or shares under any Merger Partner Stock Option Plans;

(e) Merger Partner has not amended or waived any of its rights under, or permitted the acceleration of vesting under, any Merger Partner Stock Option Plans, any Merger Partner Option or agreement evidencing or relating to any outstanding stock option or warrant, any restricted stock purchase agreement, or any other Contract evidencing or relating to any equity award;

(f) there has been no amendment to the certificate of incorporation or bylaws of Merger Partner and Merger Partner has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) Merger Partner has not formed any Subsidiary of Merger Partner or acquired any equity interest or other interest in any other Entity;

(h) Merger Partner has not made any capital expenditure which, when added to all other capital expenditures made on behalf of Merger Partner since the date of the Merger Partner Balance Sheet, exceeds $100,000;

(i) Merger Partner has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that contemplates or involves (A) the payment or delivery of cash or other

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consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to Merger Partner having a value in excess of $100,000 in the aggregate, or (ii) waived any right or remedy under any Contract other than in the Ordinary Course of Business, or amended or prematurely terminated any Contract;

(j) Merger Partner has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or immaterial assets acquired, leased, licensed or disposed of in the Ordinary Course of Business;

(k) Merger Partner has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(l) Merger Partner has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the Ordinary Course of Business;

(m) Merger Partner has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the Ordinary Course of Business) or (ii) incurred or guaranteed any indebtedness for borrowed money in the aggregate in excess of $100,000 or (iii) issued or sold any debt securities or options, warrants, calls or similar rights to acquire any debt securities of Merger Partner;

(n) Merger Partner has not (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit sharing, incentive compensation or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees with an annual salary in excess of $100,000, or (iii) hired any new employee having an annual salary in excess of $100,000;

(o) Merger Partner has not changed any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

(p) Merger Partner has not made any material Tax election;

(q) Merger Partner has not threatened, commenced or settled any Legal Proceeding;

(r) Merger Partner has not entered into any transaction or taken any other action outside the Ordinary Course of Business, other than entering into this Agreement and the Contemplated Transactions;

(s) Merger Partner has not paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of non-material amounts in the Ordinary Course of Business or as required by any Merger Partner Contract or Legal Requirement; and

(t) Merger Partner has not agreed to take, or committed to take, any of the actions referred to in clauses “(c)” through “(s)” above.

2.6 Title to Assets. Merger Partner owns, and has good, valid and marketable title to, all assets (tangible and intangible) purported to be owned by it. All of such assets are owned by Merger Partner free and clear of any Encumbrances, except for (y) any lien for current Taxes not yet due and payable, and (z) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Merger Partner. Merger Partner owns or otherwise has, and after the Closing DPI and the Surviving Corporation will have, all assets needed to conduct their respective businesses as currently conducted and planned to be conducted.

2.7 Bank Accounts; Receivables.

(a) Part 2.7(a) of Merger Partner Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Merger Partner at any bank or other financial institution,

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including the name of the bank or financial institution, the account number, the balance as of the date hereof and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b) Part 2.7(b) of Merger Partner Disclosure Schedule provides an accurate and complete in all material respects breakdown and aging of all accounts receivable, notes receivable and other receivables of Merger Partner as of March 1, 2006. All existing accounts receivable of Merger Partner (including those accounts receivable reflected on the Merger Partner Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Merger Partner Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of Merger Partner arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and are expected to be collected in full when due, without any counterclaim or set off, net of applicable reserves for bad debts on the Merger Partner Unaudited Interim Balance Sheet.

2.8 Equipment; Leasehold.

(a) All items of equipment and other tangible assets owned by or leased to Merger Partner (i) are adequate for the uses to which they are being put and (ii) are adequate for the conduct of Merger Partner’s business in the manner in which such business is currently being conducted and as it is proposed to be conducted.

(b) Merger Partner does not own any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Part 2.8(b) of the Merger Partner Disclosure Schedule. All premises leased or subleased by Merger Partner are supplied with utilities and other services necessary for the operation of their respective businesses.

2.9 Intellectual Property.

(a) Part 2.9(a) of the Merger Partner Disclosure Schedule accurately identifies and describes each proprietary product or service that has been developed or has been commercially sold by Merger Partner within the last five (5) years and any product or service that is currently under development or that is currently commercially sold by Merger Partner.

(b) Part 2.9(b) of the Merger Partner Disclosure Schedule accurately identifies (i) each item of Merger Partner Registered IP in which Merger Partner has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Merger Partner Registered IP has been registered or filed and the applicable registration or serial number; (iii) any other Person that, to the Knowledge of Merger Partner, may have an ownership interest in such item of Merger Partner Registered IP and the nature of such ownership interest; and (iv) each product or service identified in Part 2.9(a) of the Merger Partner Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize, or be based upon or derived from) such item of Merger Partner Registered IP. Merger Partner has delivered or made available to DPI complete and accurate copies of all applications, correspondence, and other material documents related to each such item of Merger Partner Registered IP.

(c) Part 2.9(c) of the Merger Partner Disclosure Schedule accurately identifies (i) all Merger Partner IP Rights licensed to Merger Partner (other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of Merger Partner’s products or services); (ii) the corresponding Merger Partner Contracts pursuant to which such Merger Partner IP Rights are licensed to Merger Partner; and (iii) whether the license or licenses granted to Merger Partner are exclusive or non-exclusive.

(d) Part 2.9(d) of the Merger Partner Disclosure Schedule accurately identifies each Merger Partner Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Merger Partner IP Rights. Merger Partner is not bound by, and no Merger Partner IP Rights are subject to, any Contract containing any

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covenant or other provision that in any way limits or restricts the ability of Merger Partner to use, exploit, assert, or enforce any Merger Partner IP Rights anywhere in the world.

(e) Merger Partner has delivered or made available to DPI a complete and accurate copy of each standard form of Merger Partner IP Rights Agreement used by Merger Partner, including each standard form of (i) license agreement; (ii) employee agreement containing intellectual property assignment or license of Merger Partner IP Rights or any confidentiality provision; (iii) consulting or independent contractor agreement containing intellectual property assignment or license of Merger Partner IP Rights or any confidentiality provision; and (iv) confidentiality or nondisclosure agreement. Part 2.9(e) of the Merger Partner Disclosure Schedule accurately identifies each Merger Partner IP Rights Agreement that deviates in any material respect from the corresponding standard form agreement delivered or made available to DPI.

(f) Merger Partner exclusively owns all right, title, and interest to and in Merger Partner IP Rights (other than Merger Partner IP Rights exclusively licensed to Merger Partner, as identified in Part 2.9(c) of the Merger Partner Disclosure Schedule) free and clear of any Encumbrances (other than non-exclusive licenses granted pursuant to the Merger Partner Contracts listed in Part 2.9(d) of the Merger Partner Disclosure Schedule). Without limiting the generality of the foregoing:

(i) To the Knowledge of Merger Partner, all documents and instruments necessary to register or apply for or renew registration of Merger Partner Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(ii) Each Person who is or was an employee or contractor of Merger Partner and who is or was involved in the creation or development of any Merger Partner IP Rights has signed a valid, enforceable agreement containing an assignment of Intellectual Property to Merger Partner and confidentiality provisions protecting trade secrets and confidential information of Merger Partner. No current or former stockholder, officer, director, or employee of Merger Partner has any claim, right (whether or not currently exercisable), or interest to or in any Merger Partner IP Rights. No employee of Merger Partner is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Merger Partner or (b) in breach of any Contract with any former employer or other Person concerning Merger Partner IP Rights or confidentiality provisions protecting trade secrets and confidential information in Merger Partner IP Rights.

(iii) No funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Merger Partner IP Rights in which Merger Partner has an ownership interest.

(iv) Merger Partner has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information that Merger Partner holds, or purports to hold, as a trade secret.

(v) Merger Partner has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Merger Partner IP Rights to any other Person.

(vi) Merger Partner is not now nor has it ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Merger Partner to grant or offer to any other Person any license or right to any Merger Partner IP Rights.

(vii) The Merger Partner IP Rights constitute all Intellectual Property necessary for Merger Partner to conduct its business as currently conducted and planned to be conducted.

(g) To Merger Partner’s Knowledge, all Merger Partner Registered IP is valid and enforceable. Without limiting the generality of the foregoing:

(i) Each U.S. patent application and U.S. patent in which Merger Partner has or purports to have an ownership interest was filed within one year of the first printed publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which Merger Partner has or purports to have an ownership interest

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was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being first made available to the public.

(ii) No trademark (whether registered or unregistered) or trade name owned, used, or applied for by Merger Partner conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Merger Partner has or purports to have an ownership interest has been impaired.

(iii) Each item of Merger Partner IP Rights that is Merger Partner Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Merger Partner Registered IP in full force and effect have been made by the applicable deadline. Part 2.9(g)(iii) of the Merger Partner Disclosure Schedule accurately identifies and describes each action, filing, and payment that must, to Merger Partner’s Knowledge, be taken or made on or before the date that is 90 days after the Closing Date in order to maintain such item of Merger Partner Registered IP in full force and effect.

(iv) No interference, opposition, reissue, reexamination, or other proceeding is pending or, to Merger Partner’s Knowledge, threatened, in which the scope, validity, or enforceability of any Merger Partner IP Rights is being, has been, or could reasonably be expected to be contested or challenged. To Merger Partner’s Knowledge, there is no basis for a claim that any Merger Partner IP Rights are invalid or, excluding pending patent applications, unenforceable.

(h) To Merger Partner’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Merger Partner IP Rights. Part 2.9(h) of the Merger Partner Disclosure Schedule accurately identifies, and Merger Partner has delivered or made available to DPI a complete and accurate copy of, each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered in the last five (5) years by or to Merger Partner or any director or officer or, to the Knowledge of Merger Partner, employee of Merger Partner regarding any actual, alleged, or suspected infringement or misappropriation of any Merger Partner IP Rights, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(i) Neither the execution, delivery, or performance of this Agreement (or any of the agreements contemplated by this Agreement) nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Merger Partner IP Rights; (b) a breach by Merger Partner of any license agreement listed or required to be listed in Part 2.9(c) of the Merger Partner Disclosure Schedule; (c) the release, disclosure, or delivery of any Merger Partner IP Rights by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of Merger Partner IP Rights.

(j) Merger Partner has disclosed in correspondence to DPI the third-party patents and patent applications found during all freedom to operate searches that were conducted by Merger Partner. Except as disclosed therein, to Merger Partner’s Knowledge, Merger Partner has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property rights of any other Person. Without limiting the generality of the foregoing:

(i) No product or service that has been developed or that is being commercially sold by Merger Partner, nor the performance of making, using, selling or offering for sale or importation of any such product or service, has, to the Knowledge of Merger Partner, infringed, misappropriated, or otherwise violated the Intellectual Property rights of any other Person.

(ii) No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to the Merger Partner’s Knowledge, threatened against Merger Partner or against any other Person who may

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be entitled to be indemnified, defended, held harmless, or reimbursed by Merger Partner with respect to such claim or Legal Proceeding. Merger Partner has never received any notice or other communication (in writing or otherwise) alleging any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property rights of another Person.

(iii) Merger Partner is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim. Merger Partner has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right.

(k) No claim or Legal Proceeding involving any Merger Partner IP Rights is pending or, to Merger Partner’s Knowledge, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of Merger Partner IP Rights by Merger Partner, or (ii) the manufacturing, distribution, or sale of any product or service being developed by Merger Partner, or that is being commercially sold by Merger Partner.

2.10 Contracts.

(a) Part 2.10(a) of the Merger Partner Disclosure Schedule identifies each Merger Partner Contract, including:

(i) each Merger Partner Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor;

(ii) each Merger Partner Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Merger Partner IP Rights;

(iii) each Merger Partner Contract imposing any restriction on Merger Partner’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

(iv) each Merger Partner Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(v) each Merger Partner Contract relating to the creation of any Encumbrance with respect to any asset of Merger Partner;

(vi) each Merger Partner Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(vii) each Merger Partner Contract creating or relating to any collaboration or joint venture or any sharing of technology, revenues, profits, losses, costs or liabilities, including Merger Partner Contracts involving investments by Merger Partner in, or loans by Merger Partner to, any other Entity;

(viii) each Merger Partner Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, or otherwise involving as a counterparty, any Related Party of Merger Partner;

(ix) each Merger Partner Contract relating to indebtedness for borrowed money;

(x) each Merger Partner Contract related to the acquisition or disposition of material assets of Merger Partner or any other Person;

(xi) any other material Merger Partner Contract that has a term of more than 60 days and that may not be terminated by Merger Partner (without penalty) within 60 days after the delivery of a termination notice by Merger Partner;

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(xii) any other Merger Partner Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to Merger Partner having a value in excess of $100,000 in the aggregate;

(xiii) each Merger Partner Contract constituting a commitment of any Person to purchase products (including products in development) of Merger Partner; and

(xiv) each Merger Partner Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Merger Partner in connection with the Contemplated Transactions.

(b) Merger Partner has delivered or made available to DPI accurate and complete (except for applicable redactions thereto) copies of all material written Merger Partner Contracts, including all amendments thereto. There are no Merger Partner Contracts that are not in written form. Each Merger Partner Contract is valid and in full force and effect, is enforceable by Merger Partner in accordance with its terms, and after the Effective Time will continue to be legal, valid, binding and enforceable on identical terms. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from Merger Partner, the Surviving Corporation or DPI or any DPI Subsidiary to any Person under any Merger Partner Contract or give any Person the right to terminate or alter the provisions of any Merger Partner Contract.

(c) Merger Partner has not materially violated or breached, or committed any material default under, any Merger Partner Contract, and, to the Knowledge of Merger Partner, no other Person has violated or breached, or committed any default under, any Merger Partner Contract.

(d) No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a material violation or breach of any of the provisions of any Merger Partner Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Merger Partner Contract, (iii) give any Person the right to accelerate the maturity or performance of any Merger Partner Contract, or (iv) give any Person the right to cancel, terminate or modify any Merger Partner Contract.

(e) Merger Partner has not received any written notice or other communication regarding any actual or possible violation or breach of, or default under, any Merger Partner Contract.

(f) Merger Partner has not waived any rights under any Merger Partner Contract.

(g) No Person is renegotiating, or has a right pursuant to the terms of any Merger Partner Contract to renegotiate, any amount paid or payable to Merger Partner under any Merger Partner Contract or any other material term or provision of any Merger Partner Contract.

(h) The Merger Partner Contracts collectively constitute all of the Contracts necessary to enable Merger Partner to conduct its business in the manner in which its business is currently being conducted and as its business is proposed to be conducted.

(i) Part 2.10(i) of the Merger Partner Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by Merger Partner (other than term sheets provided by Merger Partner or to Merger Partner by any party related to the subject matter of this transaction).

(j) Part 2.10(j) of the Merger Partner Disclosure Schedule provides an accurate and complete list of all Consents required under any Merger Partner Contract to consummate the Merger and the other Contemplated Transactions.

2.11 Liabilities; Fees, Costs and Expenses.

(a) Merger Partner does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with

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GAAP, and whether due or to become due), except for: (i) liabilities identified as such in the “liabilities” column of the Merger Partner Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by Merger Partner in the Ordinary Course of Business; (iii) liabilities under Merger Partner Contracts listed in Part 2.11(a) of the Merger Partner Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Merger Partner Contracts; (iv) liabilities that have arisen since the date of the Merger Partner Balance Sheet in the Ordinary Course of Business and (v) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

(b) The total amount of all fees, costs and expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) incurred by or for the benefit of Merger Partner in connection with (i) any due diligence conducted by Merger Partner with respect to the Merger, (ii) the negotiation, preparation and review of this Agreement (including the Merger Partner Disclosure Schedule) and all agreements contemplated by this Agreement and opinions delivered or to be delivered in connection with the Contemplated Transactions, (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the Contemplated Transactions, (iv) the obtaining of any Consent required to be obtained in connection with any Contemplated Transactions hereby, and (v) otherwise in connection with the Merger and the Contemplated Transactions, will, in the good faith estimate of the Merger Partner reasonably exercised, aggregate approximately $1,900,000.

2.12 Compliance with Legal Requirements. Merger Partner is, and has at all times been, in compliance in all material respects with all applicable Legal Requirements. Merger Partner has not received, since January 1, 2003, any written notice or other communication from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (b) any actual, alleged, possible or potential obligation on the part of Merger Partner to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. Merger Partner has delivered or made available to DPI an accurate and complete copy of each report, study, survey or other document to which Merger Partner has access that addresses or otherwise relates to the compliance of Merger Partner with, or the applicability to Merger Partner of, any Legal Requirement. To the Knowledge of Merger Partner, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (a) will, or would reasonably be expected to, cause a Merger Partner Material Adverse Effect, (b) may have an adverse effect on Merger Partner’s ability to comply with or perform any covenant or obligation under this Agreement or any of the Related Agreements, or (c) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

2.13 Governmental Authorizations. Part 2.13 of the Merger Partner Disclosure Schedule identifies each Governmental Authorization held by Merger Partner, and Merger Partner has delivered or made available to DPI accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Merger Partner Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Merger Partner Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable Merger Partner to conduct its business in the manner in which its business is currently being conducted and is proposed to be conducted. Merger Partner is in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Merger Partner Disclosure Schedule. Merger Partner has not since January 1, 2003 received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

2.14 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of Merger Partner with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Merger Partner

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Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects. All Taxes due on or before the Closing Date have been or will be paid on or before the Closing Date. Merger Partner has delivered or made available to DPI accurate and complete copies of all Merger Partner Returns filed which have been requested by DPI. Merger Partner shall establish in its books and records, in the Ordinary Course of Business, reserves adequate for the payment of all unpaid Taxes by Merger Partner for the period from January 1, 2006 through the Closing Date.

(b) Merger Partner Financial Statements fully accrue all liabilities for unpaid Taxes with respect to all periods through the dates thereof in accordance with GAAP.

(c) No Merger Partner Return has ever been examined or audited by any Governmental Body and no examination or audit of any Merger Partner Return is currently in progress or, to the Knowledge of Merger Partner, threatened or contemplated. Merger Partner has delivered or made available to DPI accurate and complete copies of all audit reports, private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Merger Partner relating to Merger Partner Returns. No extension or waiver of the limitation period applicable to any of Merger Partner Returns has been granted (by Merger Partner, or any other Person), and no such extension or waiver has been requested from Merger Partner. All Taxes that Merger Partner was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Body. Merger Partner has not executed or filed any power of attorney with any taxing authority.

(d) Merger Partner (i) has never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was Merger Partner), (ii) does not have any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, and (iii) has never been a party to any joint venture, collaboration, partnership or other agreement that could be treated as a partnership for Tax purposes. Merger Partner is not nor has it ever been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract. Merger Partner has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (y) in the two years prior to the date of this Agreement or (z) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e) No claim or Legal Proceeding is pending or has been threatened against or with respect to Merger Partner in respect of any Tax. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by Merger Partner with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Merger Partner and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of Merger Partner except liens for current Taxes not yet due and payable. Merger Partner has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Merger Partner has not been, and Merger Partner will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing Date.

(f) None of the assets of Merger Partner (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

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(g) Merger Partner has never participated in an international boycott as defined in Section 999 of the Code.

(h) Merger Partner will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (ii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

(i) Merger Partner has not engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.

2.15 Employee and Labor Matters; Benefit Plans.

(a) Part 2.15(a) of the Merger Partner Disclosure Schedule accurately sets forth, with respect to each employee of Merger Partner (including any employee of Merger Partner who is on a leave of absence) with an annual base salary in excess of $100,000.

(i) the name of such employee and the date as of which such employee was originally hired by Merger Partner;

(ii) such employee’s title;

(iii) the aggregate dollar amount of the wages, salary, and bonuses received by such employee from Merger Partner with respect to services performed in 2005;

(iv) such employee’s annualized compensation as of the date of this Agreement;

(v) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with Merger Partner’s business;

(vi) such employee’s citizenship status (whether such employee is a U.S. citizen or otherwise) and, with respect to non U.S. citizens, identifies the visa or other similar permit under which such employee is working for Merger Partner and the dates of issuance and expiration of such visa or other permit; and

(vii) such employee’s primary office location.

(b) Part 2.15(b) of the Merger Partner Disclosure Schedule accurately identifies each former employee of Merger Partner who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (from Merger Partner) relating to such former employee’s employment with Merger Partner; and Part 2.15(b) of the Merger Partner Disclosure Schedule accurately describes such benefits.

(c) The employment of Merger Partner’s employees is terminable by Merger Partner at will. Merger Partner has delivered or made available to DPI accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials governing the terms and conditions of employment of the employees of Merger Partner.

(d) To the Knowledge of Merger Partner:

(i) no Key Employee of Merger Partner intends to terminate his employment with Merger Partner;

(ii) no Key Employee of Merger Partner has received an offer that remains outstanding to join a business that may be competitive with Merger Partner’s business; and

(iii) no employee of Merger Partner is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of Merger Partner; or (B) Merger Partner’s business or operations.

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(e) Merger Partner is not a party to or bound by, and Merger Partner has never been a party to or bound by any union contract, collective bargaining agreement or similar Contract.

(f) Merger Partner is not engaged, and Merger Partner has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Merger Partner. To the Merger Partner’s Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of Merger Partner, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of Merger Partner, including, without limitation, charges of unfair labor practices or discrimination complaints. Merger Partner has good labor relations, and no reason to believe that the consummation of the Merger or any of the other Contemplated Transactions will have a material adverse effect on Merger Partner labor relations.

(g) Since January 1, 2003, there have not been any independent contractors who have provided services to Merger Partner for a period of six consecutive months or longer. Merger Partner has never had any temporary or leased employees.

(h) Part 2.15(h) of the Merger Partner Disclosure Schedule identifies each Merger Partner Plan sponsored, maintained, contributed to or required to be contributed to by Merger Partner for the benefit of any employee of Merger Partner. Except to the extent required to comply with Legal Requirements, Merger Partner does not intend nor has it committed to establish or enter into any new Merger Partner Plan (as defined in paragraph (s) below), or to modify any Merger Partner Plan.

(i) Merger Partner has delivered or made available to DPI: (i) correct and complete copies of all documents setting forth the terms of each Merger Partner Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Merger Partner Plan; (iii) if the Merger Partner Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Merger Partner Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Merger Partner Plan; (v) all material written Contracts relating to each Merger Partner Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any employee of Merger Partner relating to any Merger Partner Plan and any proposed Merger Partner Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to Merger Partner; (vii) all correspondence to or from any Governmental Body relating to any Plan; (viii) the form of all COBRA forms and related notices; (ix) all insurance policies in the possession of Merger Partner pertaining to fiduciary liability insurance covering the fiduciaries for each Merger Partner Plan; (x) all discrimination tests required under the Code for each Merger Partner Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Merger Partner Plan intended to be qualified under Section 401(a) of the Code.

(j) Merger Partner has performed all material obligations required to be performed by it under each Merger Partner Plan and is not in default under or violation of, and Merger Partner has no Knowledge of any default under or violation by any other party of, the terms of any Merger Partner Plan. Each Merger Partner Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Merger Partner Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of that Merger Partner Plan. No “prohibited transaction,”

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within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Merger Partner Plan subject to ERISA or Section 4975 of the Code. There are no claims or Legal Proceedings pending, or, to the Knowledge of Merger Partner, threatened or reasonably anticipated (other than routine claims for benefits), against any Merger Partner Plan or against the assets of any Merger Partner Plan. Each Merger Partner Plan (other than any Merger Partner Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to DPI, any DPI Subsidiary, Merger Partner or the Surviving Corporation (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of Merger Partner, threatened by any Governmental Body with respect to any Merger Partner Plan. Merger Partner has never incurred any penalty or tax with respect to any Merger Partner Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Merger Partner has made all contributions and other payments required by and due under the terms of each Merger Partner Plan.

(k) Merger Partner has never maintained, established, sponsored, participated in, or contributed to any: (i) employee benefit pension plan (as defined in Section 3(2) of ERISA) (“Pension Plan”) subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA. Merger Partner has never maintained, established, sponsored, participated in or contributed to, any Pension Plan in which stock of Merger Partner is or was held as a plan asset. Merger Partner has never maintained a Pension Plan or multiemployer plan, or the equivalent thereof, in a foreign jurisdiction (a “Merger Partner Foreign Plan”).

(l) No Merger Partner Plan provides (except at no cost to Merger Partner), or reflects or represents any liability of Merger Partner to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to Merger Partner, Merger Partner has never represented, promised or contracted (whether in oral or written form) to any employee of Merger Partner (either individually or to employees of Merger Partner as a group) or any other Person that such employee(s) or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(m) Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Merger Partner Plan, Merger Partner Contract, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employees of Merger Partner.

(n) Merger Partner: (i) is, and at all times has been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to their employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for their employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of Merger Partner, threatened or reasonably anticipated claims or Legal Proceedings against Merger Partner under any worker’s compensation policy or long-term disability policy.

(o) Merger Partner is not required to be, and, to the Knowledge of Merger Partner, has not ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or

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Section 414(b), (c), (m) or (o) of the Code. Merger Partner has never been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code. To the Knowledge of Merger Partner, it has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in “withdrawal liability,” as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

(p) To the Knowledge of Merger Partner, no officer or employee of Merger Partner is subject to any injunction, writ, judgment, decree, or order of any court or other Governmental Body that would interfere with such employee’s efforts to promote the interests of Merger Partner, or that would interfere with the business of Merger Partner. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of Merger Partner as presently conducted nor any activity of any employees of Merger Partner in connection with the carrying on of the business of Merger Partner as presently conducted will, to the Knowledge of Merger Partner, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any employee of Merger Partner may be bound.

(q) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Merger Partner that, considered individually or considered collectively with any other such Contracts and/or other events, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Merger Partner is not a party to any Contract, nor does Merger Partner have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(r) No holder of shares of Merger Partner Common Stock holds shares of Merger Partner Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made and were not acquired on the exercise of an incentive stock option as defined in Section 422 of the Code.

(s) Any Merger Partner employee plan, which includes any and all salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the “Merger Partner Plans”) sponsored, maintained, contributed to or required to be contributed to by Merger Partner for the benefit of any employee of Merger Partner and which is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and the proposed regulations and other guidance issued with respect thereto as to avoid any additional Tax pursuant to Section 409A(a)(1)(B)(i)(II) of the Code.

2.16 Environmental Matters. Merger Partner is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by Merger Partner of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Merger Partner has not received since January 1, 2003 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Merger Partner is not in compliance with any Environmental Law, and, to the Knowledge of Merger Partner, there are no circumstances that may prevent or interfere with Merger Partner’s compliance with any Environmental Law in the future. To the Knowledge of Merger Partner: (i) no current or prior owner of any property leased or controlled by Merger Partner has received since January 1, 2003 any written notice or other communication relating to property owned or leased at any time by Merger Partner, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Merger Partner is not in compliance with or violated any Environmental Law relating to such property and (ii) it has no material liability under any Environmental Law. All Governmental Authorizations currently held by Merger Partner pursuant to Environmental Laws are identified in Part 2.16 of the Merger Partner Disclosure Schedule.

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2.17 Insurance. Merger Partner maintains insurance policies with reputable insurance carriers against all risks of a character as usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses. Each such insurance policy is in full force and effect. Since January 1, 2003, Merger Partner has not received any written notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.18 Related Party Transactions. (a) No Merger Partner Related Party has, and no Merger Partner Related Party has at any time since Merger Partner’s inception had, any direct or indirect interest in any material asset used in or otherwise relating to the business of Merger Partner; (b) no Merger Partner Related Party is, or has been, indebted to Merger Partner; (c) since Merger Partner’s inception, no Merger Partner Related Party has entered into, or has had any direct or indirect financial interest in, any Merger Partner Contract, transaction or business dealing involving Merger Partner; (d) no Merger Partner Related Party is competing, or has at any time competed, directly or indirectly, with Merger Partner; and (e) no Merger Partner Related Party has any claim or right against Merger Partner (other than rights under capital stock of Merger Partner and rights to receive compensation for services performed as an employee of Merger Partner).

2.19 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and to the Knowledge of Merger Partner, no Person has threatened to commence any Legal Proceeding: (i) that involves Merger Partner or any of the assets owned, used or controlled by Merger Partner or any Person whose liability Merger Partner has or may have retained or assumed, either contractually or by operation of law claiming damages in an amount in excess of $100,000; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of Merger Partner, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonable be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which Merger Partner or any of the assets owned or used by Merger Partner, is subject. To the Knowledge of the Merger Partner, none of its Related Parties is subject to any order, writ, injunction, judgment or decree that relates to Merger Partner’s business or to any assets owned or used by Merger Partner.

2.20 Authority; Binding Nature of Agreement. Merger Partner has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and the Related Agreements to which it is a party; and the execution, delivery and performance by Merger Partner of this Agreement and the Related Agreements to which it is a party have been duly authorized by all necessary action on the part of Merger Partner and the board of directors of Merger Partner, subject only to obtaining the Required Merger Partner Stockholder Vote and the filing and recordation of the Certificate of Merger pursuant to the DGCL. This Agreement and each of the Related Agreements to which Merger Partner is a party has been duly executed and delivered by Merger Partner, and assuming due authorization, execution and delivery by the other Parties thereto, constitutes the legal, valid and binding obligation of Merger Partner, enforceable against Merger Partner in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.21 Non-Contravention; Consents. Subject to compliance with the applicable requirements of the HSR Act, obtaining the Required Merger Partner Stockholder Vote for the applicable Contemplated Transactions, and the filing of a Certificate of Merger as required by DGCL, neither (a) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (b) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of Merger Partner Constituent Documents;

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(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Merger Partner, or any of the assets owned or used by Merger Partner, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Merger Partner or that otherwise relates to Merger Partner’s business or to any of the assets owned or used by Merger Partner;

(d) result in a material conflict, violation or breach of, or result in a material default under, any provision of any Merger Partner Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Merger Partner Contract, (ii) accelerate the maturity or performance of any such Merger Partner Contract, or (iii) cancel, terminate or modify any such Merger Partner Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Merger Partner (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Merger Partner).

Except for those filings, notices or Consents disclosed in Part 2.21 of the Merger Partner Disclosure Schedule, no filing with, notice to or Consent from any Person is required in connection with (y) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation of the Merger or any of the other Contemplated Transactions.

2.22 Vote Required. The affirmative vote of (i) the holders of a majority of the shares of Merger Partner Common Stock and Merger Partner Preferred Stock outstanding on the record date for the Merger Partner Stockholders’ Meeting and entitled to vote thereon, voting as a single class and (ii) in accordance with Section 2(c) of Article IV of the Merger Partner Certificate of Incorporation, the holders of a majority of the shares of Merger Partner Preferred Stock outstanding on the record date for the Merger Partner Stockholders’ Meeting and entitled to vote thereon, voting as a single class (the “Required Merger Partner Stockholder Vote”) are the only votes of the holders of any class or series of Merger Partner capital stock necessary to adopt this Agreement.

2.23 Regulatory Compliance. All Merger Partner Products that are subject to the jurisdiction of any Governmental Body are being manufactured, labeled, stored, tested, developed, distributed, and marketed in compliance in all material respects with all applicable Legal Requirements.

2.24 Merger Partner Action. The board of directors of Merger Partner (at a meeting duly called and held in accordance with Merger Partner Constituent Documents) has (a) unanimously determined that the Merger is advisable and in the best interests of Merger Partner and its stockholders and (b) unanimously recommended adoption of this Agreement, by the stockholders of the Merger Partner and directed that this Agreement, be submitted to the stockholders of the Merger Partner for adoption.

2.25 Anti-Takeover Law. The board of directors of Merger Partner has taken all action necessary or required to render inapplicable to the Merger, this Agreement or any agreement contemplated hereby and the Contemplated Transactions (a) any takeover provision in the Merger Partner Constituent Documents, (b) any takeover provision in any Merger Partner Contract, and (c) any takeover provision in any applicable state law.

2.26 No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Merger Partner.

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2.27 Certain Payments. Neither Merger Partner nor to Merger Partner’s Knowledge any officer, employee, agent or other Person associated with or acting for or on behalf of Merger Partner, has at any time, directly or indirectly:

(a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of Merger Partner;

(c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d) performed any favor or given any gift which was not deductible for federal income tax purposes;

(e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(f) agreed or committed to take any of the actions described in clauses “(a)” through “(e)” above.

2.28 Disclosure. The information supplied by Merger Partner for inclusion in the Joint Proxy Statement/Prospectus (including any Merger Partner Financial Statements) will not, as of the date of the Joint Proxy Statement/Prospectus or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.

3. REPRESENTATIONS AND WARRANTIES OF DPI AND MERGER SUB

DPI and Merger Sub represent and warrant to Merger Partner as follows, except as set forth in the written disclosure schedule delivered or made available by DPI to Merger Partner (the “DPI Disclosure Schedule”). The DPI Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosure in any section or subsection of the DPI Disclosure Schedule shall qualify other sections and subsections in this Section 3 only to the extent it is readily apparent that the disclosure contained in such section or subsection of the DPI Disclosure Schedule contains enough information regarding the subject matter of the other representations in this Section 3 as to clearly qualify or otherwise clearly apply to such other representations and warranties; provided, however, that the disclosure in Part 3.10(a)(ii) of the DPI Disclosure Schedule shall only qualify Sections 3.9(b), 3.9(d)(v) and 3.10(a)(ii).

3.1 Due Organization; Subsidiaries; Etc.

(a) DPI and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to carry on their business as now being conducted and as currently proposed to be conducted.

(b) DPI has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Discovery Partners International, Inc.”

(c) DPI and Merger Sub are not and have not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 3.1(c) of the DPI Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had, and would not be reasonably expected to have, a DPI Material Adverse

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Effect. DPI and Merger Sub and each of their respective Subsidiaries are each in good standing as a foreign corporation in each of the jurisdictions identified in Part 3.1(c) of the DPI Disclosure Schedule.

(d) Part 3.1(d) of the DPI Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of DPI, (ii) the names of the members of each committee of the board of directors of DPI and (iii) the names and titles of DPI’s officers.

(e) DPI has no Subsidiaries (other than Merger Sub) except for the Entities identified in Part 3.1(e) of the DPI Disclosure Schedule. Neither DPI nor any DPI Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Entity. Except as identified in Part 3.1(e) of the DPI Disclosure Schedule, neither DPI nor any DPI Subsidiary has guaranteed or is responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest.

3.2 Certificate of Incorporation and Bylaws; Records. DPI and Merger Sub have delivered or made available to Merger Partner copies of: (a) DPI’s certificate of incorporation and bylaws, including all amendments thereto, and the certificate of incorporation and bylaws of Merger Sub; (b) the stock records of DPI and Merger Sub; and (c) the minute and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of DPI and Merger Sub (the “DPI Constituent Documents”). There have been no formal meetings or other proceedings of the stockholders of DPI or Merger Sub, the board of directors of DPI or Merger Sub or any committee of the board of directors of DPI or Merger Sub that are not fully reflected in the minutes and other records delivered or made available to Merger Partner pursuant to clause (c) above. There has not been any violation in any material respect of the DPI Constituent Documents, and DPI has not taken any action that is inconsistent in any material respect with the DPI Constituent Documents. The books of account, stock records, minute books and other records of DPI are accurate, up to date and complete in all material respects, and have been maintained in accordance with prudent business practices.
3.3 Capitalization, Etc.

(a) The authorized capital stock of DPI consists of: 100,000,000 shares of DPI Common Stock and 1,000,000 shares of Preferred Stock, par value $.001 per share. As of April 7, 2006, 26,436,931 shares of DPI Common Stock have been issued and are outstanding, and no shares of DPI Preferred Stock have been issued and are outstanding. All outstanding shares of DPI Common Stock have been duly authorized and validly issued, and are fully paid and non assessable. DPI has no authorized shares other than as set forth in this Section 3.3(a) and there are no issued and outstanding shares of DPI’s capital stock other than the shares of DPI Common Stock as set forth in this Section 3.3(a).

(b) As of April 7, 2006, DPI has reserved 6,297,374 shares of DPI Common Stock for issuance under its DPI 2000 Stock Incentive Plan, of which options to purchase 2,103,961 shares of DPI Common Stock are outstanding as of April 7, 2006. As of April 7, 2006, DPI has reserved 2,498,032 shares of DPI Common Stock for issuance under its DPI 2000 Employee Stock Purchase Plan, of which 181,202 shares of DPI Common Stock are outstanding as of April 7, 2006. As of April 7, 2006, 424,500 shares of DPI Common Stock are reserved for future issuance pursuant to grants of restricted stock of DPI. Except as set forth in this Agreement and the Contemplated Transactions, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of DPI; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of DPI; (iii) Contract under which DPI is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of DPI; or (iv) condition or circumstance that would give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of DPI. DPI has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any action of DPI.

(c) All outstanding shares of DPI Common Stock, and all outstanding DPI Options, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in DPI Constituent Documents and applicable Contracts.

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3.4 SEC Filings; Financial Statements.

(a) DPI has made all filings with the SEC required under the applicable requirements of the Securities Act and the Exchange Act. DPI has delivered or made available to Merger Partner accurate and complete copies (excluding copies of exhibits) of each report, schedule, registration statement and definitive proxy statement filed by DPI with the SEC on or after January 1, 2003 and prior to the date of this Agreement (the “DPI SEC Documents”). DPI has resolved with the staff of the SEC any comments it may have received since January 1, 2005 and prior to the date of this Agreement in comment letters to DPI from the staff of the SEC or, to the extent such comments are unresolved, has disclosed such unresolved comments in the DPI SEC Documents. All DPI SEC Documents (x) were filed on a timely basis, (y) at the time filed (or, if amended or superseded by a later filing prior to the date of this Agreement, than on the date of such later filing), were prepared in compliance in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such DPI SEC Documents, and (z) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

(b) The consolidated financial statements contained in the DPI SEC Documents (including, in each case, any related notes thereto): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such consolidated financial statements and except that the unaudited interim consolidated financial statements contained in the DPI SEC Documents do not contain footnotes as permitted by Form 10-Q of the Exchange Act; and (iii) fairly present the consolidated financial position of DPI as of the respective dates thereof and the consolidated results of operations and cash flows of DPI for the periods covered thereby, except that the unaudited interim consolidated financial statements contained in the DPI SEC Documents were or are subject to normal year-end audit adjustments.

(c) The aggregate amount of cash, cash equivalents and short-term investments as reflected on the balance sheet of DPI as of March 31, 2006 shall be at least equal to $80,599,449.

(d) Ernst & Young LLP, DPI’s auditors are, and have been at all times during their engagement by DPI (i) “independent” with respect to DPI within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the public company accounting oversight board, in each case as such subsections and rules apply to Ernst & Young LLP’s engagement with DPI.

3.5 Absence of Changes. Since December 31, 2005:

(a) there has not been any DPI Material Adverse Effect, and no event has occurred that will, or would reasonably be expected to, cause a DPI Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of DPI or any DPI Subsidiary (whether or not covered by insurance);

(c) DPI has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

(d) DPI has not sold, issued, granted or authorized the issuance of (i) any capital stock or other securities of DPI; (ii) any option, call or right to acquire any capital stock or any other security of DPI; (iii) any instrument convertible into or exchangeable for any capital stock or other security of DPI; or (iv) reserved for issuance any additional grants or shares under the DPI 2000 Stock Incentive Plan or the DPI 2000 Employee Stock Purchase Plan;

(e) DPI has not amended or waived any of its rights under, or permitted the acceleration of vesting under, the DPI 2000 Stock Incentive Plan, the DPI 2000 Employee Stock Purchase Plan, any DPI Option or

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agreement evidencing or relating to any outstanding stock option or warrant, any restricted stock purchase agreement, or any other Contract evidencing or relating to any equity award;

(f) there has been no amendment to the certificate of incorporation or bylaws of DPI or any DPI Subsidiary and DPI has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) DPI has not formed any DPI Subsidiary or acquired any equity interest or other interest in any other Entity;

(h) neither DPI nor any DPI Subsidiary has made any capital expenditure which, when added to all other capital expenditures made on behalf of DPI or any DPI Subsidiary since December 31, 2005 (the “DPI Balance Sheet Date”), exceeds $100,000;

(i) neither DPI nor any DPI Subsidiary has (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to DPI or any DPI Subsidiary having a value in excess of $100,000 in the aggregate, or (ii) waived any right or remedy under any Contract other than in the Ordinary Course of Business, or amended or prematurely terminated any Contract;

(j) neither DPI nor any DPI Subsidiary has (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or immaterial assets acquired, leased, licensed or disposed of in the Ordinary Course of Business;

(k) neither DPI nor any DPI Subsidiary has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(l) neither DPI nor any DPI Subsidiary has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the Ordinary Course of Business;

(m) neither DPI nor any DPI Subsidiary has (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the Ordinary Course of Business), or (ii) incurred or guaranteed any indebtedness for borrowed money in the aggregate in excess of $100,000 or (iii) issued or sold any debt securities or options, warrants, calls or similar rights to acquire any debt securities of DPI or any DPI Subsidiary;

(n) neither DPI nor any DPI Subsidiary has (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit sharing, incentive compensation or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees with an annual salary in excess of $100,000, or (iii) hired any new employee having an aggregate salary in excess of $100,000;

(o) neither DPI nor any DPI Subsidiary has changed any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

(p) DPI has not made any material Tax election;

(q) neither DPI nor any DPI Subsidiary has threatened, commenced or settled any Legal Proceeding;

(r) neither DPI nor any DPI Subsidiary has entered into any transaction or taken any other action outside the Ordinary Course of Business, other than entering into this Agreement and the Contemplated Transactions;

(s) neither DPI nor any DPI Subsidiary has paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of non-material amounts in the Ordinary Course of Business or as required by any DPI or DPI Subsidiary Contract or Legal Requirement; and

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(t) neither DPI nor any DPI Subsidiary has agreed to take, or committed to take, any of the actions referred to in clauses “(c)” through “(s)” above.

3.6 Liabilities; Fees, Costs and Expenses.

(a) Neither DPI nor any DPI Subsidiary has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) liabilities identified in DPI’s balance sheet included in its Form 10-K for the year ended December 31, 2005 (the “DPI Balance Sheet”) or any subsequent interim or full-year balance sheet filed by DPI with the SEC subsequent to December 31, 2005, or otherwise described in DPI’s Form 10-K for the year ended December 31, 2005; (ii) liabilities that have been incurred since December 31, 2005 (or the date of any subsequent interim or full-year balance sheet filed by DPI with the SEC subsequent to December 31, 2005) in the Ordinary Course of Business; (iii) liabilities which have arisen since the date of the DPI Balance Sheet in the Ordinary Course of Business and (iv) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

(b) The total amount of all fees, costs and expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) incurred by or for the benefit of DPI or any DPI Subsidiary in connection with (i) any due diligence conducted by DPI with respect to the Merger, (ii) the negotiation, preparation and review of this Agreement (including the DPI Disclosure Schedule) and all agreements contemplated by this Agreement and opinions delivered or to be delivered in connection with the Contemplated Transactions, (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the Contemplated Transactions, (iv) the obtaining of any Consent required to be obtained in connection with any Contemplated Transactions hereby, and (v) otherwise in connection with the Merger and the Contemplated Transactions, will, in the good faith estimate of DPI reasonably exercised, aggregate approximately $5,117,000.

3.7 Compliance with Legal Requirements. DPI and each DPI Subsidiary are, and since January 1, 2003 have been, in compliance in all material respects with all applicable Legal Requirements. DPI has not received, since January 1, 2003, any written notice or other communication from any Governmental Body or any other person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (b) any actual, alleged, possible or potential obligation on the part of DPI or the applicable DPI Subsidiary to undertake, or to bear all, or any portion of the cost of, any cleanup or any remedial, corrective or responsive action of any nature. DPI has delivered or made available to Merger Partner an accurate and complete copy of each report, study, survey or other document to which DPI or any DPI Subsidiary has access that addresses or otherwise relates to the compliance of DPI and any DPI Subsidiary with, or the applicability to DPI or any DPI Subsidiary of, any Legal Requirement. To the Knowledge of DPI, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (a) will, or would reasonably be expected to, cause a DPI Material Adverse Change, (b) may have an adverse effect on Merger Partner’s ability to comply with or perform any covenant or obligation under this Agreement or the Related Agreements, or (c) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

3.8 Equipment; Leasehold.

(a) All items of equipment and other tangible assets owned by or leased to DPI or any DPI Subsidiary (i) are adequate for the uses to which they are being put and (ii) are adequate for the conduct of DPI’s business in the manner in which such business is currently being conducted and as it is proposed to be conducted.

(b) Neither DPI nor any DPI Subsidiary owns any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Part 3.8(b) of the DPI Disclosure Schedule. All premises leased or subleased by DPI or any DPI Subsidiary are supplied with utilities and other services necessary for the operation of their respective businesses.

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3.9 Intellectual Property.

(a) Part 3.9(a) of the DPI Disclosure Schedule accurately identifies (i) each item of DPI Registered IP; and (ii) the jurisdiction in which such item of Merger Partner Registered IP has been registered or filed and the applicable registration or serial number. DPI has delivered or made available to Merger Partner complete and accurate copies of all applications, correspondence, and other material documents related to each such item of DPI Registered IP.

(b) Part 3.9(b) of the DPI Disclosure Schedule accurately identifies (i) each DPI contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any DPI IP Rights; and (ii) each DPI contract involving DPI IP Rights licensed to DPI or any DPI Subsidiary (other than any non-customized software that is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license). DPI and DPI Subsidiaries are not bound by, and no DPI IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of DPI or any DPI Subsidiary to use, exploit, assert, or enforce any DPI IP Rights anywhere in the world.

(c) DPI has delivered or made available to Merger Partner a complete and accurate copy of each standard form of DPI IP Rights Agreement used by DPI or any DPI Subsidiary, including each standard form of (i) license agreement; (ii) employee agreement containing intellectual property assignment or license of DPI IP Rights or any confidentiality provision; (iii) consulting or independent contractor agreement containing intellectual property assignment or license of DPI IP Rights or any confidentiality provision; and (iv) confidentiality or nondisclosure agreement, and no DPI IP Rights Agreement deviates in any material respect from the corresponding standard form agreement delivered or made available to Merger Partner.

(d) DPI and DPI’s Subsidiaries exclusively own all right, title, and interest to and in DPI IP Rights (other than DPI IP Rights exclusively licensed to DPI or DPI’s Subsidiaries free and clear of any Encumbrances (other than non-exclusive licenses of DPI IP Rights). Without limiting the generality of the foregoing:

(i) To the Knowledge of DPI, all documents and instruments necessary to register or apply for new registration of DPI and each DPI Subsidiary in DPI Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(ii) Each Person who is or was an employee or contractor of DPI or any DPI Subsidiary and who is or was involved in the creation or development of any DPI IP Rights has signed a valid, enforceable agreement containing and assignment of Intellectual Property to DPI or a DPI Subsidiary and confidentiality provisions protecting trade secrets and confidential information of DPI IP Rights. No current or former stockholder, officer, director, or employee of DPI or any DPI Subsidiary has any claim, right (whether or not currently exercisable), or interest to or in any DPI IP Rights. No employee of DPI or any DPI Subsidiary is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for DPI or any DPI Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning DPI IP rights or confidentiality provisions protecting trade secrets and confidential information in DPI IP Rights.

(iii) No funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any DPI IP Rights in which DPI has an ownership interest.

(iv) DPI and each DPI Subsidiary have taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information that DPI or the applicable DPI Subsidiary holds, or purports to hold, as a trade secret.

(v) DPI and DPI Subsidiaries have not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any DPI IP Rights to any other Person.

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(vi) Neither DPI nor any DPI Subsidiary is now or ever was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate DPI or the applicable DPI Subsidiary to grant or offer to any other Person any license or right to any DPI IP Rights.

(vii) The DPI IP Rights constitute all Intellectual Property necessary for DPI to conduct its business as currently conducted and planned to be conducted.

(e) To DPI’s Knowledge, all DPI Registered IP is valid and enforceable. Without limiting the generality of the foregoing:

(i) Each U.S. patent application and U.S. patent in which DPI or any DPI Subsidiary has or purports to have an ownership interest was filed within one year of the first printed publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which DPI or any DPI Subsidiary has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being first made available to the public.

(ii) No trademark (whether registered or unregistered) or trade name owned, used, or applied for by DPI or any DPI conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which DPI or any DPI Subsidiary has or purports to have an ownership interest has been impaired.

(iii) Each item of DPI IP Rights that is DPI Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of DPI Registered IP in full force and effect have been made by the applicable deadline. Part 3.9(e)(iii) of the DPI Disclosure Schedule accurately identifies and describes each action, filing, and payment that must, to DPI’s Knowledge, be taken or made on or before the date that is 90 days after the Closing Date in order to maintain such item of DPI Registered IP in full force and effect.

(iv) No interference, opposition, reissue, reexamination, or other proceeding is pending or, to DPI’s Knowledge, threatened, in which the scope, validity, or enforceability of any DPI IP Rights is being, has been or could reasonably be expected to be contested or challenged. To DPI’s Knowledge, there is no basis for a claim that any DPI IP Rights are invalid or, excluding pending patent applications, unenforceable.

(f) To DPI’s Knowledge, no Person has infringed, misappropriated, other otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any DPI IP Rights. DPI has delivered or made available to Merger Partner a complete and accurate copy of, each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered in the last five (5) years by or to DPI or any DPI Subsidiary or any Representative of DPI or any DPI Subsidiary regarding any actual, alleged, or suspected infringement or misappropriation of any DPI IP Rights, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(g) Neither the execution, delivery, or performance of this Agreement (or any of the agreements contemplated by this Agreement) nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any DPI IP Rights; (ii) a breach by DPI or any DPI Subsidiary of any DPI IP Rights Agreement; (iii) the release, disclosure, or delivery of any DPI IP Rights by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of DPI IP Rights.

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(h) To DPI’s Knowledge, neither DPI nor any DPI Subsidiaries has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property rights of any other Person. Without limiting the generality of the foregoing:

(i) No product or service that has been developed or that is being commercially sold by DPI or any DPI Subsidiary nor the performance of making, using, selling or offering for importation of any such product or service has, to the Knowledge of DPI, infringed, misappropriated, or otherwise violated the Intellectual Property rights of any other Person.

(ii) No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to DPI’s Knowledge, threatened against DPI or any DPI Subsidiary or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by DPI or any DPI Subsidiary with respect to such claim or Legal Proceeding. DPI and DPI’s Subsidiaries have never received any notice or other communication (in writing or otherwise) alleging any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property rights of another Person.

(iii) Neither DPI nor any DPI Subsidiary is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim. DPI and DPI’s Subsidiaries have never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriate, or violation of any Intellectual Property right.

(i) No claim or Legal Proceeding involving any DPI IP Rights is pending or, to DPI’s Knowledge, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of DPI IP Rights by DPI or any DPI Subsidiary, or (ii) the manufacturing, distribution, or sale of any product or service being developed by DPI or any DPI Subsidiary, or that is being commercially sold by DPI or any DPI Subsidiary.

3.10 Contracts.

(a) Part 3.10(a) of the DPI Disclosure Schedule identifies each DPI Contract, including:

(i) each DPI Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor;

(ii) each DPI Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or DPI IP Rights;

(iii) each DPI Contract imposing any restriction on DPI’s or any DPI Subsidiary’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

(iv) each DPI Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(v) each DPI Contract relating to the creation of any Encumbrance with respect to any asset of DPI or any DPI Subsidiary;

(vi) each DPI Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(vii) each DPI Contract creating or relating to any collaboration or joint venture or any sharing of technology, revenues, profits, losses, costs or liabilities, including DPI Contracts involving investments by DPI in, or loans by DPI to, any other Entity;

(viii) each DPI contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, or otherwise involving as a counterparty, any DPI Related Party;

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(ix) each DPI Contract relating to indebtedness for borrowed money;

(x) each DPI Contract related to the acquisition or disposition of material assets of DPI or any DPI Subsidiary or any other Person;

(xi) any other material DPI Contract that has a term of more than 60 days and that may not be terminated by DPI or any DPI Subsidiary (without penalty) within 60 days after the delivery of a termination notice by DPI or the applicable DPI Subsidiary.

(xii) any other DPI Contract pursuant to which DPI or a DPI Subsidiary is actively performing as of the date hereof that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to DPI or any DPI Subsidiary having a value in excess of $100,000 in the aggregate;

(xiii) each DPI Contract constituting a commitment of any Person to purchase products (including products in development) of DPI or any DPI Subsidiary; and

(xiv) each DPI Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to DPI or any DPI Subsidiary in connection with the Contemplated Transactions.

(b) DPI has delivered or made available to Merger Partner accurate and complete (except for applicable redactions thereto) copies of all material written DPI Contracts, including all amendments thereto. There are no DPI Contracts that are not in written form. Each DPI Contract is valid and in full force and effect, is enforceable by DPI or the applicable DPI Subsidiary in accordance with its terms, and after the Effective Time will continue to be legal, valid, binding and enforceable on identical terms. The consummation of the Contemplated Transactions hereby shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from DPI or any DPI Subsidiary, the Surviving Corporation or Merger Partner to any Person under any DPI Contract or give any Person the right to terminate or alter the provisions of any DPI Contract.

(c) Neither DPI nor any DPI Subsidiary has materially violated or breached, or committed any material default under, any DPI Contract, and, to the Knowledge of DPI, no other Person has violated or breached, or committed any default under, any DPI Contract.

(d) No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a material violation or breach of any of the provisions of any DPI Contract, (ii) given any Person the right to declare a default or exercise any remedy under any DPI Contract, (iii) give any Person the right to accelerate the maturity or performance of any DPI Contract, or (iv) give any Person the right to cancel, terminate or modify any DPI Contract.

(e) Neither DPI nor any DPI Subsidiary has received any written notice or other communication regarding any actual or possible violation or breach of, or default under, any DPI Contract.

(f) Neither DPI nor any DPI Subsidiary has waived any rights under any DPI Contract.

(g) No Person is renegotiating, or has a right pursuant to the terms of any DPI Contract to renegotiate, any amount paid or payable to DPI or any DPI Subsidiary under any DPI Contract or any other material term or provision of any DPI Contract.

(h) Part 3.10(h) of the DPI Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by DPI (other than term sheets provided by DPI or to DPI by any third party related to the subject matter of this transaction and other than the disclosures set forth on Part 4.2 of the DPI Disclosure Schedule).

(i) Part 3.10(i) of the DPI Disclosure Schedule provides an accurate and complete list of all Consents required under any DPI Contract to consummate the Merger and the other Contemplated Transactions.

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3.11 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of DPI or any DPI Subsidiary with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “DPI Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects. All Taxes due on or before the Closing Date have been or will be paid on or before the Closing Date. DPI has delivered or made available to Merger Partner accurate and complete copies of all DPI Returns filed which Merger Partner has requested. DPI shall establish in its books and records, in the Ordinary Course of Business, reserves adequate for the payment of all unpaid Taxes by DPI or any DPI Subsidiary for the period from January 1, 2006 through the Closing Date.

(b) The audited consolidated balance sheets of DPI as of December 31, 2003, 2004 and 2005 and the unaudited balance sheet of DPI as of February 28, 2006 fully accrue all liabilities for unpaid Taxes with respect to all periods through the dates thereof in accordance with GAAP.

(c) No DPI Return has ever been examined or audited by any Governmental Body and no examination or audit of any DPI Return is currently in progress or, to the Knowledge of DPI, threatened or contemplated. DPI has delivered or made available to Merger Partner accurate and complete copies of all audit reports, private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of DPI or any DPI Subsidiary relating to DPI Returns. No extension or waiver of the limitation period applicable to any of the DPI Returns has been granted (by DPI, any DPI Subsidiary or any other Person), and no such extension or waiver has been requested from DPI or any DPI Subsidiary. All Taxes that DPI was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Body. Neither DPI nor any DPI Subsidiary has executed or filed any power of attorney with any taxing authority.

(d) No claim or Legal Proceeding is pending or, to the Knowledge of DPI, has been threatened against or with respect to DPI or any DPI Subsidiary in respect of any Tax. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by DPI or any DPI Subsidiary with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by DPI or the applicable DPI Subsidiary and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of DPI or any DPI Subsidiary except liens for current Taxes not yet due and payable. Neither DPI nor any DPI Subsidiary has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. DPI has not been, and DPI will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing Date.

(e) Neither DPI nor any DPI Subsidiary has (i) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing (or which it has been required to file) a consolidated federal income Tax Return (other than a group of which only DPI and DPI Subsidiaries were members), (ii) any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, and (iii) ever been a party to any joint venture, collaboration, partnership or other agreement that could be treated as a partnership for Tax purposes. Neither DPI nor any DPI Subsidiary is or has ever been, a party to or bound by any Tax indemnity agreement, Tax-sharing agreement, Tax allocation agreement or similar Contract. Neither DPI nor any DPI Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (y) in the two years prior to the date of this Agreement or (z) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

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(f) None of the assets of DPI or any DPI Subsidiary (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(g) Neither DPI nor any DPI Subsidiary has ever participated in an international boycott as defined in Section 999 of the Code.

(h) No DPI Subsidiary is or has been a passive foreign investment company within the meaning of Sections 1291-1297 of the Code.

(i) Neither DPI nor any DPI Subsidiary has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(j) Neither DPI nor any DPI Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

(k) Neither DPI nor any DPI Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

(l) Neither DPI nor any DPI Subsidiary is or ever has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

(m) Section 3.11(m) of the DPI Disclosure Schedule sets forth a complete and accurate list of any DPI Subsidiaries for which a “check-the-box” election under Section 7701 has been made.

(n) Neither DPI nor any DPI Subsidiary has engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.

3.12 Employee and Labor Matters; Benefit Plans.

(a) Part 3.12(a) of the DPI Disclosure Schedule accurately sets forth, with respect to each employee of DPI or any DPI Subsidiary (including any employee of DPI or any DPI Subsidiary who is on a leave of absence) with an annual base salary in excess of $100,000:

(i) the name of such employee and the date as of which such employee was originally hired by DPI or any DPI Subsidiary;

(ii) such employee’s title;

(iii) the aggregate dollar amount of the wages, salary, and bonuses received by such employee from DPI or any DPI Subsidiary with respect to services performed in 2005;

(iv) such employee’s annualized compensation as of the date of this Agreement;

(v) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with DPI’s business or any DPI Subsidiary’s business;

(vi) such employee’s citizenship status (whether such employee is a U.S. citizen or otherwise) and, with respect to non-U.S. citizens, identifies the visa or other similar permit under which such employee is working for DPI or any DPI Subsidiary and the dates of issuance and expiration of such visa or other permits; and

(vii) such employee’s primary office location.

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(b) Part 3.12(b) of the DPI Disclosure Schedule accurately identifies each former employee of DPI or any DPI Subsidiary who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (from DPI or any DPI Subsidiary) relating to such former employee’s employment with DPI or any DPI Subsidiary; and Part 3.12(b) of the DPI Disclosure Schedule accurately describes such benefits.

(c) The employment of DPI’s and each DPI Subsidiary’s employees is terminable by DPI or the applicable DPI Subsidiary at will. DPI has delivered or made available to Merger Partner accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials governing the terms and conditions of the employment of the employees of DPI or any DPI Subsidiary.

(d) To the Knowledge of DPI:

(i) no Key Employee of DPI or any DPI Subsidiary intends to terminate his employment with DPI or the applicable DPI Subsidiary;

(ii) no Key Employee of DPI or any DPI Subsidiary has received an offer that remains outstanding to join a business that may be competitive with DPI’s or any DPI Subsidiary’s business; and

(iii) no employee of DPI or any DPI Subsidiary is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of DPI or the applicable DPI Subsidiary; or (B) DPI’s or any DPI Subsidiary’s business or operations.

(e) Neither DPI nor any DPI Subsidiary is a party to or bound by, and neither DPI nor any DPI Subsidiary has ever been a party to or bound by any union contract, collective bargaining agreement or similar Contract.

(f) Neither DPI nor any DPI Subsidiary is engaged, and neither DPI nor any DPI Subsidiary has ever been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting DPI or any DPI Subsidiary. To DPI’s Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of DPI, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of DPI or any DPI Subsidiary, including, without limitation, charges of unfair labor practices or discrimination complaints. DPI and each DPI subsidiary has good labor relations, and no reason to believe that the consummation of the Merger or any of the other Contemplated Transactions will have a material adverse effect on DPI or any DPI Subsidiary’s labor relations.

(g) Since January 1, 2003, there have not been any, independent contractors who have provided services to DPI or any DPI Subsidiary for a period of six consecutive months or longer. Neither DPI nor any DPI Subsidiary has ever had any temporary or leased employees.

(h) Part 3.12(h) of the DPI Disclosure Schedule identifies each DPI Plan sponsored, maintained, contributed to or required to be contributed to by DPI or any DPI Subsidiary for the benefit of any employee of DPI or any DPI Subsidiary. Except to the extent required to comply with Legal Requirements, neither DPI nor any DPI Subsidiary intends or has committed to establish or enter into any new DPI Plan, or to modify any DPI Plan.

(i) DPI has delivered or made available to Merger Partner: (i) correct and complete copies of all documents setting forth the terms of each DPI Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each DPI Plan; (iii) if the DPI Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of DPI Plan assets; (iv) the most recent summary plan description together

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with the summaries of material modifications thereto, if any, required under ERISA with respect to each DPI Plan; (v) all material written Contracts relating to each DPI Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any employee of DPI or any DPI Subsidiary relating to any DPI Plan and any proposed DPI Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to DPI or any DPI Subsidiary; (vii) all correspondence to or from any Governmental Body relating to any DPI Plan; (viii) the form of all COBRA forms and related notices; (ix) all insurance policies in the possession of DPI or any DPI Subsidiary pertaining to fiduciary liability insurance covering the fiduciaries for each DPI Plan; (x) all discrimination tests required under the Code for each DPI Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent Internal Revenue Service determination or opinion letter issued with respect to each DPI Plan intended to be qualified under Section 401(a) of the Code.

(j) DPI and each DPI Subsidiary has performed all material obligations required to be performed by it under each DPI Plan and is not in default under or violation of, and DPI has no Knowledge of any default under or violation by any other party of, the terms of any DPI Plan. Each DPI Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any DPI Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of that DPI Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any DPI Plan subject to ERISA or Section 4975 of the Code. There are no claims or Legal Proceedings pending, or, to the Knowledge of DPI, threatened or reasonably anticipated (other than routine claims for benefits), against any DPI Plan or against the assets of any DPI Plan. Each DPI Plan (other than any DPI Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Merger Partner, DPI, any DPI Subsidiary or the Surviving Corporation (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of DPI, threatened by any Governmental Body with respect to any DPI Plan. Neither DPI nor any DPI Subsidiary has ever incurred any penalty or tax with respect to any DPI Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. DPI and each DPI Subsidiary have made all contributions and other payments required by and due under the terms of each DPI Plan.

(k) Neither DPI nor any DPI Subsidiary has ever maintained, established, sponsored, participated in, or contributed to any: (i) Pension Plan subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA. Neither DPI nor any DPI Subsidiary has ever maintained, established, sponsored, participated in or contributed to, any Pension Plan in which stock of DPI or any DPI Subsidiary is or was held as a plan asset. The fair market value of the assets of each funded Pension Plan or multiemployer plan, or the equivalent thereof, maintained by DPI or any DPI Subsidiary in a foreign jurisdiction (a “DPI Foreign Plan”) the liability of each insurer for any DPI Foreign Plan funded through insurance, or the book reserve established for any DPI Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such DPI Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such DPI Foreign Plan, and none of the Contemplated Transactions shall cause any such assets or insurance obligations to be less than such benefit obligations.

(l) No DPI Plan provides (except at no cost to DPI or any DPI Subsidiary) or reflects or represents any liability of DPI or any DPI Subsidiary to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or

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other applicable Legal Requirements. Other than commitments made that involve no future costs to DPI or any DPI Subsidiary, neither DPI nor any DPI Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any employee of DPI or any DPI Subsidiary (either individually or to employees of DPI or any DPI Subsidiary as a group) or any other Person that such employee(s) or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(m) Neither the execution of this Agreement nor the consummation of the Contemplated Transactions hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any DPI Plan, DPI Contract, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employees of DPI or any DPI Subsidiary.

(n) DPI and DPI Subsidiaries: (i) are, and at all times have been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to their employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for their employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of DPI, threatened or reasonably anticipated claims or Legal Proceedings against DPI or any DPI Subsidiary under any worker’s compensation policy or long-term disability policy.

(o) Neither DPI nor any DPI Subsidiary is required to be, and, to the Knowledge of DPI, has not ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. Neither DPI nor any DPI Subsidiary has ever been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code. To the Knowledge of DPI, neither DPI nor any DPI Subsidiary has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in “withdrawal liability,” as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

(p) To the Knowledge of DPI, no officer or employee of DPI or any DPI Subsidiary is subject to any injunction, writ, judgment, decree, or order of any court or other Governmental Body that would interfere with such employee’s efforts to promote the interests of DPI or any DPI Subsidiary, or that would interfere with the business of DPI or any DPI Subsidiary. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of DPI or any DPI Subsidiary as presently conducted nor any activity of any employees of DPI or any DPI Subsidiary in connection with the carrying on of the business of DPI or any DPI Subsidiary as presently conducted will, to the Knowledge of DPI, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any employee of DPI or any DPI Subsidiary may be bound.

(q) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of DPI or any DPI Subsidiary that, considered individually or considered collectively with any other such Contracts and/or other events, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Neither DPI nor any DPI Subsidiary is a party to any Contract, nor does DPI or any DPI Subsidiary have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

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(r) No holder of shares of DPI Common Stock holds shares of DPI Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made and were not acquired on the exercise of an incentive stock option as defined in Section 422 of the Code.

(s) Any DPI employee plan, which includes any and all salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the “DPI Plans”, and each individually a “DPI Plan”) sponsored, maintained, contributed to or required to be contributed to by DPI or any DPI Subsidiary for the benefit of any employee of DPI or any DPI Subsidiary and which is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and the proposed regulations and other guidance issued with respect thereto so as to avoid any additional Tax pursuant to Section 490A(a)(1)(B)(i)(II) of the Code.

3.13 Environmental Matters. DPI and each DPI Subsidiary is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by DPI and each DPI Subsidiary of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither DPI nor any DPI Subsidiary has received since January 1, 2003 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that DPI or any DPI Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of DPI, there are no circumstances that may prevent or interfere with DPI’s or any DPI Subsidiary’s compliance with any Environmental Law in the future. To the Knowledge of DPI: (i) no current or prior owner of any property leased or controlled by DPI or any DPI Subsidiary has received since January 1, 2003 any written notice or other communication relating to property owned or leased at any time by DPI, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or DPI or any DPI Subsidiary is not in compliance with or violated any Environmental law relating to such property and (ii) neither DPI nor any DPI Subsidiary has any material liability under any Environmental Laws. All Governmental Authorizations currently held by DPI or any DPI Subsidiary pursuant to Environmental Laws are identified in Part 3.13 of the DPI Disclosure Schedule.

3.14 Bank Accounts; Receivables.

(a) Part 3.14(a) of the DPI Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of DPI or any DPI Subsidiary at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of the date hereof and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b) All existing accounts receivable of DPI or any DPI Subsidiary (including those accounts receivable reflected on the DPI Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the DPI Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of DPI or any DPI Subsidiary arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and are expected to be collected in full when due, without any counterclaim or set off, net of applicable reserves for bad debts on the unaudited interim consolidated balance sheet for DPI as of February 28, 2006 delivered or made available to Merger Partner prior to the date of this Agreement.

3.15 Legal Proceedings; Orders.

(a) Except as described in the DPI SEC Documents, there is no pending Legal Proceeding, and to the Knowledge of DPI, no Person has threatened to commence any Legal Proceeding: (i) that involves DPI or any DPI Subsidiary or any assets owned or used by DPI or any DPI Subsidiary or any Person whose liability DPI or any DPI Subsidiary has or may have retained or assumed, either contractually or by operation of law claiming damages in an amount in excess of $100,000; or (ii) that challenges, or that may have the effect of

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preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions. To the Knowledge of DPI, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonable be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which DPI or any DPI Subsidiary, or any of the assets owned or used by DPI or any DPI Subsidiary, is subject. To the Knowledge of DPI, no officer or other employee of DPI or any DPI Subsidiary is subject to any order, writ, injunction, judgment or decree that relates to DPI’s or any DPI Subsidiary’s business or to any assets owned or used by DPI or any DPI Subsidiary.

3.16 Non-Contravention; Consents. Subject to compliance with the applicable requirements of the HSR Act, obtaining the Required DPI Stockholder Vote for the applicable Contemplated Transactions, approval of the Bylaws Amendment by the Bylaws Amendment Vote, adoption of this Agreement by DPI as the sole stockholder of Merger Sub, the filing of the DPI Certificate of Amendment, and the filing of the Certificate of Merger as required by the DGCL, neither (a) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (b) the consummation of the Merger or any of the other Contemplated Transactions, will (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of DPI’s certificate of incorporation or bylaws;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which DPI or any DPI Subsidiary, or any of the assets owned or used by DPI or any DPI Subsidiary, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by DPI or any DPI Subsidiary or that otherwise relates to DPI’s or any DPI Subsidiary’s business or to any of the assets owned or used by DPI or any DPI Subsidiary;

(d) result in a material conflict, violation or breach of, or result in a material default under, any provision of any material DPI Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such DPI Contract, (ii) accelerate the maturity or performance of any such DPI Contract, or (iii) cancel, terminate or modify any such DPI Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by DPI or any DPI Subsidiary (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of DPI or any DPI Subsidiary).

Except for those filings, notices or Consents disclosed in Part 3.16 of the DPI Disclosure Schedule, DPI and the DPI Subsidiaries are not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (y) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation of the Merger or any of the other Contemplated Transactions.

3.17 Vote Required. The affirmative vote of (i) the holders of a majority of the DPI Common Stock having voting power present in person or represented by proxy at the DPI Stockholders’ Meeting is the only vote of the holders of any class or series of DPI capital stock necessary to approve the issuance of DPI Common Stock in connection with the Merger and (ii) the holders of a majority of the DPI Common Stock having voting power outstanding on the record date for the DPI Stockholders’ Meeting is the only vote necessary to approve the DPI Certificate of Amendment ((i) and (ii) together, the “Required DPI Stockholder Vote”). The affirmative vote of the holders of 66 2/3% of the DPI Common Stock having voting power outstanding on the record date for the DPI

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Stockholders’ Meeting (the “Bylaws Amendment Vote”) is the only vote necessary to approve the amendment to the bylaws of DPI to increase the total number of directors that shall constitute the whole board of directors of DPI to twelve (12) directors (the “Bylaws Amendment”).

3.18 No Financial Advisor. Except for Molecular Securities Inc., no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of DPI or Merger Sub.

3.19 Authority; Binding Nature of Agreement. DPI and Merger Sub have the absolute and unrestricted right, power and authority to enter into and perform their obligations under this Agreement; and the execution, delivery and performance by DPI and Merger Sub of this Agreement (including the contemplated issuance of DPI Common Stock pursuant to the Merger in accordance with this Agreement, the effectuation of the DPI Certificate of Amendment and the approval of the Bylaws Amendment) have been duly authorized by all necessary action on the part of DPI and Merger Sub and their respective boards of directors, subject only to the adoption of this Agreement by DPI as the sole stockholder of Merger Sub, obtaining the Required DPI Stockholder Vote for the applicable Contemplated Transactions, the filing of the DPI Certificate of Amendment, the approval of the Bylaws Amendment by the Bylaws Amendment Vote and the filing and recordation of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by DPI and Merger Sub, and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes the legal, valid and binding obligation of DPI and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.20 Anti-Takeover Law. The board of directors of DPI has taken all action necessary and required to render inapplicable to the Merger, this Agreement or any agreement contemplated hereby and the Contemplated Transactions any anti-takeover provision in DPI’s certificate of incorporation or bylaws, any takeover provision in any DPI Contract, and any takeover provision in any applicable state law.

3.21 Valid Issuance. The DPI Common Stock to be issued pursuant to the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.22 Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes-Oxley Act.

(a) DPI and each DPI Subsidiary maintains internal control over financial reporting which provide assurance that (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of DPI’s and each DPI Subsidiary’s assets, (ii) transactions are executed with management’s authorization, and (iii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of DPI and to maintain accountability for DPI’s consolidated assets.

(b) DPI maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning DPI and DPI Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of DPI’s filings with the SEC and other public disclosure documents.

(c) Neither DPI nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or manner of filing or submission of any filing with the SEC, including without limitation any certifications required by Section 906 of the Sarbanes-Oxley Act.

(d) DPI has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of DPI.

3.23 Company Rights Agreement. DPI has amended the Rights Agreement, dated as of February 13, 2003, between DPI and American Stock Transfer & Trust Co., Inc. (the “Rights Agreement”), and taken all other action necessary or appropriate so that the execution and delivery of this Agreement by the Parties hereto, and

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the consummation by DPI of the Merger and the Contemplated Transactions, do not and will not cause Merger Partner or any of its Affiliates to be within the definition of “Acquiring Person” under the Rights Agreement.

3.24 Section 203 of the DGCL. The board of directors of DPI has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or any other Contemplated Transaction.

4. CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the termination of this Agreement pursuant to its terms or the Effective Time (the “Pre-Closing Period”), upon reasonable notice DPI and Merger Partner shall, and shall cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each of DPI and Merger Partner shall promptly provide the other Party with copies of:

(i) the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within twenty (20) days after the end of such calendar month;

(ii) all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write off reports, hiring reports and capital expenditure reports prepared for its senior management;

(iii) any written materials or communications sent by or on behalf of a Party to its stockholders;

(iv) any notice, document or other communication sent by or on behalf of a Party to any party to any material DPI Contract or material Merger Partner Contract, as applicable, or sent to a Party by any party to any material DPI Contract or material Merger Partner Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such material DPI Contract or material Merger Partner Contract, as applicable, and that is of the type sent in the Ordinary Course of Business);

(v) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(vi) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vii) any material notice, report or other document received by a Party from any Governmental Body.

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Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such Party requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information.

4.2 Operation of DPI’s Business.

(a) Except as set forth on Part 4.2 of the DPI Disclosure Schedule, during the Pre-Closing Period each of DPI and its Subsidiaries shall conduct its business and operations (i) in the Ordinary Course of Business and (ii) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute material Contracts. In addition, during the Pre-Closing Period, DPI shall promptly notify Merger Partner of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting DPI or DPI’s Subsidiaries that is commenced, or, to the Knowledge of DPI, threatened against, DPI or DPI’s Subsidiaries.

(b) Except as set forth in Part 4.2 of the DPI Disclosure Schedule, and subject to any Legal Requirement applicable to DPI or any of its Subsidiaries, during the Pre-Closing Period, neither DPI nor any of its Subsidiaries shall, without the prior written consent of Merger Partner (which shall not be unreasonably withheld, conditioned or delayed), take any action set forth in Section 3.5(c)-(t).

(c) Notwithstanding any other provisions of this Agreement, including without limitation, the provisions in Sections 4.2(a), 4.2(b), 4.4, 4.5, 8 and 9, the Parties expressly agree and acknowledge that DPI and DPI’s Subsidiaries are permitted to undertake and continue any discussions described on Part 4.2 of the DPI Disclosure Schedule and any transactions undertaken, continued or consummated in connection with those discussions will not be deemed to be a breach or default by DPI or any DPI Subsidiary of an provision of this Agreement or otherwise trigger any rights, remedies or options for Merger Partner hereunder. DPI agrees to promptly notify Merger Partner of any material developments with respect to any matters described on Part 4.2 of the DPI Disclosure Schedule.

4.3 Operation of Merger Partner’s Business.

(a) Except as set forth on Part 4.3 of the Merger Partner Disclosure Schedule, during the Pre-Closing Period: (i) Merger Partner shall conduct their respective business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute material Contracts; (ii) Merger Partner shall preserve intact its current business organization, keep available the services of its current officers and other employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Merger Partner; and (iii) Merger Partner shall promptly notify DPI of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting Merger Partner that is commenced, or, to the Knowledge of Merger Partner, threatened against, Merger Partner.

(b) Except as set forth in Part 4.3 of the Merger Partner Disclosure Schedule, and subject to any Legal Requirement applicable to Merger Partner and its Subsidiaries, during the Pre-Closing Period, Merger Partner agrees that it shall not, without the prior written consent of DPI (which shall not be unreasonably withheld, conditioned or delayed) take any action set forth in Section 2.5(c)-(t).

4.4 Disclosure Schedule Updates. During the Pre-Closing Period, Merger Partner on the one hand, and DPI on the other, shall promptly notify the other Party in writing, by delivery of an updated Merger Partner Disclosure Schedule or DPI Disclosure Schedule, as the case may be, of: (i) the discovery by such Party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such Party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by

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such Party in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of such Party; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, Merger Partner on the one hand, and DPI on the other, shall promptly advise the other Party in writing of any Legal Proceeding or claim threatened, commenced or asserted against or with respect to, or otherwise affecting, such Party or (to the Knowledge of such Party) any director, officer or Key Employee of such Party. No notification given pursuant to this Section 4.4 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the notifying Party contained in this Agreement or its Disclosure Schedule for purposes of Section 7.1 or 7.2, in the case of Merger Partner, or Section 8.1 or 8.2 in the case of DPI.

4.5 No Solicitation.

(a) Each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the officers, directors, investment bankers, attorneys or accountants retained by it or any of its Subsidiaries to, and that it shall use commercially reasonable efforts to cause its and its Subsidiaries’ non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section 4.5(a), prior to obtaining the Required DPI Stockholder Vote or the Required Merger Partner Stockholder Vote, as applicable, each Party may furnish information regarding such Party to, and enter into discussions or negotiations with, any Person in response to a Superior Offer or a bona fide, unsolicited written Acquisition Proposal made or received after the date of this Agreement that is reasonably likely to result in a Superior Offer that is submitted to such Party by such Person (and not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have breached this Section 4.5; (B) the board of directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the board of directors of such Party under applicable Legal Requirements; (C) at least three (3) Business Days prior to furnishing any such information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement; and (E) at least three (3) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the

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other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party fully informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement.

(d) Each Party shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement (whether entered into prior to or after the date of this Agreement) to which such Party is a party or under which such Party has any rights, and shall enforce or cause to be enforced each such agreement to the extent requested by the other Party. Each Party shall promptly request each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return to such Party all confidential information heretofore furnished to such Person by or on behalf of such Party.

5. ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Registration Statement; Joint Proxy Statement/Prospectus.

(a) As promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and DPI shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, which shall also include registration for resale of shares by any Affiliates of Merger Partner, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Prior to the Form S-4 Registration Statement being declared effective under the Securities Act by the SEC (a) DPI and Merger Sub shall execute and deliver to Cooley Godward LLP and to Wilmer Cutler Pickering Hale and Dorr LLP tax representation letters in a form reasonably acceptable to such counsel; and (b) Merger Partner shall execute and deliver to Wilmer Cutler Pickering Hale and Dorr LLP and to Cooley Godward LLP tax representation letters in a form reasonably acceptable to such counsel. Following the delivery of the tax representation letters pursuant to the preceding sentence, (x) DPI shall use its commercially reasonable efforts to cause Cooley Godward LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (y) Merger Partner shall use its commercially reasonable efforts to cause Wilmer Cutler Pickering Hale and Dorr LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.1(a). Each of the Parties shall use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the stockholders of Merger Partner and the stockholders of DPI as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to Merger Partner occurs, or if Merger Partner becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then Merger Partner shall promptly inform DPI thereof and shall cooperate with DPI in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of Merger Partner.

(b) Prior to the Effective Time, DPI shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the DPI Common Stock to be issued pursuant to the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities

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law of every jurisdiction of the United States in which any registered holder of Merger Partner Common Stock or Merger Partner Preferred Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Merger Partner Stockholders’ Meeting; provided, however, that DPI shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction; or (iii) otherwise become subject to taxation in any jurisdiction.

5.2 Merger Partner Stockholders’ Meeting.

(a) Merger Partner shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Merger Partner Common Stock and Merger Partner Preferred Stock to vote on the adoption of this Agreement (the “Merger Partner Stockholders’ Meeting”). The Merger Partner Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Merger Partner shall ensure that all proxies solicited in connection with the Merger Partner Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Merger Partner agrees that, subject to Section 5.2(c): (i) the board of directors of Merger Partner shall recommend that the holders of Merger Partner Common Stock and Merger Partner Preferred Stock vote to adopt this Agreement and such other matters contemplated by this Agreement, and shall use commercially reasonable efforts to solicit such approval, (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of Merger Partner recommends that the holders of Merger Partner Common Stock and Merger Partner Preferred Stock vote to adopt this Agreement and such other matters contemplated by this Agreement at the Merger Partner Stockholders’ Meeting (the recommendation of the board of directors of Merger Partner that the stockholders of Merger Partner vote to adopt this Agreement and such other matters contemplated by this Agreement being referred to as the “Merger Partner Board Recommendation”); and (iii) the Merger Partner Board Recommendation shall not be withdrawn or modified in a manner adverse to DPI, and no resolution by the board of directors of Merger Partner or any committee thereof to withdraw or modify the Merger Partner Board Recommendation in a manner adverse to DPI shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Merger Partner Stockholder Vote, the board of directors of Merger Partner may withhold, amend, withdraw or modify the Merger Partner Board Recommendation in a manner adverse to DPI if the board of directors of Merger Partner determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation is reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements, provided, that DPI must receive three (3) Business Days prior written notice from Merger Partner confirming that Merger Partner’s board of directors has determined to change its recommendation.

(d) Merger Partner’s obligation to call, give notice of and hold the Merger Partner Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Merger Partner Board Recommendation.

5.3 DPI Stockholders’ Meeting.

(a) DPI shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of DPI Common Stock to vote on the issuance of DPI Common Stock pursuant to the Merger, the Bylaws Amendment and the DPI Certificate of Amendment (such meeting, the “DPI Stockholders’ Meeting”). The DPI Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. DPI shall ensure that all proxies solicited in connection with the DPI Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

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(b) DPI agrees that, subject to Section 5.3(c): (i) the board of directors of DPI shall recommend that the holders of DPI Common Stock vote to approve (A) the DPI Certificate of Amendment, (B) the issuance of DPI Common Stock pursuant to the Merger and such other matters contemplated by this Agreement, and shall use commercially reasonable efforts to solicit such approval, and (C) the Bylaws Amendment, (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of DPI recommends that the stockholders of DPI vote to approve the DPI Certificate of Amendment, the issuance of DPI Common Stock pursuant to the Merger and such other matters contemplated by this Agreement and the Bylaws Amendment (the recommendation of the board of directors of DPI that the stockholders of DPI vote to approve (A) the DPI Certificate of Amendment, (B) the issuance of DPI Common Stock pursuant to the Merger and (C) the Bylaws Amendment and such other matters contemplated by this Agreement being referred to as the “DPI Board Recommendation”); and (iii) the DPI Board Recommendation shall not be withdrawn or modified in a manner adverse to Merger Partner, and no resolution by the board of directors of DPI or any committee thereof to withdraw or modify the DPI Board Recommendation in a manner adverse to Merger Partner shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the adoption of this Agreement by the Required DPI Stockholder Vote, the board of directors of DPI may withhold, amend, withdraw or modify the DPI Board Recommendation in a manner adverse to Merger Partner if the board of directors of DPI determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation is reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements, provided, that Merger Partner must receive three (3) Business Days prior written notice from DPI confirming that DPI’s board of directors has determined to change its recommendation.

(d) DPI’s obligation to call, give notice of and hold the DPI Stockholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the DPI Board Recommendation.

5.4 Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, (a) the notification and report any forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. Merger Partner and DPI shall as promptly as practicable respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

5.5 Merger Partner Stock Options; Merger Partner Warrants.

(a) Subject to Section 5.5(d), at the Effective Time, each Merger Partner Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase DPI Common Stock, and DPI shall assume each such Merger Partner Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan, if any, under which such Merger Partner Option was issued and the terms of the stock option agreement by which such Merger Partner Option is evidenced. All rights with respect to Merger Partner Common Stock under Merger Partner Options assumed by DPI shall thereupon be converted into rights with respect to DPI Common Stock. Accordingly, from and after the Effective Time: (i) each Merger Partner Option assumed

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by DPI may be exercised solely for shares of DPI Common Stock; (ii) the number of shares of DPI Common Stock subject to each Merger Partner Option assumed by DPI shall be determined by multiplying (A) the number of shares of Merger Partner Common Stock that were subject to such Merger Partner Option immediately prior to the Effective Time by (B) the Merger Partner Common Stock exchange ratio, as determined pursuant to Section 1.6(a), and rounding the resulting number down to the nearest whole number of shares of DPI Common Stock; (iii) the per share exercise price for the DPI Common Stock issuable upon exercise of each Merger Partner Option assumed by DPI shall be determined by dividing the effective per share exercise price of Merger Partner Common Stock subject to such Merger Partner Option, as in effect immediately prior to the Effective Time, by the Merger Partner Common Stock exchange ratio, as determined pursuant to Section 1.6(a), and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Merger Partner Option assumed by DPI shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Merger Partner Options shall otherwise remain unchanged including, with respect to Merger Partner Options that were intended to qualify as “incentive stock options” under Section 422 of the Code, such provisions shall remain unchanged as are necessary to ensure that such Merger Partner Options continue to qualify as “incentive stock options” under Section 422 of the Code; provided, however, that: (A) each Merger Partner Option assumed by DPI in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to DPI Common Stock subsequent to the Effective Time; and (B) the board of directors of DPI or a committee thereof shall succeed to the authority and responsibility of the board of directors of Merger Partner or any committee thereof with respect to each Merger Partner Option assumed by DPI.

(b) Subject to Section 5.5(d), at the Effective Time, each Merger Partner Warrant that is outstanding and unexercised immediately prior to the Effective Time, shall become converted into and become a warrant to purchase DPI Common Stock and DPI shall assume each such Merger Partner Warrant in accordance with its terms. All rights with respect to Merger Partner Common Stock or Merger Partner Preferred Stock under Merger Partner Warrants assumed by DPI shall thereupon be converted into rights with respect to DPI Common Stock. Accordingly, from and after the Effective Time: (i) each Merger Partner Warrant assumed by DPI may be exercised solely for shares of DPI Common Stock; (ii) the number of shares of DPI Common Stock subject to each Merger Partner Warrant assumed by DPI shall be determined by multiplying (A) the number of shares of Merger Partner Common Stock or Merger Partner Preferred Stock, as the case may be, that were subject to such Merger Partner Warrant immediately prior to the Effective Time by (B) the relevant exchange ratio, as determined pursuant to Section 1.6(a), and rounding the resulting number down to the nearest whole number of shares of DPI Common Stock; (iii) the per share exercise price for the DPI Common Stock issuable upon exercise of each Merger Partner Warrant assumed by DPI shall be determined by dividing the effective per share exercise price of Merger Partner Common Stock or Merger Partner Preferred Stock, as the case may be, that were subject to such Merger Partner Warrant, as in effect immediately prior to the Effective Time, by the relevant exchange ratio, as determined pursuant to Section 1.6(a), and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Merger Partner Warrant assumed by DPI shall continue in full force and effect and the term and other provisions of such Merger Partner Warrant shall otherwise remain unchanged.

(c) DPI shall file with the SEC, no later than 30 days after the Effective Time, a registration statement on Form S-8, if available for use by DPI, relating to the shares of DPI Common Stock issuable with respect to Merger Partner Options assumed by DPI in accordance with Section 5.5(a).

(d) Prior to the Effective Time, DPI and Merger Partner shall take all actions that may be necessary (under the Merger Partner Stock Option Plan and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Merger Partner Options have no rights with respect thereto other than those specifically provided in this Section 5.5.

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5.6 DPI Options. For the avoidance of doubt, at the Effective Time, each DPI Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be assumed by DPI in accordance with the terms (as in effect as of the date of this Agreement) of the DPI 2000 Stock Incentive Plan, or the DPI 2000 Employee Stock Purchase Plan, as applicable, under which such DPI Option was issued and the terms of the stock option agreement by which such DPI Option is evidenced.

5.7 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of DPI and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of DPI or Merger Partner (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of DPI or Merger Partner, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of DPI and the Surviving Corporation, jointly and severally, upon receipt by DPI or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The certificate of incorporation and bylaws of each of DPI and the Surviving Corporation shall contain, and DPI shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of DPI and Merger Partner than are presently set forth in the certificate of incorporation and bylaws of DPI and Merger Partner, as applicable, which provisions shall not be amended, modified or repealed for a period of six years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of DPI or Merger Partner.

(c) DPI shall purchase an insurance policy, with an effective date as of the Closing, which maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by Merger Partner (provided that DPI may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Closing; provided, however, that in no event shall DPI be required to expend pursuant to this Section 5.7(c) more than an amount equal to 200% of current annual premiums paid by Merger Partner for such insurance.

(d) DPI shall purchase an insurance policy, with an effective date as of the Closing, which maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by DPI (provided that DPI may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Closing; provided, however, that in no event shall DPI be required to expend pursuant to this Section 5.7(d) more than an amount equal to 200% of current annual premiums paid by DPI for such insurance.

(e) DPI shall purchase directors’ and officers’ liability insurance policies, with an effective date as of the Closing, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to DPI.

(f) DPI shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.7 in connection with their enforcement of their rights provided in this Section 5.7.

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(g) The provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of DPI and Merger Partner by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(h) In the event DPI or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of DPI or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7

(i) DPI shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.7.

5.8 Additional Agreements.

(a) Subject to Section 5.8(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.8(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement (including, in the case of DPI, Section 8.6). Each Party shall provide to the other Party a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give the other Party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. Each Party shall promptly deliver to the other Party a copy of each such filing or other submission made, each notice given and each Consent obtained by such Party during the Pre-Closing Period.

(b) Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

5.9 Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure.

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5.10 Listing. DPI shall use commercially reasonable efforts to maintain its existing listing on the NASDAQ National Market and to cause the shares of DPI Common Stock to be issued in the Merger to be approved for listing (subject to notice of issuance) on the NASDAQ National Stock Market, Inc. at or prior to the Effective Time.

5.11 Directors and Officers.

(a) Prior to the Effective Time, and subject to the receipt of any required stockholder vote, DPI shall take all action necessary (i) to (A) cause the number of members of the board of directors of DPI to be fixed at twelve (12) and the persons identified on Schedule 5.11(a)(i), concurrently with the Effective Time, to constitute the board of directors of DPI as directors of that class set forth opposite their respective names on Schedule 5.11(a)(i)(A), which action will be effective concurrently with the Effective Time, or (B) if the Bylaws Amendment Vote related to the Bylaws Amendment is not obtained, to cause the number of members of the board of directors of DPI to be fixed at a maximum of ten (10) and the persons identified on Schedule 5.11(a)(i)(B) to, concurrently with the Effective Time, constitute the board of directors of DPI as directors of that class set forth opposite their respective names on Schedule 5.11(a)(i), which action will be effective concurrently with the Effective Time, (ii) to obtain the resignations of the directors identified on Schedule 5.11(a)(ii), which resignation will be effective concurrently with the effectiveness of the elections referred to in clause (i)(and for the avoidance of doubt, at the Effective Time, each DPI Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be assumed by DPI in accordance with the terms (as in effect as of the date of this Agreement) of the DPI 2000 Stock Incentive Plan, or the DPI 2000 Employee Stock Purchase Plan, as applicable, under which such DPI Option was issued and the terms of the stock option agreement by which such DPI Option is evidenced, and will result in the full acceleration of the DPI Options granted to such directors under Article 5 of the DPI 2000 Stock Incentive Plan, immediately followed by the resignation of such directors under Article 5.I.F. of the DPI 2000 Stock Incentive Plan), and (iii) to cause the bylaws of DPI in regard to setting the number of directors and the nomination and election of directors to be amended as agreed by DPI and Merger Partner, which action will be effective concurrently with the Effective Time. If any person so designated to be a director shall prior to the Effective Time be unable or unwilling to hold office beginning concurrently with the Effective Time, a majority of the directors of DPI (if such person is an Affiliate of DPI) or a majority of the directors of Merger Partner (if such person is an Affiliate of Merger Partner) shall designate another to be appointed or nominated for election as a director in his or her place.

(b) At the Effective Time, DPI and the Surviving Corporation shall take all action necessary (i) to cause the number of members of the Surviving Corporation’s board of directors to be fixed at one and the person identified on Schedule 5.11(b)(i) to be elected to the Surviving Corporation’s board of directors, which action will be effective concurrently with the Effective Time, (ii) effective concurrently with such appointment, to obtain the resignations, or to cause the removal without cause, of the directors identified on Schedule 5.11(b)(ii), and (iii) to cause the bylaws of the Surviving Corporation in regard to setting the number of directors and the nomination and election of directors to be amended as agreed by DPI and Merger Partner, which action will be effective concurrently with the Effective Time. If any person so designated to be a director shall prior to the Effective Time be unable or willing to hold office beginning concurrently with the Effective Time, Merger Partner (if such person is an Affiliate of Merger Partner) shall designate another person to be appointed as a director to his or her place.

(c) The board of directors of DPI effective as of the Effective Time, shall appoint the following Persons as officers of DPI: Steven Holtzman (DPI’s Chairman and CEO), Julian Adams (DPI’s President and Chief Scientific Officer), Adelene Perkins (DPI’s Executive Vice President and Chief Business Officer), Jeffrey Tong (DPI’s Vice President Corporate and Product Development) and David Grayzel (DPI’s Vice President Clinical Development and Medical Affairs).

(d) Prior to the Effective Time, any and all loans or other extensions of credit in any form made by Merger Partner to any director or executive officer of Merger Partner shall be repaid or retired in a manner reasonably satisfactory to DPI.

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5.12 Resale Registration Statement. Prior to the Effective Time, DPI shall file with the SEC, and use its commercially reasonable efforts to have declared effective as soon as practicable, a resale “shelf” registration statement on Form S-3 (which may be part of the Form S-4 Registration Statement) (or if DPI is not eligible to use Form S-3, any other form that DPI is eligible to use) (a “Shelf Registration Statement”) pursuant to Rule 415 promulgated under the Securities Act covering the resale by former affiliates of Merger Partner (including any former affiliates of Merger Partner who may following the Effective Time be current affiliates of DPI) of shares of DPI Common Stock issued pursuant to this Agreement as merger consideration (the “Registrable Merger Shares”). In its discretion, DPI will be permitted to register any other shares for resale by other eligible selling stockholders using the Shelf Registration Statement. DPI shall use commercially reasonable efforts to keep the Shelf Registration Statement continuously effective and usable for the resale of the Registrable Merger Shares covered thereby for a period commencing on the date on which the SEC declares such Shelf Registration Statement effective and ending on the earlier of (x) the date upon which all of the Registrable Merger Shares first become eligible for resale pursuant to Rule 145 under the Securities Act without restriction or (y) the first date upon which all of the Registrable Merger Shares covered by such Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement.

5.13 Lock-up Agreement. Advent Management III Limited Partnership, Advent Private Equity Fund III ‘A’, Advent Private Equity Fund III ‘B’, Advent Private Equity Fund III ‘C’, Advent Private Equity Fund III ‘D’, Advent Private Equity Fund III Affiliates, Advent Private Equity Fund III GmbH Co. KG, Prospect Venture Partners II, L.P., Prospect Venture Partners, L.P., Venrock Associates, Venrock Associates III, L.P. Venrock Entrepreneurs Fund III, L.P., HBM BioVentures (Cayman) Ltd, Vulcan Ventures, Inc., Eric Lander, Stuart Schreiber, James B. Tananbaum and Dana Schonfeld Tananbaum Family Trust, Steven Holtzman, Julian Adams, Adelene Perkins, Jeffrey Tong and David Grayzel shall each enter into, a Lock-up Agreement in the form attached hereto as Exhibit D (the “Lock-up Agreement”), pursuant to which such parties shall agree not to sell, assign or otherwise transfer the shares of DPI Common Stock they receive pursuant to the terms of this Agreement from the Closing Date until 180 days after the Closing Date; provided, however, the restrictions on the sale, assignment or transfer of such shares of DPI Common Stock shall lapse as to 1/26th of such shares on the 7th day after the Closing Date and as to an additional 1/26th of such shares each week thereafter, until the 180th day after the Closing Date, at which time the restrictions shall lapse as to all such shares.

5.14 Tax Matters.

(a) DPI, Merger Sub and Merger Partner each agree to use their respective commercially reasonable efforts to cause the Merger to qualify, and will not take any actions which to their Knowledge could reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the Parties hereto hereby adopt this Agreement as, a “plan or reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). DPI, Merger Sub and Merger Partner shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) On or prior to the Closing, Merger Partner shall deliver to DPI a notice that the Merger Partner Common Stock and Merger Partners Preferred Stock is not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, together with evidence reasonably satisfactory to DPI that Merger Partner delivered or made available notice to the Internal Revenue Service in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. If DPI does not receive the notice described above on or before the Closing Date, DPI shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.

(d) DPI, Merger Sub and Merger Partner each agree to use their respective commercially reasonable efforts to obtain the opinions referred to in Sections 7.4(d) and 8.4(c), respectively, including by executing letters of representation as described in Section 5.1(a).

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5.15 Legends. DPI shall be entitled to place appropriate legends on the certificates evidencing any shares of DPI Common Stock to be received in the Merger by equityholders of Merger Partner who may be considered “affiliates” of DPI for purposes of Rule 145 under the Securities Act reflecting the restrictions set forth in Rule 145 and to issue appropriate stop transfer instructions to the transfer agent for DPI Common Stock.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement.

6.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

6.3 Stockholder Approval. This Agreement shall have been duly adopted by the Required Merger Partner Stockholder Vote, and the DPI Certificate of Amendment and the issuance of shares of DPI Common Stock to the stockholders of Merger Partner pursuant to the terms of this Agreement and such other Contemplated Transactions shall have been duly approved by the Required DPI Stockholder Vote.

6.4 Governmental Authorization. Any Governmental Authorization or other Consent required to be obtained by any of the Parties under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

6.5 Listing. The existing shares of DPI Common Stock shall have been continually listed on the NASDAQ National Market as of and from the date of this Agreement through the Closing Date, and DPI shall have caused the shares of DPI Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the NASDAQ National Stock Market, Inc.

6.6 Regulatory Matters. Any waiting period applicable to the consummation of the Merger under the HSR Act or any material applicable foreign antitrust requirements reasonably determined to apply to the Merger shall have expired or been terminated, and there shall not be in effect any voluntary agreement between DPI, Merger Sub or Merger Partner and the Federal Trade Commission, the Department of Justice or any foreign Governmental Body pursuant to which such Party has agreed not to consummate the Merger for any period of time; provided, that neither Merger Partner, on the one hand, nor DPI on the other hand, shall enter into any such voluntary agreement without the written consent of the other Party.

7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF DPI AND MERGER SUB

The obligations of DPI and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by DPI, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. The representations and warranties of Merger Partner contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Merger

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Partner Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Merger Partner Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Merger Partner Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that Merger Partner is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by Merger Partner in all material respects.

7.3 Consents. All of the Consents set forth on Part 2.21 of the Merger Partner Disclosure Schedule shall have been obtained and shall be in full force and effect.

7.4 Agreements and Other Documents. DPI shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a) Lock-up Agreements in the form of Exhibit D, executed by each of Advent Management III Limited Partnership, Advent Private Equity Fund III ‘A’, Advent Private Equity Fund III ‘B’, Advent Private Equity Fund III ‘C’, Advent Private Equity Fund III ‘D’, Advent Private Equity Fund III Affiliates, Advent Private Equity Fund III GmbH Co. KG, Prospect Venture Partners II, L.P., Prospect Venture Partners, L.P., Venrock Associates, Venrock Associates III, L.P., Venrock Entrepreneurs Fund III, L.P., HBM BioVentures (Cayman) Ltd, Vulcan Ventures, Inc., Eric Lander, Stuart Schreiber, James B. Tananbaum and Dana Schonfeld Tananbaum Family Trust, Steven Holtzman, Julian Adams, Adelene Perkins, Jeffrey Tong and David Grayzel;

(b) a certificate executed by the chief executive officer and chief financial officer of Merger Partner confirming that the conditions set forth in Sections 7.1, 7.2 and 7.3 have been duly satisfied;

(c) certificates of good standing (or equivalent documentation) of Merger Partner in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of the board of directors of Merger Partner authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Merger Partner; and

(d) DPI shall have received a written opinion from Cooley Godward LLP, counsel to DPI, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Cooley Godward LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Wilmer Cutler Pickering Hale and Dorr LLP renders such opinion to DPI (it being agreed that DPI and Merger Partner shall each provide reasonable cooperation, including making reasonable and customary representations, to Wilmer Cutler Pickering Hale and Dorr LLP or Cooley Godward LLP, as the case may be, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion).

8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF MERGER PARTNER

The obligations of Merger Partner to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Merger Partner, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. The representations and warranties of DPI and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case,

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or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a DPI Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “DPI Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the DPI Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2 Performance of Covenants. All of the covenants and obligations in this Agreement that DPI or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Consents. All the Consents set forth on Part 8.3 of the DPI Disclosure Schedule shall have been obtained and shall be in full force and effect.

8.4 Documents. Merger Partner shall have received the following documents:

(a) a certificate executed by the chief executive officer and chief financial officer of DPI confirming that the conditions set forth in Sections 8.1, 8.2 and 8.3 have been duly satisfied; and

(b) certificates of good standing of each of DPI and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of its board of directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by DPI and Merger Sub hereunder.

(c) Merger Partner shall have received the opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to Merger Partner, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Wilmer Cutler Pickering Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Cooley Godward LLP renders such opinion to Merger Partner (it being agreed that DPI and Merger Partner shall each provide reasonable cooperation, including making reasonable and customary representations, to Cooley Godward LLP or Wilmer Cutler Pickering Hale and Dorr LLP, as the case may be, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion).

8.5 Certificate of Amendment. The DPI Certificate of Amendment shall have become effective under the DGCL.

8.6 Net Cash at Closing. DPI shall have Net Cash at Closing, determined in accordance with Section 1.7, of at least $60,000,000.

9. TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether (except as set forth below) before or after adoption of this Agreement by Merger Partner’s stockholders and whether (except as set forth below) before or after approval of the DPI Certificate of Amendment or the issuance of DPI Common Stock pursuant to the Merger by DPI’s stockholders):

(a) by mutual written consent duly authorized by the Boards of Directors of DPI and Merger Partner;

(b) by either DPI or Merger Partner if the Merger shall not have been consummated by October 11, 2006; provided, however; that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

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(c) by either DPI or Merger Partner if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either DPI or Merger Partner if (i) the Merger Partner Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the stockholders of Merger Partner shall have taken a final vote to adopt this Agreement, and (ii) this Agreement shall not have been adopted at the Merger Partner Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Merger Partner Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Merger Partner where the failure to obtain the Required Merger Partner Stockholder Vote shall have been caused by the action or failure to act of Merger Partner and such action or failure to act constitutes a material breach by Merger Partner of this Agreement.

(e) by either DPI or Merger Partner if (i) the DPI Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the stockholders of DPI shall have taken a final vote to approve (A) the DPI Certificate of Amendment, (B) the issuance of shares of DPI Common Stock in the Merger and (C) the Bylaws Amendment, and (ii) either (x) the DPI Certificate of Amendment or (y) the issuance of DPI Common Stock pursuant to the Merger shall not have been approved at the DPI Stockholders’ Meeting by the Required DPI Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to DPI where the failure to obtain the Required DPI Stockholder Vote shall have been caused by the action or failure to act of DPI and such action or failure to act constitutes a material breach by DPI of this Agreement.

(f) by Merger Partner (at any time prior to the approval of the DPI Certificate of Amendment and the issuance of DPI Common Stock pursuant to the Merger by the Required DPI Stockholder Vote) if a DPI Triggering Event shall have occurred;

(g) by DPI (at any time prior to the adoption of this Agreement by the Required Merger Partner Stockholder Vote) if a Merger Partner Triggering Event shall have occurred;

(h) by Merger Partner, upon a breach of any representation, warranty, covenant or agreement on the part of DPI or Merger Sub set forth in this Agreement, or if any representation or warranty of DPI or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in DPI’s or Merger Sub’s representations and warranties or breach by DPI or Merger Sub is curable by DPI or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Merger Partner to DPI or Merger Sub of such breach or inaccuracy and (ii) DPI or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this paragraph 9.1(h) as a result of such particular breach or inaccuracy if such breach by DPI or Merger Sub is cured prior to such termination becoming effective); and

(i) by DPI, upon a breach of any representation, warranty, covenant or agreement on the part of Merger Partner set forth in this Agreement, or if any representation or warranty of Merger Partner shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Merger Partner’s representations and warranties or breach by Merger Partner is curable by Merger Partner, then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from DPI to Merger Partner of such breach or inaccuracy and (ii) Merger Partner ceasing to exercise commercially reasonable efforts to cure

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such breach (it being understood that this Agreement shall not terminate pursuant to this paragraph 9.1(i) as a result of such particular breach or inaccuracy if such breach by Merger Partner is cured prior to such termination becoming effective).

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that DPI and Merger Partner shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the printing, mailing and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits) and the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and any amendments or supplements thereto.

(b) (i) If this Agreement is terminated (A) by DPI or Merger Partner pursuant to Section 9.1(e) and (y) at any time before the DPI Stockholders’ Meeting an Acquisition Proposal with respect to DPI shall have been publicly announced, disclosed or otherwise communicated to the board of directors or stockholders of DPI and (z) within 12 months after the termination of this Agreement, DPI enters into any agreement for an Acquisition Transaction or consummates an Acquisition Transaction or (B) by Merger Partner pursuant to Section 9.1(f), in either case, without duplication, DPI shall pay to Merger Partner, within five Business Days after the earlier of entering into such agreement or such consummation, in the case of (A), or termination, in the case of (B), a nonrefundable fee in an amount equal to $6,000,000.

(ii) If this Agreement is terminated (A) by DPI or Merger Partner pursuant to Section 9.1(d) and (y) at any time before the Merger Partner Stockholders’ Meeting an Acquisition Proposal with respect to Merger Partner shall have been publicly announced, disclosed or otherwise communicated to the board of directors of Merger Partner or stockholders of Merger Partner and (z) within 12 months after the termination of this Agreement, Merger Partner enters into any agreement for an Acquisition Transaction or consummates an Acquisition Transaction or (B) by DPI pursuant to Section 9.1(g), in either case, without duplication, Merger Partner shall pay to DPI, within five Business Days after the earlier of entering into such agreement or such consummation, in the case of (A), or termination, in the case of (B), a nonrefundable fee in an amount equal to $6,000,000.

(c) If either Party fails to pay when due any amount payable by such Party under Section 9.3(b), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

10. MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations and Warranties. The representations, warranties and covenants of Merger Partner, Merger Sub and DPI contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

10.2 Amendment. This Agreement may be amended with the approval of the respective boards of directors of Merger Partner and DPI at any time (whether before or after the adoption of this Agreement by the

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stockholders of Merger Partner or before or after the approval of the DPI Certificate of Amendment or the issuance of shares of DPI Common Stock to the stockholders of Merger Partner pursuant to the terms of this Agreement by the stockholders of DPI); provided, however, that after any such adoption of this Agreement by the stockholders of Merger Partner, no amendment shall be made which by law requires further approval of the stockholders of Merger Partner without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Merger Partner and DPI.

10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement, the correspondence referred to in Section 2.9(j) and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the Parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding (including counter-claims) arising out of or relating to this Agreement or any of the Contemplated Transactions in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party hereto may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.8. Nothing in this Section 10.5, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

10.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7 Assignability; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be

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assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the Parties hereto; (b) rights pursuant to Section 1, and (c) the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties hereto):

if to DPI or Merger Sub:

Discovery Partners International, Inc.

9640 Towne Centre Drive

San Diego, CA 92121

Telephone: (858) 455-8600

Fax: (858) 546-3081

Attention: Michael Venuti

with a copy to:

Cooley Godward LLP

4401 Eastgate Mall

San Diego, CA 92121-1909

Telephone: (858) 550-6045

Fax: (858) 550-6420

Attention: Matthew T. Browne, Esq.

if to Merger Partner:

Infinity Pharmaceuticals, Inc.

780 Memorial Drive

Cambridge, MA 02139

Telephone: (617) 453-1000

Fax: (617) 453-1001

Attention: Steven H. Holtzman

with a copy to:

WilmerHale

60 State Street

Boston, MA 02109

Telephone: (617) 526-6000

Fax: (617) 526-5000

Attention: John A. Burgess, Esq.

Michael J. LaCascia, Esq.

10.9 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of

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this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity.

10.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

DISCOVERY PARTNERS INTERNATIONAL, INC.

By:	/s/ MICHAEL C. VENUTI
Name: Title:	Michael C. Venuti Acting Chief Executive Officer

DARWIN CORP.

By:	/s/ MICHAEL C. VENUTI
Name: Title:	Michael C. Venuti Chief Executive Officer

INFINITY PHARMACEUTICALS, INC.

By:	/s/ STEVEN H. HOLTZMAN
Name: Title:	Steven H. Holtzman Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

EXHIBIT A

DEFINITIONS

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Inquiry. “Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Merger Partner, on the one hand or DPI, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal with such Party; provided however, that any inquiry, indication of interest or request for information related to the matters described on Part 4.2 of the DPI Disclosure Schedule and any transactions undertaken, continued or consummated in connection with those matters will be deemed not to be an “Acquisition Inquiry”.

Acquisition Proposal. “Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal (other than an offer or proposal made or submitted by Merger Partner, on the one hand or DPI, on the other hand to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party; provided however, that any offer or proposal related to the matters described on Part 4.2 of the DPI Disclosure Schedule and any transactions undertaken, continued or consummated in connection with those matters will be deemed not to be an “Acquisition Proposal”.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 15% or more of the consolidated net revenues of a Party and its Subsidiaries, taken as a whole, consolidated net income of a Party and its Subsidiaries, taken as a whole, or consolidated book value of the assets of a Party and its Subsidiaries, taken as a whole; or (ii) 15% or more of the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; or

(c) any liquidation or dissolution of a Party (other than DPI);

provided, however, that any transaction or series of transactions involving circumstances set forth in clauses (a)-(c) of this definition which relate to the matters described on Part 4.2 of the DPI Disclosure Schedule and any transactions undertaken, continued or consummated in connection with those matters will be deemed not to be an “Acquisition Transaction”.

Affiliate. “Affiliate” shall mean any Person under common control with such Party within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

Business Day. “Business Day” shall mean any day other than a day on which banks in the State of California are authorized or obligated to be closed.

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COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Confidentiality Agreement. “Confidentiality Agreement” shall mean the Confidentiality Agreement dated January 19, 2006, between Merger Partner and DPI.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by the Agreement.

Contract. “Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

DGCL. “DGCL” shall mean the General Corporation Law of the State of Delaware.

DPI Common Stock. “DPI Common Stock” shall mean the Common Stock, $0.001 par value per share, of DPI.

DPI Preferred Stock. “DPI Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of DPI.

DPI Contract. “DPI Contract” shall mean any Contract: (a) to which DPI or any of its Subsidiaries is a party; (b) by which DPI or any DPI IP Rights or any other asset of DPI is or may become bound or under which DPI has, or may become subject to, any obligation; or (c) under which DPI or any of its Subsidiaries has or may acquire any right or interest.

DPI IP Rights. “DPI IP Rights” shall mean all Intellectual Property owned, licensed, or controlled by DPI and its Subsidiaries that is necessary or used in DPI’s business as presently conducted.

DPI IP Rights Agreement. “DPI IP Rights Agreement” shall mean any instrument or agreement governing any DPI IP Rights.

DPI Options. “DPI Options” shall mean options to purchase shares of DPI Common Stock issued by DPI.

DPI Material Adverse Effect. “DPI Material Adverse Effect” shall mean any effect, change, event, circumstance or development (each such item, an “Effect”) that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the DPI Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, capitalization, assets (including Intellectual Property), operations or financial performance or prospects of DPI and its Subsidiaries taken as a whole; or (b) the ability of DPI to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a DPI Material Adverse Effect: (i) any change in the business, financial condition, capitalization, assets, operations or financial performance or prospects of DPI and the DPI Subsidiaries taken as a whole caused by, related to or resulting from, directly or

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indirectly, the Contemplated Transactions or the announcement thereof or any transactions undertaken, continued or consummated in connection with the matters described on Part 4.2 of the DPI Disclosure Schedule, (ii) any failure by DPI to meet internal projections or forecasts for any period, (iii) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which DPI competes, (iv) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (v) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, (vi) any Effect resulting from the announcement or pendency of the Merger, and (vii) any change in the stock price or trading volume of DPI independent of any other event that would be deemed to have a DPI Material Adverse Effect.

DPI Registered IP. “DPI Registered IP” shall mean all DPI IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

DPI Related Party. “DPI Related Party” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Act.

DPI Triggering Event. A “DPI Triggering Event” shall be deemed to have occurred if: (i) the board of directors of DPI shall have failed to recommend that the stockholders of DPI vote to approve the DPI Certificate of Amendment, or the issuance of DPI Common Stock pursuant to the Merger, or the Bylaws Amendment, or shall for any reason have withdrawn or shall have modified in a manner adverse to Merger Partner the DPI Board Recommendation; (ii) DPI shall have failed to include in the Joint Proxy Statement/Prospectus the DPI Board Recommendation; (iii) DPI shall have failed to hold the DPI Stockholders’ Meeting within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such 45-day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); (iv) the board of directors of DPI shall have approved, endorsed or recommended any Acquisition Proposal; (v) DPI shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5); or (vi) DPI or any director, officer or agent of DPI shall have willfully and intentionally breached the provisions set forth in Section 4.5 of the Agreement.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) other than (a) mechanic’s, materialmen’s and similar liens, (b) liens arising under worker’s compensation, unemployment insurance and similar legislation, and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water,

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ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

FMLA. “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by DPI in connection with issuance of DPI Common Stock pursuant to the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the NASDAQ National Market).

Group 1 Series B Preferred Holders. “Group 1 Series B Preferred Holders” shall mean the stockholders set forth on Schedule II.

Group 2 Series B Preferred Holders. “Group 2 Series B Preferred Holders” shall mean the stockholders set forth on Schedule III.

HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property. “Intellectual Property” shall mean United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures, inventions, trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, copyrights, including registrations and applications for registration thereof, software, formulae, customer lists, trade secrets, know-how, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries) confidential information and other proprietary rights and intellectual property, whether patentable or not.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Joint Proxy Statement/Prospectus. “Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the stockholders of Merger Partner in connection with the Merger Partner Stockholders’ Meeting and to the stockholders of DPI in connection with the DPI Stockholders’ Meeting.

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Key Employee. “Key Employee” shall mean an executive officer of Merger Partner or DPI, as applicable, or any employee that reports directly to the board of directors or chief executive officer of Merger Partner or DPI, as applicable.

Knowledge. “Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual’s employee or professional responsibility. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ National Market or the National Association of Securities Dealers).

Materials of Environmental Concern. “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

Merger Partner Common Stock. “Merger Partner Common Stock” shall mean the Common Stock, $0.0001 par value per share, of Merger Partner.

Merger Partner Contract. “Merger Partner Contract” shall mean any Contract: (a) to which Merger Partner is a Party; (b) by which any of Merger Partner’s or any Merger Partner IP Rights or any other asset of Merger Partner is or may become bound or under which Merger Partner has, or may become subject to, any obligation; or (c) under which Merger Partner has or may acquire any right or interest.

Merger Partner IP Rights. “Merger Partner IP Rights” shall mean all Intellectual Property owned, licensed, or controlled by Merger Partner that is necessary or used in Merger Partner’s business as presently conducted.

Merger Partner IP Rights Agreement. “Merger Partner IP Rights Agreement” shall mean any Contract governing, related or pertaining to any Merger Partner IP Rights.

Merger Partner Material Adverse Effect. “Merger Partner Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Merger Partner Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, capitalization, assets (including Intellectual Property), operations or financial performance or prospects of Merger Partner; or (b) the ability of Merger Partner to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Merger Partner Material Adverse Effect: (i) any change in the business, financial condition, capitalization, assets, operations or financial performance or prospects of Merger Partner caused by, related to or

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resulting from, directly or indirectly, the Contemplated Transactions or the announcement thereof, (ii) any failure by Merger Partner to meet internal projections or forecasts for any period, (iii) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which Merger Partner competes, (iv) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (v) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, or (vi) any Effect resulting from the announcement or pendency of the Merger.

Merger Partner Options. “Merger Partner Options” shall mean options to purchase shares of Merger Partner Common Stock issued by Merger Partner.

Merger Partner Preferred Stock. “Merger Partner Preferred Stock” shall mean Merger Partner Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

Merger Partner Products. “Merger Partner Products” shall mean all products being manufactured, distributed or developed by or on behalf of Merger Partner.

Merger Partner Related Party. “Merger Partner Related Party” shall mean (i) each of the stockholders of Merger Partner listed on Schedule 1 hereto; (ii) each individual who is, or who has at any time been, an officer or director of Merger Partner; (iii) each member of the immediate family of each of the individuals referred to in clause (i) and (ii) above; and (iv) any trust or other Entity (other than Merger Partner) in which any one of the Persons referred to in clauses (i), (ii) or (iii) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

Merger Partner Registered IP. “Merger Partner Registered IP” shall mean all Merger Partner IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

Merger Partner Series A Preferred Stock. “Merger Partner Series A Preferred Stock” shall mean shares of Merger Partner’s Series A Preferred Stock, par value $0.0001 per share.

Merger Partner Series B Preferred Stock. “Merger Partner Series B Preferred Stock” shall mean shares of Merger Partner’s Series B Preferred Stock, par value $0.0001 per share.

Merger Partner Series C Preferred Stock. “Merger Partner Series C Preferred Stock” shall mean shares of Merger Partner’s Series C Preferred Stock, par value $0.0001 per share.

Merger Partner Series D Preferred Stock. “Merger Partner Series D Preferred Stock” shall mean shares of Merger Partner’s Series D Preferred Stock, par value $0.0001 per share.

Merger Partner Stock Option Plans. “Merger Partner Stock Option Plans” shall mean the 2001 Stock Incentive Plan of Merger Partner and the 2003 California Only Stock Incentive Pam of Merger Partner.

Merger Partner Triggering Event. A “Merger Partner Triggering Event” shall be deemed to have occurred if: (i) the board of directors of Merger Partner shall have failed to recommend that the stockholders of Merger Partner vote to adopt this Agreement, or shall for any reason have withdrawn or shall have modified in a manner adverse to DPI the Merger Partner Board Recommendation; (ii) Merger Partner shall have failed to include in the Joint Proxy Statement/Prospectus the Merger Partner Board Recommendation; (iii) Merger Partner shall have failed to hold the Merger Partner Stockholders’ Meeting within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such 45-day period shall be tolled

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for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); (iv) the board of directors of Merger Partner shall have approved, endorsed or recommended any Acquisition Proposal; (v) Merger Partner shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5); or (vi) Merger Partner or any director, officer or agent of Merger Partner shall have willfully and intentionally breached the provisions set forth in Section 4.5 of the Agreement.

Merger Partner Warrants. “Merger Partner Warrants” shall mean warrants to purchase Merger Partner Series A Preferred Stock and warrants to purchase Merger Partner Series B Preferred Stock.

Net Cash. “Net Cash” shall mean, as of any particular date (actual or future), without repetition (a) the sum of (i) DPI’s cash and cash equivalents, short-term investments, accounts receivable, net and restricted cash, in each case as of such date and determined in a manner substantially consistent with the manner in which such items were determined for DPI’s then most recent consolidated balance sheets filed with the SEC (“DPI’s Most Recent SEC Balance Sheet”) and (ii) the off balance sheet receivable due to DPI under the DPI Contract with the National Institute of Health that is subject to audit pursuant to applicable Legal Requirements minus (b) the sum of DPI’s accounts payable and accrued expenses, in each case as of such date and determined in a manner substantially consistent with the manner in which such items were determined for DPI’s Most Recent SEC Balance Sheet minus (c) the amount of contractual obligations as of such date determined in a manner substantially consistent with the manner in which the “Contractual Obligations” table included in the Management’s Discussion and Analysis of Financial Condition section of DPI’s most recent Form 10-K for the year ended December 31, 2005 filed with the SEC was determined minus (d) the remaining cash cost of restructuring accruals as of such date determined in a manner substantially consistent with the manner in which such item was determined for DPI’s Most Recent SEC Balance Sheet minus (e) the cash cost of any change of control payments, severance payments or payments under Section 280G of the Code that become due to any employee of DPI solely as a result of the Merger and the Contemplated Transactions minus (f) the cash cost of any accrued and unpaid retention payments due to any DPI employee as of such date minus (g) the cash cost of any and all billed and unpaid Taxes (including estimates from any estimated tax costs arising out of any specific tax review that may be underway at the Effective Time) for which DPI is liable in respect of any period ending on or before such date minus (h) the remaining cash cost, if any, as of such date of any liabilities or expenses to DPI associated with the matters referred to in Schedule 3.13 of the DPI Disclosure Schedule minus (i) any remaining fees and expenses as of such date for which DPI is liable pursuant to this Agreement incurred by DPI in connection with this Agreement and the Contemplated Transactions minus (j) in the event DPI has not sold, divested, disposed of, liquidated or wound down all or substantially all of its Basel business unit as of such date, the liquidation costs with respect to such business determined as of such date (it being agreed that the current estimate of such costs is $2,000,000), minus (k) in the event DPI has not sold, divested, disposed of, liquidated or wound down all or substantially all of its Heidelberg business unit as of such date, the liquidation costs with respect to such business determined as of such date (it being agreed that the current estimate of such costs is $1,400,000), minus (l) in the event DPI has not sold, divested, disposed of, liquidated or wound down all or substantially all of its San Diego chemistry business unit as of such date, the liquidation costs with respect to such business determined as of such date (it being agreed that the current estimate of such costs is $950,000), minus (m) in the event DPI has not sold, divested, disposed of, liquidated or wound down all or substantially all of its San Diego corporate business unit as of such date, the liquidation costs with respect to such business determined as of such date (it being agreed that the current estimate of such costs is $570,000), minus (n) in the event DPI has not sold, divested, disposed of, liquidated or wound down all or substantially all of its South San Francisco compound management business unit as of such date, the liquidation costs with respect to such business determined as of such date (it being agreed that the current estimate of such costs is $450,000), it being further agreed and understood that in the case of subclauses (j) – (n) no costs or expenses shall be deducted to the extent already deducted pursuant to another clause of this definition, plus (o) any amounts paid by DPI on or prior to such date in satisfaction of its obligations under Section 5.7(c), (d) or (e) (and the Parties acknowledge and agree that any amounts payable by DPI as of such date pursuant to such obligations shall not result in a reduction to Net Cash in connection with any determination of Net Cash pursuant to the above).

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Ordinary Course of Business. “Ordinary Course of Business” shall mean, in the case of each of Merger Partner, DPI and the DPI Subsidiaries, such reasonable and prudent actions taken in the ordinary course of its normal operations and consistent with its past practices.

Party. “Party” or “Parties” shall mean Merger Partner, Merger Sub and DPI.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Related Agreements. “Related Agreements” shall mean the Merger Partner Stockholder Voting Agreements, the DPI Stockholder Voting Agreements, the Certificate of Merger, the Joint Proxy Statement/Prospectus and any other documents or agreements executed in connection with this Agreement or the Contemplated Transactions.

Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary. An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

Superior Offer. “Superior Offer” shall mean an unsolicited bona fide written offer by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the Party’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the Party’s capital stock or (ii) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the Party or its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement; and (b) is on terms and conditions that the board of directors of DPI or Merger Partner, as applicable, determines, in its good faith judgment, after obtaining and taking into account such matters that its board of directors deems relevant following consultation with its outside legal counsel and financial advisor: (x) is more favorable, from a financial point of view, to DPI’s stockholders or Merger Partner’s stockholders, as applicable, than the terms of the Merger; and (y) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if (I) any financing required to consummate the transaction contemplated by such offer is not committed unless the board of directors of DPI or Merger Partner, as applicable, determines in good faith, that any required financing is reasonably capable of being obtained by such third party, or (II) the consummation of such transaction is contingent on any such financing being obtained.

Tax. “Tax” shall mean any federal, state, local, foreign or other taxes, levies, charges and fees or other similar assessments or liabilities in the nature of a tax, including, without limitation, any income tax, franchise

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tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, assessment, addition to tax or interest, whether disputed or not.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

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ADDITIONAL DEFINITIONS

Each of the following definitions is set forth in the section of the Agreement indicated below:

Definition	Section
Agreement	Preamble
Bylaws Amendment	3.17
Bylaws Amendment Vote	3.17
Closing	1.3
Closing Date	1.3
Conversion Factor	1.6(a)
D&O Indemnified Parties	5.7(a)
Dispute Net Cash Determination Date	1.7(d)
Dispute Notice	1.7(b)
Dissenting Shares	1.9
DPI Board Recommendation	5.3(b)
DPI Balance Sheet	3.6(a)
DPI Balance Sheet Date	3.5(h)
DPI Certificate of Amendment	1.5(a)
DPI Constituent Documents	3.2
DPI Disclosure Schedule	3
DPI Foreign Plan	3.12(k)
DPI Plan	3.12(s)
DPI	Preamble
DPI Returns	3.11(a)
DPI SEC Documents	3.4(a)
DPI Stockholder Voting Agreements	Recitals
DPI Stockholders’ Meeting	5.3(a)
Effective Time	1.3
Exchange Agent	1.8(a)
Exchange Fund	1.8(a)
First Anticipated Closing Date	1.7(a)
GAAP	2.4
Lapse Date	1.7(b)
Merger Partner Audited Balance Sheet	2.4(a)(i)
Merger Partner Balance Sheet	2.4(a)(ii)
Merger Partner Board Recommendation	5.2(b)
Merger Partner Certificate	1.6
Merger Partner Certificate of Incorporation	2.2
Merger Partner Constituent Documents	2.2
Merger Partner Disclosure Schedule	2
Merger Partner Financial Statements	2.4(a)
Merger Partner Foreign Plan	2.15(k)
Merger Partner Plan	2.15(s)
Merger Partner	Recitals
Merger Partner Returns	2.14(a)
Merger Partner Stockholder Voting Agreements	Recitals
Merger Partner Stockholders’ Meeting	5.2(a)
Merger Partner Unaudited Interim Balance Sheet	2.4(a)(ii)
Merger	Recitals
Merger Sub	Preamble
Net Cash Schedule	1.7(a)

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Definition	Section
Net Cash Estimation	1.7(a)
Non-Dispute Net Cash Determination Date	1.7(c)
Pension Plan	2.15(k)
Pre-Closing Period	4.1
Registrable Merger Shares	5.12
Required DPI Stockholder Vote	3.17
Required Merger Partner Stockholder Vote	2.22
Reverse Stock Split	1.5(a)(i)
Rights Agreement	3.23
Shelf Registration Statement	5.12
Subsequent Anticipated Closing Date	1.7(e)
Surviving Corporation	1.1

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SCHEDULE 1

CERTAIN MERGER PARTNER STOCKHOLDERS

Julian Adams

Advent Private Equity Fund III ‘A’

Advent Private Equity Fund III ‘B’

Advent Private Equity Fund III ‘C’

Advent Private Equity Fund III ‘D’

HBM BioVentures (Cayman) Ltd.

Steven H. Holtzman

Holtzman-Stewart 1996 Irrevocable Trust

Richard D. Klausner

Eric Lander

Stelios Papadopoulos

Adelene Perkins

Prospect Venture Partners II, L.P.

Prospect Venture Partners, L.P.

Stuart Schreiber

Venrock Associates

Venrock Entrepreneurs Fund III, L.P.

Vulcan Ventures Inc.

SCHEDULE 2

CERTAIN DPI STOCKHOLDERS

Harry F. Hixson, Jr., Ph.D.

Michael C. Venuti, Ph.D.

Alan J. Lewis, Ph.D.

Herm Rosenman

Sir Colin T. Dollery, FmedSci.

Craig Kussman

Richard Neale

SCHEDULE 5.11(a)(i)

DIRECTORS OF DPI

(A) In the event that the Bylaws Amendment is approved by the Bylaws Amendment Vote, the directors of DPI shall be as follows:

CLASS I: Herm Rosenman, Eric Lander, Frank Moss and James Tananbaum

CLASS II: Ron Daniel, Arnold Levine, Patrick Lee and Michael Venuti

CLASS III: Anthony Evnin, Harry Hixson, Steven Holtzman and Vicki Sato

(B) In the event that the Bylaws Amendment is not approved by the Bylaws Amendment Vote, the directors of DPI shall be as follows:

CLASS I: Arnold Levine, Herm Rosenman and James Tananbaum

CLASS II: Ron Daniel, Patrick Lee and Michael Venuti

CLASS III: Anthony Evnin, Harry Hixson, Steven Holtzman and Vicki Sato

SCHEDULE 5.11(a)(ii)

DIRECTORS TO RESIGN FROM BOARD OF DIRECTORS OF DPI

Sir Colin T. Dollery, FmedSci.

Alan J. Lewis, Ph.D.

SCHEDULE 5.11(b)(i)

DIRECTOR OF SURVIVING CORPORATION

Steven H. Holtzman

SCHEDULE 5.11(b)(ii)

DIRECTORS TO RESIGN FROM BOARD OF DIRECTORS OF SURVIVING CORPORATION

All directors other than Steven H. Holtzman.

SCHEDULE I

CONVERSIONS FOR MERGER PARTNER COMMON STOCK,

MERGER PARTNER PREFERRED STOCK, MERGER PARTNER OPTIONS

AND MERGER PARTNER WARRANTS

Schedule I

	Conversion Ratios
Net Cash ($M) as Determined in Accordance with Section 1.7 (1)	Series A Preferred Holders	Group 1 Series B Preferred Holders	Group 2 Series B Preferred Holders	Series C Preferred Holders	Series D Preferred Holders	Common Holders
40	1.53172	1.94794	2.19131	2.03228	2.07724	1.72401
41	1.49436	1.90043	2.13786	1.98271	2.02658	1.68196
42	1.45878	1.85518	2.08696	1.93550	1.97833	1.64191
43	1.42485	1.81204	2.03843	1.89049	1.93232	1.60373
44	1.39247	1.77085	1.99210	1.84752	1.88840	1.56728
45	1.36153	1.73150	1.94783	1.80647	1.84644	1.53245
46	1.33193	1.69386	1.90548	1.76720	1.80630	1.49914
47	1.30359	1.65782	1.86494	1.72960	1.76787	1.46724
48	1.27643	1.62328	1.82609	1.69356	1.73104	1.43667
49	1.25038	1.59015	1.78882	1.65900	1.69571	1.40735
50	1.22537	1.55835	1.75305	1.62582	1.66179	1.37921
51	1.20135	1.52779	1.71867	1.59394	1.62921	1.35216
52	1.17824	1.49841	1.68562	1.56329	1.59788	1.32616
53	1.15601	1.47014	1.65382	1.53379	1.56773	1.30114
54	1.13461	1.44292	1.62319	1.50539	1.53870	1.27704
55	1.11398	1.41668	1.59368	1.47802	1.51072	1.25383
56	1.09408	1.39138	1.56522	1.45163	1.48375	1.23144
57	1.07489	1.36697	1.53776	1.42616	1.45771	1.20983
58	1.05636	1.34341	1.51125	1.40157	1.43258	1.18897
59	1.03845	1.32064	1.48563	1.37781	1.40830	1.16882
60	1.02115	1.29863	1.46087	1.35485	1.38483	1.14934
61	1.00441	1.27734	1.43692	1.33264	1.36213	1.13050
62	0.98821	1.25673	1.41375	1.31115	1.34016	1.11226
63	0.97252	1.23679	1.39131	1.29033	1.31888	1.09461
64	0.95732	1.21746	1.36957	1.27017	1.29828	1.07751
65	0.94260	1.19873	1.34850	1.25063	1.27830	1.06093
66	0.92831	1.18057	1.32806	1.23168	1.25894	1.04485
67	0.91446	1.16295	1.30824	1.21330	1.24015	1.02926
68	0.90101	1.14585	1.28900	1.19546	1.22191	1.01412
69	0.88795	1.12924	1.27032	1.17813	1.20420	0.99943
70	0.84509	1.07472	1.20900	1.12126	1.14607	0.95118
71	0.84509	1.07473	1.20899	1.12126	1.14607	0.95118
72	0.84509	1.07472	1.20900	1.12126	1.14607	0.95118
73	0.84509	1.07472	1.20900	1.12126	1.14607	0.95118
74	0.84509	1.07472	1.20900	1.12126	1.14607	0.95118
75	0.84509	1.07472	1.20900	1.12126	1.14607	0.95118
76	0.80617	1.02523	1.15332	1.06962	1.09329	0.90737
77	0.79570	1.01192	1.13834	1.05573	1.07909	0.89559
78	0.78550	0.99894	1.12375	1.04219	1.06525	0.88411
79	0.77555	0.98630	1.10952	1.02900	1.05177	0.87292
80	0.76586	0.97397	1.09565	1.01614	1.03862	0.86200
81	0.75640	0.96194	1.08213	1.00359	1.02580	0.85136

	Conversion Ratios
Net Cash ($M) as Determined in Accordance with Section 1.7 (1)	Series A Preferred Holders	Group 1 Series B Preferred Holders	Group 2 Series B Preferred Holders	Series C Preferred Holders	Series D Preferred Holders	Common Holders
82	0.74718	0.95021	1.06893	0.99135	1.01329	0.84098
83	0.73818	0.93877	1.05605	0.97941	1.00108	0.83085
84	0.72939	0.92759	1.04348	0.96775	0.98916	0.82096
85	0.72081	0.91668	1.03120	0.95637	0.97753	0.81130
86	0.71243	0.90602	1.01921	0.94524	0.96616	0.80186
87	0.70424	0.89560	1.00750	0.93438	0.95505	0.79265
88	0.69624	0.88543	0.99605	0.92376	0.94420	0.78364
89	0.68841	0.87548	0.98486	0.91338	0.93359	0.77484
90	0.68076	0.86575	0.97391	0.90323	0.92322	0.76623
91	0.67328	0.85624	0.96321	0.89331	0.91307	0.75781
92	0.66596	0.84693	0.95274	0.88360	0.90315	0.74957
93	0.65880	0.83782	0.94250	0.87410	0.89344	0.74151
94	0.65179	0.82891	0.93247	0.86480	0.88393	0.73362
95	0.64493	0.82018	0.92266	0.85570	0.87463	0.72590
96	0.63822	0.81164	0.91304	0.84678	0.86552	0.71834
97	0.63164	0.80327	0.90363	0.83805	0.85660	0.71093
98	0.62519	0.79508	0.89441	0.82950	0.84785	0.70368
99	0.61888	0.78705	0.88538	0.82112	0.83929	0.69657
100	0.61269	0.77918	0.87652	0.81291	0.83090	0.68960

(1)	For purposes of this Schedule I, Net Cash will be rounded to the nearest $ million

SCHEDULE II

GROUP 1 SERIES B PREFERRED HOLDERS

Prospect Venture Partners

Prospect Venture Partners II, L.P.

Venrock Associates

Venrock Associates III, L.P.

Venrock Entrepreneurs Fund III, L.P.

SCHEDULE III

GROUP 2 SERIES B PREFERRED HOLDERS

Advent Private Equity Fund III ‘A’

Advent Private Equity Fund III ‘B’

Advent Private Equity Fund III ‘C’

Advent Private Equity Fund III ‘D’

Advent Private Equity Fund III ‘A’

Advent Private Equity Fund III GmbH Co. KG

Advent Private Equity Fund III Affiliates

Advent Management III Limited Partnership

Boston University

Alexandria Equities, LLC

G&H Partners

HBM Bioventures (Cayman) Ltd.

H&D Investments 2001

Lotus Biosciences Investment Holdings Limited

Novartis Bioventures Ltd.

POSCO BioVentures I, L.P.

Tallwood I, L.P.

Vulcan Ventures Inc.

Wellcome Trust Limited, as Trustee of the Wellcome Trust

Steven H. Holtzman

Franklin Moss

Stelios Papdopoulos

Kimberly Rummelsburg

EXHIBITS

Exhibit A—Defined Terms

Exhibit B—Merger Partner Stockholder Voting Agreements

Exhibit C—DPI Stockholders Voting Agreements

Exhibit D—Form of Lock-up Agreement

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of April     , 2006, by and between DISCOVERY PARTNERS INTERNATIONAL, INC., a Delaware corporation (“DPI”), and the Principal Stockholders of INFINITY PHARMACEUTICALS, INC., a Delaware corporation (the “Company”) whose signatures appear on the signature pages to this Agreement (each a “Principal Stockholder”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined herein).

RECITALS

A. Each Principal Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain shares of preferred and/or common stock of the Company.

B. DPI, the Company and Darwin Corp., a Delaware corporation and a wholly owned subsidiary of DPI have entered into an Agreement and Plan of Merger and Reorganization dated as of April     , 2006 (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company, with the Company being the surviving corporation and continuing as a wholly owned subsidiary of DPI (the “Merger”).

C. In the Merger, the outstanding shares of common stock and preferred stock of the Company are to be converted into the right to receive shares of common stock of DPI as specified in the Merger Agreement.

D. In order to induce DPI to enter into the Merger Agreement, each Principal Stockholder is entering into this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1. CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) The terms “Acquisition Proposal” and “Acquisition Transaction” shall have the respective meanings assigned to those terms in the Merger Agreement.

(b) “Company Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company.

(c) “Company Preferred Stock” shall mean the Series A, Series B, Series C and Series D preferred stock, per value $0.0001 per share, of the Company.

(d) Principal Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Principal Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(e) “DPI Common Stock” shall mean the common stock, par value $0.001 per share, of DPI.

(f) “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(g) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and Company Preferred Stock and all options, warrants and other rights to acquire shares of Company Common Stock and Company Preferred Stock) Owned by each Principal Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and Company Preferred Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock and Company Preferred Stock) of which each Principal Stockholder acquires Ownership during the period from the date of this Agreement through the Voting Covenant Expiration Date.

(h) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than DPI; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than DPI; or (iii) reduces such Person’s beneficial ownership of, interest in, control over or risk relating to such security.

(i) “Voting Covenant Expiration Date” shall mean the earlier of the date upon which the Merger Agreement is terminated, or the date upon which the Merger is consummated.

2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period from the date of this Agreement through the Voting Covenant Expiration Date, each Principal Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2 Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Voting Covenant Expiration Date, each Principal Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a transfer of Company Common Stock or Company Preferred Stock by any Principal Stockholder (i) to any member of his or her immediate family, or to a trust for the benefit of Principal Stockholder or any member of his or her immediate family, (ii) upon the death of Principal Stockholder, or (iii) if Principal Stockholder is a partnership or limited liability company, to one or more partners or members of Principal Stockholder or to an affiliated corporation under common control with Principal Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to DPI, to be bound by the terms of this Agreement.

3. VOTING OF SHARES

3.1 Voting Covenant Prior to Termination of Merger Agreement. Each Principal Stockholder hereby agrees that, prior to the earlier to occur of the termination of the Merger Agreement or the consummation of the Merger, at any meeting of the Principal Stockholders of the Company, however called, and in any written action by consent of Principal Stockholders of the Company, unless otherwise directed in writing by DPI, each Principal Stockholder shall cause the Subject Securities to be voted, as applicable:

(a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against the following actions (other than the Merger and the Contemplated Transactions): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease or transfer of a material amount of assets of the Company or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company’s certificate of incorporation or bylaws; (F) any material change in the capitalization of the Company or the Company’s corporate structure; and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

2.

Prior to the earlier to occur of the termination of the Merger Agreement or the consummation of the Merger, no Principal Stockholder shall enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, “(b)”, or “(c)” of the preceding sentence.

3.2 Proxy; Further Assurances.

(a) Contemporaneously with the execution of this Agreement: (i) each Principal Stockholder shall deliver to DPI a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Voting Covenant Expiration Date) with respect to the shares referred to therein (the “Proxy”); and (ii) each Principal Stockholder shall cause to be delivered to DPI an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock or Company Preferred Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by such Principal Stockholder.

(b) Each Principal Stockholder shall, at his, her or its own expense, perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in DPI the power to carry out and give effect to the provisions of this Agreement.

4. WAIVER OF APPRAISAL RIGHTS

Each Principal Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that such Principal Stockholder or any other Person may have by virtue of any outstanding shares of Company Common Stock or Company Preferred Stock Owned by such Principal Stockholder.

5. NO SOLICITATION

Each Principal Stockholder agrees that, during the period from the date of this Agreement through the Voting Covenant Expiration Date, no Principal Stockholder shall, directly or indirectly, and each Principal Stockholder shall ensure that none of his, her or its Representatives (as defined in the Merger Agreement) will, directly or indirectly: (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any information regarding the Company or any subsidiary of the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any agreement or understanding contemplating or otherwise relating to any Acquisition Transaction. Each Principal Stockholder shall immediately cease and discontinue, and each Principal Stockholder shall ensure that his, her or its Representatives immediately cease and discontinue, any existing discussions with any Person that relate to any Acquisition Proposal.

6. REPRESENTATIONS AND WARRANTIES OF PRINCIPAL STOCKHOLDER

Each Principal Stockholder hereby represents and warrants to DPI as follows:

6.1 Authorization, Etc. Such Principal Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform his, her or its obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by such Principal Stockholder and constitute legal, valid and binding obligations of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Such Principal Stockholder, if not an individual, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized or formed.

3.

6.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement and the Proxy by such Principal Stockholder does not, and the performance of this Agreement and the Proxy by such Principal Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to such Principal Stockholder or by which he, she or it or any of his, her or its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which such Principal Stockholder is a party or by which such Principal Stockholder or any of his, her or its affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Agreement and the Proxy by such Principal Stockholder does not, and the performance of this Agreement and the Proxy by such Principal Stockholder will not, require any consent or approval of any Person.

6.3 Title to Securities. As of the date of this Agreement: (a) such Principal Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock and/or Company Preferred Stock set forth beneath such Principal Stockholder’s signature on the signature page hereof; (b) such Principal Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock set forth beneath such Principal Stockholder’s signature on the signature page hereof; and (c) such Principal Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth beneath such Principal Stockholder’s signature on the signature page hereof.

6.4 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Voting Covenant Expiration Date and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

7. ADDITIONAL COVENANTS OF PRINCIPAL STOCKHOLDER

7.1 Further Assurances. From time to time and without additional consideration, each Principal Stockholder shall (at such Principal Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at such Principal Stockholder’s sole expense) take such further actions, as DPI may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

8. MISCELLANEOUS

8.1 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by each Principal Stockholder in this Agreement shall survive (i) the consummation of the Merger, (ii) any termination of the Merger Agreement, and (iii) the Voting Covenant Expiration Date.

8.2 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

8.3 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly

4.

delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Principal Stockholder:

at the address set forth on the signature page hereof; and

if to DPI:

Discovery Partners International, Inc.

9640 Towne Centre Drive

San Diego, CA 92121

Attention: Chief Executive Officer

Facsimile: (858) 455-8088

with a copy to:

Cooley Godward LLP

401 Eastgate Mall

San	Diego, CA 92121

Attention: Matthew T. Browne, Esq.

Facsimile: (858) 550-6420

8.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.5 Entire Agreement. This Agreement, the Proxy, the Merger Agreement and any Lock-up Agreement between each Principal Stockholder and DPI collectively set forth the entire understanding of DPI and such Principal Stockholder relating to the subject matter hereof and thereof and supersede all other prior agreements and understandings between DPI and such Principal Stockholder relating to the subject matter hereof and thereof.

8.6 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any Principal Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon each Principal Stockholder and his or her heirs, estate, executors and personal representatives and his, her or its successors and assigns, and shall inure to the benefit of DPI and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than DPI and its successors and assigns) any rights or remedies of any nature.

8.7 Fiduciary Duties. Each Principal Stockholder is signing this Agreement in such Principal Stockholder’s capacity as an owner of his, her or its respective Subject Securities, and nothing herein shall prohibit, prevent or preclude such Principal Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

5.

8.8 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Each Principal Stockholder agrees that, in the event of any breach or threatened breach by any Principal Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, DPI shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each Principal Stockholder further agrees that neither DPI nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each Principal Stockholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.9 Non-Exclusivity. The rights and remedies of DPI under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of DPI under this Agreement, and the obligations and liabilities of each Principal Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any Principal Stockholder’s obligations, or the rights or remedies of DPI, under any other agreement between DPI and such Principal Stockholder; and nothing in any such other agreement shall limit any Principal Stockholder’s obligations, or any of the rights or remedies of DPI, under this Agreement.

8.10 Governing Law; Venue.

(a) This Agreement and the Proxy shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Any legal action or other legal proceeding relating to this Agreement or the Proxy or the enforcement of any provision of this Agreement or the Proxy may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each Principal Stockholder:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware in connection with any such legal proceeding;

(ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him or it at the address set forth on the signature page hereof shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and

(iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that such Principal Stockholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

Nothing contained in this Section 8.10 shall be deemed to limit or otherwise affect the right of DPI to commence any legal proceeding or otherwise proceed against any Principal Stockholder in any other forum or jurisdiction.

(c) EACH PRINCIPAL STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

6.

8.11 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

8.12 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.13 Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Principal Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.14 Waiver. No failure on the part of DPI to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of DPI in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. DPI shall not be deemed to have waived any claim available to DPI arising out of this Agreement, or any power, right, privilege or remedy of DPI under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of DPI; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

7.

IN WITNESS WHEREOF, DPI and each Principal Stockholder have caused this Agreement to be executed as of the date first written above.

DISCOVERY PARTNERS INTERNATIONAL, INC.

By:
Name:
Title:

PRINCIPAL STOCKHOLDER

By:
Name:
Title:

Address:

Attn:
Fax: ( )

NUMBER OF OUTSTANDING SHARES OF COMPANY COMMON STOCK HELD BY STOCKHOLDER:

NUMBER OF OUTSTANDING SHARES OF COMPANY PREFERRED STOCK HELD BY STOCKHOLDER:

NUMBER OF SHARES OF COMPANY COMMON STOCK SUBJECT TO OPTIONS AND WARRANTS HELD BY STOCKHOLDER:

8.

EXHIBIT A

FORM OF IRREVOCABLE PROXY

The undersigned Principal Stockholder (the “Principal Stockholder”) of INFINITY PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes MICHAEL VENUTI, HARRY HIXSON and DISCOVERY PARTNERS INTERNATIONAL, INC., a Delaware corporation (“DPI”), and each of them, the attorneys and proxies of the Principal Stockholder with full power of substitution and resubstitution, to the full extent of the Principal Stockholder’s rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Principal Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Principal Stockholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares”.) Upon the execution hereof, all prior proxies given by the Principal Stockholder with respect to any of the Shares are hereby revoked, and the Principal Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof, among DPI, the Principal Stockholder and the other stockholders of the Company appearing as signatories thereto (the “Voting Agreement”), and is granted in consideration of DPI entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among DPI, the Company and Darwin Corp., a Delaware corporation and a wholly owned subsidiary of DPI (the “Merger Agreement”). This proxy will terminate on the Voting Covenant Expiration Date (as defined in the Voting Agreement).

The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the earlier to occur of the valid termination of the Merger Agreement or the Effective Time (as defined in the Merger Agreement) of the merger contemplated thereby (the “Merger”) at any meeting of the Principal Stockholders of the Company, however called, and in connection with any written action by consent of Principal Stockholders of the Company, as applicable:

(i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(iii) against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease or transfer of a material amount of assets of the Company or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company’s certificate of incorporation or bylaws; (F) any material change in the capitalization of the Company or the Company’s corporate structure; and (G) any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

The Principal Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

1.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Principal Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Principal Stockholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Principal Stockholder agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Dated: April     , 2006

PRINCIPAL STOCKHOLDER

By:

Name:

Title:

NUMBER OF OUTSTANDING SHARES OF

COMPANY COMMON STOCK

HELD BY STOCKHOLDER:

NUMBER OF OUTSTANDING SHARES OF

COMPANY PREFERRED STOCK

HELD BY STOCKHOLDER:

NUMBER OF SHARES OF COMPANY COMMON STOCK

SUBJECT TO OPTIONS AND WARRANTS HELD BY

STOCKHOLDER:

2.

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of April             , 2006, by and between INFINITY PHARMACEUTICALS, INC., a Delaware corporation (“Infinity”), and the Stockholders of DISCOVERY PARTNERS INTERNATIONAL, INC., a Delaware corporation (the “Company”) whose signatures appear on the signature pages to this Agreement (each a “Stockholder”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined herein).

RECITALS

A. Each Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain shares of common stock of the Company.

B. Infinity, the Company and Darwin Corp., a Delaware corporation and a wholly owned subsidiary of the Company have entered into an Agreement and Plan of Merger and Reorganization dated as of April             , 2006 (the “Merger Agreement”), providing for the merger of Merger Sub with and into Infinity, with Infinity being the surviving corporation and continuing as a wholly owned subsidiary of the Company (the “Merger”).

C. In the Merger, the outstanding shares of common stock and preferred stock of Infinity are to be converted into the right to receive shares of common stock of the Company as specified in the Merger Agreement.

D. In order to induce Infinity to enter into the Merger Agreement, each Stockholder is entering into this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1. CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) The terms “Acquisition Proposal” and “Acquisition Transaction” shall have the respective meanings assigned to those terms in the Merger Agreement.

(b) “Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

(c) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(d) “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(e) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by each Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which each Stockholder acquires Ownership during the period from the date of this Agreement through the Voting Covenant Expiration Date.

(f) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Infinity; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Infinity; or (iii) reduces such Person’s beneficial ownership of, interest in, control over or risk relating to such security.

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(g) “Voting Covenant Expiration Date” shall mean the earlier of the date upon which the Merger Agreement is terminated, or the date upon which the Merger is consummated.

2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period from the date of this Agreement through the Voting Covenant Expiration Date, each Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2 Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Voting Covenant Expiration Date, each Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a transfer of Company Common Stock by any Stockholder (i) to any member of his or her immediate family, or to a trust for the benefit of Stockholder or any member of his or her immediate family, (ii) upon the death of Stockholder, or (iii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Infinity, to be bound by the terms of this Agreement.

3. VOTING OF SHARES

3.1 Voting Covenant Prior to Termination of Merger Agreement. Each Stockholder hereby agrees that, prior to the earlier to occur of the termination of the Merger Agreement or the consummation of the Merger, at any meeting of the Stockholders of the Company, however called, and in any written action by consent of Stockholders of the Company, unless otherwise directed in writing by Infinity, each Stockholder shall cause the Subject Securities to be voted, as applicable:

(a) in favor of the issuance of the Company’s Common Stock to the stockholders of Infinity pursuant to the terms of the Merger Agreement and the DPI Certificate of Amendment as contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) except to the extent any such transaction is permitted by the Merger Agreement, against the following actions (other than the Merger and the Contemplated Transactions): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease or transfer of a material amount of assets of the Company or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company’s certificate of incorporation or bylaws; (F) any material change in the capitalization of the Company or the Company’s corporate structure; and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

Prior to the earlier to occur of the termination of the Merger Agreement or the consummation of the Merger, no Stockholder shall enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, “(b)”, or “(c)” of the preceding sentence.

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3.2 Proxy; Further Assurances.

(a) Contemporaneously with the execution of this Agreement: (i) each Stockholder shall deliver to Infinity a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Voting Covenant Expiration Date) with respect to the shares referred to therein (the “Proxy”); and (ii) each Stockholder shall cause to be delivered to Infinity an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by such Stockholder.

(b) Each Stockholder shall, at his, her or its own expense, perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in Infinity the power to carry out and give effect to the provisions of this Agreement.

4. WAIVER OF APPRAISAL RIGHTS

Each Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that such Stockholder or any other Person may have by virtue of any outstanding shares of Company Common Stock by such Stockholder.

5. NO SOLICITATION

Each Stockholder agrees that, during the period from the date of this Agreement through the Voting Covenant Expiration Date, no Stockholder shall, directly or indirectly, and each Stockholder shall ensure that none of his, her or its Representatives (as defined in the Merger Agreement) will, directly or indirectly: (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any information regarding the Company or any subsidiary of the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any agreement or understanding contemplating or otherwise relating to any Acquisition Transaction. Each Stockholder shall immediately cease and discontinue, and each Stockholder shall ensure that his, her or its Representatives immediately cease and discontinue, any existing discussions with any Person that relate to any Acquisition Proposal.

6. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Each Stockholder hereby represents and warrants to Infinity as follows:

6.1 Authorization, Etc. Such Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform his, her or its obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by such Stockholder and constitute legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Such Stockholder, if not an individual, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized or formed.

6.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement and the Proxy by such Stockholder does not, and the performance of this Agreement and the Proxy by such Stockholder will not: (i) conflict with or violate any

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law, rule, regulation, order, decree or judgment applicable to such Stockholder or by which he, she or it or any of his, her or its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which such Stockholder is a party or by which such Stockholder or any of his, her or its affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Agreement and the Proxy by such Stockholder does not, and the performance of this Agreement and the Proxy by such Stockholder will not, require any consent or approval of any Person.

6.3 Title to Securities. As of the date of this Agreement: (a) such Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock set forth beneath such Stockholder’s signature on the signature page hereof; (b) such Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock set forth beneath such Stockholder’s signature on the signature page hereof; and (c) such Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth beneath such Stockholder’s signature on the signature page hereof.

6.4 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Voting Covenant Expiration Date and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

7. ADDITIONAL COVENANTS OF STOCKHOLDER

7.1 Further Assurances. From time to time and without additional consideration, each Stockholder shall (at such Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at such Stockholder’s sole expense) take such further actions, as Infinity may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

8. MISCELLANEOUS

8.1 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by each Stockholder in this Agreement shall survive (i) the consummation of the Merger, (ii) any termination of the Merger Agreement, and (iii) the Voting Covenant Expiration Date.

8.2 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

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8.3 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Stockholder:

at the address set forth on the signature page hereof; and

if to Infinity:

Infinity Pharmaceuticals, Inc.

780 Memorial Drive

Cambridge, MA 02139

Attention: Chief Executive Officer

Facsimile:

with a copy to:

WilmerHale LLP

60 State Street

Boston, MA 02109

Attention: John A. Burgess, Esq.

Facsimile: (617) 454-1001

8.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.5 Entire Agreement. This Agreement, the Proxy and the Merger Agreement collectively set forth the entire understanding of Infinity and such Stockholder relating to the subject matter hereof and thereof and supersede all other prior agreements and understandings between Infinity and such Stockholder relating to the subject matter hereof and thereof.

8.6 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon each Stockholder and his or her heirs, estate, executors and personal representatives and his, her or its successors and assigns, and shall inure to the benefit of Infinity and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Infinity and its successors and assigns) any rights or remedies of any nature.

8.7 Fiduciary Duties. Each Stockholder is signing this Agreement in such Stockholder’s capacity as an owner of his, her or its respective Subject Securities, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

5.

8.8 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Each Stockholder agrees that, in the event of any breach or threatened breach by any Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Infinity shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each Stockholder further agrees that neither Infinity nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each Stockholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.9 Non-Exclusivity. The rights and remedies of Infinity under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Infinity under this Agreement, and the obligations and liabilities of each Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any Stockholder’s obligations, or the rights or remedies of Infinity, under any other agreement between Infinity and such Stockholder; and nothing in any such other agreement shall limit any Stockholder’s obligations, or any of the rights or remedies of Infinity, under this Agreement.

8.10 Governing Law; Venue.

(a) This Agreement and the Proxy shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Any legal action or other legal proceeding relating to this Agreement or the Proxy or the enforcement of any provision of this Agreement or the Proxy may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each Stockholder:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware in connection with any such legal proceeding;

(ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him or it at the address set forth on the signature page hereof shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and

(iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that such Stockholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

Nothing contained in this Section 8.10 shall be deemed to limit or otherwise affect the right of Infinity to commence any legal proceeding or otherwise proceed against any Stockholder in any other forum or jurisdiction.

(c) EACH STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

8.11 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

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8.12 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.13 Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.14 Waiver. No failure on the part of Infinity to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Infinity in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Infinity shall not be deemed to have waived any claim available to Infinity arising out of this Agreement, or any power, right, privilege or remedy of Infinity under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Infinity; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

7.

IN WITNESS WHEREOF, Infinity and each Stockholder have caused this Agreement to be executed as of the date first written above.

INFINITY PHARMACEUTICALS, INC.

By:
Name:
Title:

STOCKHOLDER

By:
Name:
Title:

Address:

Attn:
Fax: ( )

NUMBER OF OUTSTANDING SHARES OF COMPANY COMMON STOCK HELD BY STOCKHOLDER:

NUMBER OF SHARES OF COMPANY COMMON STOCK SUBJECT TO OPTIONS HELD BY STOCKHOLDER:

NUMBER OF SHARES OF COMPANY COMMON STOCK SUBJECT TO RESTRICTED STOCK GRANTS HELD BY STOCKHOLDER:

8.

EXHIBIT A

FORM OF IRREVOCABLE PROXY

The undersigned Stockholder (the “Stockholder”) of DISCOVERY PARTNERS INTERNATIONAL, INC., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes STEVEN HOLTZMAN and INFINITY PHARMACEUTICALS, Inc., a Delaware corporation (“Infinity”), and each of them, the attorneys and proxies of the Stockholder with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares”.) Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof, among Infinity, the Stockholder and the other stockholders of the Company appearing as signatories thereto (the “Voting Agreement”), and is granted in consideration of Infinity entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Infinity, the Company and Darwin Corp., a Delaware corporation and a wholly owned subsidiary of the Company (the “Merger Agreement”). This proxy will terminate on the Voting Covenant Expiration Date (as defined in the Voting Agreement).

The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the earlier to occur of the valid termination of the Merger Agreement or the Effective Time (as defined in the Merger Agreement) of the merger contemplated thereby (the “Merger”) at any meeting of the Stockholders of the Company, however called, and in connection with any written action by consent of Stockholders of the Company, as applicable:

(i) in favor of the issuance of the Company’s Common Stock to the stockholders of Infinity pursuant to the terms of the Merger Agreement and the DPI Certificate of Amendment as contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(iii) except to the extent any such transaction is permitted by the Merger Agreement, against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease or transfer of a material amount of assets of the Company or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company’s certificate of incorporation or bylaws; (F) any material change in the capitalization of the Company or the Company’s corporate structure; and (G) any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

1.

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Stockholder agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Dated: April     , 2006

STOCKHOLDER

By:
Name:
Title:

NUMBER OF OUTSTANDING SHARES OF COMPANY COMMON STOCK HELD BY STOCKHOLDER:

NUMBER OF SHARES OF COMPANY COMMON STOCK SUBJECT TO OPTIONS HELD BY STOCKHOLDER:

NUMBER OF SHARES OF COMPANY COMMON STOCK SUBJECT TO RESTRICTED STOCK GRANTS HELD BY STOCKHOLDER:

2.

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT dated as of April     , 2006 (this “Agreement”) is entered into by and between the undersigned stockholder (“Stockholder”) and DISCOVERY PARTNERS INTERNATIONAL, INC., a Delaware corporation (“DPI”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined herein).

RECITALS

WHEREAS, Stockholder is a stockholder, officer and/or director of Infinity Pharmaceuticals, Inc., a Delaware corporation (the “Company”);

WHEREAS, DPI, the Company and Darwin Corp., a Delaware corporation and a wholly owned subsidiary of DPI have entered into an Agreement and Plan of Merger and Reorganization dated as of April     , 2006 (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”).

WHEREAS, the Merger Agreement contemplates that, among other things, upon consummation of the Merger, (i) holders of shares of the preferred and common stock of the Company will receive shares of common stock of DPI (“DPI Common Stock”) in exchange for their shares of preferred and/or common stock of the Company, (ii) holders of options and warrants to acquire shares of common stock of the Company will become exercisable for shares of DPI Common Stock and (iii) the Company will become a wholly owned subsidiary of DPI.

WHEREAS, it is contemplated that Stockholder will receive shares of DPI Common Stock in exchange for their shares of preferred and/or common stock of the Company and may also receive DPI Common Stock upon the exchange, exercise or conversion of options or warrants or any other securities convertible into or exchangeable or exercisable for common stock of the Company which will become exercisable for shares of DPI Common Stock upon the consummation of the Merger (collectively, the “Merger Shares”); and

WHEREAS, Stockholder agrees that certain of the Merger Shares received by Stockholder in connection with the Merger will be subject to certain restrictions on Disposition (as defined herein) as more fully set forth herein.

AGREEMENT

NOW, THEREFORE, as an inducement to and in consideration of DPI’s agreement to enter into the Merger Agreement and proceed with the Merger, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Stockholder hereby agrees as follows:

1. Lock Up Period. For a period beginning on the Closing Date and ending 180 days after the Closing Date, Stockholder will not, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, make any short sale or otherwise dispose of or transfer any Merger Shares, whether now owned or hereafter acquired by Stockholder or with respect to which Stockholder has or hereafter acquires the power of disposition or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Merger Shares, whether any such swap or transaction is to be settled by delivery of DPI Common Stock or other securities, in cash or otherwise (each of the above actions referred to herein as a “Disposition”); provided, however, the restrictions set forth in clauses (i) and (ii) of this sentence shall lapse as to 1/26th of the Merger Shares on the 7th day after the Closing Date and as to an additional 1/26th of the Merger Shares each week thereafter, until the 180th day after the Closing Date, at which time the

1.

restrictions hereunder shall have lapsed as to all Merger Shares. The foregoing restriction is expressly intended to preclude Stockholder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of any of Stockholder’s Merger Shares even if such securities would be disposed of by someone other than Stockholder. Such prohibited hedging or other transaction would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of Stockholder’s Merger Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Merger Shares.

2. Permitted Dispositions. Notwithstanding the restrictions on Dispositions contained in Section 1, Stockholder may (a) exercise options and warrants exercisable for Merger Shares owned by Stockholder as of the date of the Merger Agreement, it being understood and acknowledged that the Merger Shares acquired by Stockholder in connection with any such exercise shall be subject to this Agreement; or (b) effect a Disposition (i) pursuant to a bona fide gift or gifts, or (ii) by will or intestacy or to a trust, the beneficiaries of which are Stockholder or, if Stockholder is an individual, members of Stockholder’s family, or (iii) as a distribution to limited partners, members or shareholders of Stockholder or affiliates of Stockholder, provided that in each case of clauses “(i)” through “(iii)”, such gift, transfer or distribution shall be conditioned upon the donee’s, transferee’s or distributee’s execution and delivery to DPI of a Lock-Up Agreement containing terms and conditions substantially identical to the terms and conditions contained herein.

3. Legends.

(a) In addition to any legends to reflect applicable transfer restrictions under federal or state securities laws, each stock certificate representing Merger Shares which Stockholder receives or is entitled to receive shall be stamped or otherwise imprinted with the following legend:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK-UP AGREEMENT DATED APRIL     , 2006 BETWEEN THE HOLDER HEREOF AND THE ISSUER AND MAY ONLY BE SOLD OR TRANSFERRED IN ACCORDANCE WITH THE TERMS THEREOF.”

(b) DPI shall be obligated to reissue certificates at the request of Stockholder without the foregoing legend as and to the extent the restrictions on Disposition lapse in accordance with Section 1.

(c) Stockholder hereby agrees and consents to the entry of stop transfer instructions with DPI’s transfer agent against the transfer of the Merger Shares in compliance with this Agreement.

4. Miscellaneous.

(a) Specific Performance. Stockholder agrees that in the event of any breach or threatened breach by Stockholder of any covenant, obligation or other provision contained in this Agreement, DPI shall be entitled (in addition to any other remedy that may be available to DPI) to: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither DPI nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4, and Stockholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b) Other Agreements. Nothing in this Agreement shall limit any of the rights or remedies of DPI under the Merger Agreement, or any of the rights or remedies of DPI or any of the obligations of Stockholder under any agreement between Stockholder and DPI or any certificate or instrument executed by Stockholder in favor of DPI; and nothing in the Merger Agreement or in any other agreement, certificate or instrument shall limit any of the rights or remedies of DPI or any of the obligations of Stockholder under this Agreement.

2.

(c) Notices. Any notice or other communication required or permitted to be delivered to Stockholder or DPI under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (i) for DPI, to the address or facsimile telephone number set forth below, and (ii) for Stockholder, to the address or facsimile telephone number set forth beneath the Stockholder’s signature to this Agreement (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to DPI:

Discovery Partners International, Inc.

9640 Towne Centre Drive

San Diego, CA 92121

Attention: Chief Executive Officer

Facsimile: (858) 455-8088

(d) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(e) Applicable Law; Jurisdiction. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the County of San Diego, State of California; (b) if any such action is commended in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Southern District of California; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which such party is to receive notice in accordance with this Agreement.

(f) Waiver; Termination. No failure on the part of DPI to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of DPI in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. DPI shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of DPI; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. If the Merger Agreement is terminated, this Agreement shall thereupon terminate.

(g) Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

3.

(h) Further Assurances. Stockholder shall execute and/or cause to be delivered to DPI such instruments and other documents and shall take such other actions as DPI may reasonably request to effectuate the intent and purposes of this Agreement.

(i) Entire Agreement. This Agreement, the Merger Agreement and any Voting Agreement (and any Proxy) between Stockholder and DPI collectively set forth the entire understanding of DPI and Stockholder relating to the subject matter hereof and thereof and supersede all other prior agreements and understandings between DPI and Stockholder relating to the subject matter hereof and thereof.

(j) Non-Exclusivity. The rights and remedies of DPI hereunder are not exclusive of or limited by any other rights or remedies which DPI may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

(k) Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of DPI and Stockholder.

(l) Assignment. This Agreement and all obligations of Stockholder hereunder are personal to Stockholder and may not be transferred or delegated by Stockholder at any time. DPI may freely assign any or all of its rights under this Agreement, in whole or in part, to any other person or entity without obtaining the consent or approval of Stockholder.

(m) Binding Nature. Subject to Section 4(l), this Agreement will inure to the benefit of DPI and its successors and assigns and will be binding upon Stockholder and Stockholder’s representatives, executors, administrators, estate, heirs, successors and assigns.

(n) Survival. Each of the representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the Merger.

(o) Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and both of which shall constitute one and the same instrument.

(p) Fiduciary Duties. Each Stockholder is signing this Agreement in such Stockholder’s capacity as an owner of his, her or its respective Merger Shares, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

4.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first set forth above.

DISCOVERY PARTNERS INTERNATIONAL, INC.

By:
Name:
Title:

STOCKHOLDER

By:
Name:
Title:

Address:

Attn:
Fax: ( )

5.

Annex B

Opinion of Molecular Securities

April 11, 2006

Strictly Confidential

Board of Directors

Discovery Partners International, Inc.

9640 Towne Center Drive

San Diego, CA 92121

Members of the Board:

We understand that Discovery Partners International, Inc. (“Discovery Partners” or the “Company”), Darwin Corp., a wholly owned subsidiary of Discovery Partners (“Merger Sub”), and Infinity Pharmaceuticals, Inc. (“Infinity”), propose to enter into an Agreement and Plan of Merger and Reorganization, dated April 11, 2006 (the “Merger Agreement”), which provides, among other things, for the merger (“Merger”) of Merger Sub with and into Infinity. Pursuant to the Merger, the separate existence of Merger Sub will cease, Infinity will become a wholly owned subsidiary of Discovery Partners, and (a) each outstanding share of common stock, par value $0.0001 per share (“Infinity Common Stock”), of Infinity outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 0.95118 shares of common stock, par value $0.001 per share (the “Discovery Partners Common Stock”), of Discovery Partners, (b) each outstanding share of Series A Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), of Infinity outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.84509 shares of Discovery Partners Common Stock, (c) each outstanding share of Series B Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”), of Infinity, held by (i) the Group 1 Series B Preferred Holders, and (ii) the Group 2 Series B Preferred Holders, outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.07472 and 1.20900, respectively, shares of Discovery Partners Common Stock, (d) each outstanding share of Series C Preferred Stock, par value $0.0001 per share (“Series C Preferred Stock”), of Infinity outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.12126 shares of Discovery Partners Common Stock and (e) each outstanding share of Series D Preferred Stock, par value $0.0001 per share (“Series D Preferred Stock”), of Infinity outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.14607 shares of Discovery Partners Common Stock, in each case other than shares held in treasury or held by Infinity, or as to which dissenters’ rights have been perfected, and subject to certain adjustments if the Net Cash (as defined in the Merger Agreement) at the effective time of the Merger is less than $70,000,000 or greater than $75,000,000 (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

As a customary part of our investment banking business, we engage in the valuation of businesses and their securities in connection with mergers and acquisitions. We have acted as financial advisor to Discovery Partners in connection with the Merger pursuant to the terms of our Engagement Letter with the Company, dated November 18, 2005 (“Engagement Letter”), for which we received an initial fee on signing the Engagement Letter and will receive additional fees on the execution of the Merger Agreement and in the event the Merger closes. In connection with our engagement, you have requested our opinion as to whether the Consideration to be paid by the Company pursuant to the Merger Agreement is fair from a financial point of view to Discovery Partners.

In connection with our opinion, we have (among other things): (a) reviewed certain publicly available financial statements and other information of Discovery Partners; (b) reviewed certain internal financial statements, financial forecasts and other information concerning Infinity and Discovery Partners, prepared by the managements of Infinity and Discovery Partners, respectively, and concerning the pro forma combined company (including expected benefits of the Merger, together with the associated expected costs), prepared by the managements of both Infinity and Discovery Partners; (c) discussed the past, current and forecasted financial position and results of operations and cash flows of Infinity and Discovery Partners, with senior executives of Infinity and Discovery Partners, respectively, and the current and forecasted financial position and results of operations and cash flows (including expected benefits of the Merger, together with the associated expected costs) of the pro forma combined company, with senior executives of both Infinity and Discovery Partners; (d) reviewed the reported prices and trading activity for Discovery Partners Common Stock, and the pricing of privately negotiated sales of Infinity Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (collectively, “Infinity Stock”) issued to certain financial and strategic investors, as provided by the management of Infinity; (e) compared the financial performance of Infinity and Discovery Partners and the prices and trading activity of Discovery Partners Common Stock and the prices of the Infinity Stock with that of certain other comparable publicly-traded companies and their securities, including the initial public offerings of common stock of certain other comparable companies; (f) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (g) participated in discussions and negotiations among representatives of Infinity and Discovery Partners and their legal advisors; (h) participated in discussions with Discovery Partners, and certain members of its Board of Directors, management, consultants, accountants and legal advisors in connection with their evaluation of the science, technology, products in development and other assets of Infinity, and reviewed certain reports prepared by L.E.K. Consulting LLC, Easton Associates, LLC, Ernst & Young LLP and Cooley Godward LLP, and presented by such consultants and legal advisors to the Discovery Partners’ board of directors in connection with the Merger, including their evaluation of Infinity’s lead product candidate IPI-504, Infinity’s second product candidate IPI-609, and certain Bcl-2 inhibitors which are the subject of a collaboration agreement involving Infinity and Novartis; (i) reviewed certain analyses prepared by management of Discovery Partners, and participated in discussions with managements of Infinity and Discovery Partners, regarding a potential liquidation of Discovery Partners; (j) reviewed the Merger Agreement and certain related documents; and (k) reviewed such other information, conducted such other discussions with management of Infinity and Discovery Partners (respectively), performed such other analyses, and considered such other factors as we have deemed appropriate.

For the purposes of our opinion, we have assumed and relied upon without independent verification the accuracy and completeness of all the financial and other information reviewed by, or discussed with, us and, with respect to the internal financial forecasts, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Infinity, Discovery Partners and the pro forma combined company, respectively, including management’s respective estimates and judgments in relation to the Discovery Partners liquidation scenarios, and Infinity’s science, technology, products in development and other assets, including those estimates and judgments of Discovery Partners’ consultants, accountants and legal advisors. We have also relied without independent verification on the assessment by management of Discovery Partners regarding the potential liquidation analyses, scenarios and processes for Discovery Partners. We have not made any independent valuation or appraisal of the assets or liabilities of Infinity or Discovery Partners, nor have we been furnished with any such appraisals.

We have also assumed, for the purposes of our opinion, that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (as amended) and that, in connection with the receipt of all the necessary regulatory approvals for the proposed Merger, no restrictions will be imposed or delays will result that would have a material adverse affect on the contemplated benefits expected to be derived in the proposed Merger. We have also assumed that the Company will have Net Cash of at least $60,000,000 at the effective time of the Merger.

Our opinion is necessarily based on the information made available to us, and the financial, economic, market and other conditions as they exist and can reasonably be evaluated, on the date hereof. In arriving at our opinion, we also took into account that, in connection with our engagement, we approached third parties to solicit indications of interest in a possible acquisition or other business combination involving the Company and held preliminary discussions with certain of these parties prior to the date hereof. Our opinion, however, does not address the relative merits of the Merger as compared to other business strategies or transactions that may be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. Furthermore, our opinion does not in any manner address the prices at which the Discovery Partners Common Stock will trade following the announcement, nor the prices at which the pro forma combined company will trade following the consummation, of the Merger. We express no opinion regarding (a) the liquidation value of the Company, (b) the financial viability of the Company if the Merger does not close, or (c) the financial viability of the Company following the Merger including: (i) the potential for, likelihood, or timing of, any commercialization of any product, (ii) the nature and extent of the Company’s financing needs, or (iii) the ability of the Company to satisfy any such financing needs, following the Merger.

It is understood that our opinion is for the information of the Board of Directors of Discovery Partners and may not be used for any other purpose without our prior written consent, except that a copy of this letter may be included in its entirety in any filing made by Discovery Partners in respect of the Merger with the Securities and Exchange Commission, and that we express no opinion or recommendation as to how the stockholders of Discovery Partners should vote at the stockholders’ meeting to be held in connection with the Merger. We have not undertaken to update, reaffirm or revise this opinion, and we do not have any obligation to update, revise or reaffirm this opinion.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be paid by the Company pursuant to the Merger Agreement is fair from a financial point of view to Discovery Partners.

Very truly yours,

Molecular Securities Inc.

By:	/S/ CHRIS DOPP
Chris Dopp Vice President

Annex C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

b. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

c. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

d. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

e. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

DISCOVERY PARTNERS INTERNATIONAL, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Discovery Partners International, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

The name of the Corporation is Discovery Partners International, Inc. and the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 11, 2000. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth proposed amendments to the Certificate of Incorporation of the Corporation and declaring said amendments to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendments in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendments amend the Certificate of Incorporation of the Corporation as follows:

1.	Article I is hereby deleted in its entirety and replaced with the following:

“The name of this corporation is INFINITY PHARMACEUTICALS, INC.”

2.	Section (A) of Article IV is hereby amended by adding a second and third paragraph which read as follows:

“Effective upon the filing of this Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time are reclassified into a smaller number of shares such that each two to six shares of issued Common Stock immediately prior to the Effective Time is reclassified into one share of Common Stock, the exact ratio within the two-to-six range to be determined by the board of directors of the Corporation prior to the Effective Time and publicly announced by the Corporation. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the closing price of a share of Common Stock on the NASDAQ National Market immediately following the Effective Time.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”

D-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this [            ] day of [            ], 2006.

DISCOVERY PARTNERS INTERNATIONAL, INC.

By:
Name:
Title:

D-2

Annex E

AMENDMENT TO BYLAWS

OF

DISCOVERY PARTNERS INTERNATIONAL, INC.

The Bylaws of Discovery Partners International, Inc. (the “Bylaws”) are hereby amended as follows:

The fourth sentence of Article III, Section 1 of the Bylaws shall be deleted in its entirety and replaced with the following:

“The number of Directors which shall constitute the whole Board shall not be less than six (6) nor more than twelve (12) Directors, and the exact number shall be fixed by resolution of sixty-six and two-thirds percent (66-2/3%) of the Directors then in office or by sixty-six and two-thirds percent (66-2/3%) of the stockholders at the annual meeting of stockholders or any special meeting of stockholders, with the number initially fixed at twelve (12).”

Except as aforesaid, the Bylaws shall remain in full force and effect.

E-1

Annex F

Form of Proxy for Discovery Partners Special Meeting

SPECIAL MEETING OF STOCKHOLDERS OF

DISCOVERY PARTNERS INTERNATIONAL, INC.

                         , 2006

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 THROUGH 6. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Discovery Partners board of directors recommends a vote FOR Discovery Partners Proposal Nos. 1 through 6. This Proxy, when properly executed and returned, will be voted as specified above. Unless a contrary direction is indicated, this Proxy will be voted FOR Proposal Nos. 1 through 6, as more specifically described in the joint proxy statement/prospectus. If specific instructions are indicated, this Proxy will be voted in accordance therewith. Each of the matters to be acted upon set forth above in Proposal Nos. 1 through 6 have been proposed by Discovery Partners.

1.     To approve the issuance of Discovery Partners’ common stock pursuant to the Agreement and Plan of Merger and Reorganization, dated as of April 11, 2006, by and among Discovery Partners International, Inc., Darwin Corp., a wholly owned subsidiary of Discovery Partners, and Infinity Pharmaceuticals, Inc., a Delaware corporation, a copy of which is attached as Annex A to the accompanying joint proxy statement/ prospectus.

			FOR ☐	AGAINST ☐	ABSTAIN ☐

2.     To approve an amendment to Discovery Partners’ certificate of incorporation effecting a reverse stock split of the issued shares of Discovery Partners common stock at a ratio within the range of 2:1 to 6:1, as described in the accompanying joint proxy statement/prospectus.

			☐	☐	☐
3. To approve an amendment to Discovery Partners’ certificate of incorporation to change the name of “Discovery Partners International, Inc.” to “Infinity Pharmaceuticals, Inc.”

4.     To approve an amendment to Discovery Partners’ bylaws to increase the maximum number of directors that may constitute the entire board of directors of Discovery Partners from 10 directors to 12 directors, as described in the accompanying joint proxy statement/prospectus.

			☐	☐	☐

5.     To approve an amendment to the Discovery Partners 2000 Stock Incentive Plan increasing the number of shares authorized for issuance thereunder and amending the provisions thereof regarding the number of shares by which the share reserve automatically increases each year, the maximum number of shares one person may receive per calendar year under the plan and the purchase price, if any, to be paid by a recipient for common stock under the plan, as described in the accompanying joint proxy statement/prospectus.

			☐	☐	☐
		6. To approve an adjournment of Discovery Partners’ special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Discovery Partners Proposal Nos. 1 and 2.	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

F-1

DISCOVERY PARTNERS INTERNATIONAL, INC.

PROXY

Special Meeting of Stockholders

[                    ], 2006

This Proxy is Solicited on Behalf of the Board of Directors of

Discovery Partners International, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held [            ], 2006 and the joint proxy statement/prospectus dated [            ], 2006, and appoints Harry Hixson, Jr. and Michael Venuti, and each of them, the proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of Discovery Partners International, Inc. (“Discovery Partners”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Special Meeting of Stockholders of Discovery Partners to be held at [                ] on [            ], 2006 at [        ] a.m., local time (the “Special Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth herein.

(Continued and to be signed on the reverse side.)

F-2

SPECIAL MEETING OF STOCKHOLDERS OF

DISCOVERY PARTNERS INTERNATIONAL, INC.

, 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

¯  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 THROUGH 6. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Discovery Partners board of directors recommends a vote FOR Discovery Partners Proposal Nos. 1 through 6. This Proxy, when properly executed and returned, will be voted as specified above. Unless a contrary direction is indicated, this Proxy will be voted FOR Proposal Nos. 1 through 6, as more specifically described in the joint proxy statement/prospectus. If specific instructions are indicated, this Proxy will be voted in accordance therewith. Each of the matters to be acted upon set forth above in Proposal Nos. 1 through 6 have been proposed by Discovery Partners.

1.     To approve the issuance of Discovery Partners’ common stock pursuant to the Agreement and Plan of Merger and Reorganization, dated as of April 11, 2006, by and among Discovery Partners International, Inc., Darwin Corp., a wholly owned subsidiary of Discovery Partners, and Infinity Pharmaceuticals, Inc., a Delaware corporation, a copy of which is attached as Annex A to the accompanying joint proxy statement/ prospectus.

			FOR ☐	AGAINST ☐	ABSTAIN ☐

2.     To approve an amendment to Discovery Partners’ certificate of incorporation effecting a reverse stock split of the issued shares of Discovery Partners common stock at a ratio within the range of 2:1 to 6:1, as described in the accompanying joint proxy statement/prospectus.

			☐	☐	☐
3. To approve an amendment to Discovery Partners’ certificate of incorporation to change the name of “Discovery Partners International, Inc.” to “Infinity Pharmaceuticals, Inc.”

4.     To approve an amendment to Discovery Partners’ bylaws to increase the maximum number of directors that may constitute the entire board of directors of Discovery Partners from 10 directors to 12 directors, as described in the accompanying joint proxy statement/prospectus.

			☐	☐	☐

5.     To approve an amendment to the Discovery Partners 2000 Stock Incentive Plan increasing the number of shares authorized for issuance thereunder and amending the provisions thereof regarding the number of shares by which the share reserve automatically increases each year, the maximum number of shares one person may receive per calendar year under the plan and the purchase price, if any, to be paid by a recipient for common stock under the plan, as described in the accompanying joint proxy statement/prospectus.

			☐	☐	☐
		6. To approve an adjournment of Discovery Partners’ special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Discovery Partners Proposal Nos. 1 and 2.	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

F-3

Annex G

PROXY

INFINITY PHARMACEUTICALS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [            ], 2006, at [            ] a.m., LOCAL TIME

By signing on the reverse side, the undersigned hereby appoints Steven H. Holtzman and Julian Adams, and each of them acting individually, as proxies for the undersigned, with full power of substitution, to represent and vote as designated hereon all shares of common stock and preferred stock of Infinity Pharmaceuticals, Inc. (the “Company” or “Infinity”) which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held at [            ], on [            ], 2006, at [            ] a.m., local time, and at any adjournment or postponement thereof, with respect to the matters set forth on the reverse side hereof.

You can revoke your proxy at any time before it is voted at the Special Meeting. You can do this in three ways. First, you can send a written, dated notice to the Secretary of Infinity at 780 Memorial Drive, Cambridge, MA 02139, stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card with a later date. Third, you can attend the Special Meeting and vote in person.

If the undersigned holds any of the shares of common stock or preferred stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Special Meeting of Stockholders and a joint proxy statement/prospectus dated [            ], 2006.

PLEASE ACT PROMPTLY

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY IN THE SPACE PROVIDED AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES. THIS ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION IN THE ENVELOPE PROVIDED.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

G-1

INFINITY PHARMACEUTICALS, INC.

780 Memorial Drive

Cambridge, MA 02139

YOUR VOTE IS IMPORTANT. PLEASE VOTE IMMEDIATELY.

Please detach along perforated line and mail in the envelope provided.

Please mark votes as in this example. ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH PROPOSAL.

	FOR	AGAINST	ABSTAIN

1.      To adopt the Agreement and Plan of Merger and Reorganization, dated as of April 11, 2006, by and among Discovery Partners International, Inc., Darwin Corp., a wholly owned subsidiary of Discovery Partners International, Inc., and Infinity (the “Merger Agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.

	☐	☐	☐

2. To adjourn the Special Meeting, if necessary, to solicit additional proxies in favor of the adoption of the Merger Agreement.	☐	☐	☐

WHEN PROPERLY EXECUTED, SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE SPECIAL MEETING AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS LISTED ABOVE, AND, IN THE DISCRETION OF ANY OF THE PERSONS APPOINTED AS PROXIES, AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Mark box at right if you plan to attend the Special Meeting.	☐

Mark box at right if an address change has been noted on the reverse side of this card.	☐

NOTE: Please sign this proxy exactly as name appears hereon. When shares are held as joint-tenants, both should sign. When signing as attorney, administrator, trustee, guardian, or other fiduciary, please give full title as such. When signing on behalf of a corporation, please sign in the full corporate name by an authorized officer. When signing on behalf of a partnership, please sign in the full partnership name by an authorized person.

Signature of Stockholder	Signature of Stockholder
Date:	Date:

G-2

Annex H

DISCOVERY PARTNERS INTERNATIONAL, INC.

2000 STOCK INCENTIVE PLAN

ARTICLE ONE

GENERAL PROVISIONS

I. PURPOSE OF THE PLAN

This 2000 Stock Incentive Plan is intended to promote the interests of Discovery Partners International, Inc., a Delaware corporation, by providing eligible persons in the Corporation’s service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in such service.

Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

II. STRUCTURE OF THE PLAN

A. The Plan shall be divided into five separate equity incentives programs:

•	the Discretionary Option Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock,

•	the Salary Investment Option Grant Program under which eligible employees may elect to have a portion of their base salary invested each year in special option grants,

•	the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock directly, either through the immediate purchase of such shares or as a bonus for services rendered the Corporation (or any Parent or Subsidiary),

•	the Automatic Option Grant Program under which eligible non-employee Board members shall automatically receive option grants at designated intervals over their period of continued Board service, and

•	the Director Fee Option Grant Program under which non-employee Board members may elect to have all or any portion of their annual retainer fee otherwise payable in cash applied to a special stock option grant.

B. The provisions of Articles One and Seven shall apply to all equity programs under the Plan and shall govern the interests of all persons under the Plan.

III. ADMINISTRATION OF THE PLAN

A. The Primary Committee shall have sole and exclusive authority to administer the Discretionary Option Grant and Stock Issuance Programs with respect to Section 16 Insiders. Administration of the Discretionary Option Grant and Stock Issuance Programs with respect to all other persons eligible to participate in those programs may, at the Board’s discretion, be vested in the Primary Committee or a Secondary Committee, or the Board may retain the power to administer those programs with respect to all such persons. However, any discretionary option grants or stock issuances for members of the Primary Committee must be authorized by a disinterested majority of the Board.

B. Members of the Primary Committee or any Secondary Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Committee and reassume all powers and authority previously delegated to such committee.

C. Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Discretionary Option Grant and Stock Issuance Programs and to make such determinations under, and issue such interpretations of, the provisions of those programs and any outstanding options or stock issuances thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Discretionary Option Grant and Stock Issuance Programs under its jurisdiction or any stock option or stock issuance thereunder.

D. The Primary Committee shall have the sole and exclusive authority to determine which Section 16 Insiders and other highly compensated Employees shall be eligible for participation in the Salary Investment Option Grant Program for one or more calendar years. However, all option grants under the Salary Investment Option Grant Program shall be made in accordance with the express terms of that program, and the Primary Committee shall not exercise any discretionary functions with respect to the option grants made under that program.

E. Service on the Primary Committee or the Secondary Committee shall constitute service as a Board member, and members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Primary Committee or the Secondary Committee shall be liable for any act or omission made in good faith with respect to the Plan or any option grants or stock issuances under the Plan.

F. Administration of the Automatic Option Grant and Director Fee Option Grant Programs shall be self-executing in accordance with the terms of those programs, and no Plan Administrator shall exercise any discretionary functions with respect to any option grants or stock issuances made under those programs.

IV. ELIGIBILITY

A. The persons eligible to participate in the Discretionary Option Grant and Stock Issuance Programs are as follows:

(i) Employees,

(ii) non-employee members of the Board or the board of directors of any Parent or Subsidiary, and

(iii) consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B. Only Employees who are Section 16 Insiders or other highly compensated individuals shall be eligible to participate in the Salary Investment Option Grant Program.

C. Each Plan Administrator shall, within the scope of its administrative jurisdiction under the Plan, have full authority to determine, (i) with respect to the option grants under the Discretionary Option Grant Program, which eligible persons are to receive such grants, the time or times when those grants are to be made, the number of shares to be covered by each such grant, the status of the granted option as either an Incentive Option or a Non-Statutory Option, the time or times when each option is to become exercisable, the vesting schedule (if any) applicable to the option shares and the maximum term for which the option is to remain outstanding and (ii) with respect to stock issuances under the Stock Issuance Program, which eligible persons are to receive such issuances, the time or times when the issuances are to be made, the number of shares to be issued to each Participant, the vesting schedule (if any) applicable to the issued shares and the consideration for such shares.

D. The Plan Administrator shall have the absolute discretion either to grant options in accordance with the Discretionary Option Grant Program or to effect stock issuances in accordance with the Stock Issuance Program.

E. The individuals who shall be eligible to participate in the Automatic Option Grant Program shall be limited to (i) those individuals who first become non-employee Board members on or after the Underwriting Date, whether through appointment by the Board or election by the Corporation’s stockholders, and (ii) those individuals who continue to serve as non-employee Board members at one or more Annual Stockholders Meetings held after the Underwriting Date. A non-employee Board member who has previously been in the employ of the Corporation (or any Parent or Subsidiary) shall not be eligible to receive an option grant under the Automatic Option Grant Program at the time he or she first becomes a non-employee Board member, but shall be eligible to receive periodic option grants under the Automatic Option Grant Program while he or she continues to serve as a non-employee Board member.

F. All non-employee Board members shall be eligible to participate in the Director Fee Option Grant Program.

V. STOCK SUBJECT TO THE PLAN

A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The number of shares of Common Stock initially reserved for issuance over the term of the Plan shall not exceed three million three hundred thousand (3,300,000) shares. Such reserve shall consist of (i) the number of shares estimated to remain available for issuance, as of the Plan Effective Date, under the Predecessor Plan as last approved by the Corporation’s stockholders, including the shares subject to outstanding options under the Predecessor Plan, (ii) plus an additional increase of approximately one million three hundred thousand (1,300,000) shares to be approved by the Corporation’s stockholders prior to the Underwriting Date.

B. The number of shares of Common Stock available for issuance under the Plan shall automatically increase on the first trading day of January each calendar year during the term of the Plan, beginning with calendar year 2001, by an amount equal to two percent (2%) of the total number of shares of Common Stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed two million (2,000,000) shares.

C. No one person participating in the Plan may receive stock options, separately exercisable stock appreciation rights and direct stock issuances for more than five hundred thousand (500,000) shares of Common Stock in the aggregate per calendar year.

D. Shares of Common Stock subject to outstanding options (including options transferred to this Plan from the Predecessor Plan) shall be available for subsequent issuance under the Plan to the extent (i) those options expire or terminate for any reason prior to exercise in full or (ii) the options are cancelled in accordance with the cancellation-regrant provisions of Article Two. Unvested shares issued under the Plan and subsequently cancelled or repurchased by the Corporation, at the original issue price paid per share, pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent option grants or direct stock issuances under the Plan. However, should the exercise price of an option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an option or the vesting of a stock issuance under the Plan, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised or which vest under the stock issuance, and not by the net number of shares of Common Stock issued to the holder of such option or stock issuance. Shares of Common Stock underlying one or more stock appreciation rights exercised under Section IV of Article Two, Section III of Article Three, Section II of Article Five or Section III of Article Six of the Plan shall NOT be available for subsequent issuance under the Plan.

E. If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which any one person may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances under the Plan per calendar year, (iii) the number and/or class of securities for which grants are subsequently to be made under the Automatic Option Grant Program to new and continuing non-employee Board members, (iv) the number and/or class of securities and the exercise price per share in effect under each outstanding option under the Plan, (v) the number and/or class of securities and exercise price per share in effect under each outstanding option transferred to this Plan from the Predecessor Plan and (vi) the maximum number and/or class of securities by which the share reserve is to increase automatically each calendar year pursuant to the provisions of Section V.B of this Article One. Such adjustments to the outstanding options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such options. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

ARTICLE TWO

DISCRETIONARY OPTION GRANT PROGRAM

I. OPTION TERMS

Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

A. EXERCISE PRICE.

1. The exercise price per share shall be fixed by the Plan Administrator but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

2. The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section I of Article Seven and the documents evidencing the option, be payable in one or more of the forms specified below:

(i) cash or check made payable to the Corporation,

(ii) shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

(iii) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions to (a) a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B. EXERCISE AND TERM OF OPTIONS. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option shall have a term in excess of ten (10) years measured from the option grant date.

C. EFFECT OF TERMINATION OF SERVICE.

1. The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

(i) Any option outstanding at the time of the Optionee’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.

(ii) Any option held by the Optionee at the time of death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or by the Optionee’s designated beneficiary or beneficiaries of that option.

(iii) Should the Optionee’s Service be terminated for Misconduct or should the Optionee otherwise engage in Misconduct while holding one or more outstanding options under this Article Two, then all those options shall terminate immediately and cease to be outstanding.

(iv) During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable on the date of the Optionee’s cessation of Service. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee’s cessation of Service, terminate and cease to be outstanding to the extent the option is not otherwise at that time exercisable for vested shares.

2. The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(i) extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

(ii) permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested had the Optionee continued in Service.

D. STOCKHOLDER RIGHTS. The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

E. REPURCHASE RIGHTS. The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while holding such unvested shares, the Corporation shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

F. LIMITED TRANSFERABILITY OF OPTIONS. During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or the laws of inheritance following the Optionee’s death. Non-Statutory Options shall be subject to the same restriction, except that a Non-Statutory Option may be assigned in whole or in part during the Optionee’s lifetime to one or more members of the Optionee’s family or to a trust established exclusively for one or more such family members or to Optionee’s former spouse, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate. Notwithstanding the foregoing, the Optionee may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Two, and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

II. INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Seven shall be applicable to Incentive Options. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.

A. ELIGIBILITY. Incentive Options may only be granted to Employees.

B. DOLLAR LIMITATION. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

C. 10% STOCKHOLDER. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

III. CORPORATE TRANSACTION/CHANGE IN CONTROL

A. In the event of any Corporate Transaction, each outstanding option under the Discretionary Option Grant Program shall automatically accelerate so that each such option shall, immediately prior to the effective date of the Corporate Transaction, become exercisable for all the shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully vested shares of Common Stock. However, an outstanding option shall NOT become exercisable on such an accelerated basis if and to the extent: (i) such option is, in connection with the Corporate Transaction, to be assumed by the successor corporation (or parent thereof) or (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the Corporate Transaction on any shares for which the option is not otherwise at that time exercisable and provides for subsequent payout in accordance with the same exercise/vesting schedule applicable to those option shares or (iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the option grant.

B. All outstanding repurchase rights under the Discretionary Option Grant Program shall automatically terminate, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Corporate Transaction, except to the extent: (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.

C. Immediately following the consummation of the Corporate Transaction, all outstanding options under the Discretionary Option Grant Program shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

D. Each option which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments to reflect such Corporate Transaction shall also be made to (i) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan and (iii) the maximum number and/or class of securities for which any one person may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances under the Plan per calendar year and (iv) the maximum number and/or class of securities by which the share reserve is to increase automatically each calendar year. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Corporate Transaction, the successor corporation may, in connection with the assumption of the outstanding options under the Discretionary Option Grant Program, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Corporate Transaction.

E. The Plan Administrator shall have the discretionary authority to structure one or more outstanding options under the Discretionary Option Grant Program so that those options shall, immediately prior to the effective date of such Corporate Transaction, become exercisable for all the shares of Common Stock at the time subject to those options and may be exercised for any or all of those shares as fully vested shares of Common Stock, whether or not those options are to be assumed in the Corporate Transaction. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Discretionary Option Grant Program so that those rights shall not be assignable in connection with such Corporate Transaction and shall accordingly terminate upon the consummation of such Corporate Transaction, and the shares subject to those terminated rights shall thereupon vest in full.

F. The Plan Administrator shall have full power and authority to structure one or more outstanding options under the Discretionary Option Grant Program so that those options shall become exercisable for all the shares of Common Stock at the time subject to those options in the event the Optionee’s Service is subsequently terminated by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Corporate Transaction in which those options are assumed and do not otherwise accelerate. In addition, the Plan Administrator may structure one or more of the Corporation’s repurchase rights so that those rights shall immediately terminate with respect to any shares held by the Optionee at the time of his or her Involuntary Termination, and the shares subject to those terminated repurchase rights shall accordingly vest in full at that time.

G. The Plan Administrator shall have the discretionary authority to structure one or more outstanding options under the Discretionary Option Grant Program so that those options shall, immediately prior to the effective date of a Change in Control, become exercisable for all the shares of Common Stock at the time subject to those options and may be exercised for any or all of those shares as fully vested shares of Common Stock. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the

Corporation’s repurchase rights under the Discretionary Option Grant Program so that those rights shall terminate automatically upon the consummation of such Change in Control, and the shares subject to those terminated rights shall thereupon vest in full. Alternatively, the Plan Administrator may condition the automatic acceleration of one or more outstanding options under the Discretionary Option Grant Program and the termination of one or more of the Corporation’s outstanding repurchase rights under such program upon the subsequent termination of the Optionee’s Service by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of such Change in Control.

H. The portion of any Incentive Option accelerated in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Nonstatutory Option under the Federal tax laws.

I. The outstanding options shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

IV. CANCELLATION AND REGRANT OF OPTIONS

The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Discretionary Option Grant Program (including outstanding options incorporated from the Predecessor Plan) and to grant in substitution new options covering the same or a different number of shares of Common Stock but with an exercise price per share based on the Fair Market Value per share of Common Stock on the new grant date.

V. STOCK APPRECIATION RIGHTS

A. The Plan Administrator shall have full power and authority to grant to selected Optionees tandem stock appreciation rights and/or limited stock appreciation rights.

B. The following terms shall govern the grant and exercise of tandem stock appreciation rights:

(i) One or more Optionees may be granted the right, exercisable upon such terms as the Plan Administrator may establish, to elect between the exercise of the underlying option for shares of Common Stock and the surrender of that option in exchange for a distribution from the Corporation in an amount equal to the excess of (a) the Fair Market Value (on the option surrender date) of the number of shares in which the Optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (b) the aggregate exercise price payable for such shares.

(ii) No such option surrender shall be effective unless it is approved by the Plan Administrator, either at the time of the actual option surrender or at any earlier time. If the surrender is so approved, then the distribution to which the Optionee shall be entitled may be made in shares of Common Stock valued at Fair Market Value on the option surrender date, in cash, or partly in shares and partly in cash, as the Plan Administrator shall in its sole discretion deem appropriate.

(iii) If the surrender of an option is not approved by the Plan Administrator, then the Optionee shall retain whatever rights the Optionee had under the surrendered option (or surrendered portion thereof) on the option surrender date and may exercise such rights at any time prior to the later of (a) five (5) business days after the receipt of the rejection notice or (b) the last day on which the option is otherwise exercisable in accordance with the terms of the documents evidencing such option, but in no event may such rights be exercised more than ten (10) years after the option grant date.

C. The following terms shall govern the grant and exercise of limited stock appreciation rights:

(i) One or more Section 16 Insiders may be granted limited stock appreciation rights with respect to their outstanding options.

(ii) Upon the occurrence of a Hostile Take-Over, each individual holding one or more options with such a limited stock appreciation right shall have the unconditional right (exercisable for a thirty (30)-day period following such Hostile Take-Over) to surrender each such option to the Corporation. In return for the surrendered option, the Optionee shall receive a cash distribution from the Corporation in an amount equal to the excess of (A) the Take-Over Price of the shares of Common Stock at the time subject to such option (whether or not the option is otherwise at that time vested and exercisable for those shares) over (B) the aggregate exercise price payable for those shares. Such cash distribution shall be paid within five (5) days following the option surrender date.

(iii) At the time such limited stock appreciation right is granted, the Plan Administrator shall pre-approve any subsequent exercise of that right in accordance with the terms of this Paragraph C. Accordingly, no further approval of the Plan Administrator or the Board shall be required at the time of the actual option surrender and cash distribution.

ARTICLE THREE

SALARY INVESTMENT OPTION GRANT PROGRAM

I. OPTION GRANTS

The Primary Committee shall have the sole and exclusive authority to determine the calendar year or years (if any) for which the Salary Investment Option Grant Program is to be in effect and to select the Section 16 Insiders and other highly compensated Employees eligible to participate in the Salary Investment Option Grant Program for such calendar year or years. Each selected individual who elects to participate in the Salary Investment Option Grant Program must, prior to the start of each calendar year of participation, file with the Plan Administrator (or its designate) an irrevocable authorization directing the Corporation to reduce his or her base salary for that calendar year by an amount not less than Ten Thousand Dollars ($10,000.00) nor more than Fifty Thousand Dollars ($50,000.00). Each individual who files such a timely authorization shall automatically be granted an option under the Salary Investment Option Grant Program on the first trading day in January of the calendar year for which the salary reduction is to be in effect.

II. OPTION TERMS

Each option shall be a Non-Statutory Option evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below.

A. EXERCISE PRICE.

1. The exercise price per share shall be thirty-three and one-third percent (33-1/3%) of the Fair Market Value per share of Common Stock on the option grant date.

2. The exercise price shall become immediately due upon exercise of the option and shall be payable in one or more of the alternative forms authorized under the Discretionary Option Grant Program. Except to the extent the sale and remittance procedure specified thereunder is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B. NUMBER OF OPTION SHARES. The number of shares of Common Stock subject to the option shall be determined pursuant to the following formula (rounded down to the nearest whole number):

X = A divided by (B x 66-2/3%), where

X is the number of option shares,

A is the dollar amount by which the Optionee’s base salary is to be reduced for the calendar year pursuant to his or her election under the Salary Investment Option Grant Program, and

B is the Fair Market Value per share of Common Stock on the option grant date.

C. EXERCISE AND TERM OF OPTIONS. The option shall become exercisable in a series of twelve (12) successive equal monthly installments upon the Optionee’s completion of each calendar month of Service in the calendar year for which the salary reduction is in effect. Each option shall have a maximum term of ten (10) years measured from the option grant date.

D. EFFECT OF TERMINATION OF SERVICE. Should the Optionee cease Service for any reason while holding one or more options under this Article Three, then each such option shall remain exercisable, for any or all of the shares for which the option is exercisable at the time of such cessation of Service, until the earlier of (i) the expiration of the ten (10)-year option term or (ii) the expiration of the three (3)-year period measured from the date of such cessation of Service. Should the Optionee die while holding one or more options under this Article Three, then each such option may be exercised, for any or all of the shares for which the option is exercisable at the time of the Optionee’s cessation of Service (less any shares subsequently purchased by Optionee prior to death), by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or by the designated beneficiary or beneficiaries of the option. Such right of exercise shall lapse, and the option shall terminate, upon the earlier of (i) the expiration of the ten (10)-year option term or (ii) the three (3)-year period measured from the date of the Optionee’s cessation of Service. However, the option shall, immediately upon the Optionee’s cessation of Service for any reason, terminate and cease to remain outstanding with respect to any and all shares of Common Stock for which the option is not otherwise at that time exercisable.

III. CORPORATE TRANSACTION/CHANGE IN CONTROL/HOSTILE TAKE-OVER

A. In the event of any Corporate Transaction while the Optionee remains in Service, each outstanding option held by such Optionee under this Salary Investment Option Grant Program shall automatically accelerate so that each such option shall, immediately prior to the effective date of the Corporate Transaction, become exercisable for all the shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully vested shares of Common Stock. Each such outstanding option shall terminate immediately following the Corporate Transaction, except to the extent assumed by the successor corporation (or parent thereof) in such Corporate Transaction. Any option so assumed shall remain exercisable for the fully vested shares until the earlier of (i) the expiration of the ten (10)-year option term or (ii) the expiration of the three (3)-year period measured from the date of the Optionee’s cessation of Service.

B. In the event of a Change in Control while the Optionee remains in Service, each outstanding option held by such Optionee under this Salary Investment Option Grant Program shall automatically accelerate so that each such option shall, immediately prior to the effective date of the Change in Control, become exercisable for all the shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully vested shares of Common Stock. The option shall remain so exercisable until the earliest to occur of (i) the expiration of the ten (10)-year option term, (ii) the expiration of the three (3)-year period measured from the date of the Optionee’s cessation of Service, (iii) the termination of the option in connection with a Corporate Transaction or (iv) the surrender of the option in connection with a Hostile Take-Over.

C. Upon the occurrence of a Hostile Take-Over while the Optionee remains in Service, such Optionee shall have a thirty (30)-day period in which to surrender to the Corporation each outstanding option held by him or her under the Salary Investment Option Grant Program. The Optionee shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the shares of Common Stock at the time subject to the surrendered option (whether or not the option is otherwise at the time exercisable for those shares) over (ii) the aggregate exercise price payable for such shares. Such cash distribution shall be paid within five (5) days following the surrender of the option to the Corporation. The Primary Committee shall, at the time the option with such limited stock appreciation right is granted under the Salary Investment Option Grant Program, pre-approve any subsequent exercise of that right in accordance with the terms of this Paragraph C. Accordingly, no further approval of the Primary Committee or the Board shall be required at the time of the actual option surrender and cash distribution.

D. Each option which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Corporate Transaction, the successor corporation may, in connection with the assumption of the outstanding options under the Salary Investment Option Grant Program, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Corporate Transaction.

E. The grant of options under the Salary Investment Option Grant Program shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

IV. REMAINING TERMS

The remaining terms of each option granted under the Salary Investment Option Grant Program shall be the same as the terms in effect for option grants made under the Discretionary Option Grant Program.

ARTICLE FOUR

STOCK ISSUANCE PROGRAM

I. STOCK ISSUANCE TERMS

Shares of Common Stock may be issued under the Stock Issuance Program through direct and immediate issuances without any intervening option grants. Each such stock issuance shall be evidenced by a Stock Issuance Agreement which complies with the terms specified below. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to share right awards which entitle the recipients to receive those shares upon the attainment of designated performance goals.

A. PURCHASE PRICE.

1. The purchase price per share shall be fixed by the Plan Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the issuance date.

2. Subject to the provisions of Section I of Article Seven, shares of Common Stock may be issued under the Stock Issuance Program for any of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:

(i) cash or check made payable to the Corporation, or

(ii) past services rendered to the Corporation (or any Parent or Subsidiary).

B. VESTING PROVISIONS.

1. Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the Participant’s period of Service or upon attainment of specified performance objectives. The elements of the vesting schedule applicable to any unvested shares of Common Stock issued under the Stock Issuance Program shall be determined by the Plan Administrator and incorporated into the Stock Issuance Agreement. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to share right awards which entitle the recipients to receive those shares upon the attainment of designated performance goals.

2. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

3. The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.

4. Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent (including the Participant’s purchase-money indebtedness), the Corporation shall repay to the Participant the cash consideration paid for the surrendered shares and shall cancel the unpaid principal balance of any outstanding purchase-money note of the Participant attributable to the surrendered shares.

5. The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares. Such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives.

6. Outstanding share right awards under the Stock Issuance Program shall automatically terminate, and no shares of Common Stock shall actually be issued in satisfaction of those awards, if the performance goals established for such awards are not attained. The Plan Administrator, however, shall have the discretionary authority to issue shares of Common Stock under one or more outstanding share right awards as to which the designated performance goals have not been attained.

II. CORPORATE TRANSACTION/CHANGE IN CONTROL

A. All of the Corporation’s outstanding repurchase rights under the Stock Issuance Program shall terminate automatically, and all the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Corporate Transaction, except to the extent (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed in the Stock Issuance Agreement.

B. The Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Stock Issuance Program so that those rights shall automatically terminate in whole or in part, and the shares of Common Stock subject to those terminated rights shall immediately vest, in the event the Participant’s Service should subsequently terminate by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Corporate Transaction in which those repurchase rights are assigned to the successor corporation (or parent thereof).

C. The Plan Administrator shall also have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Stock Issuance Program so that those rights shall automatically terminate in whole or in part, and the shares of Common Stock subject to those terminated rights shall immediately vest, either upon the occurrence of a Change in Control or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of that Change in Control.

III. SHARE ESCROW/LEGENDS

Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

ARTICLE FIVE

AUTOMATIC OPTION GRANT PROGRAM

I. OPTION TERMS

A. GRANT DATES. Option grants shall be made on the dates specified below:

1. Each individual who is first elected or appointed as a non-employee Board member at any time on or after the Underwriting Date shall automatically be granted, on the date of such initial election or appointment, a Non-Statutory Option to purchase twenty-five thousand (25,000) shares of Common Stock, provided that individual has not previously been in the employ of the Corporation or any Parent or Subsidiary.

2. On the date of each Annual Stockholders Meeting held after the Underwriting Date, each individual who is to continue to serve as a non-employee Board member, whether or not that individual is standing for re-election to the Board at that particular Annual Meeting, shall automatically be granted a Non-Statutory Option to purchase ten thousand (10,000) shares of Common Stock, provided such individual has served as a non-employee Board member for at least six (6) months. There shall be no limit on the number of such 10,000-share option grants any one non-employee Board member may receive over his or her period of Board service, and non-employee Board members who have previously been in the employ of the Corporation (or any Parent or Subsidiary) or who have otherwise received one or more stock option grants from the Corporation prior to the Underwriting Date shall be eligible to receive one or more such annual option grants over their period of continued Board service.

B. EXERCISE PRICE.

1. The exercise price per share shall be equal to one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

2. The exercise price shall be payable in one or more of the alternative forms authorized under the Discretionary Option Grant Program. Except to the extent the sale and remittance procedure specified thereunder is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

C. OPTION TERM. Each option shall have a term of ten (10) years measured from the option grant date.

D. EXERCISE AND VESTING OF OPTIONS. Each option shall be immediately exercisable for any or all of the option shares. However, any unvested shares purchased under the option shall be subject to repurchase by the Corporation, at the exercise price paid per share, upon the Optionee’s cessation of Board service prior to vesting in those shares. The shares subject to each initial 25,000-share grant shall vest, and the Corporation’s repurchase right shall lapse, in a series of four (4) successive equal annual installments upon the Optionee’s completion of each year of service as a Board member over the four (4)-year period measured from the option grant date. The shares subject to each annual 10,000-share option grant shall vest in one installment upon the Optionee’s completion of the one (1)-year period of service measured from the grant date.

E. LIMITED TRANSFERABILITY OF OPTIONS. Each option under this Article Five may be assigned in whole or in part during the Optionee’s lifetime to one or more members of the Optionee’s family or to a trust established exclusively for one or more such family members or to Optionee’s former spouse, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate. The Optionee may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Five, and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

F. TERMINATION OF BOARD SERVICE. The following provisions shall govern the exercise of any options held by the Optionee at the time the Optionee ceases to serve as a Board member:

(i) The Optionee (or, in the event of Optionee’s death, the personal representative of the Optionee’s estate or the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or the designated beneficiary or beneficiaries of such option) shall have a twelve (12)-month period following the date of such cessation of Board service in which to exercise each such option.

(ii) During the twelve (12)-month exercise period, the option may not be exercised in the aggregate for more than the number of vested shares of Common Stock for which the option is exercisable at the time of the Optionee’s cessation of Board service.

(iii) Should the Optionee cease to serve as a Board member by reason of death or Permanent Disability, then all shares at the time subject to the option shall immediately vest so that such option may, during the twelve (12)-month exercise period following such cessation of Board service, be exercised for any or all of those shares as fully vested shares of Common Stock.

(iv) In no event shall the option remain exercisable after the expiration of the option term. Upon the expiration of the twelve (12)-month exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee’s cessation of Board service for any reason other than death or Permanent Disability, terminate and cease to be outstanding to the extent the option is not otherwise at that time exercisable for vested shares.

II. CORPORATE TRANSACTION/ CHANGE IN CONTROL/ HOSTILE TAKE-OVER

A. In the event of a Corporate Transaction while the Optionee remains a Board member, the shares of Common Stock at the time subject to each outstanding option held by such Optionee under this Automatic Option Grant Program but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the effective date of the Corporate Transaction, become exercisable for all the option shares as fully vested shares of Common Stock and may be exercised for any or all of those vested shares. Immediately following the consummation of the Corporate Transaction, each automatic option grant shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

B. In the event of a Change in Control while the Optionee remains a Board member, the shares of Common Stock at the time subject to each outstanding option held by such Optionee under this Automatic Option Grant Program but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the effective date of the Change in Control, become exercisable for all the option shares as fully vested shares of Common Stock and may be exercised for any or all of those vested shares. Each such option shall remain exercisable for such fully vested option shares until the expiration or sooner termination of the option term or the surrender of the option in connection with a Hostile Take-Over.

C. All outstanding repurchase rights under this under this Automatic Option Grant Program shall automatically terminate, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Corporate Transaction or Change in Control.

D. Upon the occurrence of a Hostile Take-Over while the Optionee remains a Board member, such Optionee shall have a thirty (30)-day period in which to surrender to the Corporation each of his or her outstanding options under this Automatic Option Grant Program. The Optionee shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the shares of Common Stock at the time subject to each surrendered option (whether or not the Optionee is otherwise at the time vested in those shares) over (ii) the aggregate exercise price payable for such shares. Such cash distribution shall be paid within five (5) days following the surrender of the option to the Corporation. No approval or consent of the Board or any Plan Administrator shall be required at the time of the actual option surrender and cash distribution.

E. Each option which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Corporate Transaction, the successor corporation may, in connection with the assumption of the outstanding options under the Automatic Option Grant Program, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Corporate Transaction.

F. The grant of options under the Automatic Option Grant Program shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

III. REMAINING TERMS

The remaining terms of each option granted under the Automatic Option Grant Program shall be the same as the terms in effect for option grants made under the Discretionary Option Grant Program.

ARTICLE SIX

DIRECTOR FEE OPTION GRANT PROGRAM

I. OPTION GRANTS

The Primary Committee shall have the sole and exclusive authority to determine the calendar year or years for which the Director Fee Option Grant Program is to be in effect. For each such calendar year the program is in effect, each non-employee Board member may irrevocably elect to apply all or any portion of the annual retainer fee otherwise payable in cash for his or her service on the Board for that year to the acquisition of a special option grant under this Director Fee Option Grant Program. Such election must be filed with the Corporation’s Chief Financial Officer prior to the first day of the calendar year for which the annual retainer fee which is the subject of that election is otherwise payable. Each non-employee Board member who files such a timely election shall automatically be granted an option under this Director Fee Option Grant Program on the first trading day in January in the calendar year for which the retainer fee election is in effect.

II. OPTION TERMS

Each option shall be a Non-Statutory Option governed by the terms and conditions specified below.

A. EXERCISE PRICE.

1. The exercise price per share shall be thirty-three and one-third percent (33-1/3%) of the Fair Market Value per share of Common Stock on the option grant date.

2. The exercise price shall become immediately due upon exercise of the option and shall be payable in one or more of the alternative forms authorized under the Discretionary Option Grant Program. Except to the extent the sale and remittance procedure specified thereunder is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B. NUMBER OF OPTION SHARES. The number of shares of Common Stock subject to the option shall be determined pursuant to the following formula (rounded down to the nearest whole number):

X = A divided by (B x 66-2/3%), where

X is the number of option shares,

A is the portion of the annual retainer fee subject to the non-employee Board member’s election under this Director Fee Option Grant Program, and

B is the Fair Market Value per share of Common Stock on the option grant date.

C. EXERCISE AND TERM OF OPTIONS. The option shall become exercisable in a series of twelve (12) equal monthly installments upon the Optionee’s completion of each calendar month of Board service during the calendar year for which the retainer fee election is in effect. Each option shall have a maximum term of ten (10) years measured from the option grant date.

D. LIMITED TRANSFERABILITY OF OPTIONS. Each option under this Article Six may be assigned in whole or in part during the Optionee’s lifetime to one or more members of the Optionee’s family or to a trust established exclusively for one or more such family members or to Optionee’s former spouse, to the extent such assignment is in connection with Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate. The Optionee may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Six, and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

E. TERMINATION OF BOARD SERVICE. Should the Optionee cease Board service for any reason (other than death or Permanent Disability) while holding one or more options under this Director Fee Option Grant Program, then each such option shall remain exercisable, for any or all of the shares for which the option is exercisable at the time of such cessation of Board service, until the earlier of (i) the expiration of the ten (10)-year option term or (ii) the expiration of the three (3)-year period measured from the date of such cessation of Board service. However, each option held by the Optionee under this Director Fee Option Grant Program at the time of his or her cessation of Board service shall immediately terminate and cease to remain outstanding with respect to any and all shares of Common Stock for which the option is not otherwise at that time exercisable.

F. DEATH OR PERMANENT DISABILITY. Should the Optionee’s service as a Board member cease by reason of death or Permanent Disability, then each option held by such Optionee under this Director Fee Option Grant Program shall immediately become exercisable for all the shares of Common Stock at the time subject to that option, and the option may be exercised for any or all of those shares as fully vested shares until the earlier of (i) the expiration of the ten (10)-year option term or (ii) the expiration of the three (3)-year period measured from the date of such cessation of Board service. To the extent such option is held by the Optionee at the time of his or death, that option may be exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or by the designated beneficiary or beneficiaries of such option.

Should the Optionee die after cessation of Board service but while holding one or more options under this Director Fee Option Grant Program, then each such option may be exercised, for any or all of the shares for which the option is exercisable at the time of the Optionee’s cessation of Board service (less any shares subsequently purchased by Optionee prior to death), by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or by the designated beneficiary or beneficiaries of such option. Such right of exercise shall lapse, and the option shall terminate, upon the earlier of (i) the expiration of the ten (10)-year option term or (ii) the three (3)-year period measured from the date of the Optionee’s cessation of Board service.

III. CORPORATE TRANSACTION/CHANGE IN CONTROL/HOSTILE TAKE-OVER

A. In the event of any Corporate Transaction while the Optionee remains a Board member, each outstanding option held by such Optionee under this Director Fee Option Grant Program shall automatically accelerate so that each such option shall, immediately prior to the effective date of the Corporate Transaction, become exercisable for all the shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully vested shares of Common Stock. Each such outstanding option shall terminate immediately following the Corporate Transaction, except to the extent assumed by the successor corporation (or parent thereof) in such Corporate Transaction. Any option so assumed and shall remain exercisable for the fully vested shares until the earliest to occur of (i) the expiration of the ten (10)-year option term, (ii) the expiration of the three (3)-year period measured from the date of the Optionee’s cessation of Board service or (iii) the surrender of the option in connection with a Hostile Take-Over.

B. In the event of a Change in Control while the Optionee remains a Board member, each outstanding option held by such Optionee under this Director Fee Option Grant Program shall automatically accelerate so that each such option shall, immediately prior to the effective date of the Change in Control, become exercisable for all the shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully vested shares of Common Stock. The option shall remain so exercisable until the earliest to occur of (i) the expiration of the ten (10)-year option term, (ii) the expiration of the three (3)-year period measured from the date of the Optionee’s cessation of Board service, (iii) the termination of the option in connection with a Corporate Transaction or (iv) the surrender of the option in connection with a Hostile Take-Over.

C. Upon the occurrence of a Hostile Take-Over while the Optionee remains a Board member, such Optionee shall have a thirty (30)-day period in which to surrender to the Corporation each outstanding option held by him or her under the Director Fee Option Grant Program. The Optionee shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the shares of Common Stock at the time subject to each surrendered option (whether or not the option is otherwise at the time exercisable for those shares) over (ii) the aggregate exercise price payable for such shares. Such cash distribution shall be paid within five (5) days following the surrender of the option to the Corporation. No approval or consent of the Board or any Plan Administrator shall be required at the time of the actual option surrender and cash distribution.

D. Each option which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Corporate Transaction, the successor corporation may, in connection with the assumption of the outstanding options under the Director Fee Option Grant Program, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Corporate Transaction.

E. The grant of options under the Director Fee Option Grant Program shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

IV. REMAINING TERMS

The remaining terms of each option granted under this Director Fee Option Grant Program shall be the same as the terms in effect for option grants made under the Discretionary Option Grant Program.

ARTICLE SEVEN

MISCELLANEOUS

I. FINANCING

The Plan Administrator may permit any Optionee or Participant to pay the option exercise price under the Discretionary Option Grant Program or the purchase price of shares issued under the Stock Issuance Program by delivering a full-recourse, interest-bearing promissory note payable in one or more installments. The terms of any such promissory note (including the interest rate and the terms of repayment) shall be established by the Plan Administrator in its sole discretion. In no event may the maximum credit available to the Optionee or Participant exceed the sum of (i) the aggregate option exercise price or purchase price payable for the purchased shares (less the par value of such shares) plus (ii) any Federal, state and local income and employment tax liability incurred by the Optionee or the Participant in connection with the option exercise or share purchase.

II. TAX WITHHOLDING

A. The Corporation’s obligation to deliver shares of Common Stock upon the exercise of options or the issuance or vesting of such shares under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

B. The Plan Administrator may, in its discretion, provide any or all holders of Non-Statutory Options or unvested shares of Common Stock under the Plan (other than the options granted or the shares issued under the Automatic Option Grant or Director Fee Option Grant Program) with the right to use shares of Common Stock in satisfaction of all or part of the Withholding Taxes to which such holders may become subject in connection with the exercise of their options or the vesting of their shares. Such right may be provided to any such holder in either or both of the following formats:

Stock Withholding: The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise of such Non-Statutory Option or the vesting of such shares, a portion of those shares with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the holder.

Stock Delivery: The election to deliver to the Corporation, at the time the Non-Statutory Option is exercised or the shares vest, one or more shares of Common Stock previously acquired by such holder (other than in connection with the option exercise or share vesting triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the holder.

III. EFFECTIVE DATE AND TERM OF THE PLAN

A. The Plan shall become effective immediately on the Plan Effective Date. However, the Salary Investment Option Grant Program and the Director Fee Option Grant Program shall not be implemented until such time as the Primary Committee may deem appropriate. Options may be granted under the Discretionary Option Grant at any time on or after the Plan Effective Date, and the initial option grants under the Automatic Option Grant Program shall also be made on the Plan Effective Date to any non-employee Board members eligible for such grants at that time. However, no options granted under the Plan may be exercised, and no shares shall be issued under the Plan, until the Plan is approved by the Corporation’s stockholders. If such stockholder approval is not obtained within twelve (12) months after the Plan Effective Date, then all options previously granted under this Plan shall terminate and cease to be outstanding, and no further options shall be granted and no shares shall be issued under the Plan.

B. The Plan shall serve as the successor to the Predecessor Plan, and no further option grants or direct stock issuances shall be made under the Predecessor Plan after the Plan Effective Date. All options outstanding under the Predecessor Plan on the Plan Effective Date shall be transferred to the Plan at that time and shall be treated as outstanding options under the Plan. However, each outstanding option so transferred shall continue to be governed solely by the terms of the documents evidencing such option, and no provision of the Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such transferred options with respect to their acquisition of shares of Common Stock.

C. One or more provisions of the Plan, including (without limitation) the option/vesting acceleration provisions of Article Two relating to Corporate Transactions and Changes in Control, may, in the Plan Administrator’s discretion, be extended to one or more options incorporated from the Predecessor Plan which do not otherwise contain such provisions.

D. The Plan shall terminate upon the earliest to occur of (i) June 15, 2010, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully vested shares or (iii) the termination of all outstanding options in connection with a Corporate Transaction. Should the Plan terminate on June 15, 2010, then all option grants and unvested stock issuances outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing such grants or issuances.

IV. AMENDMENT OF THE PLAN

A. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to stock options or unvested stock issuances at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification. In addition, certain amendments may require stockholder approval pursuant to applicable laws or regulations.

B. Options to purchase shares of Common Stock may be granted under the Discretionary Option Grant and Salary Investment Option Grant Programs and shares of Common Stock may be issued under the Stock Issuance Program that are in each instance in excess of the number of shares then available for issuance under the Plan, provided any excess shares actually issued under those programs shall be held in escrow until there is obtained stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock available for issuance under the Plan. If such stockholder approval is not obtained within twelve (12) months after the date the first such excess issuances are made, then (i) any unexercised options granted on the basis of such excess shares shall terminate and cease to be outstanding and (ii) the Corporation shall promptly refund to the Optionees and the Participants the exercise or purchase price paid for any excess shares issued under the Plan and held in escrow, together with interest (at the applicable Short Term Federal Rate) for the period the shares were held in escrow, and such shares shall thereupon be automatically cancelled and cease to be outstanding.

V. USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

VI. REGULATORY APPROVALS

A. The implementation of the Plan, the granting of any stock option under the Plan and the issuance of any shares of Common Stock (i) upon the exercise of any granted option or (ii) under the Stock Issuance Program shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the stock options granted under it and the shares of Common Stock issued pursuant to it.

B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which Common Stock is then listed for trading.

VII. NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

APPENDIX

The following definitions shall be in effect under the Plan:

A. AUTOMATIC OPTION GRANT PROGRAM shall mean the automatic option grant program in effect under Article Five of the Plan.

B. BOARD shall mean the Corporation’s Board of Directors.

C. CHANGE IN CONTROL shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

(i) the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders, or

(ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

D. CODE shall mean the Internal Revenue Code of 1986, as amended.

E. COMMON STOCK shall mean the Corporation’s common stock.

F. CORPORATE TRANSACTION shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

(i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation.

G. CORPORATION shall mean Discovery Partners International, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Discovery Partners International, Inc. which shall by appropriate action adopt the Plan.

H. DIRECTOR FEE OPTION GRANT PROGRAM shall mean the special stock option grant in effect for non-employee Board members under Article Six of the Plan.

I. DISCRETIONARY OPTION GRANT PROGRAM shall mean the discretionary option grant program in effect under Article Two of the Plan.

J. EMPLOYEE shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

K. EXERCISE DATE shall mean the date on which the Corporation shall have received written notice of the option exercise.

L. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) For purposes of any option grants made on the Underwriting Date, the Fair Market Value shall be deemed to be equal to the price per share at which the Common Stock is to be sold in the initial public offering pursuant to the Underwriting Agreement.

M. HOSTILE TAKE-OVER shall mean the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board does not recommend such stockholders to accept.

N. INCENTIVE OPTION shall mean an option which satisfies the requirements of Code Section 422.

O. INVOLUNTARY TERMINATION shall mean the termination of the Service of any individual which occurs by reason of:

(i) such individual’s involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

(ii) such individual’s voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual’s consent.

P. MISCONDUCT shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

Q. 1934 ACT shall mean the Securities Exchange Act of 1934, as amended.

R. NON-STATUTORY OPTION shall mean an option not intended to satisfy the requirements of Code Section 422.

S. OPTIONEE shall mean any person to whom an option is granted under the Discretionary Option Grant, Salary Investment Option Grant, Automatic Option Grant or Director Fee Option Grant Program.

T. PARENT shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

U. PARTICIPANT shall mean any person who is issued shares of Common Stock under the Stock Issuance Program.

V. PERMANENT DISABILITY OR PERMANENTLY DISABLED shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more. However, solely for purposes of the Automatic Option Grant and Director Fee Option Grant Programs, Permanent Disability or Permanently Disabled shall mean the inability of the non-employee Board member to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

W. PLAN shall mean the Corporation’s 2000 Stock Incentive Plan, as set forth in this document.

X. PLAN ADMINISTRATOR shall mean the particular entity, whether the Primary Committee, the Board or the Secondary Committee, which is authorized to administer the Discretionary Option Grant and Stock Issuance Programs with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under those programs with respect to the persons under its jurisdiction.

Y. PLAN EFFECTIVE DATE shall mean the date the Plan shall become effective and shall be coincident with the Underwriting Date.

Z. PREDECESSOR PLAN shall mean the Corporation’s 1995 Stock Option/Stock Issuance Plan in effect immediately prior to the Plan Effective Date hereunder.

AA. PRIMARY COMMITTEE shall mean the committee of two (2) or more non-employee Board members appointed by the Board to administer the Discretionary Option Grant and Stock Issuance Programs with respect to Section 16 Insiders and to administer the Salary Investment Option Grant Program solely with respect to the selection of the eligible individuals who may participate in such program.

BB. SALARY INVESTMENT OPTION GRANT PROGRAM shall mean the salary investment option grant program in effect under Article Three of the Plan.

CC. SECONDARY COMMITTEE shall mean a committee of one or more Board members appointed by the Board to administer the Discretionary Option Grant and Stock Issuance Programs with respect to eligible persons other than Section 16 Insiders.

DD. SECTION 16 INSIDER shall mean an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

EE. SERVICE shall mean the performance of services for the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or stock issuance.

FF. STOCK EXCHANGE shall mean either the American Stock Exchange or the New York Stock Exchange.

GG. STOCK ISSUANCE AGREEMENT shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance Program.

HH. STOCK ISSUANCE PROGRAM shall mean the stock issuance program in effect under Article Four of the Plan.

II. SUBSIDIARY shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

JJ. TAKE-OVER PRICE shall mean the greater of (i) the Fair Market Value per share of Common Stock on the date the option is surrendered to the Corporation in connection with a Hostile Take-Over or (ii) the highest reported price per share of Common Stock paid by the tender offeror in effecting such Hostile Take-Over. However, if the surrendered option is an Incentive Option, the Take-Over Price shall not exceed the clause (i) price per share.

KK. 10% STOCKHOLDER shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

LL. UNDERWRITING AGREEMENT shall mean the agreement between the Corporation and the underwriter or underwriters managing the initial public offering of the Common Stock.

MM. UNDERWRITING DATE shall mean the date on which the Underwriting Agreement is executed and priced in connection with an initial public offering of the Common Stock.

NN. WITHHOLDING TAXES shall mean the Federal, state and local income and employment withholding taxes to which the holder of Non-Statutory Options or unvested shares of Common Stock may become subject in connection with the exercise of those options or the vesting of those shares.

AMENDMENT NO. 1 TO

DISCOVERY PARTNERS INTERNATIONAL, INC.

2000 STOCK INCENTIVE PLAN

The Discovery Partners International, Inc. 2000 Stock Incentive Plan (the “Plan”) be and hereby is amended as follows:

1. Article Five, Section I.A. is hereby deleted in its entirety and a new Article Five, Section I.A. is inserted in lieu thereof which reads as follows:

“Notwithstanding anything to the contrary contained herein:

(1) Each non-employee director who serves on the Board immediately after the closing of the merger (the “Merger”) of Darwin Corp. with and into Infinity Pharmaceuticals, Inc. pursuant to the Agreement and Plan of Merger and Reorganization, dated as of April 11, 2006, by and among the Corporation, Darwin Corp. and Infinity Pharmaceuticals, Inc. (as defined below) shall receive a Non-Statutory Option to purchase 75,000 shares of Common Stock (the “Initial Option”). Shares of Common Stock subject to the Initial Option will become exercisable as to 25,000 of the shares underlying such Initial Option on the first anniversary of the date of grant and the remainder will be exercisable in quarterly installments of 6,250 shares beginning at the end of the first quarter thereafter, provided that the holder of the Initial Option continues to serve as a director.

(2) Each non-employee director serving as a director on the third anniversary of (a) the closing of the Merger, in case of directors serving on the Board immediately after the closing of the Merger, or (b) his or her election to the Board, in the case of directors elected after the closing of the Merger, shall, on the date of the first Annual Stockholders Meeting following such third anniversary and on the date of each Annual Stockholders Meeting thereafter, receive a Non-Statutory Option to purchase 15,000 shares of Common Stock (an “Annual Option”). Shares of Common Stock subject to the Annual Option will be exercisable in equal quarterly installments of 3,750 shares beginning at the end of the first quarter after the date of grant, provided that the holder of the Annual Option continues to serve as a director.

(3) The non-employee director who serves as the lead outside director of the Board shall receive an additional Non-Statutory Option to purchase 25,000 shares of Common Stock upon the date of commencement of service in such position and upon each anniversary thereafter. Shares of Common Stock subject to each such option will be exercisable in equal quarterly installments of 6,250 shares beginning at the end of the first quarter after the date of grant, provided that the holder of such option continues to serve as the lead outside director.

(4) The non-employee director who serves as the lead research and development director of the Board and the non-employee director who serves as the chair of the audit committee of the Board shall each receive an additional Non-Statutory Option to purchase 10,000 shares of Common Stock upon the date of commencement of service in such position and each anniversary thereafter. Shares of Common Stock subject to such options will be exercisable in equal quarterly installments of 2,500 shares beginning at the end of the first quarter after the date of grant, provided that the holder of the option continues to serve as the lead research and development director or the chair of the audit committee, as applicable.

(5) The non-employee director who serves as the chair of the compensation committee of the Board and the non-employee director who serves as the chair of the nominating and corporate governance committee of the Board shall each receive an additional Non-Statutory Option to purchase 5,000 shares upon the commencement of service in such position and each anniversary thereafter. Shares of Common Stock subject to such options will be exercisable in equal quarterly installments of 1,250 shares beginning at the end of the first quarter after the date of grant, provided that the holder of the option continues to serve as the chair of the compensation committee or the chair of the nominating and corporate governance committee, as applicable.”

2.	Article Five, Section I.D. is hereby deleted in its entirety and a new Article Five, Section I.D. is inserted in lieu thereof which reads as follows:

“I.D.	[Intentionally omitted.]”

AMENDMENT NO. 2 TO

DISCOVERY PARTNERS INTERNATIONAL, INC.

2000 STOCK INCENTIVE PLAN

The Discovery Partners International, Inc. 2000 Stock Incentive Plan (the “Plan”) be and hereby is amended as follows:

1. Effective immediately following the Effective Time (as defined in the Merger Agreement (as defined below)), Article One, Section V.A. of the Plan is hereby deleted in its entirety and a new Article One, Section V.A. is inserted in lieu thereof which reads as follows:

“A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. Subject to adjustments as provided for herein, the number of shares of Common Stock reserved for issuance under the Plan shall be equal to the sum of:

(a) the number of shares of the Corporation’s Common Stock issuable upon exercise of any options with an exercise price equal to or greater than $3.00 per share (prior to giving effect to the Reverse Stock Split (as defined in the Merger Agreement)) issued and outstanding under, and the number of shares of the Corporation’s Common Stock issued and outstanding and subject to a right of repurchase in favor of the Corporation pursuant to the Plan as of immediately prior to the closing of the merger (the “Merger”) of Darwin Corp. with and into Infinity Pharmaceuticals, Inc. (“Infinity”) pursuant to the Merger Agreement (as defined below); plus

(b) the number of shares of the Corporation’s Common Stock issuable to holders of options to purchase common stock of Infinity assumed by the Corporation, and the number of shares of the Corporation’s Common Stock issued to holders of common stock of Infinity issued pursuant to Infinity’s stock incentive plans and subject to a right of repurchase of Infinity as of immediately prior to the closing of the Merger, pursuant to the Merger Agreement; plus

(c) the number of shares of the Corporation’s Common Stock available for future grant under the Plan as of immediately prior to the closing of the Merger; plus

(d) the number of shares equal to seven percent (7%) of the Corporation’s issued and outstanding Common Stock, as determined immediately following the Effective Time, calculated on a fully-diluted basis at such time, after giving effect to the increase in shares reserved for issuance under the Plan pursuant to this Amendment No. 2 to the Plan.

Notwithstanding the foregoing, in no event shall the number of shares reserved for issuance under the Plan exceed 9,700,000 shares, subject to adjustment as provided for herein.

For purposes of clause (d), the Corporation’s fully-diluted issued and outstanding Common Stock shall be equal to the sum of:

(i) the Corporation’s issued and outstanding Common Stock; plus

(ii) all shares of the Corporation’s Common Stock issuable upon exercise, exchange or conversion of any outstanding option, warrant or other right that is exercisable, exchangeable or convertible into the Corporation’s Common Stock, including, without limitation, any options with an exercise price equal to or greater than $3.00 per share (prior to giving effect to the Reverse Stock Split) or other awards issued and outstanding under the Plan, and shares of Common Stock subject to future issuance pursuant to outstanding grants of deferred issuance restricted stock of the Corporation; plus

(iii) the increase in shares reserved for issuance under the Plan pursuant to this Amendment No. 2 to the Plan; plus

(iv) the issuance of all of the shares of Common Stock of the Corporation issuable pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization by and among the Corporation,

Darwin Corp. and Infinity dated as of April 11, 2006 (the “Merger Agreement”), including, without limitation, shares of Common Stock issuable to holders of options to purchase common stock and warrants to purchase preferred stock of Infinity Pharmaceuticals, Inc. assumed by the Corporation pursuant to the Merger Agreement.”

2. Effective immediately prior to the effective time of the Reverse Stock Split, Article One, Section V.B. of the Plan is hereby deleted in its entirety and a new Article One, Section V.B. is inserted in lieu thereof which reads as follows:

“The number of shares of Common Stock available for issuance under the Plan shall automatically increase on the first trading day of January each calendar year during the term of the Plan, beginning with calendar year 2001, by an amount equal to four percent (4%) of the total number of shares of Common Stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed two million (2,000,000) shares. Notwithstanding anything to the contrary contained herein, including without limitation, the provisions of Article One, Section V.E., the maximum number by which the share reserve is to increase automatically each calendar year set forth in this Article One, Section V.B. shall not be adjusted to give effect to the Reverse Stock Split (as defined in the Merger Agreement).”

3. Effective immediately prior to the effective time of the Reverse Stock Split, Article One, Section V.C. of the Plan is hereby deleted in its entirety and a new Article One, Section V.C. is inserted in lieu thereof which reads as follows:

“No one person participating in the Plan may receive stock options, separately exercisable stock appreciation rights and direct stock issuances for more than five hundred thousand (500,000) shares of Common Stock in the aggregate per calendar year. Notwithstanding anything to the contrary contained herein, including without limitation, the provisions of Article One, Section V.E., the per calendar year limit set forth in this Article One, Section V.C. shall not be adjusted to give effect to the Reverse Stock Split (as defined in the Merger Agreement).”

4. Effective immediately following the Effective Time (as defined in the Merger Agreement), Article Four, Section I.A.1. of the Plan is hereby deleted in its entirety and a new Article Four, Section I.A.1. is inserted in lieu thereof which reads as follows:

“The purchase per share, if any, shall be determined by the Plan Administrator.”

PART II

INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or another enterprise if serving such enterprise at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him or her in connection therewith.

Discovery Partner’s certificate of incorporation and bylaws provide that Discovery Partners shall, to the fullest extent authorized by the General Corporation Law of Delaware, indemnify its directors and executive officers; provided, however, that Discovery Partners may limit the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that Discovery Partners shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against Discovery Partners or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors, and (iii) such indemnification is provided by Discovery Partners, in its sole discretion, pursuant to its powers under the General Corporation Law of Delaware.

Pursuant to the terms of the merger agreement with Infinity, for six years from the closing of the merger, Discovery Partners and Infinity, as the surviving corporation in the merger, must advance expenses to and indemnify each former director and officer of Discovery Partners against costs and damages incurred as a result of such director or officer serving as a director or officer of Discovery Partners to the fullest extent permitted under the DGCL. Discovery Partners must also purchase an insurance policy, for six years from the closing of the merger, which maintains the current directors’ and officers’ liability insurance policies maintained by Discovery Partners prior to the closing of the merger.

Discovery Partners has entered into agreements to indemnify its directors and executive officers. These agreements, among other things, provide for indemnification of Discovery Partners’ directors and executive officers for expenses specified in the agreements, including attorneys’ fees, judgments, fines and settlement amounts incurred by such directors or executive officers in any action or proceeding arising out of that person’s services as a director or executive officer of Discovery Partners, any subsidiary of Discovery Partners or any other entity to which the person provides services at Discovery Partners’ request.

Discovery Partners’ bylaws also permit Discovery Partners to maintain insurance to protect itself and any director, officer, employee or agent against any liability with respect to which Discovery Partners would have the power to indemnify such persons under the General Corporation Law of Delaware. Discovery Partners maintains an insurance policy insuring its directors and officers against certain liabilities.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibit Index

Exhibit Number	Description
2.1	Agreement and Plan of Merger and Reorganization, dated as of April 11, 2006, among Discovery Partners International, Inc., Darwin Corp. and Infinity Pharmaceuticals, Inc. (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement).

3.1	Certificate of Incorporation of Discovery Partners, incorporated by Reference to Exhibit 3.2 to Discovery Partners’ Registration Statement No. 333-36638 on Form S-1 filed with the SEC on June 23, 2000.

3.2	Bylaws of Discovery Partners, incorporated by Reference to Exhibit 3.4 to Discovery Partners’ Registration Statement No. 333-36638 on Form S-1 filed with the SEC on June 23, 2000.

4.2	Rights Agreement between Discovery Partners and American Stock Transfer & Trust Company, which includes the form of Certificate of Designation for the Series A junior participating preferred stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Series A Preferred Stock as Exhibit C, dated as of February 13, 2003, incorporated by Reference to Exhibit 4.2 to Discovery Partners’ Report on Form 8-K filed with the SEC on February 24, 2003.

4.3	First Amendment to the Rights Agreement between Discovery Partners International, Inc. and American Stock Transfer & Trust Company dated April 11, 2006, incorporated by reference to Discovery Partners’ Report on Form 8-K filed with the SEC on April 12, 2006.

5.1#	Opinion of Cooley Godward LLP regarding the legality of the securities.

8.1	Form of Opinion of Cooley Godward LLP regarding tax matters.

8.2	Form of Opinion of Wilmer Cutler Pickering Hale and Dorr LLP regarding tax matters.

10.1	Second Amended and Restated Investors’ Rights Agreement among Discovery Partners and the investors listed on Schedule A thereto, dated April 28, 2000, as amended, incorporated by reference to Exhibit 10.2 to Discovery Partners’ Registration Statement No. 333-36638 on Form S-1 filed with the SEC on July 26, 2000.

10.2	Patent License Agreement between Discovery Partners and Abbott Labs, Incorporated, dated January 2, 2001, incorporated by reference to Exhibit 10.22 to Discovery Partners’ Form 10-K filed with the SEC on March 27, 2001.

10.3	Leasehold Contract between Swiss Accident Insurance Agency (formerly Basler Kantonalbank) and Discovery Technologies, Ltd., dated June 18, 1997, incorporated by reference to Exhibit 10.47 to Discovery Partners’ Registration Statement No. 333-36638 on Form S-1 filed with the SEC on June 23, 2000.

10.4*	Key Employment Agreement between Discovery Partners and Riccardo Pigliucci, dated April 17, 1998, incorporated by reference to Exhibit 10.51 to Discovery Partners’ Registration Statement No. 333-36638 on Form S-1 filed with the SEC on May 9, 2000.

10.5*	2000 Stock Incentive Plan (included as Annex H to the joint proxy statement/prospectus forming a part of this Registration Statement).

10.6*	2000 Stock Incentive Plan, Form of Notice of Grant, incorporated by reference to Exhibit 10.44 to Discovery Partners’ Form 10-K filed with the SEC on March 27, 2001.

10.7*	2000 Stock Incentive Plan, Form of Stock Option Agreement, incorporated by reference to Exhibit 10.45 to Discovery Partners’ Form 10-K filed with the SEC on March 27, 2001.

10.8*	2000 Stock Incentive Plan, Form of Stock Issuance Agreement, incorporated by reference to Exhibit 10.46 to Discovery Partners’ Form 10-K filed with the SEC on March 27, 2001.

Exhibit Number	Description
10.9*	2000 Employee Stock Purchase Plan, incorporated by reference to Exhibit 10.60 to Discovery Partners’ Registration Statement No. 333-36638 on Form S-1 filed with the SEC on July 21, 2000.

10.10*	2000 Employee Stock Purchase Plan, Form of Stock Purchase Agreement, incorporated by reference to Exhibit 10.48 to Discovery Partners’ Form 10-K filed with the SEC on March 27, 2001.

10.11*	Form of Indemnification Agreement between Discovery Partners and each of its directors and officers, incorporated by reference to Exhibit 10.61 to Discovery Partners’ Registration Statement No. 333-36638 on Form S-1 filed with the SEC on June 23, 2000.

10.12	Leasehold Contract between Swiss Accident Insurance Agency (formerly Basler Kantonalbank) and Discovery Partners Technologies, Ltd., dated January 31, 2000, incorporated by reference to Exhibit 10.63 to Discovery Partners’ Registration Statement No. 333-36638 on Form S-1 filed with the SEC on June 23, 2000.

10.13*	Offer letter between Discovery Partners and Craig Kussman, dated October 29, 2001, incorporated by reference to Exhibit 10.55 to Discovery Partners’ Form 10-K filed with the SEC on March 29, 2002.

10.14†	Protocol Development and Compound Production Agreement between Discovery Partners and Pfizer Inc., dated December 19, 2001, incorporated by reference to Exhibit 10.56 to Discovery Partners’ Form 10-K filed with the SEC on March 29, 2002.

10.15*	Offer letter between Discovery Partners and Taylor J. Crouch, dated June 18, 2002, incorporated by reference to Exhibit 10.57 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on August 9, 2002.

10.16*	Promissory Note issued by Taylor J. Crouch, dated July 29, 2002, incorporated by reference to Exhibit 10.58 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on August 9, 2002.

10.17†	Amendment No. 1 to the 2001 Agreement between Discovery Partners and Pfizer Inc. effective May 15, 2002, incorporated by reference to Exhibit 10.59 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on November 14, 2002.

10.18†	Amendment No. 2 to the 2001 Agreement between Discovery Partners and Pfizer Inc. amended August 13, 2002, incorporated by reference to Exhibit 10.60 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on November 14, 2002.

10.19*	Offer letter between Discovery Partners and Douglas A. Livingston, dated November 13, 2002, incorporated by reference to Exhibit 10.61 to Discovery Partners’ Form 10-K filed with the SEC on March 21, 2003.

10.20†	Amendment No. 3 to the 2001 Agreement between Discovery Partners and Pfizer Inc. amended December 12, 2002, incorporated by reference to Exhibit 10.62 to Discovery Partners’ Form 10-K filed with the SEC on March 21, 2003.

10.21*	Amendment No. 1 to Notice of Grant of Stock Option between Discovery Partners and Craig Kussman, dated January 24, 2003, incorporated by reference to Exhibit 10.63 to Discovery Partners’ Form 10-K filed with the SEC on March 21, 2003.

10.22*	Employment Agreement between Discovery Technologies Ltd (since renamed Discovery Partners International AG) and Urs Regenass dated January 20, 2001, incorporated by reference to Exhibit 10.70 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on April 30, 2003.

10.23*	Change in Control Agreement between Discovery Partners and Riccardo Pigliucci, dated August 8, 2003, incorporated by reference to Exhibit 10.71 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on August 13, 2003.

Exhibit Number	Description
10.24*	Change in Control Agreement between Discovery Partners and Craig Kussman, dated August 8, 2003, incorporated by reference to Exhibit 10.72 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on August 13, 2003.

10.25*	Change in Control Agreement between Discovery Partners and Taylor Crouch, dated August 8, 2003, incorporated by reference to Exhibit 10.73 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on August 13, 2003.

10.26*	Change in Control Agreement between Discovery Partners and John Lillig, dated August 8, 2003, incorporated by reference to Exhibit 10.74 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on August 13, 2003.

10.27*	Change in Control Agreement between Discovery Partners and Urs Regenass, dated August 8, 2003, incorporated by reference to Exhibit 10.75 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on August 13, 2003.

10.28*	Change in Control Agreement between Discovery Partners and Richard Neale, dated August 8, 2003, incorporated by reference to Exhibit 10.76 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on August 13, 2003.

10.29*	Change in Control Agreement between Discovery Partners and Douglas Livingston, dated August 8, 2003, incorporated by reference to Exhibit 10.77 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on August 13, 2003.

10.30†	Worldwide Distribution and Strategic Alliance Agreement between Discovery Partners and Bruker AXS Inc., dated July 24, 2003, incorporated by reference to Exhibit 10.78 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on November 14, 2003.

10.31	Industrial Lease between ChemRx Advanced Technologies, Inc. and Shelton International Holdings, Inc., incorporated by reference to Exhibit 10.79 to Discovery Partners’ Form 10-K filed with the SEC on March 10, 2004.

10.32†	Chemistry Products and Services Agreement between Discovery Partners and Pfizer Inc., dated February 13, 2004, incorporated by reference to Exhibit 10.80 to Discovery Partners’ Form 10-K filed with the SEC on March 10, 2004.

10.33†	Agreement between Discovery Partners and National Institutes of Mental Health, dated August 20, 2004, incorporated by reference to Exhibit 10.81 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on November 9, 2004.

10.34*	Separation Agreement between Discovery Partners and Taylor Crouch, dated January 18, 2005, incorporated by reference to Exhibit 10.82 to Discovery Partners’ Annual Report of Form 10-K filed with the SEC on March 10, 2005.

10.35*	Employment Agreement between Discovery Partners International, Inc. and Michael C. Venuti, Ph.D., dated March 31, 2005, incorporated by reference to Discovery Partners’ Report on Form 8-K filed with the SEC on April 6, 2005.

10.36*	Form of Stock Issuance Grant Notice, incorporated by reference to Discovery Partners’ Report on Form 8-K filed with the SEC on April 6, 2005.

10.37*	Second Form of Stock Issuance Agreement, incorporated by reference to Discovery Partners’ Report on Form 8-K filed with the SEC on April 6, 2005.

10.38*	Change in Control Agreement between Discovery Partners and Michael C. Venuti, Ph.D., dated March 31, 2005, incorporated by reference to Discovery Partners’ Report on Form 8-K filed with the SEC on April 6, 2005.

10.39*	Separation Agreement between Discovery Partners and Riccardo Pigliucci, dated November 11, 2005, incorporated by reference to Discovery Partners’ Report on Form 8-K filed with the SEC on November 14, 2005.

Exhibit Number	Description
10.40	Asset Purchase Agreement between Discovery Partners and Irori Discovery, Inc., dated October 7, 2005, incorporated by reference to Exhibit 10.40 to Discovery Partners’ Annual Report of Form 10-K filed with the SEC on March 16, 2006.

10.41*	Key employee severance and retention bonus plan, incorporated by reference to Discovery Partners’ Report on Form 8-K filed with the SEC on April 5, 2006.

10.42*	Michael C. Venuti, Ph.D. severance and retention bonus plan, incorporated by reference to Discovery Partners’ Report on Form 8-K filed with the SEC on April 25, 2006.

14.1	Code of Business Conduct, incorporated by reference to Exhibit 14 to Discovery Partners’ Annual Report on Form 10-K filed with the SEC on March 10, 2005.

21.1	Subsidiaries of the Registrant, incorporated by reference to Exhibit 21.1 to Discovery Partners’ Annual Report on Form 10-K filed with the SEC on March 16, 2006.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm to Discovery Partners International, Inc.

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm to Infinity Pharmaceuticals, Inc.

23.3#	Consent of Cooley Godward LLP (included in Exhibit 5.1 hereto).

23.4	Consent of Cooley Godward LLP (included in Exhibit 8.1 hereto).

23.5	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 8.2 hereto).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Form of Proxy Card for the Discovery Partners Special Meeting (included as Annex F to the joint proxy statement/prospectus forming a part of this Registration Statement).

99.2	Form of Proxy Card for the Infinity Special Meeting (included as Annex G to the joint proxy statement/prospectus forming a part of this Registration Statement).

99.3	Opinion of Molecular Securities Inc., financial advisor to Discovery Partners (included as Annex B to the proxy statement/prospectus forming a part of this Registration Statement).

99.4	Consent of Molecular Securities Inc., financial advisor to Discovery Partners (included in Annex B to the joint proxy statement/prospectus forming a part of this Registration Statement).

99.5	Proposed Amendment to the Certificate of Incorporation of Discovery Partners (included as Annex D to the joint proxy statement/prospectus forming a part of this Registration Statement).

99.6	Proposed Amendment to Bylaws of Discovery Partners (included as Annex E to the joint proxy statement/prospectus forming a part of this Registration Statement).

99.7*	Proposed Amendment to the 2000 Stock Incentive Plan of Discovery Partners (included in Annex H to the joint proxy statement/prospectus forming a part of this Registration Statement).

#	To be filed by amendment.
*	Indicates management contract or compensatory plan.
†	Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the SEC without the Mark pursuant to Discovery Partners’ Application Requesting Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes as follows:

(1) That prior to any public reoffering of the securities registered hereunder through use of a proxy statement/prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering proxy statement/prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That every proxy statement/prospectus (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To respond to requests for information that is incorporated by reference into the proxy statement/ prospectus pursuant to Item 4 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of San Diego, state of California, on May 24, 2006.

DISCOVERY PARTNERS INTERNATIONAL, INC.

By:	/s/ MICHAEL C. VENUTI
Michael C. Venuti Acting Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry F. Hixson, Jr. and Michael C. Venuti, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL C. VENUTI Michael C. Venuti	Acting Chief Executive Officer and Director (Principal Executive Officer)	May 24, 2006

/s/ CRAIG KUSSMAN Craig Kussman	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 24, 2006

/s/ HARRY F. HIXSON, JR. Harry F. Hixson, Jr.	Chairman and Director	May 24, 2006

/s/ ALAN LEWIS Alan Lewis	Director	May 24, 2006

/s/ COLIN T. DOLLERY Colin T. Dollery	Director	May 24, 2006

/s/ HERM ROSENMAN Herm Rosenman	Director	May 24, 2006

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger and Reorganization, dated as of April 11, 2006, among Discovery Partners International, Inc., Darwin Corp. and Infinity Pharmaceuticals, Inc. (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement).

3.1	Certificate of Incorporation of Discovery Partners, incorporated by Reference to Exhibit 3.2 to Discovery Partners’ Registration Statement No. 333-36638 on Form S-1 filed with the SEC on June 23, 2000.

3.2	Bylaws of Discovery Partners, incorporated by Reference to Exhibit 3.4 to Discovery Partners’ Registration Statement No. 333-36638 on Form S-1 filed with the SEC on June 23, 2000.

4.2	Rights Agreement between Discovery Partners and American Stock Transfer & Trust Company, which includes the form of Certificate of Designation for the Series A junior participating preferred stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Series A Preferred Stock as Exhibit C, dated as of February 13, 2003, incorporated by Reference to Exhibit 4.2 to Discovery Partners’ Report on Form 8-K filed with the SEC on February 24, 2003.

4.3	First Amendment to the Rights Agreement between Discovery Partners International, Inc. and American Stock Transfer & Trust Company dated April 11, 2006, incorporated by reference to Discovery Partners’ Report on Form 8-K filed with the SEC on April 12, 2006.

5.1#	Opinion of Cooley Godward LLP regarding the legality of the securities.

8.1	Form of Opinion of Cooley Godward LLP regarding tax matters.

8.2	Form of Opinion of Wilmer Cutler Pickering Hale and Dorr LLP regarding tax matters.

10.1	Second Amended and Restated Investors’ Rights Agreement among Discovery Partners and the investors listed on Schedule A thereto, dated April 28, 2000, as amended, incorporated by reference to Exhibit 10.2 to Discovery Partners’ Registration Statement No. 333-36638 on Form S-1 filed with the SEC on July 26, 2000.

10.2	Patent License Agreement between Discovery Partners and Abbott Labs, Incorporated, dated January 2, 2001, incorporated by reference to Exhibit 10.22 to Discovery Partners’ Form 10-K filed with the SEC on March 27, 2001.

10.3	Leasehold Contract between Swiss Accident Insurance Agency (formerly Basler Kantonalbank) and Discovery Technologies, Ltd., dated June 18, 1997, incorporated by reference to Exhibit 10.47 to Discovery Partners’ Registration Statement No. 333-36638 on Form S-1 filed with the SEC on June 23, 2000.

10.4*	Key Employment Agreement between Discovery Partners and Riccardo Pigliucci, dated April 17, 1998, incorporated by reference to Exhibit 10.51 to Discovery Partners’ Registration Statement No. 333-36638 on Form S-1 filed with the SEC on May 9, 2000.

10.5*	2000 Stock Incentive Plan (included as Annex H to the joint proxy statement/prospectus forming a part of this Registration Statement).

10.6*	2000 Stock Incentive Plan, Form of Notice of Grant, incorporated by reference to Exhibit 10.44 to Discovery Partners’ Form 10-K filed with the SEC on March 27, 2001.

10.7*	2000 Stock Incentive Plan, Form of Stock Option Agreement, incorporated by reference to Exhibit 10.45 to Discovery Partners’ Form 10-K filed with the SEC on March 27, 2001.

10.8*	2000 Stock Incentive Plan, Form of Stock Issuance Agreement, incorporated by reference to Exhibit 10.46 to Discovery Partners’ Form 10-K filed with the SEC on March 27, 2001.

Exhibit Number	Description

10.9*	2000 Employee Stock Purchase Plan, incorporated by reference to Exhibit 10.60 to Discovery Partners’ Registration Statement No. 333-36638 on Form S-1 filed with the SEC on July 21, 2000.

10.10*	2000 Employee Stock Purchase Plan, Form of Stock Purchase Agreement, incorporated by reference to Exhibit 10.48 to Discovery Partners’ Form 10-K filed with the SEC on March 27, 2001.

10.11*	Form of Indemnification Agreement between Discovery Partners and each of its directors and officers, incorporated by reference to Exhibit 10.61 to Discovery Partners’ Registration Statement No. 333-36638 on Form S-1 filed with the SEC on June 23, 2000.

10.12	Leasehold Contract between Swiss Accident Insurance Agency (formerly Basler Kantonalbank) and Discovery Partners Technologies, Ltd., dated January 31, 2000, incorporated by reference to Exhibit 10.63 to Discovery Partners’ Registration Statement No. 333-36638 on Form S-1 filed with the SEC on June 23, 2000.

10.13*	Offer letter between Discovery Partners and Craig Kussman, dated October 29, 2001, incorporated by reference to Exhibit 10.55 to Discovery Partners’ Form 10-K filed with the SEC on March 29, 2002.

10.14†	Protocol Development and Compound Production Agreement between Discovery Partners and Pfizer Inc., dated December 19, 2001, incorporated by reference to Exhibit 10.56 to Discovery Partners’ Form 10-K filed with the SEC on March 29, 2002.

10.15*	Offer letter between Discovery Partners and Taylor J. Crouch, dated June 18, 2002, incorporated by reference to Exhibit 10.57 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on August 9, 2002.

10.16*	Promissory Note issued by Taylor J. Crouch, dated July 29, 2002, incorporated by reference to Exhibit 10.58 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on August 9, 2002.

10.17†	Amendment No. 1 to the 2001 Agreement between Discovery Partners and Pfizer Inc. effective May 15, 2002, incorporated by reference to Exhibit 10.59 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on November 14, 2002.

10.18†	Amendment No. 2 to the 2001 Agreement between Discovery Partners and Pfizer Inc. amended August 13, 2002, incorporated by reference to Exhibit 10.60 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on November 14, 2002.

10.19*	Offer letter between Discovery Partners and Douglas A. Livingston, dated November 13, 2002, incorporated by reference to Exhibit 10.61 to Discovery Partners’ Form 10-K filed with the SEC on March 21, 2003.

10.20†	Amendment No. 3 to the 2001 Agreement between Discovery Partners and Pfizer Inc. amended December 12, 2002, incorporated by reference to Exhibit 10.62 to Discovery Partners’ Form 10-K filed with the SEC on March 21, 2003.

10.21*	Amendment No. 1 to Notice of Grant of Stock Option between Discovery Partners and Craig Kussman, dated January 24, 2003, incorporated by reference to Exhibit 10.63 to Discovery Partners’ Form 10-K filed with the SEC on March 21, 2003.

10.22*	Employment Agreement between Discovery Technologies Ltd (since renamed Discovery Partners International AG) and Urs Regenass dated January 20, 2001, incorporated by reference to Exhibit 10.70 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on April 30, 2003.

10.23*	Change in Control Agreement between Discovery Partners and Riccardo Pigliucci, dated August 8, 2003, incorporated by reference to Exhibit 10.71 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on August 13, 2003.

Exhibit Number	Description

10.24*	Change in Control Agreement between Discovery Partners and Craig Kussman, dated August 8, 2003, incorporated by reference to Exhibit 10.72 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on August 13, 2003.

10.25*	Change in Control Agreement between Discovery Partners and Taylor Crouch, dated August 8, 2003, incorporated by reference to Exhibit 10.73 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on August 13, 2003.

10.26*	Change in Control Agreement between Discovery Partners and John Lillig, dated August 8, 2003, incorporated by reference to Exhibit 10.74 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on August 13, 2003.

10.27*	Change in Control Agreement between Discovery Partners and Urs Regenass, dated August 8, 2003, incorporated by reference to Exhibit 10.75 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on August 13, 2003.

10.28*	Change in Control Agreement between Discovery Partners and Richard Neale, dated August 8, 2003, incorporated by reference to Exhibit 10.76 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on August 13, 2003.

10.29*	Change in Control Agreement between Discovery Partners and Douglas Livingston, dated August 8, 2003, incorporated by reference to Exhibit 10.77 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on August 13, 2003.

10.30†	Worldwide Distribution and Strategic Alliance Agreement between Discovery Partners and Bruker AXS Inc., dated July 24, 2003, incorporated by reference to Exhibit 10.78 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on November 14, 2003.

10.31	Industrial Lease between ChemRx Advanced Technologies, Inc. and Shelton International Holdings, Inc., incorporated by reference to Exhibit 10.79 to Discovery Partners’ Form 10-K filed with the SEC on March 10, 2004.

10.32†	Chemistry Products and Services Agreement between Discovery Partners and Pfizer Inc., dated February 13, 2004, incorporated by reference to Exhibit 10.80 to Discovery Partners’ Form 10-K filed with the SEC on March 10, 2004.

10.33†	Agreement between Discovery Partners and National Institutes of Mental Health, dated August 20, 2004, incorporated by reference to Exhibit 10.81 to Discovery Partners’ Quarterly Report on Form 10-Q filed with the SEC on November 9, 2004.

10.34*	Separation Agreement between Discovery Partners and Taylor Crouch, dated January 18, 2005, incorporated by reference to Exhibit 10.82 to Discovery Partners’ Annual Report of Form 10-K filed with the SEC on March 10, 2005.

10.35*	Employment Agreement between Discovery Partners International, Inc. and Michael C. Venuti, Ph.D., dated March 31, 2005, incorporated by reference to Discovery Partners’ Report on Form 8-K filed with the SEC on April 6, 2005.

10.36*	Form of Stock Issuance Grant Notice, incorporated by reference to Discovery Partners’ Report on Form 8-K filed with the SEC on April 6, 2005.

10.37*	Second Form of Stock Issuance Agreement, incorporated by reference to Discovery Partners’ Report on Form 8-K filed with the SEC on April 6, 2005.

10.38*	Change in Control Agreement between Discovery Partners and Michael C. Venuti, Ph.D., dated March 31, 2005, incorporated by reference to Discovery Partners’ Report on Form 8-K filed with the SEC on April 6, 2005.

Exhibit Number	Description
10.39*	Separation Agreement between Discovery Partners and Riccardo Pigliucci, dated November 11, 2005, incorporated by reference to Discovery Partners’ Report on Form 8-K filed with the SEC on November 14, 2005.

10.40	Asset Purchase Agreement between Discovery Partners and Irori Discovery, Inc., dated October 7, 2005, incorporated by reference to Exhibit 10.40 to Discovery Partners’ Annual Report of Form 10-K filed with the SEC on March 16, 2006.

10.41*	Key employee severance and retention bonus plan, incorporated by reference to Discovery Partners’ Report on Form 8-K filed with the SEC on April 5, 2006.

10.42*	Michael C. Venuti, Ph.D. severance and retention bonus plan, incorporated by reference to Discovery Partners’ Report on Form 8-K filed with the SEC on April 25, 2006.

14.1	Code of Business Conduct, incorporated by reference to Exhibit 14 to Discovery Partners’ Annual Report on Form 10-K filed with the SEC on March 10, 2005.

21.1	Subsidiaries of the Registrant, incorporated by reference to Exhibit 21.1 to Discovery Partners’ Annual Report on Form 10-K filed with the SEC on March 16, 2006.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm to Discovery Partners International, Inc.

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm to Infinity Pharmaceuticals, Inc.

23.3#	Consent of Cooley Godward LLP (included in Exhibit 5.1 hereto).

23.4	Consent of Cooley Godward LLP (included in Exhibit 8.1 hereto).

23.5	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 8.2 hereto).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Form of Proxy Card for the Discovery Partners Special Meeting (included as Annex F to the joint proxy statement/prospectus forming a part of this Registration Statement).

99.2	Form of Proxy Card for the Infinity Special Meeting (included as Annex G to the joint proxy statement/prospectus forming a part of this Registration Statement).

99.3	Opinion of Molecular Securities Inc., financial advisor to Discovery Partners (included as Annex B to the proxy statement/prospectus forming a part of this Registration Statement).

99.4	Consent of Molecular Securities Inc., financial advisor to Discovery Partners (included in Annex B to the joint proxy statement/prospectus forming a part of this Registration Statement).

99.5	Proposed Amendment to the Certificate of Incorporation of Discovery Partners (included as Annex D to the joint proxy statement/prospectus forming a part of this Registration Statement).

99.6	Proposed Amendment to Bylaws of Discovery Partners (included as Annex E to the joint proxy statement/prospectus forming a part of this Registration Statement).

99.7*	Proposed Amendment to the 2000 Stock Incentive Plan of Discovery Partners (included in Annex H to the joint proxy statement/prospectus forming a part of this Registration Statement).

#	To be filed by amendment.
*	Indicates management contract or compensatory plan.
†	Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the SEC without the Mark pursuant to Discovery Partners’ Application Requesting Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934.